As filed with the Securities and Exchange Commission on December 21, 2004
Registration No. 333-120935

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to
Form F-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Rogers Wireless Inc.

(Exact name of Registrant as specified in its charter)

Ontario, Canada	4812	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Mount Pleasant Road, 16th Floor

Toronto, Ontario M4Y 2Y5
Canada
(416) 935-1100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue
13th Floor
New York, NY 10011
(212) 894-8400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John T. Gaffney, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019-7475	Patrice S. Walch-Watson, Esq. Torys LLP Suite 3000 79 Wellington Street West Box 270 Toronto-Dominion Centre Toronto, Ontario M5K 1N2 Canada

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price Per	Aggregate Offering	Registration
Securities to be Registered	Registered	Unit(1)	Price(1)	Fee(2)

7.625% Senior (Secured) Notes Due 2011	Cdn$460,000,000	100%	Cdn$460,000,000	US$48,968.24(3)

Floating Rate Senior (Secured) Notes Due 2010	US$550,000,000	100%	US$550,000,000	US$69,685.00

7.25% Senior (Secured) Notes Due 2012	US$470,000,000	100%	US$470,000,000	US$59,549.00

7.50% Senior (Secured) Notes Due 2015	US$550,000,000	100%	US$550,000,000	US$69,685.00

8.00% Senior Subordinated Notes Due 2012	US$400,000,000	100%	US$400,000,000	US$50,680.00

TOTAL				US$298,567.24(4)

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Calculated pursuant to Rule 457.

(3)	Based on the noon exchange rate as reported by the Federal Reserve Bank of New York on November 30, 2004 of US$1.00 = Cdn$1.1902.

(4)	Previously paid in connection with the initial filing of this Registration Statement.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Rogers Wireless Inc.

Offer to Exchange

all outstanding 7.625% Senior (Secured) Notes due 2011

(Cdn$460,000,000 aggregate principal amount)
for
7.625% Senior (Secured) Notes due 2011
(Cdn$460,000,000 aggregate principal amount)
which have been registered under the Securities Act of 1933;

all outstanding Floating Rate Senior (Secured) Notes due 2010

(US$550,000,000 aggregate principal amount)
for
Floating Rate Senior (Secured) Notes due 2010
(US$550,000,000 aggregate principal amount)
which have been registered under the Securities Act of 1933;

all outstanding 7.25% Senior (Secured) Notes due 2012

(US$470,000,000 aggregate principal amount)
for
7.25% Senior (Secured) Notes due 2012
(US$470,000,000 aggregate principal amount)
which have been registered under the Securities Act of 1933;

all outstanding 7.50% Senior (Secured) Notes due 2015

(US$550,000,000 aggregate principal amount)
for
7.50% Senior (Secured) Notes due 2015
(US$550,000,000 aggregate principal amount)
which have been registered under the Securities Act of 1933;

and

all outstanding 8.00% Senior Subordinated Notes due 2012

(US$400,000,000 aggregate principal amount)
for
8.00% Senior Subordinated Notes due 2012
(US$400,000,000 aggregate principal amount)
which have been registered under the Securities Act of 1933

      The exchange offer will expire on January 21, 2005, at 5:00 p.m., London time (12:00 p.m., New York City time), for the 7.625% Senior (Secured) Notes due 2011, and at 5:00 p.m., New York City time, for the Floating Rate Senior (Secured) Notes due 2010, 7.25% Senior (Secured) Notes due 2012, 7.50% Senior (Secured) Notes due 2015 and 8.00% Senior Subordinated Notes due 2012, unless extended.

      We do not intend to list the new notes on any national securities exchange, and no established trading market for the new notes is anticipated.

       See the section entitled “Risk Factors” beginning on page 24 for a discussion of factors that you should consider before tendering your old notes in the exchange offer.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 21, 2004.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission (SEC) a registration statement on Form F-4 under the Securities Act of 1933 (the Securities Act) relating to the exchange offer that incorporates important business and financial information about us that is not included in or delivered with this prospectus. This prospectus does not contain all of the information included in the registration statement. The information is available from us without charge to holders of the securities as specified below. If we have made references in this prospectus to any contracts, agreements or other documents and also filed any of those contracts, agreements or documents as exhibits to the registration statement, you should read the relevant exhibit for a more complete understanding of the document or matter involved.

      We are required to file periodic reports and other information with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”). We intend to “incorporate by reference” any future filings made with the SEC, including filings under sections 13(a), 13(e), 14 or 15(d) of the Exchange Act, until the termination of the exchange offer. This means that we intend to disclose important information to you by referring you to those reports. Information that we file with the SEC after the date of this prospectus will automatically supersede the information in this prospectus and any earlier filed incorporated information.

      You may read and copy the registration statement, including the attached exhibits, and any report, statements or other information that we file at the SEC’s public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC also maintains a website that contains reports, proxy statements and other information about issuers that file electronically with the SEC. The Internet address of the website is http://www.sec.gov.

i

      You may request a copy of any of our filings with the SEC, or any of the agreements or other documents that constitute exhibits to those filings, at no cost, by writing or telephoning us at the following address or phone number:

Rogers Wireless Inc. c/o Vice President, Investor Relations Rogers Communications Inc. 333 Bloor Street East, 10th Floor Toronto, Ontario, Canada M4W 1G9 Telephone: (416) 935-3551

      To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than five business days before the expiration date of the exchange offer. The exchange offer will expire on January 21, 2005, at 5:00 p.m., London time (12:00 p.m., New York City time), for the 7.625% Senior (Secured) Notes due 2011, and at 5:00 p.m., New York City time, for the Floating Rate Senior (Secured) Notes due 2010, 7.25% Senior (Secured) Notes due 2012, 7.50% Senior (Secured) Notes due 2015 and 8.00% Senior Subordinated Notes due 2012, unless extended. The exchange offer can be extended by us in our sole discretion. See the section entitled “Exchange Offer” for more detailed information.

      You should rely only on the information contained in, and incorporated by reference to, this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

      RogersTM, Rogers VideoTM and Rogers Better Choice Bundles ProgramTM are trademarks of Rogers Communications Inc. Rogers PlusTM, Corporate BestTM, Family PlanTM, Mobile MessagingTM, and Mobile Message PagingTM, are trademarks of Rogers Wireless Inc. The Shopping ChannelTM is a trademark of Rogers Broadcasting Limited. Fido®, City Fido® and iFido® are registered trademarks of Microcell Telecommunications Inc. This prospectus also makes reference to trademarks of other companies, including BlackBerryTM Wireless.

INTERNET WEBSITE

      This prospectus includes references to our Internet website, www.rogers.com. Neither the website, nor its content, is incorporated by reference into this prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES

      We are a Canadian corporation. A majority of our directors, controlling persons and officers, as well as the experts named herein, are residents of Canada and all or a substantial portion of their assets and all or a substantial portion of our assets are located outside the United States. We have agreed, in accordance with the terms of the indentures, to accept service of process in any suit, action or proceeding with respect to any of the indentures or any issue of the notes brought in any federal or state court located in New York City by an agent designated for such purpose, and to submit to the jurisdiction of such courts in connection with such suits, actions or proceedings. However, it may be difficult for holders of the notes to effect service within the United States upon directors, officers and experts who are not residents of the United States or to realize in the United States upon judgments of courts of the United States predicated upon civil liability under U.S. federal securities laws. We believe that a monetary judgment of a U.S. court predicated solely upon the civil liability provisions of U.S. federal securities laws would likely be enforceable in Canada if the U.S. court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. We cannot assure you that this will be the case. It is less certain that an action could be brought in Canada in the first instance on the basis of liability predicated solely upon such laws.

FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning our business, operations and financial performance and condition.

      When used in this prospectus, the words “believe”, “anticipate”, “intend”, “estimate”, “expect”, “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are based on our current expectations and are naturally subject to uncertainty and changes in circumstances that may cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause such differences include but are not limited to economic, business, technological, competitive and regulatory factors. More detailed information about these and other factors is included in this prospectus under the section entitled “Risk Factors”. We are under no obligation to update or alter our forward-looking statements whether as a result of new information, future events or otherwise.

PRESENTATION OF FINANCIAL INFORMATION

      Our consolidated financial statements included in this prospectus have been prepared in accordance with the accounting principles generally accepted in Canada (“Canadian GAAP”). For a discussion of the principal differences between Canadian GAAP and the accounting principles generally accepted in the United States (“U.S. GAAP”), see Note 19 to our audited consolidated financial statements (“Consolidated Financial Statements”) and Note 11 to our unaudited interim consolidated financial statements (“Unaudited Interim Consolidated Financial Statements”). We state our financial statements in Canadian dollars. In this prospectus, references to Canadian dollars, Cdn$ or $ are to the currency of Canada and references to U.S. dollars or US$ are to the currency of the United States.

      This prospectus also includes the audited consolidated financial statements of Microcell, which are prepared in accordance with Canadian GAAP. For a discussion of the principal differences between Canadian GAAP and U.S. GAAP that impact Microcell, see Note 18 to the Microcell audited consolidated financial statements and Note 10 to the Microcell unaudited interim consolidated financial statements. Those financial statements are stated in Canadian dollars.

      Unaudited pro forma consolidated financial statements (“Unaudited Pro Forma Consolidated Financial Statements”) and data are also included in this prospectus. The Unaudited Pro Forma Consolidated Financial Statements are based on our historical financial statements included elsewhere in this prospectus and the historical financial statements of Microcell included elsewhere in this prospectus. The Unaudited Pro Forma Consolidated Financial Statements and data are presented for illustrative purposes only and do not purport to represent what the results of operations actually would have been if the Microcell acquisition and the issuance of the old notes had occurred on January 1, 2003, nor do they purport to project the results of operations for any future period. The pro forma adjustments are based upon preliminary estimates and certain assumptions that we believe are reasonable. In preparing the Unaudited Pro Forma Consolidated Financial Statements, the purchase consideration has been allocated on a preliminary basis to the fair value of assets acquired, including amortizable and non-amortizable intangible assets, and liabilities assumed based on management’s best estimates. All pro forma adjustments are described more fully in the notes to the Unaudited Pro Forma Consolidated Financial Statements. The actual adjustments to our consolidated financial statements upon consummation of the transactions with Microcell and the allocation of the purchase price of the Microcell securities will depend on a number of factors including additional information available at such time, changes in market values and changes in Microcell’s operating results between the date of these unaudited pro forma consolidated financial statements and the effective date of the acquisition. Therefore, management expects that the actual adjustments will differ from the pro forma adjustments, and the differences may be material. Accounting policies used in the preparation of these statements are those disclosed in our Consolidated Financial Statements included elsewhere in this prospectus.

      In this prospectus, we use certain financial measures that are not calculated in accordance with Canadian GAAP or U.S. GAAP to assess our financial performance. Our method of calculating the non-GAAP financial measures may differ from the methods used by other companies and, as a result, the non-GAAP financial measures presented in this prospectus may not be comparable to other similarly titled measures disclosed by other companies.

EXCHANGE RATE DATA

      The following table sets forth, for the periods indicated, the average, high, low and end of period noon buying rates in the City of New York for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York. Such rates are set forth as U.S. dollars per Cdn$1.00 and are the inverse of rates quoted by the Federal Reserve Bank of New York for Canadian dollars per US$1.00. On December 20, 2004, the inverse of the noon buying rate was Cdn$1.00 equals US$0.8132.

Year Ended	Average(1)	High	Low	Period End

December 31, 2003	0.7186	0.7738	0.6349	0.7738
December 31, 2002	0.6368	0.6619	0.6200	0.6329
December 31, 2001	0.6444	0.6697	0.6241	0.6279
December 31, 2000	0.6725	0.6969	0.6410	0.6669
December 31, 1999	0.6744	0.6925	0.6535	0.6925

Month Ended	Average(2)	High	Low	Period End

November 30, 2004	0.8357	0.8493	0.8155	0.8402
October 31, 2004	0.8021	0.8201	0.7858	0.8191
September 30, 2004	0.7763	0.7906	0.7651	0.7906
August 31, 2004	0.7618	0.7714	0.7506	0.7595
July 31, 2004	0.7562	0.7644	0.7489	0.7521
June 30, 2004	0.7365	0.7459	0.7261	0.7459

Nine Months Ended	Average(1)	High	Low	Period End

September 30, 2004	0.7525	0.7906	0.7158	0.7906
September 30, 2003	0.7049	0.7492	0.6349	0.7404

(1)	The average of the exchange rates on the last day of each month during the applicable period.

(2)	The average of the exchange rates for all days during the applicable period.

SUMMARY

      The following information summarizes more detailed information included elsewhere in this prospectus and the financial statements included in this prospectus. We encourage you to read this entire prospectus, including the financial statements and the notes thereto, carefully. Unless otherwise indicated, references in this prospectus to “we”, “us”, “our” and “RWI” refer to Rogers Wireless Inc. together with its subsidiaries. Unless otherwise indicated, references in this prospectus to our network or distribution channels refer to the RWI network or distribution channels, as applicable, as of September 30, 2004 and do not include Microcell.

      References in this prospectus to the “Old Notes” mean our outstanding 7.625% Senior (Secured) Notes Due 2011, Floating Rate Senior (Secured) Notes Due 2010, 7.25% Senior (Secured) Notes Due 2012, 7.50% Senior (Secured) Notes Due 2015 and 8.00% Senior Subordinated Notes Due 2012, collectively. References in this prospectus to the “New Notes” mean the 7.625% Senior (Secured) Notes Due 2011, Floating Rate Senior (Secured) Notes Due 2010, 7.25% Senior (Secured) Notes Due 2012, 7.50% Senior (Secured) Notes Due 2015 and 8.00% Senior Subordinated Notes Due 2012, collectively, which will be registered under the Securities Act of 1933, as amended.

Our Company

      We are a leading Canadian wireless communications service provider, serving more than 4.2 million customers across Canada at September 30, 2004, including over 4.0 million wireless voice and data subscribers and approximately 211,000 one-way messaging (paging) subscribers. We operate both a Global System for Mobile Communications/ General Packet Radio Service (“GSM/ GPRS”) network, with Enhanced Data for GSM Evolution (“EDGE”) technology, and a seamless integrated Time Division Multiple Access (“TDMA”) and analog cellular network. Deployed in over 200 countries and territories, GSM is the most widely used wireless technology in the world, accounting for approximately 72% of the global wireless communications market with over one billion subscribers. The GSM/ GPRS/ EDGE network provides coverage to approximately 93% of Canada’s population. Our seamless TDMA and analog network provides coverage to approximately 85% of the Canadian population in digital mode, and approximately 93% of the population in analog mode. We estimate that our more than 4.0 million wireless voice and data subscribers represent approximately 13.6% of the Canadian population residing in our coverage area and approximately 28% of the wireless voice and data subscribers in Canada. Subscribers to our wireless services have access to these services in the United States through our roaming agreements with various U.S. wireless operators. Our subscribers also have wireless access internationally in over 140 countries, including throughout Europe, Asia and Latin America, through roaming agreements with other wireless providers.

      We market our products and services through an extensive nationwide distribution network of over 6,900 dealer and retail locations across Canada, which include approximately 2,000 locations selling subscriptions to service plans, handsets and prepaid cards and approximately 5,000 additional locations selling prepaid cards. Our nationwide distribution network includes an independent dealer network, Rogers Wireless stores and kiosks, major retail chains, such as RadioShack Canada Inc., and convenience stores. We also offer many of our products and services through a retail agreement with Rogers Video, which is a division of Rogers Cable Inc. (“Rogers Cable”), a subsidiary of Rogers Communications Inc. (“RCI”), that had 288 locations across Canada as of September 30, 2004, and on our e-business website www.rogers.com.

      Our shared identity with the Rogers group of companies, which includes RCI, Rogers Media Inc. (“Rogers Media”), Rogers Cable and Rogers Video, has enabled us to promote our wireless service as one element in a comprehensive package of communications, information and entertainment products and services. In March 2004, we began transitioning our branding to Rogers Wireless from Rogers AT&T Wireless, which has brought greater clarity and uniformity to the Rogers brand in Canada.

Our Strategy

      Our goal is to achieve profitable growth within the Canadian wireless communications industry and our strategy is designed to maximize our cash flow and return on investment. The key elements of our strategy are as follows:

•	enhancing our scale and competitive position in the Canadian wireless communications market through the acquisition of Microcell;

•	focusing on voice and data services that are attractive to youth and small and medium size businesses to optimize our customer mix;

•	delivering on customer expectations by improving handset reliability, network quality and customer service while reducing subscriber deactivations, or churn;

•	increasing revenue from existing customers by utilizing analytical tools to target customers likely to purchase optional services such as voicemail, calling line ID, text messaging and wireless Internet;

•	enhancing our sales distribution channels to increase our focus on youth and business customers;

•	maintaining a technologically advanced, high quality and pervasive network by improving the quality of our GSM/ GPRS/ EDGE network and increasing capacity; and

•	leveraging our relationships with the Rogers group of companies, which includes Rogers Cable and Rogers Media, both wholly-owned subsidiaries of RCI, to provide bundled product and service offerings at attractive prices, in addition to implementing cross-selling and joint sales distribution initiatives as well as cost reduction initiatives through infrastructure sharing.

Recent Developments

RCI’s Purchase of RWCI Shares

      On September 13, 2004, the controlling shareholder, RCI, of our sole shareholder, Rogers Wireless Communications Inc. (“RWCI”), entered into an agreement with JVII General Partnership, a general partnership wholly-owned by AT&T Wireless Services, Inc. (“AWE” or “AT&T Wireless”), which is now owned by Cingular Wireless Corporation, whereby RCI agreed to purchase all of AT&T Wireless’ 48,594,172 shares of RWCI for a cash purchase price of $36.37 per share, totalling approximately $1,767.0 million. RCI closed this transaction on October 13, 2004. The sale by AWE of its 34% interest in RWCI does not impact the extensive North American wireless voice and data roaming capabilities between ourselves and AWE, and customers of both companies continue to enjoy the benefits of seamless wireless roaming between Canada and the U.S. on North America’s largest combined GSM/ GPRS/ EDGE network. As a result of this transaction, RCI’s ownership interest in RWCI increased from approximately 55.3% to approximately 89.2% at October 31, 2004.

Acquisition of Microcell

      On September 20, 2004, we announced an agreement with Microcell to make an all cash tender offer of $35.00 per share to acquire Microcell, Canada’s fourth largest wireless communications provider. We completed the acquisition on November 12, 2004. We have expended approximately $1.6 billion in connection with our acquisition of Microcell, including the repayment of Microcell’s bank debt and swap obligations, including prepayment penalties, investment banking advisory fees and other related costs, net of Microcell’s cash on hand. We believe our acquisition of Microcell will improve our ability to compete in the Canadian wireless communications market as a result of our increased subscriber base, enhanced spectrum holdings and improved network coverage. The acquisition of Microcell has made us the largest wireless operator in Canada with more than 5.5 million customers, including approximately 5.3 million wireless voice and data customers across the country on a pro forma basis, operating Canada’s only nationwide GSM/ GPRS/ EDGE wireless network. We believe this combination, among other things, will provide increased scale, creating opportunities for operating and capital spending efficiencies. In addition, we believe that our plans to maintain Microcell’s Fido® brand and distribution network will provide us with improved market position in the youth segment and in all regions of Canada, especially the Province of Québec.

      Microcell has been a provider of wireless telecommunications services in Canada since November 1996 and offers a wide range of wireless communications services products to approximately 1.3 million customers. Microcell operated through two wholly-owned subsidiaries: Microcell Solutions Inc., the provider of wireless communications services under the Fido and City Fido® brand names, and Inukshuk Internet Inc. (“Inukshuk”), which was licensed to deploy a broadband wireless access network to offer high-speed Internet. Prior to our acquisition of Microcell, Microcell Solutions Inc. and Inukshuk were amalgamated and continue as Microcell Solutions Inc. (“MSI”). We intend to maintain Microcell’s full line of mobile voice and data products and services through a distribution network composed of more than 5,500 points of sale. These include corporate-owned stores and kiosks, as well as third-party outlets. Microcell’s digital network operates on the GSM/GPRS standard.

      MSI is a party to a unanimous shareholders agreement (“Shareholders Agreement”) made as of June 2, 2004 between Allstream Corp. (“Allstream”), NR Communications, LLC (“NRC”), Inukshuk, 6161863 Canada Inc. and 3082241 Nova Scotia Company.

      6161863 Canada Inc. is in the business of the deployment and operation of a broadband wireless access network. Each of MSI, Allstream and NRC has a 33 1/3% ownership interest in 6161863 Canada Inc. Pursuant to the Shareholders Agreement, Allstream has irrevocably offered to sell its interest in 6161863 Canada Inc. to MSI and NRC. On November 19, 2004, MSI gave notice accepting Allstream’s offer. The purchase price for Allstream’s interest is estimated to be approximately $10 million. If NRC also accepts the offer, each of MSI and NRC will have the right, subject to the terms of the Shareholders Agreement, to purchase one half of Allstream’s interest.

RCI Bid for RWCI Shares

      On November 11, 2004, the RCI Board of Directors authorized RCI to launch an exchange offer for any and all of the outstanding RWCI Class B Restricted Voting shares (“RWCI Class B shares”) owned by the public with the consideration being 1.75 RCI Class B Non-Voting shares (“RCI Class B shares”) for each RWCI Class B share held. RCI currently owns 100% of the RWCI Class A Multiple Voting shares and approximately 80.9% of the RWCI Class B shares, representing an approximate 89.2% equity interest and an approximate 97.8% voting interest in RWCI.

      On November 25, 2004, RCI mailed its exchange offer to RWCI’s minority shareholders. The exchange offer expires at midnight (local time) on December 30, 2004.

      RWCI’s Directors’ Circular was mailed to RWCI’s minority shareholders together with RCI’s exchange offer. RWCI’s independent committee of directors (the “Independent Committee”) received the final valuation report of BMO Nesbitt Burns Inc. (“BMO Nesbitt Burns”) with respect to the fair market value of the RWCI shares on November 22, 2004. BMO Nesbitt Burns determined pursuant to its formal valuation, subject to the assumptions and qualifications set forth in that valuation, that the “en bloc” fair market value of the RWCI shares is in the range of $46 to $54 per share. BMO Nesbitt Burns also delivered its fairness opinion to the Independent Committee that the consideration offered by RCI pursuant to the exchange offer is fair, from a financial point of view, to the minority shareholders of RWCI. After considering all of the relevant factors, the Independent Committee and the RWCI Board of Directors each concluded that the price and terms of proposed offer are fair and reasonable to minority shareholders of RWCI. RWCI’s Board of Directors has recommended that minority shareholders tender their RWCI shares to the exchange offer.

      Completion of the proposed offer will be subject to customary conditions including the absence of any material adverse change in RWCI and the absence of material disruption in financial markets. If a sufficient number of shares are acquired under the offer, it is RCI’s current intention that it would acquire the remaining publicly held RWCI shares pursuant to a subsequent going private transaction.

RWCI Loan to RCI

      On December 17, 2004, RWCI and RCI announced that the board of directors of RWCI has approved a loan of up to $1.4 billion from RWCI to RCI. The loan will be made by RWCI from cash on hand resulting from a return of capital from RWI. RCI intends to use the $1.4 billion proceeds from the loan, together with $350 million from cash on hand, to permanently repay RCI’s $1.75 billion bridge credit facility (see the section entitled “Financing Transactions”).

      A special committee of independent directors of RWCI concluded that making this loan to RCI is in the best interests of RWCI and recommended that the board of directors of RWCI approve the making of the loan.

      The loan to RCI will be advanced on December 31, 2004, and will mature on October 16, 2006. The loan must be repaid in whole or in part before the maturity date in certain circumstances including from the proceeds of any shareholder distributions by RWCI to RCI or to its wholly-owned subsidiary, RWCI Acquisition Inc. The loan will be secured by a pledge of shares of Rogers Cable and of shares of RWCI Acquisition Inc. which holds 48,594,172 RWCI Class B Restricted Voting shares.

      RWCI has disclosed that it is reviewing the various methods of transferring $1.75 billion to its shareholders, so that RCI would have adequate funds to repay its $1.75 billion bridge credit facility. RWCI has stated that a determination of the method of such a distribution, including the timing thereof, would not take place until following completion by RCI of its offer to acquire all of the outstanding RWCI Class B Restricted Voting shares held by the public. RCI’s offer is currently scheduled to expire on December 30, 2004. RWCI is continuing to review the various methods of effecting such a distribution.

Financing Transactions

RCI’s Purchase of RWCI Shares

      RCI’s purchase of the RWCI shares from AT&T Wireless was funded by RCI with a $1,750.0 million bridge credit facility with a term of up to two years to October 12, 2006. The facility was provided by a group of Canadian financial institutions and is secured by a pledge of all of the shares of RWCI and Rogers Cable that are owned by RCI or any of its subsidiaries. The bridge credit facility contains mandatory repayment requirements, subject to certain exceptions, on the incurrence of debt and/or the issuance of equity by RCI or by us.

      The following table summarizes the approximate sources and uses of funds for the acquisition by RCI of the RWCI shares held by AT&T Wireless:

Sources of Funds	($ millions)

Drawdown of bank bridge credit facility	$1,750.0
RCI cash on hand	17.0

Total Sources	$1,767.0

Use of Funds	($ millions)

Acquisition of 34% of RWCI held by AT&T Wireless	$1,767.0

Total Uses	$1,767.0

Acquisition of Microcell

      As mentioned above, we have expended approximately $1.6 billion in connection with our acquisition of Microcell. The funding for this acquisition was initially comprised of: utilization of our cash on hand, drawdowns under our committed $700.0 million amended bank credit facility, and proceeds from a bridge loan from RCI of up to $900.0 million, of which $850.0 million had been drawn. The bridge loan had a term of up to two years from November 9, 2004 and was made on a subordinated unsecured basis. The bridge loan bore interest at 6% per annum and was prepayable in whole or in part without penalty. RCI funded the $850.0 million drawdown on the bridge loan using cash on hand, cash received from Rogers Cable in the form of a return of capital and cash received from Rogers Media in the form of a repayment of an intercompany advance made to Rogers Media by RCI. Each of Rogers Cable and Rogers Media made drawdowns under its respective committed bank credit facilities to fund the cash transfers to RCI.

      The following table summarizes the approximate initial sources and uses of funds for the acquisition of Microcell by us on a pro forma basis as of September 30, 2004:

Sources of Funds	($ millions)

Bridge loan from RCI	$850.0
Drawdown under our amended bank credit facility	619.8
Our cash on hand	111.2

Total Sources	$1,581.0

Use of Funds	($ millions)

Cost of acquiring Microcell	$1,581.0	(1)

Total Uses	$1,581.0

(1)	The cost of acquiring Microcell includes the cost of acquiring all of Microcell’s equity securities, repaying Microcell’s bank debt and swap obligations, including prepayment penalties, and paying investment banking advisory fees and other related costs, net of Microcell’s cash on hand and cash received from the exercise of options and warrants.

Use of Proceeds

      We estimate that our net proceeds from the issuance of the Old Notes were approximately Cdn$2,782.9 million after deduction of expenses and commissions based on the noon exchange rate as reported by the Federal Reserve Bank of New York on November 19, 2004 of US$1.00 = Cdn$1.1928. We have used a portion of the net proceeds to repay the $850.0 million outstanding under, and to permanently cancel, the bridge loan from RCI and to repay the advances outstanding under our amended bank credit facility. We intend to use the remaining net proceeds, together with advances under our amended bank credit facility, to make a $1,750.0 million distribution as a return of capital to RWCI. RWCI is continuing to review the various methods of transferring the $1,750.0 million distribution to its shareholders, so RCI will have adequate funds to repay its $1,750.0 million bridge credit facility incurred in connection with its acquisition of RWCI shares from AT&T Wireless. A determination of the method of such a distribution, including the timing thereof, will not take place until following completion of RCI’s announced exchange offer for all of the outstanding shares of RWCI and the distribution will be subject to compliance with applicable legal requirements. RCI’s offer is currently scheduled to expire on December 30, 2004. Pending any such use, we are investing the remaining net proceeds in short-term deposits and money market instruments.

Corporate Structure

      We are a wholly-owned subsidiary of RWCI. RWCI is a public company, and was 89.2% owned by RCI at October 31, 2004, with the balance publicly held. The chart below illustrates, as of October 31, 2004, our ownership and the ownership of our direct parent, RWCI and indicates the jurisdiction of organization for each entity shown. RWCI is a holding company, and its operations are conducted principally through Rogers Wireless Inc. As indicated, RWCI is a corporation controlled by RCI.

(1)	Undiluted. Voting power for RCI and the public shareholders at October 31, 2004 was approximately 97.8% and 2.2%, respectively (also undiluted). See “— Recent Developments — RCI Bid for RWCI Shares”.

(2)	We completed our acquisition of Microcell on November 12, 2004.

(3)	Rogers Wireless Alberta Inc. (“RWAI”), which holds certain spectrum licenses, is a restricted subsidiary under the indentures pursuant to which the Old Notes were issued and the New Notes are being issued.

(4)	MTI is a holding company and does not directly carry on any operations. MSI, the continuing corporation formed from the amalgamation of Inukshuk Internet Inc. and Microcell Solutions Inc., carries on the operations of Microcell. MTI and MSI are restricted subsidiaries under the indentures pursuant to which the Old Notes were issued and the New Notes are being issued.

(5)	4262751 Canada Inc. is an inactive company. Telcom Investments Inc. does not own significant assets or carry on any operations. Neither of these companies will be made restricted subsidiaries.

Exchange Offer

      On November 30, 2004, we completed a private offering of the Old Notes. We entered into registration rights agreements with the initial purchasers in the private offering in which we agreed to deliver to you this prospectus as part of the exchange offer and agreed to use our commercially reasonable efforts to complete the exchange offer within 240 days after the date of original issuance of the Old Notes. You are entitled to exchange in the exchange offer your Old Notes for New Notes, the terms of which are identical in all material respects to the Old Notes, except that the New Notes will have been registered under the Securities Act and will be issued free from any covenant requiring registration, including terms providing for an increase in the interest rate on the Old Notes upon a failure to file or have declared effective an exchange offer registration statement or to consummate the exchange offer by certain dates.

The Exchange Offer	With this exchange offer, we are offering to exchange an aggregate principal amount of up to Cdn$460,000,000 of the new 7.625% Senior (Secured) Notes Due 2011, which will have been registered under the Securities Act (collectively, the “New Cdn$ Notes”), for a like principal amount of the old 7.625% Senior (Secured) Notes Due 2011 (collectively, the “Old Cdn$ Notes”); an aggregate principal amount of up to US$550,000,000 of the old Floating Rate Senior (Secured) Notes Due 2010, which will have been registered under the Securities Act (collectively, the “New Floating Rate Notes”), for a like principal amount of the new Floating Rate Senior (Secured) Notes Due 2010 (collectively, the “Old Floating Rate Notes”); an aggregate principal amount of up to US$470,000,000 of the new 7.25% Senior (Secured) Notes Due 2012, which will have been registered under the Securities Act (collectively, the “New 2012 Senior Notes”), for a like principal amount of the old 7.25% Senior (Secured) Notes Due 2012 (collectively, the “Old 2012 Senior Notes”); an aggregate principal amount of up to US$550,000,000 of the new 7.50% Senior (Secured) Notes Due 2015, which will have been registered under the Securities Act (collectively, the “New 2015 Notes”, and together with the New Cdn$ Notes, the New Floating Rate Notes and the New 2012 Senior Notes, the “New Senior Notes”), for a like principal amount of the old outstanding 7.50% Senior (Secured) Notes Due 2015 (collectively, the “Old 2015 Notes”, and together with the Old Cdn$ Notes, the Old Floating Rate Notes and the Old 2012 Senior Notes, the “Old Senior Notes”); and an aggregate principal amount of up to US$400,000,000 of the new 8.00% Senior Subordinated Notes Due 2012, which will have been registered under the Securities Act (collectively, the “New Senior Subordinated Notes”), for a like principal amount of the old 8.00% Senior Subordinated Notes Due 2012 (collectively, the “Old Senior Subordinated Notes”).

Expiration Date	The exchange offer will expire on January 21, 2005, at 5:00 p.m., London time (12:00 p.m., New York City time), for the Old Cdn$ Notes, and at 5:00 p.m., New York City time, for the Old Floating Rate Notes, Old 2012 Senior Notes, Old 2015 Notes and Old Senior Subordinated Notes (collectively, the “Old US$ Notes”), unless we, in our sole discretion, extend it. See the section entitled “Exchange Offer — Expiration of the Exchange Offer; Extensions; Amendments”.

Exchange Date	We will exchange the Old Notes on the first business day following the expiration date. See the section entitled “Exchange Offer — Terms of the Exchange Offer”.

Procedures for Tendering Old Notes	For information on procedures for tendering Old Notes and the actions required to make a formal offering of your Old Notes, see the section entitled “Exchange Offer — Procedures for Tendering Old US$ Notes” and “Exchange Offer — Procedures for Tendering Old Cdn$ Notes”.

Withdrawal Rights	You may withdraw the tender of your Old Notes at any time before the expiration date by delivering a written notice of your withdrawal to the appropriate exchange agent according to the withdrawal procedures described under the caption “Exchange Offer — Withdrawal of Tender Offers”.

Taxation	The exchange of the Old Notes for the New Notes in the exchange offer will not result in any income, gain or loss to holders who participate in the exchange offer or to us for U.S. federal income tax purposes. See the section entitled “Income Tax Consequences”.

Resale	Based upon the position of the staff of the SEC as described in previous no-action letters, we believe that a holder who exchanges the Old Notes for the new securities in the exchange offer and satisfies certain other conditions generally may offer for resale, sell and otherwise transfer the New Notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of section 10 of the Securities Act.

Any holder of the Old Notes using the exchange offer to participate in a distribution of the New Notes cannot rely on the no-action letters referred to above. See the section entitled “Exchange Offer — Purpose and Effect of the Exchange Offer”.

Remaining Old Notes	If you do not tender your Old Notes in the exchange offer or if we do not accept your Old Notes for exchange as described under the section entitled “Exchange Offer — Terms of the Exchange Offer” you will continue to hold these Old Notes, and they will continue to bear legends restricting their transfer.

Exchange Agent	JPMorgan Chase Bank, N.A., New York Branch (the “US$ Note Exchange Agent”), will act as exchange agent for the Old US$ Notes. JPMorgan Chase Bank, N.A., London Branch (the “Cdn$ Note Exchange Agent”), will act as exchange agent for the Old Cdn$ Notes. See the section entitled “Exchange Offer — Exchange Agents” for the exchange agents’ addresses and telephone numbers.

Use of Proceeds	We will receive no proceeds from the exchange offer. See the section entitled “Use of Proceeds”.

The Exchange Notes

      The following is a brief summary of the important terms of the notes. For a more complete description of the terms of the notes, see the “Description of New Senior Notes” and “Description of New Senior Subordinated Notes” sections of this prospectus. References in this summary of the notes to “we”, “us” and “our” refer to Rogers Wireless Inc. only without reference to our subsidiaries.

Issuer	Rogers Wireless Inc., a Canadian corporation.

Securities Offered	Cdn$460,000,000 aggregate principal amount of New Cdn$ Notes.

US$550,000,000 aggregate principal amount of New Floating Rate Notes.

US$470,000,000 aggregate principal amount of New 2012 Senior Notes.

US$550,000,000 aggregate principal amount of New 2015 Notes.

US$400,000,000 aggregate principal amount of New Senior Subordinated Notes.

Maturity	The New Cdn$ Notes will mature on December 15, 2011.

The New Floating Rate Notes will mature on December 15, 2010.

The New 2012 Senior Notes will mature on December 15, 2012.

The New 2015 Notes will mature on March 15, 2015.

The New Senior Subordinated Notes will mature on December 15, 2012.

Interest Rate and Payment Dates	We will pay interest on the New Floating Rate Notes at LIBOR plus 3.125%, reset quarterly. Interest will be payable on March 15, June 15, September 15 and December 15 of each year, beginning on March 15, 2005.

We will pay interest on the New Cdn$ Notes, the New 2012 Senior Notes and the New Senior Subordinated Notes on June 15 and December 15 of each year, beginning on June 15, 2005.

We will pay interest on the New 2015 Notes on March 15 and September 15 of each year, beginning on March 15, 2005.

We will pay interest on the New Cdn$ Notes, the New 2012 Senior Notes, the New 2015 Notes and the New Senior Subordinated Notes at the rate of 7.625%, 7.25%, 7.50% and 8.00% per year, respectively.

Ranking of the Senior Notes and Collateral	The New Cdn$ Notes, New Floating Rate Notes, New 2012 Senior Notes and New 2015 Notes (collectively, the “New Senior Notes”) initially will be senior secured obligations of Rogers Wireless Inc. and will rank equally with all of our other existing and future senior secured debt. At September 30, 2004, we had $1,947.2 million of senior secured debt outstanding. As adjusted to give effect to the Microcell acquisition, the offering of the Old Notes and the application of the net proceeds from the issuance of the Old Notes as described under the section entitled “Use of Proceeds”, this amount would have been $4,689.8 million.

Each series of the New Senior Notes initially will be secured by a bond issued by us under a deed of trust. These bonds are secured by a lien on our assets, inventories and accounts receivable, including the stock of our restricted subsidiaries. RWAI, MTI and MTI’s subsidiary, MSI, are restricted subsidiaries under the Senior Note indentures. Our obligations under these bonds are guaranteed by our restricted subsidiaries and our restricted subsidiaries have pledged substantially all of their assets to secure their guarantees. We have in the past issued other bonds under the deed of trust to secure our other senior secured indebtedness, including indebtedness under our amended bank credit facility. The bonds issued as security for our obligations under each series of Senior Notes rank equally with the other bonds we have previously issued and which remain outstanding. All bonds issued under the deed of trust are equally and ratably secured. See the section entitled “Description of Collateral for New Senior Notes.”

In the event that we have no other outstanding indebtedness that is secured by the collateral securing the New Senior Notes and the New Senior Notes have an investment grade rating from two of the following three rating agencies — Standard & Poor’s Ratings Service, Moody’s Investors Service and Fitch IBCA — we may at our option permanently release the collateral for such New Senior Notes. If we release the collateral on the New Senior Notes, such New Senior Notes will be senior unsecured obligations and will rank equally with all of our other existing and future senior unsecured indebtedness. See the section entitled “Description of New Senior Notes — Security.”

Ranking of the New Senior Subordinated Notes	The New Senior Subordinated Notes will be senior subordinated unsecured obligations of Rogers Wireless Inc., will rank equally with all of our future senior subordinated debt and will be subordinated to all of our existing and future senior debt, including the New Senior Notes. In addition, the New Senior Subordinated Notes will be structurally subordinated to all of the liabilities, including trade payables, of our subsidiaries.

The New Senior Subordinated Notes will not be secured by any collateral.

Sinking Fund	None.

Optional Redemption	We may redeem any series of the New Senior Notes, other than the New Floating Rate Notes, in whole or in part at any time at the redemption prices listed under the section entitled “Description of New Senior Notes — Optional Redemption”. We may redeem the New Floating Rate Notes in whole or in part beginning on December 15, 2006 at the redemption prices listed under the section entitled “Description of New Senior Notes — Optional Redemption”.

We may also redeem the New Senior Subordinated Notes in whole or in part at any time at the redemption prices listed under the section entitled “Description of New Senior Subordinated Notes — Optional Redemption”.

We may also redeem any series of the notes as a whole but not in part at any time at a redemption price equal to 100% of the principal amount of such series of the notes plus accrued interest to the date of redemption in the event of changes affecting Canadian withholding taxes that would require us to pay “additional amounts” to holders of such series of the notes. See the sections entitled “Description of New Senior Notes — Redemption Upon Changes in Withholding Taxes”, “Description of New Senior Notes — Additional Amounts”, “Description of New Senor Subordinated Notes — Redemption Upon Changes in Withholding Taxes” and “Description of New Senior Subordinated Notes — Additional Amounts”.

Restrictive Covenants	Until such time as the collateral securing a particular series of New Senior Notes is released with respect to such series of New Senior Notes, the indenture governing such series of New Senior Notes will limit our ability, and the ability of our restricted subsidiaries, to create liens. If the collateral securing a particular series of New Senior Notes is released with respect to such series of the New Senior Notes, the indenture governing such series of New Senior Notes will limit our ability, and the ability of our restricted subsidiaries, to incur secured debt and to engage in sale and leaseback transactions, and will limit the ability of our restricted subsidiaries to incur debt. Further, our ability to merge, consolidate or sell substantially all of our assets is limited by the indentures governing the New Senior Notes.

The indenture governing the New Senior Subordinated Notes limits our ability to create liens securing other subordinated debt, to incur other senior subordinated debt and to merge, consolidate or sell substantially all of our assets.

For more detailed information on covenants contained in the indentures, see the sections entitled “Description of New Senior Notes” and “Description of New Senior Subordinated Notes”.

Change in Control	If we experience a change in control and there is a decline in the credit rating of any series of the notes, we will be required to make an offer to purchase all of the notes of such series at a price equal to 101% of the principal amount of the notes of such series plus accrued interest to the date of purchase. See the sections entitled “Description of New Senior Notes — Change in Control” and “Description of New Senior Subordinated Notes — Change in Control”.

Additional Amounts	Any payments made by us with respect to any series of the notes will be made without withholding or deduction for Canadian taxes unless required by law. If we are required by law to withhold or deduct for Canadian taxes with respect to a payment to the holders of notes, we will pay the additional amount necessary so that the net amount received by the holders of notes after the withholding is not less than the amount that they could have received in the absence of the withholding. See the sections entitled “Description of New Senior Notes — Additional Amounts” and “Description of New Senior Subordinated Notes — Additional Amounts”.

Exchange Offer; Registration Rights	We agreed to exchange the Old Notes no later than 240 days after the date of the issuance of the Old Notes for new issues of substantially identical debt securities registered under the Securities Act as evidence of the same underlying obligations. This exchange offer is in satisfaction of that agreement.

If we are unable to fulfill our obligations to effect the exchange or register any of the notes of a particular series or if certain other conditions are not satisfied, we will be obligated to pay special interest on such series of notes not so registered. See the section entitled “Exchange Offer; Registration Rights”.

Risk Factors

      See the section entitled “Risk Factors”, which begins on page 24, for a discussion of certain factors that you should consider before tendering your Old Notes in the exchange offer.

      We were incorporated as Rogers Cantel Inc. under the Canada Business Corporations Act on January 27, 1989. Effective January 14, 2000, we changed our name to Rogers Wireless Inc.

      Our executive offices are located at One Mount Pleasant Road, 16th Floor, Toronto, Ontario, Canada M4Y 2Y5. Our telephone number is (416) 935-1100.

Selected Operating Data

      The table below sets forth selected summary operating data for Rogers Wireless Inc. for the periods indicated and excludes Microcell:

						For the Nine
						Months Ended
	For the Year Ended December 31,					September 30,

	1999	2000	2001	2002	2003	2004

Total Canadian population(1)	30,394,000	30,650,000	31,000,000	31,350,000	31,600,000	31,843,000
Population covered(2)	28,236,200	28,504,100	28,831,190	29,158,300	29,483,700	29,614,000
Wireless services
Wireless voice and data subscribers(3)(4)(5)
Postpaid (voice and data)	1,861,400	2,047,300	2,294,000	2,629,300	3,029,600	3,289,900
Prepaid(6)	291,700	466,700	734,500	778,700	759,800	733,400

Total wireless subscribers	2,153,100	2,514,000	3,028,500	3,408,000	3,789,400	4,023,300
Penetration(7)	7.6%	8.8%	10.5%	11.7%	12.9%	13.6%
Average monthly revenue per wireless subscriber(8)(17)
Postpaid (voice and data)	$57	$57	$56	$56	$57	$59
Prepaid	$11	$10	$10	$10	$10	$11
Blended (postpaid and prepaid)	$52	$50	$47	$45	$47	$50
Average monthly usage per wireless voice and data postpaid subscriber (minutes)(9)	216	263	298	324	361	388
Percentage average monthly churn(10)(11)
Postpaid	1.86%	2.36%	2.17%	1.98%	1.88%	1.78%
Prepaid	3.14%	3.55%	2.75%	2.23%	2.82%	3.31%
Cell sites	1,667	1,884	2,112	2,358	2,554	2,683
Percentage of cell sites with digital capacity(12)	84%	87%	88%	100%	100%	100%
Wireless one-way messaging
One-way messaging subscribers(3)(4)(13)	452,000	443,000	372,700	302,300	241,300	210,600
Average monthly revenue per wireless messaging subscriber(8)(14)	$12	$11	$9	$9	$8	$9
Percentage average monthly churn(10)	2.69%	2.99%	3.18%	3.20%	3.13%	2.63%
Total wireless voice, data and messaging
Sales and marketing expense per wireless gross subscriber addition(15)(17)	$298	$303	$286	$366	$376	$359
Average monthly operating expense per wireless subscriber(16)(17)	$20	$21	$21	$19	$18	$19

(1)	Source of population data is the 1996 and 2001 Census of Statistics Canada, as adjusted by Statistics Canada to July 1 of each year using its annual estimates of provincial growth rates, excluding the Yukon, Nunavut and the Northwest Territories.

(2)	Our estimate of the population residing within our coverage area.

(3)	As at period end. Each billable telephone number in service represents one wireless subscriber. Subscribers with both a voice and data service are counted as one subscriber. This does not include test, demonstration or other complimentary telephone numbers.

(4)	In the first quarter of 2003, we introduced enhanced reporting classification for stratifying subscriber and revenue categories, which more clearly reflects the emergence of data products and integrated voice and data devices. Concurrently, we changed our classification of subscribers of certain resale two-way messaging arrangements for reporting purposes. The previous periods’ subscriber categories have been reclassified to conform to this current presentation. We now report subscribers in three categories: postpaid, prepaid and one-way messaging. Postpaid includes voice-only and data-only subscribers, as well as subscribers with service plans integrating both voice and data. In addition, we previously reported resale two-way messaging subscribers as individual subscribers. However, with roaming capabilities on data networks, it is increasingly difficult to determine if these resale two-way messaging customers are permanently resident on our data network or are transient roamers temporarily utilizing our network. Accordingly, only those data subscribers that are known to be permanently resident on our network will be treated as subscribers. All periods have been reclassified accordingly.

(5)	Assuming the acquisition of Microcell as of September 30, 2004, our pro forma wireless voice and data subscribers would have been:

As of
September 30,
2004

Postpaid (voice and data)	4,019,100
Prepaid	1,279,300

Total wireless subscribers	5,298,400

The pro forma wireless voice and data numbers are based on our historical operating data and the historical operating data of Microcell. The pro forma data is presented for information purposes only and does not purport to represent what our operating data would actually have been had the Microcell acquisition in fact occurred on September 30, 2004, nor does it purport to project our operating data for any future period.

(6)	Our policy is to treat prepaid subscribers with no usage for a six month period as a reduction of the prepaid subscriber base. As part of a review of prepaid subscriber usage in the second quarter of 2003, we determined that a number of subscribers, totalling 20,900, which only had non-revenue usage (i.e., calls to customer service) over the past several quarters, were being included in the prepaid subscriber base. We determined that these subscribers should not have been included in the prepaid subscriber base and, as such, made an adjustment to the opening prepaid subscriber base in the second quarter of 2003. We have amended our policy to reflect all prepaid subscribers with no revenue-generating usage in a six month period as deactivations.

(7)	Determined by dividing the total number of our wireless subscribers (excluding one-way messaging subscribers) by the population covered as at period end.

(8)	The average revenue per user, or ARPU, is calculated on a monthly basis. For any particular month, ARPU represents monthly network revenue divided by the average number of subscribers during the month. ARPU, when used in connection with a particular type of subscriber, represents monthly network revenue generated from these subscribers divided by the average number of these subscribers during the month. When used or reported for a period greater than one month, ARPU represents the monthly average of the ARPU calculations for the period. We believe ARPU helps indicate whether we have been successful in attracting and retaining higher usage subscribers. Subscriber roaming expenses were previously netted against roaming revenue. In 2001, revenue and expenses were restated to record revenue in accordance with recent accounting and industry practice, resulting in an increase in network revenue and operating expenses of $66.8 million, $107.0 million and $109.4 million for the years ended December 31, 1999, 2000 and 2001, respectively. All periods presented have been restated accordingly. In addition, as discussed in note 17 below, further changes with respect to the classification of revenues and expenses were made effective January 1, 2004, and, as a result of these reclassifications, all periods presented have been restated.

(9)	Based upon the average of the opening postpaid subscriber balances and each of the month end closing postpaid balances for each of the respective periods.

(10)	Subscriber churn is calculated on a monthly basis. For any particular month, subscriber churn represents the number of subscribers deactivating in the month divided by the aggregate number of subscribers at the beginning of the month. When used or reported for a period greater than one month, subscriber churn represents the monthly average of the subscriber churns for the period. At September 30, 2004, approximately 79% of our postpaid wireless voice and data subscriber base were under contracts with an initial term of more than 12 months.

(11)	The increase in postpaid churn in 2000 and 2001 resulted from a combination of difficulties in managing the contract renewal process with subscribers, challenges arising from the final stages of conversion to our new customer care and billing system and increased competition in the wireless telecommunications industry.

(12)	Represents, at each period end, the percentage of cell sites with one or more digital radio channels in service.

(13)	Total at December 31, 1999 includes approximately 132,000 messaging subscribers that we acquired in November 1999 from Shaw Communications Inc.

(14)	The decline in average monthly revenue per one-way messaging subscriber from 1999 through 2003 is due to declining demand and prices in the competitive one-way messaging market.

(15)	Sales and marketing expense per wireless gross subscriber addition is calculated based on the total sales and marketing expenses, plus costs related to equipment provided to new subscribers, for each period divided by the total gross wireless (postpaid and prepaid) and one-way messaging subscriber additions for each period. Prior to 2001, sales and marketing expenses included expenditures related to subscriber retention activities. These expenses have since been reclassified to be included with operating, general and administrative expenses. All periods presented have been restated accordingly. In addition, as discussed in note 17 below, further changes with respect to the classification of revenues and expenses were made effective January 1, 2004, and, as a result of these reclassifications, all periods presented have been restated.

(16)	The average monthly operating expense for each period is calculated based on operating, general and administrative expenses, plus costs related to equipment provided to existing subscribers, and management fees divided by the average of the opening and closing subscribers each month. The annual and nine month calculations are an average of the monthly amounts calculated. As indicated in note 15 above, sales and marketing expenses per gross wireless subscriber addition no longer include subscriber retention expenses. These amounts are now grouped with operating expenses for determining the average monthly operating expense per wireless subscriber. All periods presented have been restated accordingly. In addition, as discussed in note 17 below, further changes with respect to the classification of revenues and expenses were made effective January 1, 2004, and, as a result of these reclassifications, all periods presented have been restated.

(17)	As a result of retrospectively adopting new Canadian accounting standards on January 1, 2004, including Emerging Issues Committee Abstract 142, “Revenue Arrangements with Multiple Deliverables” and Canadian Institute of Chartered Accountants Handbook Section 1100, “Generally Accepted Accounting Principles”, regarding the timing of revenue recognition and the classification of certain items as revenue or expense, we made the following changes to our classification of certain revenue and expense items:

•	Activation fees are now classified as equipment revenue. Previously, these amounts were classified as network revenue.

•	Recoveries from new and existing subscribers from the sale of equipment are now classified as equipment revenue. Previously, these amounts were recorded as a reduction to sales expense in the case of a new subscriber, or a reduction to operating, general and administrative expense in the case of an existing subscriber.

•	Equipment subsidies provided to new and existing subscribers are now classified as a reduction to equipment revenue. Previously, these amounts were recorded as sales expense in the case of a new subscriber or as an operating, general and administrative expense in the case of an existing subscriber. Costs for equipment provided under retention programs to existing subscribers are now recorded as cost of equipment sales. Previously these amounts were recorded as operating, general and administrative expense.

•	Certain other recoveries from subscribers related to collections activities are now recorded as network revenue rather than as a recovery of operating, general and administrative expenses.

As a result of the adoption of these new accounting standards, the changes to the classification of revenue and expenses have resulted in the following changes to our key business indicators:

            Key Business Indicators

						Nine Months
						Ended
	Year Ended December 31,					September 30,

	1999	2000	2001	2002	2003	2004

Postpaid (voice and data) ARPU:
Prior to adoption	$56.20	$56.93	$55.88	$55.95	$57.55	$59.28
After adoption	56.53	57.43	56.15	55.78	57.25	59.10
Blended ARPU:
Prior to adoption	51.76	49.80	46.33	45.20	47.42	50.22
After adoption	52.05	50.22	46.55	45.07	47.19	50.09
Sales and marketing expenses per wireless gross subscriber addition:
Prior to adoption	288	294	296	384	397	385
After adoption	298	303	286	366	376	359
Average monthly operating expense per wireless subscriber:
Prior to adoption	19.56	20.33	20.47	18.42	17.47	18.29
After adoption	19.95	20.80	21.02	18.81	17.87	18.71

Summary Consolidated Financial Data

      Our summary consolidated financial data in the tables below for each of the three years ended December 31, 2003 have been derived from the Consolidated Financial Statements. Our summary consolidated financial data in the tables below for each of the nine month periods ended September 30, 2003 and 2004 are derived from the Unaudited Consolidated Financial Statements for such periods which, in the opinion of management, include all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly the financial results for such periods. Interim results are not necessarily indicative of the results that may be expected for any other interim period or for a full year. The information in the following tables has been reclassified to reflect the retrospective application of new accounting policies, which resulted in the revised classification of certain items of revenue and expense, as described in notes 2 and 3 to the tables, respectively. Long-term debt has been reclassified to exclude the effect of our cross-currency interest rate exchange agreements. See note 9 to the tables.

      We have included in the table below certain pro forma financial data which were derived from the Unaudited Pro Forma Consolidated Financial Statements. The Unaudited Pro Forma Consolidated Financial Statements are based on our historical financial statements and the historical financial statements of Microcell included elsewhere in this prospectus.

      The pro forma financial data are presented for informational purposes only and do not purport to represent what our results of operations would actually have been had the Microcell acquisition and the issuance of the Old Notes in fact occurred on January 1, 2003, nor do they purport to project our results of operations for any future period. The pro forma adjustments are based upon preliminary estimates and certain assumptions that we believe are reasonable. In preparing the pro forma financial statements, the purchase consideration has been allocated on a preliminary basis to the fair value of the assets acquired, including amortizable and non-amortizable intangible assets, and liabilities assumed based on management’s best estimates. The actual adjustments to RWI’s consolidated financial statements upon consummation of the transaction with Microcell and the allocation of the purchase price of the Microcell securities will depend on a number of factors, including additional information available at such time, changes in market values and changes in Microcell’s operating results between the date of these pro forma financial statements and the effective date of the acquisition. Therefore, management expects that the actual adjustments will differ from the pro forma adjustments and the differences may be material. Accounting policies used in the preparation of the pro forma information set forth below are those disclosed in our Consolidated Financial Statements and updated in our unaudited interim consolidated financial statements.

      All information contained in the following tables should be read in conjunction with our Consolidated Financial Statements, our Unaudited Interim Consolidated Financial Statements, the notes related to those financial statements, the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, the financial statements of Microcell, the notes related to those financial statements and the Unaudited Pro Forma Consolidated Financial Statements contained elsewhere in this prospectus.

								Pro Forma
							Pro Forma	Nine Months
					Nine Months Ended		Year Ended	Ended
	Year Ended December 31,				September 30,		December 31,	September 30,

	2001	2002		2003	2003	2004	2003(14)	2004

	(In thousands of dollars, except ratio information)
AMOUNTS UNDER CANADIAN GAAP(1)
Statement of Income Data:
Operating revenue(2)
Postpaid (voice and data)(3)	$1,464,423	$1,628,095		$1,911,073	$1,408,324	$1,678,470	$2,297,283	$2,032,760
Prepaid	71,068	91,151		91,255	64,013	75,211	219,816	161,282
One-way messaging	43,632	35,238		27,565	21,123	18,652	27,565	18,652

Network revenue(3)	1,579,123	1,754,484		2,029,893	1,493,460	1,772,333	2,544,664	2,212,694
Equipment sales(3)	61,766	137,030		177,901	124,735	197,564	217,049	217,256

Total(3)	1,640,889	1,891,514		2,207,794	1,618,195	1,969,897	2,761,713	2,429,950
Cost of equipment sales(3)	236,313	296,794		380,771	252,009	357,527	497,739	440,568
Sales and marketing expenses(3)	259,561	328,884		361,998	250,086	266,447	446,860	348,695
Operating, general and administrative expenses(3)	733,070	738,149		737,400	555,409	609,663	1,006,872	837,588
Management fees(4)	10,684	11,006		11,336	8,502	8,756	11,336	8,756

Operating profit(5)	401,261	516,681		716,289	552,189	727,504	798,906	794,343
Other	—	(12,331	)(6)	—	—	—	—	9,668	(15)
Depreciation and amortization	382,608	457,133		518,599	373,425	357,327	637,660	426,995

Operating income	18,653	71,879		197,690	178,764	370,177	161,246	357,680
Interest expense, net	184,330	195,150		193,607	147,049	152,422	491,272	321,278
Foreign exchange loss (gain)	35,086	(6,410)		(135,242)	(107,780)	46,369	(285,721)	62,126
Loss (gain) on repayment of long-term debt	—	(30,997)		—	—	2,313	—	2,313
Change in the fair value of derivative instruments	—	—		—	—	9,046	—	9,046
Investment and other income	(2,147)	(224)		(932)	(861)	(5,091)	(4,428)	(1,532)

Income (loss) before income taxes	(198,616)	(85,640)		140,257	140,356	165,118	(39,877)	(35,551)
Income taxes	6,945	5,258		2,374	3,913	3,958	4,757	6,916

Net income (loss) for the period	$(205,561)	$(90,898)		$137,883	$136,443	$161,160	$(44,634)	$(42,467)

Deficiency of earnings available to cover fixed charges(7)	$198,616	$85,640					$39,877	$35,551
Ratio of earnings to fixed charges(7)				1.67	1.88	2.00
Pro forma deficiency of earnings available to cover fixed charges(7)				71,983
Pro forma ratio of earnings to fixed charges(7)						1.06

					Pro Forma
				As at	as at
	As at December 31,			September 30,	September 30,

	2001	2002	2003	2004	2004

Balance Sheet Data (at period end):
Property, plant and equipment, net	$2,252,328	$2,371,133	$2,299,919	$2,249,063	$2,418,263
Goodwill	7,058	7,058	7,058	7,058	893,425
Total assets	3,048,556	3,176,663	3,107,343	3,199,357	5,058,698
Senior debt(8)(9)	2,134,040	2,194,908	1,841,696	1,947,226	4,689,802
Total debt(8)(9)	2,526,449	2,527,783	2,073,139	1,947,226	5,195,362
Shareholder’s equity (deficiency)	302,226	211,328	440,452	604,790	(1,145,210)
Financial Ratios and Other Data:
Total debt to operating profit(5)(8)(9)(10)(12)	6.30	4.89	2.89		5.45
Senior debt to operating profit(5)(8)(9)(10)(12)	5.32	4.25	2.57		4.92
Operating profit to net interest expense(5)(10)	2.18	2.65	3.70		2.47
Additions to property, plant and equipment(13)	$654,457	$564,552	$411,933	$305,790	$503,949

				Nine Months Ended
	Year Ended December 31,			September 30,

	2001	2002	2003	2003	2004

	(In thousands of dollars, except ratio information)
AMOUNTS UNDER U.S. GAAP(1)
Statement of Income Data:
Revenue(11)	$1,640,889	$1,891,514	$2,207,794	$1,618,195	$1,969,897
Cost of equipment sales(11)	236,313	296,794	380,771	252,009	357,527
Sales and marketing expenses(11)	259,561	328,884	361,998	250,086	266,447
Operating, general and administrative expenses(11)	739,022	738,149	737,400	555,409	606,485
Management fees(4)	10,684	11,006	11,336	8,502	8,756
Other(6)	—	(12,331)	—	—	—
Depreciation and amortization	402,879	456,405	518,591	373,419	360,047

Operating income (loss)	(7,570)	72,607	197,698	178,770	370,635
Interest expense, net	168,496	188,689	187,914	142,706	147,945
Investment and other income	8,412	(125,752)	(33,387)	(29,615)	76,017

Income (loss) before income taxes	(184,478)	9,670	43,171	65,679	146,673
Income taxes	6,945	5,258	2,374	3,913	3,958

Net income (loss) for the period	$(191,423)	$4,412	$40,797	$61,766	$142,715

Deficiency of earnings available to cover fixed charges(7)	198,815
Ratio of earnings to fixed charges(7)		1.03	1.19	1.40	1.88
Pro forma deficiency of earnings available to cover fixed charges(7)			171,213
Pro forma ratio of earnings to fixed charges(7)					1.00

				As at
	As at December 31,			September 30,

	2001	2002	2003	2004

Balance Sheet Data (at period end):
Property, plant and equipment, net	$2,267,223	$2,390,241	$2,321,752	$2,272,653
Goodwill	528,925	528,925	528,925	528,925
Total assets	3,603,893	3,827,310	3,660,904	3,744,814
Senior debt(8)(9)	2,134,040	2,194,908	1,841,696	1,947,226
Total debt(8)(9)	2,526,449	2,527,783	2,073,139	1,947,226
Shareholder’s equity	857,563	861,975	994,013	1,136,728

(1)	In certain respects, Canadian GAAP differs from U.S. GAAP. Accordingly, certain line items with respect to Statement of Income Data and Balance Sheet Data differ as a result of the application of U.S. GAAP. For a discussion of the principal differences between Canadian GAAP and U.S. GAAP, see Note 19 to the Consolidated Financial Statements, Note 11 to the Unaudited Interim Consolidated Financial Statements, Note 18 to Microcell’s audited consolidated financial statements and Note 10 to Microcell’s unaudited interim consolidated financial statements.

(2)	In the first quarter of 2003, we introduced enhanced reporting classification for stratifying subscriber and revenue categories, which more clearly reflects the emergence of data products and integrated voice and data devices. Concurrently, we changed our classification of subscribers of certain resale two-way messaging arrangements for reporting purposes. The previous periods’ subscriber and revenue categories have been reclassified to conform to this current presentation. We now report revenue in three categories: postpaid, prepaid and one-way messaging. Postpaid includes voice-only and data-only subscribers, as well as subscribers with service plans integrating both voice and data. In addition, as discussed in note 3 below, further changes to the classification or revenues and expenses were made effective January 1, 2004. As a result of these reclassifications, all periods presented have been restated. These enhancements to the classification of revenue categories had no impact on the reported operating profit in the current or previous periods.

(3)	As a result of retrospectively adopting new Canadian accounting standards on January 1, 2004, including Emerging Issues Committee Abstract 142, “Revenue Arrangements with Multiple Deliverables” and Canadian Institute of Chartered Accountants Handbook Section 1100, “Generally Accepted Accounting Principles”, regarding the timing of revenue recognition and the classification of certain items as revenue or expense, we made the following changes to our classification of certain revenue and expense items:

•	Activation fees are now classified as equipment revenue. Previously, these amounts were classified as network revenue.

•	Recoveries from new and existing subscribers from the sale of equipment are now classified as equipment revenue. Previously, these amounts were recorded as a reduction to sales expense in the case of a new subscriber, or a reduction to operating, general and administrative expense in the case of an existing subscriber.

•	Equipment subsidies provided to new and existing subscribers are now classified as a reduction to equipment revenue. Previously, these amounts were recorded as sales expense in the case of a new subscriber or as an operating, general and administrative expense in the case of an existing subscriber. Costs for equipment provided under retention programs to existing subscribers are now recorded as cost of equipment sales. Previously these amounts were recorded as operating, general and administrative expense.

•	Certain other recoveries from subscribers related to collections activities are now recorded as network revenue rather than as a recovery of operating, general and administrative expenses.

As a result of the adoption of these new accounting standards, the following changes to the classification of revenue and expenses have been made:

				Nine Months Ended
	Year Ended December 31,			September 30,

	2001	2002	2003	2003	2004

	(In millions of dollars)
Postpaid (voice and data) revenue:
Prior to adoption	$1,457.1	$1,632.9	$1,921.0	$1,414.0	$1,683.5
After adoption	1,464.4	1,628.1	1,911.1	1,408.3	1,678.5
Network revenue:
Prior to adoption	1,571.8	1,759.3	2,039.8	1,499.1	1,777.2
After adoption	1,579.1	1,754.5	2,029.9	1,493.4	1,772.4
Equipment sales:
Prior to adoption	181.3	206.7	242.4	158.4	214.3
After adoption	61.8	137.0	177.9	124.8	197.5
Total operating revenue:
Prior to adoption	1,753.1	1,966.0	2,282.2	1,657.5	1,991.5
After adoption	1,640.9	1,891.5	2,207.8	1,618.2	1,969.9
Cost of equipment sales:
Prior to adoption	181.0	209.9	244.5	160.9	207.5
After adoption	236.3	296.8	380.8	252.0	357.5
Sales and marketing expenses:
Prior to adoption	399.9	462.8	522.7	349.8	378.8
After adoption	259.6	328.9	362.0	250.1	266.4
Operating, general and administrative expenses:
Prior to adoption	760.3	765.5	787.4	586.2	668.9
After adoption	733.0	738.1	737.4	555.3	609.7

(4)	We are a party to a management services agreement with RCI and RWCI, under which RCI provides finance, treasury, legal, regulatory, administrative and strategic planning services to us in exchange for a fee. The fee per year is the greater of $8.0 million (adjusted for changes in the Canadian consumer price index from January 1, 1991) and an amount agreed to by RCI and the independent directors serving on the Audit Committee of RWCI under guidelines specified in the management services agreement. In addition, for services not specifically covered under the management services agreement, the fee is generally equal to RCI’s cost. For a more complete discussion, see the section entitled “Certain Transactions and Relationships — RCI Arrangements — Management Services Agreement”.

(5)	We define operating profit as net income before depreciation and amortization, interest expense, income taxes and non-operating items, which include foreign exchange gains (losses), loss on repayment of long-term debt, change in fair value of derivative instruments and investment and other income (expense), and the 2002 net recovery related to the change in estimates of sales tax and Canadian Radio-television and Telecommunications Commission (“CRTC”) contribution liabilities. Operating profit is a standard measure used in the communications industry to assist in understanding and comparing operating results and is often referred to by our competitors as EBITDA (earnings before interest, taxes, depreciation and amortization) or OIBDA (operating income before depreciation and amortization). We believe this is an important measure as it allows us to assess our ongoing businesses without the impact of depreciation or amortization expenses as well as non-operating factors. It is intended to indicate our ability to incur or service debt, invest in property, plant and equipment and allows us to compare our company to our competitors who have different capital or organizational structures. This measure is not a defined term under Canadian GAAP or U.S. GAAP. For a reconciliation of operating profit to net income, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

(6)	During 2002, we recorded a recovery related to the change in estimates of sales tax and CRTC contribution liabilities.

(7)	For the purposes of calculating the ratio of earnings to fixed charges and the deficiency of earnings available to cover fixed charges, (i) earnings or deficiencies consist of earnings (loss) before income taxes plus fixed charges during the year and (ii) fixed charges consist of interest expense (before deducting capitalized interest) on all debt, amortization of deferred financing costs and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of minimum operating lease rentals). After giving effect to the issuance of the Old Notes and the application of the net proceeds thereof as described under “Use of Proceeds”, we would have a pro forma deficiency of earnings available to cover fixed charges under Canadian GAAP and U.S. GAAP as indicated for the year ended December 31, 2003 and a pro forma ratio of earnings to fixed charges under Canadian GAAP and U.S. GAAP as indicated for the nine months ended September 30, 2004. The pro forma deficiency of earnings available to cover fixed charges under Canadian GAAP and U.S. GAAP as indicated for the year ended December 31, 2003 and the pro forma ratio of earnings to fixed charges under Canadian GAAP and U.S. GAAP as indicated for the nine months ended September 30, 2004 include an estimate by us of the applicable foreign exchange rate.

(8)	Total debt includes long-term debt and all inter-company subordinated debt but does not include inter-company deeply subordinated debt. The following table sets forth, for the periods indicated, our outstanding intercompany subordinated debt owing to RCI and RWCI:

				As at
	As at December 31,			September 30,

	2001	2002	2003	2004

	(In thousands of dollars)
Intercompany subordinated debt owing to RCI	$—	$—	$—	$—
Intercompany subordinated debt owing to RWCI	50,000	50,000	—	—

Total intercompany subordinated debt	$50,000	$50,000	$—	$—

In July 2003, we issued 10 Class A Common Shares to RWCI for consideration of $91.2 million, comprised of the set-off of the $50.0 million intercompany subordinated debt owing to RWCI, the set-off of an aggregate $32.9 million of intercompany amounts payable to RWCI and $8.3 million paid in cash.

Our intercompany deeply subordinated debt, all of which was owed to RWCI, is excluded from total debt because under the terms of our outstanding indebtedness all payments on intercompany deeply subordinated debt are restricted payments, treated in the same manner as dividends on our common shares. There was no intercompany deeply subordinated debt outstanding as of December 31, 2001, 2002 or 2003 or as of September 30, 2004.

Reconciliation of Long-Term Debt to Total and Senior Debt

				As at	Pro Forma as at
	As at December 31,			September 30,	September 30,

	2001	2002	2003	2004	2004

	(In thousands of dollars)
Long-term debt(9)	$2,476,449	$2,477,783	$2,073,139	$1,947,226	$5,195,362
Intercompany subordinated debt as shown above	50,000	50,000	—	—	—

Total debt(9)	2,526,449	2,527,783	2,073,139	1,947,226	5,195,362
Intercompany subordinated debt	(50,000)	(50,000)	—	—	—
Senior subordinated notes	(342,409)	(282,875)	(231,443)	—	(505,560)

Senior debt(9)	$2,134,040	$2,194,908	$1,841,696	$1,947,226	$4,689,802

(9)	As a result of our adoption of new Canadian GAAP for hedge accounting, effective January 1, 2004, we no longer treat the impact of our cross-currency interest rate exchange agreements (“swaps”) as a component of long-term debt. For comparison purposes, all prior periods have been reclassified. Accordingly, our total debt and senior debt at each period end under Canadian GAAP and U.S. GAAP are presented at the balance sheet date rate of exchange, and do not include the effect of our swaps.

(10)	We believe that operating profit as previously defined, together with the related total debt, senior debt and interest expense ratios, are measures that are commonly reported and widely used by analysts, investors, and other interested parties in the wireless communications industry. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of our operating performance and capitalization relative to other companies in our industry. These indicators should not be considered as a substitute or alternative for net income or cash flow in accordance with Canadian GAAP or U.S. GAAP.

(11)	Results under U.S. GAAP have been reclassified to reflect the items indicated in note 3 above.

(12)	For purposes of calculating these financial ratios on a pro forma basis at September 30, 2004, operating profit of $954.0 million is based on the twelve-months ended September 30, 2004.

(13)	Additions to PP&E exclude the acquisition of spectrum of $346.8 million in 2001 and $5.9 million in 2004.

(14)	On May 1, 2003, the predecessor company of MTI and certain of its subsidiaries emerged from a restructuring plan under the Companies’ Creditors Arrangement Act (Canada) and Canada Business Corporations Act. Pursuant to the plan, Microcell’s long-term debt obligations decreased by approximately $1.6 billion. The pro forma interest expense for the year ended December 31, 2003 includes the interest expense on the full amount of Microcell’s debt prior to the restructuring.

Microcell accounted for the restructuring using the principles of fresh start accounting. Accordingly, all of Microcell’s assets and liabilities were revalued at estimated fair values. The pro forma depreciation and amortization for the year ended December 31, 2003 includes the depreciation for the period prior to the restructuring on Microcell’s property, plant and equipment based on its original cost. For the period subsequent to the restructuring, depreciation is based on the revalued property, plant and equipment amounts.

(15)	In connection with the Microcell acquisition, Microcell incurred certain financial and legal fees in the amount of $6.1 million for the nine months ended September 30, 2004. In addition, as a result of the acquisition, the vesting of options under Microcell’s stock option plan was accelerated, resulting in the recognition of compensation expense of $3.6 million for the nine months ended September 30, 2004.

RISK FACTORS

      You should carefully consider the following factors and the other information in this prospectus before deciding to tender your Old Notes in the exchange offer.

Risks Related to Our Business

We face substantial competition.

      The Canadian wireless communications industry is highly competitive. In the wireless voice and data market, we compete primarily with two other wireless service providers and may in the future compete with other companies, including resellers, such as Virgin Mobile Canada, Sprint Canada and Primus. Potential users of wireless voice and data systems may find their communications needs satisfied by other current or developing technologies, such as WiFi, “hotspots” or trunk radio systems, which have the technical capability to handle mobile telephone calls. We also compete with our rivals for dealers and retail distribution outlets. There can be no assurance that our current or future competitors will not provide services comparable or superior to those provided by us, or at lower prices, adapt more quickly to evolving industry trends or changing market requirements, enter the market in which we operate, or introduce competing services. Any of these factors could reduce our market share or decrease our revenue.

Price competition could adversely affect our churn rate and revenue growth.

      Aggressive pricing by industry participants in previous years has caused significant reductions in Canadian wireless communications pricing. We believe that competitive pricing is a factor in causing churn. We cannot predict the extent of further price competition and customer churn into the future, but we anticipate some ongoing re-pricing of our existing subscriber base as lower pricing offered to attract new customers is extended to or requested by existing customers. In addition, as wireless penetration of the population deepens, new wireless customers may generate lower average monthly revenues than those from our existing customers, which could slow revenue growth.

We may fail to achieve expected revenue growth from new and advanced wireless services.

      We expect that a substantial portion of future revenue growth will be achieved from new and advanced wireless voice and data transmission services. Accordingly, we have invested and continue to invest significant capital resources in the development of our GSM/ GPRS/ EDGE network in order to offer these services. However, there may not be sufficient consumer demand for these advanced wireless services. Alternatively, we may fail to anticipate or satisfy demand for certain products and services, or may not be able to offer or market these new products and services successfully to subscribers. Our failure to attract subscribers to new products and services, or failure to keep pace with changing consumer preferences for wireless products and services, would slow revenue growth and have a material adverse effect on our business and financial condition.

We expect to experience significant change in the wireless communications industry.

      The wireless communications industry is experiencing significant technological change. This includes the increasing pace of digital upgrades to existing wireless systems, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements and changes in end-user needs and preferences. There is also uncertainty as to the pace and extent that consumer demand for wireless services will continue to increase, as well as the extent to which airtime and monthly recurring charges may continue to decline. As a result, our future prospects and those of our industry remain uncertain.

There is no guarantee that our third generation technology will be competitive or compatible with other technologies.

      The deployment of EDGE technology may not be competitive or compatible with other technologies. We also expect to develop a Universal Mobile Telecommunications System (“UMTS”) technology based network that will supplement our GSM/ GPRS/ EDGE networks. While we and other U.S. and international operators have selected these technologies as an evolutionary step from our current and future networks, there are other competing technologies that are being developed and implemented in both Canada and other parts of the world. None of the competing technologies is directly compatible with each other. If the third generation technology that gains the most widespread acceptance is not compatible with our networks, competing services based on such alternative technology may be preferable to subscribers and our business may be materially adversely affected.

We may encounter difficulties with respect to the continued development of third generation network technology.

      We are currently pursuing our strategy to transition our technology network to third generation technology with enhanced digital voice and data transmission capabilities. In order to implement this transition successfully:

•	network technology developers must complete the refinement of third generation network technologies, specifically UMTS, network technologies; and

•	we must complete the implementation of the fixed network infrastructure to support our third generation technologies, which will include design and installation of upgrades to our existing network equipment.

      We cannot assure you that these steps will be completed in the time frame or at the cost we anticipate. Our third generation technology network will rely, in many instances, on new and unproven technology. As with any new technology, there is a risk that the new technology we have chosen for our network will not perform as expected, that we may be unable to integrate the new technology with our current technology and that we may be unable to deliver next generation services in a cost-effective manner. The occurrence of any of these difficulties could delay the development of our network, which could materially adversely affect our business.

We are highly dependent upon our information technology systems and the inability to enhance our systems or a security breach or disaster could have an adverse impact on our financial results and operations.

      The day-to-day operation of our business is highly dependent on our information technology systems. An inability to enhance our information technology systems to accommodate additional customer growth and support new products and services could have an adverse impact on our ability to acquire new subscribers, manage subscriber churn, produce accurate and timely subscriber bills, generate revenue growth and manage operating expenses, all of which could adversely impact our financial results and position. In connection with our acquisition of Microcell, we intend to integrate our information technology systems with those of Microcell and this integration could result in unexpected costs and complications that could have an adverse impact on our ability to retain customers, which could materially adversely impact our financial results and position.

      In addition, we use industry standard network and information technology security, survivability and disaster recovery practices. Approximately 1,500 of our employees and critical elements of our network infrastructure and information technology systems are located at our corporate offices in Toronto. In the event that we cannot access these facilities, as a result of a natural or manmade disaster or otherwise, our operations may be significantly affected and may result in a condition that is beyond the scope of our ability to recover without significant service interruption and commensurate revenue and customer loss.

We are dependent on infrastructure and handset vendors, which could impact the quality of our services or impede network development and expansion.

      We have relationships with a small number of essential network infrastructure and handset vendors, over which we have no operational or financial control and only limited influence in how they conduct their businesses. The failure of one of our network infrastructure suppliers could delay programs to provide additional network capacity or new capabilities and services across the business. Handsets and network infrastructure suppliers may, among other things, extend delivery times, raise prices and limit supply due to their own shortages and business requirements. If these suppliers fail to deliver products and services on a timely basis, or fail to develop and deliver handsets that satisfy our customers’ demands, this could have a negative impact on our business, financial condition and results of operations. Similarly, interruptions in the supply of equipment for our networks could impact the quality of our service or impede network development and expansion.

We have substantial capital requirements and intend to make substantial capital expenditures, and we may not be able to obtain sufficient financing to execute our business strategy.

      The operation of our wireless communications network, the marketing and distribution of our products and services, the continued evolution of network technologies and the addition of network capacity will continue to require substantial capital resources. The actual amount of capital required to finance our operations and network development may vary materially from our estimates. We may not generate or have access to sufficient capital to fund these future requirements. If we cannot obtain additional financing when needed, we will have to delay, modify or abandon some of our plans to construct our third generation network. This could slow our growth and negatively impact our ability to compete in the wireless communications industry.

A change in foreign ownership legislation could increase competition which could reduce our market share or decrease our revenue.

      We could face increased competition if there is a removal or relaxation of the limits on foreign ownership and control of wireless licenses. Legislative action to remove or relax these limits could result in foreign telecommunication companies entering the Canadian wireless communications market, through the acquisition of either wireless licenses or of a holder of wireless licenses. The entry into the market of such companies with significantly greater capital resources than we have could reduce our market share and cause our revenues to decrease.

The implementation of wireless local number portability in Canada could create significant costs for us and increase churn.

      Over the past several years, certain countries in Europe and Asia have mandated wireless local number portability (“WLNP”). In addition, the U.S. wireless industry has also implemented WLNP. WLNP involves porting wireless phone numbers to other wireless companies, but can also involve porting phone numbers between wireline and wireless companies. The implementation of WLNP systems and capabilities imposes significant costs on the carriers in a country. There has been no regulatory mandate for the implementation of WLNP in Canada to date. The CRTC recently stated that it intends to review the matter in its 2005/2006 planning period. If WLNP were to be mandated, this would require carriers, including ourselves, to incur implementation costs that could be significant and could cause an increase in churn among Canadian wireless carriers.

Our business is subject to various government regulations that could adversely affect our business or increase costs or competition.

      The licensing, construction and operation of wireless communications systems in Canada are subject to the licensing requirements and oversight of Industry Canada. In addition, various aspects of wireless communications operations, including our ability to enter into interconnection agreements with traditional wireline telephone companies, are subject to regulation by the CRTC. Any of the government agencies having jurisdiction over our business could adopt regulations or take other actions that could materially adversely affect our business and operations, including actions that could increase competition or that could increase our costs.

      Industry Canada grants radio licenses for a specified term. All of our radio licenses expire in 2011. Industry Canada has placed conditions on the maintenance of our licenses and has the authority at any time to modify these licensing conditions to the extent necessary to ensure the efficient and orderly development of radio communication facilities and services in Canada. Industry Canada may decide not to renew our licenses when they expire and any failure by us to comply with the conditions on the maintenance of our licenses could result in a revocation or forfeiture of any of our licenses or the imposition of fines by Industry Canada. See the section entitled “Business — Regulation” for a more detailed description of the regulatory environment affecting our business.

      We intend to interconnect our wireless network with the telecommunications network operated by Microcell, as a competitive local exchange carrier, for the purpose of termination of traffic on the public switched telephone network. This arrangement could be challenged before the CRTC. If the CRTC decided to disallow this arrangement this could adversely affect our business, including increased tax and operating costs.

Contribution rate increases could adversely affect our results of operations.

      We are required to make payments equal to an annual percentage of adjusted revenues in accordance with the CRTC’s revenue-based contribution scheme to a fund established to subsidize the provision of basic local service. The percentage of adjusted revenues payable is revised annually by the CRTC. The CRTC has announced a contribution levy of 1.1% as both the final rate for 2003 and the interim rate for 2004. We cannot anticipate the final rate for 2004 or the rates for future years.

Third generation spectrum allocation could increase our costs and create a significant capital funding requirement.

      Industry Canada has released a proposed policy regarding third generation spectrum allocation and has indicated that a third generation spectrum auction may occur in the 2005 to 2006 timeframe. The spectrum frequency range for third generation spectrum has not been fully resolved, but we believe that it will likely bear a close resemblance to the U.S. allocation. Although we have acquired additional spectrum in connection with our acquisition of Microcell, we may choose to participate in the proposed auction to acquire new spectrum. We do not know how much the cost of acquiring such spectrum in the proposed auction will be or when it will occur. We could face a significant capital funding requirement in connection with this proposed auction.

Restrictions on the use of wireless handsets while driving may reduce subscriber usage.

      Certain provincial government bodies are considering legislation to restrict or prohibit wireless handset usage while driving. Legislation banning the use of hand-held phones while driving was implemented in Newfoundland in April 2003, which permits the use of hands-free devices. Legislation has been proposed in other jurisdictions to restrict or prohibit the use of wireless handsets while driving motor vehicles. Some studies have indicated that certain aspects of using wireless handsets while driving may impair the attention of drivers in various circumstances, making accidents more likely. Laws prohibiting or restricting the use of wireless handsets while driving could have the effect of reducing subscriber usage, which could cause a material adverse effect on our business. Additionally, concerns over the use of wireless handsets while driving could lead to litigation relating to accidents, deaths or bodily injuries, which could also have a material adverse effect on our business.

Concerns about radio frequency emissions may adversely affect our business.

      Occasional media and other reports have highlighted alleged links between radio frequency emissions from wireless handsets and various health concerns, including cancer, and interference with various medical devices, including hearing aids and pacemakers. While there are no definitive reports or studies stating that such health issues are directly attributable to radio frequency emissions, concerns over radio frequency emissions may discourage the use of wireless handsets or expose us to potential litigation. It is also possible that future regulatory actions may result in the imposition of more restrictive standards on radio frequency emissions from low powered devices such as wireless handsets. We are unable to predict the nature or extent of any such potential restrictions.

We are indirectly controlled by RCI, which may lead to conflicts of interest.

      We are a wholly-owned subsidiary of RWCI. RWCI currently has outstanding Class A Multiple Voting Shares, which are entitled to ten votes per share, and Class B Restricted Voting Shares, which are entitled to one vote per share. RWCI’s articles of incorporation provide that holders of its Class A Multiple Voting Shares are entitled to elect 13 of the 16 directors to RWCI’s board of directors. As of October 31, 2004, RCI beneficially owned approximately 89.2% of the total equity of RWCI and held approximately 97.8% of the aggregate voting power of RWCI. See “Summary — Recent Developments — RCI Bid for RWCI Shares”. Accordingly, RCI can, without the approval of RWCI’s other shareholders:

•	elect 13 of 16 directors to RWCI’s board of directors;

•	cause RWCI to appoint individuals who are employees of or control RCI to our Board of Directors; and

•	otherwise control the outcome of virtually all matters submitted to our shareholders or the shareholders of RWCI for a shareholder vote.

      RCI, as the controlling shareholder of RWCI, and the directors, officers and employees of RCI and its other subsidiaries who are our directors and officers, are in positions involving the possibility of conflicts of interest with respect to various transactions concerning us. Any such conflicts may not be resolved in our favor. In order to reduce the possibility that any conflicts of interest arise, RCI and RWCI have entered into a business areas and transfer agreement that attempts to allocate wireless communications opportunities to RWCI. For a complete description of this agreement and the other agreements among RCI, RWCI and us, see the section entitled “Certain Transactions and Relationships — RCI Arrangements”.

We may experience adverse effects due to exchange rate and interest rate fluctuations.

      Nearly all our business is transacted in Canadian dollars. Accordingly, we are exposed to foreign exchange risk on our U.S. dollar denominated debt, including the U.S. dollar denominated Old Notes and the New Notes offered for exchange in this prospectus and some of our other existing indebtedness. The exchange rate between Canadian dollars and U.S. dollars, although historically less volatile than those of certain other foreign currencies, has varied significantly over the last five years. See the section entitled “Exchange Rate Data”. Certain of our borrowings, primarily borrowings under our amended bank credit facility and the Floating Rate Notes, are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness could increase significantly even though the amount borrowed remained the same, and our net income and cash available for servicing our indebtedness, including the notes, would decrease. Foreign exchange and interest rate fluctuations may materially adversely affect our financial performance or results of operations. For a more complete discussion on the impact of exchange rate and interest rate fluctuations on our financial performance or results of operations, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Interest Rate and Foreign Exchange Management”.

We could lose our wireless licenses if we, RCI or RWCI fail to comply with governmental limits on non-Canadian ownership and control.

      Our wireless licenses include a condition requiring us to comply with the ownership restrictions of the Telecommunications Act (Canada), the legislation that governs the provision of telecommunications services in Canada by telecommunications service providers. This condition provides that:

•	a minimum of 80% of the issued voting shares of a licensed carrier company, such as us, must be owned and controlled by Canadians;

•	a minimum of 80% of the members of the board of directors of a licensed carrier company must be Canadians;

•	a parent corporation of a licensed carrier company, such as RCI and RWCI, must have at least 66 2/3% of its voting shares owned and controlled by Canadians; and

•	neither a licensed carrier nor its parent corporation may be otherwise controlled in fact by non-Canadians.

      Under the Radiocommunication Act (Canada), the legislation that governs the licensing and use of radio frequency spectrum in Canada, our eligibility to hold our wireless licenses is subject to the requirement that:

•	no more than 20% of our voting shares, and no more than 33 1/3% of the voting shares of RCI or RWCI, may be held by non-Canadians; and

•	neither we nor RCI or RWCI may be otherwise effectively controlled by non-Canadians.

      We are currently in compliance with all of these Canadian ownership and control requirements. However, to the extent that these requirements are violated, we would be subject to various penalties, possibly including, in the extreme case, the loss of our wireless licenses.

We are and will continue to be involved in litigation.

      On August 9, 2004, a proceeding under the Class Actions Act (Saskatchewan) was brought against providers of wireless communications in Canada, including us and Microcell. The proceeding involves allegations by wireless customers of breach of contract, misrepresentation and false advertising arising out of the charging of system access fees. The plaintiffs seek unquantified damages from the defendant wireless communications service providers. The proceeding has not been certified as a class action and it is too early to determine whether the proceeding will qualify for certification as a class action. Similar proceedings have also been brought against us and other providers of wireless communications in Canada in Alberta, British Columbia, Manitoba, Ontario and Québec.

      On April 21, 2004, a proceeding was brought against Microcell and others alleging breach of contract, breach of confidence, misuse of confidential information, breach of a duty of loyalty, good faith and to avoid a conflict of duty and self interest, and conspiracy. The plaintiff is seeking damages in the amount of $160 million. The proceeding is at an early stage.

      We are and may from time to time be named as a defendant in other legal actions arising in the ordinary course of our business, including claims arising out of our dealer arrangements.

Risks Related to Our Acquisition of Microcell

We remain subject to risks arising out of our acquisition of Microcell, such as the risks that we may not be able to successfully integrate Microcell and may not be able to realize the anticipated synergies.

      Our bid for Microcell was based on the belief that acquiring Microcell would enable us to achieve cost savings from elimination of duplicative operations and redundant infrastructure and to benefit from efficiencies in operating and capital spending. The successful realization of these synergies will depend on a number of factors, many of which are beyond our control. We may not be able to achieve any of the cost savings we anticipate from the acquisition, thereby causing our financial results to be less than we expect and less than the amounts shown on a pro forma basis elsewhere in this prospectus.

      We may not be able to successfully integrate and manage Microcell’s business because of unanticipated difficulties in assimilating Microcell’s operations, services and corporate culture into our own. In particular, our existing GSM/ GPRS/ EDGE network, information technology systems and billing systems and those of Microcell will require integration that could result in unexpected costs and complications that could have an adverse impact on our ability to retain customers and adversely impact our financial results and position. If we are unable to successfully integrate and manage Microcell’s business, or if the integration costs, including severance and other employee related costs, as well as costs to consolidate facilities, systems and operations, are more than anticipated or the integration diverts management attention or other resources from the operation of our existing business, then our business and financial results may suffer.

      We may also be subject to unexpected claims and liabilities arising from the acquisition of Microcell, including claims and liabilities of Microcell that were not disclosed to us or that exceed our estimates. These claims could be costly to defend and result in liabilities to us which may be material in amount.

      Our telecommunications network and the telecommunications network operated by Microcell are based on the network equipment and infrastructure supplied by different telecommunications equipment vendors. This could materially adversely affect or delay our network integration plans and increase our capital and operating costs.

Risks Related to the Notes

Risks Related to the New Senior Notes

There is no assurance of adequate collateral for the New Senior Notes and the collateral may be released in the future if a number of conditions are met.

      Each series of New Senior Notes initially will be secured by a trust bond issued under a deed of trust and pledged to the trustee under the indenture governing that series of New Senior Notes. We have in the past issued other bonds under the deed of trust to secure our other senior secured indebtedness. In addition, we may, in the future, issue additional trust bonds to secure additional senior secured debt. All bonds issued under the deed of trust, including the trust bonds issued to secure the New Senior Notes, are ratably secured by a security interest in substantially all of our assets and the assets of any of our restricted subsidiaries. As of the date of this prospectus, RWAI, MTI and MSI are our only restricted subsidiaries. This security interest is subject to various permitted prior liens. See the section entitled “Description of Collateral for New Senior Notes”. In the case of an event of default that ultimately results in a series of the New Senior Notes becoming due and payable prior to their maturity, there can be no assurance that adequate collateral will exist under the deed of trust to ensure such payment in full, especially if there is a concurrent event of default with respect to our other senior secured indebtedness.

      If there is no other indebtedness secured by bonds issued under the deed of trust and our New Senior Notes have investment grade ratings from at least two of the following three rating agencies, Standard & Poor’s, Moody’s and Fitch IBCA, we may, at our option, permanently release the collateral for New Senior Notes and such notes will be senior unsecured obligations and will rank equally with all our other existing and future senior unsecured debt.

The nature of the collateral for the New Senior Notes may limit the amount that can be realized by secured debt holders in the event of a default.

      Our principal assets consist of transmitters, microwave systems, antennae and electronic transmission receiving and processing accessories and other wireless network equipment and network radio channels. The value of a substantial portion of these assets is derived from the employment of the assets in an integrated wireless communications business. In addition, these assets are highly specialized and, taken individually, can be expected to have limited marketability. Consequently, in the event of a realization of the collateral securing the trust bonds and other bonds issued under the deed of trust, creditors would likely seek to sell our entire business in order to maximize the proceeds realized. Our value as a going concern, however, will depend on the ability to transfer our wireless licenses. Any such transfer requires the approval of Industry Canada. It is uncertain whether we or our creditors would be able to obtain regulatory approval for the transfer of individual wireless licenses.

      In addition, in light of legislation restricting foreign ownership of holders of wireless licenses and Canadian regulatory policy governing the ownership of entities in the telecommunications business, both of which may have the effect of limiting the number of potential purchasers of our business, an enforcement action by the trustee under the deed of trust which involves a change in control or ownership of us may be limited or restricted. We have been advised by our Canadian counsel that under relevant Canadian law it is uncertain whether our licenses may be made subject to a security interest under the deed of trust, although Industry Canada has stated that its policy is to approve transfers of the wireless licenses awarded in the 2001 wireless spectrum auction, provided specific conditions are met and has amended all other PCS and cellular licenses to include privileges similar to auctioned PCS spectrum licenses, including enhancing their transferability and divisibility. Our Canadian counsel has further advised us that, even if our licenses could be made subject to a security interest under the deed of trust, the security interest would not limit the regulatory authority of Industry Canada with regard to transfers of the licenses.

      The effect of these regulatory restrictions may be a delay in realization under the deed of trust and, by effectively limiting the number of potential purchasers of our business, to reduce the price obtained in the event of a realization. As a result, these restrictions may materially reduce the recovery by our secured creditors, including the holders of the New Senior Notes.

Risks Related to the New Senior Subordinated Notes

Your right to receive payments on the New Senior Subordinated Notes is junior to all of our senior indebtedness and to those lenders who have a security interest in our assets, including holders of the New Senior Notes.

      The New Senior Subordinated Notes will be general unsecured obligations that will be junior in right of payment to all our existing and future senior indebtedness.

      We may not pay principal, premium, if any, interest or other amounts on account of the New Senior Subordinated Notes in the event of a payment default or certain other defaults in respect of certain of our senior indebtedness, including debt under our amended bank credit facility and other senior indebtedness, including the New Senior Notes, unless the senior indebtedness has been paid in full or the default has been cured or waived. In addition, in the event of certain other defaults with respect to the senior indebtedness, we may not be permitted to pay any amount on account of the New Senior Subordinated Notes for a designated period of time.

      Because of the subordination provisions in the New Senior Subordinated Notes, in the event of a bankruptcy, liquidation or dissolution of us, our assets will not be available to pay obligations under the New Senior Subordinated Notes until we have made all payments on our senior indebtedness. We cannot assure you that sufficient assets will remain after all these payments have been made to make any payments on the New Senior Subordinated Notes, including payments of principal or interest when due.

      In addition, although our obligations under the New Senior Subordinated Notes are unsecured, our obligations under our amended bank credit facility and our other senior secured indebtedness, including the New Senior Notes, are secured by trust bonds issued under a deed of trust, which are ratably secured by a security interest in substantially all of our assets and the assets of any of our restricted subsidiaries under the indentures and other agreements governing our senior secured indebtedness. If we are declared bankrupt or insolvent, or if we default under our senior secured indebtedness, the holders of our secured indebtedness could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the holders of our secured indebtedness could foreclose on the pledged assets to the exclusion of holders of the New Senior

Subordinated Notes, even if an event of default exists under the indenture under which the New Senior Subordinated Notes will be issued at such time. In any such event, because the New Senior Subordinated Notes will not be secured by any of our assets or the assets of our subsidiaries, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully. See “Description of Other Indebtedness.”

      As of September 30, 2004, as adjusted to give effect to the Microcell acquisition, the offering of the Old Notes and the application of the net proceeds from the issuance of the Old Notes as described under the section entitled “Use of Proceeds”, we would have had approximately $4,689.8 million of senior indebtedness, $4,665.6 million of which would have been secured by substantially all of our assets, and an additional $24.2 million of other secured indebtedness. The indentures governing the notes permit the incurrence of substantial additional indebtedness by us and our restricted subsidiaries in the future, including senior and/or secured indebtedness.

The New Senior Subordinated Notes will be structurally subordinated to the debt and liabilities of RWI’s subsidiaries.

      The New Senior Subordinated Notes will not be guaranteed by any of RWI’s subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of RWI’s subsidiaries or joint venture interests, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of subsidiaries before any assets are made available for distribution to RWI. The New Senior Subordinated Notes will be effectively subordinated to indebtedness and other liabilities of our subsidiaries. See “Description of Collateral for New Senior Notes — Security”. The indentures governing the notes do not prohibit our subsidiaries from incurring indebtedness and other liabilities.

Risks Related to the Notes

You may face foreign exchange risks by investing in the notes.

      The New Cdn$ Notes will be denominated and payable in Canadian dollars and the other series of New Senior Notes will be denominated and payable in U.S. dollars (the “US$ Notes”). An investment in the New Notes will entail foreign exchange-related risks due to, among other factors, possible significant changes in the value of the Canadian dollar relative to the U.S. dollar because of economic, political and other factors over which we have no control. Depreciation of the Canadian dollar against the U.S. dollar could cause a decrease in the effective yield of the New Cdn$ Notes below their stated coupon rates and could result in a loss to you on a U.S. dollar basis. Depreciation of the U.S. dollar against the Canadian dollar could cause a decrease in the effective yield of the New US$ Notes below their stated coupon rates and could result in a loss to you on a Canadian dollar basis.

There is no public market for the notes.

      The New Notes will be new securities for which there currently is no market. Although the initial purchasers of the Old Notes have informed us that they currently intend to make a market in the Old Notes and, if issued in connection with this exchange offer, in the New Notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, we cannot assure you as to the development or liquidity of any market for the Old Notes and, if issued in connection with this exchange offer, the New Notes. We do not intend to apply for listing of the Old Notes or, if issued in connection with this exchange offer, the New Notes, on any securities exchange.

If you do not exchange your Old Notes, they may be difficult to resell.

      It may be difficult for you to sell Old Notes that are not exchanged in the exchange offer, since any Old Notes not exchanged will remain subject to the restrictions on transfer provided for in Rule 144 under the Securities Act. These restrictions on transfer of your Old Notes exist because we issued the Old Notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. In general, absent registration under or exemption from the Securities Act, your transfer of

Old Notes will continue to be restricted by the resale limitations of Rule 144 and applicable state securities laws. We do not intend to register the Old Notes under the Securities Act.

      Unless you are an affiliate of us within the meaning of Rule 405 under the Securities Act, you may offer for resale, resell or otherwise transfer New Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, so long as you acquired the New Notes in the ordinary course of business and have no arrangement or understanding with respect to the distribution of the New Notes to be acquired in the exchange offer. If you tender your Old Notes for the purpose of participating in a distribution of the New Notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

      To the extent any Old Notes are tendered and accepted in the exchange offer, the trading market, if any, for the Old Notes that remain outstanding after the exchange offer would be adversely affected due to a reduction in market liquidity.

Risks Related to Our Substantial Indebtedness

We have substantial debt and interest payment requirements that may restrict our future operations and impair our ability to meet our obligations under the notes.

      As of September 30, 2004, the amount of our senior indebtedness was $1,947.2 million. As adjusted to give effect to the Microcell acquisition, the offering of the Old Notes and the application of the net proceeds from the issuance of the Old Notes as described under the section entitled “Use of Proceeds”, this amount would have been $4,689.8 million and total outstanding long-term debt would have been $5,195.4 million. See the sections entitled “Capitalization” and “Description of Other Indebtedness” for a description of our indebtedness. Our substantial debt may have important consequences to you. For instance, it could:

•	make it more difficult for us to satisfy our financial obligations, including those relating to the notes;

•	require us to dedicate a substantial portion of any cash flow from operations to the payment of interest and principal due under our debt, including the notes, which will reduce funds available for other business purposes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to some of our competitors that have less financial leverage; and

•	limit our ability to obtain additional financing required to fund working capital and capital expenditures and for other general corporate purposes.

      Our ability to satisfy our obligations and to reduce our total debt depends on our future operating performance and on economic, financial, competitive and other factors, many of which are beyond our control. Our business may not generate sufficient cash flow and future financings may not be available to provide sufficient net proceeds to meet these obligations or to successfully execute our business strategy.

Restrictions in our amended bank credit facility and our other debt instruments may limit our activities.

      Our amended bank credit facility and the terms of our other outstanding indebtedness impose restrictions on our operations and activities, including restrictions on our ability to:

•	incur additional debt;

•	create liens;

•	make asset sales;

•	enter into transactions with affiliates;

•	make investments; and

•	merge or consolidate with any other person.

These restrictions on our operating flexibility may limit our ability to execute our business strategy. Some of these restrictions will not apply when our outstanding indebtedness has investment grade ratings from at least two of the following three rating agencies: Standard & Poor’s, Moody’s and Fitch IBCA.

      We are also required to meet specified financial ratios under the terms of our amended bank credit facility. Our ability to comply with these financial covenants will be dependent on our future performance, which will be subject to prevailing economic conditions and other factors, including factors beyond our control such as foreign exchange rates, interest rates, changes in technology and changes in the level of competition. A failure to comply with any of these restrictions or covenants when they apply may result in an event of default under a particular debt instrument, which could permit acceleration of the debt under that instrument and in some cases the acceleration of debt under other instruments that contain cross acceleration provisions. In an event of default, or in the event of a cross-acceleration, we may not have sufficient funds available to make the required payments under our indebtedness.

We may be unable to purchase the notes upon a change in control.

      If we experience a change in control and a particular series of notes experiences a credit rating decline, as each is defined in the indenture governing that series of notes, we will be required to offer to purchase the notes of such series in cash at a price equal to 101% of the principal amount of such notes plus accrued interest to the date of purchase. See the sections entitled “Description of New Senior Notes — Change in Control” and “Description of New Senior Subordinated Notes — Change in Control”. A change in control and a credit rating decline under the terms of a particular series of the notes is likely to correspond with a change in control and a credit rating decline under the terms of our existing senior secured notes, which would require us to make a similar offer to purchase with respect to those notes. In addition, a change in control will constitute an event of default under our amended bank credit facility. In the event of a change in control and a credit rating decline relating to our indebtedness, we may not have sufficient funds to purchase all of the affected notes and all of our existing senior secured notes, and to repay the amounts outstanding under our amended bank credit facility.

EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

      The exchange offer will give holders of Old Notes the opportunity to exchange the Old Notes, which were issued on November 30, 2004, for New Notes that have been registered under the Securities Act. The New Notes will have terms substantially identical in all material respects to, and will evidence the same indebtedness as, the Old Notes except that the New Notes will have been registered under the Securities Act and will be issued free from any covenant requiring registration, including terms providing for an increase in the interest rate on the Old Notes upon a failure to file or have declared effective an exchange offer registration statement or to consummate the exchange offer by certain dates.

      The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of the jurisdiction.

Resale of New Notes

      We believe that New Notes issued in connection with the exchange offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder of New Notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of section 10 of the Securities Act if:

•	the holder is not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	the New Notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in a distribution of the New Notes.

      Any holder who exchanges Old Notes in the exchange offer with the intention of participating in any manner in a distribution of the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with secondary resale transactions.

      This prospectus may be used for an offer to resell, resale or other retransfer of New Notes. With regard to broker-dealers, only broker-dealers that acquired the Old Notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. Please read the section entitled “Plan of Distribution” for more details regarding the transfer of New Notes.

Terms of the Exchange Offer

      Upon the terms and subject to the conditions set forth in this prospectus and in the letters of transmittal, we will accept for exchange any Old Notes properly tendered and not withdrawn before expiration of the exchange offer. The date of acceptance for exchange of the Old Notes and completion of the exchange offer is the exchange date, which will be the first business day following the expiration date unless we extend the date as described in this prospectus. We will issue $1,000 principal amount of New Notes of a particular series in exchange for each $1,000 principal amount of Old Notes of the corresponding series surrendered under the exchange offer. Old Notes may be tendered only in integral multiples of $1,000. The New Notes will be delivered on the earliest practicable date following the exchange date.

      The form and terms of each series of New Notes will be identical to the form and terms of the corresponding series of Old Notes except that the New Notes will have been registered under the Securities Act and will be issued free from any covenant requiring registration, including terms providing for an increase in the interest rate on the Old Notes upon a failure to file or have declared effective an exchange offer registration statement or to consummate the exchange offer by certain dates, and the New Notes will not bear legends restricting their transfer.

      The New Notes will evidence the same debt as the Old Notes. The New Notes will be issued under and entitled to the benefits of the same indentures that authorized the issuance of the Old Notes. Consequently, each series of Old Notes and the corresponding series of New Notes will be treated as a single series of debt securities under the related indenture. For a description of the indentures, see the sections entitled “Description of New Senior Notes” and “Description of New Senior Subordinated Notes”.

      The exchange offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

      As of the date of this prospectus, Cdn$460,000,000 of Old Cdn$ Notes, US$550,000,000 of Old Floating Rate Notes, US$470,000,000 of Old 2012 Senior Notes, US$550,000,000 of Old 2015 Notes and US$400,000,000 of Old Senior Subordinated Notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of Old Notes. There will be no fixed record date for determining registered holders of Old Notes entitled to participate in the exchange offer.

      We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC. Old Notes that are not exchanged in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indentures relating to the Old Notes and the New Notes.

      We will be deemed to have accepted for exchange properly tendered Old Notes when we have given oral or written notice of the acceptance to the exchange agents. The exchange agents will act as agents for the holders of Old Notes who surrender them in the exchange offer for the purposes of receiving the New Notes from us and delivering the New Notes to their holders. The exchange agents will make the exchange promptly on the date of acceptance for exchange of the Old Notes. This exchange date will be the first business day following the expiration date unless it is extended as described in this prospectus. We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the subsection entitled “— Conditions”.

      Holders who tender Old Notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letters of transmittal, transfer taxes with respect to the exchange of Old Notes. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. It is important that you read the subsection entitled “— Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.

Expiration of the Exchange Offer; Extensions; Amendments

      The exchange offer will expire on January 21, 2005, at 5:00 p.m., London time (12:00 p.m., New York City time), for the Old Cdn$ Notes, and at 5:00 p.m., New York City time, for the Old US$ Notes. The exchange offer can be extended by us in our sole discretion, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended.

      In order to extend the exchange offer, we will notify the exchange agents orally, confirmed in writing, or in writing of any extension. We will notify the registered holders of Old Cdn$ Notes by public announcement of the extension of the exchange offer no later than 9:00 a.m., London time (4:00 a.m., New York City time) on the business day after the previously scheduled expiration of the exchange offer, and will notify the registered holders of Old US$ Notes by public announcement no later than 9:00 a.m., New York City time on the business day after the previously scheduled expiration of the exchange offer.

      Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Conditions

      Despite any other term of the exchange offer, we will not be required to accept for exchange any Old Notes and we may terminate or amend the exchange offer as provided in this prospectus before accepting any Old Notes for exchange if in our reasonable judgment:

•	the exchange offer, or the making of any exchange by a holder of Old Notes, would violate applicable law or any applicable interpretation of the staff of the SEC;

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which would reasonably be expected to impair our ability to proceed with the exchange offer;

•	there has been adopted or enacted any law, statute, rule or regulation which would reasonably be expected to impair our ability to proceed with the exchange offer;

•	there has been declared by U.S. federal, New York state or Canadian federal authorities a banking moratorium which would reasonably be expected to impair our ability to proceed with the exchange offer; or

•	trading generally in the U.S. or Canadian over-the-counter market has been suspended by order of the SEC, any securities commission or securities regulatory authority in Canada or any other governmental authority and such suspension would reasonably be expected to impair our ability to proceed with the exchange offer.

      We will not be obligated to accept for exchange the Old Notes of any holder that has not made to us:

•	the representations described under the subsections entitled “— Purpose and Effect of the Exchange Offer”, “— Procedures for Tendering Old US$ Notes”, “— Procedures for Tendering Old Cdn$ Notes” and “Plan of Distribution”; and

•	any other representations that may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the New Notes under the Securities Act.

      We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any Old Notes by giving oral or written notice of an extension to their holders. During an extension, all Old Notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any Old Notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

      We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. By public announcement, we will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable. If we amend the exchange offer in a manner that we consider material, we will disclose the amendment by means of a prospectus supplement.

      These conditions are solely for our benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of that right. Each of these rights will be deemed an ongoing right that we may assert at any time or at various times.

      We will not accept for exchange any Old Notes tendered, and will not issue New Notes in exchange for any Old Notes, if at that time a stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indentures governing the Old Notes and the New Notes under the Trust Indenture Act of 1939.

      Only a holder of record of Old Notes may tender Old Notes in the exchange offer.

      The tender by a holder that is not withdrawn before expiration of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If a holder tenders less than all of the Old Notes held by the holder, that tendering holder should fill in the applicable box of the letter of transmittal. The amount of Old Notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

      The method of delivery of Old Notes, the letter of transmittal and all other required documents to the appropriate exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the appropriate exchange agent before expiration of the exchange offer. Holders should not send the letter of transmittal or Old Notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

      Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the appropriate letter of transmittal and delivering its Old Notes, either:

•	make appropriate arrangements to register ownership of the Old Notes in the owner’s name; or

•	obtain a properly completed bond power from the registered holder of Old Notes.

      The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

      If the letter of transmittal is signed by the record holder(s) of the Old Notes tendered, the signature must correspond with the name(s) written on the face of the Old Note without alteration, enlargement or any change whatsoever. If the letter of transmittal is signed by a participant in The Depository Trust Company (“DTC”), Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream, Luxembourg,”) the signature must correspond with the name as it appears on the security position listing as the holder of the Old Notes.

      A signature on a letter of transmittal or a notice of withdrawal generally must be guaranteed by an eligible guarantor institution. Rule 17Ad-15 under the Exchange Act describes eligible guarantor institutions as banks, brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers, government securities brokers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. However, the signature need not be guaranteed by an eligible guarantor institution if the Old Notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

      If the letter of transmittal is signed by a person other than the registered holder of any Old Notes, the Old Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the Old Notes and an eligible institution must guarantee the signature on the bond power.

      If the letter of transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

      We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered Old Notes. Our determination will be final and binding. We reserve the absolute right to reject any Old Notes not properly tendered or any Old Notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letters of transmittal, will be final and binding on all parties.

      Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Old Notes, neither we, the exchange agents nor any other person will incur any liability for failure to give notification. Tenders of Old Notes will not be deemed made until those defects or irregularities have been cured or waived. Any Old Notes received by the exchange agents that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the applicable exchange agent without cost to the tendering holder, unless otherwise provided in the letters of transmittal, as soon as practicable following the expiration date.

      In all cases, we will issue New Notes for Old Notes that we have accepted for exchange under the exchange offer only after the appropriate exchange agent timely receives:

•	Old Notes or, in the case of Old US$ Notes, a timely book-entry confirmation that Old US$ Notes have been transferred into the appropriate exchange agent’s account at DTC, or, in the case of Old Cdn$ Notes, evidence that the tendered position in Old Cdn$ Notes has been blocked from trading in the system of Euroclear or Clearstream, Luxembourg, as applicable; and

•	a properly completed and duly executed appropriate letter of transmittal and all other required documents or a properly transmitted agent’s message or confirmation of blocking in the Euroclear or Clearstream, Luxembourg system.

      Holders should receive copies of the letters of transmittal with this prospectus. A holder may obtain additional copies of the letter of transmittal relating to the Old US$ Notes (the “US$ Note Letter of Transmittal”) or of the letter of transmittal relating to the Old Cdn$ Notes (the “Cdn$ Note Letter of Transmittal”) from the US$ Note Exchange Agent’s offices at the address listed under the subsection entitled “— Exchange Agents”. By signing the appropriate letter of transmittal, each tendering holder of Old Notes will represent to us that, among other things:

•	any New Notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity to participate in the distribution of the New Notes;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the New Notes;

•	if the holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of those New Notes (see the section entitled “Plan of Distribution”); and

•	the holder is not an “affiliate” as defined in Rule 405 of the Securities Act, of us or if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Procedures for Tendering Old US$ Notes

      To tender Old US$ Notes in the exchange offer, a holder must:

•	complete, sign and date the US$ Note Letter of Transmittal, or a facsimile of the US$ Note Letter of Transmittal; have the signature on the US$ Note Letter of Transmittal guaranteed if the US$ Note Letter of Transmittal so requires; and deliver the US$ Note Letter of Transmittal or facsimile to the US$ Note Exchange Agent prior to the expiration date; or

•	transmit an agent’s message to the US$ Note Exchange Agent at the address set forth under the caption “— Exchange Agents.”

      In addition, either:

•	the US$ Note Exchange Agent must receive Old US$ Notes along with the US$ Note Letter of Transmittal;

•	the US$ Note Exchange Agent must receive, before expiration of the exchange offer, a properly transmitted agent’s message and a timely confirmation of book-entry transfer of Old US$ Notes into its account at DTC, according to the procedure for book-entry transfer described below; or

•	the holder must comply with the guaranteed delivery procedures described below under the caption “— US$ Note Guaranteed Delivery Procedures”.

      The term “agent’s message” means a message, transmitted by DTC, to and received by the US$ Note Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment that the tendering holder has received and agrees to be bound by the US$ Note Letter of Transmittal and that we may enforce the US$ Note Letter of Transmittal against the holder. In this prospectus, the term “book-entry confirmation” means a timely confirmation of a book-entry transfer of Old US$ Notes into the US$ Note Exchange Agent’s account at DTC.

          The Old Cdn$ Notes may not be tendered through DTC’s facilities.

      To be tendered effectively, the US$ Note Exchange Agent must receive any physical delivery of the US$ Note Letter of Transmittal and other required documents at the address set forth below under the subsection entitled “— Exchange Agents” before expiration of the exchange offer. To receive confirmation of a valid tender of Old US$ Notes, a holder should contact the US$ Note Exchange Agent at the telephone number listed under the subsection entitled “— Exchange Agents”.

Book-entry Transfer of Old US$ Notes

      The US$ Notes Exchange Agent will make a request to establish an account at DTC with respect to each series of the Old US$ Notes for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC’s system must make book-entry delivery of Old US$ Notes by causing DTC to transfer those Old US$ Notes into the US$ Note Exchange Agent’s account at DTC in respect of such series of notes in accordance with DTC’s procedures for transfer. Such participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered Old US$ Notes into the applicable account of the US$ Exchange Agent at DTC, and then send to the US$ Note Exchange Agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgement from such participant that such participant has received and agrees to be bound by the US$ Note Letter of Transmittal and that we may enforce such letter of transmittal against such participant. Holders of Old US$ Notes who are unable to deliver confirmation of the book-entry transfer of their Old US$ Notes into the US$ Note Exchange Agent’s account at DTC or all other documents required by the US$ Note Letter of Transmittal to the US$ Note Exchange Agent on or prior to the expiration date must tender their Old US$ Notes according to the guaranteed delivery procedures described below under the caption “— US$ Note Guaranteed Delivery Procedures”.

US$ Note Guaranteed Delivery Procedures

      Holders wishing to tender their Old US$ Notes but whose Old US$ Notes are not immediately available or who cannot deliver their Old US$ Notes, the US$ Note Letter of Transmittal or any other required documents to the US$ Note Exchange Agent or cannot comply with the applicable book-entry transfer procedures before expiration of the exchange offer may tender if:

•	the tender is made through an eligible guarantor institution;

•	before expiration of the exchange offer, the US$ Note Exchange Agent receives from the eligible guarantor institution either a properly completed and duly executed US$ Note Notice of Guaranteed Delivery (as defined below), by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message and US$ Note Notice of Guaranteed Delivery:

•	setting forth the name and address of the holder and the registered number(s) and the principal amount of Old US$ Notes tendered;

•	stating that the tender is being made by guaranteed delivery; and

•	guaranteeing that, within three New York Stock Exchange trading days after expiration of the exchange offer, the US$ Note Letter of Transmittal, or facsimile thereof, together with the Old US$ Notes or a book-entry confirmation, and any other documents required by the US$ Note Letter of Transmittal will be deposited by the eligible guarantor institution with the US$ Note Exchange Agent; and

•	the US$ Note Exchange Agent receives the properly completed and executed US$ Note Letter of Transmittal or facsimile thereof, as well as all tendered Old US$ Notes in proper form for transfer or a book- entry confirmation, and all other documents required by the US$ Note Letter of Transmittal, within three New York Stock Exchange trading days after expiration of the exchange offer.

      Holders should receive copies of the notices of guaranteed delivery with this prospectus. A holder may obtain additional copies of the US$ Note Notice of Guaranteed Delivery from the US$ Note Exchange Agent’s offices at the address listed under the subsection entitled “— Exchange Agents”.

Procedures for Tendering Old Cdn$ Notes

      To tender Old Cdn$ Notes in the exchange offer, a holder must:

•	complete, sign and date the Cdn$ Note Letter of Transmittal, or a facsimile of the Cdn$ Note Letter of Transmittal; have the signature on the Cdn$ Note Letter of Transmittal guaranteed if such letter of transmittal so requires; and deliver the Cdn$ Note Letter of Transmittal or facsimile to the Cdn$ Note Exchange Agent, along with evidence that the tendered position in Old Cdn$ Notes has been blocked from trading in the applicable Clearing System (as defined below) prior to the expiration date; or

•	submit, or arrange to have submitted on its behalf, an electronic acceptance notice in accordance with the requirements of Euroclear or Clearstream, Luxembourg, as applicable, according to the procedure for electronic acceptance described below under the caption “— Cdn$ Note Electronic Acceptance Procedures”.

      The term “electronic acceptance notice” means a notice, submitted by a direct participant in Euroclear or Clearstream, Luxembourg, as applicable, on behalf of a holder of the Old Cdn$ Notes, indicating that the holder wishes to accept the exchange offer and instructing Euroclear or Clearstream, Luxembourg, as applicable, to block trading of the holder’s Old Cdn$ Notes.

      The Old US$ Notes may not be tendered through the facilities of Euroclear or Clearstream, Luxembourg.

      To be tendered effectively, the Cdn$ Note Exchange Agent must receive any physical delivery of the Cdn$ Note Letter of Transmittal and other required documents (including evidence that the tendered position in Old Cdn$ Notes has been blocked from trading in the applicable Clearing System) at the address set forth below under the subsection entitled “— Exchange Agents” before the expiration of the exchange offer. To receive confirmation of a valid tender of Old Cdn$ Notes, the direct participant in the applicable Clearing System through which the tendered notes are held should contact the Cdn$ Note Exchange Agent at the telephone number listed under the subsection entitled “— Exchange Agents”. Holders of Old Cdn$ Notes who are not direct participants in the Clearing Systems may only procure such confirmation through the direct participant through which their tendered notes are held.

Cdn$ Note Electronic Acceptance Procedures

      A holder wishing to tender Old Cdn$ Notes through the electronic acceptance procedure must submit, or arrange to have submitted on its behalf, before the expiration of the exchange offer and before the deadlines set by Euroclear or Clearstream, Luxembourg (each a “Clearing System”), as applicable, a duly completed electronic acceptance notice to the appropriate Clearing System.

      The submission of Old Cdn$ Notes for exchange will be deemed to have occurred upon receipt by the appropriate Clearing System of a valid electronic acceptance notice in accordance with its requirements. The receipt of such electronic acceptance notice by the appropriate Clearing System will be acknowledged in accordance with the standard practices of such Clearing System and will result in the blocking of the tendering holder’s Old Cdn$ Notes in the relevant Clearing System so that no transfers may be effected in relation to such notes.

      Holders of Old Cdn$ Notes must take appropriate steps through the relevant Clearing System so that no transfers may be effected in relation to such blocked Old Cdn$ Notes at any time after the date of the electronic acceptance notice, in accordance with the requirements of the relevant Clearing System and the deadlines required by such Clearing System. By blocking its notes in the relevant Clearing System, each holder will be deemed to consent to have the relevant Clearing System provide details concerning such holder’s identity to the Cdn$ Note Exchange Agent.

      Only direct participants in the Clearing Systems may submit electronic acceptance notices. If you are not a direct participant, you must arrange for the direct participant through which you hold the Old Cdn$ Notes to submit an electronic acceptance notice on your behalf to the relevant Clearing System prior to the deadlines specified by the relevant Clearing System.

      By submitting a valid electronic acceptance notice to the relevant Clearing System in accordance with the standard procedures of the relevant Clearing System, holders of Old Cdn$ Notes and the relevant direct participants on their behalf shall be deemed to acknowledge, represent, warrant and undertake to us and to the Cdn$ Note Exchange Agent the following on each of the expiration date and settlement date (if either the relevant holder of Old Cdn$ Notes and the relevant direct participant on its behalf is unable to give these representations, warranties and undertakings, such holder or the direct participant should contact the Cdn$ Note Exchange Agent immediately):

1.	Each has received and reviewed, and accepts the terms of, this prospectus.

2.	By blocking the Old Cdn$ Notes in the relevant Clearing System, each will be deemed to consent to have the relevant Clearing System provide details concerning its identity to the Cdn$ Note Exchange Agent.

3.	Upon the terms and subject to the conditions of the exchange offer, they accept the exchange offer in respect of the principal amount of Old Cdn$ Notes in the account blocked in the relevant Clearing System. Subject to and effective upon exchange by us of the Old Cdn$ Notes blocked in the relevant Clearing System, they thereby renounce all right, title and interest in and to all such Old Cdn$ Notes exchanged by us or at our direction and thereby waive and release any rights or claims they may have against us with respect to any such Old Cdn$ Notes and the exchange offer.

4.	All authority conferred or agreed to be conferred pursuant to their representations, warranties and undertakings and all of their obligations shall be binding upon their successors, assigns, heirs, executors, trustees in bankruptcy and legal representatives and shall not be affected by, and shall survive, their death or incapacity.

5.	None are a person to whom it is unlawful to make an invitation under the exchange offer under applicable securities laws.

6.	They have full power and authority to submit for exchange and transfer the Old Cdn$ Notes thereby submitted for exchange and if such Old Cdn$ Notes are accepted for exchange by us, such Old Cdn$ Notes will be transferred to, or to the order of, us with full title free from all liens, charges and encumbrances, not subject to any adverse claim and together with all rights attached thereto. They will, upon request, execute and deliver any additional documents and/or do such other things deemed by us to be necessary or desirable to complete the transfer and cancellation of the relevant Old Cdn$ Notes or to evidence such power and authority.

7.	They hold and will hold, until the time of settlement and on the settlement date, the Old Cdn$ Notes blocked in the relevant Clearing System and, in accordance with the requirements of the relevant Clearing System and by the deadline required by the relevant Clearing System, they have submitted, or have caused to be submitted, an electronic acceptance notice to the relevant Clearing System, as the case may be, to authorise the blocking of the submitted Old Cdn$ Notes with effect on and from the date thereof so that, at any time pending the transfer of such Old Cdn$ Notes on the relevant settlement date to us or on our behalf and the cancellation thereof, no transfers of such Old Cdn$ Notes may be effected.

      The receipt of an electronic acceptance notice by the relevant Clearing System will constitute instructions to debit your securities account on the settlement date in respect of all of the Old Cdn$ Notes that you have submitted for exchange, upon receipt by the relevant Clearing System of an instruction from the Cdn$ Note Exchange Agent to receive those Old Cdn$ Notes for our account and against credit of New Cdn$ Notes and payment by us of any cash amounts resulting from the accrued and unpaid interest in respect of those Old Cdn$ Notes up to but excluding the settlement date and cash rounding amounts as a result of an exchange into principal amounts of New Cdn$ Notes which are not integral multiples of the authorised denomination of the New Cdn$ Notes, subject to the automatic withdrawal of those instructions in the event that the exchange offer is terminated by us on or prior to the withdrawal of your electronic acceptance notice in accordance with the procedure set out in this prospectus.

      Neither we nor the Cdn$ Note Exchange Agent will be responsible for the communication of exchange acceptances and corresponding electronic acceptance notices by:

•	beneficial owners to the direct participant through which they hold Old Cdn$ Notes; or

•	the direct participant to the Cdn$ Note Exchange Agent or the relevant Clearing System.

      If you hold your Old Cdn$ Notes through a direct participant, you should contact that direct participant to discuss the manner in which exchange acceptances and transmission of the corresponding electronic acceptance notice and, as the case may be, transfer instructions may be made on your behalf.

      In any case, you are responsible for arranging the timely delivery of your electronic acceptance notice.

      If you hold Old Cdn$ Notes or accept the exchange offer through a direct participant you should consult with that direct participant as to whether it will charge any service fees in connection with the participation in the exchange offer.

Withdrawal of Tender Offers

      Except as otherwise provided in this prospectus, holders of Old Notes may withdraw their tenders at any time before expiration of the exchange offer.

      For a withdrawal to be effective:

•	the appropriate exchange agent must receive a written notice of withdrawal, which may be by facsimile transmission or letter, at one of its addresses set forth below under the subsection entitled “— Exchange Agent”; or

•	holders must comply with the appropriate procedures of DTC, Euroclear or Clearstream, Luxembourg, as applicable.

      Any notice of withdrawal must:

•	specify the name of the person who tendered the Old Notes to be withdrawn;

•	identify the Old Notes to be withdrawn, including the principal amount of the Old Notes to be withdrawn; and

•	where certificates for Old Notes have been transmitted, specify the name in which the Old Notes were registered, if different from that of the withdrawing holder.

If certificates for Old Notes have been delivered or otherwise identified to the appropriate exchange agent, then, prior to the release of those certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless the withdrawing holder is an eligible institution.

      If Old US$ Notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the applicable DTC procedures.

      If Old Cdn$ Notes have been tendered pursuant to the electronic acceptance procedures described above, the acceptance by the holder may be revoked by submitting an electronic withdrawal instruction to, and otherwise complying with the procedures of, Euroclear or Clearstream, Luxembourg, as applicable.

      We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination shall be final and binding on all parties. We will deem any Old Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. We will return any Old Notes that have been tendered for exchange but that are not exchanged for any reason to their holder without cost to the holder. In the case of Old US$ Notes tendered by book-entry transfer into the US$ Note Exchange Agent’s account at DTC according to the procedures described above, those Old US$ Notes will be credited to an account maintained with DTC for Old US$ Notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer.

      You may retender properly withdrawn Old Notes by following one of the procedures described under the subsection entitled “— Procedures for Tendering Old Cdn$ Notes” or “— Procedures for Tendering Old US$ Notes” above, as applicable, at any time on or before expiration of the exchange offer.

      A holder may obtain a form of the appropriate notice of withdrawal from the appropriate exchange agent at its offices listed under the subsection entitled “— Exchange Agents”.

Exchange Agents

      JPMorgan Chase Bank, N.A., New York Branch, has been appointed as US$ Note Exchange Agent and JPMorgan Chase Bank, N.A., London Branch, has been appointed as Cdn$ Note Exchange Agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the appropriate letter of transmittal or notice of guaranteed delivery to the appropriate exchange agent addressed as follows:

For additional copies of any documents, and for assistance relating to the exchange offer for the Old US$ Notes, contact:

JPMorgan Chase Bank, N.A., New York Branch

US$ Note Exchange Agent

By Mail, Hand Delivery or Overnight Courier:

JPMorgan Chase Bank, N.A.
ITS Bond Events
2001 Bryan Street, 9th Floor
Dallas, TX 75201
Attention: Frank Ivins

By Facsimile Transmission:

(214) 468-6494
Attention: Frank Ivins

For Information or Confirmation by Telephone:

(212) 468-6464

For assistance relating to the exchange offer for the Old Cdn$ Notes, contact:

JPMorgan Chase Bank, N.A., London Branch

Cdn$ Note Exchange Agent

By Mail, Hand Delivery or Overnight Courier:

JPMorgan Chase Bank, N.A.
Trinity Tower
9 Thomas More Street
London E1W 1YT
Attention: Andrew Downton

By Facsimile Transmission:

00 44 1202 34 2494
Attention: Andrew Downton

By E-Mail:

project.finance.escrow@jpmorgan.com

For Information or Confirmation by Telephone:

00 44 1302 34 1260

      Transmission of a letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal. Delivery of the US$ Note Letter of Transmittal to an address other than one listed above for the US$ Note Exchange Agent or transmission of instructions via facsimile other than as listed above for the US$ Note Exchange Agent does not constitute a valid delivery of that letter of transmittal. Delivery of the Cdn$ Note Letter of Transmittal to an address other than one listed above for the Cdn$ Note Exchange Agent or transmission of instructions via facsimile other than as listed above for the Cdn$ Note Exchange Agent does not constitute a valid delivery of that Letter of Transmittal.

Fees and Expenses

      We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by facsimile, telephone or in person by our officers and regular employees and those of our affiliates.

      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agents reasonable and customary fees for their services and reimburse them for their related reasonable out-of-pocket expenses.

      We will pay the expenses to be incurred in connection with the exchange offer, including the following:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees; and

•	printing and mailing costs.

Transfer Taxes

      We will pay all transfer taxes, if any, applicable to the exchange of Old Notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Old Notes tendered;

•	New Notes are to be delivered to, or issued in the name of, any person other than the registered holder of the Old Notes;

•	tendered Old Notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of Old Notes under the exchange offer.

      If satisfactory evidence of payment is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Accounting Treatment

      We will record the New Notes in our accounting records at the same carrying value as the Old Notes, which is the aggregate principal amount, as reflected in our accounting records as of the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Others

      Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. We urge you to consult your financial and tax advisors in making your own decision on what action to take.

      We may in the future seek to acquire Old Notes in open-market or privately negotiated transactions, through subsequent exchange offers or otherwise. However, we have no present plans to acquire any Old Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered Old Notes.

USE OF PROCEEDS

      We will not receive any cash proceeds from the issuance of the New Notes in the exchange offer. In consideration for issuing the New Notes as contemplated by this prospectus, we will receive the Old Notes in like principal amount. The Old Notes surrendered in exchange for the New Notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the New Notes will not result in any increase in our indebtedness or capital stock.

      We estimate that our net proceeds from the issuance of the Old Notes were approximately Cdn$2,782.9 million after deduction of expenses and commissions based on the noon exchange rate as reported by the Federal Reserve Bank of New York on November 19, 2004 of US$1.00 = Cdn$1.1928. We have used a portion of the net proceeds to repay the $850.0 million outstanding under, and to permanently cancel, the bridge loan from RCI and to repay the advances outstanding under our amended bank credit facility. We intend to use the remaining net proceeds, together with advances under our amended bank credit facility, to make a $1,750.0 million distribution as a return of capital to RWCI. RWCI is continuing to review the various methods of transferring the $1,750.0 million distribution to its shareholders, so RCI will have adequate funds to repay its $1,750.0 million bridge credit facility incurred in connection with its acquisition of RWCI shares from AT&T Wireless. A determination of the method of such a distribution, including the timing thereof, will not take place until following completion of RCI’s announced exchange offer for all of the outstanding shares of RWCI and the distribution will be subject to compliance with applicable legal requirements. RCI’s offer is currently scheduled to expire on December 30, 2004. Pending any such use, we are investing the remaining net proceeds in short-term deposits and money market instruments.

CAPITALIZATION

      The following table sets forth our consolidated capitalization as at September 30, 2004 on an actual basis and on an as adjusted basis to give effect to (i) the Microcell acquisition, together with the corresponding utilization of cash, drawdown under the amended bank credit facility and RCI’s advance of intercompany subordinated debt, (ii) the offering of the Old Notes completed on November 30, 2004 and (iii) the application of the net proceeds from that offering, as described under the section entitled “Use of Proceeds”. This table should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2003, our unaudited financial statements for the nine months ended September 30, 2004 and the Unaudited Pro Forma Consolidated Financial Statements included elsewhere in this prospectus, in each case together with the notes thereto.

	September 30, 2004(1)

	Actual	Adjustments	As Adjusted

	(In thousands of dollars)
Cash and short term deposits	$111,185	$(111,185)	$—

Long-term debt
Senior debt
Amended bank credit facility(2)	$—	$619,841
		(321,588)	$298,253
Secured Notes issued on November 30, 2004:
Old Cdn$ Notes	—	460,000	460,000
Old Floating Rate Notes	—	695,145	695,145
Old 2012 Senior Notes	—	594,033	594,033
Old 2015 Notes	—	695,145	695,145
Secured Notes due 2006	160,000	—	160,000
Secured Notes due 2011	619,311	—	619,311
Secured Notes due 2014	947,925	—	947,925
Secured Debentures due 2016	195,778	—	195,778
Other senior debt(3)	24,212	—	24,212

Total long term senior debt(4)	1,947,226	2,742,576	4,689,802
Subordinated debt
Old Senior Subordinated Notes, issued on November 30, 2004	—	505,560	505,560
Intercompany subordinated debt	—	850,000
		(850,000)	—

Total long-term debt(4)	1,947,226	3,248,136	5,195,362

Shareholder’s equity
Capital Stock
Authorized
Unlimited Class A Preferred Shares
Unlimited Class B Preferred Shares
Unlimited Class A Common Shares
Issued
1,603,628 Class A Common Shares(5)	1,846,885	(1,750,000)	96,885
Contributed surplus	5,429	—	5,429
Deficit	(1,247,524)	—	(1,247,524)

Total shareholder’s equity (deficiency)	604,790	(1,750,000)	(1,145,210)

Total capitalization	$2,552,016	$1,498,136	$4,050,152

(1)	For the purposes of the capitalization table, all U.S. dollar amounts have been translated into Canadian dollars based on the noon rate of exchange as reported by the Bank of Canada on September 30, 2004 of US$1.00 = Cdn$1.2639, including the principal amounts and the net proceeds from the issuance of the Old Notes. As adjusted based on this September 30, 2004 exchange rate, the net proceeds from the issuance of the Old Notes would have been approximately Cdn$2,921.6 million after deduction of expenses and commissions.

Based on the noon exchange rate as reported by the Federal Reserve Bank of New York on November 19, 2004 of US$1.00=Cdn$1.1928, our net proceeds from the issuance of the Old Notes were approximately Cdn$2,782.9 million after deduction of expenses and commissions. See the section entitled “Use of Proceeds”.

(2)	Our amended bank credit facility provides for total commitments of up to $700.0 million on a secured basis, subject to compliance with, among other things, certain financial covenants. As at September 30, 2004, on an as adjusted basis with respect to debt and based upon our actual earnings through September 30, 2004 (and not including any operating profit of Microcell), under our most restrictive financial covenants, we could have incurred $275.9 million of additional secured debt, all of which could have been borrowed under our amended bank credit facility. In addition, on an as adjusted basis we could have incurred $397.3 million of additional unsecured debt, for a total incremental borrowing capacity of approximately $673.1 million. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources”. See Note 8 to our Consolidated Financial Statements and the section entitled “Description of Other Senior Indebtedness” for a description of our long-term debt.

(3)	Other senior debt includes a $22.7 million mortgage and $1.5 million in capital leases.

(4)	Total long-term senior debt and total long-term debt amounts include $0.9 million current portion of long-term debt, comprised of obligations under other senior debt.

(5)	Adjusted to reflect a $1,750.0 million distribution as a return of capital to RWCI.

SELECTED CONSOLIDATED FINANCIAL DATA

      The following data should be read in conjunction with our Consolidated Financial Statements, the notes related to those financial statements and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. The selected data for and as of the end of each of the five years ended December 31, 2003 are derived from our Consolidated Financial Statements which have been audited by KPMG LLP, Chartered Accountants, whose report on the Consolidated Financial Statements for the three years ended December 31, 2003 is included in this prospectus. The selected data for and as of the end of each of the nine month periods ended September 30, 2003 and 2004 are derived from our Unaudited Interim Consolidated Financial Statements for such periods which, in the opinion of management, include all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly the financial results for such periods. Interim results are not necessarily indicative of the results that may be expected for any other interim period or for a full year. The information in the following tables has been reclassified to reflect the retrospective application of new accounting policies, which resulted in the revised classification of certain items of revenue and expense, as described in notes 2 and 3 to the tables, respectively. Long-term debt has been reclassified to exclude the effect of our cross-currency interest rate exchange agreements, as described in note 9 to the tables.

						Nine Months Ended
	Year Ended December 31,					September 30,

	1999	2000	2001	2002	2003	2003	2004

	(In thousands of dollars, except per share amounts and ratio information)
AMOUNTS UNDER CANADIAN GAAP(1)
Statement of Income Data:
Operating revenue(2)
Postpaid (voice and data)(3)	$1,171,471	$1,350,587	$1,464,423	$1,628,095	$1,911,073	$1,408,324	$1,678,470
Prepaid	23,849	42,530	71,068	91,151	91,255	64,013	75,211
One-way messaging	51,793	55,992	43,632	35,238	27,565	21,123	18,652

Network revenue(3)	1,247,113	1,449,109	1,579,123	1,754,484	2,029,893	1,493,460	1,772,333
Equipment sales(3)	107,252	95,774	61,766	137,030	177,901	124,735	197,564

Total(3)	1,354,365	1,544,883	1,640,889	1,891,514	2,207,794	1,618,195	1,969,897
Cost of equipment sales(3)	226,730	261,274	236,313	296,794	380,771	252,009	357,527
Sales and marketing expenses(3)	227,131	256,265	259,561	328,884	361,998	250,086	266,447
Operating, general and administrative expenses(2)(3)	478,170	616,420	733,070	738,149	737,400	555,409	609,663
Management fees(4)	9,851	10,374	10,684	11,006	11,336	8,502	8,756
Other(5)	—	—	—	(12,331)	—	—	—
Depreciation and amortization	280,900	330,545	382,608	457,133	518,599	373,425	357,327

Operating income	131,583	70,005	18,653	71,879	197,690	178,764	370,177
Interest expense, net	161,804	128,040	184,330	195,150	193,607	147,049	152,422
Foreign exchange loss (gain)	(44,411)	22,992	35,086	(6,410)	(135,242)	(107,780)	46,369
Change in the fair value of derivative instruments	—	—	—	—	—	—	9,046
Loss (gain) on repayment of long- term debt	41,261	—	—	(30,997)	—	—	2,313
Investment and other expense (income)	32,770	577	(2,147)	(224)	(932)	(861)	(5,091)

Income (loss) before income taxes	(59,841)	(81,604)	(198,616)	(85,640)	140,257	140,356	165,118
Income taxes (recovery)(6)	(69,946)	4,524	6,945	5,258	2,374	3,913	3,958

Net income (loss) for the period	$10,105	$(86,128)	$(205,561)	$(90,898)	$137,883	$136,443	$161,160

						Nine Months Ended
	Year Ended December 31,					September 30,

	1999	2000	2001	2002	2003	2003	2004

	(In thousands of dollars, except per share amounts and ratio information)
Basic and diluted earnings (loss) per share	$6.87	$(92.75)	$(128.66)	$(56.67)	$85.96	$85.06	$100.47
Deficiency of earnings available to cover fixed charges(7)	$59,841	$81,604	$198,616	$85,640
Ratio of earnings to fixed charges(7)					1.67	1.88	2.00
Pro forma deficiency of earnings available to cover fixed charges(7)					71,983
Pro forma ratio of earnings to fixed charges(7)							1.06

						As at
	As at December 31,					September 30,

	1999	2000	2001	2002	2003	2004

	(In thousands of dollars)
Balance Sheet Data (at period end):
Property, plant and equipment, net	$1,778,545	$1,972,110	$2,252,328	$2,371,133	$2,299,919	$2,249,063
Goodwill	12,040	9,549	7,058	7,058	7,058	7,058
Total assets	2,156,507	2,385,829	3,048,556	3,176,663	3,107,343	3,199,357
Senior debt(8)(9)	1,174,430	1,220,332	2,134,040	2,194,908	1,841,696	1,947,226
Total debt(8)(9)	1,624,484	1,969,100	2,526,449	2,527,783	2,073,139	1,947,226
Intercompany deeply subordinated debt(10)	963,889	963,889	—	—	—	—
Shareholder’s equity (deficiency)	(772,832)	(865,583)	302,226	211,328	440,452	604,790
Additions to property, plant and equipment	400,959	525,993	654,457	564,552	411,933	305,790

						Nine Months Ended
	Year Ended December 31,					September 30,

	1999	2000	2001	2002	2003	2003	2004

	(In thousands of dollars, except per share amounts and ratio information)
AMOUNTS UNDER U.S. GAAP(1)
Statement of Income Data:
Revenue(2)(11)	$1,354,365	$1,544,883	$1,640,889	$1,891,514	$2,207,794	$1,618,195	$1,969,897

Operating income (loss)	$115,681	$52,770	$(7,570)	$72,607	$197,698	$178,770	$370,635
Interest expense, net	161,804	124,785	168,496	188,689	187,914	142,706	147,945
Other expense (income), net	(12,807)	25,807	8,412	(125,752)	(33,387)	(29,615)	76,017

Income (loss) before income taxes	(33,316)	(97,822)	(184,478)	9,670	43,171	65,679	146,673
Income taxes(6)	4,518	4,524	6,945	5,258	2,374	3,913	3,958

Net income (loss) for the period	$(37,834)	$(102,346)	$(191,423)	$4,412	$40,797	$61,766	$142,715

Basic and diluted earnings (loss) per share	$(41.07)	$(108.96)	$(119.85)	$2.75	$25.43	$38.51	$88.97
Deficiency of earnings available to cover fixed charges(7)	$33,316	$100,874	$198,815

						Nine Months Ended
	Year Ended December 31,					September 30,

	1999	2000	2001	2002	2003	2003	2004

	(In thousands of dollars, except per share amounts and ratio information)
Ratio of earnings to fixed charges(7)				1.03	1.19	1.40	1.88
Pro forma deficiency of earnings available to cover fixed charges(7)					171,213
Pro forma ratio of earnings to fixed charges(7)							1.00

						As at
	As at December 31,					September 30,

	1999	2000	2001	2002	2003	2004

		(In thousands of dollars)
Balance Sheet Data (at period end):
Property, plant and equipment, net	$1,773,319	$1,972,173	$2,267,223	$2,390,241	$2,321,752	$2,272,653
Goodwill	572,445	550,685	528,925	528,925	528,925	528,925
Total assets	2,711,606	2,927,028	3,603,893	3,827,310	3,660,904	3,744,814
Senior debt(8)(9)	1,174,430	1,220,332	2,134,040	2,194,908	1,841,696	1,947,226
Total debt(8)(9)	1,624,484	1,969,100	2,526,449	2,527,783	2,073,139	1,947,226
Intercompany deeply subordinated debt(10)	963,889	963,889	—	—	—	—
Shareholder’s equity (deficiency)	$(215,420)	$(324,384)	$857,563	$861,975	$994,013	$1,136,728

(1)	In certain respects, Canadian GAAP differs from U.S. GAAP. Accordingly, certain line items with respect to Statement of Income Data and Balance Sheet Data differ as a result of the application of U.S. GAAP. For a discussion of the principal differences between Canadian GAAP and U.S. GAAP, see Note 19 to the Consolidated Financial Statements and Note 11 to the Unaudited Interim Consolidated Financial Statements.

(2)	In 2001, revenue was restated to record gross roaming revenue in accordance with then current accounting guidance and industry practice. Subscriber roaming expenses are now reported as operating expenses. Previously, these expenses and the associated revenue generated from such roaming services were netted against one another and recorded in revenue. As a result, revenue for the years ended December 31, 1999, 2000 and 2001 was increased by approximately $66.8 million, $107.0 million and $109.4 million, respectively, and operating, general and administrative expenses have increased by the same amounts. Operating income for all periods presented is unaffected by the change. All references to revenue and operating, general and administrative expenses reflect this change. In the first quarter of 2003, we introduced enhanced reporting classification for stratifying subscriber and revenue categories, which more clearly reflects the emergence of data products and integrated voice and data devices. Concurrently, we changed our classification of subscribers of certain resale two-way messaging arrangements for reporting purposes. The previous periods’ subscriber and revenue categories have been reclassified to conform to this current presentation. We now report subscribers and revenues in three categories: postpaid, prepaid and one-way messaging. Postpaid includes voice-only and data-only subscribers, as well as subscribers with service plans integrating both voice and data. In addition, as discussed in note 3 below, further changes to the classification of revenues and expenses were made effective January 1, 2004. As a result of these reclassifications, all periods presented have been reclassified. These enhancements to the classification of revenue categories had no impact on the reported operating income in the current or previous periods.

(3)	As a result of retrospectively adopting new Canadian accounting standards on January 1, 2004, including Emerging Issues Committee Abstract 142, “Revenue Arrangements with Multiple Deliverables” and Canadian Institute of Chartered Accountants Handbook Section 1100, “Generally Accepted Accounting Principles”, regarding the timing of revenue recognition and the classification of certain items as revenue or expense, we made the following changes to our classification of certain revenue and expense items:

•	Activation fees are now classified as equipment revenue. Previously, these amounts were classified as network revenue.

•	Recoveries from new and existing subscribers from the sale of equipment are now classified as equipment revenue. Previously, these amounts were recorded as a reduction to sales expense in the case of a new subscriber, or a reduction to operating, general and administrative expense in the case of an existing subscriber.

•	Equipment subsidies provided to new and existing subscribers are now classified as a reduction to equipment revenue. Previously, these amounts were recorded as sales expense in the case of a new subscriber or as an operating, general and administrative expense in the case of an existing subscriber. Costs for equipment provided under retention programs to existing subscribers are now recorded as cost of equipment sales. Previously these amounts were recorded as operating, general and administrative expense.

•	Certain other recoveries from subscribers related to collections activities are now recorded as network revenue rather than as a recovery of operating, general and administrative expenses.

As a result of the adoption of these new accounting standards, the following changes to the classification of revenue and expenses have been made:

						Nine Months Ended
	Year Ended December 31,					September 30,

	1999	2000	2001	2002	2003	2003	2004

	(In millions of dollars)
Postpaid (voice and data) revenue:
Prior to adoption	$1,164.7	$1,339.0	$1,457.1	$1,632.9	$1,921.0	$1,414.0	$1,683.5
After adoption	1,171.5	1,350.6	1,464.4	1,628.1	1,911.1	1,408.3	1,678.5
Network revenue:
Prior to adoption	1,240.3	1,437.5	1,571.8	1,759.3	2,039.8	1,499.1	1,777.2
After adoption	1,247.1	1,449.1	1,579.1	1,754.5	2,029.9	1,493.4	1,772.4
Equipment sales:
Prior to adoption	178.3	201.6	181.3	206.7	242.4	158.4	214.3
After adoption	107.3	95.8	61.8	137.0	177.9	124.8	197.5
Total operating revenue:
Prior to adoption	1,418.6	1,639.1	1,753.1	1,966.0	2,282.2	1,657.5	1,991.5
After adoption	1,354.4	1,544.9	1,640.9	1,891.5	2,207.8	1,618.2	1,969.9
Cost of equipment sales:
Prior to adoption	182.2	202.8	181.0	209.9	244.5	160.9	207.5
After adoption	226.7	261.3	236.3	296.8	380.8	252.0	357.5
Sales and marketing expenses:
Prior to adoption	302.5	367.5	399.9	462.8	522.7	349.8	378.8
After adoption	227.1	256.3	259.6	328.9	362.0	250.1	266.4
Operating, general and administrative expenses:
Prior to adoption	511.5	657.9	760.3	765.5	787.4	586.2	668.9
After adoption	478.2	616.4	733.0	738.1	737.4	555.3	609.7

(4)	We are a party to a management services agreement with RCI and RWCI, under which RCI provides finance, treasury, legal, regulatory, administrative and strategic planning services to us in exchange for a fee. The fee per year is the greater of $8.0 million (adjusted for changes in the Canadian consumer price index from January 1, 1991) and an amount agreed to by RCI and the independent directors serving on the Audit Committee of RWCI under guidelines specified in the management services agreement. In addition, for services not specifically covered under the management services agreement, the fee is generally equal to RCI’s cost. For a more complete discussion, see the section entitled “Certain Transactions and Relationships — RCI Arrangements — Management Services Agreement”.

(5)	During 2002, we recorded a recovery related to the change in estimates of sales tax and CRTC contribution liabilities.

(6)	During 1999, we completed a transaction with RCI which resulted in our realizing a gain for income tax purposes and the utilization of a number of our income tax loss carry forwards to offset this gain. As consideration for the utilization of our tax loss carry forwards, RCI paid us $74.5 million, which was recorded as a reduction of income tax expense under Canadian GAAP. For U.S. GAAP purposes, the amount received was recorded as a capital contribution within shareholder’s equity. This transaction was reviewed and approved by an independent committee of our Board of Directors.

(7)	For purposes of calculating the ratio of earnings to fixed charges and the deficiency of earnings available to cover fixed charges, (i) earnings or deficiencies consist of earnings (loss) before income taxes plus fixed charges during the year and (ii) fixed charges consist of interest expense (before deducting capitalized interest) on all debt, amortization of deferred financing costs and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of minimum operating lease rentals). After giving effect to the issuance of the Old Notes and the application of the net proceeds thereof as described under “Use of Proceeds”, we would have a pro forma deficiency of earnings available to cover fixed charges under Canadian GAAP and U.S. GAAP as indicated for the year ended December 31, 2003 and a pro forma ratio of earnings to fixed charges under Canadian GAAP and U.S. GAAP as indicated for the nine months ended September 30, 2004. The pro forma deficiency of earnings available to cover fixed charges under Canadian GAAP and U.S. GAAP as indicated for the year ended December 31, 2003 and the pro forma ratio of earnings to fixed charges under Canadian GAAP and U.S. GAAP as indicated for the nine months ended September 30, 2004 include an estimate by us of the applicable foreign exchange rate.

(8)	Total debt includes long-term debt and all intercompany subordinated debt but does not include intercompany deeply subordinated debt. The following table sets forth, for the periods indicated, our outstanding intercompany subordinated debt owing to RCI and RWCI:

						As at
	As at December 31,					September 30,

	1999	2000	2001	2002	2003	2004

	(In thousands of dollars)
Intercompany subordinated debt owing to RCI	$—	$284,450	$—	$—	$—	$—
Intercompany subordinated debt owing to RWCI	139,744	141,775	50,000	50,000	—	—

Total intercompany subordinated debt	$139,744	$426,225	$50,000	$50,000	$—	$—

In July 2003, we issued 10 Class A Common Shares to RWCI for consideration of $91.2 million, comprised of the set-off of the $50.0 million intercompany subordinated debt owing to RWCI, the set-off of an aggregate $32.9 million of intercompany amounts payable to RWCI and $8.3 million paid in cash.

Our intercompany deeply subordinated debt, all of which was owed to RWCI, is excluded from total debt because under the terms of our outstanding indebtedness all payments on intercompany deeply subordinated debt are restricted payments, treated in the same manner as dividends on our common shares.

            Reconciliation of Long-Term Debt to Total and Senior Debt

						As at
	As at December 31,					September 30,

	1999	2000	2001	2002	2003	2004

	(In thousands of dollars)
Long-term debt(9)	$1,484,740	$1,542,875	$2,476,449	$2,477,783	$2,073,139	$1,947,226
Intercompany subordinated debt as shown above	139,744	426,225	50,000	50,000	—	—

Total debt(9)	1,624,484	1,969,100	2,526,449	2,527,783	2,073,139	1,947,226
Intercompany subordinated debt	(139,744)	(426,225)	(50,000)	(50,000)	—	—
Senior subordinated notes	(310,310)	(322,543)	(342,409)	(282,875)	(231,443)	—

Senior debt	$1,174,430	$1,220,332	$2,134,040	$2,194,908	$1,841,696	$1,947,226

(9)	As a result of our adoption of new Canadian GAAP for hedge accounting, effective January 1, 2004, we no longer treat the impact of our cross-currency interest rate exchange agreements (“swaps”) as a component of long-term debt. For comparison purposes, all prior periods have been reclassified. Accordingly, our total debt and senior debt at each period end under Canadian and U.S. GAAP are presented at the balance sheet date rate of exchange, and do not include the effect of our swaps.

(10)	On August 16, 1999 we issued to RWCI intercompany deeply subordinated debt in the principal amount of $963.9 million in exchange for RWCI advancing to us $963.9 million, representing the net proceeds received by RWCI from the investment in RWCI by AT&T Wireless in August 1999. This amount was repaid in 2001 using the proceeds from the issuance of our Class A Common Shares to RWCI.

(11)	Revenue under U.S. GAAP has been reclassified to reflect the items indicated in note 3 above.

UNAUDITED PRO FORMA CONSOLIDATED DATA

      The following Unaudited Pro Forma Consolidated Financial data are derived from and should be read in conjunction with the Unaudited Pro Forma Consolidated Financial Statements included elsewhere in this prospectus. The Unaudited Pro Forma Consolidated Financial Statements are based on our historical financial statements included elsewhere in this prospectus and the historical financial statements of Microcell included elsewhere in this prospectus.

      The Unaudited Pro Forma Consolidated Financial data are presented for illustrative purposes only and do not purport to represent what the results of operations actually would have been if the Microcell acquisition and the issuance of the Old Notes in fact had occurred on January 1, 2003, nor do they purport to project the results of operations for any future period. The pro forma adjustments are based upon preliminary estimates and certain assumptions that we believe are reasonable. In preparing the pro forma financial statements, the purchase consideration has been allocated on a preliminary basis to the fair value of assets acquired, including amortizable and non-amortizable intangible assets, and liabilities assumed based on management’s best estimates. All pro forma adjustments are described more fully in the notes to the Unaudited Pro Forma Consolidated Financial Statements. The actual adjustments to RWI’s consolidated financial statements upon consummation of the transactions with Microcell and the allocation of the purchase price of the Microcell securities will depend on a number of factors including additional information available at such time, changes in market values and changes in Microcell’s operating results between the date of these pro forma financial statements and the effective date of the acquisition. Therefore, management expects that the actual adjustments will differ from the pro forma adjustments, and the differences may be material. The Unaudited Pro Forma Consolidated Financial Statements included elsewhere in this prospectus reflect certain adjustments to harmonize Microcell’s presentation with our presentation. Accounting policies used in the preparation of these statements are those disclosed in our Consolidated Financial Statements included elsewhere in this prospectus.

      The Unaudited Pro Forma Consolidated Financial data should be read in connection with the information contained under the captions “Capitalization”, “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and with our financial statements, the financial statements of Microcell and the Unaudited Pro Forma Consolidated Financial Statements included elsewhere in this prospectus.

		Nine Months
	Year Ended	Ended
	December 31,	September 30,
	2003	2004

AMOUNTS UNDER CANADIAN GAAP(1)
Statement of Income Data:
Operating revenue	$2,761,713	$2,429,950
Cost of equipment sales	497,739	440,568
Sales and marketing expenses	446,860	348,695
Operating, general and administrative expenses	1,006,872	837,588
Management fees	11,336	8,756

Operating profit	798,906	794,343
Other(2)	—	9,668
Depreciation and amortization(3)	637,660	426,995

Operating income	161,246	357,680
Interest expense, net(3)	491,272	321,278
Foreign exchange loss (gain)	(285,721)	62,126
Other expense (income), net	(4,428)	9,827

Loss before income taxes(3)	(39,877)	(35,551)

		Nine Months
	Year Ended	Ended
	December 31,	September 30,
	2003	2004

Income taxes	4,757	6,916

Loss for the period(3)	$(44,634)	$(42,467)

Basic and diluted loss per share	$(38.49)	$(29.71)
Deficiency of earnings available to cover fixed charges	$39,877	$35,551
Pro forma deficiency of earnings available to cover fixed charges

As at
September 30,
2004

Balance Sheet Data:
Property, plant and equipment, net	$2,418,263
Goodwill	893,425
Total assets	5,058,698
Senior debt	4,689,802
Total debt	5,195,362
Shareholder’s deficiency	(1,145,210)
Additions to property, plant and equipment	503,949

(1)	In certain respects, Canadian GAAP differs from U.S. GAAP. Accordingly, certain line items with respect to Statement of Income Data and Balance Sheet Data differ as a result of the application of U.S. GAAP. For a discussion of the principal differences between Canadian GAAP and U.S. GAAP, see Note 19 to the Consolidated Financial Statements, Note 11 to the Unaudited Consolidated Interim Financial Statements and Note 18 to Microcell’s audited consolidated financial statements and Note 6 to the Unaudited Pro Forma Consolidated Financial Statements.

(2)	In connection with the Microcell acquisition, Microcell incurred certain financial and legal fees in the amount of $6.1 million for the nine months ended September 30, 2004. In addition, as a result of the acquisition, the vesting of options under Microcell’s stock option plan was accelerated, resulting in the recognition of compensation expense of $3.6 million for the nine months ended September 30, 2004.

(3)	On May 1, 2003, the predecessor company of MTI and certain of its subsidiaries emerged from a restructuring plan under the Companies’ Creditors Arrangement Act (Canada) and Canada Business Corporations Act. Pursuant to the plan, Microcell’s long-term debt obligations decreased by approximately $1.6 billion. The pro forma interest expense for the year ended December 31, 2003 includes the interest expense on the full amount of Microcell’s debt prior to the restructuring.

Microcell accounted for the restructuring using the principles of fresh start accounting. Accordingly, all of Microcell’s assets and liabilities were revalued at estimated fair values. The pro forma depreciation and amortization for the year ended December 31, 2003 includes the depreciation for the period prior to the restructuring on Microcell’s property, plant and equipment based on its original cost. For the period subsequent to the restructuring, depreciation is based on the revalued property, plant and equipment amounts.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      This discussion should be read in conjunction with the Consolidated Financial Statements and notes thereto. The financial information presented herein has been prepared on the basis of Canadian GAAP. Please refer to Note 19 to the Consolidated Financial Statements and Note 11 to the Unaudited Interim Consolidated Financial Statements for a summary of differences between Canadian and U.S. GAAP. This discussion, the Consolidated Financial Statements and the notes thereto have been reclassified to reflect the retrospective application of Canadian Institute of Chartered Accountants Handbook Section 1100, “Generally Accepted Accounting Principles” and Emerging Issues Committee Abstract 142, “Revenue Arrangements with Multiple Deliverables”. The retrospective adoption of these pronouncements resulted in our presentation of a classified balance sheet and the reclassification of the change in non-cash working capital items related to property, plant and equipment (“PP&E”) from operating activities to PP&E expenditures under investing activities. For a more complete discussion, see the section entitled “— New Accounting Standards — GAAP Hierarchy”. The retrospective adoption of these pronouncements also resulted in the reclassification of certain revenue and expense items, which are detailed in the section entitled “— New Accounting Standards — Revenue Recognition”. Long-term debt in this discussion and the interim financial statements have been reclassified to exclude the effect of our cross currency interest rate exchange agreements.

      Unless otherwise specified, all numbers included in this discussion are as at September 30, 2004 and exclude results of Microcell. Throughout this discussion, percentage changes are calculated using numbers rounded to the decimal to which they appear.

Overview

Company

      We are a leading Canadian wireless communications service provider, serving more than 4.2 million customers at September 30, 2004, including over 4.0 million wireless voice and data subscribers and approximately 211,000 one-way messaging (paging) subscribers. We operate both a GSM/GPRS network, with EDGE technology, and a seamless integrated TDMA and analog cellular network. The GSM/GPRS/EDGE network provides coverage to approximately 93% of Canada’s population. Our seamless TDMA and analog network provides coverage to approximately 85% of the Canadian population in digital mode, and approximately 93% of the population in analog mode. We estimate that our more than 4.0 million wireless voice and data subscribers represent approximately 13.6% of the Canadian population residing in our coverage area and approximately 28% of the wireless voice and data subscribers in Canada. Subscribers to our wireless services have access to these services in the United States through our roaming agreements with various U.S. wireless operators. Our subscribers also have wireless access internationally in over 140 countries, including throughout Europe, Asia and Latin America, through roaming agreements with other wireless providers. We are a wholly-owned subsidiary of RWCI. RWCI is a public company, and was 89.2% owned by RCI at October 31, 2004, with the balance publicly held.

      To further enhance our scale and competitive position in the Canadian wireless communications market, on September 20, 2004, we announced an agreement with Microcell to make an all cash tender offer of $35.00 per share to acquire Microcell, Canada’s fourth largest wireless communications provider. We completed the acquisition on November 12, 2004. We have expended approximately $1.6 billion in connection with our acquisition of Microcell, including the repayment of Microcell’s bank debt and swap obligations, including prepayment penalties, investment banking advisory fees and other related costs, net of Microcell’s cash on hand. The acquisition of Microcell has made us the largest wireless operator in Canada with more than 5.5 million customers, including approximately 5.3 million wireless voice and data customers across the country, on a pro forma basis, operating Canada’s only nationwide GSM/ GPRS/ EDGE wireless network. We believe this combination, among other things, will provide increased scale, creating opportunities for operating and capital spending efficiencies.

Products and Services

      We offer wireless voice, data and messaging services across Canada. Wireless voice services are available in either postpaid or prepaid payment options. In addition, our GSM/ GPRS/ EDGE network provides customers with advanced high-speed wireless data services, including mobile access to the Internet, e-mail, digital picture transmission and two-way short messaging service (“SMS”).

Distribution Network

      We market our products and services through an extensive nationwide distribution network of over 6,900 dealer and retail locations across Canada, which include approximately 2,000 locations selling subscriptions to service plans, handsets and prepaid cards and approximately 5,000 additional locations selling prepaid cards. Our nationwide distribution network includes an independent dealer network, Rogers Wireless stores and kiosks, major retail chains, such as RadioShack Canada Inc., and convenience stores. We also offer many of our products and services through a retail agreement with Rogers Video, which is a division of Rogers Cable, a subsidiary of RCI, that had 288 locations across Canada at September 30, 2004, and on our e-business website, www.rogers.com.

Wireless Networks

      We are a facilities-based carrier operating our wireless networks over a broad, national coverage area with an owned and leased fiber-optic and microwave transmission infrastructure. The seamless, integrated nature of our networks enables subscribers to make and receive calls and to activate network features anywhere in our coverage area and in the coverage area of our roaming partners as easily as if they were in their home area.

      In June 2002, we completed the deployment of our digital wireless GSM/ GPRS network overlay in the 1900 megahertz frequency bands. Our GSM/ GPRS network provides high-speed integrated voice and packet data transmission service capabilities and reaches 93% of the Canadian population. During 2003, we also completed the deployment of GSM/ GPRS technology operating in the 850 megahertz spectrum across our national footprint, which expanded the network capacity, enhanced the quality of the GSM/ GPRS network and enabled us to operate seamlessly between the two frequencies.

      In June 2004, we completed the deployment of EDGE technology across our national GSM/ GPRS network. Accomplished by the installation of a network software upgrade, EDGE more than triples the wireless data transmission speeds previously available on our network.

      Our integrated wireless networks are operationally seamless in GSM/ GPRS digital functionality between the 850 megahertz and 1900 megahertz frequency bands, and between TDMA digital and analog modes at 850 megahertz.

Our Strategy

      Our goal is to achieve profitable growth within the Canadian wireless communications industry, and our strategy is designed to maximize our cash flow and return on investment. The key elements of our strategy are as follows:

•	enhancing our scale and competitive position in the Canadian wireless communications market through the acquisition of Microcell;

•	focusing on voice and data services that are attractive to youth and small and medium size businesses to optimize our customer mix;

•	delivering on customer expectations by improving handset reliability, network quality and customer service while reducing subscriber deactivations, or churn;

•	increasing revenue from existing customers by utilizing analytical tools to target customers likely to purchase optional services such as voicemail, calling line ID, text messaging and wireless internet;

•	enhancing our sales distribution channels to increase our focus on youth and business customers;

•	maintaining a technologically advanced, high quality and pervasive network by improving the quality of our GSM/ GPRS network and increasing capacity; and

•	leveraging our relationships with the Rogers group of companies to provide bundled product and service offerings at attractive prices, in addition to implementing cross-selling and joint sales distribution initiatives as well as cost reduction initiatives through infrastructure sharing.

Key Performance Indicators

      We measure the success of our strategies using a number of key performance indicators, which are outlined below. The following key performance indicators are not measurements in accordance with Canadian or U.S. GAAP and should not be considered as an alternative to net income or any other measure of performance under Canadian or U.S. GAAP.

Subscriber Counts

      We determine the number of subscribers of our services based on active subscribers. Generally, each telephone number represents one subscriber. When subscribers are deactivated either voluntarily or involuntarily for non-payment, they are considered to be deactivations in the period the services are discontinued. Prepaid subscribers are considered active for a period of six months from the date of their last revenue-generating usage.

      In the first quarter of 2003, we introduced enhanced reporting classification for stratifying subscriber and revenue categories, which more clearly reflects the emergence of data products and integrated voice and data devices. Concurrently, we changed our classification of subscribers of certain resale two-way messaging arrangements for reporting purposes. The previous period’s subscriber and revenue categories have been reclassified to conform to this current presentation. We now report subscribers in three categories: postpaid, prepaid and one-way messaging. Postpaid includes voice-only and data-only subscribers, as well as subscribers with service plans integrating both voice and data. In addition, we previously reported resale two-way messaging subscribers as individual subscribers. However, with roaming capabilities on data networks, it is increasingly difficult to determine if these resale two-way messaging customers are permanently resident on our data network or are transient roamers temporarily utilizing our network. Accordingly, only those data subscribers that are known to be permanently resident on our network will be treated as subscribers. These enhancements to the classification of subscriber and revenue categories had no impact on the reporting of total revenues, expenses or operating profit, as defined below, in the current or previous periods.

Subscriber Churn

      Subscriber churn is calculated on a monthly basis. For any particular month, subscriber churn represents the number of subscribers deactivating in the month divided by the aggregate number of subscribers at the beginning of the month. When used or reported for a period greater than one month, subscriber churn represents the monthly average of the subscriber churn for the period.

Network Revenue

      Network revenue is total revenue less revenue received from the sale of equipment. The sale of such equipment does not materially affect our operating income as we generally sell equipment to our distributors at a price approximating cost to facilitate competitive pricing at the retail level. Accordingly, we believe that network revenue is a more relevant measure of our ability to increase our operating profit, as defined below.

Average Revenue Per User

      The average revenue per user (“ARPU”) is calculated on a monthly basis. For any particular month, ARPU represents monthly network revenue divided by the average number of subscribers during the month. ARPU, when used in connection with a particular type of subscriber, represents monthly network revenue generated from these customers divided by the average number of these subscribers during the month. When used or reported for a period greater than one month, ARPU represents the monthly average of the ARPU calculations for the period. We believe ARPU helps indicate whether we have been successful in attracting and retaining higher usage subscribers.

Operating Expenses

      Operating expenses are segregated into four categories for assessing business performance:

•	cost of equipment sales;

•	sales and marketing expenses, which represent the costs to acquire new subscribers (other than those related to equipment), such as advertising, commissions paid to third parties for new activations, remuneration and benefits to sales and marketing employees, as well as direct overheads related to these activities;

•	operating, general and administrative expenses, which include all other expenses incurred to operate the business on a day-to-day basis, including inter-carrier payments to roaming partners and long-distance carriers, and the CRTC contribution levy. As well, it includes costs to service existing subscriber relationships, including retention costs (other than those related to equipment); and

•	management fees paid to RCI.

      The wireless communications industry in Canada continues to grow and the costs of acquiring new subscribers are significant. Because a substantial portion of subscriber activation costs are variable in nature, such as commissions paid for each new activation, and due to fluctuations in the number of activations of new subscribers from period to period and the seasonal nature of these subscriber additions, we experience material fluctuations in sales and marketing expenses and, accordingly, in the overall level of operating expenses.

Cost of Acquisition Per Subscriber

      Cost of acquisition per subscriber (“COA”), which is also often referred to in the wireless communications industry as “subscriber acquisition cost” or “cost per gross addition”, is calculated by dividing total sales and marketing expenditures, plus costs related to equipment provided to existing subscribers for the period, by the total number of gross subscriber activations during the period. Subscriber activations include postpaid and prepaid voice and data activations and one-way messaging activations. COA, as it relates to a particular activation, generally is in direct proportion to the level of ARPU and term of a subscriber’s contract.

Operating Expense Per Subscriber

      Operating expense per subscriber, expressed as a monthly average, is calculated by dividing total operating, general and administrative expenditures, plus costs related to equipment provided to existing subscribers and management fees paid to RCI, by the average number of subscribers during the period. Operating expense per subscriber is tracked as a measure of our ability to leverage our operating cost structure across a growing subscriber base, and we believe that it is an important measure of our ability to achieve the benefits of scale as we increase our business.

Operating Profit and Operating Profit Margin

      We define operating profit as net income before depreciation and amortization, interest expense, income taxes and non-operating items, which include foreign exchange gains (losses), loss on repayment of long-term debt, change in fair value of derivative instruments and investment and other income, and the 2002 net recovery related to the change in estimates of sales tax and CRTC contribution liabilities. Operating profit is a standard measure used in the communications industry to assist in understanding and comparing operating results and is often referred to by our competitors as EBITDA (earnings before interest, taxes, depreciation and amortization) or OIBDA (operating income before depreciation and amortization). We believe this is an important measure as it allows us to assess our ongoing businesses without the impact of depreciation or amortization expenses as well as non-operating factors. It is intended to indicate our ability to incur or service debt, invest in PP&E and allows us to compare our company to our competitors who have different capital or organizational structures. This measure is not a defined term under Canadian GAAP or U.S. GAAP.

      We calculate operating profit margin by dividing operating profit by network revenue. Network revenue is used in the calculation, instead of total revenue, because it better reflects our core business activity of providing wireless services. This measure is not a defined term under Canadian GAAP or U.S. GAAP.

Additions to PP&E

      PP&E expenditures include those costs associated with acquiring and placing our PP&E into service. Because the wireless communications business requires extensive and continual investment in equipment, including investment in new technologies and expansion of geographical reach and capacity, additions to PP&E are significant and management focuses continually on the planning, funding and management of these expenditures. We focus more on managing additions to PP&E than we do on managing depreciation and amortization expense because additions to PP&E have a more direct impact on our cash flow, whereas depreciation and amortization are non-cash accounting measures required under Canadian GAAP.

      Additions to PP&E included in the Consolidated Statement of Cash Flows comprise additions to PP&E on a cash basis. The additions to PP&E based on the accrual basis represent PP&E that we actually took title to in the period. Accordingly, for purposes of comparing our PP&E outlays, we believe that additions to PP&E on the accrual basis best reflect our cost of PP&E in a period, and provides a more accurate determination for period-to-period comparisons. Our discussions of additions to PP&E as found in the sections titled “Additions to PP&E” are based on the accrual basis.

Seasonality

      Our operating results are subject to seasonal fluctuations that materially impact quarter-to-quarter operating results. Accordingly, one quarter’s operating results are not necessarily indicative of what a subsequent quarter’s operating results will be. In particular, this seasonality generally results in relatively lower fourth quarter operating profits due primarily to increased marketing and promotional expenditures and relatively higher levels of subscriber additions, resulting in higher subscriber acquisition and activation-related expenses. Seasonal fluctuation also typically occurs in the third quarter of each year because higher usage and roaming result in higher network revenue and operating profit.

Recent Wireless Industry Trends

Focus on Customer Retention

      The wireless communications industry’s current market penetration in Canada is approximately 45% of the population, compared to approximately 57% in the United States and approximately 96% in the United Kingdom, and we expect the Canadian wireless industry to grow by 3 to 4 percentage points each year. While this will produce growth, the growth is slowing compared to historical levels. Such slowing growth has been, and will continue, driving the increased focus on customer satisfaction, the sale to customers of new data and voice service features and, primarily, customer retention. Due to legislation in the United States and other countries regarding local number portability and the fact that Canadian regulators have indicated that they intend to review the matter in the 2005/2006 planning period, customer satisfaction and retention will become even more critical in the future.

      Demand for Sophisticated Data Applications. The ongoing development of wireless data transmission technologies has led developers of wireless devices, such as phone handsets and other hand-held devices, to create more sophisticated wireless devices with increasingly advanced capabilities, including access to e-mail and other corporate information technology platforms, news, sports, financial information and services, shopping services and other functions. We believe that the introduction of such new applications will drive the growth for data transmission services. As a result, wireless providers will need to continue to upgrade their existing digital networks to be able to offer the data transmission capabilities required by these new applications.

      Migration to Third Generation Wireless Technology. The ongoing development of wireless data transmission technologies has led manufacturers to create wireless devices with increasingly advanced capabilities, including access to e-mail and other corporate information technology platforms, news, sports, financial information and services, shopping services, and other functions. Increased demand for sophisticated wireless services, especially data communications services, has led wireless providers to migrate towards the next generation of digital voice and data networks. These networks are intended to provide wireless communications with wireline quality sound, far higher data transmission speeds and streaming video capability. These networks are expected to support a variety of data applications, including Internet access, multimedia services and seamless access to corporate information systems, such as e-mail and purchasing systems.

Development of Additional Technologies

      The development of additional technologies and their use by consumers may accelerate the widespread adoption of third generation (“3G”), digital voice and data networks. One such example is WiFi, which allows suitably equipped devices, such as laptop computers and personal digital assistants, to connect to a wireless access point. The wireless connection is only effective within a range of approximately 100 meters and at theoretical speeds of up to 54 megabits per second. To address these limitations, WiFi access points must be placed selectively in high-traffic locations where potential customers frequent and have sufficient time to use the service. Technology companies are currently developing additional technologies designed to improve WiFi and otherwise utilize the higher data transmission speeds found in a 3G network. Future enhancements to the range of WiFi service, and the networking of WiFi access points, may provide additional opportunities for mobile wireless operators to deploy hybrid high-mobility 3G and limited-mobility WiFi networks, each providing capacity and coverage under the appropriate circumstances.

Overview of Government Regulation and Regulatory Developments

Canadian Radio-television and Telecommunications Commission

      Canadian wireless service providers, including our company, are regulated by the CRTC pursuant to and in accordance with requirements of the Telecommunications Act (Canada), or the Act. Under the Act, the CRTC regulates all telecommunications common carriers in Canada that provide or participate in a communications system, including mobile voice and data and paging service providers.

Industry Canada

      The awarding of spectrum and licenses for mobile voice and data services in Canada is under the jurisdiction of Industry Canada, a department of the Government of Canada. Industry Canada is responsible for telecommunications policy in Canada and has specific jurisdiction under the Radiocommunication Act (Canada) to establish radio licensing policy and award radio licenses for radio frequencies, which are required to operate wireless communications systems.

Restrictions on Non-Canadian Ownership and Control

      Pursuant to the Act and associated regulations, up to 20% of the voting shares of a Canadian carrier, such as our company, and up to 33 1/3% of the voting shares of a parent company, such as RWCI or RCI, may be held by non-Canadians, provided that neither the Canadian carrier nor its parent is otherwise controlled by non-Canadians. Similar restrictions are contained under the Radiocommunication Act. In April 2003, the House of Commons Industry Committee released a report calling for the removal of foreign ownership restrictions for telecommunications carriers and broadcasting distribution undertakings. In June 2003, the House of Commons Heritage Committee released a report opposing the Industry Committee’s recommendation. The Cabinet responded to the Industry Committee report in September 2003 and to the Heritage Committee report in November 2003. Officials from the Heritage and Industry departments will convene to reconcile the two positions. We support the recommendation calling for the removal of foreign ownership restrictions but cannot predict the nature or timing of changes that might result.

Contribution Funding Mechanism

      In November 2000, the CRTC released a decision that fundamentally altered the mechanism used by the CRTC to collect “contributions” to subsidize the provision of basic local wireline telephone service. Previously, the contribution was levied on a per minute basis on long-distance services. Under the new contribution regime, which became effective January 1, 2001, all telecommunications service providers, including wireless service providers such as our company, are required to contribute a percentage of their adjusted Canadian telecommunications service revenues to a fund established to subsidize the provision of basic local service. The percentage contribution levy was 4.5% in 2001 and 1.3% for 2002. In 2003, an interim rate of 1.3% was set and in December 2003 the final rate was reduced to 1.1%, retroactive to January 1, 2003. The interim rate for 2004 has been set at 1.1% and the final rate for 2004 will not likely be set until December 2004. The final rate for 2004 would likely be retroactive to January 1, 2004. Refer to the section above entitled “Risk Factors — Rate increases could adversely affect our results of operations” for further information on the CRTC contribution levy.

Spectrum Fee Assessment Revision

      Late in 2002, Industry Canada released a consultation paper proposing a new methodology for calculating spectrum fee assessments (excluding auction spectrum). Spectrum fees are currently assessed on a per radio channel basis in the case of 850 megahertz spectrum, and a per site basis for 1900 megahertz spectrum. The new regime proposes an annual cost per megahertz per population for both frequency ranges, and, as a result, fees will be based on the amount of spectrum held by the carrier, regardless of the degree of deployment or the number of sites. The new rate, established by Industry Canada in December 2003, came into effect on April 1, 2004. As a result of the new methodology, there is a nominal increase in annual spectrum fees for us that will be phased in over a seven-year period to 2011.

Spectrum License Issues

      Late in 2003, Industry Canada released a policy document regarding a number of spectrum issues, including a discussion on the existing spectrum cap, spectrum allocations for 3G networks and possible timing of a 3G spectrum auction. Industry Canada has proposed a possible 3G spectrum auction date of 2005 to 2006 for this spectrum. The U.S. Federal Communications Commission (“FCC”) is expected to auction similar spectrum in 2005. We expect that Industry Canada will follow future spectrum allocation decisions which are made by the FCC in the United States and will not proceed with a 3G spectrum auction before such decisions are made. A final determination on these matters has not yet been made.

      On August 27, 2004, Industry Canada rescinded the cap on ownership of mobile spectrum. Up to that time, Canadian carriers were limited to a maximum of 55 megahertz of mobile spectrum. After a public consultation earlier in 2004 as to whether the cap should be maintained, removed or increased, Industry Canada advised that the cap would be removed, effective immediately. Industry Canada concluded that the wireless industry will require access to more spectrum through a future 3G wireless services auction and further stated that they will continue to monitor the wireless industry for spectrum concentration, and manage the licensing of spectrum resources through other mechanisms at their disposal.

Fixed Wireless Spectrum Auction

      On February 9, 2004, Industry Canada commenced an auction for one block of 30 megahertz of spectrum in the 2300 megahertz band as well as three blocks of 50 megahertz of spectrum and one block of 25 megahertz of spectrum in the 3500 megahertz band. The auction was completed on February 16, 2004. There were over 172 geographic license areas in Canada for each available block. Successful bidders for the spectrum have flexibility in determining the services to be offered and the technologies to be deployed in the spectrum. Industry Canada expects that the spectrum will be used for point-to-point or point-to-multi-point broadband services. We participated in this spectrum auction and, as a result, have acquired 33 blocks of spectrum in various license areas for an aggregate bid price of $5.9 million.

      Industry Canada has initiated another auction process to make available the blocks of spectrum that did not sell in the February 2004 process. In a multiphase process that has recently commenced, parties were able to identify those blocks that they were interested in, and if there were no other parties expressing interest in those blocks, then they were the successful party. In this process, we obtained an additional nine licenses for a cost of $0.1 million. The remaining licenses are expected to be auctioned commencing January 10, 2005.

Competition

      At September 30, 2004, the highly competitive Canadian wireless industry had approximately 14.3 million wireless subscribers. Competition for wireless subscribers is based on price, scope of services, service coverage, quality of service, sophistication of wireless technology, breadth of distribution, selection of equipment, brand and marketing. We also compete with our rivals for dealers and retail distribution outlets.

      In the wireless voice and data market, we compete primarily with two other wireless service providers, and we may in the future compete with other companies, including resellers such as Virgin Mobile Canada, Sprint Canada and Primus, using existing or emerging wireless technologies such as WiFi or “hotspots”. Wireless messaging (or one-way paging) also competes with a number of local and national paging providers.

Intercompany and Related Party Transactions

      From time to time, we enter into agreements with RCI, RCI’s subsidiaries and other related parties that we believe are mutually advantageous to us and our affiliates. In addition, we have entered into a reciprocal roaming arrangement and other agreements related to the marketing and delivery of wireless services with AT&T Wireless, one of RWCI’s significant shareholders until October 13, 2004.

      Our arrangements with RCI include a management services agreement under which we receive a range of management services, including strategic planning, financial and information technology services. We also maintain contractual relationships with RCI involving other cost sharing and services agreements. In late 2001, RCI began providing customer service call center services thereby expanding the contractual relationships between the companies. In January 2003, RCI began managing the collection of our accounts receivable.

      We are also a party to agreements with Rogers Cable and Rogers Media, wholly-owned subsidiaries of RCI. With Rogers Cable, we have agreed to provide sales and distribution services for certain of the products and services of Rogers Cable. Rogers Cable also distributes our products and services through its Rogers Video stores. With Rogers Media, we purchase advertising on their radio and television stations and in their various magazines and publications.

      We are presently discussing with RCI the terms upon which we and Rogers Cable may further outsource our information technology operations to RCI. We are also discussing with RCI and Rogers Cable the terms upon which we may establish a business unit that would be responsible for marketing our products and services, and those of Rogers Cable, to business customers.

      We monitor our intercompany and related party agreements to ensure that the agreements remain beneficial to us. We are continually evaluating the expansion of existing arrangements and entry into new contracts.

      See the section entitled “Certain Transactions and Relationships” below.

Critical Accounting Policies

      This Management’s Discussion and Analysis is made with reference to our Consolidated Financial Statements and Notes thereto, which have been prepared in accordance with Canadian GAAP. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of our financial statements and the reported amount of revenues and expenses during the period. These estimates are based on management’s historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the reported amounts of revenues, expenses, assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates.

      We have identified the accounting policies outlined below as critical to our business operations and an understanding of our results of operations. The impact and any associated risks related to these policies on our business operations are discussed throughout this Management’s Discussion and Analysis.

      The Audit Committee reviews our accounting policies. The Audit Committee also reviews all quarterly and annual filings and recommends adoption of our annual financial statements to our Board of Directors. For a detailed discussion on the application of these and other accounting policies, which are reviewed by our Audit Committee, see Note 2 to the Consolidated Financial Statements. In addition, a discussion of new accounting standards adopted by us in the nine months ended September 30, 2004 is discussed in the section “New Accounting Standards”.

Revenue Recognition

      We consider revenues to be earned as services are performed, provided that ultimate collection is reasonably assured at the time of performance. Our revenues are categorized into the following types:

•	monthly recurring subscriber fees in connection with wireless services and equipment are recorded as revenue on a pro-rata basis over the month;

•	revenue from the sale of wireless airtime, wireless long-distance and other services are recorded as the services are provided; and

•	revenue from the sale of equipment is recorded when the equipment is delivered and accepted by the independent dealer or customer. Equipment subsidies provided to new and existing subscribers are recorded as a reduction of revenues.

      Unearned revenue represents amounts received from subscribers related to services to be provided in future periods.

      Effective January 1, 2004, we adopted new accounting standards regarding the timing of revenue recognition and the classification of certain items as revenue or expense. See “— New Accounting Standards — Revenue Recognition”.

Allowance for Doubtful Accounts

      A significant portion of our revenues are earned from selling on credit to business and consumer subscribers. The allowance for doubtful accounts, as disclosed on the Balance Sheet of the Consolidated Financial Statements, is calculated by taking into account factors such as our historical collection and write-off experience, the number of days the subscriber is past due and the status of a subscriber’s account with respect to whether or not the subscriber is continuing to receive service. As a result, fluctuations in the aging of subscriber accounts will directly impact the reported amount of bad debt expense. For example, events or circumstances that result in a deterioration in the aging of subscriber accounts will in turn increase the amount of bad debt expense. Conversely, as circumstances improve and subscriber accounts are brought current, the reported amount of bad debt expense will decline.

Subscriber Acquisition Costs

      We operate within a highly competitive industry and generally incur significant costs to attract new subscribers. All sales and marketing expenditures related to subscriber acquisitions, such as commissions and equipment subsidies, are expensed at the time of activation of the subscriber. A large percentage of the subscriber acquisition costs, such as equipment subsidies and commissions, are variable in nature and directly related to the acquisition of a subscriber. In addition, subscriber acquisition costs on a per subscriber acquired basis fluctuate based on the success of promotional activity and seasonality of the business. Accordingly, if we experience significant growth in subscriber activations during a period, expenses for that period will increase.

Costs of Subscriber Retention

      In keeping with the practice of expensing costs related to the acquisition of new subscribers at the time of activation, costs related to subscriber retention and contract renewals are expensed in the period incurred. In addition, we pay certain distributors a monthly percentage of subscriber revenues for customer service and retention activities. Increased retention activities in a given period will, in turn, increase expense in the same period.

Capitalization of Direct Labor and Overhead

      As outlined in the recommendations of the Canadian Institute of Chartered Accountants (“CICA”) with respect to PP&E, capitalization of costs includes the consideration expended to acquire, construct, develop or better an item of PP&E and includes all costs directly attributable to those activities. The cost of an item of PP&E includes direct construction or software development costs, such as materials and labor, and overhead costs directly attributable to the construction or software development activity. The cost to enhance the service potential of an item of PP&E is considered a betterment. Service potential may be enhanced when there is an increase in the previously assessed physical output or service capacity, associated operation costs are lowered, the life or useful life is extended, or the quality of service is improved. Costs incurred in the maintenance of the service potential of an item of PP&E are charged to operating expenses as incurred.

      We capitalize direct labor and direct overhead incurred to construct new assets and better existing assets. These costs are capitalized as they include the construction costs directly attributable to the acquisition, construction, development or betterment of our networks through either increased service capacity or lowered associated operating costs. Although interest costs are permitted to be capitalized during construction, our policy is not to capitalize such interest costs.

      Amounts of direct labor and direct overhead that are capitalized fluctuate from year to year depending on the level of customer growth, new services and network expansion. In addition, the level of capitalization of direct labor and overhead fluctuates depending on the proportion of internal labor versus external contractors used in construction projects.

      The percentage of direct labor capitalized is determined, in many cases, by the nature of activities in a specific department. For example, all labor and direct overhead of construction departments are capitalized as a result of the capital nature of the activity performed by those departments. In some cases, the amount of capitalization depends on the level of maintenance versus capital activity that a department performs. In these cases, an analysis of work activity is applied to determine this percentage allocation.

Depreciation Policies and Useful Lives

      We depreciate the cost of PP&E over the estimated useful service lives of the items. These estimates of useful lives involve considerable judgment. In determining these estimates, we take into account wireless industry trends and company-specific factors, including changing technologies, subscriber migration between our GSM/ GPRS and TDMA and analog networks and expectations for the in-service period of these assets. On an annual basis, we reassess our existing estimates of useful lives to ensure they match the anticipated life of the technology from a revenue producing perspective. If the technological change happens more quickly or in a different way than we have anticipated, we might have to shorten the estimated life of certain PP&E, which could result in higher depreciation expense in future periods or an impairment charge to write down the value of PP&E.

      For accounting purposes, spectrum licenses are considered to have an indefinite useful life. This is based on the fact that they are a non-depleting asset, are integral to our business, are expected to contribute to cash flows indefinitely and are not technology dependent. Furthermore, spectrum licenses have a high likelihood of indefinite renewal by Industry Canada without significant renewal costs, given that historically applications for the renewal of spectrum licenses in Canada have not been denied. As a result, spectrum licenses are not amortized but instead are tested for impairment on an annual or more frequent basis.

Asset Impairment

      The valuations of all long-lived assets, along with spectrum licenses and goodwill, are subject to annual reviews for impairment.

      A two-step process determines impairment of long-lived assets. The first step determines when impairment must be measured and compares the carrying value to the sum of the undiscounted cash flows expected to result from their use and eventual disposition. If the carrying value exceeds this sum, a second step is performed, which measures the amount of the impairment as the difference between the carrying value of the long-lived asset and its fair value, calculated using quoted market price or discounted cash flows. An impaired asset is written down to its estimated fair market value based on the information available at that time. Considerable management judgment is necessary to estimate cash flows. Assumptions used in estimating these cash flows are consistent with those used in internal forecasting and are compared for reasonability to forecasts prepared by external analysts. Significant changes in assumptions with respect to the competitive environment could result in impairment of these assets.

      In testing for impairment of goodwill, we conduct a two-step process. In the first step, our fair value is compared with the carrying value of our net assets. If the fair value exceeds the carrying value, no impairment is considered to have occurred. The second step is performed when our carrying value exceeds our fair value, in which case the implied fair value of our goodwill is determined in the same manner as it would be determined in a business combination.

      Spectrum licenses are tested for impairment by comparing their fair values with their carrying values. When fair values exceed carrying values, no impairment is considered to have occurred.

      We cannot predict whether an event that triggers an impairment will occur, when it will occur or how it will affect the asset values reported.

      The AT&T brand license, acquired in 1996 at an aggregate cost of $37.8 million, which provided us with, among other things, the right to use the AT&T brand name, was determined to have no remaining useful life as of December 31, 2003 because we had announced our intention to terminate this brand license agreement in early 2004. The remaining book value of $20.0 million was therefore fully amortized. See Note 4 to the Consolidated Financial Statements.

Accounting for Derivative Instruments

      Our cross-currency interest rate exchange agreements (“swaps”) are used to manage the cash flow risks associated with the fluctuations in foreign exchange rates relating to our U.S. dollar-denominated debt. We do not enter into such swaps for speculative purposes.

      Prior to January 1, 2004, we accounted for these swaps as hedges of the fluctuations in foreign exchange rates relating to approximately 65.4% of our U.S. dollar-denominated debt. Under hedge accounting, the foreign exchange gains and losses arising on the translation of the U.S. dollar-denominated debt at the end of each accounting period was hedged by the equal and offsetting foreign exchange gains and losses relating to the swaps that were designated as hedges.

      In November 2001, the CICA issued Accounting Guideline 13, “Hedging Relationships” (“AcG-13”), and in November 2002, it amended the effective date of the guideline. AcG-13 established new criteria for hedge accounting with application to all hedging relationships in effect on or after January 1, 2004. Effective January 1, 2004, we determined that we would not account for our swaps, as hedges for accounting purposes and consequently began to account for such swaps on a mark-to-market basis, with resulting gains or losses recorded in or charged against income.

      We adjusted the carrying value of these swaps from $136.5 million at December 31, 2003 to the fair value of $120.4 million on January 1, 2004. The corresponding transitional loss of $16.1 million was deferred and amortized to income over the remaining life of the underlying debt instruments. Amortization for the six months ended June 30, 2004 totalled $0.4 million.

      This change resulted in the recognition in the Consolidated Statement of Income of an unrealized loss related to the change in fair value of the swaps of $3.8 million for the six months ended June 30, 2004. A loss of $32.4 million was also recognized for the six months ended June 30, 2004 related to the unrealized foreign exchange on the debt previously accounted for as being hedged.

      Effective July 1, 2004, we met the requirements for hedge accounting under AcG-13 for certain of our swaps, and consequently, on a prospective basis, began to treat approximately US$1,240.0 million notional amount of these exchange agreements, or 95.3% of our swaps, as hedges against foreign fluctuations on US$1,240.0 million of U.S. dollar-denominated debt.

      A new transitional adjustment arising on the change from mark-to-market accounting to hedge accounting was therefore calculated as at July 1, 2004, resulting in a deferred transitional gain of $53.9 million which will be amortized to income over the shorter of the remaining life of the debt and the term of the swaps. Amortization of this transitional gain from July 1, 2004 to September 30, 2004 totalled $1.6 million.

      Certain other swaps will continue not to be accounted for as hedges since they do not meet the requirement for hedge accounting under AcG-13. Approximately US$61.8 million notional amount of swaps will continue to be accounted for on a mark-to-market basis. The fair value of these swaps was $1.0 million at September 30, 2004, a decrease of $5.2 million since June 30, 2004.

Contingencies

      We are subject to various claims and contingencies related to lawsuits, taxes and commitments under contractual and other commercial obligations. We recognize liabilities for contingencies when a loss is probable and capable of being reasonably estimated. Significant changes in assumptions as to the likelihood and estimates of the amount of a loss could result in the recognition of an additional liability.

Related Party Transactions

      All material related party transactions are reviewed by the Audit Committee of our Board of Directors.

      See the section entitled “Certain Transactions and Relationships” below and Note 15 to the Consolidated Financial Statements for additional information on related party transactions.

New Accounting Standards

      In 2003 we adopted the following new accounting standards as a result of changes to Canadian GAAP:

Asset Retirement Obligations

      Under new Canadian and U.S. accounting standards, we are now required to record the fair value of the liability for an asset retirement obligation in the year in which it is incurred and when a reasonable estimate can be made. Fair value is defined as the amount at which that liability could be settled in a current transaction between willing parties.

      We reviewed our existing contracts and commitments to determine where such obligations exist and determined many of our contracts do not have any such asset retirement obligations. We then assessed what the estimated fair value of the obligations that exist would be and the probability that these would be incurred. We determined that the fair value of the obligations was not significant. We will monitor contracts on an ongoing basis and when we determine that an obligation exists, we will record such obligations at their fair value.

Impairment of Long-Lived Assets

      On January 1, 2003, we prospectively adopted the new accounting pronouncement, “Impairment of Long-Lived Assets” which establishes standards for the recognition, measurement and disclosure of the impairment of long-lived assets. This standard harmonizes Canadian requirements with U.S. GAAP impairment provisions. Previously, the impairment of long-lived assets was measured as the difference between the carrying value of the asset and the future undiscounted net cash flows expected to be generated by the asset. Under the new pronouncement, as discussed above, this measurement is used to determine if impairment has occurred, and the amount of impairment is measured as the difference between the carrying value of the asset and its fair value, calculated using quoted market price or discounted cash flows. The adoption had no impact on us, as no impairment of long-lived assets had occurred at September 30, 2004.

      In the nine months ended September 30, 2004, in addition to the change in accounting for derivative instruments we adopted the following new accounting standards as a result of changes to Canadian GAAP, which are further described in the Notes to the Consolidated Financial Statements and the Notes to the Unaudited Interim Consolidated Financial Statements:

GAAP Hierarchy

      In June 2003, the CICA released Handbook Section 1100, “Generally Accepted Accounting Principles”. Previously there had been no clear definition of the order of authority for sources of GAAP. This standard established standards for financial reporting in accordance with Canadian GAAP and applies to our 2004 fiscal year. This section also provides guidance on sources to consult when selecting accounting policies and on appropriate disclosures when a matter is not dealt with explicitly in the primary sources of GAAP.

      We have reviewed this new standard, and as a result have adopted a classified balance sheet presentation since we believe that the historical industry practice of a declassified balance sheet presentation is no longer appropriate.

      In addition, within the Consolidated Statements of Cash Flows, we have reclassified the change in non-cash working capital items related to PP&E to investing activities. This change had the impact of decreasing cash used in investing activities on the Statements of Cash Flows, compared to our previous method, by $40.8 million for the nine months ended September 30, 2004 and increasing cash used in investing activities by $83.0 million for the nine months ended September 30, 2003. In all periods, the corresponding change was to non-cash working capital items within operating activities and for the years ended 2001, 2002 and 2003, this change had the impact of increasing (decreasing) cash used in investing activities by $98.6 million, ($98.6 million) and $87.7 million, respectively.

      With the adoption of these two changes, we believe that our accounting policies and financial statements comply with this new standard.

Stock-Based Compensation

      Effective January 1, 2004, Canadian GAAP requires us to estimate the fair value of stock-based compensation granted to employees and to expense the fair value over the vesting period of the stock options. In accordance with the transition rules, we determined the fair value of options granted to employees since January 1, 2002 using the Black-Scholes Option Pricing Model, and recorded an adjustment to opening retained earnings in the amount of $2.3 million, representing the expense for the 2002 and 2003 fiscal years. The offset to retained earnings is an increase in our contributed surplus. For the nine months ended September 30, 2004, stock-based compensation expense was $3.2 million.

Revenue Recognition

      Effective January 1, 2004, we adopted new Canadian accounting standards, including CICA Emerging Issues Committee Abstract 142 issued in December 2003, regarding the timing of revenue recognition and the classification of certain items as revenue or expense.

      As a result of the adoption of these new accounting standards, the following changes to the recognition and classification of revenue and expenses have been made:

•	Activation fees are now classified as equipment revenue. Previously, these amounts were classified as network revenue;

•	Recoveries from new and existing subscribers from the sale of equipment are now classified as equipment revenue. Previously, these amounts were recorded as a reduction to sales expense in the case of a new subscriber, and as a reduction to operating, general and administrative expense in the case of an existing subscriber;

•	Equipment subsidies provided to new and existing subscribers are now classified as a reduction to equipment revenue. Previously, these amounts were recorded as a sales expense in the case of a new subscriber and as an operating, general and administrative expense in the case of an existing subscriber. Costs for equipment provided under retention programs to existing subscribers are now recorded as a cost of equipment sales. Previously, these amounts were recorded as an operating, general and administrative expense; and

•	Certain other recoveries from subscribers related to collections activities are now classified as network revenue. Previously, these amounts were recorded as a recovery of operating, general and administrative expenses.

      The effect of this adoption on our financial results and on our key performance indicators is as follows:

				Nine Months Ended
	Year Ended December 31,			September 30,

	2001	2002	2003	2003	2004

	(In millions of dollars, except per subscriber data)
Postpaid (voice and data) revenue:
Prior to adoption	$1,457.1	$1,632.9	$1,921.0	$1,414.0	$1,683.5
After adoption	1,464.4	1,628.1	1,911.1	1,408.3	1,678.5
Network revenue:
Prior to adoption	1,571.8	1,759.3	2,039.8	1,499.1	1,777.2
After adoption	1,579.1	1,754.5	2,029.9	1,493.4	1,772.4
Equipment sales:
Prior to adoption	181.3	206.7	242.4	158.4	214.3
After adoption	61.8	137.0	177.9	124.8	197.5
Total operating revenue:
Prior to adoption	1,753.1	1,966.0	2,282.2	1,657.5	1,991.5
After adoption	1,640.9	1,891.5	2,207.8	1,618.2	1,969.9
Cost of equipment sales:
Prior to adoption	181.0	209.9	244.5	160.9	207.5
After adoption	236.3	296.8	380.8	252.0	357.5
Sales and marketing expenses:
Prior to adoption	399.9	462.8	522.7	349.8	378.8
After adoption	259.6	328.9	362.0	250.1	266.4
Operating, general and administrative expenses:
Prior to adoption	760.3	765.5	787.4	586.2	668.9
After adoption	733.0	738.1	737.4	555.3	609.7
Postpaid (voice and data) ARPU:
Prior to adoption	55.88	55.95	57.55	57.50	59.28
After adoption	56.15	55.78	57.25	57.27	59.10
Blended ARPU:
Prior to adoption	46.33	45.20	47.42	47.07	50.22
After adoption	46.55	45.07	47.19	46.89	50.09
Sales and marketing expenses per wireless gross subscriber addition:
Prior to adoption	296	384	397	389	385
After adoption	286	366	376	367	359
Average monthly operating expense per wireless subscriber:
Prior to adoption	20.47	18.42	17.47	17.53	18.29
After adoption	21.02	18.81	17.87	17.93	18.71
      These changes in accounting classification had no effect on the amounts of reported operating profit, net income or earnings per share. All prior period amounts, including key performance indicators, have been conformed to reflect these changes in classification.

Alternative Acceptable Accounting Policies

      GAAP permits, in certain circumstances, alternative acceptable accounting policies. The two primary areas where we have made a choice are (1) the accounting for subscriber acquisition costs and (2) capitalized interest.

Accounting for Subscriber Acquisition Costs

      Subscriber acquisition costs are expensed in the period we incurred them. The alternative method is to defer and amortize these costs over the life of the contract or the expected life of the relationship with the customer. We have elected to expense these costs as incurred because we believe these costs reflect period costs that may or may not be recoverable depending on the length of the relationship with the customer, whether it be contractual or otherwise. In addition, subscriber acquisition costs on a per subscriber basis fluctuate based on the success of promotional activity and seasonality of the business, and, as such, we believe these costs should be reflected as costs at the point in time that they are incurred.

Capitalized Interest

      Canadian GAAP permits, but does not require, the capitalization of interest expense as part of the cost of acquiring certain assets that require a period of time to prepare for their intended use. The Company does not capitalize interest as part of our PP&E expenditures.

U.S. GAAP Differences

      We prepare our financial statements in accordance with Canadian GAAP. U.S. GAAP differs from Canadian GAAP in certain respects. The areas of principal differences and their impact on our Consolidated Financial Statements are described in Note 19 to the Consolidated Financial Statements and Note 11 to the Unaudited Interim Consolidated Financial Statements. The significant differences include:

•	goodwill arising on purchase transactions;

•	accounting for interest capitalization and the related depreciation impact;

•	accounting for development and pre-operating costs;

•	accounting for changes in the fair value of financial instruments;

•	accounting for stock-based compensation; and

•	accounting for the loss on repayment of long-term debt.

Goodwill Arising on Purchase Transactions

      Under U.S. GAAP, purchase transactions that result in an entity becoming a wholly-owned subsidiary establish a new basis of accounting for the entity purchased and its assets and liabilities. As a result of RCI’s acquisition of 100% of us in 1989, for U.S. GAAP purposes, we must record as an asset in our Consolidated Financial Statements the amount of goodwill that was recorded on the consolidated financial statements of RCI. As this acquisition was financed principally by the parent company with proceeds from other asset sales, the corresponding adjustment for the assets recorded was an increase in shareholder’s equity.

      At the time of the acquisition by RCI, Canadian GAAP did not permit a subsidiary company to alter the historical costs of its assets or liabilities upon it being acquired. This difference increases goodwill and shareholder’s equity by $521.9 million.

Accounting for Interest Capitalization and the Related Depreciation Impact

      U.S. GAAP requires capitalization of interest costs as part of the historical cost of acquiring certain qualifying assets that require a period of time to prepare for their intended use. This is not required under

Canadian GAAP. The impact of capitalizing interest under U.S. GAAP is to increase net income by $5.7 million, $6.5 million and $15.8 million in 2003, 2002 and 2001, respectively, and to increase net income by $4.5 million and $4.3 million for the nine months ended September 30, 2004 and 2003, respectively. The corresponding depreciation expense impact related to interest capitalized in previous years is to increase depreciation expense for the years ended December 31, 2003, 2002 and 2001 by $3.0 million, $2.2 million and $1.0 million, respectively, and to increase depreciation expense by $2.7 million and $2.2 million for the nine months ended September 30, 2004 and 2003, respectively.

Accounting for Development and Pre-Operating Costs

      Under Canadian GAAP, we defer the incremental costs relating to the development and pre-operating phases of new businesses and amortize these costs on a straight-line basis over periods up to five years. Under U.S. GAAP, these costs are expensed as incurred. As a result, under U.S. GAAP the consolidated net income for each of the years ended December 31, 2003 and 2002 was increased by $3.0 million and $3.0 million, respectively, and increased by $2.2 million for the nine months ended September 30, 2003, representing the amortization of pre-operating costs under Canadian GAAP. For the nine months ended September 30, 2004, there was no U.S. GAAP difference related to the deferral and amortization of such costs. For the year ended December 31, 2001, under U.S. GAAP, the consolidated net income decreased by $6.0 million when these costs were incurred.

Accounting for Changes in the Fair Value of Financial Instruments

      Under U.S. GAAP, the changes in fair value of cross-currency interest rate exchange agreements and interest rate exchange agreements are recorded as an adjustment to net income. Accordingly, our net income under U.S. GAAP has been decreased by $102.8 million in 2003 and increased by $88.1 million and $24.5 million in 2002 and 2001, respectively.

      For the period January 1, 2004 through June 30, 2004, for Canadian GAAP purposes, we did not account for our cross-currency interest rate exchange agreements as hedges of our U.S. dollar denominated debt. Instead during this period, we recorded the changes in fair value of our cross-currency interest rate exchange agreements within net income. In this respect, during this period our Canadian GAAP treatment of such exchange agreements did not differ from that under U.S. GAAP.

      Effective July 1, 2004, on a prospective basis, certain of our cross-currency interest rate exchange agreements were designated as hedges for Canadian GAAP purposes while others continued to be accounted for on a mark-to-market basis with changes in their fair value reflected in our Canadian GAAP net income. For U.S. GAAP purposes, since we did not meet all the requirements to qualify for hedge accounting, all of our cross-currency interest rate exchange agreements continued to be accounted for on a mark-to-market basis with changes in their fair value reflected in our U.S. GAAP net income. Accordingly, our net income under U.S. GAAP increased relative to our Canadian GAAP income by approximately $5.4 million for the nine months ended September 30, 2004.

Accounting for Stock-Based Compensation

      Under Canadian GAAP, effective January 1, 2004, we adopted the fair value method of recognizing stock-based compensation expense. For U.S. GAAP purposes, we use the intrinsic value method to account for stock-based compensation. The compensation expense of $3.2 million we recognized under Canadian GAAP for the nine months ended September 30, 2004 is not recognized under U.S. GAAP. The exercise price of stock options is equal to the market value of the underlying shares at the date of grant, therefore there is no expense under the intrinsic value method for U.S. GAAP purposes for the nine months ended September 30, 2004.

Accounting for Loss on Repayment of Long-Term Debt

      On March 26, 2004, we redeemed long-term debt resulting in a net loss on repayment under Canadian GAAP of $2.3 million, which included, among other items, a $40.2 million gain on the release of the deferred transitional gain. This deferred transitional gain related to cross-currency interest rate exchange agreements unwound during the first quarter of 2004 that were previously treated as effective hedges for accounting purposes. For U.S. GAAP purposes, we do not account for cross-currency interest rate exchange agreements as hedges and would not have recorded this deferred transitional gain. Consequently, such a deferred transitional gain would not have been released to U.S. GAAP income. Additionally, on redemption of the debt an amount of $11.4 million, representing a portion of a cumulative transition adjustment that arose on the adoption of Statement of Financial Accounting Standards No. 133, was released to income for U.S. GAAP purposes.

Operating and Financial Results

      For purposes of this discussion, revenue has been classified according to the following categories:

•	postpaid voice and data revenues generated principally from:

— monthly fees,

— airtime and long-distance charges,

— optional service charges,

— system access fees, and

— roaming charges;

•	prepaid revenues generated principally from charges for airtime, long-distance and text messaging;

•	one-way messaging (paging) revenues generated from monthly fees and usage charges; and

•	equipment sales revenues generated from the sale of hardware and accessories to independent dealers, agents and retailers, and directly to subscribers through direct fulfillment by our customer service groups, our website and telesales. Equipment sales revenues also include activation fees. Equipment subsidies and other incentives related to the activation of new subscribers or the retention of existing subscribers are recorded as a reduction to equipment sales revenues.

      Operating expenses are segregated into four categories for assessing business performance:

•	cost of equipment sales;

•	sales and marketing expenses, which represent all costs to acquire new subscribers (other than those related to equipment), such as advertising, commissions paid to third parties for new activations, remuneration and benefits to sales and marketing employees, as well as direct overheads related to these activities;

•	operating, general and administrative expenses, which include all other expenses incurred to operate the business on a day-to-day basis, including inter-carrier payments to roaming partners and long-distance carriers and the CRTC contribution levy. As well, it includes costs to service existing subscriber relationships including retention costs (other than those related to equipment); and

•	management fees paid to RCI.

The wireless communications industry in Canada continues to grow and the costs of acquiring new subscribers are significant. Because a substantial portion of subscriber activation costs are variable in nature, such as commissions paid for each new activation, and due to fluctuations in the number of activations of new subscribers from period to period and the seasonal nature of these subscriber additions, we experience material fluctuations in sales and marketing expenses and, accordingly, in the overall level of operating expenses.

Nine Months Ended September 30, 2004 Compared to Nine Months Ended September 30, 2003

	Nine Months Ended
	September 30,

	2004	2003	% Chg

	(In millions of dollars,
	except per share data)
Summarized Consolidated Financial Results
Operating revenue
Postpaid (voice and data)(1)	$1,678.5	$1,408.3	19.2%
Prepaid	75.2	64.0	17.5%
One-way messaging	18.7	21.1	(11.4)%

Network revenue(1)	1,772.4	1,493.4	18.7%
Equipment sales(1)	197.5	124.8	58.3%

Total operating revenue	1,969.9	1,618.2	21.7%
Cost of equipment sales(1)	357.5	252.0	41.9%
Sales and marketing expenses(1)	266.4	250.1	6.5%
Operating, general and administrative expenses(1)	609.7	555.3	9.8%
Management fees	8.8	8.5	3.5%

Total operating expenses	1,242.4	1,065.9	16.6%
Operating profit(2)	727.5	552.3	31.7%
Depreciation and amortization	357.3	373.5	(4.3)%

Operating income	370.2	178.8	107.0%
Interest expense, net	(152.5)	(147.0)	3.7%
Foreign exchange gain (loss)	(46.4)	107.8	—
Change in fair value of derivative instruments	(9.0)	—	—
Loss on repayment of long-term debt	(2.3)	—	—
Other income, net	5.1	0.7	—
Income taxes	(4.0)	(3.9)	2.6%

Net income for the period	$161.1	$136.4	18.1%

Earnings per share, basic and diluted	$100.47	$85.06	18.1%
Additions to property, plant and equipment	305.8	292.9	4.4%
Total assets	3,199.4	3,139.7	1.9%
Total liabilities	2,594.6	2,700.7	3.9%
Operating profit margin as % of network revenue(2)(3)	41.0%	37.0%

(1)	As reclassified. See the “— New Accounting Standards — Revenue Recognition” section.

(2)	As defined. See the “— Key Performance Indicators — Operating Profit and Operating Profit Margin” section.

(3)	Calculated by dividing operating profit by network revenue as detailed below:

	Nine Months Ended
	September 30,

	2004	2003

	(In millions of dollars)
Operating profit	$727.5	$552.3
Divided by:
Network revenue	$1,772.4	$1,493.4
Operating profit margin	41.0%	37.0%

Operating Highlights and Significant Developments of the Nine Months Ended September 30, 2004

•	Operating revenue increased 21.7% compared to nine-months ended September 30, 2003, with the largest revenue component, network revenue (which excludes equipment revenue) increasing 18.7%, and operating profit increasing 31.7%. Operating profit margin as a percentage of network revenue was 41.0%, compared to 37.0% in the nine months ended September 30, 2003.

•	ARPU was $59.10, an increase of 3.2% from the nine-months ended September 30, 2003 ARPU of $57.27, reflecting the continued growth of wireless data and roaming revenues and an increase in the penetration of optional services.

•	Net additions of postpaid voice and data subscribers were 260,300 compared to the 234,000 net additions in the nine months ended September 30, 2003, reflecting higher gross additions and reduced levels of churn. Net losses of prepaid subscribers were 26,400 compared to 4,400 in the nine months ended September 30, 2003, reflecting the combination of our continued emphasis on the higher-value postpaid segment of the market, selling prepaid handsets at higher price points and more price-competitive prepaid offerings in the market.

•	Average monthly postpaid churn declined to 1.78% in the nine months ended September 30, 2004, from 1.84% in the nine months ended September 30, 2003 and average monthly prepaid churn increased to 3.31% from 2.85% over the same period mainly as a result of our focus on postpaid and competitive offers in the market.

•	Revenues from wireless data services grew approximately 100% year-over-year to $92.7 million in the nine months ended September 30, 2004 from $46.3 million in the nine months ended September 30, 2003, and represented approximately 5.2% of network revenue compared to 3.1% in the nine months ended September 30, 2003.

•	Net income was $161.1 million in the nine-month period ended September 30, 2004 compared to $136.4 million in the nine-month period ended September 30, 2003. The $24.7 million year-over-year increase in net income primarily reflects the increase in operating profit of $175.2 million combined with the decrease in depreciation and amortization expense of $16.1 million offset by a higher foreign exchange loss on the unhedged portion of U.S. dollar denominated long-term debt of $154.2 million.

•	On January 1, 2004, we adopted the accounting policy of expensing the fair value of stock-based compensation granted to employees over the estimated vesting period of the stock options. This decreased our operating profit and net income for the nine months ended September 30, 2004 by $3.2 million.

•	On February 20, 2004, we completed a private placement of an aggregate principal amount of US$750.0 million 6.375% Senior Secured Notes due 2014. Approximately US$734.7 million of the proceeds were used on March 26, 2004 to redeem US$196.1 million 8.30% Senior Secured Notes due 2007, US$179.1 million 8.80% Senior Subordinated Notes due 2007, and US$333.2 million 9 3/8% Senior Secured Debentures due 2008, together with related redemption premiums.

•	We successfully completed the deployment of EDGE technology across our entire GSM/GPRS network and have introduced devices which enable subscribers to enjoy greatly increased wireless data speeds.

•	On September 13, 2004, our ultimate controlling shareholder, RCI, announced an agreement to acquire the 34% stake in RWCI, our parent company, owned by AWE for a cash purchase price of $36.37 per share. RCI closed this transaction on October 13, 2004. As a result of this transaction, RCI’s ownership interest increased from approximately 55.3% to approximately 89.2% at October 31, 2004. The sale by AWE of its stake in RWCI did not change the extensive North American wireless voice and data roaming capabilities between the companies, and our customers continue to enjoy the benefits of seamless wireless roaming between Canada and the U.S. on North America’s largest combined GSM/GPRS/ EDGE network.

•	On September 20, 2004, we announced an agreement with Microcell to make an all cash tender offer of $35.00 per share to acquire Microcell, Canada’s fourth largest wireless communications provider. We completed the acquisition on November 12, 2004. The acquisition of Microcell has made us the largest wireless operator in Canada with more than 5.5 million customers, including approximately 5.3 million wireless voice and data customers across the country, on a pro forma basis, operating Canada’s only nationwide GSM/GPRS/ EDGE wireless network. We believe this combination, among other things, will provide increased scale, creating opportunities for operating and capital spending efficiencies. In addition, we believe that our plans to maintain Microcell’s Fido brand and distribution network will provide us with improved market position in the youth segment and in all regions of Canada, especially the Province of Québec.

Network Revenue and Subscribers

	Nine Months Ended September 30,

	2004	2003	Chg	% Chg

	(Subscriber statistics in
	thousands, except ARPU,
	churn and usage)
Postpaid (Voice and Data)
Gross additions	764.1	683.1	81.0	11.9
Net additions	260.3	234.0	26.3	11.2
Total Subscribers	3,289.9	2,863.4	426.5	14.9
ARPU($)(1)	59.10	57.27	1.83	3.2
Average monthly usage (minutes)	388	360	28	7.8
Churn(%)	1.78	1.84	(0.06)	(3.3)
Prepaid
Gross additions	192.3	190.0	2.3	1.2
Net additions (losses)	(26.4)	(4.4)	(22.0)	—
Adjustment to subscriber base(2)	—	(20.9)	20.9	—
Total subscribers	733.4	753.4	(20.0)	(2.7)
ARPU($)	11.37	9.40	1.97	21.0
Churn(%)	3.31	2.85	0.46	16.1
Total — Postpaid and Prepaid
Gross additions	956.4	873.1	83.3	9.5
Net additions	233.9	229.6	4.3	1.9
Adjustment to subscriber base(2)	—	(20.9)	20.9	—
Total subscribers	4,023.3	3,616.8	406.5	11.2
ARPU (blended)($)(1)	50.09	46.89	3.20	6.8

	Nine Months Ended September 30,

	2004	2003	Chg	% Chg

	(Subscriber statistics in
	thousands, except ARPU,
	churn and usage)
One-Way Messaging
Gross additions	23.4	33.5	(10.1)	(30.1)
Net additions (losses)	(30.7)	(43.9)	13.2	—
Total subscribers	210.6	258.4	(47.8)	(18.5)
ARPU($)	9.15	8.36	0.79	9.4
Churn(%)	2.63	3.04	(0.41)	(13.5)

(1)	As reclassified. See the “New Accounting Standards — Revenue Recognition” section.

(2)	Our policy is to treat prepaid subscribers with no usage for a six month period as a reduction of the prepaid subscriber base. As part of a review of prepaid subscriber usage in the second quarter of 2003, we determined that a number of subscribers, totalling 20,900, which only had non-revenue usage (i.e., calls to customer service) over the past several quarters, were being included in the prepaid subscriber base. We determined that these subscribers should not have been included in the prepaid subscriber base and, as such, made an adjustment to the opening prepaid subscriber base in the second quarter of 2003. We have amended our policy to reflect all prepaid subscribers with no revenue-generating usage in a six month period as deactivations.

Wireless Network Revenue

      Network revenue of $1,772.4 million accounted for 90.0% of our total revenues in the nine months ended September 30, 2004, and increased 18.7% from the corresponding period in 2003. This growth reflects the 11.2% increase in the number of wireless voice and data subscribers from September 30, 2003 combined with a 6.8% year-over-year increase in blended postpaid and prepaid ARPU.

      Postpaid voice and data gross subscriber additions in the nine months ended September 30, 2004 represented 80% of total gross activations and over 111% of our total net additions. We have continued our strategy of targeting higher-value postpaid subscribers and selling prepaid handsets at higher price points, which has contributed to the significantly heavier mix of postpaid versus prepaid subscribers.

      The 3.2% year-over-year increase in postpaid ARPU in the nine months ended September 30, 2004 reflects the continued growth of wireless data and roaming revenues and an increase in the penetration of optional services. With the continued increase in the portion of our customer base using GSM handsets, we have experienced significant increases in roaming revenues from our subscribers traveling outside of Canada, as well as strong growth in roaming revenues from visitors to Canada utilizing our network. The 100% growth in data revenues, from $46.3 million for the nine months ended September 30, 2003 to $92.7 million for the nine months ended September 30, 2004, represented approximately 75% of the $1.83 increase in postpaid ARPU.

      Prepaid ARPU increased to $11.37 in the nine months ended September 30, 2004, compared to $9.40 in the same corresponding period of 2003, as a result of changes to pricing introduced in 2003 together with higher usage per subscriber. The higher prepaid ARPU also reflects increased use of text messaging by prepaid subscribers.

      Our postpaid voice and data subscriber churn rate of 1.78% in the nine months ended September 30, 2004 has declined from 1.84% in the nine months ended September 30, 2003 and reflects our continued utilization of longer term customer contracts and focused subscriber retention efforts. During the nine months ended September 30, 2004, we have experienced increased levels of customers being deactivated for non-payment. As a result, we have implemented more restrictive credit requirements during the fourth quarter. The increase in prepaid churn to 3.31% from 2.85% in the prior year period reflects the minimal sales and marketing resources applied to our prepaid offerings given our postpaid focus, combined with highly competitive prepaid offerings in the market.

      One-way messaging (paging) subscriber churn has declined year-over-year to 2.63%, while one-way messaging ARPU has increased by 9.4%, reflecting pricing changes implemented in earlier periods. With 210,600 paging subscribers, we continue to view paging as a profitable but mature business segment, and recognize that churn will likely continue at relatively high rates as one-way messaging subscribers increasingly migrate to two-way messaging and converged voice and data services.

Wireless Equipment Revenue

      In the nine months ended September 30, 2004, revenue from wireless voice, data and messaging equipment sales, including activation fees and net of equipment subsidies, was $197.5 million, up $72.7 million, or 58.3%, from the corresponding period in 2003. This significant increase in equipment revenue reflects the higher volume of handset upgrades associated with our retention programs, combined with the generally higher price points of more sophisticated handsets and devices and the higher volume of postpaid voice and data subscriber gross additions.

Wireless Operating Expenses

	Nine Months Ended September 30,

	2004	2003	Chg	% Chg

	(In millions of dollars,
	except per subscriber statistics)
Operating expenses
Cost of equipment sales(1)	$357.5	$252.0	$105.5	41.9
Sales and marketing expenses(1)	266.4	250.1	16.3	6.5
Operating, general and administrative expenses(1)	609.7	555.3	54.4	9.8
Management fees	8.8	8.5	0.3	3.5

Total operating expenses	$1,242.4	$1,065.9	$176.5	16.6

Average monthly operating expenses per subscriber(1)	$18.71	$17.93	$0.78	4.4
Sales and marketing costs per gross subscriber addition(1)	$359	$367	$(8)	(2.2)

(1)	As reclassified. See the “— New Accounting Standards — Revenue Recognition” section.

      The $105.5 million increase for the nine months ended September 30, 2004 in the cost of equipment sales reflects the significantly increased handset upgrade activity associated with our retention programs and increased activations of new subscribers. Both the new subscriber acquisition and subscriber retention programs were influenced by the trend to higher-priced feature-rich color phones and data devices.

      The 6.5% year-over-year increase in total sales and marketing expenses primarily reflects the higher variable acquisition costs associated with the 11.9% year-over-year increase in the number of postpaid voice and data gross additions in the nine months ended September 30, 2004, as compared to the corresponding period in 2003. Variable sales and marketing expenses increased in line with our strategy of offering customers incentives to enter into multi-year service contracts. In the third quarter of 2004, we introduced three year contracts for our postpaid customers and we were able to drive 67% of our postpaid gross additions in the third quarter to this new contract term. Fixed sales and marketing costs, such as advertising and overhead costs, increased modestly in the nine months ended September 30, 2004, as compared to the prior year nine months ended, largely due to increased advertising costs. Sales and marketing costs per gross addition was $359, a decrease of $8 from $367 in the corresponding period of 2003. This decrease is attributable to the significant increase in gross additions in the nine months ended September 30, 2004 as compared to the corresponding period of 2003.

      The year-over-year increase in operating, general and administrative expenses of $54.4 million, or 9.8%, as compared to the corresponding period in 2003, is primarily attributable to higher credit and collection costs, increases in network operating expense and growth in customer service or retention expenses reflective of the growth in our customer base, offset by savings related to more favorable roaming arrangements and operating efficiencies across various functions. Retention spending includes the cost of our customer loyalty and renewal programs, as well as residual payments to our agents and distributors for ongoing service for certain of our existing customers.

      The year-over-year increase in average monthly operating expense per subscriber, excluding sales and marketing expenses, to $18.71 in the nine months ended September 30, 2004 reflects our increased spending on handset upgrades associated with targeted retention programs and the impact of increases in operating, general and administrative expenses. Total retention spending (including subsidies on handset upgrades) increased to $138.0 million in the nine months ended September 30, 2004 as compared to $102.4 million in the corresponding period in 2003. Retention spending, both on an absolute and per subscriber basis, is expected to continue to grow as wireless market penetration in Canada increases.

Wireless Operating Profit

      Operating profit grew by $175.2 million, or 31.7%, to $727.5 million in the nine months ended September 30, 2004 from $552.3 million in the nine months ended September 30, 2003. Operating profit as a percentage of network revenue, or operating profit margin, increased to 41.0% in the nine months ended September 30, 2004 from 37.0% in the nine months ended September 30, 2003 due to the strength of network revenue growth.

Reconciliation of Operating Profit to Net Income

      Taking into account the other income and expense items below operating profit, we recorded net income of $161.1 million in the nine month period ended September 30, 2004, compared to $136.4 million in the same period of 2003. The year-over-year increase in net income was a result of an increase in operating profit of $175.2 million combined with a decrease of $16.2 million in depreciation and amortization expense offset by a loss related to foreign exchange fluctuations of $154.2 million.

	Nine Months Ended September 30,

	2004	2003	Chg	% Chg

	(In millions of dollars)
Operating profit(1)	$727.5	$552.3	$175.2	31.7
Depreciation and amortization	(357.3)	(373.5)	16.2	(4.3)

Operating income	370.2	178.8	191.4	107.0
Interest expense on long-term debt	(152.5)	(147.0)	(5.5)	3.7
Foreign exchange gain (loss)	(46.4)	107.8	(154.2)	—
Change in the fair value of derivative instruments	(9.0)	—	(9.0)	—
Loss on repayment of long-term debt	(2.3)	—	(2.3)	—
Investment and other income, net	5.1	0.7	4.4	—
Income tax expense	(4.0)	(3.9)	(0.1)	2.6

Net income	$161.1	$136.4	$24.7	18.1

(1)	As previously defined. See the “— Key Performance Indicators — Operating Profit and Operating Profit Margin” section.

Depreciation and Amortization Expense

      Depreciation and amortization expense was $16.2 million lower in the nine months ended September 30, 2004, as compared to the corresponding period in 2003, due primarily to lower additions to PP&E over the last several periods.

Operating Income

      Operating income grew to $370.2 million for the nine months ended September 30, 2004, an increase of $191.4 million, or 107.0%, from the $178.8 million earned in the corresponding period of 2003, reflecting the combination of increased operating profit and reduced depreciation and amortization expense.

Interest Expense on Long-Term Debt

      Interest expense in the nine months ended September 30, 2004 increased by $5.5 million, as compared to the corresponding period in 2003, due to the issuance on February 20, 2004 of our US$750.0 million 6.375% Senior Secured Notes due 2014. The proceeds of US$734.7 million was then used on March 26, 2004 to redeem three existing debt issues, resulting in a loss on repayment of debt.

Foreign Exchange Gain (Loss)

      The foreign exchange loss of $46.4 million in the nine months ended September 30, 2004 arose primarily from the translation of the unhedged U.S. dollar-denominated debt during the first six months of 2004 as we discontinued accounting for our cross-currency interest rate exchange agreements as hedges for that period. During this period, the Canadian dollar weakened against the U.S. dollar. Effective July 1, 2004, we began accounting for certain cross-currency exchange agreements as hedges. See “Change in Fair Value of Derivative Instruments”.

Change in Fair Value of Derivative Instruments

      Effective January 1, 2004, in accordance with AcG-13, we determined that we would not record our derivative instruments, including cross-currency interest rate exchange agreements, as effective hedges for accounting purposes and consequently began to account for such derivatives on a mark-to-market basis, with resulting gains or losses recorded in or charged against income. Accordingly, up to June 30, 2004, we recorded the change in the fair value of our derivative instruments as either income or expense, depending on the change in the fair value of our cross-currency interest rate exchange agreements.

      Effective July 1, 2004, we met the requirements of AcG-13 to treat certain of our cross-currency interest rate exchange agreements as effective hedges for accounting purposes. Hedge accounting was applied prospectively beginning July 1, 2004. The exchange agreements not accounted for as hedges continue to be marked-to-market with their change in fair value each period either recorded in or charged against income, as appropriate.

      For the nine months ended September 30, 2004, the change in the fair value of our cross-currency interest rate exchange agreements not accounted for as hedges resulted in a loss of $9.0 million.

Loss on Repayment of Long-Term Debt

      On March 26, 2004, we redeemed the US$196.1 million principal amount of our 8.30% Senior Secured Notes due 2007, the US$179.1 million principal amount of our 8.80% Senior Subordinated Notes due 2007, and the US$333.2 million principal amount of our 9 3/8% Senior Secured Debentures due 2008. Also on February 20, 2004 we unwound an aggregate US$333.2 million notional amount of cross-currency interest rate exchange agreements for net cash proceeds of $58.4 million. This resulted in a loss on the repayment of long-term debt of $2.3 million, which included redemption premiums of $34.7 million, the write-off of deferred financing costs of $7.8 million, and a $40.2 million gain on the release of the deferred transition gain related to the cross-currency interest rate exchange agreements that were unwound.

Investment and Other Income

      Net investment and other income for the nine months ended September 30, 2004 relates primarily to deposit income earned on short-term deposits.

Income Tax Expense

      Income taxes for the nine months ended September 30, 2004 and for the corresponding period in 2003 consisted primarily of current income tax expense related to the Canadian Federal Large Corporations Tax.

Additions to PP&E

      Additions to PP&E totalled $305.8 million for the nine months ended September 30, 2004, an increase of $12.9 million, or 4.4%, from $292.9 million in the corresponding period in 2003. Additions to network-related PP&E were $255.2 million compared to $243.6 million in the prior year, and included $159.1 million for capacity expansion of the GSM/ GPRS network and transmission, compared to $92.9 million in the nine months ended September 30, 2003. The remaining balance of $96.1 million in additions to network-related PP&E related primarily to technical upgrade projects, including new cell sites, operational support systems and the addition of new services. Other additions to PP&E consisted of $38.2 million for information technology initiatives and $12.4 million for other facilities and equipment.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Summarized Consolidated Financial Results

	Year Ended December 31,

	2003	2002	% Chg

	(In millions of dollars,
	except per share data)
Operating revenue
Postpaid (voice and data)(1)(2)	$1,911.1	$1,628.1	17.4
Prepaid	91.2	91.2	0.0
One-way messaging	27.6	35.2	(21.6)

Network revenue(1)	2,029.9	1,754.5	15.7
Equipment revenue(1)	177.9	137.0	29.9

Total operating revenue	2,207.8	1,891.5	16.7

Operating expenses
Cost of equipment sales(1)	380.8	296.8	28.3
Sales and marketing expenses(1)	362.0	328.9	10.1
Operating, general and administrative expenses(1)	737.4	738.1	—
Management fees	11.3	11.0	2.7

Total operating expenses	1,491.5	1,374.8	8.5

Operating profit(3)	716.3	516.7	38.6
Change in estimate of sales tax and CRTC contribution liabilities	—	(12.3)	—
Depreciation and amortization	518.6	457.1	13.5

Operating income	197.7	71.9	175.0
Interest expense	(193.6)	(195.2)	(0.8)
Gain on repayment of long-term debt	—	31.0	—
Foreign exchange gain	135.2	6.4	—
Investment and other income	1.0	0.3	—
Income taxes	(2.4)	(5.3)	(54.7)

	Year Ended December 31,

	2003	2002	% Chg

	(In millions of dollars,
	except per share data)
Net income (loss)	$137.9	$(90.9)	—

Earnings (loss) per share, basic and diluted	$85.96	$(56.67)	—
Additions to property, plant and equipment(4)	411.9	564.5	(27.0)
Total assets	3,107.3	3,176.7	(2.2)
Total liabilities	2,666.9	2,965.3	(10.1)
Operating profit margin as % of network revenue(1)(3)(5)	35.3%	29.4%

(1)	As reclassified. See the “— New Accounting Standards — Revenue Recognition” section.

(2)	The 2002 period presentation of subscriber and revenue categories has been reclassified to conform to the current presentation. See the “— Key Performance Indicators — Subscriber Counts” section above.

(3)	As previously defined. See the “— Key Performance Indicators — Operating Profit and Operating Profit Margin” section above.

(4)	As defined. See the “— Key Performance Indicators — Additions to PP&E” section and is calculated as follows:

	Year Ended
	December 31,

	2003	2002

	(In millions of dollars)
PP&E expenditures as reported on the Statements of Cash Flows	$(499.6)	$(465.9)
Change in non-cash working capital items related to PP&E	87.7	(98.6)

Additions to PP&E on the accrual basis	$(411.9)	$(564.5)

(5)	Operating profit margin as a percentage of network revenue is a key performance indicator, as discussed in the “— Key Performance Indicators — Operating Profit and Operating Profit Margin” section above and is calculated by dividing operating profit by network revenue as detailed below:

	Year Ended
	December 31,

	2003	2002

	(In millions of dollars)
Operating profit	$716.3	$516.7
Network revenue	$2,029.9	$1,754.5
Operating profit margin	35.3%	29.4%

Operating Highlights and Significant Developments of 2003

•	Network revenue increased 15.7% and operating profit increased 38.6% compared to 2002. Operating profit margin based on network revenue rose by 590 basis points year-over-year to 35.3%.

•	Additions to PP&E decreased by $152.6 million, or 27.0%, over 2002 due to the substantial completion of the initial roll-out of the nationwide GSM/ GPRS network in 2002.

•	Postpaid voice and data ARPU increased year-over-year by $1.47, or 2.6%, to $57.25, reflecting the continued activation and retention of higher valued customers, increased penetration of enhanced services and the continued growth of wireless data and roaming revenues.

•	Postpaid voice and data subscriber net additions of 400,200 were higher by 19.3% versus the 335,400 net additions in 2002, reflecting both higher levels of gross activations and reduced churn levels. Average monthly postpaid churn for the year declined to 1.88% from 1.98% in the previous year.

•	Revenues from wireless data services, which grew 124.8% year-over-year to $67.9 million from $30.2 million in the prior year, represented approximately 3.3% of network revenue compared to 1.7% in 2002.

•	We completed our deployment of GSM/ GPRS technology operating in the 850 megahertz spectrum range across our national footprint, expanding the capacity and also enhancing the quality of the GSM/ GPRS network. We also began trials of EDGE technology in the Vancouver market at the end of 2003 which, accomplished by the installation of a network software upgrade, more than triples the wireless data transmission speeds available on our network.

•	On March 8, 2004, we began transitioning our branding to Rogers Wireless from Rogers AT&T Wireless, bringing greater clarity and uniformity to the Rogers brand in Canada. As a result, we recorded a non-cash charge in 2003 of approximately $20.0 million to reflect the accelerated amortization of the associated brand license costs.

•	We recorded net income of $137.9 million in 2003 compared to a loss of $90.9 million in 2002. The primary reasons for the increase were a $125.8 million increase in operating income combined with the recognition of $128.8 million of additional foreign exchange gains primarily resulting from the translation of the unhedged portion of U.S. dollar-denominated long-term debt as the Canadian dollar strengthened against the U.S. dollar.

Wireless Network Revenue and Subscribers

	Year Ended December 31,

	2003	2002	Chg	% Chg

	(Subscriber statistics in
	thousands, except ARPU,
	churn and usage)
Postpaid (Voice and Data)(1)
Gross additions	1,021.5	910.7	110.8	12.2
Net additions	400.2	335.4	64.8	19.3
Total subscribers	3,029.6	2,629.3	400.3	15.2
ARPU ($)(3)	57.25	55.78	1.47	2.6
Average monthly usage (minutes)	361	324	37	11.4
Churn (%)	1.88	1.98	(0.10)	(5.1)

Prepaid
Gross additions	257.4	243.3	14.1	5.8
Net additions (losses)	2.0	44.2	(42.2)	(95.5)
Adjustment to subscriber base(2)	(20.9)	—	(20.9)	—
Total subscribers(2)	759.8	778.7	(18.9)	(2.4)
ARPU ($)(3)	10.08	10.17	(0.09)	(0.9)
Churn (%)	2.82	2.23	0.59	26.5

Total — Postpaid and Prepaid
Gross additions	1,278.9	1,154.0	124.9	10.8
Net additions	402.2	379.6	22.6	6.0
Adjustment to subscriber base(2)	(20.9)	—	(20.9)	—
Total subscribers(2)	3,789.4	3,408.0	381.4	11.2
ARPU (blended) ($)(3)	47.19	45.07	2.12	4.7

	Year Ended December 31,

	2003	2002	Chg	% Chg

	(Subscriber statistics in
	thousands, except ARPU,
	churn and usage)
One-Way Messaging
Gross additions	42.5	61.0	(18.5)	(30.3)
Net additions	(61.1)	(68.3)	7.2	(10.5)
Total subscribers	241.3	302.3	(61.0)	(20.2)
ARPU ($)(3)	8.40	8.79	(0.39)	(4.4)
Churn (%)	3.13	3.20	(0.07)	(2.2)

(1)	The 2002 period’s presentation of subscribers and revenue has been reclassified to conform to the current presentation as discussed in the “— Key Performance Indicators — Subscriber Counts” section above.

(2)	Our policy is to treat prepaid subscribers with no usage for a six month period as a reduction of the prepaid subscriber base. As part of a review of prepaid subscriber usage in the second quarter of 2003, we determined that a number of subscribers, totalling 20,900, which only had non-revenue usage (i.e. calls to customer service) over the past several quarters, were being included in the prepaid subscriber base. We determined that these subscribers should not have been included in the prepaid subscriber base and, as such, made an adjustment to the opening prepaid subscriber base. We have amended our policy to reflect all prepaid subscribers with no revenue-generating usage in a six month period as deactivations.

(3)	As reclassified and previously defined. See the “— Key Performance Indicators — Average Revenue per User” and “— New Accounting Standards — Revenue Recognition” sections above.

Wireless Network Revenue

      Wireless network revenue in 2003, which accounted for 91.9% of our total revenue, was $2,029.9 million, an increase of 15.7% from 2002. This revenue growth reflects the 11.2% increase in the number of wireless voice and data subscribers over fiscal 2002 and a 4.7% year-over-year increase in blended postpaid and prepaid ARPU.

      Postpaid voice and data subscriber additions in 2003 represented 79.9% of total gross activations and almost 100% of total net additions. We continued our strategy of targeting higher value postpaid subscribers and selling our prepaid handsets at higher price points which contributed significantly to the mix of postpaid versus prepaid subscribers.

      The 2.6% increase in average monthly revenue per postpaid voice and data subscriber compared to the previous year reflected the continued activation and retention of higher value customers, increased penetration of enhanced services, and the continued growth of wireless data and roaming revenues. The growth in data revenues from $30.2 million to $67.9 million represented approximately 68.5% of the 2.6% ARPU increase. Prepaid ARPU remained relatively flat on a year-over-year basis.

      The continuing trend to lower postpaid voice and data subscriber churn, as reflected in the 1.88% rate in 2003 versus 1.98% in 2002, is directly related to both our strategy of acquiring higher value, more stable customers on longer term contracts and an enhanced focus on customer retention. Our focus on customer retention aims to ensure that customers receive responsive, quality service at every point of contact with us. We attribute the increase in prepaid churn to 2.82% in the current year to the impact of competitive prepaid offers.

      One-way messaging (or “paging”) subscriber churn has remained relatively stable on a year over year basis declining to 3.13% in 2003 from 3.20% in the previous year. With 241,300 paging subscribers, we continue to view paging as a profitable but mature business segment and recognize that churn will likely continue at relatively high rates as one-way messaging subscribers increasingly migrate to two-way messaging and converged voice and data services.

Wireless Equipment Sales Revenue

      In 2003, revenue from wireless voice, data and messaging equipment sales was $177.9 million, up $40.9 million, or 29.9%, from the prior year. The increase in equipment revenues reflects both the higher cost of more sophisticated handsets and devices and the significantly higher volume of postpaid voice and data customer gross additions.

Wireless Operating Expenses

	Year Ended December 31,

	2003	2002	Chg	% Chg

	(In millions of dollars, except
	per subscriber statistics)
Operating expenses(2)
Cost of equipment sales(1)	$380.8	$296.8	$84.0	28.3
Sales and marketing expenses(1)	362.0	328.9	33.1	10.1
Operating, general and administrative expenses(1)	737.4	738.1	(0.7)	—
Management fees	11.3	11.0	0.3	2.7

Total operating expenses	$1,491.5	$1,374.8	$116.7	8.5

Average monthly operating expense per subscriber(1)(2)	$17.87	$18.81	$(0.94)	(5.0)
Sales and marketing expenses per gross subscriber addition(1)	$376	$366	$10	2.7

(1)	As reclassified. See the “— New Accounting Standards — Revenue Recognition” section.

(2)	Operating expenses for the year ended December 2002 exclude the benefit of the change in the estimate of sales tax and CRTC contribution liabilities of $12.3 million.

      Total operating expenses were $1,491.5 million, up 8.5% from $1,374.8 million in 2002. Cost of equipment sales increased by approximately $84.0 million as a result of increased volume of handsets sold related to new acquisition and refinancing activities. These costs do not materially affect our operating profit as we generally sell equipment to distributors at a price approximating cost to facilitate competitive pricing at the retail level.

      Operating, general and administrative expenses decreased by $0.7 million in 2003 over 2002. This slight decrease is attributable to savings related to more favorable roaming arrangements and operating efficiencies across various functions offset by increased customer care and retention spending. Retention spending includes spending on retention programs excluding equipment upgrades, costs associated with our customer loyalty and renewal programs and payments to our distributors for ongoing service of our existing customers. We are continually focused on operating efficiencies and cost reduction programs which in turn have served to offset the impact of the growth in the subscriber base, allowing operating profit margins to expand.

      Average monthly operating expense per subscriber, including retention equipment margin and excluding sales and marketing expenses and equipment margin related to the acquisition of new subscribers, decreased $0.94, or 5.0%, to $17.87 in 2003, compared to $18.81 in 2002. This year-over-year reduction reflects scale economies from the larger subscriber base, roaming cost reductions, and improved efficiencies in call center and network maintenance operations offset by increased costs related to customer retention.

      At December 31, 2003, as a result of our sales and retention strategies, we had approximately 67% of our postpaid wireless voice and data subscriber base under contracts with an initial term of greater than 12 months, up from 61% at December 31, 2002.

Wireless Sales and Marketing Expenses

      The 10.1% year-over-year increase in total sales and marketing expenses was due to higher variable acquisition costs associated with the 12.2% year-over-year increase in the number of postpaid voice and data gross additions. In addition, variable sales and marketing expenses increased in line with our strategy to attract higher value business customers and customers on longer term contracts. We also invested more in advertising and promotion on a year-over-year basis as we emphasized the value proposition related to data and other product offerings. Sales and marketing expenses per wireless subscriber gross addition, which includes equipment margin related to the acquisition of new subscribers, was $376, an increase of $10, or 2.7%, from $366 in 2002 with the increase attributable to increases in equipment subsidies required to match competitive offers.

Wireless Operating Profit

      Revenue increased at a faster rate than expenses, resulting in operating profit growth of $199.6 million, or 38.6%, to $716.3 million in 2003 from $516.7 million in 2002. Operating profit as a percentage of network revenue, or operating profit margin, improved in 2003 to 35.3% from 29.4% in 2002.

Reconciliation of Operating Profit to Net Income (Loss)

      Taking into account the other income and expense items below operating profit, we recorded net income of $137.9 million in 2003, compared to a loss of $90.9 million in 2002. The improvement in net income of $228.8 million was primarily a result of: (1) a year-over-year increase in operating profit of $199.6 million, and (2) a stronger Canadian dollar resulting in an increase in foreign exchange gain of $128.8 million, which was partially offset by an increase of $61.5 million in depreciation and amortization expense due to the increased fixed asset base and the accelerated amortization of the brand license, and a reduction in 2003 of the gain on repurchase of long-term debt of $31.0 million. Other income and expense items required to reconcile operating profit to operating income and net income (loss) as defined under Canadian GAAP are as follows:

	Year Ended December 31,

	2003	2002	Chg	% Chg

	(In millions of dollars)
Operating profit(1)	$716.3	$516.7	$199.6	38.6
Change in estimate of sales tax and CRTC contribution liabilities	—	12.3	(12.3)	—
Depreciation and amortization	(518.6)	(457.1)	(61.5)	13.5

Operating income	197.7	71.9	125.8	175.0
Interest expense on long-term debt	(193.6)	(195.2)	1.6	(0.8)
Foreign exchange gain	135.2	6.4	128.8	—
Gain on repayment of long-term debt	—	31.0	(31.0)	—
Investment and other income	1.0	0.3	0.7	—
Income taxes	(2.4)	(5.3)	2.9	(54.7)

Net income (loss)	$137.9	$(90.9)	$228.8	—

(1)	As previously defined. See the “— Key Performance Drivers — Operating Profit and Operating Profit Margin” section above.

Depreciation and Amortization

      The year-over-year increase in depreciation and amortization expense was primarily due to additions to PP&E in prior years and the resulting higher fixed asset levels and depreciation relating to the GSM/GPRS network overlay.

      The cost of the AT&T brand license was deferred and amortized to expense on a straight-line basis over the 15-year term of the brand license agreement. During 2003, we announced that we would terminate our brand license agreement in early 2004 and change our brand name to exclude the AT&T brand. Consequently, we accelerated the amortization of the brand license to reduce the carrying value to nil.

Interest Expense on Long-Term Debt

      The $1.6 million reduction in interest expense in 2003, compared to 2002, reflects the reduced debt levels in 2003. Long-term debt has declined to $2.210 billion at December 31, 2003, from $2.360 billion at December 31, 2002. The reduction in debt levels are directly related to the impact of the change in foreign exchange related to the improvement in the Canadian dollar versus the U.S. dollar.

Foreign Exchange

      The Canadian dollar continued to strengthen in relation to the U.S. dollar, continuing the trend experienced in 2002, and accordingly, we recorded a foreign exchange gain of $135.2 million, compared to $6.4 million in 2002, related to both realized and unrealized foreign exchange gains, primarily as a result of the translation of the unhedged portion of U.S. dollar-denominated long-term debt.

Income Taxes

      Income taxes for 2003 consisted primarily of current income tax expense related to the Federal Large Corporations Tax, offset by tax recoveries of prior years.

Additions to PP&E

      Additions to PP&E totalled $411.9 million in 2003, a decrease of $152.6 million, or 27.0%, from $564.5 million in 2002. Network-related additions to PP&E of $338.2 million included $251.3 million for capacity expansion of the GSM/GPRS network and transmission infrastructure and $66.1 million for expanded coverage as well as construction of new sites for improved coverage in existing service areas and for expanded coverage. We have continued to construct the infrastructure necessary for enhanced digital coverage and lower-cost incremental capacity by adding channels on existing sites. The cost to complete the deployment of GSM/GPRS equipment in the 850 megahertz frequency band that was initiated during the fourth quarter of 2002 and completed in late 2003 is included in the network capacity expansion costs above. The remaining balance of $20.8 million in network-related additions to PP&E related primarily to technical upgrade projects, the operational support systems, and the addition of new services. Other additions to PP&E consisted of $51.1 million for information technology initiatives, $8.7 million for the completion of the expansion of our headquarters facilities, and $13.9 million for call centers and other facilities and equipment.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Summarized Consolidated Financial Results

	Year Ended December 31,

	2002	2001	% Chg

	(In millions of dollars,
	except per share data)
Operating revenue
Postpaid (voice and data)(1)	$1,628.1	$1,464.4	11.2
Prepaid	91.2	71.1	28.3
One-way messaging	35.2	43.6	(19.3)

Network revenue(1)	1,754.5	1,579.1	11.1
Equipment revenue(1)	137.0	61.8	121.7

Total operating revenue(1)	1,891.5	1,640.9	15.3
Operating expenses
Cost of equipment sales(1)	296.8	236.3	25.6
Sales and marketing expenses(1)	328.9	259.6	26.7
Operating, general and administrative expenses(1)	738.1	733.0	0.7
Management fees	11.0	10.7	2.8

Total operating expenses	1,374.8	1,239.6	10.9

Operating profit(2)	516.7	401.3	28.8
Change in estimate of sales tax and CRTC contribution liabilities	(12.3)	—	—
Depreciation and amortization	457.1	382.6	19.5

Operating income	71.9	18.7	284.5
Interest expense	(195.2)	(184.3)	5.9
Gain on repayment of long-term debt	31.0	—	—
Foreign exchange gain (loss)	6.4	(35.1)	—
Investment and other income	0.3	2.1	(85.7)
Income taxes	(5.3)	(7.0)	(24.3)

Loss	$(90.9)	$(205.6)	(55.8)

Loss per share, basic and diluted	$(56.67)	$(128.66)	56.0
Additions to property, plant and equipment (excluding spectrum licenses)(3)(5)	$564.5	$654.5	(13.8)
Total assets	3,176.7	3,048.6	4.2
Total liabilities	2,965.3	2,746.3	8.0
Operating profit margin as % of network revenue(2)(4)	29.4%	25.4%

(1)	As reclassified. See the “— New Accounting Standards — Revenue Recognition” section.

(2)	As previously defined. See the “— Key Performance Indicators — Operating Profit and Operating Profit Margin” section above.

(3)	Spectrum licenses for the deployment of next generation wireless services across Canada were acquired in February 2001 at a total cost of $396.8 million.

(4)	Operating profit margin as a percentage of network revenue is a key performance indicator, as discussed in the “— Key Performance Indicators — Operating Profit and Operating Profit Margin” section above and is calculated as follows:

	Year Ended
	December 31,

	2002	2001

	(Dollars in millions)
Operating profit	$516.7	$401.3
Network revenue	$1,754.5	$1,579.1
Operating profit margin	29.4%	25.4%

(5)	As defined. See the “— Key Performance Indicators — Additions to PP&E” section. Additions to PP&E is calculated as follows:

	Year Ended
	December 31,

	2002	2001

	(In millions)
PP&E expenditures as reported on the Statements of Cash Flows	$(465.9)	$(753.1)
Change in non-cash working capital items related to PP&E	(98.6)	98.6

Additions to PP&E on the accrual basis	$(564.5)	$(654.5)

Operating Highlights and Significant Developments of 2002

•	The net addition of approximately 379,600 wireless voice subscribers, of which approximately 88.4% were higher value postpaid subscriber additions, a significant increase from 44.5% postpaid in 2001. Accordingly, postpaid voice and data subscriber net additions were higher by 120,600, or 56.1% versus 2001. The wireless voice and data subscriber base totalled 3,408,000 at December 31, 2002, representing growth of 12.5% for the year.

•	Reduced average monthly postpaid voice subscriber churn to 1.98% in 2002 compared to 2.17% in 2001.

•	Achieved year-over-year operating profit growth of 28.8%.

•	Completed the installation of the 1900 megahertz GSM/GPRS network to fully match the coast-to-coast analog footprint, covering approximately 93% of the Canadian population, and began deployment of GSM/ GPRS at 850 megahertz late in 2002.

•	Commenced cross-border GSM roaming into the United States with AT&T Wireless and Cingular Wireless LLC, and into 54 other countries around the world.

•	Launched availability of downloadable ring tones and on-screen graphics on SMS and Internet enabled wireless devices.

•	Began offering, in conjunction with Canada’s other wireless providers, inter-carrier mobile text messaging.

•	Stabilized monthly average revenue per postpaid user from postpaid voice and data subscribers at $55.78 in 2002 compared to $56.15 in 2001.

•	Repurchased US$45.9 million aggregate principal amount of U.S. dollar-denominated long-term debt, resulting in a gain of $31.0 million.

•	Received clarification from the CRTC on the final contribution rate for 2002 of 1.3%, significantly reduced from the 2001 rate of 4.5%, which had the effect of decreasing operating, general and administrative expenses by $30.2 million year-over-year.

•	Introduced processes and systems designed to reduce on-going operating costs, such as voice recognition customer service for prepaid subscribers.

Wireless Network Revenue and Subscribers

	Year Ended December 31,

	2002	2001	Chg	% Chg

	(Subscriber statistics in
	thousands, except ARPU,
	churn and usage)
Postpaid (Voice and Data)(1)
Gross additions	910.7	823.3	87.4	10.6
Net additions	335.4	214.8	120.6	56.1
Total subscribers	2,629.3	2,294.0	335.3	14.6
ARPU($)(2)	55.78	56.15	(0.37)	(0.7)
Average monthly usage (minutes)	324	298	26	8.7
Churn(%)	1.98	2.17	(0.19)	(8.8)
Prepaid
Gross additions	243.3	420.9	(177.6)	(42.2)
Net additions (losses)	44.2	267.9	(223.7)	(83.5)
Total subscribers	778.7	734.5	44.2	6.0
ARPU($)(2)	10.17	10.29	(0.12)	(1.2)
Churn(%)	2.23	2.75	(0.52)	(18.9)
Total — Postpaid and Prepaid
Gross additions	1,154.0	1,244.2	(90.2)	(7.2)
Net additions	379.6	482.7	(103.1)	(21.4)
Total subscribers	3,408.0	3,028.5	379.5	12.5
ARPU(blended)($)(2)	45.07	46.55	(1.48)	(3.2)
One-Way Messaging
Gross additions	61.0	104.6	(43.6)	(41.7)
Net additions	(68.3)	(44.4)	(23.9)	53.8
Total subscribers	302.3	372.7	(70.4)	(18.9)
ARPU($)(2)	8.79	9.34	(0.55)	(5.9)
Churn(%)	3.20	3.18	0.02	0.6

(1)	The prior period’s presentation of subscribers and revenue has been reclassified to conform to the current presentation as discussed in the “— Key Performance Indicators — Subscriber Counts” section above.

(2)	As previously reclassified. See the “— New Accounting Standards — Revenue Recognition” section.

Wireless Network Revenue

      Wireless network revenue in 2002, which accounted for 92.7% of our total revenue, was $1,754.5 million, an increase of 11.1% from 2001. This revenue growth reflects the 12.5% increase in the number of wireless voice and data subscribers over fiscal 2001 offset by a slight decline in year over year blended postpaid and prepaid ARPU.

      Postpaid voice and data subscriber additions in 2002 represented 78.9% of total gross activations and 88.4% of total net additions. We targeted higher value postpaid subscribers and sold our prepaid handsets at higher price points which contributed significantly to the mix of postpaid versus prepaid subscribers.

      Average monthly revenue per postpaid voice and data subscriber compared to the previous year remained relatively stable and reflected the continued activation and retention of higher valued customers, increased penetration of enhanced services, and the continued growth of wireless data and roaming revenues.

      The continuing trend to lower postpaid voice and data subscriber churn, as reflected in the 1.98% rate in 2002 versus 2.17% in 2001 is directly related to both our strategy of acquiring higher value, more stable customers on longer term contracts and an enhanced focus on customer retention. Our focus on customer retention aims to ensure that customers receive responsive, quality service at every point of contact with us. We attribute prepaid churn of 2.23% in the current year to the impact of competitive prepaid offers.

      One-way messaging (or “paging”) subscriber churn has remained relatively stable on a year over year basis. With 302,300 paging subscribers, we continue to view paging as a profitable but mature business segment and recognize that churn will likely continue at relatively high rates as one-way messaging subscribers increasingly migrate to two-way messaging and converged voice and data services.

Wireless Equipment Sales Revenue

      In 2002, revenue from wireless voice, data and messaging equipment sales was $137.0 million, up $75.2 million, or 121.7%, from the prior year. The increase in equipment revenues reflects both the higher cost of more sophisticated handsets and devices and the significantly higher volume of postpaid voice and data customer gross additions.

Wireless Operating Expenses

	Year Ended December 31,

	2002	2001	Chg	% Chg

	(In millions of dollars, except
	per subscriber statistics)
Operating expenses(1)(2)
Cost of equipment sales(1)	$296.8	$236.3	$60.5	25.6
Sales and marketing expenses(1)	328.9	259.6	69.3	26.7
Operating, general and administrative expenses(1)	738.1	733.0	5.1	0.7
Management fees	11.0	10.7	0.3	2.8

Total operating expenses	$1,374.8	$1,239.6	$135.2	10.9

Average monthly operating expense per subscriber(1)(2)	$18.81	$21.02	$(2.21)	(10.5)
Sales and marketing expenses per gross subscriber addition(1)	$366	$286	$80	28.0

(1)	As reclassified. See the “— New Accounting Standards — Revenue Recognition” section.

(2)	Operating expenses for the year ended December 2002 exclude the benefit of the change in estimate of sales tax and CRTC contribution liabilities items of $12.3 million.

      Total operating expenses were $1,374.8 million, up 10.9% from $1,239.6 million in 2002. Cost of equipment sales increased by approximately $60.5 million as a result of increased volume related to new subscribers and retention activity.

      Operating, general and administration expenses were $738.1 million, relatively unchanged from 2001. One of the primary contributors to the flat expense levels on a year-over-year basis is the decrease in CRTC contribution expense of $30.2 million due to the reduction in the contribution rate from 4.5% in 2001 to 1.3% in 2002. Excluding the impact of the CRTC contribution, operating, general and administrative expenses increased 5.0% on a year-over-year basis, which is substantially lower than the 12.5% increase in the total number of wireless voice subscribers. We were also successful in reducing the costs related to our customers roaming outside of Canada through more favorable roaming arrangements with certain U.S. carriers.

      The savings indicated above were offset by increased retention costs. Our existing wireless voice, messaging and data subscriber base, which totals approximately 3.7 million, represents one of our single most valuable assets. The cost to acquire a new subscriber is generally much higher than the cost of retaining an existing subscriber relationship. As such, we focus extensively on retaining our existing subscribers through customer satisfaction, loyalty programs, and the proactive renewal of subscriber service contracts. Total retention program costs, excluding equipment, for 2002 were $65.0 million, $7.9 million, or 13.8%, higher than 2001. These costs include payments to our distributors for ongoing service to our existing customers, as well as program costs associated with our loyalty and renewal programs. The increase in costs over 2001 is attributable to the continued growth in the subscriber base resulting in generally higher levels of retention spending, partially offset by targeted and structured retention efforts. We believe that lower churn is a leading indicator of the success of retention efforts. With average monthly postpaid voice churn declining to 1.98% in 2002 from 2.17% in 2001, we are satisfied that the investment in retention efforts is returning substantial financial benefits.

      At December 31, 2002, as a result of our sales and retention strategies, we had 61% of our postpaid wireless subscriber base under contracts with an initial term of at least twelve months.

      Average monthly operating expense per subscriber, excluding sales and marketing expenses, decreased $2.21, or 10.5%, to $18.81 in 2002, compared to $21.02 in 2001. This year-over-year decrease reflects scale economies from the larger subscriber base combined with CRTC contribution cost reductions, roaming cost reductions, and improved efficiencies in call center and network maintenance operations.

Wireless Sales and Marketing Expenses

      The 26.7% year-over-year increase in total sales and marketing expenses was due to higher variable acquisition costs associated with the significant shift in the mix of postpaid voice and data subscriber additions. In addition, variable sales and marketing expenses increased in line with our strategy to attract higher value customers. We also invested more in advertising and promotion on a year-over-year basis as we emphasized the value proposition related to data and other product offerings. Sales and marketing costs per wireless subscriber gross addition, including equipment, were $366, an increase of $80, or 28.0%, from $286 in 2001. This increase was attributable to competitive offers as well as the mix of the subscribers being acquired with the focus on higher value postpaid customers.

Wireless Operating Profit

      Revenue increased at a faster rate than expenses, resulting in operating profit of $516.7 million in 2002, an increase of $115.4 million, or 28.8%, from $401.3 million in 2001. Operating profit as a percentage of network revenue, or operating profit margin, improved in 2002 to 29.4% from 25.4% in 2001.

Reconciliation of Operating Profit to Net Loss

      Taking into account the other income and expense items below operating profit, we recorded a loss of $90.9 million in 2002, compared to a loss of $205.6 million in 2001. The improvement in income of $114.7 million was primarily a result of: (1) a year-over-year increase in operating profit of $115.4 million, (2) a stronger Canadian dollar resulting in an increase in foreign exchange gain of $41.5 million, and (3) a gain on the repayment of long-term debt of $31.0 million, which was partially offset by an increase of $74.5 million in depreciation and amortization expense due to the increased fixed asset base. Other income and expense items required to reconcile operating profit to operating income and net income (loss) as defined under Canadian GAAP are as follows:

	Year Ended December 31,

	2002	2001	Chg	% Chg

	(In millions of dollars)
Operating profit(1)	$516.7	$401.3	$115.4	28.8
Change in estimate of sales tax and CRTC contribution liabilities	12.3	—	12.3	—
Depreciation and amortization	(457.1)	(382.6)	(74.5)	19.5

Operating income	71.9	18.7	53.2	284.5
Interest expense on long-term debt	(195.2)	(184.3)	(10.9)	5.9
Foreign exchange gain/(loss)	6.4	(35.1)	41.5	—
Gain on repurchase of long-term debt	31.0	—	31.0	—
Investment and other income	0.3	2.1	(1.8)	(85.7)
Income taxes	(5.3)	(7.0)	1.7	(24.3)

Net loss	$(90.9)	$(205.6)	$114.7	(55.8)

(1)	As previously defined. See the “— Key Performance Indicators — Operating Profit and Operating Profit Margin” section above.

Depreciation and Amortization

      Depreciation and amortization expense totalled $457.1 million in 2002, an increase of $74.5 million, or 19.5%, from $382.6 million in 2001 due to the increase in the recent years’ PP&E spending.

Interest Expense on Long-Term Debt

      Interest expense was $195.2 million in 2002, an increase of $10.9 million or 5.9% from $184.3 million in 2001, due to higher average long-term debt balances.

Foreign Exchange

      The Canadian dollar strengthened in relation to the U.S. dollar, and accordingly, we recorded a foreign exchange gain of $6.4 million compared to a loss of $35.1 million in 2001 related to both realized and unrealized foreign exchange gains, primarily as a result of the translation of the unhedged portion of U.S. dollar-denominated long-term debt.

Gain on the Repurchase of Long-Term Debt

      During 2002, an aggregate of U.S.$335.1 million notional amounts of cross currency interest rate exchange agreements were terminated either by unwinding or maturity. As a result, we recorded a gain of $31.0 million.

Income Taxes

      Income taxes consist primarily of current income tax expense related to the Federal Large Corporations Tax.

Additions to PP&E

      Additions to PP&E totalled $564.5 million in 2002, a decrease of $90.0 million or 13.7% from $654.5 million in 2001. Network related additions to PP&E of $411.5 million consisted primarily of $65.3 million for the completion of the initial 1.9 GHz GSM/GPRS network overlay, $152.1 million for capacity expansion, substantially all relating to the 1.9 GHz GSM/GPRS network and transmission infrastructure, and $128.5 million for the construction of new sites for improved coverage in existing service areas and sites for expanded coverage. Deployment of GSM/GPRS equipment in the 850 MHz frequency band was initiated during the fourth quarter with expenditures of $97.1 million. The remaining balance of $28.5 million in additions to network PP&E related primarily to technical upgrade projects, operational support systems, and the addition of new services. We have continued to construct the infrastructure necessary for higher quality digital coverage and lower cost incremental capacity, by adding channels on existing sites and 245 new cell sites in 2002. Other additions to PP&E consisted of $71.8 million for information technology initiatives, $47.9 million for expansion of our headquarters facilities and $33.3 million for call centres, and other facilities and equipment.

Employees

      Remuneration represents a material portion of our expenses. We ended 2003 with approximately 2,360 full-time-equivalent (“FTE”) employees, an increase of 40 from 2,320 at December 31, 2002. The increase in staff was primarily concentrated in the areas of sales and marketing as we focused our subscriber acquisition programs and service and retention efforts on customer segments that would yield greater value to us.

      At September 30, 2004, we had approximately 2,567 full-time equivalent employees. The increase in the FTE levels was primarily in the areas of credit and collections, network operations and information technology.

      Total remuneration paid to employees (both full and part-time) in the nine months ended September 30, 2004 was approximately $137.5 million, an increase of $18.6 million or 15.6% from $118.9 million in the corresponding nine months in the prior year.

Liquidity and Capital Resources

Operations

      For the nine months ended September 30, 2004, cash generated from operations before changes in non-cash working capital items, which is calculated by adding all non-cash items to net income, increased to $573.2 million in the nine months ended September 30, 2004, from $402.5 million in the same period of 2003. The $170.7 million increase is primarily the result of the increase in operating profit of $175.2 million.

      Taking into account the changes in non-cash working capital items for the nine months ended September 30, 2004, cash generated from operations was $457.4 million, compared to $413.4 million in the corresponding period of the previous year.

      Cash flow from operations of $457.4 million, together with the following items, resulted in total net funds of approximately $1,514.3 million raised in the nine months ended September 30, 2004.

•	$58.4 million received on the unwinding of certain cross-currency interest exchange agreements;

•	net proceeds of approximately $997.1 million received from the completion of the private placement of US$750.0 million 6.375% Senior Secured Notes due 2014, less financing costs incurred; and

•	proceeds on the sale of investments of $1.4 million.

      Net funds used during the nine months ended September 30, 2004 totalled approximately $1,398.8 million, the details of which include:

•	The redemption of the US$196.1 million 8.30% Senior Notes due 2007, the US$179.1 million 8.80% Senior Subordinated Notes due 2007, and the US$333.2 million 9 3/8% Senior Secured Debentures due 2008, for an aggregate of $952.1 million together with related redemption premiums of $34.7 million;

•	PP&E expenditures (net of change in non-cash working capital) of $265.0 million;

•	net repayments under our bank credit facility of $138.0 million;

•	acquisition of spectrum licenses of $5.9 million;

•	other investment of $1.2 million; and

•	net repayments of capital leases and mortgages of $1.9 million.

      Taking into account the cash deficiency of $4.3 million at the beginning of the period, the cash on hand at the end of the period was $111.2 million.

Financing

      Our long-term financial instruments are described in Note 8 to the Consolidated Financial Statements. Financing activity is outlined below.

      In July, 2003, we issued 10 Class A Common Shares to RWCI for consideration of $91.2 million, comprised of: the set-off of a $50.0 million non-interest bearing subordinated demand promissory note that we owed to RWCI; the set-off of an aggregate $32.9 million of intercompany amounts payable by us to RWCI; and $8.3 million paid in cash.

      On February 20, 2004, we completed the private placement of US$750.0 million 6.375% Senior Secured Notes due 2014, and we entered into US$750.0 million aggregate notional amount of new cross-currency interest rate exchange agreements. The impact of these cross-currency interest exchange agreements is to economically hedge these amounts at an average exchange rate of Cdn$1.33490 to US$1.00. On March 26, 2004, we used approximately US$734.7 million of the debt issuance proceeds to redeem US$196.1 million 8.30% Senior Secured Notes due 2007, US$179.1 million 8.80% Senior Subordinated Notes due 2007, and US$333.2 million 9 3/8% Senior Secured Debentures due 2008, together with related redemption premiums. Also on February 20, 2004, we unwound an aggregate of US$333.2 million notional amount of cross-currency interest rate exchange agreements for net cash proceeds of $58.4 million. As a result of these transactions, we recorded a loss on repayment of $2.3 million, including $34.7 million in redemption premiums, a $7.8 million write-off of deferred financing costs, and a $40.2 million gain on the release of the deferred translation gain related to the cross-currency interest rate exchange agreements that were unwound.

      On September 20, 2004, we announced an agreement with Microcell to make an all cash tender offer of $35.00 per share to acquire Microcell. We completed the acquisition on November 12, 2004. We have expended approximately $1.6 billion in connection with our acquisition of Microcell, including the repayment of Microcell’s bank debt and swap obligations, including prepayment penalties, investment banking advisory fees and other related costs, net of Microcell’s cash on hand. The funding for this acquisition is comprised of: utilization of our cash on hand, drawdowns under our committed $700.0 million amended bank credit facility, and proceeds from a bridge loan from RCI of up to $900.0 million, of which $850.0 million has been drawn. The bridge loan has a term of up to two years from November 9, 2004 and was made on a subordinated unsecured basis. The bridge loan bears interest at 6% per annum and is prepayable in whole or in part without penalty. RCI funded the $850.0 million drawdown on the bridge loan using cash on hand, cash received from Rogers Cable in the form of a return of capital and cash received from Rogers Media in the form of a repayment of an intercompany advance made to Rogers Media by RCI. Each of Rogers Cable and Rogers Media made drawdowns under its respective committed bank credit facilities to fund the cash transfers to RCI.

      On October 8, 2004, we entered into an amending agreement with our bank lenders on our $700.0 million bank credit facility that provided, among other things, for a two year extension of both the maturity date and the reduction schedule such that the bank credit facility now reduces by $140.0 million on each of April 30, 2008 and April 30, 2009, with the maturity date on April 30, 2010. The provision for early maturity in the event that our 10 1/2% Senior Secured Notes due 2006 are not repaid (by refinancing or otherwise) on or prior to December 31, 2005 has been eliminated. In addition, certain financial ratios to be maintained on a quarterly basis have been made less restrictive; the restriction on the annual amount of PP&E expenditures has been eliminated; and the restriction on the payment of dividends and other shareholder distributions has been eliminated, other than in the case of a default or event of default under the terms of the bank credit facility. The terms of the amended bank credit facility generally impose the most restrictive limitations on our operations and activities, as compared to our other debt instruments. The most significant of these restrictions are debt incurrence and maintenance tests based upon certain ratios of debt to adjusted operating profit. We are currently in compliance with all of the covenants under our respective debt instruments, and we expect to remain in compliance with all of these covenants. Based on our most restrictive covenants at September 30, 2004, we could have borrowed approximately $3.0 billion of additional secured long-term debt, of which $700.0 million could have been borrowed under our bank credit facility. In addition, approximately $900 million of unsecured debt could have been borrowed, for a total incremental borrowing capacity of approximately $3.9 billion. We also have an operating line of credit that provides for up to $10.0 million.

      As discussed in the “Summary — Recent Developments” section, on October 13, 2004, RCI purchased AWE’s entire interest in RWCI. RCI’s purchase of the RWCI shares was funded by RCI with a $1,750.0 million bridge credit facility with a term of up to two years to October 12, 2006. The facility was provided by a group of Canadian financial institutions and is secured by a pledge of all of the shares of Rogers Cable and RWCI that are owned by RCI or any of its subsidiaries. The bridge credit facility contains mandatory repayments, subject to certain exceptions, from the incurrence of debt and/or equity by RCI or by us.

      At December 31, 2003, our required repayments on all long-term debt in the next five years totalled $1.24 billion. As of such date, required repayments total $3.3 million in 2004 and 2005; $182.7 million in 2006, mainly comprised of $160.0 million for the repayment of the 10 1/2% Senior Secured Notes due 2006 and $22.2 million for the repayment of a mortgage due 2006; $485.1 million in 2007, mainly comprised of $253.5 million for the repayment of the 8.30% Senior Secured Notes due 2007 and $231.4 million for the repayment of the 8.80% Senior Subordinated Notes due 2007; $568.6 million in 2008, comprised of $430.6 million for the repayment of the 9 3/8% Senior Secured Debentures due 2008 and $138.0 million outstanding under the amended bank credit facility at December 31, 2003. These required repayments do not reflect the redemption, in the first quarter of 2004, of over US$700 million of notes and debentures as described above nor do these required repayments reflect the two year extension of the reduction schedule in the bank credit facility which was part of the October 8, 2004 amendment to the bank credit facility described above.

      On April 28, 2004, following AT&T Wireless’ decision to explore the sale of its 34% stake in the Company, Standard & Poor’s (“S&P”) placed the credit ratings on all of the Rogers companies on “Credit Watch with negative implications”. S&P has historically rated the Company on a stand-alone basis, which would revert to a consolidated basis when AT&T Wireless sold its 34% stake. On September 14, 2004, following RCI’s announcement that it had reached an agreement to purchase AT&T Wireless’ 34% stake in our company, S&P said it had consolidated and equalized the long term corporate credit ratings for RCI and the Company. On November 8, 2004, following our announcement of the consummation of our bid for Microcell, S&P lowered its debt rating for our senior secured debt from BB+ to BB.

      On September 13, 2004, the ratings of RCI, Rogers Cable, a wholly-owned subsidiary of RCI, and the Company were put under review for possible downgrade by Moody’s Investor Services (“Moody’s”) following RCI’s announcement of its agreement to purchase AT&T’s 34% stake in the Company. On November 12, 2004 Moody’s affirmed its rating on our senior secured debt at Ba3.

      On September 14, 2004, Fitch Ratings placed its BBB- rating for our senior secured debt on “rating watch negative” following RCI’s announcement of its agreement to purchase AT&T Wireless’ 34% stake in the Company. On November 12, 2004, Fitch announced that it lowered its debt rating for our senior secured debt from BBB- to BB+.

      We do not have any off-balance sheet arrangements other than the cross-currency interest rate exchange agreements described below.

Interest Rate and Foreign Exchange Management

      We use derivative financial instruments to manage our risks from fluctuations in foreign exchange and interest rates. These instruments include interest rate and cross-currency interest rate exchange agreements, foreign exchange forward contracts and, from time-to-time, foreign exchange option agreements. All such agreements are used for risk management purposes only and are designated as a hedge of specific debt instruments for economic purposes. In order to minimize the risk of counterparty default under these agreements, we assess the creditworthiness of these counterparties. At September 30, 2004, all of our counterparties to these agreements were financial institutions with a Standard & Poor’s rating (or other equivalent) ranging from A+ to AA.

      Because our operating profit is almost exclusively denominated in Canadian dollars, the incurrence of U.S. dollar-denominated debt has caused significant foreign exchange exposure. We have established a target of hedging at least 50% of our foreign exchange exposure through the use of instruments outlined above. At September 30, 2004 and December 31, 2003, we had U.S. dollar-denominated long-term debt of US$1,394.9 million and US$1,353.3 million, respectively. At September 30, 2004 and December 31, 2003, US$1,301.8 million and US$885.0 million, respectively or 93.3% and 65.4%, respectively was hedged for economic purposes with cross-currency interest rate exchange agreements at an average exchange rate of $1.4198 to US$1.00 and $1.4466 to US$1.00, respectively.

      The US$41.6 million increase in U.S. dollar-denominated debt since December 31, 2003 was caused by the net effect of the issuance of US$750.0 million Senior Secured Notes in February 2004 less the redemption of an aggregate principal amount of US$708.4 million in March 2004. In addition, the percentage of U.S. dollar-denominated debt hedged for economic purposes through the establishment of cross-currency interest rate exchange agreements has increased to 93.3% (versus 65.4% at December 31, 2003) due to the net effect of unwinding US$333.2 million notional amount of existing cross-currency interest rate exchange agreements and the establishment of US$750.0 million notional amount of new cross-currency interest rate exchange agreements.

      The cross-currency interest rate exchange agreements have the economic effect of converting on September 30, 2004 and December 31, 2003, respectively, the interest rate on US$1,250.0 million and US$500.0 million, respectively, of long-term debt from an average U.S. dollar fixed interest of 7.68% per annum and 9.63% per annum, respectively, to a weighted average Canadian dollar fixed interest rate of 8.50% per annum and 10.29% per annum, respectively, on $1,780.9 million and $779.7 million, respectively. On September 30, 2004 and December 31, 2003 the interest rates on an additional US$51.8 million and US$385.0 million, respectively, have been converted from a U.S. dollar fixed interest rate of 9.38% per annum and 9.38% per annum, respectively, to $67.4 million and $500.5 million, respectively, at a weighted average floating interest rate equal to the Canadian bankers’ acceptance rate plus 2.67% per annum and 2.35% per annum, respectively, which totalled 4.98% per annum and 5.11% per annum, respectively.

      Including the effect of our cross-currency interest rate exchange agreements, total long-term debt at fixed interest rates at September 30, 2004 and December 31, 2003 was $2,082.8 million and $1,571.1 million, or 96.9% and 71.1%, respectively, of total long-term debt. Our effective weighted average interest rate on all long-term debt as at September 30, 2004, including the effect of the interest rate and cross-currency exchange agreements, was 8.61% per annum.

      We will continue to monitor our hedged position with respect to interest rate and foreign exchange fluctuations and, depending upon market conditions and other factors, may adjust our hedged position with respect to foreign exchange fluctuations or interest rates in the future by unwinding certain existing positions and/or by entering into new cross-currency interest rate exchange agreements or by using other instruments.

      The following table summarizes the economic effect as of September 30, 2004, of changes in the foreign exchange rate on the unhedged portion of our U.S. dollar-denominated debt and the resulting change in the principal carrying amount of debt, interest expense and earnings per share based on a full year economic impact.

	Change in	Change in	Earnings
	Debt Principal	Interest	Per
Change in Cdn$ vs. US$(1)	Amount	Expense	Share(2)

	($ millions)	($ millions)
$0.01	$0.9	$0.1	$0.64
$0.03	2.8	0.3	1.91
$0.05	4.7	0.5	3.18
$0.10	9.3	0.9	6.37

(1)	Canadian equivalent of economic unhedged U.S. dollar-denominated debt if U.S. dollar costs an additional Canadian cent.

(2)	Assumes no income tax effect. Based on the number of basic shares outstanding as at September 30, 2004.

      At September 30, 2004, interest expense would have increased by $0.7 million per year if there was a 1% increase in the interest rates on the portion of our long-term debt that is not at fixed interest rates.

Dividends

      We did not pay dividends in the first nine months of 2004 or in 2003 or 2002. We paid dividends in 2001, 2000 and 1999 of $0.8 million, $6.6 million and $3.2 million, respectively. We intend to use $1,750.0 million of the proceeds from the issuance of the Old Notes to make a distribution as a return of capital to RWCI. See “Use of Proceeds”. RWI and RWCI have approved the $1,750.0 million distribution as a return of capital from RWI to RWCI subject to compliance with applicable Canadian law, which requires, among other things, that RWI satisfy the solvency certification requirements associated with the distribution of capital.

Commitments and Contractual Obligations

Contractual Obligations

      Our material obligations under firm contractual arrangements are summarized below as at December 31, 2003. See also Notes 8(j) and 17 of the Consolidated Financial Statements.

	Payments Due by Period

	Less Than			More Than
Contractual Obligations(1)	1 Year	1-3 Years	3-5 Years	5 Years	Total

		(In thousands of dollars)
Long-term debt	$—	$160,000	$1,053,485	$833,469	$2,046,954
Mortgages and capital leases	2,378	23,579	228	—	26,185
Operating leases	34,394	54,526	26,330	19,342	134,592
Purchase obligations(2)	75,354	19,362	22,948	5,811	123,475
Other long-term liabilities reflected on the balance sheet under GAAP	—	—	—	—	—

Total	$112,126	$257,467	$1,102,991	$858,622	$2,331,206

(1)	We issued US$750.0 million principal amount of debt and redeemed over US$700.0 million principal amount of debt in early 2004 as discussed under “Financing” in the Liquidity and Capital Resources section. The issuance and redemption of this debt is not reflected in the table above. The table above also does not include the aggregate amount of Old Notes issued on November 30, 2004 or the notes offered for exchange in this prospectus. Finally, the table above does not include any commitments and contractual obligations arising from the acquisition of Microcell. The acquisition of Microcell may result in additional commitments or contractual obligations, including buyouts of contractual obligations with vendors, additional operating and capital lease commitments and commitments under various licensing agreements.

(2)	Purchase obligations consist of agreements to purchase goods and services that are enforceable and legally binding and that specify all significant terms including fixed or minimum quantities to be purchased, price provisions and timing of the transaction. In addition, we incur expenditures for other items that are volume-dependant. An estimate of what we will spend in 2004 on these items is as follows:

i.	We are required to pay annual spectrum licensing and CRTC contribution fees to Industry Canada. Our total payment obligations to Industry Canada are currently estimated to be $60.0 million in 2004.

ii.	Payments to acquire customers in the form of commissions and payments to retain customers in the form of residuals are made pursuant to contracts with these distributors. Payments to distributors and other retailers are currently estimated to be approximately $380.0 million in 2004.

iii.	We are required to make payments to other communications providers for interconnection, roaming and other services. The total payment obligations are currently estimated to be $120.0 million in 2004.

iv.	We currently estimate our total payments to a major network infrastructure supplier to be $190.0 million in 2004.

Additional Information

      Additional information relating to us, including a discussion of our most recent quarterly results, may be found on SEDAR at www.sedar.com.

BUSINESS

General

      We are a leading Canadian wireless communications service provider, serving more than 4.2 million customers across Canada at September 30, 2004, including over 4.0 million wireless voice and data subscribers and approximately 211,000 one-way messaging (paging) subscribers. We operate both a GSM/ GPRS network, with EDGE technology, and a seamless integrated TDMA and analog cellular network. The GSM/ GPRS/ EDGE network provides coverage to approximately 93% of Canada’s population. Our seamless TDMA and analog network provides coverage to approximately 85% of the Canadian population in digital mode, and approximately 93% of the population in analog mode. We estimate that our more than 4.0 million wireless voice and data subscribers represent approximately 13.6% of the Canadian population residing in our coverage area and approximately 28% of the wireless voice and data subscribers in Canada. Subscribers to our wireless services have access to these services in the United States through our roaming agreements with various U.S. wireless operators. Our subscribers also have wireless access internationally in over 140 countries, including throughout Europe, Asia and Latin America, through roaming agreements with other wireless providers.

      Our GSM/ GPRS/ EDGE network provides customers with advanced wireless voice and high-speed packet data services, including mobile access to the Internet, e-mail, digital picture transmission and two-way SMS. In June 2002, we completed the deployment of our digital wireless GSM/ GPRS network overlay in the 1900 megahertz frequency bands. During 2003, we also completed the deployment of GSM/ GPRS technology operating in the 850 megahertz spectrum across our national footprint, which expanded the network capacity, enhanced the quality of the GSM/ GPRS network and enabled us to operate seamlessly between the two frequencies. In June 2004, we completed the deployment of EDGE technology across our national GSM/ GPRS network. Accomplished by the installation of a network software upgrade, EDGE more than triples the wireless data transmission speeds previously available on our network. Our integrated wireless networks are operationally seamless in GSM/ GPRS and TDMA digital functionality between the 850 megahertz and 1900 megahertz frequency bands, and between TDMA digital and analog modes at 850 megahertz.

      We market our products and services through an extensive nationwide distribution network of over 6,900 dealer and retail locations across Canada, which include approximately 2,000 locations selling subscriptions to service plans, handsets and prepaid cards and approximately 5,000 additional locations selling prepaid cards. Our nationwide distribution network includes an independent dealer network, Rogers Wireless stores and kiosks, major retail chains, such as RadioShack Canada Inc., and convenience stores. We also offer many of our products and services through a retail agreement with Rogers Video, which is a division of Rogers Cable, a subsidiary of RCI, that had 288 locations across Canada as of September 30, 2004, and on our e-business website www.rogers.com.

      Our shared identity with the Rogers group of companies, which includes RCI, Rogers Media, Rogers Cable and Rogers Video, has enabled us to promote our wireless service as one element in a comprehensive package of communications, information and entertainment products and services. In March 2004, we began transitioning our branding to Rogers Wireless from Rogers AT&T Wireless, which has brought greater clarity and uniformity to the Rogers brand in Canada.

      We believe our acquisition of Microcell, which closed in November 2004, will improve our ability to compete in the Canadian wireless communications market as a result of our increased subscriber base, enhanced spectrum holdings and improved network coverage. In addition, we believe that our plans to maintain Microcell’s Fido brand and distribution network will provide us with improved market position in the youth segment and in all regions of Canada, especially the Province of Québec.

Overview of Wireless Industry

General

      Wireless voice service has been commercially available in Canada since 1985 and since 1984 in the United States. Since its introduction in Canada and the United States, the number of subscribers to wireless voice and data services has grown dramatically. As illustrated by the following chart, the total penetration in Canada at the end of September 2004 was approximately 45%, which is lower than the U.S. penetration rate of approximately 57%.

	At December 31,					At September 30,

Canadian Wireless Voice and Data Industry Statistics	1999	2000	2001	2002	2003	2004

Wireless voice and data subscribers (millions)(1)	6.9	8.8	10.7	12.0	13.4	14.3
Year over year subscriber growth(1)	30.2%	27.1%	22.2%	11.8%	11.4%	12.4%
Total population (millions)(2)	30.4	30.7	31.0	31.4	31.6	31.8
Total penetration (based on total Canadian population)(3)	22.7%	28.5%	34.6%	38.2%	42.2%	45.1%

	At December 31,					At June 30,

U.S. Wireless Voice and Data Industry Statistics	1999	2000	2001	2002	2003	2004

Wireless voice and data subscribers (millions)(4)	86.0	109.5	128.4	140.8	156.4	167.6
Year over year subscriber growth(4)	24.3%	27.2%	17.3%	9.7%	11.1%	13.2%
Total population (millions)(5)	280.7	283.7	286.6	289.5	291.8	293.5
Total penetration (based on total U.S. population)(3)	30.7%	38.6%	44.8%	48.6%	53.6%	57.1%

	At December 31,					At September 30,

Our Voice and Data Statistics	1999	2000	2001	2002	2003	2004

Wireless voice and data subscribers (millions)	2.2	2.5	3.0	3.4	3.8	4.0
Year over year subscriber growth	23.9%	17.7%	19.8%	12.5%	11.1%	11.2%
Total penetration (based on total Canadian population)(3)	7.1%	8.2%	9.8%	10.9%	12.0%	12.6%

(1)	Based upon our estimates and publicly available data from competitors.

(2)	Source of population data is the 1996 and 2001 Census of Statistics Canada, as adjusted by Statistics Canada to July 1 of each year using its annual estimates of provincial growth rates, excluding the Yukon, Nunavut and the Northwest Territories.

(3)	Represents total wireless voice and data subscribers divided by the total population at period end. See the “Summary — Selected Operating Data” section for statistics regarding our penetration in our covered population.

(4)	Data is based on the Merrill Lynch Industry Report dated August 18, 2004.

(5)	Source of population data is the U.S. Census Bureau. 2003 data based on population as at November 1, 2003.

Industry Trends

      In addition to the growth in demand for wireless voice service, various other factors have affected the wireless communications industry and have led to important changes and developments.

      Focus on Customer Retention. The wireless communications industry’s current market penetration in Canada is approximately 45% of the population, compared to approximately 57% in the United States and approximately 96% in the United Kingdom, and we expect the Canadian wireless industry to grow by 3 to

4 percentage points each year. While this will produce growth, the growth is slowing compared to historical levels. Such slowing growth has been, and will continue, driving the increased focus on customer satisfaction, the sale to customers of new data and voice service features and, primarily, customer retention. Due to legislation in the United States and other countries regarding local number portability and the fact that Canadian regulators have indicated that they intend to review the matter in the future, customer satisfaction and retention will become even more critical in the future.

      Demand for Sophisticated Data Applications. The ongoing development of wireless data transmission technologies has led developers of wireless devices, such as phone handsets and other hand-held devices, to create more sophisticated wireless devices with increasingly advanced capabilities, including access to e-mail and other corporate information technology platforms, news, sports, financial information and services, shopping services and other functions. We believe that the introduction of such new applications will drive the growth for data transmission services. As a result, wireless providers will need to continue to upgrade their existing digital networks to be able to offer the data transmission capabilities required by these new applications.

      Migration to Third Generation Wireless Technology. The ongoing development of wireless data transmission technologies has led manufacturers to create wireless devices with increasingly advanced capabilities, including access to e-mail and other corporate information technology platforms, news, sports, financial information and services, shopping services, and other functions. Increased demand for sophisticated wireless services, especially data communications services, has led wireless providers to migrate towards the next generation of digital voice and data networks. These networks are intended to provide wireless communications with wireline quality sound, far higher data transmission speeds and streaming video capability. These networks are expected to support a variety of data applications, including Internet access, multimedia services and seamless access to corporate information systems, such as e-mail and purchasing systems.

Business Strategy

      Our goal is to achieve profitable growth within the Canadian wireless communications industry and our strategy is designed to maximize our cash flow and return on investment. The key elements of our strategy are as follows:

Acquisition of Microcell

      We believe our acquisition of Microcell will improve our ability to compete in the Canadian wireless communications market as a result of our increased subscriber base, enhanced spectrum holdings and improved network coverage. In addition, we believe that our plans to maintain Microcell’s Fido brand and distribution network will provide us with improved market position in the youth segment, a primary focus for us, as discussed below, and in all regions of Canada, especially the province of Québec.

Focus on Youth and Business Segments

      We believe that the youth segment, which we define as 14 to 24 year olds, is the fastest growing segment in the Canadian wireless communications industry. We are addressing the youth segment through targeted acquisition offers, such as specific handsets, specialized rate plans and alliances with brands that are popular with youth. In addition, we are focusing on data services that are attractive to the youth segment such as SMS, instant messaging and wireless Internet. We believe our acquisition of Microcell will also improve our presence in the youth market through Microcell’s popular Fido brand.

      Business customers, which include small and medium-sized businesses, large corporations and government, generate a substantial portion of the revenues in the Canadian wireless communications industry and generally higher revenue per user than consumer customers. In particular, we are focused on small and medium-sized businesses for which we are developing inbound and outbound sales channels specific to this segment through which we will promote targeted voice and data offerings as well as our international roaming capabilities. For large corporate and government customers our marketing focus is on data services, such as BlackBerry Wireless, and the benefits of our GSM/ GPRS/ EDGE network for international roaming.

Deliver on Customer Expectations and Reduce Churn

      In addition to actively pursuing new subscribers, we continue to focus on retaining our existing subscriber base. We are currently implementing a number of new initiatives to increase subscriber satisfaction with our services and therefore reduce churn. We believe that our wireless voice and data subscriber base is a key asset and it is necessary to take steps to ensure continued subscriber satisfaction and loyalty. As the cost to acquire a new subscriber is generally much higher than the cost of retaining an existing subscriber, we believe that retaining our current subscriber base will increase our profitability.

      We have identified certain areas where focused attention is necessary to improve customer satisfaction. These areas include handset reliability and service, network coverage and quality, call center service, in-store customer experience and tenure recognition for existing customers. We have undertaken several initiatives to address these opportunities to improve customer satisfaction, including the following:

•	introducing a new handset service program that standardizes the process for repairs and provides customers with a temporary replacement handset while their handset is being serviced;

•	improving our call center and sales processes to focus on problem resolution;

•	implementing specialized customer retention programs to address high ARPU and long-tenured customers; and

•	developing targeted save and contract renewal offers that reflect the value of the customer.

      In addition, we have completed the deployment of our GSM/ GPRS/ EDGE network, which has improved the quality of our network services.

Increase Revenue from Existing Customers

      Our ability to increase revenue from our existing subscriber base is key to improving our profitability. Increasing the penetration of optional services such as voicemail and calling line ID as well as data services such as text messaging and wireless Internet is our primary focus. Through our analytical systems and tools, such as our customer relationship management system, we continue to target existing customers with opportunities to purchase additional services at various points of customer contact. These contact points include inbound customer care centers, outbound telemarketing, SMS and bill messages. We target new customers through our welcome call and welcome kit programs.

Enhance our Sales Distribution Capabilities

      We are in the process of enhancing our sales distribution channels to focus on the youth and business segments. The Rogers Plus mall stores, which are Rogers branded stores operated by RadioShack Canada, are being refurbished to provide a more youthful retail experience. We will also continue to work with Rogers Video to expand their sales of our products and with our third party dealers to improve their sales forces and focus their efforts on the business segment. Our corporate sales force will focus on enhancing existing customer relationships and increasing sales of data products to new and existing customers. Our acquisition of Microcell will enable us to expand our sales distribution channels through Microcell’s branded Fido stores and kiosks.

Maintain a Technologically-Advanced Network

      We believe that demand for sophisticated high-performance wireless data transmission services will increase in the coming years, and, accordingly, it is critical that we maintain a network that can support these expected demands. In addition, we expect the demand for high-quality voice services will continue to increase. We believe that it is necessary to provide these capabilities quickly and cost effectively over a high quality and pervasive coverage footprint. We intend to focus on improving the quality of our GSM/

GPRS/ EDGE network by implementing network software-based quality improvement features and constructing in-fill cell sites in our major urban markets, on high traffic transportation corridors and in rural recreational areas. We also intend to increase our network capacity to accommodate the increase in demand for voice and data services from new and existing customers. This will be achieved through a combination of new cell sites, an increase in radio channels and network software-based capacity improvement features. Our acquisition of Microcell will give us access to Microcell’s existing cell sites, and we expect to utilize a significant portion of such cell sites to improve the quality of our network.

Leverage Our Strategic Relationships

      We intend to build on our relationships with the Rogers group of companies to provide bundled product and service offerings to our subscribers at attractive prices. An example of a successful bundling program is our participation in the Rogers Better Choice Bundles program, which offers subscribers a discount on a flexible combination of our services, Rogers Cable and Rogers Internet services. We believe that certain subscribers will be attracted to the wide selection and combination of products and services that bundling provides. We also believe that we will gain economies of scale and other benefits by broadening our arrangements with RCI and Rogers Cable.

Voice Services

      Our network provides analog and digital wireless voice services across Canada and covers approximately 93% of the population. We have constructed a national wireless voice network, and we are able to offer wireless services nationwide in Canada using our own facilities as opposed to relying on roaming agreements with other service providers. As a result, our subscribers are able to make calls, receive calls or activate network features anywhere in our national network without accessing networks of other wireless companies. Our wireless voice services also can include custom calling features, such as voicemail, call forwarding, calling line ID, three-way calling and enhanced directory assistance.

      Postpaid Plans. Postpaid wireless voice service consists of a monthly service fee and includes a fixed number of minutes, commonly referred to as a bucket. Postpaid service usually includes additional fees for usage above the limit established by the bucket, as well as additional fees for long distance calls. We bill subscribers of our postpaid plans on a monthly basis.

      Prepaid Plans. We were the first Canadian wireless service provider to launch a prepaid wireless plan as an alternative to traditional postpaid wireless plans. Our prepaid plan has no long term contracts and no monthly bills. The subscriber purchases a bucket of minutes in advance, which can be used over a set period of time. Our subscribers can purchase minutes through prepaid cards, which are available at retail locations throughout Canada and through the Rogers group of companies’ Internet website. Prepaid plans offer local and long distance service from Canada.

      To provide our postpaid subscribers with a complete service and pricing package that best suits their specific demands, we have developed a variety of specialized product and service plans to choose from, including, among others, the following:

      One Rate Plans. Our Digital One Rate pricing plans eliminate separate North American long distance and U.S. roaming charges and provide subscribers with a single rate for all calls made within North America. Our Canadian One Rate plan provides a single rate for calls made in Canada to any destination in Canada and the United States.

      Family Plan. Our Family Plan allows two to five family members, each with a separate handset and telephone number, to share a single bucket of minutes, make and receive calls between family members on the plan at no cost and receive a single monthly bill that covers all family members.

      Corporate Best. We offer our corporate accounts our Corporate Best pricing plan. Under this plan, a corporate subscriber will select a base pricing plan. At the end of each month, however, we automatically review each account’s minutes of use and apply the best pricing plan for the billing period in review. We also offer our small business accounts our Business Best plan, which is a version of our Corporate Best plan that is designed for small businesses.

      Optional Services. We offer a number of enhanced services and value-added products, which we believe are important to enable us to increase monthly revenues from both existing and new subscribers. These services are generally available to subscribers for an additional fee and include:

•	Calling Line ID — This service displays the phone number of each caller and allows subscribers to see who is calling before answering the phone. If the number matches a number in the phone’s memory, the caller’s name is also displayed.

•	Mobile Message/ Mobile Message Paging — This is a voice mail service for wireless voice subscribers. A one-way paging service can also be added which delivers a message to the subscribers pager once a message is deposited in the voice mail box.

•	Directory Assistance Call Completion — This service allows subscribers to request a telephone number from directory assistance, which is then dialed automatically.

      Roaming. As a result of our agreements with wireless carriers in the United States, our wireless services are available across the United States in a service area that covers most of the U.S. population. Our subscribers also have access to international service in over 140 countries, including throughout Europe, Asia and Latin America, through roaming agreements with other wireless communication providers. Roaming calls made by our subscribers are charged the applicable roaming rates, which vary from country to country, and may include a per minute airtime rate plus applicable long distance charges. We also charge roaming fees to the wireless carrier of visiting subscribers to our service areas. In Canada, we operate a national network and therefore we do not charge our subscribers roaming rates for calls made within Canada. Our national network enables our subscribers to make calls, receive calls or activate network features from anywhere in our network as easily as if they were in their home service areas, without any requirement to notify callers of their location or have callers use special access codes.

      Long Distance. We are one of the wireless operators in North America that has constructed extensive fiber optic and microwave long distance transmission facilities as part of our nationwide wireless network. Subscribers, other than those on either Digital One Rate or Canadian One Rate plans described above, pay applicable long distance charges to us in addition to local airtime charges for long distance calls made to other wireless and conventional telephones. Long distance fees are also charged for incoming calls received by subscribers travelling outside their home areas within the network.

      Microcell. Operating under the Fido brand, Microcell’s product offerings target the mass-market retail consumer and individual business user market segments. Through simple packages of affordable and innovative products and services, Microcell offers both postpaid and prepaid plans. The City Fido plan, first launched in Vancouver in October 2003, and subsequently launched in Toronto in May 2004, allows customers to place and receive an unlimited number of local calls within a defined local calling area for a flat monthly rate. We are also launching the City Fido plan in Montreal.

Data Services

      In addition to our GSM/ GPRS/ EDGE wireless voice and high-speed packet data network, we operate a Mobitex mobile packet-switched data network in all major urban centers across Canada. These data networks provide subscribers with digital wireless data connectivity for many applications, including e-mail, Internet browsing, point-of-sale terminals, remote data collection and two-way messaging. The transition of our network to third generation technology will significantly enhance the data transmission products and services we will be able to offer our subscribers.

      BlackBerry Wireless. Our two-way messaging service, offered with BlackBerry Wireless devices operating on both our GSM/ GPRS and Mobitex networks, provides wireless e-mail, access to the Internet, calendar and other personal organizer features, all from a single, integrated wireless handheld device. BlackBerry Wireless devices also offer integrated wireless voice and paging services on the GSM/ GPRS and Mobitex versions, respectively. In the fourth quarter of 2004, we introduced the BlackBerry Wireless 7290, which offers a color display and operates in both the 850 megahertz and 1900 megahertz frequency bands, as well as the 900 and 1800 megahertz frequency bands which are used in Europe and Asia. We also introduced the Blackberry Wireless 7100, which provides Blackberry functionality in a sleek phone style form factor.

      Short Messaging Service. This service allows for text messages to be sent and received directly on a wireless handset. SMS messages can be sent between wireless handsets, or from the Internet to a wireless handset. SMS messages can be exchanged between our customers or, through an inter-carrier gateway, between our customers and customers of U.S. and certain international wireless operators.

      Navigate. Navigate is our wireless Internet service that enables customers to browse the Internet, access e-mail, chat online and download ring tones, graphics and games, all from a GSM/ GPRS/ EDGE handset.

      One-Way Messaging. One-way messaging services, also commonly referred to as paging, consist of alpha or numeric messages delivered to a subscriber through a messaging or pager device. We believe that one-way messaging is a mature product and that as two-way messaging and converged voice and data devices increase in popularity, one-way messaging churn will likely continue at relatively high rates. We intend to continue to market one-way messaging services and target these services in the business and youth segments.

      Wireless Data. In addition to the services discussed above, we provide subscribers digital wireless data connectivity for many applications, including wirelessly-enabled PDAs and pocket computers, such as Palm Tungsten W and the Handspring Treo, personal computer memory card international association, or PCMCIA, cards for laptops, point-of-sale terminals and remote data collection such as meter reading, alarm monitoring and asset and package tracking.

      We expect that the launch of our third generation network will significantly expand the scope of wireless data products and services we will be able to offer. We expect that our services will provide our subscribers enhanced data transmission capabilities, such as e-commerce and shopping services, which can supplement more traditional data services such as access to news, sports, weather and financial information. We also expect to offer our corporate subscribers wireless data transmission services that can act as mobile extensions of their information technology networks.

Marketing

      Our primary marketing goals are to increase market share and increase revenues by:

•	offering value and choice to our subscribers through competitive pricing strategies and innovative product and service offerings;

•	reducing churn through retention and loyalty programs; and

•	increasing consumer awareness of our brand.

      We have undertaken a number of initiatives that are designed to achieve these goals. Our marketing group is divided into two market segments: business and consumer. Each segment focuses on designing product and service offerings that are priced and promoted specifically to meet the demands of the market segment. We believe that through this focus we have been able to better understand and service the needs of our subscribers and our marketing segments have been able to develop marketing strategies for new products that will be effective in reaching potential subscribers.

      Customer Information and Relationship Management Systems. In 2001, we completed the implementation of a new customer information system, which is supplied by Amdocs Limited. The platform allows for the pricing, billing and service of multiple product lines with an easy to use graphical interface enabling efficient customer handling. We believe our customer information system provides us with the flexibility to better offer our subscribers a greater variety of wireless products and services, including bundled service packages and customized service packages. Our customer information system also enables us to provide our subscribers with a consolidated bill that permits us to more effectively bundle our services with those of the Rogers group of companies, including Rogers Cable.

      We are also investing in analytical systems, such as our new customer relationship management system, to assist in analyzing information about our customers. We expect that this analysis will help to reduce churn and improve our ability to target existing customers with opportunities to purchase additional services from us, both of which are expected to increase our revenue and reduce our operating costs.

      Convergence. Convergence is the combination of one or more of our products, services or resources with those of the Rogers group of companies and our strategic partners. We believe that convergence is important because it allows us to offer bundled packages of products and services to our subscribers. A number of product convergence initiatives have been implemented to date, with the most significant being the Rogers Better Choice Bundles Program. This program offers consumers a discount on a flexible combination of our services, Rogers Cable and Rogers Internet services, as well as Rogers Video and RadioShack purchases. In addition, members receive discounts on Rogers Media magazine subscriptions and purchases through The Shopping Channel.

      We have also undertaken a number of resource convergence initiatives, such as the customer call centers that serve all of the Rogers group of companies. These call centers provide subscribers of Rogers companies a single point of contact for customer service requests. We have also launched an electronic business site that allows customers to purchase services and products from the Rogers group of companies over the Internet. See the section entitled “Certain Transactions and Relationships — RCI Arrangements — Call Centers.”

      Branding. We will also seek to increase brand awareness. We believe that strong branding positively impacts consumer awareness of our company as an innovator and leader in our markets. Early in 2004, we began transitioning our branding to Rogers Wireless from Rogers AT&T Wireless to bring greater clarity and uniformity to the Rogers brand in Canada, and effective March 8, 2004, we terminated our brand license agreement with AT&T Canada Enterprises Inc.

      Subscriber Retention and Loyalty Programs. We view the reduction of churn as a priority and have initiated and are developing a number of programs that are designed to reduce customer deactivations. We will continue to expand our coverage areas and improve our coverage in existing coverage areas, where financially beneficial, to reduce churn.

      We have implemented a subscriber retention program and subscriber save program. Our subscriber save program offers a lower cost price plan, a handset upgrade or free service options in order to prevent subscribers from deactivating.

      We believe that term subscriber contracts are key to increasing revenue and reducing churn. Under our contract renewal program, we initiate contact with subscribers prior to contract expiration and offer incentives such as a handset upgrade or other incentives with a contract renewal, as we believe subscribers are attracted by competitive offers prior to expiration and may deactivate to upgrade their handset or price plan. In the third quarter of 2004, we introduced three year contracts for our postpaid customers and we were able to drive 67% of our postpaid gross additions in the quarter to this new contract term. At September 30, 2004, approximately 79% of our postpaid wireless voice and data subscriber base were under contracts with an initial term of more than 12 months.

      Microcell. The Fido brand has played a key role in differentiating Microcell in the Canadian wireless communications market, by being perceived as trendy, customer friendly and innovative. Microcell targets the high growth and most profitable market segments through mass market advertising such as local print media, television and outdoor billboards. Customer retention is being addressed through loyalty points programs, customer information and relationship management systems, handset upgrade programs and the introduction of 24-month contracts. At September 30, 2004, approximately 29% of Microcell’s postpaid wireless voice and data subscriber base were under contracts with an initial term of more than 12 months.

      We intend to migrate Microcell’s postpaid subscriber base to our Amdocs customer information and relationship management system, which will provide a single platform for pricing, billing and service of the Rogers Wireless and Microcell subscriber bases.

Distribution Network

      We market our products and services through an extensive nationwide distribution network of over 6,900 dealer and retail locations across Canada, which include approximately 2,000 locations selling subscriptions to service plans, handsets and prepaid cards and approximately 5,000 additional locations selling prepaid cards. Our dealer network includes approximately 200 dealers operating approximately 580 of our stores and kiosks across Canada. Under long-term dealer agreements, which typically have a term of at least five years, these Rogers Wireless branded dealers carry only our product offerings. The dealer locations that sell our phones and prepaid cards are generally intended to be comprehensive sales and service locations, offering consumers the opportunity to purchase the full range of our products and services, as well as have handset and billing related issues resolved. We also have many non-exclusive dealers on shorter term agreements, who typically offer our wireless products and services as complements to their other businesses, such as consumer electronics. We generally pay our dealers a commission for each subscriber activated that is linked to the value of the service plan selected by the subscriber, and generally make residual or account management payments to our long-term dealers based on the subscriber’s ongoing service charges for postpaid service.

      Our retail network includes distribution arrangements with major retail chains across Canada, including Wireless Wave and The Telephone Booth, a division of Hartco Corporation. Our most significant retail agreement is with RadioShack Canada, under which we have opened 85 retail stores and kiosks that are branded Rogers Plus and managed by RadioShack Canada in shopping centers across Canada. These stores feature our wireless products and services. In addition, RadioShack Canada features our wireless products and services exclusively in Canada in its approximately 500 corporate-owned stores and a number of associate stores. We also offer some of our products and services through a retail agreement with Rogers Video, which has 288 locations across Canada. In addition, our prepaid wireless phone cards are available in Petro-Canada service centers, Shopper’s Drug Mart and major convenience store chains such as Mac’s and Couche Tard, both of which are owned by Alimentation Couche-Tard Inc.

      We also sell our products and services to the business segment through a corporate sales force and telesales. Our sales employees develop relationships with individual corporate clients and provide account management to these clients.

      Our e-business Internet site, which is operated by RCI, acts as an on-line sales channel directly to consumers. Our Internet site offers wireless, cable and video products and services of the Rogers group of companies, as well as certain magazine publications of Rogers Media. We have also expanded the website to offer administrative services to our subscribers, such as the ability to subscribe for additional services and to access on-line bill presentment and payment and account information updates. Finally, we have launched a dealer extranet that provides our dealers with on-line activation access to information regarding our products, services and processes.

      Microcell’s national distribution network includes over 5,500 dealer and retail locations across Canada, which include 64 corporate-owned stores and kiosks.

      As stated under “Business Strategy — Acquisition of Microcell”, we intend to retain Microcell’s Fido brand and distribution network.

Network

Wireless Voice and Data Networks

      Our national GSM/ GPRS/ EDGE network provides integrated wireless voice and packet data service to approximately 93% of Canada’s population in both the 1900 megahertz and 850 megahertz frequency bands and is fully interoperable between these frequency bands when utilizing dual-band handsets. Our

TDMA and analog network provides voice services to approximately 93% of Canada’s population with analog signal and approximately 85% of Canada’s population with TDMA digital signal, and is also fully interoperable with dual-mode handsets. We are nationally licensed to operate in 25 megahertz of radio spectrum in the 850 megahertz band, 20 megahertz of radio spectrum in the 1900 megahertz band in Southern Ontario, and 30 megahertz of radio spectrum in the 1900 megahertz band elsewhere in our licensed area of operation. We provide wireless services across Canada using primarily our own microwave radio and fiber optic transmission facilities to connect cell sites to switches and to connect switches to each other. This has enabled us to limit our reliance on third parties for leased transmission facilities and generate significant profit margins from the carriage of our own long distance traffic. Because we operate a single national network, our subscribers are able to make calls, receive calls and activate network features anywhere in the network as easily as if they were in their home areas.

      We offer both analog and digital service to our subscribers. We believe that digital technology offers many advantages over analog technology, including substantially increased network capacity, increased call quality, greater call privacy, enhanced services and features, improved handset battery life, lower operating costs, reduced susceptibility to fraud and the opportunity to provide packet data connectivity to our subscribers. Demand for analog service has declined over the last several years as the coverage provided by digital networks has increased.

      We completed our national deployment of GSM/ GPRS in the 1900 megahertz frequency band in June 2002, matching our TDMA and analog coverage footprint. Our GSM/ GPRS infrastructure was co-located at our existing TDMA and analog cell sites and switching locations, sharing existing backhaul transmission facilities and thereby enabling a rapid and cost-effective deployment. GPRS technology provides our subscribers with significantly improved data transmission services using packet data connections which are well-suited to Internet browsing and e-mail, while the GSM technology provides high quality digital voice service. GSM/ GPRS is the most broadly deployed mobile wireless technology in the world, ensuring that there is available to us a broad variety of handsets with ever-increasing functionality. Because GSM’s worldwide economy of scale results in a more cost effective network and greater functionality, all network capacity growth and coverage quality enhancements since 2002 have been implemented only on the GSM/ GPRS network.

      During 2003, we deployed GSM in the 850 megahertz band nationally, overlaid on our 1900 megahertz network infrastructure. This provided additional call carrying capacity utilizing all of our licensed frequency bands, as well as improved radio signal propagation throughout the network, resulting in increased in-building signal penetration and improved fringe-area coverage performance. Dual-band and multi-band GSM handsets take advantage of both frequencies, switching automatically between frequencies to optimize call quality and capacity. The deployment of GSM at 850 megahertz required the installation of additional radio transceivers in existing cell sites and the expansion of switching system capacity to accommodate the increased traffic on the network. Interoperability between the frequencies is managed by software parameters in the existing base station controllers.

      In June 2004, we completed the deployment of EDGE technology across our national GSM/ GPRS network. Accomplished by the installation of a network software upgrade, EDGE more than triples the wireless data transmission speeds previously available on our network.

      We offer seamless international roaming coverage through agreements with other operators. TDMA and analog roaming is provided through agreements with carriers that employ TDMA and analog in the United States and around the world. We currently offer GSM voice roaming in over 140 countries and GPRS data roaming in over 40 countries. The GSM/ GPRS/ EDGE international roaming footprint continuously increases as we negotiate additional roaming agreements with international operators.

      We also operate a national messaging network in the 900 megahertz band, offering national, regional and local one-way alphanumeric and numeric messaging services. In addition, we offer a national wireless packet data network on the Mobitex standard, providing data transmission service to approximately 55% of the population located in the top urban markets across Canada. We offer point-of-sale, telemetry, dispatch and BlackBerry Wireless two-way messaging service on this network.

      Our wireless voice and data networks are overlaid on our existing wireless voice infrastructure by sharing towers, shelters, power, transmissions systems and operations and maintenance staff, making these networks cost-effective to operate.

Third Generation Technology Network

      We expect that the demand for sophisticated, high-bandwidth wireless data applications will increase in the coming years. While our second generation TDMA network enables integrated voice and data communications with a number of digital features such as calling line ID, two-way alphanumeric messaging and circuit-switched data delivery, the data transmission rates available on this network are insufficient to provide sophisticated multimedia services with the quality and speed contemplated by third generation technologies. Accordingly, we have deployed a network technology platform based on the worldwide GSM standard to support integrated third generation wireless voice and data services that we anticipate subscribers will demand.

      On November 30, 2000, we announced a third generation network augmentation program that would accelerate our ability to provide fully-integrated voice and packet data transmission services and conform to dominant global standards. We intended our evolution to third generation mobile wireless technology to be undertaken in three stages.

      In the first stage, we augmented our existing TDMA digital and analog network by overlaying a GSM network with integrated GPRS technology to fully match our coast-to-coast analog footprint coverage of approximately 93% of Canada’s population. This provided fully-integrated digital voice and packet data capability to our national footprint.

      In the second stage, we completed the deployment of EDGE throughout our national GSM/ GPRS network in June 2004. Accomplished by the installation of a network software upgrade, EDGE more than triples the wireless data transmission speeds previously available using GPRS.

      EDGE capable handsets and devices are compatible with GSM/ GPRS networks, which will facilitate roaming by our subscribers into GSM/ GPRS service areas not yet updated to EDGE protocol, much in the same way that current dual-band, dual-mode TDMA digital handsets are compatible with analog network technology. There are currently a limited number of EDGE-capable devices commercially available, but the number of devices is expected to increase through the end of the year.

      We intend to complete our transition to the next generation of digital technology by deploying UMTS technology using W-CDMA. We believe UMTS is the highest performing third generation technology and is the worldwide choice to provide the capabilities necessary to deliver the high-capacity and advanced services that subscribers will demand in the future. We believe these capabilities will enable a broad variety of advanced wireless multimedia services, including video streaming, Internet access and the extension of high-bandwidth corporate information systems into the mobile wireless environment. We believe that UMTS will be best suited to provide the necessary capacity to deliver these high bandwidth applications in dense urban areas and we expect to initiate trial UMTS service in our network during 2006, with deployment in major markets in subsequent years. We expect that UMTS will be deployed primarily in major urban markets and that GSM/ GPRS/ EDGE will continue to provide high-speed data services in the rest of our coverage area where the increased capacity afforded by UMTS is not immediately required. As with our deployment of GSM/ GPRS and EDGE, the UMTS network overlay will be deployed on our existing nationwide network infrastructure, reusing our fully deployed infrastructure of existing towers, shelters and transmissions facilities, and core network capabilities. UMTS capable handsets are expected to be compatible with the previously established EDGE and GSM/ GPRS networks. A software upgrade to W-CDMA, known as High Speed Downlink Packet Access (“HSDPA”) is currently under development and is expected to be commercially available at the time of our anticipated W-CDMA deployment. HSDPA is expected to significantly increase the “downlink” data rate beyond W-CDMA rates.

      With UMTS technology, we expect that several classes of subscriber devices will be available. These devices are expected to support both voice and data, or operate as a data-only device similar to PCMCIA cards for laptops, PDAs and pocket computers. We expect that applications for UMTS technology will drive the development of wireless devices offering Internet access capabilities comparable to fixed-wired desktop computers.

      We believe that our three-phase approach to achieving the final UMTS network has enabled us to accelerate into 2004 the availability of high-speed integrated digital voice and packet data services throughout our national footprint in a cost efficient manner. We believe that moving directly from the initial TDMA network to UMTS would have delayed the introduction of these advanced capabilities, and consequently would have delayed associated service revenues and risked increased churn and lower gross subscriber additions in a marketplace in which our competitors are expected to offer these services. The core GSM switching nodes, core GPRS nodes, Internet Protocol network and service networks deployed during the first two phases will continue to serve as the basis of the third phase UMTS network and would have been required for a stand-alone UMTS network in any case.

      U.S. and international carriers have announced that they are following a similar development path to third generation wireless service. As a result, it is expected that our subscribers will have access to wireless networks in Canada, the United States and Europe as those networks evolve. In addition, we believe this common technology will encourage the development of wireless devices and applications that are compatible with each stage of our networks’ development, as well as allow us to take advantage of worldwide economies of scale for network equipment and handsets. Ericsson Canada has agreed to be our exclusive national supplier of next generation network equipment through the end of 2005. This supply agreement may be extended for an additional two years upon the mutual agreement of the parties. Under the terms of this agreement, Ericsson Canada will provide us with network equipment services to support each phase of our migration to a third generation network. Ericsson Canada has been our principal supplier of network equipment since 1985, and we believe our continued relationship with this leader in telecommunications infrastructure will assist us in the timely and effective deployment of quality next generation service.

      Throughout our deployment of each next generation technology, we expect to maintain our TDMA network, as well as each preceding stage of technology. We believe that operating and maintaining a hybrid network of TDMA and analog, GSM/ GPRS/ EDGE and UMTS equipment is cost effective based on our ability to share common infrastructure, operational support systems, billing system interfaces and operations and maintenance resources for both networks. In addition, our existing nationwide TDMA and analog network will continue to offer high-quality voice and short message services for the foreseeable future with minimal to no capital expenditure requirement. We believe that these service offerings along with the advanced capabilities available on the GSM/ GPRS/ EDGE and UMTS networks will provide Canadian consumers with even greater choice in network features and handsets than was previously available.

Microcell Network

      Microcell operates a nationwide GSM/ GPRS network in the 1900 megahertz frequency range utilizing 30 megahertz of contiguous national spectrum. Microcell’s network covers approximately 61% of the Canadian population and is concentrated in areas with high population density or high traffic.

      We intend to integrate our GSM/ GPRS/ EDGE network with that of Microcell, resulting in a single integrated national GSM/ GPRS/ EDGE network. We expect that the resulting integrated network will enable us to provide our customers with improved network coverage and quality in urban areas. This will require us to decommission certain of the Microcell cell sites and transmission and switching infrastructure.

Fixed Wireless Network

      Microcell holds licenses for 90 megahertz of spectrum in the 2500 megahertz range to build and operate an MCS network in all Canadian provinces and territories, with the exception of Manitoba and Saskatchewan. Part of Microcell’s business is to build a high speed fixed wireless network that will support a broad range of data applications, including wireless high-speed Internet, Voice over Internet Protocol services, as well as home and office networking. In November 2003, Allstream Inc., Microcell and NR Communications, LLC announced the creation of a new venture with the aim of using MCS wireless technology to offer integrated high-speed Internet, IP based voice and local networking services to selected markets in Canada. In March 2004, the new venture launched its first MCS networks in Richmond, a suburb of Vancouver, and in Cumberland, a rural community approximately 30 kilometers east of downtown Ottawa. Concurrently with the deployment of MCS networks, Microcell launched, in Richmond and Cumberland, its iFido® service, a residential wireless high speed Internet service. Microcell’s commitments to the venture are to transfer its MCS spectrum to the venture, to operate the MCS network deployed by the venture pending Industry Canada’s approval of the MCS spectrum transfer and to make a cash contribution of up to $6.0 million in the aggregate. In connection with our acquisition of Microcell, RWI will assume Microcell’s commitments to the venture.

Competition

      The Canadian wireless communications industry is highly competitive. In the wireless voice and data market, we compete primarily with two other wireless service providers, Bell Mobility Inc. (Bell Mobility) and Telus Communications Inc. (Telus), and may in the future compete with other companies, including resellers such as Virgin Mobile Canada, Sprint Canada and Primus, using existing or emerging wireless technologies, such as WiFi or “hotspots”. In the wireless messaging market, we also compete with numerous local and national paging providers. Competition for wireless subscribers is primarily based on price, scope of services offered, sophistication of wireless technology offered, quality of service, breadth of distribution, service coverage, selection of equipment, brand and marketing. We also compete with our rivals for dealers and retail distribution outlets.

      We currently compete against Telus and Bell Mobility on a national basis and against the smaller regional and independent incumbent wireline telephone companies in their respective service areas. Historically, Bell Mobility operated in Ontario and Québec and expanded west and Telus operated in the western provinces and expanded east. In addition, the parent of Bell Mobility controls Aliant Inc., the incumbent telecommunications services provider in Atlantic Canada, which offers wireless services in its markets. In 2001, Bell Mobility and Telus entered into a CDMA network sharing agreement that allows them to expand new technology services more quickly and to reduce capital expenditures.

      As at September 30, 2004, we covered approximately 93% of Canada’s population though our analog and digital service coverage. Our ability to offer digital communications services that are similar to those offered by other digital providers on both our 850 megahertz and 1900 megahertz digital networks is a competitive advantage. Our national licenses for bulk 850 and 1900 megahertz frequencies afford us with additional capacity and flexibility for future growth. In addition, our selection of GSM/ GPRS technology, which provides us with the ability to enter into roaming agreements with many service providers in other countries, allows for the seamless availability of roaming wireless services offered outside Canada, thereby offering potential subscribers an expansive service area.

      Services offered using ESMR, or Enhanced Specialized Mobile Radio, systems compete with wireless services. ESMR refers to a low-powered “cellular-like” communications service supplied by converting analog trunk radio systems such as Specialized Mobile Radio, or SMR, into an integrated, digital transmission system. ESMR addresses certain of the technical limitations of existing SMR systems. Telus began offering ESMR services in 1996 and Bell Mobility intends to offer it in 2004.

      Potential users of wireless services may also find their communications needs satisfied by other current and developing technologies. For example, trunk radio systems such as SMR and other communications services that have the technical capability to handle mobile telephone calls, including interconnection to the wireline telephone network, may provide competition to wireless services in certain markets. WiFi also allows suitably equipped devices, such as laptops and personal digital assistants, to connect to a wireless access point and may either compliment or substitute mobile packet data services such as those offered on our GSM/ GPRS/ EDGE network.

      We could face increased competition if there is a removal or relaxation of the limits on foreign ownership and control of wireless licenses. Legislative action to remove or relax these limits could result in foreign telecommunication companies entering the Canadian wireless communications market, through the acquisition of either wireless licenses or of a holder of wireless licenses.

      Over the past several years, certain countries in Europe and Asia have implemented WLNP. In addition, the U.S. wireless industry has also implemented WLNP. WLNP involves porting wireless phone numbers to other wireless companies, but can also involve porting phone numbers between wireline and wireless companies. The implementation of WLNP systems and capabilities imposes significant costs on the carriers in a country. There has been no regulatory mandate for the implementation of WLNP in Canada to date. The CRTC recently stated that it intends to review the matter in its 2005/ 2006 planning period. If WLNP were to be mandated, this would require carriers, including ourselves, to incur implementation costs that could be significant and could cause an increase in churn among Canadian wireless carriers.

      Continuing technical advances in the communications field make it impossible to predict the extent of future competition with other wireless service technologies. As a result, there can be no assurance that existing, proposed or as yet undeveloped technologies will not become dominant in the future and render our mobile wireless systems less profitable or even obsolete.

Regulation

      Our wireless operations are subject to licensing by Industry Canada and regulation by the CRTC.

Licensing by Industry Canada

      The awarding of spectrum and licenses for mobile voice and data services in Canada is under the jurisdiction of Industry Canada, a department of the Government of Canada. Industry Canada is responsible for telecommunications policy in Canada, and has specific jurisdiction under the Radiocommunication Act to establish radio licensing policy and award radio licenses for radio frequencies which are required to operate our wireless communication systems. Industry Canada also has the authority to revoke a radio license at any time for failure to comply with its conditions of license, but revocations of this nature are extremely rare and radio licenses issued under the Radiocommunication Act are usually renewed upon expiration if conditions have been met.

      Industry Canada has the power to require modifications to the license conditions applicable to the provision of wireless services in Canada at any time, to ensure the efficient operation and orderly development of radio communication facilities and services in Canada.

      Late in 2003, Industry Canada released a policy document regarding a number of spectrum issues, including a discussion on the existing spectrum cap, spectrum allocations for third generation networks and possible timing of a third generation spectrum auction. Industry Canada has proposed a possible spectrum auction date of 2005 to 2006 for this spectrum. The FCC is expected to auction similar spectrum in 2005. We expect that Industry Canada will follow future spectrum allocation decisions which are made by the FCC in the U.S. and will not proceed with a 3G spectrum auction before such decisions are made. A final determination on these matters has not yet been made.

      On August 27, 2004, Industry Canada rescinded the cap on ownership of mobile spectrum. Up to that time, Canadian carriers were limited to a maximum of 55 megahertz of mobile spectrum (PCS and cellular). After a public consultation earlier in 2004 as to whether the cap should be maintained, removed or increased, Industry Canada advised that the cap would be removed, effective immediately. Industry Canada concluded that the wireless industry will require access to more spectrum through a future 3G wireless services auction and further stated that they will continue to monitor the wireless industry for spectrum concentration, and manage the licensing of spectrum resources through other mechanisms at their disposal.

      On February 9, 2004, Industry Canada commenced an auction for one block of 30 megahertz of spectrum in the 2300 megahertz band and three blocks of 50 megahertz of spectrum and one block of 25 megahertz of spectrum in the 3500 megahertz band. This auction was completed on February 16, 2004. There were over 172 geographic license areas in Canada for each available block. Successful bidders for the spectrum have flexibility in determining the services to be offered and the technologies to be deployed in the spectrum. Industry Canada expects that the spectrum will be used for point-to-point or point-to-multi-point broadband services. We participated in this spectrum auction and, as a result, have acquired 33 blocks of spectrum in various license areas for an aggregate price of $5.9 million.

      Industry Canada has initiated another auction process to make available the blocks of spectrum that did not sell in the February 2004 process. In a multiphase process that has recently commenced, parties were able to identify those blocks that they were interested in, and if there were no other parties expressing interest in those blocks, then they were the successful party. In this process, we obtained an additional nine licenses for a cost of $0.1 million. The remaining licenses are expected to be auctioned commencing January 10, 2005.

      Wireless Voice and Data Services. Industry Canada has granted us licenses to establish wireless service throughout Canada using the 800 megahertz and 1900 megahertz frequency bands. We also have authority to operate wireless service in other 1900 megahertz frequency bands that we purchased in a 2001 spectrum auction.

      The following is a brief summary of the material conditions of our wireless licenses:

•	we must comply with the Canadian ownership and control requirements established in the Telecommunications Act and associated regulations;

•	the federal Minister of Industry must be notified prior to any material change in ownership or control in fact of our company; and

•	at least 2% of our adjusted gross revenues from our wireless operations (excluding inter-carrier payments, bad debts, third party commissions and provincial goods and services taxes collected) averaged over the terms of the licenses must be invested in research and development.

      In addition to similar conditions relating to Canadian ownership and control and contributions to research and development, the wireless license granted to us in 1995 is subject to conditions relating to the time frame for rolling out service across Canada and requiring us to resell wireless services and offer analog roaming to other wireless licensees. Our wireless licenses expire in March and June 2011. In a December 2003 policy document, Industry Canada announced that licenses will be issued for a ten-year term instead of the current five-year term. We believe we have consistently met or exceeded all license conditions attaching to our licenses.

      The wireless licenses issued as a result of our successful bids in the 2001 spectrum auction expire on June 19, 2011. In addition to compliance with Canadian ownership and control requirements, we are subject to compliance with Industry Canada’s spectrum aggregation limit, must invest of 2% of adjusted gross revenues from operations in this spectrum over the term of the license in research and development, must resell wireless service to other wireless licensees on a non-discriminatory basis and must demonstrate that the spectrum has been put to use within five years of the auction’s close. We believe the spectrum has been put to use.

      Messaging and Data Services. Industry Canada has granted us nationwide paging licenses to operate paging services on the 900 megahertz frequency band for Canada and licenses to operate our paging service in Canada on an internationally coordinated frequency within the 900 megahertz band. Our paging licenses contain certain conditions relating to fulfillment of development plans, equity ownership restrictions preventing non-Canadian ownership of our company from exceeding 20% and various technical matters. We believe that our paging licenses are in good standing. In addition, we currently hold Mobitex frequencies in the 800 megahertz frequency band used for several applications including wireless point of sale, parking meters and some BlackBerry Wireless service.

Regulation by the CRTC

      The CRTC regulates all telecommunications common carriers in Canada that provide or participate in a national communications system, including mobile voice and data and paging service providers, in accordance with the requirements of the Telecommunications Act.

      Under the Telecommunications Act, all telecommunications common carriers are required to seek regulatory approval for all proposed tariffs for telecommunications services. The Telecommunications Act also requires that all rates be just and reasonable and prohibits a carrier from conferring an undue preference or advantage on any person. However, under the Telecommunications Act, the CRTC has the power to forbear from regulating in whole or in part, particular services. The CRTC may also exempt an entire class of carriers from regulation under the Telecommunications Act, where the CRTC finds the exemption of the class of carriers is consistent with the objectives of Canadian telecommunications policy.

      In December 1996, the CRTC reconfirmed an earlier decision that it was appropriate to forbear from regulating the rates for wireless services other than wireless services provided directly by the incumbent telephone companies rather than through an arm’s-length subsidiary. The CRTC has subsequently forborne from regulating the provision of these services directly by the incumbent telephone companies on a case-by-case basis. The CRTC determined, however, that all wireless voice service providers should remain subject to the statutory requirement prohibiting them from discriminating unjustly between subscribers or with regard to access to their networks. The CRTC also retained its jurisdiction to impose conditions on the provision of any wireless voice service. As a result of this decision, we are not currently required to file tariffs for CRTC approval in respect of any of our wireless services.

      Interconnection with Public Switched Network. Our network must be interconnected with the public switched telephone networks so that subscribers to our system are able to call, and be called by, persons using a conventional wireline telephone service. The CRTC regulates the rates charged to us by the federally regulated wireline telephone companies for access to their local exchange networks, as well as the terms and conditions for such access.

      Contribution Payments. In November 2000, the CRTC released a decision that fundamentally altered the mechanism used by the CRTC to collect “contributions” to subsidize the provision of basic local wireline telephone service. Previously, the contribution was levied on a per minute basis on long-distance services. Under the new contribution regime, which became effective January 1, 2001, all telecommunication service providers, including wireless service providers such as us, are required to contribute a percentage of their adjusted Canadian telecommunications service revenues to a fund established to subsidize the provision of basic local service. The percentage contribution levy was 4.5% in 2001, 1.3% in 2002 and 1.1% in 2003. The interim rate for 2004 has been set at 1.1% and the final rate for 2004 will not likely be set until December 2004. The final rate for 2004 would likely be retroactive to January 1, 2004.

Regulatory Developments

      Industry Canada has concluded a review of the conditions that apply to wireless licenses and amended these license conditions in April 2004 to make them more consistent with the conditions of the PCS licenses awarded in the 2001 PCS auction, including amending the license terms such that all PCS/cellular licenses expire in 2011. Specifically, this amendment enhances the transferability and divisibility of these licenses and modify the license fee structure to ensure that the methodology for calculating spectrum fee assessments is consistent across all licenses. Spectrum fees have been charged on a per radio channel basis under cellular licenses and on a per site basis under PCS licenses. The new regime is based on an annual cost per megahertz per population for both frequency ranges, and, as a result, fees will be based on the amount of spectrum held by the carrier, regardless of the degree of deployment or the number of sites. The new rate, established by Industry Canada in December 2003, came into effect on April 1, 2004.

Restrictions on Non-Canadian Ownership and Control

      Pursuant to the Telecommunications Act and associated regulations, up to 20% of the voting shares of a Canadian carrier, such as us, may be held by non-Canadians, and up to 33 1/3% of the voting shares of a parent corporation, such as RCI or RWCI, may be held by non-Canadians, provided that neither the Canadian carrier nor its parent is otherwise controlled by non-Canadians. Similar restrictions are contained under the Radiocommunication Act. In April 2003, the House of Commons Industry Committee released a report calling for the removal of foreign ownership restrictions for telecommunications carriers and broadcasting distribution undertakings. In June 2003, the House of Commons Heritage Committee released a report which opposed the Industry Committee’s recommendation. The Cabinet responded to the Industry Committee report in September 2003 and to the Heritage Committee report in November 2003. Officials from the Heritage and Industry departments will convene to reconcile the two positions. We support the recommendation calling for the removal of foreign ownership restrictions but cannot predict the nature or timing of changes that might result.

      RWCI’s articles of incorporation give its board of directors the authority to restrict the issue or registration of transfer of shares of RWCI where such issuance or transfer would jeopardize our ability to obtain, renew or maintain licenses relating to our business.

Properties

      In most instances, we own the assets essential to our operations. Our major fixed assets are transmitters, microwave systems, antennae, buildings and electronic transmission, receiving and processing accessories and other wireless network equipment including switches, radio channels, base station equipment, microwave facilities and cell equipment. We also lease land and space on buildings for the placement of antenna towers and generally lease the premises on which our switches are located, principally under long-term leases. We own a Toronto office complex in which our executive offices are located. We are also leasing a majority of this office space to other subsidiaries of RCI. See the section entitled “Certain Transactions and Relationships — RCI Arrangements — Real Estate.” In addition, we own service vehicles, data processing facilities and test equipment. Most of our assets are subject to various security interests in favor of lenders.

Legal Proceedings

      On August 9, 2004, a proceeding under the Class Actions Act (Saskatchewan) was brought against us and other providers of wireless communications in Canada. The proceeding involves allegations by wireless customers of breach of contract, misrepresentation and false advertising arising out of the charging of system access fees. The plaintiffs seek unquantified damages from the defendant wireless communications service providers. The proceeding has not been certified as a class action and it is too early to determine whether the proceeding will qualify for certification as a class action.

      On April 21, 2004 a proceeding was brought against Microcell and others alleging breach of contract, breach of confidence, misuse of confidential information, breach of a duty of loyalty, good faith and to avoid a conflict of duty and self interest, and conspiracy. The plaintiff is seeking damages in the amount of $160 million. The proceeding is at an early stage.

      There exist certain other legal actions against us arising in the ordinary course of our business, none of which is expected to have a material adverse effect on our consolidated financial position.

      From time to time in the ordinary course of our business, we are contacted by members of our dealer network alleging various claims arising out of our dealer agreements. We have always resolved these claims without any material effect on our dealer relationships or our business.

MANAGEMENT

Directors and Executive Officers

      Set forth below is a list of our directors and executive officers as of the date of this prospectus.

Name	Position

Edward S. Rogers, O.C.(2)(3)	Director and Chairman
H. Garfield Emerson, Q.C., ICD.D(1)(2)	Director and Deputy Chairman
Nadir H. Mohamed(2)	Director and President and Chief Executive Officer
Joseph B. Chesham	President, Ontario Region
Jean Laporte	President, Eastern Region
Darryl E. Levy	President, Western Region
Robert F. Berner	Executive Vice President and Chief Technology Officer
Robert W. Bruce	Executive Vice President, Chief Marketing Officer and President, Wireless Data Services
James S. Lovie	Executive Vice President, Sales, Service and Distribution
Bruce Burgetz	Senior Vice President and Chief Information Officer
John R. Gossling	Senior Vice President and Chief Financial Officer
Arnold J. Stephens	Senior Vice President, Customer Process Improvement
M. Lorraine Daly	Vice President, Treasurer
Alan D. Horn	Vice President
Donna McNicol	Vice President, Human Resources
Graeme H. McPhail	Vice President, Associate General Counsel
David P. Miller	Vice President, General Counsel and Secretary
George A. Fierheller(1)	Director and Honourary Chairman
Ann T. Graham(3)	Director
James C. Grant(1)	Director
Thomas I. Hull(2)	Director
Pierre L. Morrissette(1)	Director
The Hon. David R. Peterson, P.C., Q.C.(1)	Director
Loretta A. Rogers(3)	Director
Martha L. Rogers(3)	Director
J. Christopher C. Wansbrough(1)(2)	Director

(1)	Member of the Audit Committee.

(2)	Member of the Executive Committee.

(3)	Loretta A. Rogers is the wife of Edward S. Rogers, O.C. Martha L. Rogers is the daughter of Edward S. Rogers, O.C. and Loretta A. Rogers. Ann T. Graham is the sister of Edward S. Rogers, O.C.

      Edward S. Rogers, O.C., a resident of Toronto, Ontario, has served as a Director since 1984. Mr. Rogers has served as Chairman of our Board of Directors since 1998 and, from 1989 to 1998, served as Vice Chairman of our Board of Directors. Mr. Rogers has served as President, Chief Executive Officer and a director of RCI since 1979. He also serves as a director of Rogers Cable Inc., Rogers Media Inc.,

Rogers Telecommunications Limited, Cable Television Laboratories, Inc. and the Canadian Cable Television Association.

      H. Garfield Emerson, Q.C., ICD.D, a resident of Toronto, Ontario, has served as non-executive Deputy Chairman of our Board of Directors and as a Director since 1992. Mr. Emerson has also served as non-executive Chairman of the board of directors of RCI since 1993 and has been a director of RCI since 1989. Mr. Emerson is the National Chairman and a senior partner in the law firm of Fasken Martineau DuMoulin LLP. Mr. Emerson is also a director of the Canada Deposit Insurance Corporation, CAE Inc., Wittington Investments, Limited, Rogers Telecommunications Limited and Sunnybrook & Women’s Health Sciences Centre. From 1990 to 2001, Mr. Emerson served as President and Chief Executive Officer of N M Rothschild & Sons Canada Limited, an investment banking firm.

      Nadir H. Mohamed, a resident of Toronto, Ontario, is our President and Chief Executive Officer and has served as a Director since June 2001. Mr. Mohamed is also President and Chief Executive Officer of RWCI and has been a director of RWCI since June 2001. From August 2000 to June 2001, Mr. Mohamed served as our President and Chief Operating Officer. From February 1999 to August 2000, he served as Senior Vice President, Marketing and Sales of Telus Communications Inc. From 1981 to 1999, Mr. Mohamed held several senior management positions at BC Tel (predecessor to Telus Communications Inc.) and BC Tel Mobility, most recently serving as President and Chief Operating Officer of BC Tel Mobility from August 1997 to June 1999. Mr. Mohamed is a director of Sierra Wireless, Inc. and Cinram International Inc.

      Joseph B. Chesham, a resident of Newmarket, Ontario, was appointed our President, Ontario Region in March 2003. Mr. Chesham is also President, Ontario Region of RWCI. Prior to his appointment, Mr. Chesham served as Vice President, National Corporate Sales from December 2002 to March 2003, as Vice President, Sales and Distribution for the Ontario Region from February 2002 to December 2002, as Vice President, General Manager, Greater Toronto Area from April 2001 to February 2002 and as Vice President, National Indirect Sales from April 2000 to April 2001.

      Jean Laporte, a resident of Montreal, Québec, was appointed our President, Eastern Region in 2002. Prior to his appointment, Mr. Laporte served as a senior officer of Microcell, most recently as National Vice President, Sales, Fido Stores from 2001 to 2002 and as Vice President and General Manager, Eastern Canada from 1997 to 2001.

      Darryl E. Levy, a resident of Winnipeg, Manitoba, was appointed our President, Western Canada in May 2004. Prior to that, Mr. Levy served as our President, Midwest Region from August 2000 to May 2004. From 1994 to 2000, Mr. Levy served as our Vice President and General Manager, Midwest Region. Mr. Levy is also President, Western Canada of RWCI.

      Robert F. Berner, a resident of Unionville, Ontario, has been our Executive Vice President and Chief Technology Officer since February 2002. Mr. Berner is also Executive Vice President and Chief Technology Officer of RWCI. He was appointed our Senior Vice President and Chief Technology Officer in 1998, prior to which Mr. Berner served as Vice President and Chief Technology Officer from 1996 to 1998. Mr. Berner has been associated with us since 1985. Mr. Berner currently serves as a director of Tropian Inc., a privately held company, and is a founding member and director of the board of governors of the 3G Americas Consortium.

      Robert W. Bruce, a resident of Toronto, Ontario, was appointed Executive Vice President, Chief Marketing Officer and President, Wireless Data Services in October 2001. Mr. Bruce is also Executive Vice President, Chief Marketing Officer and President, Wireless Data Services of RWCI. Prior to his appointment with Wireless, Mr. Bruce served as Senior Vice President of Marketing for Bell Mobility, prior to which Mr. Bruce held senior operating and marketing positions with Oshawa Foods Limited from 1996 to 1998, Pepsi-Cola Canada Beverages Inc. from 1990 to 1994 and Warner Lambert from 1986 to 1988.

      James S. Lovie, a resident of Aurora, Ontario, was appointed Executive Vice President, Sales, Service and Distribution in July 2001. Mr. Lovie is also Executive Vice President, Sales, Service and Distribution

of RWCI. Prior to his appointment with us, Mr. Lovie served as President and Chief Operating Officer of Axxent Corporation (a CLEC company), prior to which Mr. Lovie served as President and Chief Executive Officer of cMeRun Corp. (Internet company). From 1998 to 2000, Mr. Lovie served as President and Chief Executive Officer of Bell Distribution Inc. (Bell Canada’s retail distribution company).

      Bruce Burgetz, a resident of Toronto, Ontario, was appointed Senior Vice President and Chief Information Officer in April 2002. Mr. Burgetz is also Senior Vice President and Chief Information Officer of RWCI. Prior to joining us, Mr. Burgetz served as Senior Vice President of Information Technology and Chief Information Officer for Shoppers Drug Mart (a retail drug store company). Mr. Burgetz was associated with Shoppers Drug Mart from 1992 to 2002.

      John R. Gossling, a resident of Toronto, Ontario, was appointed our Senior Vice President and Chief Financial Officer in August 2000. Mr. Gossling is also Senior Vice President and Chief Financial Officer of RWCI. From 1985 to 2000, Mr. Gossling held various positions with KPMG LLP, most recently as a partner in KPMG’s US Capital Markets Group based in New York City and London, England. Mr. Gossling received his Chartered Accountant designation in 1989.

      Arnold J. Stephens, a resident of Toronto, Ontario and Calgary, Alberta, was appointed Senior Vice President, Customer Process Improvement in August 2004. Prior to that Mr. Stephens served as our President, Western Canada from September 2000 to August 2004. Mr. Stephens is also Senior Vice President, Customer Process Improvement of RWCI. Prior to September 2000, Mr. Stephens held a series of senior management positions at Telus Mobility from 1989 to 2000, most recently as Acting President of Telus Mobility and Acting Executive Vice President of Telus.

      M. Lorraine Daly, a resident of Mississauga, Ontario, has served as our Vice President, Treasurer since 1991. Ms. Daly has also served as Vice President, Treasurer of RCI since 1989 and has been associated with RCI since 1987. Ms. Daly is also Vice President, Treasurer of RWCI.

      Alan D. Horn, a resident of Toronto, Ontario, has served as a Vice President since 1996 and, from October 1999 until May 2003, served as a Director. Mr. Horn has served as Vice President, Finance and Chief Financial Officer of RCI since 1996, prior to which Mr. Horn served as Vice President, Administration of RCI.

      Donna McNicol, a resident of Mississauga, Ontario, was appointed our Vice President, Human Resources in 2002. Prior thereto and since 1997, she was Director, Human Resources.

      Graeme H. McPhail, a resident of Toronto, Ontario, was appointed as Vice President, Assistant General Counsel in March 1996 and as Vice President, Associate General Counsel in November 1997. Mr. McPhail has also served as Vice President, Associate General Counsel of RCI since 1997 and has been associated with RCI since 1991. Mr. McPhail is also Vice President, Associate General Counsel of RWCI.

      David P. Miller, a resident of Toronto, Ontario, has served as Vice President and General Counsel to RCI since 1987 and as our Vice President, General Counsel and Secretary since 1991. Mr. Miller is also Vice President, General Counsel and Secretary to RWCI. Mr. Miller also served as a Director in 2000 and 2001.

      George A. Fierheller, a resident of Toronto, Ontario, has served as our Director and a director of RWCI since 1984 and was appointed Honourary Chairman of our Board of Directors in 1997. From 1993 to 1997, Mr. Fierheller served as Vice Chairman of our Board of Directors. From 1989 to 1993, Mr. Fierheller served as our Chairman and Chief Executive Officer, and, from 1984 to 1989, as our President and Chief Executive Officer. Mr. Fierheller has been President of Four Halls Inc., a private investment company since 1996. Mr. Fierheller serves as a director of The Canadian Institute for Advanced Research, Extendicare Inc., the Council for Business and the Arts in Canada, Sunnybrook and Women’s Hospital Foundation and the Greater Toronto Marketing Alliance.

      Ann T. Graham, a resident of Toronto, Ontario, has served as our Director since May 2004. Ms. Graham is also a director of RWCI and Sheena’s Place. Ms. Graham is a graduate of the University of New Brunswick (Hon. B.A.). She holds a Bachelor of Education from the University of Toronto and a Bachelor of Fine Arts from York University.

      James C. Grant, a resident of Oakville, Ontario, has served as our Director and a director of RWCI since 1992. Mr. Grant has been President of the consulting firm C.G. James & Associates since 1992. Mr. Grant also serves as a director of a number of other companies, including Secure Electrans Limited (U.K.).

      Thomas I. Hull, a resident of Toronto, Ontario, has served as our Director and a director of RWCI since 1991. Mr. Hull has been Chairman and Chief Executive Officer of The Hull Group of Companies, an insurance firm, since 1954. Mr. Hull is also a director of RCI and Rogers Telecommunications Limited.

      Pierre L. Morrissette, a resident of Oakville, Ontario, has served as our Director since 1991 and as a director of RWCI since 1989. Mr. Morrissette has served as Chairman, President and Chief Executive Officer of Pelmorex Inc., a mediacompany, since 1989. Mr. Morrissette serves on the advisory boards of The Richard Ivey School of Business and Meteorological Services of Canada, Environment Canada.

      The Hon. David R. Peterson, P.C., Q.C., a resident of Toronto, Ontario, has served as our Director and a director of RWCI since 1991. Mr. Peterson is a senior partner in and Chairman of the law firm Cassels Brock & Blackwell LLP. Mr. Peterson also serves as a director of a number of other companies, including RCI, BNP Paribas, Ivanhoe Cambridge Shopping Centres Limited, Industrielle Alliance Assurance Company and National Life Assurance Company of Canada.

      Loretta A. Rogers, a resident of Toronto, Ontario, has served as our Director and a Director of RWCI since May 2003. Mrs. Rogers also serves as a director of RCI, Rogers Telecommunications Limited and Sheena’s Place.

      Martha L. Rogers, a resident of Toronto, Ontario, has served as our Director since May 2004. Ms. Rogers also serves as a director of RWCI. Ms. Rogers holds a B.A. from the University of Western Ontario and is currently completing her internship at the Canadian College of Naturopathic Medicine.

      J. Christopher C. Wansbrough, a resident of Toronto, Ontario, has served as our Director and as a Director of RWCI since May 2003. Mr. Wansbrough has served as Chairman of Rogers Telecommunications Limited since December 1997. Mr. Wansbrough also served as President of National Trust Company from 1977 to 1986, Vice Chairman from 1986 to 1991 and Chairman of the Board of OMERS Realty Corporation from 1989 to 1997. Mr. Wansbrough also serves as a director of RCI and United Corporations Ltd. Other affiliations include Chairman of the Board of the R.S. McLaughlin Foundation and the Independent Order of Foresters.

      Our Board of Directors currently has 12 directors. Each director is elected by RWCI, our sole shareholder, to serve until a successor director is elected or appointed. Executive officers are appointed annually and serve at the discretion of our Board of Directors.

      Our Board of Directors has established an Executive Committee and an Audit Committee. The Executive Committee consists of five directors who are appointed annually by our Board of Directors. A majority of the members of the Executive Committee must be Canadian residents. The Executive Committee may exercise all powers of the Board of Directors in connection with the management and direction of our business and affairs between meetings of our Board of Directors. The exercise of these powers is subject to restrictions under applicable laws.

      The Audit Committee consists of six directors. The Audit Committee is responsible for the engagement of our independent auditors and reviews with them the scope and timing of their audit services and approves all services the auditors are asked to perform. The Audit Committee also reviews the auditors’ report on our accounts following the completion of the audit and our policies and procedures with respect to internal accounting and financial controls noted in the context of their audit.

      Our Board of Directors may establish other committees from time to time to assist in the discharge of its responsibilities.

      Our executive compensation program is administered by the Management Compensation Committee of the board of directors of RWCI. The Management Compensation Committee consists of five directors of RWCI, none of whom are members of RWCI’s or our management. The Management Compensation Committee reviews and recommends executive compensation policies and the compensation paid to our Chief Executive Officers and our other officers. The Management Compensation Committee also reviews the design and competitiveness of our compensation and benefits programs generally.

Compensation of Executive Officers and Directors

      The following table shows the aggregate amount of cash compensation we paid to our directors and executive officers as a group for services in all capacities provided to us and our subsidiaries for the year ended December 31, 2003.

	Directors’	Salaries &
	Fees(1)(2)	Bonuses	Total

Executive Officers (including one director)	$—	$8,931,840	$8,931,840
Directors (not employees)	76,500	—	76,500

Total	$76,500	$8,931,840	$9,008,340

(1)	In 2003, directors were compensated for their services with an annual retainer of $15,000 and with meeting fees of $1,000 per meeting attended. The meeting fees are increased to $1,250 per meeting attended for directors travelling more than 100 km but less than 1,000 km to the meeting and $2,000 per meeting for directors travelling more than 1,000 km to the meeting. A director who acts as chairman of a committee of our Board of Directors is paid an additional annual retainer of $5,000 and receives committee meeting fees of $1,500 per committee meeting attended. Directors’ fees are not paid to directors who are also our employees or executive officers of RWCI. Directors who are also directors of RCI are paid only $1,000 per meeting attended. All directors are entitled, after ten years of service, to a retiring allowance on retirement from our Board of Directors in an amount equal to $20,000 plus $2,000 per year of service as a director. From time to time, directors are granted options to participate in the stock option plans of RWCI.

A revised compensation structure for directors for 2004 has been approved by the Board. Effective January 1, 2004, the annual retainer for each member of the Board of Directors, excluding the Chairman and Vice-Chairman of the Board and directors who are officers or employees of the Corporation or its affiliates or who are directors of RCI, increased to $25,000. Directors who are also directors of RCI, but not officers or employees of RCI or its subsidiaries are entitled to an annual retainer of $10,000 from the Corporation and to receive regular board and committee attendance fees for attending meetings of the Corporation. The annual committee retainer for the Chairperson of the Audit Committee was increased to $10,000. For Chairpersons of other committees of the Board, the annual retainers will remain unchanged at $5,000. Meeting fees for the Chairperson of the Audit Committee were increased to $3,000 and remain at $1,500 for other committee Chairpersons. Meeting fees were also increased for members of the Audit Committee to $1,500 per meeting, $1,750 for directors travelling more than 100 km, but less than 1,000 km, and $2,000 for directors travelling more than 1,000 km. Meeting fees remain unchanged for members of other committees at $1,000, $1,250 and $2,000, respectively. Directors do not receive compensation to prepare for board or committee meetings of the Corporation.

To encourage the directors to align their interests with shareholders, we implemented a Directors’ Deferred Share Unit Plan (the “DDSU Plan”). Under the DDSU Plan, non-employee directors may receive all or a percentage of their total directors’ fees in the form of Directors’ Deferred Share Units (“DDSUs”), each of which has a value equal to the market value of a Class B Restricted Voting Share of RWCI at the commencement of the relevant fiscal quarter. A DDSU is a bookkeeping entry credited to the account of an individual director, which cannot be converted to cash until the director ceases to be a member of the Board of Directors of RWCI and its subsidiaries. The value of a DDSU, when converted to cash, will be equivalent to the market value of a Class B Restricted Voting Share of RWCI at the time the conversion takes place. DDSUs will attract dividends in the form of additional DDSUs at the same rate as dividends on Class B Restricted Voting Shares of RWCI.

In October 2002, our Board of Directors passed a resolution requiring each non-employee director to acquire direct or indirect beneficial ownership of 4,000 of any combination of RWCI’s Class A Multiple Voting Shares, RWCI’s Class B Restricted Voting Shares and DDSUs during the term of his or her service as a director of our Board.

From time to time, the directors are granted options to participate in our stock option plans. Non-employee directors may receive all or a percentage of such stock options in the form of DDSUs. It is proposed, as part of the RCI exchange offer, that participants in our stock option plans, including directors, will be entitled to exchange such options for options to acquire RCI Class B shares.

(2)	The services of Edward S. Rogers, O.C., H. Garfield Emerson, Q.C., ICD.D, Alan D. Horn, David P. Miller, M. Lorraine Daly and Graeme H. McPhail, in their capacities as directors and officers, are not paid for by us. Their services are provided pursuant to the management services agreement among RCI, RWCI and us. See the section entitled “Certain Transactions and Relationships — Management Services Agreement”.

      We or one of our affiliates provided all of our executive officers with the use of a car or a car allowance and related expenses for the year ended December 31, 2003. We or one of our affiliates also provided club memberships for a number of executive officers for the year ended December 31, 2003.

Executive Compensation

      The following table sets forth all compensation earned during the last three fiscal years by the Chief Executive Officer and our four most highly compensated executive officers, other than the Chief Executive Officer, who served as executive officers at the end of 2003. We refer to these executive officers as the “Named Executive Officers”.

Summary Compensation Table

					Long Term
					Compensation
					Awards
		Annual Compensation			Securities
					Under
				Other Annual	Options/SARs	All Other
		Salary	Bonus	Compensation	Granted	Compensation
Name and Principal Position	Year	($)	($)	($)(1)	(#)(2)	($)(3)

N.H. Mohamed(4)	2003	624,000	1,192,614	13,008	99,800	2,041
President and	2002	600,000	683,200	11,175	—	2,041
Chief Executive Officer	2001	522,000	328,100	27,479	500,000	1,531
R.W. Bruce(5)	2003	367,500	551,506	6,768	58,800	1,191
Executive Vice President,	2002	350,000	558,900	8,493	—	1,191
Chief Marketing Officer and	2001	94,231	200,000	—	100,000	397
President, Wireless Data Services
F. Fox(6)	2003	370,800	397,646	5,656	59,300	1,225
President, Strategic	2002	360,000	256,600	5,468	—	1,225
Relations	2001	360,000	102,600	11,486	25,700	1,225

					Long Term
					Compensation
					Awards
		Annual Compensation			Securities
					Under
				Other Annual	Options/SARs	All Other
		Salary	Bonus	Compensation	Granted	Compensation
Name and Principal Position	Year	($)	($)	($)(1)	(#)(2)	($)(3)

D.E. Levy(7)	2003	257,500	623,013	5,255	30,900	877
President, Midwest Region	2002	250,000	206,875	5,501	—	851
	2001	250,000	317,951	10,922	17,900	851
J.S. Lovie(8)	2003	350,000	406,196	—	56,000	1,134
Executive Vice President,	2002	300,000	266,200	—	—	1,020
Sales, Service and	2001	126,923	51,938	—	100,000	510
Distribution

(1)	The value of perquisites and benefits for each Named Executive Officer does not exceed the lesser of $50,000 and 10% of the total of the annual salary and bonus and is not reported herein. The amounts quoted in this column represent the taxable benefits on interest free loans.

(2)	The stock options granted to Messrs. Mohamed, Bruce and Lovie in 2001 are for Class B Non-Voting Shares of RCI. Options granted in 2003 for each Named Executive Officer are for Class B Restricted Voting Shares of RWCI. We have not granted any Stock Appreciation Rights (SARs).

(3)	The amounts quoted in this column represent premiums paid by us for group term life insurance for each officer.

(4)	Mr. Mohamed joined us on August 14, 2000 and was appointed our President and Chief Executive Officer on July 1, 2001. The bonus paid to Mr. Mohamed in 2003 includes a special bonus in furtherance of our retention arrangements.

(5)	Mr. Bruce joined us on September 17, 2001. The bonuses paid to Mr. Bruce in 2002 and 2003 include the forgiveness of certain indebtedness in furtherance of our retention arrangements.

(6)	Mr. Fox resigned on December 31, 2003.

(7)	The bonus paid to Mr. Levy in 2003 includes a special bonus in furtherance of our retention arrangements.

(8)	Mr. Lovie joined us on July 23, 2001.

      Our executive officers are eligible for annual cash bonuses. Annual bonus awards are based on attainment of specified performance levels, principally related to our achievement of targeted operating profit levels and other financial and operating measures. Specific additional bonus opportunities for exceptional individual or business unit success may also be provided. Bonus criteria are set by the Management Compensation Committee of the board of directors of RWCI at the beginning of the fiscal year.

Stock Options and SAR Grants

      The following table sets forth individual grants of stock options by RWCI during the last financial year to the Named Executive Officers.

Option/ SAR(1) Grants during the Year Ended December 31, 2003

				Market Value of
		% of Total		Securities
		Options/SARs		Underlying
	Securities Under	Granted to	Exercise or	Options/SARs on
	Options/SARs	Employees in	Base Price	the Date of Grant
Name	Granted (#)(2)	Financial Year	($/Security)	($/Security)	Expiration Date

N.H. Mohamed	61,100	9.09%	$16.88	$16.88	April 22, 2013
	38,700	8.81%	$25.96	$25.96	November 12, 2013
R.W. Bruce	36,000	5.36%	$16.88	$16.88	April 22, 2013
	22,800	5.19%	$25.96	$25.96	November 12, 2013
F. Fox	36,300	5.40%	$16.88	$16.88	April 22, 2013
	23,000	5.24%	$25.96	$25.96	November 12, 2013
D.E. Levy	18,900	2.81%	$16.88	$16.88	April 22, 2013
	12,000	2.73%	$25.96	$25.96	November 12, 2013
J.S. Lovie	34,300	5.10%	$16.88	$16.88	April 22, 2013
	21,700	4.94%	$25.96	$25.96	November 12, 2013

(1)	We did not grant any stock appreciation rights (SARs) to the Named Executive Officers during 2003.

(2)	Two stock option grants were issued during 2003.

      The following table sets forth each exercise of options during the last financial year by the Named Executive Officers.

Aggregate Option/ SAR Exercises during the Year Ended December 31, 2003 and Financial Year-End Option/ SAR Values

					Value of
			Unexercised		Unexercised
			Options/SARs at		In-the-Money
	Securities	Aggregate	December 31, 2003		Options/SARs at
	Acquired on	Value	Exercisable/		December 31,
Name	Exercise (#)	Realized ($)	Unexercisable (#)		2003(1)

N.H. Mohamed	—	—	350,000/99,800	(2)	— /738,420
			200,000/300,000	(3)	— /—
R.W. Bruce	—	—	—/58,800	(2)	— /435,072
			50,000/50,000	(3)	69,500/69,500
F. Fox	14,000	130,410	79,425/78,575	(3)	551,241/557,836
D.E. Levy	—	—	60,494/52,350	(2)	417,655/368,091
J.S. Lovie	—	—	—/56,000	(2)	— /414,484
			50,000/50,000	(3)	69,500/69,500

(1)	The closing price of Class B Non-Voting shares of RCI on the Toronto Stock Exchange on December 31, 2003, was $21.34. The closing price of Class B Restricted Voting Shares of RWCI on the Toronto Stock Exchange on December 31, 2003 was $27.80.

(2)	Options for Class B Restricted Voting Shares of RWCI were issued to Messrs. Mohamed, Bruce, Fox, Levy and Lovie from 1994 to 2003 at prices ranging from $15.61 to $51.53 per share.

(3)	Options for Class B Non-Voting Shares of RCI were issued to Mr. Mohamed in 2001 at a price of $22.80 per share. Options for Class B Non-Voting Shares of RCI were issued to Messrs. Bruce and Lovie in 2001 at a price of $19.95 per share.

Pension Plans

      Our employees participate in the RCI pension plans. We record our participation in the RCI pension plans as if we had a defined contribution plan. For the year ended December 31, 2003, we made contributions to the plans of $3.6 million, resulting in pension expense of the same amount. The RCI pension plans cover participants across the Rogers group of companies. The value of the accrued pension benefit obligations and the net assets in the RCI pension plans available to provide for these benefits, at market, were $368.2 million and $336.1 million, at the measurement date of September 30, 2003.

      The Named Executive Officers are members of a defined benefit plan which credits annual pension, payable at age 65, of 2% of career average earnings for each year of credited service, except that earnings for years before 1997 are replaced by 1997 earnings. The pension benefits for all officers other than Messrs. Mohamed and Fox are limited to maximum amounts of $1,722.22 per year of service prior to January 1, 2004 and $1,833.33 per year of service after December 31, 2003, multiplied by years of credited service. Remuneration for pension purposes is defined as the total of salary and commissions not including overtime, bonuses or other special payments. Under his Employment Agreement, Mr. Mohamed is entitled to a supplementary employment retirement pension starting on the later of May 1, 2011 and the date on which he leaves the employment of all of the Rogers companies, monthly installments of an annual amount whose magnitude depends on the date on which his employment by all of the Rogers companies ceases. These payments will be reduced by the amount of certain monthly pension payments that Mr. Mohamed receives from other sources. These payments continue, at a minimum, for the rest of Mr. Mohamed’s life, with a survivorship benefit for his wife if she survives him. These payments will be secured by a letter of credit arrangement. The pensions are payable monthly for the lifetime of the Named Executive Officers and a minimum of 60 monthly payments are guaranteed. The expected years of service to normal retirement date and the estimated annual pension at retirement are:

	Projected	Estimated
	Service	Benefit

N.H. Mohamed	21 years	$438,280
R.W. Bruce(1)	0.25 years	$400
F. Fox	11 years	$81,700
D.E. Levy	33 years	$59,200
J.S. Lovie	16 years	$28,500

(1)	Mr. Bruce elected to cease participating in the RCI pension plan effective December 24, 2002.

Employment Contracts

      Mr. Mohamed’s contract provides that if his employment is terminated by us, other than for cause, he will be entitled to a lump sum equal to 24 months of his base salary and bonus and continued participation in RCI’s pension and benefits programs, except disability coverage. Also, in the event of termination without cause, stock options issued by ourselves as well as by RCI to Mr. Mohamed that, in accordance with their terms, would have become exercisable by Mr. Mohamed during the 24 months following termination of employment shall immediately become exercisable and, together with those stock options that have already become exercisable in accordance with their terms, shall remain exercisable for a period of 10 years from the dates of their respective grants in the latter case. Mr. Mohamed is prohibited from competing with us for 12 months after the date of his termination, other than in the event of termination without cause. If there is an ultimate change of control of us, Mr. Mohamed may elect to resign and would be entitled to the same compensation, pension, continuation of option rights and other benefits as if his employment had been terminated by us without cause.

      Mr. Bruce’s contract provides that if his employment is terminated by us, other than for cause, he will be paid a lump sum equal to 24 months of his base salary and bonus and his benefits, except disability benefits, will continue for 24 months. He will also be entitled to exercise certain stock options during the 24 month period following termination of employment. Mr. Bruce is prohibited from working for any wireless service provider in Canada during this 24 month period. If there is an ultimate change of control of us, Mr. Bruce may elect to resign and would be entitled to the same compensation and benefits as if his employment had been terminated by us.

      Mr. Levy’s contract provides that upon termination of his employment by us, other than for cause, his salary and benefits, other than disability coverage, will continue for a period of up to 12 months. Mr. Levy is prohibited from competing with us during the 12 month period.

      Mr. Lovie’s contract provides that upon termination of his employment by us, other than for cause, his salary and benefits, other than those pertaining to accidental death and disability, would continue for up to 24 months. Mr. Lovie is prohibited from competing with us for a 12 month period following termination.

Indebtedness of Directors, Executive Officers and Senior Officers

      All indebtedness described below was incurred prior to July 30, 2002, the date the United States Sarbanes-Oxley Act of 2002 came into effect. In compliance with that legislation, no new personal loans to directors or executive officers were made or arranged, and no existing personal loans were renewed or modified, after July 30, 2002.

      As of December 31, 2003, the aggregate indebtedness owed to us by present or former directors, officers and employees in connection with the purchase of securities of RCI and RWCI totalled $130,000.

      The following table sets forth the details of certain loans made by or outstanding to us during the year ended December 31, 2003 to our present or former directors, executive officers and senior officers in connection with the purchase of securities of RCI pursuant to the management share purchase plans of RCI.

Table of Indebtedness of Directors, Executive Officers

and Senior Officers under Securities Purchase Programs

Financially
		Largest Amount		Assisted Securities
		Outstanding During		Purchases During
		the Financial Year	Amount	the Financial Year
		Ended	Outstanding at	Ended
	Our	December 31,	December 31,	December 31,	Security for
Name and Principal Position	Involvement	2003	2003	2003	Indebtedness

R.F. Berner	Loan from	$28,112	$19,682	—	RCI
Executive Vice	RWI(1)				Convertible
President and Chief					Preferred
Technology Officer					Shares

(1)	The above loan is non-interest bearing. The loan is repayable over 10 years with mandatory repayments of 5% on the first to sixth anniversaries of the loan, 10% on the seventh and eighth anniversaries, 15% on the ninth anniversary and 35% on the tenth anniversary. At any time the borrower may prepay an amount equal to 10% of the principal amount of each complete year the loan has been outstanding, less any mandatory repayments. This loan was repaid in full as scheduled in April, 2004.

      As of December 31, 2003, the aggregate indebtedness owed to us by present or former officers, directors and employees that was not entered into in connection with the purchase of securities of RCI was $1,427,000.

      The following table sets forth the particulars of certain loans made by or outstanding to us that were not provided in connection with a purchase of securities of RCI during the year ended December 31, 2003 to our present or former directors, executive officers and senior officers.

Table of Indebtedness of Directors, Executive Officers

and Senior Officers other than under Securities Purchase Programs

		Largest Amount
		Outstanding During	Amount
		the Financial Year	Outstanding
		Ended	as at
		December 31,	December 31,
Name and Principal Position	Our Involvement	2003	2003

R.W. Bruce	Loan from RWI(1)	$250,000	$125,000
Executive Vice President, Chief Marketing Officer and President, Wireless Data Services

(1)	The loan to Mr. Bruce is non-interest bearing, secured by a pledge of the assets in an investment account, was advanced in March 2002, was forgivable as to $250,000 on September 1, 2002, and as to $125,000 on subsequent anniversary dates, and was forgiven in full as scheduled on September 1, 2004.

Employee Share Accumulation and Restricted Share Unit Plans

Employee Share Accumulation Plan

      Effective in the first quarter of 2004, we launched an employee share accumulation program that allows employees to voluntarily participate in a share purchase program. Under the terms of the program our employees can contribute a specified percentage of their regular earnings through payroll deductions. The designated administrator of the plan then purchases Class B Restricted Voting shares of RWCI in the open market on behalf of the employee.

      At the end of each quarter we make a contribution of 25% of the employee’s contribution in the quarter. The administrator then uses this amount to purchase additional shares of RWCI on behalf of the employee, as outlined above.

      We record our contribution as compensation expense which amounted to $0.2 million for the nine months ended September 30, 2004.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

      We have entered into a number of intercompany agreements with RCI, our ultimate parent, and its other subsidiaries. These agreements govern the management, commercial and cost-sharing arrangements that we have with RCI and its other subsidiaries, including Rogers Cable. We also have entered into a number of agreements with AT&T Wireless, which until October 13, 2004, held a significant equity interest in RWCI, and other companies previously affiliated with AT&T Wireless. The AT&T Wireless agreements principally relate to commercial matters. The RCI agreements and arrangements are summarized below. See also the section entitled “Summary — Recent Developments”.

      We monitor our intercompany and related party agreements to ensure the agreements remain beneficial to us. We are continually evaluating the expansion of existing arrangements and the entry into new agreements. Our agreements with the Rogers group of companies have historically focused on areas of operations in which joint or combined services provide efficiencies of scale or other synergies. For example, beginning in late 2001, RCI began managing the customer call center operations of both our company and Rogers Cable, with a goal of improving productivity, increasing service levels and reducing cost.

      More recently, our arrangements with RCI and its other subsidiaries are increasingly focusing on sales and marketing activities. In February 2004, our board of directors approved two additional arrangements between Rogers Cable and us:

•	Distribution. We will provide management services to Rogers Cable in connection with the distribution of Rogers Cable products and services through retail outlets and dealer channels and will also manage Rogers Cable’s e-commerce relationships. We also may manage other distribution relationships for Rogers Cable if mutually agreed by Rogers Cable and us.

•	Rogers Business Services. We will establish a division, Rogers Business Solutions, that will provide a single point of contact to offer the full range of our products and services and Rogers Cable’s products and services to small and medium businesses and, in the case of telecommunication virtual private network services, to corporate business accounts and employees.

      The definitive terms and conditions of the agreements between Rogers Cable and us relating to these arrangements will be subject to the approval of the audit committee of our board of directors.

      In addition, we continue to look for other operations and activities that we can share or jointly operate with other companies within the Rogers group. Specifically, we are considering the expansion of inter-company arrangements relating to sales and marketing activities as well as other arrangements that may result in greater integration with other companies within the Rogers group. We are also presently considering with RCI the terms upon which we and Rogers Cable may further outsource our information technology operations to RCI. We are also considering the terms upon which we may provide billing and other services to Rogers Cable in connection with its launch of local telephony services. We are presently carrying out development work to support the launch of local telephony services by Rogers Cable. We are reimbursed for this work by Rogers Cable. We also provide billing services to Rogers Cable in connection with the resale of long distance telephone service as part of Rogers Cable’s bundles. In the future, market conditions may require us to further strengthen our arrangements to better coordinate and integrate our sales and marketing and operational activities with our affiliated companies. Any new arrangements, including the new proposed arrangements described above, will be entered into only if we believe such arrangements are in our best interests.

RCI Arrangements

      Management Services Agreement. We have entered into a management services agreement with RWCI and RCI under which RCI provides executive, administrative, financial, strategic planning, information technology and various additional services to us. Those services relate to, among other things, assistance with tax advice, Canadian regulatory matters, financial advice (including the preparation of business plans and financial projections and the evaluation of PP&E expenditure proposals), treasury services, service to our and RWCI’s boards of directors and committees of such boards of directors, and advice and assistance on relationships with employee groups, internal audits, investor relations, purchasing and legal services. In return for these services, we have agreed to pay RCI fees equal to the greater of $8.0 million per year (adjusted for changes in the Canadian Consumer Price Index from January 1, 1991) and an amount determined by both RCI and the independent directors serving on our Audit Committee. We also have agreed to reimburse RCI for all out-of-pocket expenses incurred with respect to services provided to us by RCI under the management services agreement.

      Call Centers. We are party to an agreement with RCI pursuant to which RCI provides customer service functions through its call centers. We pay RCI commissions for new subscriptions, products and service options purchased by subscribers through the call centers. We reimburse RCI for the cost of providing these services based on the actual costs incurred. We are not obligated to pay additional amounts and may receive a refund if costs, based on actual call volume multiplied by an agreed upon cost per call rate, are higher than actual costs. In addition, we own the assets used in the provision of services. This agreement is for an indefinite term and is terminable by either party upon 90 days’ notice.

      Invoicing of Common Customers. Pursuant to an agreement with Rogers Cable, we purchase the accounts receivable of Rogers Cable for common subscribers who elect to receive a consolidated invoice. We are compensated for costs of bad debts, billing costs and services and other determinable costs by purchasing these receivables at a discount. The discount is based on actual costs incurred for the services provided and is reviewed periodically. This agreement is for a term of one year.

      Accounts Receivable. RCI manages our subscriber account collection activities. We are responsible, however, for the costs incurred in the collection and handling of our accounts.

      Real Estate. We lease, at market rates, office space to RCI and RCI’s subsidiaries. RCI also manages the real estate that we lease or own. We reimburse RCI for the costs we incur based on various factors, including the number of sites managed and employees utilized.

      Wireless Services. We provide wireless services to RCI and its subsidiaries. The fees we receive are based on actual usage at market rates.

      Distribution of Company’s Products and Services. We and Rogers Cable have entered into an agreement for the sale of our products and services through the Rogers Video retail outlets owned by Rogers Cable. We pay Rogers Cable commissions for new subscriptions equivalent to amounts paid to third-party distributors.

      Distribution of Rogers Cable’s Products and Services. We have agreed to provide retail field support to Rogers Cable and to represent Rogers Cable in the promotion and sales of their business products and services. Under the retail field support agreement, our retail sales representatives receive sales commissions for achieving sales targets with respect to Rogers Cable products and services, the cost of which to us is reimbursed by Rogers Cable.

      Transmission Facilities. We have entered into agreements with Rogers Cable to share the construction and operating costs of certain co-located fiber-optic transmission and microwave facilities. The costs of these facilities are allocated based on usage or ownership as applicable. Since there are significant fixed costs associated with these transmission links, we have achieved economies of scale by sharing these facilities with Rogers Cable, resulting in reduced capital costs. In addition, we receive payments from Rogers Cable for the use of our data, circuits, data transmission and links. The price of these services is based on usage.

      Advertising. We advertise our products and services through radio stations and other media outlets owned by Rogers Media. We receive a discount from the customary rates of Rogers Media.

      Other Cost Sharing and Services Agreements. We have entered into other cost sharing and services agreements with RCI and its subsidiaries in the areas of accounting, purchasing, human resources, accounts payable processing, remittance processing, payroll processing, e-commerce, the RCI data center and other common services and activities. Generally, these services are provided to us and other RCI subsidiaries by RCI and have renewable terms of one year and may be terminated by either party on 30 to

90 days notice. To the extent that RCI incurs expenses and makes PP&E expenditures, these costs are typically reimbursed by us, on a cost recovery basis, in accordance with the services provided on our behalf by RCI.

      Corporate Opportunity. We and RWCI have agreed with RCI under a business areas and transfer agreement that RCI will, subject to any required regulatory, lender or other approvals, continue to conduct all of its wireless telephone operations and related mobile communications businesses through us. In July 1999, the business areas and transfer agreement was amended to permit RCI and its subsidiaries, other than RWCI and its subsidiaries, to resell the wireless communications services and products that we may agree to supply to RCI and its subsidiaries.

      RCI has also agreed with RWCI that if RCI acquires, through one or more transactions, a controlling interest in assets or operations that are within RWCI’s permitted businesses, as described below, RCI will, subject to any required regulatory, lender or other approvals, promptly offer to transfer RCI’s interest in those assets and operations to RWCI for a purchase price equal to RCI’s cost, if readily determinable, or otherwise RCI’s determination of fair value of the assets, plus, in either case, costs and expenses incurred by RCI in transferring the assets and operations to RWCI. If RCI’s determination of fair value with respect to any such offer is in excess of $10.0 million and if RWCI’s independent directors disagree with such determination, then the fair value shall be determined by an independent appraiser chosen by the independent directors of RWCI.

      In order to reduce difficulties that may arise in allocating business opportunities, RWCI’s Articles of Incorporation, as amended, provide that, unless the holders of a majority of its Class A Multiple Voting Shares otherwise consent, it is prohibited from engaging, directly or indirectly through its subsidiaries, in businesses other than (i) the business that it engaged in on June 17, 1991 and (ii) mobile communications services. At present, RCI holds the majority of RWCI’s Class A Multiple Voting Shares. Mobile communications services are defined as communications services where either the terminal from which the communications originated or on which the communications are alternately received or both, are mobile radio communications devices (including, in each case, mobile communications devices that are being used in a fixed mode). These include, but are not limited to, wireless telephone equipment sales and related services, paging and mobile voice/data equipment sales and related services, local area personal communications networks and all activities reasonably necessary or incidental thereto.

      In August 1999, as part of the shareholders agreement with JVII General Partnership (“JVII”), RCI irrevocably consented to RWCI and its subsidiaries carrying on wireline telecommunications businesses outside of the cable territories operated by affiliates of RCI, subject to RWCI complying with its contractual and other legal obligations to JVII. The foregoing limitations automatically terminate and RWCI may thereafter engage in any lawful business at such time as RCI no longer holds, directly or indirectly, capital stock of RWCI representing 20% or more of the combined voting power of all of its outstanding capital stock.

      RWCI’s Articles of Incorporation provide that neither it nor any shareholder of RWCI will have a claim against RCI or any director or officer thereof, or of an affiliate, for a breach of a fiduciary duty on account of a diversion of a corporate opportunity unless:

•	the opportunity related solely to a business in which RWCI is authorized to engage, and

•	RWCI’s directors who are not affiliated with RCI have not disclaimed the opportunity by majority vote thereof.

      For purposes of RWCI’s Articles of Incorporation, “solely” means, with respect to any entity, that 80% or more of its revenues or assets is derived from or dedicated to businesses in which RWCI is permitted to engage. Notwithstanding such limitations on liability in RWCI’s Articles of Incorporation, RWCI’s directors and officers are subject to a statutory duty of good faith under the Canada Business Corporations Act and this duty is not waived by the provisions of RWCI’s Articles of Incorporation.

      Minority Shareholders Protection Agreement. RWCI has entered into a shareholder protection agreement with RCI that extends certain protections to holders of RWCI’s Class B Restricted Voting Shares (“RWCI’s Restricted Voting Shares”). RWCI has agreed with RCI that:

•	in respect of a “going-private” transaction involving RWCI proposed by RCI or insiders, associates or affiliates thereof:

—	a formal valuation of RWCI’s Restricted Voting Shares will be prepared by an independent valuer,

—	the consideration offered per share will not be less than the value or will be within or exceed the range of values per share arrived at in the formal valuation, and

—	such transaction will be subject to approval by the majority of the minority of RWCI’s Restricted Voting Shares (minority shareholders will exclude RWCI’s affiliates); and

•	in respect of an issuer bid or insider bid made by RCI or any of its subsidiaries relating to RWCI:

—	a formal valuation will be prepared by an independent valuer, and

—	the consideration offered per share to holders of RWCI’s Restricted Voting Shares will not be less than 66 2/3% of the value (or of the midpoint of the range of values) arrived at in the formal valuation.

      RWCI and RCI have also agreed under the terms of the shareholder protection agreement that a committee of independent directors of RWCI will be responsible for the selection of the independent valuer and will review and report to the Board of Directors on any transaction. The Board of Directors will be required to disclose its reasonable belief as to the desirability or fairness of the transaction to holders of RWCI’s Restricted Voting Shares.

      The shareholder protection agreement provides certain instances in which a transaction is not subject to the valuation and minority approval requirements, including if the price to be offered to all shareholders is arrived at through arm’s length negotiations with a selling holder of a sizeable block of RWCI’s Restricted Voting Shares, provided such holder had full knowledge and access to information concerning RWCI. Further, a going-private transaction will not be subject to minority shareholder approval where 90% or more of the outstanding RWCI’s Restricted Voting Shares are held by RCI or its affiliates. RCI has agreed that, so long as RCI owns or controls shares representing 50% or more of the voting interest of the shares of RWCI, RCI will not vote any of RWCI’s Restricted Voting Shares which it may own or control with respect to the election of the three directors to be elected by the holders of RWCI’s Restricted Voting Shares as a class.

      The provisions of the shareholder protection agreement may not be waived or amended by RWCI or RCI without the approval of the majority of holders of RWCI’s Restricted Voting Shares, excluding any holder who was an affiliate of RWCI. The rights and obligations under the shareholder protection agreement are in addition to any applicable requirements of law and regulatory authorities.

Summary of Charges from (to) Related Parties

      The following table provides a summary of all significant charges from (to) related parties, which have been accounted for at exchange amounts:

				For the Nine Months
	For the Year Ended December 31,			Ended September 30,

	2003	2002	2001	2004	2003

	(In thousands of dollars)
RCI:
Management fees	$11,336	$11,006	$10,684	$8,757	$8,502
Rent income	(7,980)	(8,144)	(4,972)	(5,529)	(6,237)
Interest on notes payable	—	—	2,092	—	—
Wireless services	(978)	(79)	(68)	(886)	(539)
Cost of shared operating expenses	192,292	208,257	95,978	151,265	139,349
Additions to PP&E(1)	24,656	37,418	44,986	17,780	14,489

	219,326	248,458	148,700	171,387	155,564
Cable:
Wireless products and services for resale	(14,926)	(10,116)	(3,800)	(12,182)	(9,343)
Subscriber activation commissions and customer service	9,511	8,817	1,122	14,643	6,941
Rent income	(3,516)	(3,587)	(3,552)	(3,034)	(2,779)
Wireless services	(2,355)	(2,214)	(2,131)	(2,398)	(1,782)
Consolidated billing services(2)	(1,499)	(655)	—	(2,886)	(1,015)
Transmission facilities usage	440	440	442	1,042	330
Charges for PP&E(1)	—	—	—	(1,011)	—

	(12,345)	(7,315)	(7,919)	(5,826)	(7,648)
Media:
Advertising	3,000	2,940	1,673	2,173	2,749
Rent income	(8,493)	(1,881)	(1,864)	(8,425)	(5,985)
Wireless services	(516)	(181)	(205)	(555)	(381)

	(6,009)	878	(396)	(6,807)	(3,617)

RWCI:
Interest income on note receivable	—	—	(809)	—	—

AWE:(3)
Roaming revenue	(13,030)	(13,910)	(12,397)	(12,146)	(10,098)
Roaming expense	13,628	18,028	18,867	8,977	10,868
Over-the-air activation	292	680	—	31	234

	890	4,798	6,470	(3,138)	1,004

	$201,862	$246,819	$146,046	$155,616	$145,303

(1)	Additions to (charges for) PP&E related primarily to expenditures on information technology infrastructure and call center technologies.

(2)	Included in accounts receivable at September 30, 2004 is approximately $14.7 million related to amounts outstanding for Rogers Cable services included on consolidated bills to customers of RWI.

(3)	AWE was a related party until October 13, 2004, on which date RCI closed its purchase of AT&T Wireless’ shares in RWCI. See the section entitled “Summary — Recent Developments” for a description of this transaction.

      We entered into certain transactions with companies, the partners or senior officers of which are directors of our company, RWCI or RCI. During the years ended December 31, 2003, 2002 and 2001, total amounts paid by us to these related parties for legal services and commissions paid on premiums for insurance coverages aggregated $1.5 million, $1.7 million and $1.1 million, respectively, and for interest charges aggregated $12.0 million, $8.3 million and $8.7 million, respectively. During the nine months ended September 31, 2004 and 2003, total amounts paid by us to these related parties for legal services and commissions paid on premiums for insurance coverages aggregated $1.4 million and $1.2 million, respectively, and for interest charges aggregated $5.6 million and $12.1 million, respectively.

DESCRIPTION OF OTHER SENIOR INDEBTEDNESS

Amended Bank Credit Facility

      In 1997, we entered into our existing bank credit facility with a consortium of Canadian financial institutions providing for original aggregate commitments of $800.0 million. These commitments reduced to $680.0 million as scheduled on January 2, 2001, pursuant to the terms of the bank credit facility. On April 12, 2001 and on October 8, 2004, we entered into amendment agreements with respect to the bank credit facility. The following summary describes certain provisions of our amended bank credit facility, although the following summary does not purport to be complete and is subject to and is qualified in its entirety by reference to the amended bank credit facility.

      The amended bank credit facility provides us with a revolving credit facility of up to $700.0 million, subject to the reductions described below. The amended bank credit facility matures on April 30, 2010, unless previously terminated (1) voluntarily by us or (2) by the lenders upon an event of default.

      Subject to the paragraph above, the amended bank credit facility is available on a revolving reducing basis, with the aggregate amount of credit available under the amended bank credit facility scheduled to reduce from $700.0 million as follows:

Date of Reduction	Reduction on
on Each April 30,	Each Date

2008	$140.0 million
2009	$140.0 million
2010	$420.0 million

      Borrowings under the amended bank credit facility bear interest at a rate equal to, at our option, (1) the bank’s prime rate plus up to 1.75% per annum, (2) the banker’s acceptance rate plus 1.0% to 2.75% per annum or (3) the London inter-bank offered rate plus 1.0% to 2.75% per annum. The lenders under the amended bank credit facility are paid stand-by fees at a rate of 0.50% or 0.625% per annum on unused commitments.

      Our obligations under the amended bank credit facility are secured by a bond issued by us under a deed of trust and pledged to the agent bank for itself and for the other bank lenders as security for the satisfaction of these obligations. This bond ranks equally with the bonds that secure our other senior secured indebtedness, including the bonds that secure the Old Senior Notes and that will secure our obligations under the New Senior Notes.

      The amended bank credit facility contains covenants that restrict our ability to, among other things:

•	incur additional debt;

•	create liens;

•	make asset sales;

•	enter into transactions with affiliates;

•	make investments; and

•	merge or consolidate with any other person.

      The amended bank credit facility also requires us to maintain a number of financial ratios on a quarterly basis and provides for various events of default, including, among other things:

•	a default in the payment of interest or principal;

•	a breach of any condition or covenant that is not cured within 30 days after receipt of notice of the breach;

•	an acceleration of our other indebtedness in excess of $10.0 million, or default on payment of our other indebtedness or indebtedness of our subsidiaries in excess of $10.0 million;

•	a default on certain of our other existing or future indebtedness under any senior debt or debt limitation covenant that is calculated by dividing such debt by annualized operating cash flow;

•	a change in control of us; and

•	various events relating to the bankruptcy or insolvency of us or any of our restricted subsidiaries.

Operating Credit

      In 1991, we entered into an operating credit facility with a Canadian chartered bank providing for aggregate commitments of $10.0 million. We refer to the operating credit facility as the “operating credit”.

      The operating credit provides us with a revolving credit facility for general operating purposes. The following summary describes certain provisions of the operating credit, although the following summary does not purport to be complete and is subject to and is qualified in its entirety by reference to the operating credit.

      Borrowings under the operating credit may be in Canadian dollars or U.S. dollars. Borrowings in Canadian dollars bear interest at a rate equal to the bank’s prime lending rate plus 1.0% per annum and borrowings in U.S. dollars bear interest at a rate equal to the bank’s New York base rate, which is the rate the bank establishes as its reference rate of interest used to determine the interest rates it charges for demand loans made in New York City in U.S. dollars, plus 1.25% per annum.

      Our obligations under the operating credit are secured by a bond issued by us under a deed of trust and pledged to the bank. This bond ranks equally with the bonds that secure our other senior secured indebtedness, including indebtedness outstanding under our amended bank credit facility, the Old Senior Notes and New Senior Notes.

Existing Senior Secured Securities

      In May 1996, we issued Cdn$160.0 million aggregate principal amount of 10 1/2% senior secured notes due 2006. The 10 1/2% senior secured notes due 2006 were issued pursuant to an indenture dated as of May 30, 1996, between us and Chemical Bank (now JPMorgan Chase Bank, N.A.), as U.S. trustee, and The R-M Trust Company (now CIBC Mellon Trust Company), as Canadian trustee.

      In May 1996, we also issued US$175.0 million aggregate principal amount of 9 3/4% senior secured debentures due 2016. The 9 3/4% senior secured debentures due 2016 were issued pursuant to an indenture dated as of May 30, 1996, between us and Chemical Bank (now JPMorgan Chase Bank, N.A.), as U.S. trustee, and The R-M Trust Company (now CIBC Mellon Trust Company), as Canadian trustee.

      In May 2001, we issued US$500.0 million aggregate principal amount of 9.625% senior secured notes due 2011. The 9.625% senior secured notes were issued pursuant to an indenture dated as of May 2, 2001, between us and The Chase Manhattan Bank (now JPMorgan Chase Bank, N.A.), as trustee.

      In February 2004, we issued US$750.0 million aggregate principal amount of 6.375% senior secured notes due 2014. The 6.375% senior secured notes due 2014 were issued pursuant to an indenture dated as of February 20, 2004, between us and JPMorgan Chase Bank (now JPMorgan Chase Bank, N.A.), as trustee.

      There is currently $160.0 million outstanding under the 10 1/2% senior secured notes due 2006, US$154.9 million outstanding under the 9 3/4% senior secured debentures due 2016, US$490.0 million outstanding under the 9.625% senior secured notes due 2011 and US$750.0 million outstanding under the 6.375% senior secured notes due 2014. The current amounts outstanding for the U.S. dollar-denominated notes and debentures are less than the issued amounts because we repurchased an aggregate US$20.1 million of the notes and debentures in 1999 and an aggregate US$10.0 million of the notes in 2002.

      The 10 1/2% senior secured notes due 2006, the 9 3/4% senior secured debentures due 2016, the 9.625% senior secured notes due 2011 and the 6.375% senior secured notes due 2014 are referred to herein as the “Existing Senior Secured Securities”.

      The Existing Senior Secured Securities are senior secured obligations, which are secured by bonds issued by us under a deed of trust and pledged to the trustees as security for the satisfaction of these obligations. The bonds rank equally with the bonds that secure our other senior secured indebtedness, including indebtedness outstanding under our amended bank credit facility, the operating credit and the notes.

      Interest on the Existing Senior Secured Securities is payable semiannually on:

•	June 1 and December 1 of each year with respect to the 10 1/2% senior secured notes due 2006 and the 9 3/4% senior secured debentures due 2016;

•	May 1 and November 1 with respect to the 9.625% senior secured notes dues 2011; and

•	March 1 and September 1 with respect to the 6.375% senior secured notes due 2014.

      The 10 1/2% senior secured notes due 2006 bear interest at a rate of 10 1/2% per annum and mature on June 1, 2006. The 9 3/4% senior secured debentures due 2016 bear interest at a rate of 9 3/4% per annum and mature on June 1, 2016. The 9.625% senior secured notes due 2011 bear interest at a rate of 9.625% per annum and mature on May 1, 2011. The 6.375% senior secured notes due 2014 bear interest at a rate of 6.375% per annum and mature on March 1, 2014.

      The Existing Senior Secured Securities are redeemable at our option, in whole or in part, at any time at the redemption prices set forth in the respective indentures, plus accrued interest to the date of redemption.

      If we experience a change in control and two of the three rating agencies stipulated in the indentures pursuant to which the Existing Senior Secured Securities were issued downgrade our Existing Senior Secured Securities in the manner set forth in those indentures, we will be obligated, subject to certain conditions, to offer to purchase all of the outstanding downgraded Existing Senior Secured Securities at a purchase price of 101% of the principal amount of the securities plus accrued interest to the date of purchase. Under the indentures pursuant to which the Existing Senior Secured Securities were issued, a “change in control” is deemed to occur on the first day on which any person or group, other than members of the family of Edward S. Rogers and RCI, acquires the power to control our voting securities or elects a majority of the directors to our Board of Directors. Under the indentures pursuant to which the Existing Senior Secured Securities were issued, securities are downgraded if two of the following three rating agencies — Standard & Poor’s, Moody’s and Fitch IBCA — either rate the securities below an investment grade rating or, if the securities are not so rated, two of the three rating agencies decrease the rating for the securities by one or more rating levels.

      The indentures pursuant to which the Existing Senior Secured Securities were issued, excluding the 6.375% senior secured notes due 2014, contain covenants that restrict our ability to, among other things:

•	incur additional debt;

•	create liens;

•	pay dividends or make other restricted payments;

•	make asset sales;

•	enter into transactions with affiliates;

•	make investments; and

•	merge or consolidate with any other person.

      The indenture pursuant to which the 6.375% senior secured notes due 2014 were issued do not contain restrictions on our ability to: incur additional debt; pay dividends or make other restricted payments; make asset sales; enter into transactions with affiliates; and make investments. The indenture does contain restrictions, among other things, on our ability to create liens and merge or consolidate with any other person. In addition, in the event that we have no other outstanding indebtedness that is secured by the collateral securing such senior secured notes and the 9.625% senior secured notes due 2011 and each of such senior secured notes has an investment grade rating from two rating agencies, then we may at our option permanently release the collateral for such senior secured notes. If we release the collateral, such notes will be senior unsecured obligations and will rank equally with all of our other existing and future senior unsecured indebtedness.

      The indentures pursuant to which the Existing Senior Secured Securities were issued provide for various events of default, including, among other things:

•	a default in the payment of interest or principal;

•	a breach of any covenant that is not cured within 60 days after receipt of notice of the breach;

•	an acceleration of, or default on, our other indebtedness or certain indebtedness of our restricted subsidiaries in excess of $25.0 million;

•	a change in control of us;

•	various events relating to the bankruptcy or insolvency of our company or one of our restricted subsidiaries;

•	the expropriation of our assets that constitute the collateral for the Existing Senior Secured Securities; and

•	the trustee under the deed of trust taking any action to realize upon those of our assets that constitute the collateral for the Existing Senior Secured Securities.

      The foregoing summary describes certain provisions of the indentures pursuant to which the Existing Senior Secured Securities were issued and the terms of the securities. The foregoing summary does not purport to be complete and is subject to and is qualified in its entirety by reference to each of the respective indentures.

Intercompany Debt

      The terms of our outstanding indebtedness permit us to have outstanding debt to RCI and its affiliates under certain circumstances and subject to certain conditions. This debt may be “intercompany subordinated debt” or “intercompany deeply subordinated debt” and may be interest bearing or non interest bearing and payable on demand or otherwise.

      Intercompany subordinated debt is unsecured and ranks junior to debt issued under the amended bank credit facility and the operating credit, as well as to the Old Notes issued on November 30, 2004 and the Existing Senior Secured Securities. We may make payments of principal or interest on intercompany subordinated debt as long as there is no default under our debt instruments.

      Intercompany deeply subordinated debt is unsecured and also ranks junior to debt issued under the amended bank credit facility and the operating credit, as well as to the Old Notes issued on November 30, 2004 and the Existing Senior Secured Securities. Intercompany deeply subordinated debt is not treated as debt or total debt for purposes of financial covenant calculations as all payments on intercompany deeply subordinated debt are restricted payments, generally treated in the same manner as dividends on our capital stock.

      At September 30, 2004, there were no amounts of intercompany subordinated debt outstanding and there were no amounts of intercompany deeply subordinated debt outstanding. However, on November 9, 2004, RCI advanced approximately $850 million to us in order to partially fund our acquisition of Microcell. We have used a portion of the proceeds from the issuance of the Old Notes to repay the $850.0 million intercompany subordinated debt outstanding under, and to permanently cancel, the bridge loan from RCI.

DESCRIPTION OF NEW SENIOR NOTES

      The Old Senior Notes were issued under the separate indentures dated as of November 30, 2004 (each an “Indenture” and, collectively, the “Indentures”) between RWI and JPMorgan Chase Bank, N.A. (the “Trustee”) and the New Senior Notes will be issued under the same indentures as the corresponding Old Senior Notes. The terms of the New Senior Notes will be identical in all material respects to the terms of the Old Senior Notes, except that the New Senior Notes will be registered under the Securities Act and will be issued free from any covenant requiring registration, including terms providing for an increase in the interest rate on the Old Senior Notes upon a failure to file or have declared effective an exchange offer registration statement or to consummate the exchange offer by certain dates. Upon the effectiveness of the Registration Statement, of which this prospectus forms a part, with respect to any series of the New Senior Notes, the Indenture governing that series of New Senior Notes will be subject to and governed by the Trust Indenture Act of 1939, as amended. The following summary of material terms of the Indentures does not purport to be complete, and where reference is made to particular provisions of the Indentures, such provisions, including the definitions of certain terms, are incorporated by reference as a part of such summaries or terms, which are qualified in their entirety by such reference. The definitions of capitalized terms used in the following summary are set forth below under the subsection entitled “— Certain Definitions”. Capitalized terms that are used in this section but not otherwise defined in this section have the meanings assigned to them in each of the Indentures and such definitions are incorporated by reference. As used in this Description of New Senior Notes, “RWI” means Rogers Wireless Inc. and its successors under each of the Indentures, but not any of its subsidiaries, “Fixed Rate Notes” means, collectively, the Old and New Cdn$ Notes, the Old and New 2012 Senior Notes and the Old and New 2015 Notes, and “US$ Notes” means, collectively, the Old and New Floating Rate Notes, the Old and New 2012 Senior Notes and the Old and New 2015 Notes. “Floating Rate Notes” means, collectively, the Old and New Floating Rate Notes. “Senior Notes” means, collectively, the Old and New Senior Notes.

      “Old US$ Notes” means, collectively, the Old Floating Rate Notes, the Old 2012 Senior Notes and the Old 2015 Notes. “New US$ Notes” means, collectively, the New Floating Rate Notes, the New 2012 Senior Notes and the New 2015 Notes.

Maturity

      The Cdn$ Notes will mature on December 15, 2011. The Floating Rate Notes will mature on December 15, 2010. The 2012 Senior Notes will mature on December 15, 2012. The 2015 Notes will mature on March 15, 2015.

Interest on the Fixed Rate Notes

      Each of the Fixed Rate Notes will bear interest at the applicable rate set forth on the cover page hereof from November 30, 2004 or from the most recent interest payment date to which interest has been paid. For the Cdn$ Notes and 2012 Senior Notes, interest is payable semiannually on June 15 and December 15 of each year, commencing on June 15, 2005. For the 2015 Notes, interest is payable semiannually on March 15 and September 15 of each year, commencing on March 15, 2005. Interest on each Cdn$ Note and 2012 Senior Note is payable to the person in whose name such note (or any predecessor to such note) is registered at the close of business on the June 1 or December 1 next preceding such interest payment date. Interest on each 2015 Note is payable to the person in whose name such note (or any predecessor to such note) is registered at the close of business on the March 1 and September 1 next preceding such interest payment date.

Interest on the Floating Rate Notes

      The Floating Rate Notes will bear interest at a rate per annum, reset quarterly, equal to LIBOR plus 3.125%, as determined by the calculation agent (the “Calculation Agent”), which shall initially be JPMorgan Chase Bank, N.A., payable quarterly on March 15, June 15, September 15 and December 15 of each year, commencing on March 15, 2005 to the person in whose name the Floating Rate Note (or any predecessor Floating Rate Note) is registered at the close of business on the March 1, June 1, September 1 and December 1 next preceding such interest payment date.

      Set forth below is a summary of certain of the defined terms used in the Indenture for the Floating Rate Notes relating to the calculation of interest on such Floating Rate Notes.

      “Determination Date” means, with respect to an Interest Period, the second London Banking Day preceding the first day of the Interest Period.

      “Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the date of original issuance of the Floating Rate Notes and end on and include March 14, 2005.

      “LIBOR”, with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars for three-month periods beginning on the first day of such Interest Period that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a three-month period beginning on the first day of such Interest Period. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a three-month period beginning on the first day of such Interest Period. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

      “London Banking Day” means any day in which dealings in U.S. dollars are transacted or with respect to any future date, are expected to be transacted in the London interbank market.

      “Representative Amount” means a principal amount of not less than US$1.0 million for a single transaction in the relevant market at the relevant time.

      “Telerate Page 3750” means the display designated as “Page 3750” on the Moneyline Telerate service (or any successor service or such other page as may replace Page 3750 on that service or any successor service).

      Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The amount of interest for each day that the Floating Rate Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Floating Rate Notes. The amount of interest to be paid on the Floating Rate Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

      All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or ..0987655)) and all dollar amounts used in or resulting from such calculations will be rounded, if necessary, to the nearest cent (with one-half cent being rounded upwards).

      The interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

      The Calculation Agent will, upon the request of the Holder of any Floating Rate Note, provide the interest rate then in effect with respect to the Floating Rate Notes. All calculations made by the

Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on RWI and the Holders of the Floating Rate Notes.

Place of Payment for Principal and Interest; Currency

      Principal of and interest on the Senior Notes will be payable, and such Senior Notes will be exchangeable and transferable, at the office or agency of RWI in The City of New York (which initially will be the Institutional Trust Services office of the Trustee, JPMorgan Chase Bank, N.A., 4 New York Plaza, 15th Floor, New York, New York 10004), or at such other office or agency of RWI, in The City of New York or elsewhere, as may be maintained for such purpose; provided, however, that payment of interest on the Senior Notes may be made at the option of RWI by check mailed to the person entitled thereto as shown on the Security Register; provided, further that all payments of the principal (and premium, if any) and interest on Senior Notes, the Holders of which have given wire transfer instructions to RWI or its agent at least 10 business days prior to the applicable payment date and hold at least US$1,000,000 in principal amount of US$ Notes or Cdn$1,000,000 in principal amount of Cdn$ Notes, will be required to be made by wire transfer of immediately available funds to the accounts specified by such holders in such instructions. Any such wire transfer instructions received by RWI or its agent shall remain in effect until revoked by such holder. The final payment of principal shall be payable only upon surrender of the Senior Note to the Paying Agent. See the sections entitled “— Depositary Procedures for US$ Notes” and “—Depositary Procedures for Cdn$ Notes” for further details.

      The principal of and interest on the US$ Notes and, if applicable, the Change in Control Purchase Price in relation to the US$ Notes will be paid in United States dollars. The principal of and interest on the Cdn$ Notes and, if applicable, the Change in Control Purchase Price in relation to the Cdn$ Notes will be paid in Canadian dollars.

Additional Senior Notes

      RWI may from time to time without notice to, or the consent of, the Holders of the Senior Notes, create and issue additional Senior Notes under each of the Indentures, equal in rank to the Senior Notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the additional Senior Notes or except for the first payment of interest following the issue date of the new Senior Notes) so that the additional Senior Notes may be consolidated and form a single series with the other Senior Notes issued under the same Indenture and have the same terms as to status, redemption or otherwise as the other Senior Notes issued under the same Indenture. In the event that additional Senior Notes are issued, RWI will prepare a new offering memorandum or prospectus.

Sinking Fund

      The Senior Notes will not be entitled to the benefit of any sinking fund.

Registration Rights

      In the event that (a) the Exchange Offer Registration Statement is not declared effective within 210 days after the date of the original issue of any series of the Old Senior Notes, or (b) the Exchange Offer is not consummated or a Shelf Registration Statement is not declared effective within 240 days following the date of the original issue of the Old Senior Notes, the rate per annum at which the Old Senior Notes bear interest will be increased temporarily. See the section entitled “Exchange Offer; Registration Rights.”

      Each series of Old Senior Notes and the corresponding series of New Senior Notes are treated as a single class of securities for all purposes under the relevant Indenture.

Security

      Each series of Senior Notes initially will be secured by a Trust Bond issued by RWI and pledged to the Trustee pursuant to a Pledge Agreement between RWI and the Trustee. Each Trust Bond is, in turn, secured by security interests in substantially all the assets of RWI, subject to certain exceptions and prior liens pursuant to the Deed of Trust and related documents. RWI’s obligations under the Deed of Trust Bonds are guaranteed by each Restricted Subsidiary. As of the date of this prospectus, the only Restricted Subsidiaries of RWI are RWAI, MTI and MSI and each of such Restricted Subsidiaries has pledged substantially all of its assets, subject to certain exceptions and prior liens, to secure its guarantee under the Deed of Trust. See the section entitled “Description of Collateral for the New Senior Notes”.

      In the event that (i) on a pro forma basis giving effect to the release of the security for any series of Senior Notes and any other Debt of RWI with similar release provisions, (A) no Debt of RWI would be outstanding and (B) there would be no availability to RWI under any bank credit facilities or operating credit facilities or swap agreements, in the case of each of (A) and (B) that is or are secured by a Lien of the Pledge Agreement or any Collateral Document or any other Lien on the Deed of Trust Collateral relating to such series of Senior Notes, (ii) the ratings assigned to such series of Senior Notes by at least two of the three Rating Agencies are Investment Grade Ratings and (iii) no Default or Event of Default has occurred and is continuing under the Indenture applicable to such series of Senior Notes, then, without the consent of the Holders of such series of Senior Notes, RWI may permanently release the collateral securing such series of Senior Notes and such series of Senior Notes will thereafter be senior unsecured obligations of RWI and subject to the covenants described below under the subsection entitled “— Certain Covenants as Senior Unsecured Notes”. RWI shall notify the Rating Agencies and the Trustee of its intention to exercise its option to release the collateral at least 45 days prior to the proposed date of such release (the “Release Date”). If on the proposed Release Date each of the conditions specified above has been satisfied and RWI has not been notified by the Rating Agencies that the ratings assigned to such series of Senior Notes will be downgraded as a result of the release of the security such that the ratings assigned to such series of Senior Notes by at least two of the three Rating Agencies will be below Investment Grade, then RWI may permanently terminate the Lien of the Pledge Agreement or any Collateral Document and any other Lien on the Deed of Trust Collateral relating to such series of Senior Notes.

Ranking

      The indebtedness evidenced by the Senior Notes will rank pari passu in right of payment with all other existing and future senior indebtedness of RWI, including RWI’s indebtedness under its amended bank credit facility, the operating credit and the Existing Secured Securities, and senior in right of payment to all existing and future subordinated indebtedness of RWI, including the Senior Subordinated Notes.

      At September 30, 2004, we had $1,947.2 million of senior secured indebtedness outstanding. As adjusted to give effect to the Microcell acquisition, the issuance of the Old Notes and the application of the net proceeds from the issuance of the Old Notes as described under the section entitled “Use of Proceeds”, this amount would have been $4,689.8 million.

Optional Redemption

      Fixed Rate Notes. Each series of Fixed Rate Notes will be redeemable, in whole or in part, at the option of RWI at any time at a redemption price equal to the greater of:

1) 100% of the principal amount of the Fixed Rate Notes, and

2) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the Fixed Rate Notes (not including any portion of the payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Canada

Bond Rate, plus 50 basis points for the Cdn$ Notes, at the Adjusted Treasury Rate plus 50 basis points for the 2012 Senior Notes and at the Adjusted Treasury Rate plus 50 basis points for the 2015 Notes, plus, in each case, accrued interest thereon to the date of redemption.

      “Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

      “Canada Bond Rate” means, with respect to any redemption date, the rate per annum equal to the average of the yields determined by three Canadian Reference Dealers selected by RWI as being the semiannual equivalent yield to maturity on the third business day prior to such redemption date which a non-callable Government of Canada Bond would carry if issued in Canadian dollars in Canada at 100% of its principal amount at such date having a maturity comparable to the remaining term of the Cdn$ Notes to be redeemed that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Cdn$ Notes.

      “Canada Reference Dealer” means each of the following or their successors: BMO Nesbitt Burns Inc., CIBC World Markets Inc., RBC Dominion Securities Inc., Scotia Capital Inc. and TD Securities Inc.

      “Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the series of Senior Notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt of comparable maturity to the remaining term of the series of Senior Notes being redeemed.

      “Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations for the redemption date.

      “Quotation Agent” means Citigroup Global Markets Inc. or such other Reference Treasury Dealer appointed by RWI.

      “Reference Treasury Dealer” means (1) Citigroup Global Markets Inc. or its successors; provided, however, that if it shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), RWI shall substitute for it another Primary Treasury Dealer; and (2) any other Primary Treasury Dealer selected by RWI.

      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Reference Treasury Dealer, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding the redemption date.

      Floating Rate Notes. Except for redemption upon changes in withholding taxes as described below, the Floating Rate Notes will not be redeemable at the option of RWI prior to December 15, 2006. Starting on that date the Floating Rate Notes will be redeemable, in whole or in part, at the option of RWI at any time at the redemption prices set forth below, plus accrued interest thereon to the date of redemption. The following prices are for Floating Rate Notes redeemed during the 12-month period commencing on December 15 of the years set forth below, and are expressed as percentages of principal amount.

Redemption
Year	Price

2006	102.000%
2007	101.000%
2008 and thereafter	100.000%

      General. Notice of redemption of Senior Notes of any series will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of the Senior Notes to be redeemed.

      Unless RWI defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Senior Notes or portions of the Senior Notes called for redemption.

      In the case of a partial redemption of Senior Notes of any series, selection of Senior Notes from such series will be made pro rata. If any Senior Note is redeemed in part, the notice of redemption relating to such Senior Note shall state the portion of the principal amount thereof to be redeemed; provided that no Senior Note in an aggregate principal amount of US$1,000 or less in the case of the US$ Notes, or Cdn$1,000 or less in the case of the Cdn$ Notes, shall be redeemed in part. A replacement Senior Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Senior Note.

Redemption upon Changes in Withholding Taxes

      Each series of Senior Notes will also be subject to redemption as a whole, but not in part, at the option of RWI at any time, on not less than 30 nor more than 60 days’ prior written notice, at 100% of the principal amount, together with accrued interest thereon to the redemption date, in the event RWI has become or would become obligated to pay, on the next date on which any amount would be payable with respect to such series of Senior Notes, any Additional Amounts with respect to Senior Notes of such series as a result of a change in the laws (including any regulations promulgated thereunder) of Canada (or any political subdivision or taxing authority thereof or therein), or any change in any official position regarding the application or interpretation of such laws or regulations, which change is announced or becomes effective on or after November 19, 2004. See the subsection entitled “— Additional Amounts”.

Certain Definitions

      Set forth below is a summary of certain of the defined terms used in each of the Indentures. Reference is made to the applicable Indenture for the full definition of all such terms.

      “Acquired Debt” means Debt of a Person (including an Unrestricted Subsidiary) existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person.

      “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

      “Attributable Debt” means, as of the date of its determination, the present value (discounted semiannually at an interest rate implicit in the terms of the lease) of the obligation of a lessee for rental payments pursuant to any Sale and Leaseback Transaction (reduced by the amount of the rental obligations of any sublessee of all or part of the same property) during the remaining term of such Sale and Leaseback Transaction (including any period for which the lease relating thereto has been extended), such rental payments not to include amounts payable by the lessee for maintenance and repairs, insurance, taxes, assessments and similar charges and for contingent rates (such as those based on sales), provided, however, that in the case of any Sale and Leaseback Transaction in which the lease is terminable by the lessee upon the payment of a penalty, Attributable Debt shall mean the lesser of the present value of (i) the rental payments to be paid under such Sale and Leaseback Transaction until the first date (after the date of such determination) upon which it may be so terminated plus the then applicable penalty upon such termination and (ii) the rental payments required to be paid during the remaining term of such Sale and Leaseback Transaction (assuming such termination provision is not exercised).

      “bank credit facility” means any credit agreement or working capital facility among RWI and/or its Subsidiaries and one or more lenders, as such credit agreement or working capital facility may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified (including with other lenders) from time to time, regardless of whether any other credit agreement or working capital facility or any portion thereof was outstanding or in effect at the time of such amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplement or modification.

      “Capital Lease Obligation” means, with respect to any Person, an obligation incurred or assumed in the ordinary course of business under or in connection with any capital lease of real or personal property, which, in accordance with GAAP, has been recorded as a capitalized lease.

      “Capital Stock” means, with respect to any Person, any and all shares, interests, participations or equivalents (however designated) of such Person’s capital stock whether now outstanding or issued after the date of the applicable Indenture, including, without limitation, all common stock and preferred stock.

      “Collateral Documents” in relation to each Indenture, means, collectively, the Trust Bond issued in respect of the obligations thereunder, the Deed of Trust and the Pledge Agreement in respect of such Trust Bond, and each other agreement or instrument executed and delivered pursuant to or in connection with any thereof or which otherwise contains a guarantee of, or grants a Lien to secure, such Trust Bond or any guarantee thereof.

      “Consolidated Net Tangible Assets” means the Consolidated Tangible Assets of any Person, less such Person’s current liabilities.

      “Consolidated Tangible Assets” means the sum of the Tangible Assets of any Person after eliminating intercompany items, determined on a Consolidated basis in accordance with GAAP including appropriate deductions for any minority interest in Tangible Assets of such Person’s Restricted Subsidiaries.

      “Consolidation” means the consolidation of the accounts of the Restricted Subsidiaries with those of RWI, if and to the extent the accounts of each such Restricted Subsidiary would normally be consolidated with those of RWI, all in accordance with GAAP; provided, however, that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary. For purposes of clarification, it is understood that, subject to the immediately preceding sentence, the accounts of RWI or any Restricted Subsidiary include the accounts of any Person, the beneficial interests in which are controlled (in accordance with GAAP) by RWI or any such Restricted Subsidiary. The term “Consolidated” shall have a correlative meaning.

      “Debt” means, with respect to any Person, without duplication and (except as provided in clause (ii) below) without regard to any interest component thereof (whether actual or imputed) that is not due and payable:

(i) money borrowed (including, without limitation, by way of overdraft) or indebtedness represented by notes payable and drafts accepted representing extensions of credit;

(ii) the face amount of any drafts of a corporation in Canadian dollars and accepted by a Canadian lender for discount in Canada;

(iii) all obligations (whether or not with respect to the borrowing of money) which are evidenced by bonds, debentures, notes or similar instruments or not so evidenced but which would be considered to be indebtedness for borrowed money in accordance with GAAP;

(iv) all liabilities upon which interest charges are customarily paid by such Person;

(v) shares of Disqualified Stock not held by RWI or a wholly owned Restricted Subsidiary;

(vi) Capital Lease Obligations, Purchase Money Obligations and Supplier Obligations, determined in each case in accordance with GAAP;

(vii) Acquired Debt; and

(viii) any guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business) in any manner of any part or all of an obligation included in clauses (i) through (vii) above;

provided that “Debt” shall not include (A) trade payables and accrued liabilities which are current liabilities incurred in the ordinary course of business, (B) Intercompany Deeply Subordinated Debt, and (C) except as otherwise expressly provided in the applicable Indenture, Intercompany Subordinated Debt.

      “Deed of Trust” means the Amended and Restated Deed of Trust and Mortgage dated as of March 15, 1997, between RWI and the Deed Trustee, as amended by the First Supplemental Deed of Trust and Mortgage dated March 19, 1997, as in effect on the date the Senior Notes are issued and as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

      “Deed of Trust Bonds” means, collectively, the Trust Bonds and any other bonds from time to time issued and outstanding under the Deed of Trust.

      “Deed of Trust Collateral” means, collectively, all of the property and assets that are intended from time to time to secure the Deed of Trust Bonds or any guarantee thereof pursuant to the Collateral Documents.

      “Deed Trustee” means National Trust Company, a trust company subsisting under the laws of the Province of Ontario, Canada, and its successors and assigns, as trustee under the Deed of Trust.

      “Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

      “Disqualified Stock” means any Capital Stock of RWI or any Restricted Subsidiary which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the Senior Notes for cash or securities constituting Debt; provided that shares of Preferred Stock of RWI or any Restricted Subsidiary that are issued with the benefit of provisions requiring a change in control offer to be made for such shares in the event of a change in control of RWI or such Restricted Subsidiary, which provisions have substantially the same effect as the relevant provisions of the applicable Indenture described under “Change in Control”, shall not be deemed to be “Disqualified Stock” solely by virtue of such provisions. For purposes of this definition, the term “Debt” includes Intercompany Subordinated Debt.

      “Excluded Assets” means (i) all assets of any Person other than RWI or a Restricted Subsidiary; (ii) Investments in the Capital Stock of an Unrestricted Subsidiary held by RWI or a Restricted Subsidiary; (iii) any Investment by RWI or a Restricted Subsidiary to the extent paid for with cash or other property that constitutes Excluded Assets or Excluded Securities, so long as at the time of acquisition thereof and after giving effect thereto there exists no Default or Event of Default; and (iv) proceeds of the sale of any Excluded Assets or Excluded Securities received by RWI or any Restricted Subsidiary from a Person other than RWI or a Restricted Subsidiary.

      “Excluded Securities” means any Debt, Preferred Stock or Common Stock issued by RWI, or any Debt or Preferred Stock issued by any Restricted Subsidiary, in either case to an Affiliate thereof other than RWI or a Restricted Subsidiary; provided that, at all times, such Excluded Securities shall:

(i) in the case of Debt not owed to RWI or a Restricted Subsidiary, constitute Intercompany Deeply Subordinated Debt;

(ii) in the case of Debt, not be guaranteed by RWI or any Restricted Subsidiary unless such guarantee shall constitute Intercompany Deeply Subordinated Debt;

(iii) in the case of Debt, not be secured by any assets or property of RWI or any Restricted Subsidiary;

(iv) provide by its terms that interest or dividends thereon shall be payable only to the extent that, after giving effect to any such payment, no Default or Event of Default shall have occurred and be continuing; and

(v) provide by its terms that, no payment (other than payments in the form of Excluded Securities) on account of principal (at maturity, by operation of sinking fund or mandatory redemption or otherwise) or other payment on account of redemption, repurchase, retirement or acquisition of such Excluded Security shall be permitted until the earlier of (x) the final Stated Maturity of the Senior Notes or (y) the date on which all principal of, premium, if any, and interest on the Senior Notes shall have been duly paid or provided for in full.

      “Existing Secured Securities” means securities evidencing indebtedness under RWI’s 10 1/2% Senior Secured Notes due 2006, 9 5/8% Senior Secured Notes due 2011, 6 3/8% Senior Secured Notes due 2014 and 9 3/4% Senior Secured Debentures due 2016.

      “Fifth Anniversary” means the fifth anniversary of the date of the original issuance of the Senior Notes.

      “Fitch IBCA” means Fitch IBCA or any successor to such rating agency business thereof.

      “GAAP” means generally accepted accounting principles, in effect in Canada, as applied from time to time by RWI in the preparation of its consolidated financial statements.

      “Intercompany Deeply Subordinated Debt” means all indebtedness of RWI or any of the Restricted Subsidiaries (except from one to the other) for money borrowed from Rogers Entities under which payments by RWI or such Restricted Subsidiary, as the case may be, with respect thereto are subordinated to the Senior Notes in the manner and to the extent set forth in Exhibit A to the applicable Indenture and in respect of which the agreement or instrument evidencing such indebtedness contains or incorporates by reference the provisions of Exhibit A to the applicable Indenture for the benefit of the Trustee and the Holders of the Senior Notes.

      “Intercompany Subordinated Debt” means all indebtedness of RWI or any of the Restricted Subsidiaries (except from one to the other) for money borrowed from Rogers Entities and under which payments by RWI or such Restricted Subsidiary, as the case may be, with respect thereto are subordinated to the Senior Notes in the manner and to the extent set forth in Exhibit B to the applicable Indenture and in respect of which the agreement or instrument evidencing such indebtedness contains or incorporates by reference the provisions of Exhibit B to the applicable Indenture for the benefit of the Trustee and the Holders of the Senior Notes.

      “Investment” means (i) directly or indirectly, any advance, loan or capital contribution to, the purchase of any stock, bonds, notes, debentures or other securities of, the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of, any Person or making of any investment in any Person, (ii) the designation of any Restricted Subsidiary as an Unrestricted Subsidiary and (iii) the transfer of any assets or properties from RWI or a Restricted Subsidiary to any Unrestricted Subsidiary, other than the transfer of assets or properties made in the ordinary course of business. Investments shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

      “Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by S&P, Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by Fitch IBCA.

      “Lien” means any mortgage, charge, pledge, lien, privilege, security interest, hypothecation and transfer, lease of real property or other encumbrance upon or with respect to any property of any kind, real or personal, moveable or immovable, now owned or hereafter acquired.

      “Moody’s” means Moody’s Investors Service, Inc. or any successor to such rating agency business thereof.

      “Net Tangible Assets” means the Tangible Assets of any Person, less such Person’s current liabilities.

      “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

      “Pledge Agreement” means, in respect of each Trust Bond, the agreement between RWI and the Trustee dated as of November 30, 2004, pursuant to which RWI has pledged a Trust Bond to and in favor of the Trustee for and on behalf of the Trustee and the Holders under such Indenture.

      “Principal Property” means land, land improvements, buildings and associated factory, laboratory, office and switching equipment (excluding all products marketed by RWI or any of its Subsidiaries) constituting a manufacturing, development, warehouse, service, office or operating facility owned by or leased to RWI or a Restricted Subsidiary, located within Canada and having an acquisition cost plus capitalized improvements in excess of 0.25% of Consolidated Net Tangible Assets as of the date of such determination, other than any such property (i) which RWI’s Board of Directors determines is not of material importance to RWI and its Restricted Subsidiaries taken as a whole or (ii) in which the interest of RWI and all its Subsidiaries does not exceed 50%.

      “Purchase Money Obligations” means, with respect to any Person, obligations, other than Capital Lease Obligations and Supplier Obligations, incurred or assumed to the ordinary course of business in connection with the purchase of property to be used in the business of such Person.

      “Rating Agencies” means S&P, Fitch IBCA and Moody’s, and each of such Rating Agencies is referred to individually as a “Rating Agency”.

      “Rating Date” means the date which is 90 days prior to the earlier of (i) a Change in Control and (ii) public notice of the occurrence of a Change in Control or of the intention of RWI to effect a Change in Control.

      “Rating Decline” means the occurrence of the following on, or within 90 days after, the date of public notice of the occurrence of a Change in Control or of the intention by RWI to effect a Change in Control (which period may be extended so long as the rating of the Senior Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies): (a) in the event the Senior Notes of a particular series are assigned an Investment Grade Rating by at least two of the three Rating Agencies on the Rating Date, the rating of the Senior Notes of such series by at least two of the three Rating Agencies shall be below an Investment Grade Rating; or (b) in the event the Senior Notes of such series are rated below an Investment Grade Rating by at least two of the three Rating Agencies on the Rating Date, the rating of the Senior Notes of such series by at least two of the three Rating Agencies shall be decreased by one or more gradations (including gradations within rating categories as well as between rating categories).

      “RCI” means Rogers Communications Inc., a corporation organized under the laws of the Province of British Columbia, and its successors and assigns. RCI, as of the date hereof, is the indirect parent of RWI.

      “Registration Rights Agreement” means each agreement among RWI and the Initial Purchasers in respect of each series of Old Senior Notes dated November 30, 2004, as described under “Exchange Offer; Registration Rights”.

      “Restricted Subsidiary” means (a) prior to the Release Date, any Subsidiary that is a Restricted Subsidiary under the Deed of Trust, and includes any Unrestricted Subsidiary or other Person, in either case, that becomes a Restricted Subsidiary in accordance with the “Restricted Subsidiaries” covenant for the Senior Notes and excludes any Person (including any of the foregoing), that ceases to be a Restricted Subsidiary in accordance with the “Restricted Subsidiaries” covenant for the Senior Notes of a particular series or (b) on or after the Release Date, any Subsidiary of RWI other than an Unrestricted Subsidiary. As of the date of this prospectus, the only Restricted Subsidiaries of RWI are RWAI, MTI and MSI.

      “Rogers Entities” means RCI and its Affiliates.

      “S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., or any successor to such rating agency business thereof.

      “Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by RWI or any Restricted Subsidiary of any Principal Property (whether such Principal Property is now owned or hereafter acquired) that has been or is to be sold or transferred by RWI or such Restricted Subsidiary to such Person, other than (i) temporary leases for a term, including renewals at the option of the lessee, of not more than three years; (ii) leases between RWI and a Restricted Subsidiary or between Restricted Subsidiaries; and (iii) leases of Principal Property executed by the time of, or within 180 days after the latest of, the acquisition, the completion of construction or improvement (including any improvements on property which will result in such property becoming Principal Property), or the commencement of commercial operation of such Principal Property.

      “Secured Debt” means:

•	Debt of RWI or any Restricted Subsidiary secured by any Lien upon any Principal Property or the stock or Debt of a Restricted Subsidiary; or

•	any conditional sale or other title retention agreement covering any Principal Property or Restricted Subsidiary;

but does not include any Debt secured by any Lien or any conditional sale or other title retention agreement:

•	incurred or entered into on or after the Release Date to finance the acquisition, improvement or construction of such property and either secured by Purchase Money Obligations or Liens placed on such property within 180 days of acquisition, improvement or construction and securing Debt not to exceed $50.0 million at any time outstanding;

•	on Principal Property or the stock or Debt of Restricted Subsidiaries and existing at the time of acquisition of the property, stock or Debt;

•	owing to RWI or any other Restricted Subsidiary; and

•	existing at the time a corporation becomes a Restricted Subsidiary;

each of the foregoing being referred to as “Exempted Secured Debt”.

      “Senior Debt” means any Debt of RWI or any Restricted Subsidiary other than Debt the repayment of which or any security for which has been expressly subordinated to the obligations under the Senior Notes or to the senior indebtedness of such Restricted Subsidiary, as the case may be.

      “Senior Subordinated Notes” means securities evidencing indebtedness under RWI’s US$400,000,000 8.00% Senior Subordinated Notes due 2012.

      “Subsidiary” means any firm, corporation or other legal entity in which RWI, RWI and one or more Subsidiaries or one or more Subsidiaries owns, directly or indirectly, a majority of the Voting Shares or has, directly or indirectly, the right to elect a majority of the board of directors, if it is a corporation, or the right to make or control its management decisions, if it is some other Person.

      “Supplier Obligations” means any obligation of RWI on a Consolidated basis incurred or assumed in the ordinary course of business and in favor of a supplier or other Person for the deferred purchase price of goods supplied to RWI or any other Restricted Subsidiary in respect of which goods the Deed Trustee has postponed its prior security interest in favor of such supplier or other Person and in respect of which RWI shall have delivered a notice to the Deed Trustee which notice sets forth (i) the name of such supplier or other Person, (ii) a brief description of the supply agreement governing such Supplier Obligations and (iii) the amount of the Supplier Obligations that may be incurred or assumed under such agreement.

      “Tangible Assets” means, at any date, the gross book value as shown by the accounting books and records of any Person of all its property both real and personal, less (i) the net book value of all its licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, non-compete agreements or organizational expenses and other like intangibles, (ii) unamortized Debt discount and expenses, (iii) all reserves for depreciation, obsolescence, depletion and amortization of its properties and (iv) all other proper reserves which in accordance with GAAP should be provided in connection with the business conducted by such Person.

      “Trust Bond” means, in respect of the Floating Rate Notes, a senior secured bond in the principal amount of US$2,200,000,000, in respect of the 2012 Senior Notes, a senior secured bond in the principal amount of US$1,880,000,000, in respect of the 2015 Notes, a senior secured bond in the principal amount of US$2,200,000,000, and in respect of the Cdn$ Notes, a senior secured bond in the principal amount of Cdn$1,840,000,000, in each case issued by RWI under the Deed of Trust and pledged to and in favor of the Trustee for and on behalf of the Trustee and each of the Holders of the Senior Notes of a particular series pursuant to a Pledge Agreement.

      “Unrestricted Subsidiary” means (a) prior to the Release Date, any Subsidiary that is not a Restricted Subsidiary and includes any Restricted Subsidiary that becomes an Unrestricted Subsidiary in accordance with the “Restricted Subsidiaries” covenant for the Senior Notes of a particular series or (b) on or after the Release Date, (i) any Subsidiary of RWI that at the time of determination shall be designated an Unrestricted Subsidiary in accordance with the “Restricted Subsidiaries” covenant and (ii) any Subsidiary of an Unrestricted Subsidiary.

      “Voting Shares” means any Capital Stock having voting power under ordinary circumstances to vote in the election of a majority of the directors of a corporation (irrespective of whether at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

Change in Control

      Under each of the Indentures, a Change in Control Triggering Event is deemed to occur upon both a Change in Control and a Rating Decline with respect to the series of the Senior Notes issued pursuant to that Indenture.

      A “Change in Control” means (i) any transaction (including an amalgamation, merger or consolidation or the sale of Capital Stock of RWI) the result of which is that any Person or Group (as defined in Rule 13d-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than Members of the Rogers Family or RCI or a Person or Group controlled by one or more of the Members of the Rogers Family or RCI, acquires, directly or indirectly, more than 50% of the total voting power of all classes of Voting Shares of RWI or (ii) any transaction (including an amalgamation, merger or consolidation or the sale of Capital Stock of RWI) the result of which is that any Person or Group (as defined in Rule 13d-5 of the Exchange Act), other than (A) Members of the Rogers Family or RCI or a Person or Group controlled by Members of the Rogers Family or RCI or (B) for so long as the only primary beneficiaries of a Qualifying Trust established under the last will and testament of Edward S. Rogers are one or more Individuals or Additional Spouses, any Person designated by the trustees of such

Qualifying Trust to exercise voting rights attaching to the shares held by such trustees, has elected to the Board of Directors of RWI such number of its or their nominees so that such nominees so elected shall constitute a majority of the number of the directors comprising the board of directors of RWI; provided that to the extent that one or more regulatory approvals are required for any of the transactions or circumstances described in clauses (i) or (ii) above to become effective under applicable law, such transactions or circumstances shall be deemed to have occurred at the time such approvals have been obtained and become effective under applicable law.

      The occurrence of any Change in Control Triggering Event will constitute an Event of Default under each of the Indentures. Under each Indenture, such Event of Default may be cured if (i) within 20 business days after the occurrence of such Change in Control Triggering Event, RWI notifies the Trustee in writing of such event and an offer is made to all Holders of Senior Notes of the series of Senior Notes governed thereby to purchase all outstanding Senior Notes properly tendered (a “Change in Control Offer”) at a purchase price (the “Change in Control Purchase Price”) equal to 101% of the principal amount thereof plus any accrued and unpaid interest to the Change in Control Purchase Date (as defined below) and (ii) on the date that is 40 business days after the occurrence of such Change in Control Triggering Event (the “Change in Control Purchase Date”) all Senior Notes properly tendered into the Change in Control Offer are purchased.

      In order to effect such Change in Control Offer, RWI shall, within 20 business days after the occurrence of the Change in Control Triggering Event, notify the Trustee, who shall mail to each Holder of Senior Notes of the affected series a copy of the Change in Control Offer, which shall state, among other things, the procedures that Holders of Senior Notes must follow to accept the Change in Control Offer. In the event of a Change in Control Offer, RWI will comply with all applicable tender offer rules including Rule 14e-1 under the Exchange Act, to the extent applicable.

      The Event of Default arising upon a Change in Control Triggering Event will also be cured if a third party makes the Change in Control Offer in the manner and at the times and otherwise in compliance with the requirements applicable to a Change in Control Offer to be made by RWI, including the obligations of RWI described under “— Additional Amounts”, and purchases all outstanding Senior Notes properly tendered under such Change in Control Offer. The failure of RWI (or the third party, in the case of a Change in Control Offer made by a third party) to make or consummate the Change in Control Offer or pay the Change in Control Purchase Price on the Change in Control Purchase Date will give the Trustee and the Holders of Senior Notes of the affected series the rights described under “— Events of Default”.

      An Event of Default for a series of Senior Notes arising from a Change in Control Triggering Event may only be waived with the consent of the Holders of all outstanding Senior Notes of such series.

      “Member of the Rogers Family” means Edward S. Rogers who was born on May 27, 1933, such individual being referred to as “Edward S. Rogers”, his spouse, his widow, his issue (including adoptees adopted prior to their age of majority and their issue), any half-sister of Edward S. Rogers, the issue of any such half-sister and any trust in which any one or more of the foregoing individuals (“Individuals”) or the spouse of the issue (whether surviving or not) of Edward S. Rogers or his half-sister (“Additional Spouses”) have a beneficial interest (a “Qualifying Trust”) but, in the case of a Qualifying Trust, the voting rights of securities of RWI controlled, directly or indirectly, by the Qualifying Trust shall be included in the computation of the voting rights held by Members of the Rogers Family only to the extent that it is reasonable to regard such securities as being held, directly or indirectly, for the benefit of Individuals and Additional Spouses.

      RWI’s amended bank credit facility and the agreements governing the Existing Secured Securities contain provisions regarding changes in control. See “Description of Other Indebtedness”. In the event of a change in control, the total debt under the amended bank credit facility and the Existing Secured Securities could become due and payable. At September 30, 2004, as adjusted to give effect to the Microcell acquisition, the issuance of the Old Notes and the application of the net proceeds from the issuance of the Old Notes, as described under the section entitled “Use of Proceeds”, there would have been $298.3 million outstanding under the amended bank credit facility, $4,367.3 million of Old Senior Notes and Existing Secured Securities outstanding and $505.6 million of Old Senior Subordinated Notes outstanding. RWI may not have sufficient funds to repay all such debt. If this occurs, additional debt or equity financing may be necessary. However, this financing may not be obtainable, or if obtainable, the terms of this financing may not be attractive to RWI.

      The terms of the Senior Notes or the covenants in each of the Indentures do not otherwise afford holders of the Senior Notes protection in the event of a highly leveraged transaction or other similar transaction involving RWI or any of its Restricted Subsidiaries, or any other transaction resulting in a decline in the ratings on or credit quality of the Senior Notes that may adversely affect holders of the Senior Notes.

Certain Covenants as to Senior Secured Notes

      Until such time as the collateral securing a series of the Senior Notes is released, RWI and its Restricted Subsidiaries will be subject, in relation to that series, to the covenants described below under the subsections entitled “— Limitation on Liens”, “— Restricted Subsidiaries” and “— Provision of Financial Information” and the “Mergers, Amalgamations and Sales of Assets by RWI” covenant.

      Limitation on Liens. RWI will not, and will not permit any Restricted Subsidiary to, create, affirm, incur, or suffer to exist any Lien of any kind upon any of its property or assets now owned or hereafter acquired, other than:

(a) Liens on Excluded Assets;

(b) Liens securing Debt under (1) Capital Lease Obligations and/or Purchase Money Obligations not exceeding at any time an aggregate amount equal to 10% of RWI’s Consolidated Tangible Assets and (2) Supplier Obligations not exceeding at any time an aggregate principal amount of $100.0 million, provided that no assets or property of RWI or any Restricted Subsidiary (other than the property acquired in connection with such Capital Lease Obligation, Purchase Money Obligation or Supplier Obligation) are subject to any Lien securing such Debt;

(c) Liens securing Debt of a Person outstanding on the date such Person becomes a Restricted Subsidiary, provided that such Liens (1) were not incurred in contemplation or such Person becoming a Restricted Subsidiary and (2) are not applicable to RWI or any other Restricted Subsidiary, or the properties or assets of RWI or any other Restricted Subsidiary;

(d) Liens on property or assets acquired by RWI or any Restricted Subsidiary from another Person which are existing at the time of such acquisition, provided that such Liens (1) were not incurred in contemplation of the acquisition of such property or assets and (2) are applicable only to such property or assets;

(e) Liens on the property and assets of RWI or any Restricted Subsidiary provided or granted to the Deed Trustee pursuant to the Deed of Trust;

(f) Liens securing Debt (and other related obligations) under (1) one or more bank credit facilities in an aggregate principal amount not to exceed $800.0 million in the aggregate at any time outstanding or (2) one or more operating credit facilities in an aggregate principal amount not to exceed $20.0 million at any time, provided that such Debt was incurred in compliance with the provisions of the applicable Indenture and that such Liens are limited to a pledge of Deed of Trust Bonds;

(g) Liens securing Debt (and other related obligations), provided that such Liens are limited to Liens securing Deed of Trust Bonds;

(h) the contractual right of holders of Deed of Trust Bonds who provide funds to the Deed Trustee to make payments relating to Supplier Obligations to be paid out of the proceeds received by the Deed Trustee from the enforcement of any remedy provided for in the Deed of Trust prior to the payment of such proceeds to holders of Senior Debt to the extent and in the manner prescribed in the Deed of Trust;

(i) Liens that, together with the Debt secured thereby, by their respective terms and by contract with the Deed Trustee, provide that: (1) they are subordinated and postponed to all Senior Debt and all Liens therefor, now or hereafter existing or granted, with the result that (x) upon any failure to make any payment on account of the Senior Debt when due which has not been cured or waived, or (y) upon any dividend or other payment to, or any issuance of debt or equity securities to, or any distribution of the assets of, RWI or any other Restricted Subsidiary among the creditors of RWI or any other Restricted Subsidiary upon a dissolution, liquidation, reorganization, insolvency or bankruptcy of, or arrangement, compromise or restructuring of debts or assets of, RWI or any other Restricted Subsidiary or (z) upon the occurrence of any other event specified in the instrument creating such subordinated Debt or Lien, the holders of Senior Debt shall be entitled to receive payment in full before the holders of such subordinated Debt are entitled to receive any payment on such subordinated Debt; and (2) the holders of any such subordinated Lien or Debt will not be entitled to (x) contest the validity, priority, perfection or enforceability of any Lien granted in respect of Senior Debt or (y) take any steps whatsoever, including, without limitation, registration of such subordinated Lien, that result in such subordinated Lien (A) ranking prior to or pari passu with the Liens granted in respect of the Senior Debt or (B) charging any property or assets of RWI or any other Restricted Subsidiary that are intended to be subject to any Lien granted in respect of the Senior Debt but are not at the time so charged for the benefit of the Senior Debt;

(j) certain other customary Liens originating other than as a result of the incurrence of Debt;

(k) any other Lien existing on the date of the applicable Indenture; and

(l) Liens, other than Liens incurred pursuant to the foregoing clauses (a) to (k), securing or otherwise in respect of up to $20.0 million aggregate amount of obligations of RWI or any Restricted Subsidiary at any time outstanding.

      Restricted Subsidiaries. (a) The Board of Directors of RWI may designate any Restricted Subsidiary or any Person that is to become a Subsidiary as an Unrestricted Subsidiary, or RWI or any Restricted Subsidiary may transfer any assets or properties to an Unrestricted Subsidiary, if (i) prior to and immediately after such designation, no Default or Event of Default shall have occurred and be continuing; (ii) such Subsidiary or Person, together with all other Unrestricted Subsidiaries, shall not in the aggregate have Net Tangible Assets greater than 15% of RWI’s Consolidated Net Tangible Assets, and (iii) prior to the Release Date, such Restricted Subsidiary becomes an Unrestricted Subsidiary under the Deed of Trust; provided, however, that for the purposes of this “Restricted Subsidiaries” covenant, (1) RWI’s Consolidated Net Tangible Assets shall also include the aggregate Net Tangible Assets of such Subsidiary or Person and all other Unrestricted Subsidiaries and (2) Excluded Assets shall be excluded from the calculation of Net Tangible Assets and Consolidated Net Tangible Assets.

      (b) The Board of Directors of RWI may not designate (1) any Unrestricted Subsidiary as a Restricted Subsidiary or (2) prior to the Release Date, any Person that is to become a Subsidiary as a Restricted Subsidiary, unless:

(i) such Unrestricted Subsidiary or such Person is incorporated or organized in Canada or a Province or territory thereof, or in the United States or any State thereof or the District of Columbia;

(ii) immediately before and after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing; and

(iii) prior to the Release Date, such Unrestricted Subsidiary or such Person becomes a Restricted Subsidiary under the Deed of Trust.

      (c) Nothing in this “Restricted Subsidiaries” covenant shall restrict or limit RWI or any Restricted Subsidiary from transferring any asset that is an Excluded Asset to any Unrestricted Subsidiary or any Person that is to become an Unrestricted Subsidiary.

      Provision of Financial Information. (a) RWI shall supply without cost to each Holder of the Senior Notes, and file with the Trustee within 30 days after RWI is required to file the same with the Commission, copies of the annual reports and quarterly reports and of the information, documents and other reports which RWI may be required to file with the Commission pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act.

      (b) If RWI is not required to file with the Commission such reports and other information, RWI shall furnish without cost to each Holder of the Senior Notes and file with the Trustee (i) within 110 days after the end of each fiscal year, audited year-end financial statements prepared in accordance with GAAP and substantially in the form prescribed by applicable Canadian regulatory authorities for Canadian public reporting companies (whether or not RWI is a public reporting company at the time), (ii) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, unaudited quarterly financial statements prepared in accordance with GAAP and substantially in the form prescribed by applicable Canadian regulatory authorities for Canadian public reporting companies (whether or not RWI is a public reporting company at the time). RWI shall also make such reports available to prospective purchasers of the Senior Notes, securities analysts and broker-dealers upon their request.

Certain Covenants as to Senior Unsecured Notes

      If the collateral securing a series of the Senior Notes is released, such series of Senior Notes will be senior unsecured obligations of RWI. In such circumstances, RWI and its Subsidiaries will be subject only to the covenants described below under the subsections entitled “— Limitation on Secured Debt”, “— Limitation on Sale and Leaseback Transactions” and “— Limitation on Restricted Subsidiary Debt”, the covenants described above under the subsections entitled “Certain Covenants as Senior Secured Notes — Provision of Financial Information” and “— Restricted Subsidiaries” and the “Mergers, Amalgamations and Sales of Assets by RWI” covenant.

      Limitation on Secured Debt. RWI will not, and RWI will not permit any of its Restricted Subsidiaries to, create, assume, incur or guarantee any Secured Debt unless and for so long as RWI secures the Senior Notes of such series equally and ratably with (or prior to) such Secured Debt. However, RWI may incur Secured Debt without securing such Senior Notes if, immediately after incurring the Secured Debt, the aggregate amount of all Secured Debt and the aggregate amount of Attributable Debt then outstanding pursuant to Sale and Leaseback Transactions would not exceed 15% of Consolidated Net Tangible Assets. The aggregate amount of all Secured Debt in the preceding sentence excludes Secured Debt which is secured equally and ratably with Senior Notes and Secured Debt that is being repaid concurrently. Any Lien which is granted to secure the Senior Notes under this covenant shall be discharged at the same time as the discharge of the Lien securing the Secured Debt that gave rise to the obligation to secure the Senior Notes under this covenant.

      Limitation on Sale and Leaseback Transactions. RWI will not permit, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction, unless either (a) immediately thereafter, the sum of (1) the Attributable Debt to be outstanding pursuant to such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into by RWI or a Restricted Subsidiary after the Release Date (or, in the case of a Restricted Subsidiary, the date on which it became a Restricted Subsidiary, if later than the Release Date) and (2) the aggregate amount of all Debt secured by a Lien, excluding Debt which is secured to the same extent as the Senior Notes of such series, does not exceed 15% of RWI’s Consolidated Net Tangible Assets, or (b) an amount equal to the greater of the net proceeds to RWI or a Restricted Subsidiary from such sale and the Attributable Debt to be outstanding pursuant to such Sale and Leaseback Transaction, is used within 180 days to retire long-term debt of RWI or a Restricted Subsidiary; provided that in no event shall RWI be required on or prior to the Fifth Anniversary to retire (i) the Senior Notes of any series pursuant to this covenant that have an aggregate principal amount in excess of 25% of the original aggregate principal amount of the Senior Notes of such series or (ii) the Senior Subordinated Notes pursuant to this covenant that have an aggregate principal amount in excess of 25% of the original aggregate principal amount of the Senior Subordinated Notes, and provided further that, promptly after the Fifth Anniversary, RWI will retire the

Senior Notes of any series and the Senior Subordinated Notes that would have been retired under this covenant but for the foregoing proviso. However, Debt which is subordinate to the Senior Notes or which is owed to RWI or a Restricted Subsidiary may not be retired.

      Limitation on Restricted Subsidiary Debt. On or after the Release Date, RWI will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Debt (other than Debt to the extent that the Senior Notes of such series are secured equally and ratably with (or prior to) such Debt), unless (1) the obligations of RWI under the Senior Notes of such series are guaranteed (which guarantee may be on an unsecured basis) by such Restricted Subsidiary such that the claim of the Holders of the Senior Notes of such series under such guarantee ranks prior to or pari passu with such Debt or (2) after giving effect to the incurrence of such Debt and the application of the proceeds therefrom, the sum of (without duplication) (x) the aggregate principal amount of Debt (other than Exempted Secured Debt) of all Restricted Subsidiaries, (y) the then outstanding principal amount of Secured Debt of RWI (not on a Consolidated basis) and (z) Attributable Debt relating to the then outstanding Sale and Leaseback Transactions, would not exceed 15% of Consolidated Net Tangible Assets; provided, however, that this restriction will not apply to, and there will be excluded from, any calculation hereunder, (A) Debt owing by a Restricted Subsidiary to RWI or to another Restricted Subsidiary and (B) Debt secured by Liens that would otherwise be permitted under clauses (a), (j) and (k) of the “Limitation on Liens” covenants for the Senior Notes of such series; and provided, further, that this restriction will not prohibit the incurrence of Debt in connection with any extension, renewal or replacement (including successive extensions, renewals or replacements), in whole or in part, of any Debt of the Restricted Subsidiaries (provided that the principal amount of such Debt immediately prior to such extension, renewal or replacement is not increased).

Mergers, Amalgamations and Sales of Assets by RWI

      RWI may not amalgamate or consolidate with or merge with or into any other Person or convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person by liquidation, winding-up or otherwise (in one transaction or a series of related transactions) unless: (a) either (1) RWI shall be the continuing corporation or (2) the Person (if other than RWI) formed by such amalgamation or consolidation or into which RWI is merged or the Person which acquires by conveyance, transfer, lease or other disposition the properties and assets of RWI substantially as an entirety (i) shall be a corporation, partnership or trust organized and validly existing under (A) the laws of the United States or any State thereof or the District of Columbia or (B) the federal laws of Canada or the laws of any Province thereof, and (ii) with respect to each Indenture shall expressly assume, by a supplemental indenture, all of the obligations under the applicable Senior Notes, such Indenture and, prior to the Release Date, the applicable Collateral Documents of RWI; and (b) immediately after giving effect to such transaction (and treating any Debt which becomes an obligation of RWI or a Subsidiary in connection with or as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default shall have occurred and be continuing.

      In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which RWI is not the continuing corporation, the successor Person formed or remaining will succeed to, and be substituted for, and may exercise every right and power of, RWI under the applicable Indenture, and thereafter RWI will, except in the case of a lease, be discharged from all obligations and covenants under the applicable Indenture and the Senior Notes.

      If, as a result of any such transaction, any of RWI’s properties or assets or any properties or assets of any Subsidiary of RWI becomes subject to a Lien, then, unless such Lien could be created pursuant to each of the Indentures’ provisions described under the “Limitation on Liens” covenant above, without equally and ratably securing the Senior Notes, RWI, simultaneously with or prior to such transaction, will cause the Senior Notes to be secured equally and ratably with or prior to the Debt secured by such Lien.

Events of Default

      An Event of Default with respect to each series of Senior Notes means:

(a) a default in payment of principal of (or premium, if any, on) any Senior Notes of such series when due; or

(b) a default in payment of any interest or any Additional Amounts on any Senior Notes of such series for 30 days after the date when due; or

(c) a default in the performance, or breach, of any covenant or warranty of RWI or of any Restricted Subsidiary in the applicable Indenture or, prior to the Release Date, any applicable Collateral Document for a period of 60 days after written notice of such failure shall have been given to RWI by the Trustee or to RWI and the Trustee by the Holders of 25% in aggregate principal amount of the outstanding Senior Notes of the applicable series; or

(d) (i)(A) there shall have occurred one or more defaults of RWI or any Restricted Subsidiary in the payment of the principal of or premium on any Debt aggregating $25.0 million or more, when the same becomes due and payable at the stated maturity thereof, and such default or defaults shall continue after any applicable grace period and have not been cured or waived or (B) there shall occur and be continuing any acceleration of the maturity of any Debt aggregating $25.0 million or more and (ii) in any case referred to in the foregoing clause (A) or clause (B), the Debt that is the subject of such non-payment has not been discharged, or such non-payment or acceleration has not been rescinded or annulled, within 10 days of such non-payment or acceleration; or

(e) any judgments or orders aggregating $25.0 million or more rendered against RWI or any Restricted Subsidiary remain unsatisfied and unstayed for 60 consecutive days; or

(f) certain events of bankruptcy, insolvency or reorganization affecting RWI or any Restricted Subsidiary shall occur; or

(g) prior to the Release Date, any Collateral Document in relation to any series of Senior Notes shall, at any time, cease to be in full force and effect for any reason (other than the termination thereof pursuant to the applicable Indenture or the satisfaction in full of all obligations under the applicable Indenture and discharge of each of the applicable Indenture) or shall be declared invalid or unenforceable; or if RWI or any Restricted Subsidiary shall assert, in any pleading filed in a court of competent jurisdiction, that any such Collateral Document is invalid or unenforceable; or

(h) prior to the Release Date, the Deed Trustee shall commence proceedings or take any action or shall have been directed by one or more holders of Deed of Trust Bonds to commence proceedings or take any action, to realize upon the Lien Hereof (as defined in the Deed of Trust); or

(i) a Change in Control Triggering Event shall occur; or

(j) prior to the Release Date, the whole or substantially the whole of the Specifically Mortgaged Property or of the Mortgaged Property (as such terms are defined in the Deed of Trust) shall be taken by exercise of certain powers referred to in the Deed of Trust or shall be sold or otherwise disposed of in anticipation thereof.

      On or after the Release Date, if (i) the ratings assigned to a series of Senior Notes by at least two of the three Rating Agencies are Investment Grade Ratings and (ii) other than under a bank credit facility, there is no Debt of RWI outstanding with events of default comparable to the Events of Default specified in (d) and (e) above, RWI may amend the applicable Indenture governing such series of Senior Notes without the consent of the Holders to eliminate the Events of Default specified under clauses (d) and (e) above.

      If an Event of Default (other than an Event of Default specified in clause (f) or (i) above) shall occur and be continuing under an Indenture, or an Event of Default specified in clause (i) above shall occur and be continuing under an Indenture and RWI (or a third party) shall fail to make a Change in

Control Offer or to purchase the Senior Notes properly tendered in response to the Change in Control Offer at the times and in the manner specified in such Indenture, the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Senior Notes of the applicable series may declare the principal of all the Senior Notes of such series due and payable. If an Event of Default specified in clause (f) above occurs and is continuing under an Indenture, then the principal of all the Senior Notes of the affected series shall become due and payable without any declaration or other act on the part of the Trustee or any Holder. After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Senior Notes of the applicable series by written notice to RWI and the Trustee, may rescind and annul such declaration and its consequences if (a) RWI has paid or deposited, or caused to be paid or deposited, with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture governing such series of Senior Notes and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Senior Notes of such series, (iii) the principal of (and premium, if any, on) any Senior Notes of such series that have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Senior Notes and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Senior Notes of such series and (b) all Events of Default, other than the non-payment of principal of, premium, if any, or interest on, the Senior Notes of such series which have become due solely by such declaration of acceleration, have been cured or waived.

      Each of the Indentures contains a provision entitling the Trustee, subject to the duty of the Trustee during the existence of an Event of Default to act and use the same degree of care and skill in its exercise of its powers as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs, to be indemnified by the Holders of Senior Notes of the applicable series before proceeding to exercise any right or power under such Indenture at the request of such Holders. Each of the Indentures provides that the Holders of a majority in aggregate principal amount of outstanding Senior Notes of the applicable series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee.

      RWI will be required to furnish to the Trustee annually a statement as to any default by RWI in the performance and observance of its obligations under each of the Indentures.

Defeasance and Covenant Defeasance of the Indentures

      RWI may, at its option, and at any time, elect to have the obligations of RWI discharged with respect to all outstanding Senior Notes of any series (“defeasance”). Such defeasance means that RWI shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Senior Notes of such series and to have satisfied its other obligations under the applicable Indenture, except for (i) the rights of Holders of outstanding Senior Notes of such series to receive payments in respect of the principal of (and premium, if any) and interest on the Senior Notes when such payments are due, (ii) RWI’s obligations under such Indenture with respect to the Senior Notes relating to the issuance of temporary Senior Notes, the registration, transfer and exchange of the Senior Notes, the replacement of mutilated, destroyed, lost or stolen Senior Notes, the payment of any Additional Amounts, the maintenance of an office or agency in The City of New York, the holding of money for security payments in trust and statements as to compliance with such Indenture, (iii) its obligations under such Indenture in connection with the rights, powers, trusts, duties and immunities of the Trustee, (iv) the defeasance provisions of such Indenture and (v) RWI’s right of redemption in the event of Additional Amounts becoming payable under certain circumstances. In addition, RWI may, at its option and at any time, elect to be released from its obligations with respect to certain of its covenants under each of the Indentures (including those described under the subsections entitled “— Certain Covenants as Senior Secured Notes” and “— Certain Covenants as Senior Unsecured Notes”) (“covenant defeasance”) and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to series of Senior Notes under such Indenture. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under the subsection entitled “— Events of Default” will no longer constitute Events of Default with respect to the Senior Notes of such series.

      In order to exercise either defeasance or covenant defeasance, (i) RWI must irrevocably deposit with the Trustee, in trust, (a) for the benefit of the Holders of US$ Notes of the applicable series, cash in U.S. dollars, certain U.S. government obligations or a combination thereof or (b) for the benefit of Holders of Cdn$ Notes, cash in Canadian dollars, in each case in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of (and premium, if any, on) and interest on the outstanding Senior Notes of such series on the Stated Maturity (or Redemption Date, if applicable) of such principal (and premium, if any) or installment of interest; (ii) in the case of defeasance, RWI shall have delivered to the Trustee an Opinion of Counsel in the United States stating that (x) RWI has received from, or there has been published by, the Internal Revenue Service a ruling or (y) since November 19, 2004, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Senior Notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (iii) in the case of covenant defeasance, RWI shall have delivered to the Trustee an Opinion of Counsel in the United States to the effect that the Holders of the outstanding Senior Notes of such series will not recognize income, gains or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (iv) in the case of defeasance or covenant defeasance, RWI shall have delivered to the Trustee an Opinion of Counsel in Canada to the effect that Holders of the Senior Notes of such series will not recognize income, gain or loss for Canadian federal or provincial income tax or other tax (including withholding tax) purposes as a result of such defeasance or covenant defeasance, as applicable, and will be subject to Canadian federal or provincial income tax and other tax (including withholding tax) on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance, as applicable, had not occurred (which condition may not be waived by any Holder or the Trustee); and (v) RWI must comply with certain other conditions.

Additional Amounts

      All payments made by RWI under or with respect to the Senior Notes will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having power to tax (hereinafter “Taxes”), unless RWI is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If RWI is so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Senior Notes, RWI will pay as interest such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each Holder of such Senior Notes (including Additional Amounts) after such withholding or deduction will not be less than the amount such Holder would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to a payment made to a Holder of Senior Notes (an “Excluded Holder”) (i) with which RWI does not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment, (ii) which is subject to such Taxes by reason of its being connected with Canada or any province or territory thereof otherwise than by the acquisition or mere holding of Senior Notes or the receipt of payments thereunder or the enforcement of rights with respect to the Collateral Documents, (iii) if the Senior Notes are presented for payment more than 15 days after the date on which such payment or such Senior Notes became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the Holder would have been entitled to such Additional Amounts had the Senior Notes been presented on the last day of such 15-day period) or (iv) to the extent that such withholding is imposed on a payment to a Holder who is an individual pursuant to European Union

Directive 2003/48/EC on the taxation of savings or any law implementing or complying with, or introduced in order to conform to, such Directive. RWI will also (a) make such withholding or deduction and (b) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. Upon the written request of a Holder of Senior Notes, RWI will furnish, as soon as reasonably practicable, to such Holder of Senior Notes certified copies of tax receipts evidencing such payment by RWI. RWI will indemnify and hold harmless each Holder of Senior Notes (other than to the extent the Holder is an Excluded Holder) and, upon written request of any Holder of Senior Notes (other than to the extent the Holder is an Excluded Holder), reimburse such Holder for the amount of (i) any such Taxes so levied or imposed and paid by such Holder as a result of any failure of RWI to withhold, deduct or remit to the relevant tax authority, on a timely basis, the full amounts required under applicable law; and (ii) any such Taxes so levied or imposed with respect to any reimbursement under the foregoing clause (i), so that the net amount received by such Holder after such reimbursement would not be less than the net amount such Holder would have received if such taxes on such reimbursement had not been imposed.

      At least 30 days prior to each date on which any payment under or with respect to the Senior Notes is due and payable, if RWI will be obligated to pay Additional Amounts with respect to such payment, RWI will deliver to the Trustee an Officer’s Certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to Holders of Senior Notes on the payment date. Whenever in each of the Indentures there is mentioned, in any context, the payment of principal (and premium, if any), Redemption Price, Change in Control Purchase Price, interest or any other amount payable under or with respect to any Senior Notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

      For a discussion of the exemption from Canadian withholding taxes that should be applicable to payments under or with respect to the Senior Notes, see the section entitled “Income Tax Consequences — Canadian Federal Income Tax Consequences”.

      In the event that RWI has become or would become obligated to pay, on the next date on which any amount would be payable under or with respect to the Senior Notes of any series, any Additional Amounts as a result of certain changes affecting Canadian withholding tax laws, RWI may redeem all, but not less than all, the Senior Notes of such series at any time at 100% of the principal amount, together with accrued interest thereon to the redemption date. See the subsection entitled “— Redemption Upon Changes in Withholding Taxes”.

Modification and Waiver

      Modifications and amendments of each of the Indentures and each Pledge Agreement may be entered into by RWI and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of outstanding Senior Notes of the applicable series; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Senior Note of such series affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any such Senior Notes, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which any such Senior Notes or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date); (ii) reduce the amount of, or change the coin or currency of, or impair the right to institute suit for the enforcement of, the Change in Control Purchase Price; (iii) reduce the percentage in principal amount of outstanding Senior Notes of such series the consent of whose Holders is necessary to amend or waive compliance with certain provisions of the applicable Indenture or to waive certain defaults; (iv) modify any of the provisions relating to supplemental indentures requiring the consent of Holders of outstanding Senior Notes of such series or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Senior Notes of such series the consent of whose Holders is required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each Senior Note of such series affected thereby, or (v) permit the creation of any Lien (other than the Lien of the Pledge Agreement) on the applicable Trust Bond or terminate the Lien of the Pledge Agreement as to any part thereof.

      The Holders of a majority in aggregate principal amount of the outstanding Senior Notes of any series may waive compliance with certain restrictive covenants and provisions of the Indenture governing such series of Senior Notes.

      Modifications and amendments of the Collateral Documents in relation to any series of Senior Notes, other than a Pledge Agreement, may be approved by RWI, the Restricted Subsidiaries and the Trustee with the consent of Holders of not less than a majority in aggregate principal amount of outstanding Senior Notes of such series; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Senior Note of such series (i) modify certain provisions of the Deed of Trust (including provisions relating to the ranking of the Deed of Trust Bonds, requirements for actions of holders of Deed of Trust Bonds and the rights of holders of Deed of Trust Bonds following an event of default under the Deed of Trust); or (ii) except as permitted by each of the Indentures and by the Deed of Trust, permit the creation of any Lien ranking prior to or on a parity with the Lien securing the applicable Trust Bond or any guarantee thereof or terminate such Lien as to any part of the Deed of Trust Collateral.

      RWI and the Trustee may enter into supplemental indentures to issue additional Senior Notes under each of the Indentures, as permitted by each of the Indentures, without the consent of the Holders of Senior Notes. RWI and the Trustee may enter into a supplemental indenture to eliminate certain Events of Default without the consent of the Holders of the Senior Notes as specified under “— Events of Default”.

      Notwithstanding the foregoing, RWI, the Restricted Subsidiaries and the Trustee, without the consent of any Holder, may modify and amend each of the Indentures and the applicable Collateral Documents relating to the Senior Notes to terminate the Lien of any Pledge Agreement and any other Lien on the Deed of Trust Collateral if all of the conditions listed in the second paragraph under the subsection entitled “— Security” have been satisfied.

Denomination, Form, Book-Entry Procedures and Transfer

      The Senior Notes will be issued only in fully registered form without coupons, in denominations of US$1,000 or any integral multiple thereof in the case of the US$ Notes, and denominations of Cdn $1,000 or any integral multiple thereof in the case of the Cdn$ Notes. No service charge will be made for any registration of transfer or exchange or redemption of Senior Notes, except for certain taxes or other governmental charges that may be imposed in connection with any registration of transfer or exchange.

      The US$ Notes. The Old US$ Notes were offered and sold to qualified institutional buyers in reliance on Rule 144A (“Rule 144A US$ Notes”). Old US$ Notes also were offered and sold in offshore transactions in reliance on Regulation S (“Regulation S US$ Notes”).

      Rule 144A US$ Notes initially are represented by one or more notes in registered, global form (collectively, the “US$ Restricted Global Senior Notes”). The US$ Restricted Global Senior Notes were deposited on issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Rule 144A US$ Notes (including beneficial interests in the US$ Restricted Global Senior Notes) are subject to certain restrictions on transfer set forth therein and in each of the Indentures and bear a restrictive legend.

      The Regulation S US$ Notes, if any, initially are represented by one or more notes in global form (collectively, the “US$ Regulation S Global Senior Notes”). The US$ Regulation S Global Senior Notes were registered in the name of a nominee of DTC and deposited with the Trustee as custodian for DTC for credit to Euroclear, and Clearstream, Luxembourg, for credit to the respective beneficial owners thereof in accordance with the rules thereof.

      Each US$ Restricted Global Senior Note and US$ Regulation S Global Senior Note (collectively, the “US$ Global Senior Notes”) is held by DTC on behalf of its account holders. Except as set forth below, the US$ Global Senior Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the US$ Global Senior Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See the subsection entitled “— Exchange of Book-Entry US$ Notes for Certificated US$ Notes”. Beneficial interests in the US$ Restricted Global Senior Notes may not be exchanged for beneficial interests in the US$ Regulation S Global Senior Notes or vice versa except in accordance with the transfer and certification requirements described below under the subsection entitled “— Exchanges between US$ Regulation S Global Senior Notes and US$ Restricted Global Senior Notes”.

      The Cdn$ Notes. The Old Cdn$ Notes were offered and sold to qualified institutional buyers in reliance on Rule 144A (“Rule 144A Cdn$ Notes”). The Old Cdn$ Notes also were offered and sold in offshore transactions in reliance on Regulation S (“Regulation S Cdn$ Notes”).

      Rule 144A Cdn$ Notes are represented by one or more notes in registered, global form (collectively, the “Cdn$ Restricted Global Senior Notes”). The Cdn$ Restricted Global Senior Notes were deposited with a common depositary (the “Common Depositary”) for Euroclear and Clearstream, Luxembourg and registered in the name of the Common Depositary or its nominee, for credit to the respective beneficial owners thereof in accordance with the rules thereof. Rule 144A Cdn$ Notes (including beneficial interests in the Cdn$ Restricted Global Senior Notes) are subject to certain restrictions on transfer set forth therein and in the Indenture governing such notes and bear a restrictive legend.

      The Regulation S Cdn$ Notes, if any, are represented by one or more notes in global form (collectively, the “Cdn$ Regulation S Global Senior Notes”). The Cdn$ Regulation S Global Senior Notes were deposited with the Common Depositary for Euroclear and Clearstream, Luxembourg and registered in the name of the Common Depositary or its nominee, for credit to the respective beneficial owners thereof in accordance with the rules thereof.

      Each Cdn$ Restricted Global Senior Note and Cdn$ Regulation S Global Senior Note (collectively, the “Cdn$ Global Senior Notes”) is held by Euroclear and Clearstream, Luxembourg on behalf of its account holders. Except as set forth below, the Cdn$ Global Senior Notes may be transferred, in whole and not in part, only to another nominee of Euroclear or Clearstream, Luxembourg or to a successor of Euroclear or Clearstream, Luxembourg or its nominee. Beneficial interests in the Cdn$ Global Senior Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See the subsection entitled “— Exchange of Book-Entry Cdn$ Notes for Certificated Cdn$ Notes”. Beneficial interests in the Cdn$ Restricted Global Senior Notes may not be exchanged for beneficial interests in the Cdn$ Regulation S Global Senior Notes or vice versa except in accordance with the transfer and certification requirements described below under the subsection entitled “— Exchanges between Cdn$ Regulation S Global Senior Notes and Cdn$ Restricted Global Senior Notes”.

Depositary Procedures for US$ Notes

      DTC has advised RWI that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including Citigroup Global Markets Inc.), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

      DTC has also advised RWI that, pursuant to procedures established by it, (i) upon deposit of the US$ Global Senior Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with the respective principal amount of the individual beneficial interests represented by such US$ Global Senior Notes and (ii) ownership of such interests in the US$ Global Senior Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the US$ Global Senior Notes).

      Investors in the US$ Restricted Global Senior Notes may hold their interests therein directly through DTC if they are Participants in such system, or indirectly through organizations (including Euroclear and Clearstream, Luxembourg) that are Participants in such system. Investors in the US$ Regulation S Global Senior Notes may hold their interests therein through Euroclear or Clearstream, Luxembourg, if they are participants in such systems, or indirectly through organizations that are participants in such systems, or through organizations other than Euroclear and Clearstream, Luxembourg that are Participants in the DTC system. Euroclear and Clearstream, Luxembourg will hold interests in the US$ Regulation S Global Senior Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream, Luxembourg. The depositories, in turn, will hold such interests in the US$ Regulation S Global Senior Notes in customers’ securities accounts in the depositories’ names on the books of DTC. All interests in a US$ Global Senior Note, including those held through Euroclear or Clearstream, Luxembourg, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream, Luxembourg may also be subject to the procedures and requirements of such system. The laws of some states require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a US$ Global Senior Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a US$ Global Senior Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the US$ Notes, see the subsections entitled “— Exchange of Book-Entry US$ Notes for Certificated US$ Notes” and “— Exchanges between US$ Regulation S Global Senior Notes and US$ Restricted Global Senior Notes.”

      Except as described below, owners of interests in the US$ Global Senior Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under each of the Indentures for any purpose.

      Payments in respect of US$ Global Senior Notes registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under each of the Indentures. Under the terms of each of the Indentures governing the US$ Notes, the Trustee will treat the persons in whose names the US$ Notes, including the US$ Global Senior Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Trustee nor any agent thereof has or will have any responsibility or liability for (i) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the US$ Global Senior Notes, or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the US$ Global Senior Notes or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised RWI that its current practice, upon receipt of any payment in respect of securities such as the US$ Notes, is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of the US$ Notes will be governed by standing instructions and customary practices and will be the responsibility of the

Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or RWI. Neither RWI nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Senior Notes, and RWI and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

      Except for trades involving only Euroclear and Clearstream, Luxembourg participants, interests in the US$ Global Senior Notes will trade in DTC’s Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants.

      Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream, Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

      Subject to compliance with the transfer restrictions applicable to the US$ Notes described herein, crossmarket transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream, Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counter party in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary or take action to effect final settlement on its behalf by delivering or receiving interests in the relevant US$ Global Senior Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream, Luxembourg participants may not deliver instructions directly to the depositories for Euroclear or Clearstream, Luxembourg.

      Because of the time zone differences, the securities account of a Euroclear or Clearstream, Luxembourg participant purchasing an interest in a US$ Global Senior Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream, Luxembourg participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream, Luxembourg) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interest in a US$ Global Senior Note by or through a Euroclear or Clearstream, Luxembourg participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following DTC’s settlement date.

      DTC has advised RWI that it will take any action permitted to be taken by a holder of US$ Notes only at the direction of one or more Participants to whose account with DTC interests in the US$ Global Senior Notes are credited and only in respect to such portion of the principal amount of the US$ Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the applicable Indenture, DTC reserves the right to exchange the US$ Global Senior Notes for legended US$ Notes in certificated form and to distribute such US$ Notes to its Participants.

      The information in this section concerning DTC, Euroclear and Clearstream, Luxembourg and their book-entry systems has been obtained from sources that RWI believes to be reliable, but RWI takes no responsibility for the accuracy thereof.

      Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures to facilitate transfers of interest in the US$ Regulation S Global Senior Notes and in the US$ Restricted Global Senior Notes among participants in DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither RWI nor the Trustee will have any responsibility for the performance by

DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchanges Between US$ Regulation S Global Senior Notes and US$ Restricted Global Senior Notes

      Beneficial interests in the US$ Restricted Global Senior Notes may be transferred to a person who takes delivery in the form of an interest in the US$ Regulation S Global Senior Notes, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 under the Securities Act (if available).

      Until and including the 40th day after November 30, 2004 (such period, the “Restricted Period”), beneficial interests in the US$ Regulation S Global Senior Note may be held only through Euroclear or Clearstream, Luxembourg, unless delivery is made through the US$ Restricted Global Senior Note in accordance with the certification requirements described below.

      Prior to the expiration of the Restricted Period, a beneficial interest in the US$ Regulation S Global Senior Note may be transferred to a person who takes delivery in the form of an interest in the US$ Restricted Global Senior Note only upon receipt by the Trustee of a written certification from the transferor (in the form provided in the Indenture) to the effect that such transfer is being made to a person who the transferor reasonably believes is purchasing for its own account or accounts as to which it exercises sole investment discretion and that such person and each such account is a Qualified Institutional Buyer, in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction. After the expiration of the Restricted Period, such certification requirement will no longer apply to such transfers. Any beneficial interest in the US$ Regulation S Global Senior Note that is transferred to a person who takes delivery in the form of an interest in the US$ Restricted Global Senior Note will, upon transfer, cease to be an interest in the US$ Regulation S Global Senior Note and will become an interest in the US$ Restricted Global Senior Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in the US$ Restricted Global Senior Note for as long as it retains such an interest.

      A beneficial interest in a US$ Regulation S Senior Note may be transferred to a person who takes delivery in the form of a US$ Restricted Global Senior Note without any certification.

      Transfers involving an exchange of a beneficial interest in US$ Regulation S Global Senior Notes for a beneficial interest in the US$ Restricted Global Senior Notes or vice versa, will be effected in DTC by means of an instruction originated by the Trustee through the DTC Deposit/ Withdraw at Custodian (“DWAC”) system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the US$ Regulation S Global Senior Notes and a corresponding increase in the principal amount of the US$ Restricted Global Senior Notes or vice versa, as applicable.

      Any beneficial interest in one of the US$ Global Senior Notes that is transferred to a person who takes delivery in the form of an interest in the other US$ Global Senior Notes will, upon transfer, cease to be an interest in such US$ Global Senior Note and will become an interest in the other US$ Global Senior Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in such other US$ Global Senior Note for so long as it remains such an interest.

Exchange of Book-Entry US$ Notes for Certificated US$ Notes

      A beneficial interest in a US$ Global Senior Note may not be exchanged for a security in certificated form unless (i) DTC (x) notifies RWI that it is unwilling or unable to continue as Depositary for such US$ Global Senior Notes or (y) has ceased to be clearing agency registered under the Exchange Act, and in either case RWI thereupon fails to appoint a successor Depositary, (ii) RWI, at its option, notifies the

Trustee in writing that it elects to cause the issuance of the US$ Notes in certificated form or (iii) there shall have occurred and be continuing an Event of Default with respect to the US$ Notes. In all cases, certificated US$ Notes delivered in exchange for any US$ Global Senior Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures), provided, however, that DTC has advised RWI that, under its current practices, it would notify its Participants of a request from RWI to cause the issuance of the US$ Notes in certificated form, but will only withdraw beneficial interests from the US$ Global Senior Note at the request of each Participant. Any certificated US$ Notes issued in exchange for an interest in a US$ Global Senior Note will bear the legend restricting transfers that is borne by such US$ Global Senior Note. Any such exchange will be effected through the DWAC System and an appropriate adjustment will be made in the records of the applicable security registrar to reflect a decrease in the principal amount of the relevant US$ Global Senior Note.

     Depositary Procedures for Cdn$ Notes

      Euroclear and Clearstream, Luxembourg have advised RWI that each holds securities for its account holders and facilitates the clearance and settlement of securities transactions by electronic book-entry transfer between its respective account holders, thereby eliminating the need for physical movements of certificates and any risk from lack of simultaneous transfers of securities.

      Euroclear and Clearstream, Luxembourg each provide various services including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream, Luxembourg each also deal with domestic securities markets in several countries through established depository and custodial relationships. The respective systems of Euroclear and Clearstream, Luxembourg have established an electronic bridge between their two systems across which their respective account holders may settle trades with each other.

      Account holders in both Euroclear and Clearstream, Luxembourg are world-wide financial institutions including underwriters, securities brokers and dealers, trust companies and clearing corporations (collectively, the “Euroclear and Clearstream Participants”). Indirect access of both Euroclear and Clearstream, Luxembourg is available to other institutions (collectively, the “Euroclear and Clearstream Indirect Participants”) that clear through or maintain a custodial relationship with an account holder of either system.

      An account holder’s overall contractual relations with either Euroclear or Clearstream, Luxembourg are governed by the respective rules and operating procedures of Euroclear or Clearstream, Luxembourg and any applicable laws. Both Euroclear and Clearstream, Luxembourg act under such rules and operating procedures only on behalf of their respective account holders, and have no record of or relationship with persons holding through their respective account holders.

      Upon the issuance of the Cdn$ Global Senior Notes, the Common Depositary will credit, on its internal system, the respective principal amount to the beneficial interests represented by such global note to the accounts of Euroclear and Clearstream, Luxembourg. Euroclear and Clearstream, Luxembourg will credit, on their internal systems, the respective principal amounts of the individual beneficial interests in such global notes to the accounts of Euroclear and Clearstream Participants. Ownership of beneficial interests in the Cdn$ Global Senior Notes will be limited to Euroclear and Clearstream Participants or Euroclear and Clearstream Indirect Participants. Ownership of beneficial interests in Cdn$ Global Senior Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by Euroclear or Clearstream, Luxembourg, or their nominees (with respect to interests of Euroclear and Clearstream Participants) and the records of Euroclear and Clearstream Participants (with respect to interests of persons other than Euroclear and Clearstream Participants).

      Investors in the Cdn$ Global Senior Notes may hold their interests therein directly through Euroclear or Clearstream, Luxembourg, if they are Euroclear and Clearstream Participants, or indirectly through organizations that are Euroclear and Clearstream Participants. Euroclear and Clearstream, Luxembourg, will hold interests in the Cdn$ Global Senior Notes on behalf of Euroclear and Clearstream Participants through customers’ securities accounts in their respective names on the books of the Common Depositary. The laws of some jurisdictions, including certain states of the United States, require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a Cdn$ Global Senior Note to such persons will be limited to that extent. Because Euroclear and Clearstream, Luxembourg can act only on behalf of Euroclear and Clearstream Participants, which in turn act on behalf of Euroclear and Clearstream Indirect Participants and certain banks, the ability of a person having beneficial interests in a Cdn$ Global Senior Note to pledge such interests to persons or entities that do not participate in the Euroclear or Clearstream system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the Cdn$ Notes, see the subsection entitled “— Exchange of Book-Entry Cdn$ Notes for Certificated Cdn$ Notes” and “— Exchanges between Cdn$ Regulation S Global Senior Notes and Cdn$ Restricted Global Senior Notes”.

      Except as described below, owners of interests in the Cdn$ Global Senior Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the applicable Indenture for any purpose.

      Payments in respect of such Cdn$ Global Senior Notes registered in the name of the Common Depositary or its nominee will be payable to the Common Depositary or its nominee in its capacity as the registered holder under the applicable Indenture. Under the terms of the Indenture governing the Cdn$ Notes, the Trustee and the Paying Agent will treat the persons in whose names the Cdn$ Notes, including the Cdn$ Global Senior Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of the Trustee, the Paying Agent, or any agent thereof has or will have any responsibility or liability for (i) any aspect of the records of Euroclear or Clearstream, Luxembourg or any Euroclear and Clearstream Participant’s or Euroclear and Clearstream Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Cdn$ Global Senior Notes, or for maintaining, supervising or reviewing any of Euroclear or Clearstream, Luxembourg’s records or any Euroclear and Clearstream Participant’s or Euroclear and Clearstream Indirect Participant’s records relating to the beneficial ownership interests in the Cdn$ Global Senior Notes or (ii) any other matter relating to the actions and practices of Euroclear or Clearstream, Luxembourg or any of its Euroclear and Clearstream Participants or Euroclear and Clearstream Indirect Participants. The Common Depositary has advised RWI that its current practice, upon receipt of any payment in respect of securities such as the Cdn$ Global Senior Notes, is to credit the accounts of Euroclear and Clearstream, Luxembourg, who then credit the accounts of the relevant Euroclear and Clearstream Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of the Common Depositary unless the Common Depositary has reason to believe it will not receive payment on such payment date. Payments by the Euroclear and Clearstream Participants and the Euroclear and Clearstream Indirect Participants to the beneficial owners of the Cdn$ Notes will be governed by standing instructions and customary practices and will be the responsibility of the Euroclear and Clearstream Participants or the Euroclear and Clearstream Indirect Participants and will not be the responsibility of the Common Depositary, the Trustee, the Paying Agent or RWI. None of RWI, the Paying Agent, or the Trustee will be liable for any delay by the Common Depositary or any of the Euroclear and Clearstream Participants in identifying the beneficial owners of the Cdn$ Notes, and RWI, the Trustee, and the Paying Agent may conclusively rely on and will be protected in relying on instructions from the Common Depositary or its nominee for all purposes.

      Transfers between Euroclear and Clearstream Participants will be effected in accordance with Euroclear and Clearstream, Luxembourg’s rules, and will be settled in immediately available funds.

      Euroclear and Clearstream, Luxembourg have advised RWI that they will take any action permitted to be taken by a holder of Cdn$ Notes only at the direction of one or more Euroclear and Clearstream Participants to whose account with Euroclear or Clearstream, Luxembourg interests in the Cdn$ Global Senior Notes are credited and only in respect to such portion of the principal amount of the Cdn$ Notes as to which such Euroclear and Clearstream Participant or Euroclear and Clearstream Participants has or

have given such direction. However, if there is an Event of Default under the applicable Indenture, Euroclear and Clearstream, Luxembourg reserve the right to exchange the Cdn$ Global Senior Notes for legended Cdn$ Notes in certificated form and to distribute such Cdn$ Notes to its Euroclear and Clearstream Participants.

      The information in this section concerning Euroclear and Clearstream, Luxembourg and their book-entry systems has been obtained from sources that RWI believes to be reliable, but RWI takes no responsibility for the accuracy thereof.

      Although Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures to facilitate transfers of interest in the Cdn$ Regulation S Global Senior Notes and in the Cdn$ Restricted Global Senior Notes among Euroclear and Clearstream Participants, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of RWI, the Trustee, or the Paying Agent will have any responsibility for the performance by the Common Depositary, Euroclear or Clearstream, Luxembourg or their respective Euroclear and Clearstream Participants or Euroclear Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchanges between Cdn$ Regulation S Global Senior Notes and Cdn$ Restricted Global Senior Notes

      Beneficial interests in the Cdn$ Restricted Global Senior Notes may be transferred to a person who takes delivery in the form of an interest in the Cdn$ Regulation S Global Senior Notes, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the applicable Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 under the Securities Act (if available).

      Until and including the 40th day after November 30, 2004 (such period, the “Restricted Period”), a beneficial interest in the Cdn$ Regulation S Global Senior Note may be transferred to a person who takes delivery in the form of an interest in the Cdn$ Restricted Global Senior Note only upon receipt by the Trustee of a written certification from the transferor (in the form provided in the Indenture) to the effect that such transfer is being made to a person who the transferor reasonably believes is purchasing for its own account or accounts as to which it exercises sole investment discretion and that such person and each such account is a Qualified Institutional Buyer, in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction. After the expiration of the Restricted Period, such certification requirement will no longer apply to such transfers. Any beneficial interest in the Cdn$ Regulation S Global Senior Note that is transferred to a person who takes delivery in the form of an interest in the Cdn$ Restricted Global Senior Note will, upon transfer, cease to be an interest in the Cdn$ Regulation S Global Senior Note and will become an interest in the Cdn$ Restricted Global Senior Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in the Cdn$ Restricted Global Senior Note for as long as it retains such an interest.

      A beneficial interest in Cdn$ Regulation S Global Senior Note may be transferred to a person who takes delivery in the form of a Cdn$ Restricted Global Senior Note without any certification.

      Any beneficial interest in one of the Cdn$ Global Senior Notes that is transferred to a person who takes delivery in the form of an interest in the other Cdn$ Global Senior Notes will, upon transfer, cease to be an interest in such Cdn$ Global Senior Note and will become an interest in the other Cdn$ Global Senior Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in such other Cdn$ Global Senior Note for so long as it remains such an interest.

Exchange of Book-Entry Cdn$ Notes for Certificated Cdn$ Notes

      A beneficial interest in a Cdn$ Global Senior Note may not be exchanged for a security in certificated form unless (i) Euroclear or Clearstream, Luxembourg notifies RWI that it is unwilling or unable to continue as clearing agency for such Cdn$ Global Senior Notes or (ii) the Common Depositary notifies RWI that it is unwilling or unable to continue as Common Depositary and a successor Common Depositary is not appointed or (iii) there shall have occurred and be continuing an Event of Default with respect to the Cdn$ Notes. In all cases, certificated Cdn$ Notes delivered in exchange for any Cdn$ Global Senior Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Common Depositary, Euroclear or Clearstream, Luxembourg (in accordance with their customary procedures). Any certificated Cdn$ Notes issued in exchange for an interest in a Cdn$ Global Senior Note will bear the legend restricting transfers that is borne by such Cdn$ Global Senior Note.

Concerning the Trustee

      JPMorgan Chase Bank, N.A. is the Trustee under each of the Indentures. JPMorgan Chase Bank, N.A. also acts as trustee under several other indentures of RWI.

Governing Law

      Each of the Indentures is and the Senior Notes will be governed by and construed in accordance with the laws of the State of New York. Each Pledge Agreement is governed by the laws of the Province of Ontario, Canada, and the federal laws of Canada applicable therein.

Enforceability of Judgments

      Since substantially all of the assets of RWI are outside the United States, any judgment obtained in the United States against RWI, including judgments with respect to the payment of principal or Redemption Price, Change in Control Purchase Price on the Senior Notes, may not be collectible within the United States.

      RWI has been informed by its Canadian counsel, Torys LLP, that the laws of the Provinces of Québec, Ontario, Alberta and British Columbia permit an action to be brought in a court of competent jurisdiction in the Provinces of Québec, Ontario, Alberta and British Columbia (a “Canadian Court”) on any final and conclusive judgment in personam of any federal or state court located in the Borough of Manhattan in The City of New York (“New York Court”) that is not impeachable as void or voidable under the internal laws of the State of New York for a sum certain if (i) the court rendering such judgment had jurisdiction over the judgment debtor, as recognized by a Canadian Court (and submission by RWI in each of the Indentures to the jurisdiction of the New York Court will be sufficient for the purpose); (ii) such judgment was not obtained by fraud or in a manner contrary to natural justice or in contravention of the fundamental principles of procedure and the decision and the enforcement thereof would not be inconsistent with public policy or public order, as such terms are understood under the laws of the Provinces of Ontario, Alberta or British Columbia, as the case may be (or as such terms are understood in international relations in the case of the Province of Québec); (iii) the enforcement of such judgment does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory or penal laws; (iv) the action to enforce such judgment is commenced within the applicable limitation period under the laws of such relevant province; (v) in the Provinces of British Columbia and Alberta, such judgment, if a default judgment, does not contain any manifest error on the face of the default judgment; (vi) in Québec, a dispute between the same parties, based on the same facts and having the same object, has not given rise to a decision rendered in the Province of Québec, whether it has acquired the authority of a final judgment or not, or is not pending before a Québec authority, in first instance, or has not been decided in a third country and the decision has met the necessary conditions for recognition in the Province of Québec; and (vii) in the Province of Québec, the decision has not been rendered by default unless the plaintiff proves that the act of procedure initiating the proceedings was duly served on the defaulting party in accordance with the law of the place where the decision was rendered. In the opinion of such counsel, a Canadian Court would not avoid enforcement of judgments of a New York Court respecting each of the Indentures or the Senior Notes on the basis of public policy or order, as that term is understood in international relations and under the laws of the Provinces of Québec, Ontario, Alberta and British Columbia and federal laws of Canada applicable therein.

      Where a foreign decision orders a debtor to pay a sum of money expressed in foreign currency, a Québec authority converts the sum into Canadian currency at the rate of exchange prevailing on the day the decision became enforceable at the place where it was rendered. The determination of interest payable under a foreign decision is governed by the law of the authority that rendered the decision until its conversion.

Consent to Jurisdiction and Service

      Each of the Indentures provides that RWI will appoint CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York 10011, as its agent for service of process in any suit, action or proceeding with respect to such Indenture or the Senior Notes issued thereunder and for actions brought under federal or state securities laws brought in any federal or state court located in the Borough of Manhattan in The City of New York and submits to such jurisdiction.

Ratings

      The Senior Notes have been assigned a rating of BB by S&P, a rating of BB+ by Fitch IBCA and a rating of Ba3 by Moody’s. Credit ratings are intended to provide investors with an independent measure of credit quality of an issue of securities. Ratings for debt instruments range from AAA, in the case of S&P and Fitch IBCA, or Aaa in the case of Moody’s, which represent the highest quality of securities rated, to D, in the case of S&P, C, in the case of Moody’s and Substantial Risk in the case of Fitch IBCA, which represent the lowest quality of securities rated.

      The credit ratings accorded to the Senior Notes by the Rating Agencies are not recommendations to purchase, hold or sell the Senior Notes inasmuch as such ratings do not comment as to market price or suitability for a particular investor. There is no assurance that any rating will remain in effect for any given period of time or that any rating will not be revised or withdrawn entirely by a Rating Agency in the future if in its judgment circumstances so warrant.

DESCRIPTION OF NEW SENIOR SUBORDINATED NOTES

      The Old Senior Subordinated Notes were issued and the New Senior Subordinated Notes will be issued under the indenture dated as of November 30, 2004 (the “Senior Subordinated Indenture”) between RWI and JPMorgan Chase Bank, N.A. (the “Subordinated Trustee”). The terms of the New Senior Subordinated Notes will be identical in all material respects to the terms of the Old Senior Subordinated Notes, except that the New Senior Subordinated Notes will be registered under the Securities Act and will be issued free from any covenant requiring registration, including terms providing for an increase in the interest rate on the Old Senior Subordinated Notes upon a failure to file or have declared effective an exchange offer registration statement or to consummate the exchange offer by certain dates. Upon the effectiveness of the Registration Statement, of which this prospectus forms a part, with respect to the New Senior Subordinated Notes, the Senior Subordinated Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The following summary of material terms of the Senior Subordinated Indenture does not purport to be complete, and where reference is made to particular provisions of the Senior Subordinated Indenture, such provisions, including the definitions of certain terms, are incorporated by reference as a part of such summaries or terms, which are qualified in their entirety by such reference. The definitions of capitalized terms used in the following summary are set forth below under the subsection entitled “— Certain Definitions”. Capitalized terms that are used in this section but not otherwise defined in this section have the meanings assigned to them in the Senior Subordinated Indenture and such definitions are incorporated by reference. Section references herein are to sections of the Senior Subordinated Indenture. As used in this Description of New Senior Subordinated Notes, “RWI” means Rogers Wireless Inc. and its successors under the Senior Subordinated Indenture, but not any of its subsidiaries. “Senior Subordinated Notes” means, collectively, the Old and New Senior Subordinated Notes.

General

      The Senior Subordinated Notes will mature on December 15, 2012, and will be unsecured senior subordinated obligations of RWI as described below. Each Senior Subordinated Note will bear interest at the rate set forth on the cover page hereof from November 30, 2004 or from the most recent interest payment date to which interest has been paid, payable semiannually on June 15 and December 15 of each year, commencing on June 15, 2005, to the person in whose name the Senior Subordinated Notes (or any predecessor Senior Subordinated Notes) are registered at the close of business on the June 1 or December 1 next preceding such interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

      RWI may from time to time without notice to, or the consent of, the Holders of the Senior Subordinated Notes, create and issue additional Senior Subordinated Notes under the Subordinated Indenture, equal in rank to the Senior Subordinated Notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the new Senior Subordinated Notes or except for the first payment of interest following the issue date of the new Senior Subordinated Notes) so that the additional Senior Subordinated Notes may be consolidated and form a single series with the Senior Subordinated Notes and have the same terms as to status, redemption or otherwise as the Senior Subordinated Notes. In the event that additional Senior Subordinated Notes are issued, RWI will prepare a new offering memorandum or prospectus.

      Principal of and interest on the Senior Subordinated Notes will be payable, and such Senior Subordinated Notes will be exchangeable and transferable, at the office or agency of RWI in The City of New York (which initially will be the Institutional Trust Services office of the Subordinated Trustee, JPMorgan Chase Bank, N.A., 4 New York Plaza, 15th Floor, New York, New York 10004); provided, however, that payment of interest may be made at the option of RWI by check mailed to the person entitled thereto as shown on the Security Register; provided further that all payments of the principal (and premium, if any) and interest on the Senior Subordinated Notes, the Holders of which have given wire transfer instructions to RWI or its agent at least 10 business days prior to the applicable payment date and hold at least US$1,000,000 in principal amount of Senior Subordinated Notes, will be required to be made by wire transfer of immediately available funds to the accounts specified by such holders in such instructions. Any such wire transfer instructions received by RWI or its agent shall remain in effect until revoked by such holder. Notwithstanding the foregoing, the final payment of principal shall be payable only upon surrender of the Senior Subordinated Notes to the Paying Agent. The Senior Subordinated Notes will be issued only in fully registered form without coupons, in denominations of US$1,000 or any integral multiple thereof. No service charge will be made for any registration of transfer or exchange or redemption of Senior Subordinated Notes, except for certain taxes or other governmental charges that may be imposed in connection with any registration of transfer or exchange.

      The Senior Subordinated Notes are not entitled to the benefit of any sinking fund.

      In the event that (a) the Exchange Offer Registration Statement has not been declared effective within 210 days after the date of the original issue of the Old Senior Subordinated Notes or (b) the Exchange Offer is not consummated or a Shelf Registration Statement is not declared effective within 240 days following the date of the original issue of the Old Senior Subordinated Notes, the rate per annum at which the Old Senior Subordinated Notes bear interest will be increased temporarily. See the section entitled “Exchange Offer; Registration Rights”.

      The Old Senior Subordinated Notes and the New Senior Subordinated Notes are treated as a single class of securities for all purposes under the Senior Subordinated Indenture.

Optional Redemption

      At any time prior to December 15, 2008, the Senior Subordinated Notes will be redeemable, in whole or in part, at the option of RWI at a redemption price equal to the greater of:

1) 100% of the principal amount of the Senior Subordinated Notes, and

2) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Subordinated Notes (not including any portion of the payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 50 basis points, plus, in each case, accrued interest thereon to the date of redemption.

      “Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

      “Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Senior Subordinated Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt of comparable maturity to the remaining term of the Senior Subordinated Notes.

      “Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations for the redemption date.

      “Quotation Agent” means Citigroup Global Markets Inc. or such other Reference Treasury Dealer appointed by RWI.

      “Reference Treasury Dealer” means (1) Citigroup Global Markets Inc. or its successors; provided, however, that if it shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), RWI shall substitute for it another Primary Treasury Dealer; and (2) any other Primary Treasury Dealer selected by RWI.

      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Reference Treasury Dealer, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount)

quoted by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding the redemption date.

      On or after December 15, 2008, the Senior Subordinated Notes will be redeemable, in whole or in part, at the option of RWI at any time at the redemption prices set forth below, plus accrued interest thereon to the date of redemption. The following prices are for Senior Subordinated Notes redeemed during the 12-month period commencing on December 15 of the years set forth below, and are expressed as percentages of principal amount.

Year	Redemption Price

2008	104.000%
2009	102.000%
2010 and thereafter	100.000%

      Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of the Senior Subordinated Notes to be redeemed.

      Unless RWI defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Senior Subordinated Notes or portions of the Senior Subordinated Notes called for redemption.

      In the case of a partial redemption of Senior Subordinated Notes, selection of Senior Subordinated Notes for redemption will be made pro rata. If any Senior Subordinated Note is redeemed in part, the notice of redemption relating to such Senior Subordinated Note shall state the portion of the principal amount thereof to be redeemed; provided that no Senior Subordinated Note in an aggregate principal amount of US$1,000 or less shall be redeemed in part. A replacement Senior Subordinated Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Senior Subordinated Note.

Redemption upon Changes in Withholding Taxes

      The Senior Subordinated Notes will also be subject to redemption as a whole, but not in part, at the option of RWI at any time, on not less than 30 nor more than 60 days’ prior written notice, at 100% of the principal amount, together with accrued interest thereon to the redemption date, in the event RWI has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Senior Subordinated Notes, any Additional Amounts with respect to Senior Subordinated Notes as a result of a change in the laws (including any regulations promulgated thereunder) of Canada (or any political subdivision or taxing authority thereof or therein), or any change in any official position regarding the application or interpretation of such laws or regulations, which change is announced or becomes effective on or after November 19, 2004. See the subsection entitled “— Additional Amounts”.

Subordination

      The indebtedness represented by the Senior Subordinated Notes and the payment of the principal of (and premium, if any) and interest on the Senior Subordinated Notes and all other amounts payable with respect thereto (collectively, the “Subordinated Obligations”) are subordinated and postponed in right of payment to the prior payment in full of all Senior Indebtedness of RWI. In addition, the Subordinated Obligations will be structurally subordinated to all indebtedness and other liability of RWI’s Subsidiaries.

      In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, arrangement, reorganization or other similar case or proceeding in connection therewith, relative to RWI or to its creditors, as such, or to its assets, whether voluntary or involuntary, or any liquidation, dissolution or other winding-up of RWI, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or any general assignment for the benefit of creditors or other marshalling of assets or liabilities of RWI (except in connection with the consolidation, amalgamation or merger of RWI or its liquidation or dissolution following the conveyance, transfer or lease of its properties and assets substantially as an entirety, upon the terms and conditions described under “— Mergers, Amalgamations and Sales of Assets by RWI”), the holders of Senior Indebtedness of RWI will be entitled to receive payment in full of all amounts due on or in respect of all Senior Indebtedness of RWI before the Holders of the Senior Subordinated Notes are entitled to receive or retain any payment or distribution of any kind or character (other than a payment or distribution in the form of Permitted Junior Securities or from the trust described under the caption “— Defeasance and Covenant Defeasance of the Senior Subordinated Indenture”) on account of the Subordinated Obligations. In the event that, notwithstanding the foregoing, the Subordinated Trustee or any Holder of Senior Subordinated Notes receives any payment or distribution of assets of RWI of any kind or character, whether in cash, property or securities, including, without limitation, by way of set-off or enforcement of any guarantee or otherwise, in respect of the Subordinated Obligations before all Senior Indebtedness of RWI is paid in full, then such payment or distribution (other than a payment or distribution in the form of Permitted Junior Securities or from the trust described under the caption “— Defeasance and Covenant Defeasance of the Senior Subordinated Indenture”) will be held by the recipient in trust for the benefit of the holders of Senior Indebtedness of RWI, and will be immediately paid over or delivered to the holders of Senior Indebtedness of RWI or their representative or representatives to the extent necessary to make payment in full of all Senior Indebtedness of RWI remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Indebtedness of RWI. By reason of such subordination, in the event of liquidation or insolvency, creditors of RWI who are holders of Senior Indebtedness may recover more, ratably, than other creditors of RWI, and creditors of RWI who are not holders of Senior Indebtedness or of the Senior Subordinated Notes may recover more, ratably, than the Holders of the Senior Subordinated Notes.

      No payment or distribution of any assets of RWI of any kind or character (other than a payment or distribution in the form of Permitted Junior Securities or from the trust described under the caption “— Defeasance and Covenant Defeasance of the Senior Subordinated Indenture”) may be made by RWI, including, without limitation, by way of set-off or enforcement of any guarantee or otherwise, on account of the Subordinated Obligations, or on account of the purchase, redemption or other acquisition of Senior Subordinated Notes, upon the occurrence of a Payment Default on Designated Senior Indebtedness and receipt by the Subordinated Trustee of written notice thereof, until such Payment Default is cured, waived or ceases to exist or such Designated Senior Indebtedness is paid in full, after which RWI shall resume making any and all required payments in respect of the Senior Subordinated Notes, including any missed payments.

      Upon the occurrence of a Non-Payment Event of Default on Designated Senior Indebtedness, no payment or distribution of any assets of RWI of any kind or character (other than a payment or distribution in the form of Permitted Junior Securities or from the trust described under the caption “— Defeasance and Covenant Defeasance of the Senior Subordinated Indenture”) may be made by RWI, including without limitation, by way of set-off or enforcement of any guarantee or otherwise, on account of the Subordinated Obligations, or on account of the purchase or redemption or other acquisition of Senior Subordinated Notes, for a period (a “Payment Blockage Period”) commencing on the date of receipt by the Subordinated Trustee of written notice from the Agent (or other representative of Designated Senior Indebtedness) of such Non-Payment Event of Default unless and until (subject to any blockage of payment that may then be in effect under the preceding paragraph) (x) more than 179 days shall have elapsed since receipt of such written notice by such Subordinated Trustee, (y) such Non-Payment Event of Default shall have been cured or waived in writing or shall have ceased to exist or such Designated Senior Indebtedness shall have been paid in full or (z) such Payment Blockage Period shall have been terminated by written notice to RWI or the Subordinated Trustee from the Agent (or such other representative), after which, in the case of clause (x), (y) or (z), RWI shall resume making any and all required payments in respect of the Senior Subordinated Notes, including any missed payments. Notwithstanding any other provisions of the Senior Subordinated Indenture, in no event shall a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Subordinated Trustee of the notice referred to above (the “Initial Blockage Period”). Any number of additional Payment Blockage Periods may be commenced during the Initial Blockage Period; provided, however, that no such additional

Payment Blockage Period shall extend beyond the Initial Blockage Period. After the expiration of the Initial Blockage Period, no Payment Blockage Period may be commenced until at least 186 consecutive days have elapsed from the last day of the Initial Blockage Period. Notwithstanding any other provision of the Senior Subordinated Indenture, no event of default with respect to Designated Senior Indebtedness which existed or was continuing on the date of the commencement of any Payment Blockage Period initiated by the Agent (or such other representative) shall be, or be made, the basis for the commencement of a second Payment Blockage Period initiated by the Agent (or such other representative), whether or not within the Initial Blockage Period, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

      “Bankruptcy Law” means the Bankruptcy and Insolvency Act (Canada) or any other Canadian federal or provincial law or the law of any other jurisdiction relating to bankruptcy, insolvency, winding up, liquidation, reorganization or relief of debtors.

      “Designated Senior Indebtedness” means all Senior Indebtedness under the Bank Credit Agreement.

      “Non-Payment Event of Default” means any event (other than a Payment Default) the occurrence of which entitles one or more Persons to accelerate the maturity of any Designated Senior Indebtedness.

      “Payment Default” means any default, whether or not any requirement for the giving of notice, the lapse of time or both, or any other condition to such default becoming an event of default has occurred, in the payment of principal of (or premium, if any) or interest on or any other amount payable in connection with Designated Senior Indebtedness.

      “Permitted Junior Securities” means equity securities or subordinated securities of RWI or any successor obligor with respect to the Senior Indebtedness of RWI provided for by a plan of arrangement or reorganization or a proposal under any Bankruptcy Law that, in the case of any such subordinated securities, are subordinate in right of payment to all Senior Indebtedness of RWI (or such successor obligor) that may at the time be outstanding to substantially the same extent as, or to a greater extent than, the Senior Subordinated Notes are so subordinated.

      At any time when the provisions described in the foregoing paragraphs are applicable, RWI may not permit any Affiliate to make any payment or distribution of assets for or on behalf of RWI to the Subordinated Trustee or to any Holder that RWI or any obligor or guarantor with respect to the Subordinated Obligations would be prohibited from making under any of such provisions (or the equivalent provisions with respect to such obligor or guarantor), without the prior written consent of the Banks holding in the aggregate at least 66 2/3% of the commitments under the Bank Credit Agreement.

      For purposes of the subordination provisions of the Senior Subordinated Indenture, “payment in full” means either (i) the actual payment in full of an obligation or indebtedness in cash or cash equivalents in the currency in which the obligation or indebtedness is denominated or, subject to any provision in the instrument governing such obligation or indebtedness relating to conversion of amounts received in a judgment currency other than the payment currency, the equivalent in Canadian dollars or (ii) the provision for such payment; provided that such provision shall be satisfactory to each of the Banks and shall be the same for all holders of Senior Indebtedness. “Cash equivalents” means money, certified cheque, demand deposit accounts held by the Deed Trustee or other instruments or investments of equivalent liquidity and safety acceptable to the holders of the Designated Senior Indebtedness.

      The Senior Subordinated Indenture provides that the Subordinated Obligations will be unsecured by any lien, and, should any such lien arise, whether by operation of law or otherwise, the benefit thereof will be held in trust for the holders of Senior Indebtedness of RWI.

      As at September 30, 2004, as adjusted to give effect to the Microcell acquisition, the issuance of the Old Notes and the application of the net proceeds from the issuance of the Old Notes as described under “Use of Proceeds”, the amount of Senior Indebtedness of RWI would have been $4,689.8 million.

Certain Definitions

      Set forth below is a summary of certain of the defined terms used in the Senior Subordinated Indenture. Reference is made to the Senior Subordinated Indenture for the full definition of all such terms.

      “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

      “Agent” means the agent bank under the Bank Credit Agreement and any future agent under the Bank Credit Agreement.

      “Banks” means the lenders from time to time who are parties to the Bank Credit Agreement.

      “Bank Credit Agreement” means the Amended and Restated Credit Agreement dated as of March 15, 1997, as amended by a first amendment agreement dated as of April 12, 2001 and as further amended by a second amendment agreement dated as of October 8, 2004, in each case between RWI and the Banks as in effect on the date of the Senior Subordinated Indenture and as such agreement may be further amended, restated, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time, and includes any agreement (i) extending the maturity of all or any portion of the Debt thereunder, (ii) adding additional borrowers or guarantors thereunder, (iii) modifying the amount, terms and conditions, covenants and other provisions thereof and (iv) any agreement (and related document) governing Debt incurred to refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such agreement or successor credit agreement, whether by the same or any other lender.

      “bank credit facility” means any credit agreement or working capital facility among RWI and/or its Subsidiaries and one or more lenders, as such credit agreement or working capital facility may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified (including with other lenders) from time to time, regardless of whether any other credit agreement or working capital facility or any portion thereof was outstanding or in effect at the time of such amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplement or modification.

      “Capital Lease Obligation” means, with respect to any Person, an obligation incurred or assumed in the ordinary course of business under or in connection with any capital lease of real or personal property, which, in accordance with GAAP, has been recorded as a capitalized lease.

      “Capital Stock” means, with respect to any Person, any and all shares, interests, participations or equivalents (however designated) of such Person’s capital stock whether now outstanding or issued after the date of the Senior Subordinated Indenture, including, without limitation, all common stock and preferred stock.

      “Debt” means, with respect to any Person, without duplication and (except as provided in clause (ii) below) without regard to any interest component thereof (whether actual or imputed) that is not due and payable:

(i) money borrowed (including, without limitation, by way of overdraft) or indebtedness represented by notes payable and drafts accepted representing extensions of credit;

(ii) the face amount of any drafts of a corporation in Canadian dollars and accepted by a Canadian lender for discount in Canada;

(iii) all obligations (whether or not with respect to the borrowing of money) which are evidenced by bonds, debentures, notes or similar instruments or not so evidenced but which would be considered to be indebtedness for borrowed money in accordance with GAAP;

(iv) all liabilities upon which interest charges are customarily paid by such Person;

(v) shares of Disqualified Stock not held by RWI or a wholly-owned Subsidiary;

(vi) Capital Lease Obligations, Purchase Money Obligations and Supplier Obligations, determined in each case in accordance with GAAP; and

(vii) any guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business) in any manner of any part or all of an obligation included in clauses (i) through (vi) above;

provided that “Debt” shall not include trade payables and accrued liabilities which are current liabilities incurred in the ordinary course of business.

      “Deed of Trust” means the Amended and Restated Deed of Trust and Mortgage dated as of March 15, 1997, between RWI and the Deed Trustee, as amended by the First Supplemental Deed of Trust and Mortgage dated March 19, 1997, as in effect on the date the Senior Subordinated Notes are issued and as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

      “Deed Trustee” means National Trust Company, a trust company subsisting under the laws of the Province of Ontario, Canada, and its successors and assigns, as trustee under the Deed of Trust.

      “Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

      “Disqualified Stock” means any Capital Stock of RWI which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the Senior Subordinated Notes for cash or securities constituting Debt; provided that shares of Preferred Stock of RWI that are issued with the benefit of provisions requiring a change in control offer to be made for such shares in the event of a change in control of RWI, which provisions have substantially the same effect as the relevant provisions of the Senior Subordinated Indenture described under “Change in Control”, shall not be deemed to be “Disqualified Stock” solely by virtue of such provisions. For purposes of this definition, the term “Debt” includes Intercompany Subordinated Debt.

      “Existing Secured Securities” means securities evidencing indebtedness under RWI’s 10 1/2% Senior Secured Notes due 2006, 9 5/8% Senior Secured Notes due 2011, 6 3/8% Senior (Secured) Notes due 2014 and 9 3/4% Senior Secured Debentures due 2016.

      “Fitch IBCA” means Fitch IBCA or any successor to such rating agency business thereof.

      “GAAP” means generally accepted accounting principles, in effect in Canada, as applied from time to time by RWI in the preparation of its consolidated financial statements.

      “Intercompany Deeply Subordinated Debt” means all indebtedness of RWI for money borrowed from Rogers Entities under which payments by RWI with respect thereto are subordinated to the Senior Subordinated Notes in the manner and to the extent set forth in Exhibit A to the Subordinated Indenture and in respect of which the agreement or instrument evidencing such indebtedness contains or incorporates by reference the provisions of Exhibit A to the Subordinated Indenture for the benefit of the Subordinated Trustee and the Holders of the Senior Subordinated Notes.

      “Intercompany Subordinated Debt” means all indebtedness of RWI for money borrowed from Rogers Entities and under which payments by RWI with respect thereto are subordinated to the Senior Subordinated Notes in the manner and to the extent set forth in Exhibit B to the Subordinated Indenture and in respect of which the agreement or instrument evidencing such indebtedness contains or incorporates by reference the provisions of Exhibit B to the Subordinated Indenture for the benefit of the Subordinated Trustee and the Holders of the Senior Subordinated Notes.

      “Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by S&P, Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by Fitch IBCA.

      “Lien” means any mortgage, charge, pledge, lien, privilege, security interest, hypothecation and transfer, lease of real property or other encumbrance upon or with respect to any property of any kind, real or personal, moveable or immovable, now owned or hereafter acquired.

      “Moody’s” means Moody’s Investors Service, Inc. or any successor to such rating agency business thereof.

      “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

      “Rating Agencies” means S&P, Fitch IBCA and Moody’s, and each of such Rating Agencies is referred to individually as a “Rating Agency”.

      “Rating Date” means the date which is 90 days prior to the earlier of (i) a Change in Control and (ii) public notice of the occurrence of a Change in Control or of the intention of RWI to effect a Change in Control.

      “Rating Decline” means the occurrence of the following on, or within 90 days after, the date of public notice of the occurrence of a Change in Control or of the intention by RWI to effect a Change in Control (which period may be extended so long as the rating of the Senior Subordinated Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies): (a) in the event the Senior Subordinated Notes are assigned an Investment Grade Rating by at least two of the three Rating Agencies on the Rating Date, the rating of the Senior Subordinated Notes by at least two of the three Rating Agencies shall be below an Investment Grade Rating; or (b) in the event the Senior Subordinated Notes are rated below an Investment Grade Rating by at least two of the three Rating Agencies on the Rating Date, the rating of the Senior Subordinated Notes by at least two of the three Rating Agencies shall be decreased by one or more gradations (including gradations within rating categories as well as between rating categories).

      “RCI” means Rogers Communications Inc., a corporation organized under the laws of the Province of British Columbia, and its successors and assigns. RCI, as of the date hereof, is the indirect parent of RWI.

      “Registration Rights Agreement” means the agreement among RWI and the Initial Purchasers in respect of the Old Senior Subordinated Notes dated November 30, 2004, as described under “Exchange Offer; Registration Rights”.

      “Restricted Subsidiary” means any Subsidiary of RWI that, at the time of determination, has been designated as a “Restricted Subsidiary” under any of the agreements or indentures governing Senior Indebtedness, provided that if at the time of determination there is no Senior Indebtedness outstanding, “Restricted Subsidiary” shall mean a Significant Subsidiary, as such term is defined under Regulation S-X.

      “Rogers Entities” means RCI and its Affiliates.

      “S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., or any successor to such rating agency business thereof.

      “Senior Indebtedness” means, with respect to RWI, any liability or obligation secured by the Trust Bonds or by liens ranking prior to the liens securing Trust Bonds (such as a lien given to secure a Supplier Obligation as contemplated by the Deed of Trust) and, without duplication, the principal of (and premium, if any) and interest on and other amounts due on or in connection with any Debt of RWI whether outstanding on the date of the Senior Subordinated Indenture or thereafter created, incurred or assumed. Without limiting the generality of the foregoing, “Senior Indebtedness” shall include the principal of and premium, if any, and interest on all obligations of every nature of RWI from time to time owed to the Bank or the Agent under the Bank Credit Agreement or to the holders of or the trustees with respect to the Existing Secured Securities and Senior Notes.

      Notwithstanding the foregoing, “Senior Indebtedness” shall not include (A) Debt evidenced by the Senior Subordinated Notes, (B) Debt of RWI that is expressly subordinated in right of payment to any Senior Indebtedness of RWI or the Senior Subordinated Notes, (C) Debt of RWI that by operation of law is subordinated to any general unsecured obligations of RWI, (D) Debt of RWI, to the extent incurred in violation of the covenant described under “— Limitation on Other Senior Subordinated Debt”, (E) Intercompany Subordinated Debt or Intercompany Deeply Subordinated Debt or Debt of RWI to any Subsidiary, (F) any liability for Canadian federal, provincial or local taxes or U.S. federal, state or local taxes or other taxes, owed or owing by RWI and (G) trade payables owed or owing by RWI.

      “Senior Notes” means the US$550,000,000 Floating Rate Senior (Secured) Notes due 2010, Cdn$460,000,000 7.625% Senior (Secured) Notes due 2011, US$470,000,000 7.25% Senior (Secured) Notes due 2012 and US$550,000,000 7.50% Senior (Secured) Notes due 2015.

      “Subsidiary” means any firm, corporation or other legal entity in which RWI, RWI and one or more Subsidiaries or one or more Subsidiaries owns, directly or indirectly, a majority of the Voting Shares or has, directly or indirectly, the right to elect a majority of the board of directors, if it is a corporation, or the right to make or control its management decisions, if it is some other Person.

      “Supplier Obligations” means any obligation of RWI incurred or assumed in the ordinary course of business and in favor of a supplier or other Person for the deferred purchase price of goods supplied to RWI or any other Subsidiary in respect of which goods the Deed Trustee has postponed its prior security interest in favor of such supplier or other Person and in respect of which RWI shall have delivered a notice to the Deed Trustee which notice sets forth (i) the name of such supplier or other Person, (ii) a brief description of the supply agreement governing such Supplier Obligations and (iii) the amount of the Supplier Obligations that may be incurred or assumed under such agreement.

      “Trust Bonds” means any bonds issued by RWI under the Deed of Trust.

      “Voting Shares” means any Capital Stock having voting power under ordinary circumstances to vote in the election of a majority of the directors of a corporation (irrespective of whether at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

Change in Control

      Under the Senior Subordinated Indenture, a Change in Control Triggering Event is deemed to occur upon both a Change in Control and a Rating Decline with respect to the Senior Subordinated Notes.

      A “Change in Control” means (i) any transaction (including an amalgamation, merger or consolidation or the sale of Capital Stock of RWI) the result of which is that any Person or Group (as defined in Rule 13d-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than Members of the Rogers Family or RCI or a Person or Group controlled by one or more of the Members of the Rogers Family or RCI, acquires, directly or indirectly, more than 50% of the total voting power of all classes of Voting Shares of RWI or (ii) any transaction (including an amalgamation, merger or consolidation or the sale of Capital Stock of RWI) the result of which is that any Person or Group (as defined in Rule 13d-5 of the Exchange Act), other than (A) Members of the Rogers Family or RCI or a Person or Group controlled by Members of the Rogers Family or RCI or (B) for so long as the only primary beneficiaries of a Qualifying Trust established under the last will and testament of Edward S. Rogers are one or more Individuals or Additional Spouses, any Person designated by the trustees of such Qualifying Trust to exercise voting rights attaching to the shares held by such trustees, has elected to the Board of Directors of RWI such number of its or their nominees so that such nominees so elected shall constitute a majority of the number of the directors comprising the board of directors of RWI; provided that to the extent that one or more regulatory approvals are required for any of the transactions or circumstances described in clauses (i) or (ii) above to become effective under applicable law, such transactions or circumstances shall be deemed to have occurred at the time such approvals have been obtained and become effective under applicable law.

      The occurrence of any Change in Control Triggering Event will constitute an Event of Default under the Senior Subordinated Indenture. Under the Senior Subordinated Indenture, such Event of Default may be cured if (i) within 20 business days after the occurrence of such Change in Control Triggering Event, RWI notifies the Subordinated Trustee in writing of such event and an offer is made to all Holders of the Senior Subordinated Notes governed thereby to purchase all outstanding Senior Subordinated Notes properly tendered (a “Change in Control Offer”) at a purchase price (the “Change in Control Purchase Price”) equal to 101% of the principal amount thereof plus any accrued and unpaid interest to the Change in Control Purchase Date (as defined below) and (ii) on the date that is 40 business days after the occurrence of such Change in Control Triggering Event (the “Change in Control Purchase Date”) all Senior Subordinated Notes properly tendered into the Change in Control Offer are purchased.

      In order to effect such Change in Control Offer, RWI shall, within 20 business days after the occurrence of the Change in Control Triggering Event, notify the Subordinated Trustee, who shall mail to each Holder of Senior Subordinated Notes a copy of the Change in Control Offer, which shall state, among other things, the procedures that Holders of Senior Subordinated Notes must follow to accept the Change in Control Offer. In the event of a Change in Control Offer, RWI will comply with all applicable tender offer rules including Rule 14e-1 under the Exchange Act, to the extent applicable.

      The Event of Default arising upon a Change in Control Triggering Event will also be cured if a third party makes the Change in Control Offer in the manner and at the times and otherwise in compliance with the requirements applicable to a Change in Control Offer to be made by RWI, including the obligations of RWI described under “— Additional Amounts”, and purchases all outstanding Senior Subordinated Notes properly tendered under such Change in Control Offer. The failure of RWI (or the third party, in the case of a Change in Control Offer made by a third party) to make or consummate the Change in Control Offer or pay the Change in Control Purchase Price on the Change in Control Purchase Date will give the Subordinated Trustee and the Holders of Senior Subordinated Notes the rights described under “— Events of Default”.

      An Event of Default for the Senior Subordinated Notes arising from a Change in Control Triggering Event may only be waived with the consent of the Holders of all outstanding Senior Subordinated Notes.

      “Member of the Rogers Family” means Edward S. Rogers who was born on May 27, 1933, such individual being referred to as “Edward S. Rogers”, his spouse, his widow, his issue (including adoptees adopted prior to their age of majority and their issue), any half-sister of Edward S. Rogers, the issue of any such half-sister and any trust in which any one or more of the foregoing individuals (“Individuals”) or the spouse of the issue (whether surviving or not) of Edward S. Rogers or his half-sister (“Additional Spouses”) have a beneficial interest (a “Qualifying Trust”) but, in the case of a Qualifying Trust, the voting rights of securities of RWI controlled, directly or indirectly, by the Qualifying Trust shall be included in the computation of the voting rights held by Members of the Rogers Family only to the extent that it is reasonable to regard such securities as being held, directly or indirectly, for the benefit of Individuals and Additional Spouses.

      RWI’s amended bank credit facility and the agreements governing the Existing Secured Securities and Senior Notes contain provisions regarding changes in control. See “Description of Other Indebtedness” and “Description of New Senior Notes”. In the event of a change in control, the total debt under the amended bank credit facility, the Existing Secured Securities and the Senior Notes could become due and payable. At September 30, 2004, as adjusted to give effect to the Microcell acquisition, the issuance of the Old Notes and the application of the net proceeds from the issuance of the Old Notes as described under the section entitled “Use of Proceeds”, there would have been $298.3 million outstanding under the amended bank credit facility and $4,367.3 million of Old Senior Notes and Existing Secured Securities outstanding. RWI may not have sufficient funds to repay all such debt. In such circumstances, the subordination provisions in the Senior Subordinated Indenture would likely restrict payments to Holders of Senior Subordinated Notes. If this occurs, additional debt or equity financing may be necessary. However, this financing may not be obtainable, or if obtainable, the terms of this financing may not be attractive to RWI.

      The terms of the Senior Subordinated Notes or the covenants in the Senior Subordinated Indenture do not otherwise afford holders of the Senior Subordinated Notes protection in the event of a highly leveraged transaction or other similar transaction involving RWI or any of its Restricted Subsidiaries, or any other transaction resulting in a decline in the ratings on or credit quality of the Senior Subordinated Notes that may adversely affect holders of the Senior Subordinated Notes.

Certain Covenants

      Limitation on Liens. RWI will not create, affirm, incur, or suffer to exist any Lien of any kind securing Debt upon any of its property or assets now owned or hereafter acquired unless and for so long as RWI secures the Senior Subordinated Notes equally and ratably with (or, in the case of Debt that is subordinated to the Senior Subordinated Notes, prior to) such secured Debt, other than:

(i) Liens on the properties and assets of RWI securing Senior Indebtedness;

(ii) Liens on property or assets of a Person existing at the time such person is merged with or into or consolidated with RWI, provided that such Liens were not incurred in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with RWI and the Subsidiaries of such Person; and

(iii) Liens on property or assets existing at the time of the acquisition thereof by RWI, provided that such Liens were not incurred in contemplation of such acquisition and do not extend to any property or assets other than the property so acquired by RWI.

      Limitation on Other Senior Subordinated Debt. RWI will not create, incur, assume, guarantee or in any other manner become liable with respect to any Debt (other than the Senior Subordinated Notes) that is subordinate in right of payment to any Senior Indebtedness of RWI unless such Debt is also pari passu with, or subordinate in right of payment to, the Senior Subordinated Notes. For the purposes of such covenant, Debt will be deemed to be pari passu with the Senior Subordinated Notes if it is subordinate to Senior Indebtedness of RWI pursuant to subordination provisions substantially similar to those described under “Subordination”. Nothing in this “Limitation on Other Senior Subordinated Debt” covenant shall prohibit RWI from creating, incurring, assuming or in any other manner becoming liable with respect to any Senior Indebtedness secured by a lien which ranks junior to any other lien securing any other Senior Indebtedness.

      Provision of Financial Information. (a) RWI shall supply without cost to each Holder of the Senior Subordinated Notes, and file with the Subordinated Trustee within 30 days after RWI is required to file the same with the Commission, copies of the annual reports and quarterly reports and of the information, documents and other reports which RWI may be required to file with the Commission pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act.

      (b) If RWI is not required to file with the Commission such reports and other information, RWI shall furnish without cost to each Holder of the Senior Subordinated Notes and file with the Subordinated Trustee (i) within 110 days after the end of each fiscal year, audited year-end financial statements prepared in accordance with GAAP and substantially in the form prescribed by applicable Canadian regulatory authorities for Canadian public reporting companies (whether or not RWI is a public reporting company at the time), (ii) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, unaudited quarterly financial statements prepared in accordance with GAAP and substantially in the form prescribed by applicable Canadian regulatory authorities for Canadian public reporting companies (whether or not RWI is a public reporting company at the time). RWI shall also make such reports available to prospective purchasers of the Senior Subordinated Notes, securities analysts and broker-dealers upon their request.

Mergers, Amalgamations and Sales of Assets by RWI

      RWI may not amalgamate or consolidate with or merge with or into any other Person or convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person by liquidation, winding-up or otherwise (in one transaction or a series of related transactions) unless: (a) either (1) RWI shall be the continuing corporation or (2) the Person (if other than RWI) formed by such amalgamation or consolidation or into which RWI is merged or the Person which acquires by conveyance, transfer, lease or other disposition the properties and assets of RWI substantially as an entirety (i) shall be a corporation, partnership or trust organized and validly existing under (A) the laws of the United States or any State thereof or the District of Columbia or (B) the federal laws of Canada or the laws of any Province thereof, and (ii) shall expressly assume, by a supplemental indenture, all of the obligations under the Senior Subordinated Notes and the Senior Subordinated Indenture; and (b) immediately after giving effect to such transaction (and treating any Debt which becomes an obligation of RWI or a Subsidiary in connection with or as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default shall have occurred and be continuing.

      In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which RWI is not the continuing corporation, the successor Person formed or remaining will succeed to, and be substituted for, and may exercise every right and power of, RWI under the Senior Subordinated Indenture, and thereafter RWI will, except in the case of a lease, be discharged from all obligations and covenants under the Senior Subordinated Indenture and the Senior Subordinated Notes.

      If, as a result of any such transaction, any of RWI’s properties or assets becomes subject to a Lien, then, unless such Lien could be created pursuant to the Senior Subordinated Indenture’s provisions described under the “Limitation on Liens” covenant above, without equally and ratably securing the Senior Subordinated Notes, RWI, simultaneously with or prior to such transaction, will cause the Senior Subordinated Notes to be secured equally and ratably with or prior to the Debt secured by such Lien.

Events of Default

      An Event of Default with respect to the Senior Subordinated Notes means:

(a) a default in payment of principal of (or premium, if any, on) the Senior Subordinated Notes when due, whether or not prohibited by the subordination provisions of the Senior Subordinated Indenture; or

(b) a default in payment of any interest or any Additional Amounts on the Senior Subordinated Notes for 30 days after the date when due, whether or not prohibited by the subordination provisions of the Senior Subordinated Indenture; or

(c) a default in the performance, or breach, of any covenant or warranty of RWI in the Senior Subordinated Indenture for a period of 60 days after written notice of such failure shall have been given to RWI by the Subordinated Trustee or to RWI and the Subordinated Trustee by the Holders of 25% in aggregate principal amount of the Senior Subordinated Notes then outstanding; or

(d) (i)(A) there shall have occurred one or more defaults of RWI or any Restricted Subsidiary in the payment of the principal of or premium on any Debt aggregating $25.0 million or more, when the same becomes due and payable at the stated maturity thereof, and such default or defaults shall continue after any applicable grace period and have not been cured or waived or (B) there shall occur and be continuing any acceleration of the maturity of any Debt aggregating $25.0 million or more and (ii) in any case referred to in the foregoing clause (A) or clause (B), the Debt that is the subject of such non-payment has not been discharged, or such non-payment or acceleration has not been rescinded or annulled, within 10 days of such non-payment or acceleration; or

(e) any judgments or orders aggregating $25.0 million or more rendered against RWI or any Restricted Subsidiary remain unsatisfied and unstayed for 60 consecutive days; or

(f) certain events of bankruptcy, insolvency or reorganization affecting RWI or any Restricted Subsidiary shall occur; or

(g) a Change in Control Triggering Event shall occur.

      If an Event of Default (other than an Event of Default specified in clause (f) or (g) above) shall occur and be continuing under the Senior Subordinated Indenture or an Event of Default specified in clause (g) above shall occur and be continuing under the Senior Subordinated Indenture and RWI (or a third party) shall fail to make a Change in Control Offer or to purchase the Senior Subordinated Notes properly tendered in response to the Change in Control Offer at the times and in the manner specified in the Senior Subordinated Indenture, the Subordinated Trustee or the Holders of not less than 25% in aggregate principal amount of the Senior Subordinated Notes then outstanding may declare the principal of all the Senior Subordinated Notes due and payable (a) if there shall no longer be any Bank Credit Agreement, immediately or (b) if there shall be a Bank Credit Agreement, upon the first to occur of (1) an acceleration in full of the Designated Senior Indebtedness or (2) the fifth Business Day after receipt by RWI and the Agent of such declaration given under the Senior Subordinated Indenture, unless (in the absence of an acceleration in full of the Designated Senior Indebtedness) on or prior to such fifth Business Day RWI shall have discharged the Debt (in the case of an Event of Default under clause (d) above) or otherwise cured such Event of Default and shall have given written notice of such discharge or cure to the Subordinated Trustee. If an Event of Default specified in clause (f) above occurs and is continuing, then the principal of all the Senior Subordinated Notes shall become due and payable without any declaration or other act on the part of the Subordinated Trustee or any Holder. After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Subordinated Trustee, the Holders of a majority in aggregate principal amount of the outstanding Senior Subordinated Notes by written notice to RWI and the Subordinated Trustee, may rescind and annul such declaration and its consequences if (a) RWI has paid or deposited, or caused to be paid or deposited, with the Subordinated Trustee a sum sufficient to pay (i) all sums paid or advanced by the Subordinated Trustee under the Senior Subordinated Indenture and the reasonable compensation, expenses, disbursements and advances of the Subordinated Trustee, its agents and counsel, (ii) all overdue interest on all Senior Subordinated Notes, (iii) the principal of (and premium, if any, on) any Senior Subordinated Notes that have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Senior Subordinated Notes and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Senior Subordinated Notes and (b) all Events of Default, other than the nonpayment of principal of, premium, if any, or interest on the Senior Subordinated Notes which have become due solely by such declaration of acceleration, have been cured or waived.

      The Senior Subordinated Indenture contains a provision entitling the Subordinated Trustee, subject to the duty of the Subordinated Trustee during the existence of an Event of Default to act and use the same degree of care and skill in its exercise of its powers as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs, to be indemnified by the Holders of the Senior Subordinated Notes before proceeding to exercise any right or power under the Senior Subordinated Indenture at the request of such Holders. The Senior Subordinated Indenture provides that the Holders of a majority in aggregate principal amount of the Senior Subordinated Notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Trustee or exercising any trust or power conferred upon the Subordinated Trustee.

      RWI will be required to furnish to the Subordinated Trustee annually a statement as to any default by RWI in the performance and observance of its obligations under the Senior Subordinated Indenture.

Defeasance and Covenant Defeasance of the Senior Subordinated Indenture

      RWI may, at its option, and at any time, elect to have the obligations of RWI discharged with respect to all outstanding Senior Subordinated Notes (“defeasance”). Such defeasance means that RWI shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Senior Subordinated Notes and to have satisfied its other obligations under the Senior Subordinated Indenture, except for (i) the rights of Holders of outstanding Senior Subordinated Notes to receive payments in respect of the principal of (and premium, if any) and interest on the Senior Subordinated Notes when such payments are due, (ii) RWI’s obligations under the Senior Subordinated Indenture with respect to the Senior Subordinated Notes relating to the issuance of temporary Senior Subordinated Notes, the registration, transfer and exchange of the Senior Subordinated Notes, the replacement of mutilated, destroyed, lost or stolen Senior Subordinated Notes, the payment of any Additional Amounts, the maintenance of an office or agency in The City of New York, the holding of money for security payments in trust and statements as to compliance with the Senior Subordinated Indenture, (iii) its obligations under such Indenture in connection with the rights, powers, trusts, duties and immunities of the Subordinated Trustee, (iv) the defeasance provisions of the Senior Subordinated Indenture and (v) RWI’s right of redemption in the event of Additional Amounts becoming payable under certain circumstances. (Sections 401 and 402) In addition, RWI may, at its option and at any time, elect to be released from its obligations with respect to certain of its covenants under the Senior Subordinated Indenture (including those described under the subsections entitled “Certain Covenants” (“covenant defeasance”) and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Senior Subordinated Notes under the Senior Subordinated Indenture. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under the subsection entitled “— Events of Default” will no longer constitute Events of Default with respect to the Senior Subordinated Notes.

      In order to exercise either defeasance or covenant defeasance, (i) RWI must irrevocably deposit with the Subordinated Trustee, in trust, for the benefit of the Holders of Senior Subordinated Notes, cash in U.S. dollars, certain U.S. government obligations or a combination thereof in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of (and premium, if any, on) and interest on the outstanding Senior Subordinated Notes on the Stated Maturity (or Redemption Date, if applicable) of such principal (and premium, if any) or installment of interest; (ii) in the case of defeasance, RWI shall have delivered to the Subordinated Trustee an Opinion of Counsel in the United States stating that (x) RWI has received from, or there has been published by, the Internal Revenue Service a ruling or (y) since November 19, 2004, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Senior Subordinated Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (iii) in the case of covenant defeasance, RWI shall have delivered to the Subordinated Trustee an Opinion of Counsel in the United States to the effect that the Holders of the outstanding Senior Subordinated Notes will not recognize income, gains or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (iv) in the case of defeasance or covenant defeasance, RWI shall have delivered to the Subordinated Trustee an Opinion of Counsel in Canada to the effect that Holders of the Senior Subordinated Notes will not recognize income, gain or loss for Canadian federal or provincial income tax or other tax (including withholding tax) purposes as a result of such defeasance or covenant defeasance, as applicable, and will be subject to Canadian federal or provincial income tax and other tax (including withholding tax) on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance, as applicable, had not occurred (which condition may not be waived by any Holder or the Subordinated Trustee); and (v) RWI must comply with certain other conditions.

Additional Amounts

      All payments made by RWI under or with respect to the Senior Subordinated Notes will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having power to tax (hereinafter “Taxes”), unless RWI is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If RWI is so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Senior Subordinated Notes, RWI will pay as interest such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each Holder of such Senior Subordinated Notes (including Additional Amounts) after such withholding or deduction will not be less than the amount such Holder would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to a payment made to a Holder of Senior Subordinated Notes (an “Excluded Holder”) (i) with which RWI does not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment, (ii) which is subject to such Taxes by reason of its being connected with Canada or any province or territory thereof otherwise than by the acquisition or mere holding of Senior Subordinated Notes or the receipt of payments thereunder, (iii) if the Senior Subordinated Notes are presented for payment more than 15 days after the date on which such payment or such Senior Subordinated Notes became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the Holder would have been entitled to such Additional Amounts had the Senior Subordinated Notes been presented on the last day of such 15-day period) or (iv) to the extent that such withholding is imposed on a payment to a Holder who is an individual pursuant to European Union Directive 2003/48/EC on the taxation of savings or any law implementing or complying with, or introduced in order to conform to, such Directive. RWI will also (a) make such withholding or deduction and (b) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. Upon the written request of a Holder of Senior Subordinated Notes, RWI will furnish, as soon as reasonably practicable, to such Holder of Senior Subordinated Notes certified copies of tax receipts evidencing such payment by RWI. RWI will indemnify and hold harmless each Holder of Senior Subordinated Notes (other than to the extent the Holder is an Excluded Holder) and, upon written request of any Holder of Senior Subordinated Notes (other than to the extent the Holder is an Excluded Holder), reimburse such Holder for the amount of (i) any such Taxes so levied or imposed and paid by such Holder as a result of any failure of RWI to withhold, deduct or remit to the relevant tax authority, on a timely basis, the full amounts required under applicable law; and (ii) any such Taxes so levied or imposed with respect to any reimbursement under the foregoing clause (i), so that the net amount received by such Holder after such reimbursement would not be less than the net amount such Holder would have received if such taxes on such reimbursement had not been imposed.

      At least 30 days prior to each date on which any payment under or with respect to the Senior Subordinated Notes is due and payable, if RWI will be obligated to pay Additional Amounts with respect to such payment, RWI will deliver to the Subordinated Trustee an Officer’s Certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and will set forth such other information necessary to enable the Subordinated Trustee to pay such Additional Amounts to Holders of Senior Subordinated Notes on the payment date. Whenever in the Senior Subordinated Indenture there is mentioned, in any context, the payment of principal (and premium, if any), Redemption Price, Change in Control Purchase Price, interest or any other amount payable under or with respect to any Senior Subordinated Notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

      For a discussion of the exemption from Canadian withholding taxes that should be applicable to payments under or with respect to the Senior Subordinated Notes, see the section entitled “Income Tax Consequences — Canadian Federal Income Tax Consequences”.

      In the event that RWI has become or would become obligated to pay, on the next date on which any amount would be payable under or with respect to the Senior Subordinated Notes, any Additional Amounts as a result of certain changes affecting Canadian withholding tax laws, RWI may redeem all, but not less than all, the Senior Subordinated Notes at any time at 100% of the principal amount, together with accrued interest thereon to the redemption date. See the subsection entitled “— Redemption Upon Changes in Withholding Taxes”.

Modification and Waiver

      Modifications and amendments of the Senior Subordinated Indenture may be entered into by RWI and the Subordinated Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of outstanding Senior Subordinated Notes; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Senior Subordinated Note affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any such Senior Subordinated Notes, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which any such Senior Subordinated Notes or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date); (ii) reduce the amount of, or change the coin or currency of, or impair the right to institute suit for the enforcement of, the Change in Control Purchase Price; (iii) reduce the percentage in principal amount of outstanding Senior Subordinated Notes the consent of whose Holders is necessary to amend or waive compliance with certain provisions of the Senior Subordinated Indenture or to waive certain defaults; (iv) modify any of the provisions relating to supplemental indentures requiring the consent of Holders of outstanding Senior Subordinated Notes or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Senior Subordinated Notes the consent of whose Holders is required for such actions or to provide that certain other provisions of the Senior Subordinated Indenture cannot be modified or waived without the consent of the Holder of each Senior Subordinated Note affected thereby, or (v) modify any of the provisions of the Senior Subordinated Indenture relating to the subordination of the Senior Subordinated Notes in a manner adverse to any Holder in any material respect.

      The Holders of a majority in aggregate principal amount of the outstanding Senior Subordinated Notes may waive compliance with certain restrictive covenants and provisions of the Senior Subordinated Indenture.

      RWI and the Subordinated Trustee may enter into supplemental indentures to issue additional Senior Subordinated Notes under the Senior Subordinated Indenture, as permitted by the Senior Subordinated Indenture, without the consent of the Holders of Senior Subordinated Notes.

      Pursuant to the current terms of the Bank Credit Agreement, no amendment supplement or modification may be made to certain provisions of the Senior Subordinated Indenture, including the subordination, redemption and event of default provisions, without the prior written consent of the Banks holding in the aggregate at least 66 2/3% of the commitments under the Bank Credit Agreement.

Denomination, Form, Book-Entry Procedures and Transfer

      The Old Senior Subordinated Notes were offered and sold to qualified institutional buyers in reliance on Rule 144A (“Rule 144A Senior Subordinated Notes”). Old Senior Subordinated Notes also were offered and sold in offshore transactions in reliance on Regulation S (“Regulation S Senior Subordinated Notes”).

      Rule 144A Senior Subordinated Notes initially are represented by one or more notes in registered, global form (collectively, the “Restricted Global Senior Subordinated Notes”). The Restricted Global Senior Subordinated Notes were deposited on issuance with the Subordinated Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Rule 144A Senior

Subordinated Notes (including beneficial interests in the Restricted Global Senior Subordinated Notes) are subject to certain restrictions on transfer set forth therein and in the Senior Subordinated Indenture and will bear a restrictive legend.

      The Regulation S Senior Subordinated Notes, if any, initially are represented by one or more notes in global form (collectively, the “Regulation S Global Senior Subordinated Notes”). The Regulation S Global Senior Subordinated Notes were registered in the name of a nominee of DTC and deposited with the Subordinated Trustee as custodian for DTC for credit to Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”), for credit to the respective beneficial owners thereof in accordance with the rules thereof.

      Each Restricted Global Senior Subordinated Note and Regulation S Global Senior Subordinated Note (collectively, the “Global Senior Subordinated Notes”) is held by DTC on behalf of its account holders. Except as set forth below, the Global Senior Subordinated Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Senior Subordinated Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See the subsection entitled “— Exchange of Book-Entry Notes for Certificated Notes”. Beneficial interests in the Restricted Global Senior Subordinated Notes may not be exchanged for beneficial interests in the Regulation S Global Senior Subordinated Notes or vice versa except in accordance with the transfer and certification requirements described below under the subsection entitled “— Exchanges between Regulation S Global Senior Subordinated Notes and Restricted Global Senior Subordinated Notes”.

Depositary Procedures

      DTC has advised RWI that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including Citigroup Global Markets Inc.), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

      DTC has also advised RWI that, pursuant to procedures established by it, (i) upon deposit of the Global Senior Subordinated Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with the respective principal amount of the individual beneficial interests represented by such Global Senior Subordinated Notes and (ii) ownership of such interests in the Global Senior Subordinated Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Senior Subordinated Notes).

      Investors in the Restricted Global Senior Subordinated Notes may hold their interests therein directly through DTC if they are Participants in such system, or indirectly through organizations (including Euroclear and Clearstream, Luxembourg) that are Participants in such system. Investors in the Regulation S Global Senior Subordinated Notes may hold their interests therein through Euroclear or Clearstream, Luxembourg, if they are participants in such systems, or indirectly through organizations that are participants in such systems, or through organizations other than Euroclear and Clearstream, Luxembourg that are Participants in the DTC system. Euroclear and Clearstream, Luxembourg will hold interests in the Regulation S Global Senior Subordinated Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of

Clearstream, Luxembourg. The depositories, in turn, will hold such interests in the Regulation S Global Senior Subordinated Notes in customers’ securities accounts in the depositories’ names on the books of DTC. All interests in a Global Senior Subordinated Note, including those held through Euroclear or Clearstream, Luxembourg, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream, Luxembourg may also be subject to the procedures and requirements of such system. The laws of some states require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Senior Subordinated Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Senior Subordinated Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the Senior Subordinated Notes, see the subsections entitled “—Exchange of Book-Entry Notes for Certificated Notes” and “—Exchanges between Regulation S Senior Subordinated Notes and Rule 144A Senior Subordinated Notes”.

      Except as described below, owners of interests in the Global Senior Subordinated Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the Senior Subordinated Indenture for any purpose.

      Payments in respect of the Global Senior Subordinated Notes registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Senior Subordinated Indenture. Under the terms of the Senior Subordinated Indenture, the Subordinated Trustee will treat the persons in whose names the Senior Subordinated Notes, including the Global Senior Subordinated Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Subordinated Trustee nor any agent thereof has or will have any responsibility or liability for (i) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Senior Subordinated Notes, or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Senior Subordinated Notes or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised RWI that its current practice, upon receipt of any payment in respect of securities such as the US$ Notes, is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of the Senior Subordinated Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Subordinated Trustee or RWI. Neither RWI nor the Subordinated Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Senior Subordinated Notes, and RWI and the Subordinated Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

      Except for trades involving only Euroclear and Clearstream, Luxembourg participants, interests in the Global Senior Subordinated Notes will trade in DTC’s Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants.

      Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream, Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

      Subject to compliance with the transfer restrictions applicable to the Senior Subordinated Notes described herein, crossmarket transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream, Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counter party in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary or take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Senior Subordinated Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream, Luxembourg participants may not deliver instructions directly to the depositories for Euroclear or Clearstream, Luxembourg.

      Because of the time zone differences, the securities account of a Euroclear or Clearstream, Luxembourg participant purchasing an interest in a Global Senior Subordinated Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream, Luxembourg participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream, Luxembourg) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interest in a Global Senior Subordinated Note by or through a Euroclear or Clearstream, Luxembourg participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following DTC’s settlement date.

      DTC has advised RWI that it will take any action permitted to be taken by a holder of Senior Subordinated Notes only at the direction of one or more Participants to whose account with DTC interests in the Global Senior Subordinated Notes are credited and only in respect to such portion of the principal amount of the Senior Subordinated Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC reserves the right to exchange the Global Senior Subordinated Notes for legended Senior Subordinated Notes in certificated form and to distribute such Senior Subordinated Notes to its Participants.

      The information in this section concerning DTC, Euroclear and Clearstream, Luxembourg and their book-entry systems has been obtained from sources that RWI believes to be reliable, but RWI takes no responsibility for the accuracy thereof.

      Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures to facilitate transfers of interest in the Regulation S Global Senior Subordinated Notes and in the Restricted Global Senior Subordinated Notes among participants in DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither RWI nor the Subordinated Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchanges Between Regulation S Global Senior Subordinated Notes and Restricted Global Senior Subordinated Notes

      Beneficial interests in the Restricted Global Senior Subordinated Notes may be transferred to a person who takes delivery in the form of an interest in the Regulation S Global Senior Subordinated Notes, only if the transferor first delivers to the Subordinated Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 under the Securities Act (if available).

      Until and including the 40th day after November 30, 2004 (such period, the “Restricted Period”), beneficial interests in the Regulation S Global Senior Subordinated Note may be held only through Euroclear or Clearstream, Luxembourg, unless delivery is made through the Restricted Global Senior Subordinated Note in accordance with the certification requirements described below.

      Prior to the expiration of the Restricted Period, a beneficial interest in the Regulation S Global Senior Subordinated Note may be transferred to a person who takes delivery in the form of an interest in the Restricted Global Senior Subordinated Note only upon receipt by the Subordinated Trustee of a written certification from the transferor (in the form provided in the Indenture) to the effect that such transfer is being made to a person who the transferor reasonably believes is purchasing for its own account or accounts as to which it exercises sole investment discretion and that such person and each such account is a Qualified Institutional Buyer, in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction. After the expiration of the Restricted Period, such certification requirement will no longer apply to such transfers. Any beneficial interest in the Regulation S Global Senior Subordinated Note that is transferred to a person who takes delivery in the form of an interest in the Restricted Global Senior Subordinated Note will, upon transfer, cease to be an interest in the Regulation S Global Senior Subordinated Note and will become an interest in the Restricted Global Senior Subordinated Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in the Restricted Global Senior Subordinated Note for as long as it retains such an interest.

      A beneficial interest in a Regulation S Senior Subordinated Note may be transferred to a person who takes delivery in the form of a Restricted Global Senior Subordinated Note without any certification.

      Transfers involving an exchange of a beneficial interest in Regulation S Global Senior Subordinated Notes for a beneficial interest in the Restricted Global Senior Subordinated Notes or vice versa, will be effected in DTC by means of an instruction originated by the Subordinated Trustee through the DTC Deposit/Withdraw at Custodian (“DWAC”) system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Senior Subordinated Notes and a corresponding increase in the principal amount of the Restricted Global Senior Subordinated Notes or vice versa, as applicable.

      Any beneficial interest in one of the Global Senior Subordinated Notes that is transferred to a person who takes delivery in the form of an interest in the other Global Senior Subordinated Notes will, upon transfer, cease to be an interest in such Global Senior Subordinated Note and will become an interest in the other Global Senior Subordinated Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in such other Global Senior Subordinated Note for so long as it remains such an interest.

Exchange of Book-Entry Notes for Certificated Notes

      A beneficial interest in a Global Senior Subordinated Note may not be exchanged for a security in certificated form unless (i) DTC (x) notifies RWI that it is unwilling or unable to continue as Depositary for such Global Senior Subordinated Notes or (y) has ceased to be clearing agency registered under the Exchange Act, and in either case RWI thereupon fails to appoint a successor Depositary, (ii) RWI, at its option, notifies the Subordinated Trustee in writing that it elects to cause the issuance of the Senior Subordinated Notes in certificated form or (iii) there shall have occurred and be continuing an Event of Default with respect to the Senior Subordinated Notes. In all cases, certificated Senior Subordinated Notes delivered in exchange for any Global Senior Subordinated Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures), provided, however, that DTC has advised RWI that, under its current practices, it would notify its Participants of a request from RWI to cause the issuance of the Senior Subordinated Notes in certificated form, but will only withdraw beneficial interests from the Global Senior Subordinated Note at the request of each Participant. Any certificated Senior Subordinated Notes issued in exchange for an interest in a Global Senior Subordinated Note will bear the legend restricting transfers that is borne by such Global Senior Subordinated Note. Any such exchange will be effected through the DWAC System and an appropriate adjustment will be made in the records of the applicable security registrar to reflect a decrease in the principal amount of the relevant Global Senior Subordinated Note.

Concerning the Subordinated Trustee

      JPMorgan Chase Bank, N.A. is the Subordinated Trustee under the Senior Subordinated Indenture. JPMorgan Chase Bank, N.A. also acts as trustee under several other indentures of RWI.

Governing Law

      The Senior Subordinated Indenture is and the Senior Subordinated Notes will be governed by and construed in accordance with the laws of the State of New York.

Enforceability of Judgments

      Since substantially all of the assets of RWI are outside the United States, any judgment obtained in the United States against RWI, including judgments with respect to the payment of principal or Redemption Price, Change in Control Purchase Price on the Senior Subordinated Notes, may not be collectible within the United States.

      RWI has been informed by its Canadian counsel, Torys LLP, that the laws of the Provinces of Québec, Ontario, Alberta and British Columbia permit an action to be brought in a court of competent jurisdiction in the Provinces of Québec, Ontario, Alberta and British Columbia (a “Canadian Court”) on any final and conclusive judgment in personam of any federal or state court located in the Borough of Manhattan in The City of New York (“New York Court”) that is not impeachable as void or voidable under the internal laws of the State of New York for a sum certain if (i) the court rendering such judgment had jurisdiction over the judgment debtor, as recognized by a Canadian Court (and submission by RWI in the Senior Subordinated Indenture to the jurisdiction of the New York Court will be sufficient for the purpose); (ii) such judgment was not obtained by fraud or in a manner contrary to natural justice or in contravention of the fundamental principles of procedure and the decision and the enforcement thereof would not be inconsistent with public policy or public order, as such terms are understood under the laws of the Provinces of Ontario, Alberta or British Columbia, as the case may be (or as such terms are understood in international relations in the case of the Province of Québec); (iii) the enforcement of such judgment does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory or penal laws; (iv) the action to enforce such judgment is commenced within the applicable limitation period under the laws of such relevant province; (v) in the Provinces of British Columbia and Alberta, such judgment, if a default judgment, does not contain any manifest error on the face of the default judgment; (vi) in Québec, a dispute between the same parties, based on the same facts and having the same object, has not given rise to a decision rendered in the Province of Québec, whether it has acquired the authority of a final judgment or not, or is not pending before a Québec authority, in first instance, or has not been decided in a third country and the decision has met the necessary conditions for recognition in the Province of Québec; and (vii) in the Province of Québec, the decision has not been rendered by default unless the plaintiff proves that the act of procedure initiating the proceedings was duly served on the defaulting party in accordance with the law of the place where the decision was rendered. In the opinion of such counsel, a Canadian Court would not avoid enforcement of judgments of a New York Court respecting the Senior Subordinated Indenture or the Senior Subordinated Notes on the basis of public policy or order, as that term is understood in international relations and under the laws of the Provinces of Québec, Ontario, Alberta and British Columbia and federal laws of Canada applicable therein.

      Where a foreign decision orders a debtor to pay a sum of money expressed in foreign currency, a Québec authority converts the sum into Canadian currency at the rate of exchange prevailing on the day the decision became enforceable at the place where it was rendered. The determination of interest payable under a foreign decision is governed by the law of the authority that rendered the decision until its conversion.

Consent to Jurisdiction and Service

      The Senior Subordinated Indenture provides that RWI will appoint CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York 10011, as its agent for service of process in any suit, action or proceeding with respect to such Indenture or the Senior Subordinated Notes issued thereunder and for actions brought under federal or state securities laws brought in any federal or state court located in the Borough of Manhattan in The City of New York and submits to such jurisdiction.

Ratings

      The Senior Subordinated Notes have been assigned a rating of B+ by S&P, a rating of BB- by Fitch IBCA and a rating of B2 by Moody’s. Credit ratings are intended to provide investors with an independent measure of credit quality of an issue of securities. Ratings for debt instruments range from AAA, in the case of S&P and Fitch IBCA, or Aaa in the case of Moody’s, which represent the highest quality of securities rated, to D, in the case of S&P, C, in the case of Moody’s and Substantial Risk in the case of Fitch IBCA, which represent the lowest quality of securities rated.

      The credit ratings accorded to the Senior Subordinated Notes by the Rating Agencies are not recommendations to purchase, hold or sell the Senior Subordinated Notes inasmuch as such ratings do not comment as to market price or suitability for a particular investor. There is no assurance that any rating will remain in effect for any given period of time or that any rating will not be revised or withdrawn entirely by a Rating Agency in the future if in its judgment circumstances so warrant.

DESCRIPTION OF COLLATERAL FOR NEW SENIOR NOTES

      The trust bonds issued by Rogers Wireless Inc. under the deed of trust and pledged to the trustee as security for the satisfaction of Rogers Wireless Inc.’s liabilities and obligations under the Senior Notes and the indentures governing the Senior Notes rank pari passu with the Bonds, as defined below, that secure the indebtedness of Rogers Wireless Inc. under the amended bank credit facility, the operating credit and the Existing Secured Securities (as defined in the section entitled “Description of New Senior Notes — Certain Definitions”). As used in this “Description of Collateral for New Senior Notes”, “Rogers Wireless Inc.” means Rogers Wireless Inc. and its successors under the Senior Note indentures, but not any of its subsidiaries. “Senior Notes” means, collectively, the Old Senior Notes and the New Senior Notes.

      In Canada, corporations commonly secure obligations by granting fixed and floating charges on their assets. These charges create security interests similar to those granted by corporations in the United States. The trust bonds are secured by fixed and floating charges which provide the deed trustee a security interest in substantially all the assets of Rogers Wireless Inc., subject to certain exceptions and prior liens described below. These security interests will include charges on the capital stock and assets of our existing Restricted Subsidiaries, RWAI, MTI and MSI, and will include charges on the capital stock and assets of any future Restricted Subsidiary under the deed of trust. Each Restricted Subsidiary under the deed of trust is a Restricted Subsidiary under the Senior Note indentures.

Classes of Bonds and Ranking

      The deed of trust provides for the issuance of bonds (“Bonds”). Prior to the date of the issuance of the trust bond securing the Senior Notes, Bonds were issued to secure the obligations of Rogers Wireless Inc. under the amended bank credit facility, the operating credit and the Existing Senior Secured Securities. Bonds (“Swap Bonds”) have also been issued to secure the obligations of Rogers Wireless Inc. arising from time to time in connection with interest rate and currency swap agreements entered into or guaranteed by Rogers Wireless Inc. The Bonds and Swap Bonds are collectively referred to herein as the “Deed of Trust Bonds”.

      The Deed of Trust Bonds rank pari passu with each other and are equally and ratably secured under the deed of trust according to the aggregate amount of indebtedness, liabilities and obligations of Rogers Wireless Inc. for which such Deed of Trust Bonds are pledged as security. So long as any Bonds (other than Swap Bonds) are outstanding, only the holders of Bonds (other than Swap Bonds) are entitled to give a Bondholder Direction or participate in a Bondholders’ Resolution.

Voting Rights

      A holder of a Bond (other than a Swap Bond) is entitled to vote under the deed of trust according to the greater of (i) the aggregate principal amount of indebtedness of Rogers Wireless Inc. secured by such Bond at the relevant time and (ii) the aggregate principal amount of indebtedness which such holder is obliged to make available to Rogers Wireless Inc. (including all amounts of indebtedness of Rogers Wireless Inc. outstanding at such time) at the time secured by such Bond or the equivalent thereof in Canadian dollars by applying the spot buying rate of a specified Canadian chartered bank at its main branch in Toronto on the date of determination (“Available Commitments”). So long as any Bond (other than a Swap Bond) is issued and outstanding, the Available Commitment of a Swap Bond for purposes of determining voting rights under the deed of trust is nil.

      As of September 30, 2004, as adjusted to give effect to the Microcell acquisition, the issuance of the Old Notes and the application of the net proceeds from the issuance of the Old Notes as described under the section entitled “Use of Proceeds”, the Available Commitments under the amended bank credit facility and operating credit would have been $401.7  million and $10.0 million, respectively. The following table illustrates the voting rights of holders of Bonds issued under the deed of trust after giving effect to the issuance of the Old Notes and the application of the net proceeds thereof.

	Available	Voting
	Commitment	Rights

Lenders under the amended bank credit facility	Cdn$700.0 million	14.4%
Lenders under the operating credit	Cdn$10.0 million	0.2
Holders of l0 1/2% Senior Secured Notes due 2006	Cdn$160.0 million	3.3
Holders of 9.625% Senior Secured Notes due 2011	US$490.0 million(1)	12.0
Holders of 6.375% Senior Secured Notes due 2014	US$750.0 million(1)	18.4
Holders of 9 3/4% Senior Secured Debentures due 2016	US$154.9 million(1)	3.8
Holders of Cdn$ 7.625% Senior Secured Notes due 2011	Cdn$460.0 million	9.4
Holders of US$ Floating Rate Senior Secured Notes due 2010	US$550.0 million(1)	13.5
Holders of US$ 7.25% Senior Secured Notes due 2012	US$470.0 million(1)	11.5
Holders of US$ 7.50% Senior Secured Notes due 2015	US$550.0 million(1)	13.5

Total		100%

(1)	Based on the noon rate of exchange as reported by the Federal Reserve Bank of New York on November 19, 2004 of US$1.00 = Cdn$1.1928.

      Voting rights under the deed of trust are generally exercised pursuant to Bondholder Directions, Bondholders’ Resolutions and Unanimous Bondholders’ Resolutions. A Bondholder Direction is a direction issued to the deed trustee by a holder of a Bond that secures at least $100.0 million of Available Commitments. A Bondholders’ Resolution is an instrument approving, requesting or consenting to certain actions by the deed trustee, which is approved by the holders of Bonds representing at least two-thirds of the Available Commitments in respect of all Bonds or is adopted by holders of Bonds representing at least two-thirds of the Available Commitments that are present or represented at a meeting. A Unanimous Bondholders’ Resolution is an instrument approving, requesting or consenting to certain actions by the deed trustee, which is approved by the holders of Bonds representing all of the Available Commitments or is adopted by holders of Bonds representing all of the Available Commitments that are present or represented at a meeting. Solely for purposes of the descriptions of Bondholders Directions, Bondholders’ Resolutions and Unanimous Bondholders’ Resolutions contained in this paragraph, the term “Bond” excludes any Swap Bond.

      In addition, the holders of Swap Bonds are required to sign any Unanimous Bondholders’ Resolution if requested to do so by all of the other holders of Bonds.

      If an event of default has occurred under the deed of trust, holders of Bonds (other than Swap Bonds) may, by Bondholder Direction or Bondholders’ Resolution, require the deed trustee to proceed to enforce the liens securing the Deed of Trust Bonds. Because a Bondholder Direction may be issued to the deed trustee by the holder of a Bond (other than a Swap Bond) that secures at least $100.0 million of Available Commitments, the holders of a trust bond will be able to issue a Bondholder Direction so long as the Canadian dollar equivalent of the indebtedness secured by such trust bond is at least $100.0 million. Either a Bondholder Direction or a Bondholders’ Resolution is necessary under the deed of trust in order to (and either one may be used to), among other things, require and authorize the deed trustee to enforce the liens securing the Deed of Trust Bonds and direct and control enforcement actions by the deed trustee. If the deed trustee has been instructed by Bondholder Direction or Bondholders’ Resolution to enforce the liens securing the Deed of Trust Bonds, only the bondholder who gave the Bondholder Direction or the bondholders who approved the Bondholders’ Resolution may instruct the deed trustee to cease enforcement. A Bondholders’ Resolution is necessary under the deed of trust in order to, among other things, (i) approve the issuance of additional Deed of Trust Bonds, (ii) authorize the deed trustee to refrain from enforcing any covenant of Rogers Wireless Inc. in the deed of trust, (iii) authorize the removal of the deed trustee, (iv) authorize modifications and alterations to certain provisions of the deed of trust that do not require a Unanimous Bondholders’ Resolution, (v) require certain specified property to be made subject to a fixed and specific mortgage, (vi) authorize application or release of expropriation proceeds, insurance proceeds and certain other proceeds of the security received by the deed trustee, (vii) authorize the deed trustee to pay Supplier Obligations, (viii) require the execution of additional deeds in respect of certain after-acquired property and the preparation of a quarterly list of certain after-acquired property, (ix) authorize the reorganization or amalgamation of Rogers Wireless Inc. (unless otherwise permitted without a Bondholders’ Resolution) and (x) approve certain matters relating to the guarantee and security therefor required to be given to the deed trustee by a Restricted Subsidiary. Certain actions are subject to Unanimous Bondholders’ Resolution and thus may not be undertaken without the affirmative vote of the holder of the trust bond. See the section entitled “— Modification and Governing Law”.

Issuance of Additional Deed of Trust Bonds

      Deed of Trust Bonds may be issued under the deed of trust only by way of pledge as security for the indebtedness, liabilities and obligations of Rogers Wireless Inc. specified in the pledge instrument. Rogers Wireless Inc. may issue additional Deed of Trust Bonds under the deed of trust only if authorized by a Bondholders’ Resolution. Under each of the Senior Note indentures, the trustee is required to vote in favor of the issuance of additional Deed of Trust Bonds if the debt to be secured thereby is permitted under the applicable Senior Note indenture and any other financing arrangements secured by Deed of Trust Bonds.

Security

      The Deed of Trust Bonds are secured by a floating charge in favor of the deed trustee on substantially all of the present and future real and personal property and assets of Rogers Wireless Inc., including fixed assets and inventories, and a fixed charge on the capital stock of our existing Restricted Subsidiary RWAI and any future Restricted Subsidiary under the deed of trust, all accounts receivable of Rogers Wireless Inc. and certain other assets. The fixed and floating charges are subject to certain exceptions and prior liens as described below. Rogers Wireless Inc.’s obligations under the Deed of Trust Bonds are guaranteed by RWAI, MTI and MSI under the deed of trust. Each of RWAI, MTI and MSI has pledged substantially all of its assets, subject to certain exceptions and prior liens, to secure its guarantee under the deed of trust.

      Rogers Wireless Inc. and our Restricted Subsidiaries may, until the deed trustee has become bound to enforce its security under the deed of trust and subject to any applicable restrictions under the amended bank credit facility, the operating credit, the Existing Senior Secured Securities, the Senior Notes or other financing arrangements, dispose of, encumber or otherwise deal with the assets subject to these charges.

      The floating and fixed charges in favor of the deed trustee are subject to a number of exceptions and prior liens, including liens relating to (i) Capital Lease Obligations, (ii) Purchase Money Obligations, (iii) Supplier Obligations, (iv) shares of the capital stock of subsidiaries that have not been designated as Restricted Subsidiaries under the deed of trust (these subsidiaries have no material value) and other excluded assets (as defined in the deed of trust) (there are currently no such other excluded assets) and (v) any liens permitted under the indenture and any other agreements secured by Deed of Trust Bonds. Finally, under relevant Canadian law, it is uncertain whether any of Rogers Wireless Inc.’s or our Restricted Subsidiaries’ wireless licenses may be made subject to a charge under the deed of trust, although Industry Canada has stated that its policy is to approve transfers of the wireless licenses awarded in the 2001 wireless spectrum auction, provided specific conditions are met, and has amended all other PCS and cellular licenses to include privileges similar to auctioned PCS spectrum licenses, including enhancing their transferability and divisibility. See the section entitled “Risk Factors — The nature of the collateral for the Senior Notes may limit the amount that can be realized by secured debt holders in the event of a default”.

      Under the deed of trust, if Rogers Wireless Inc. wishes to designate a subsidiary as a Restricted Subsidiary under the deed of trust, it must grant the deed trustee a pledge of all of the issued and outstanding shares of such subsidiary owned by Rogers Wireless Inc. or any Restricted Subsidiary under the deed of trust, and such subsidiary must provide a guarantee of the Deed of Trust Bonds secured by substantially all its assets. Although the guarantees of RWAI, MTI and MSI of Rogers Wireless Inc.’s obligations under the Senior Notes, including the trust bonds, are not limited, the ability of any future Restricted Subsidiary to guarantee the Deed of Trust Bonds may be limited by the statute under which such Restricted Subsidiary is existing. A subsidiary that is a Restricted Subsidiary ceases to have that status only if approved by a Unanimous Bondholders’ Resolution. Rogers Wireless Inc.’s Unrestricted Subsidiaries do not hold any material assets.

Event of Default Under Deed of Trust

      Failure by Rogers Wireless Inc. to satisfy a demand for payment under any of the trust bonds would constitute an event of default under the deed of trust. Although the trust bond is stated to be payable on demand, the trustee may not demand payment unless or until an event of default under the indenture (other than an event of default arising as a result of a Change in Control Triggering Event) occurs and is continuing or an event of default arising as a result of a Change in Control Triggering Event occurs and is continuing and Rogers Wireless Inc. fails to make a Change in Control Offer or to purchase the Senior Notes properly tendered into the Change in Control Offer at the times and in the manner specified in the Senior Note indentures.

      Upon the occurrence of such an event of default, the deed trustee may in its discretion and must, if so required by a Bondholder Direction or a Bondholders’ Resolution, proceed to enforce the liens under the deed of trust by any or all of the following procedures: (a) entry and possession in accordance with the deed of trust, (b) the appointment of a receiver in accordance with the deed of trust, (c) sale of all or any part of the security under the deed of trust, (d) lease or sublease of all or any part of the security, (e) proceeding in a court of competent jurisdiction for the appointment of a receiver or for sale of all or any part of the security or foreclosure and (f) any other remedy or proceeding authorized by the deed of trust or by law. Upon receipt of a Bondholders’ Resolution or Bondholder Direction to realize upon the security, the deed trustee is required to give notice thereof to all of the holders of the Deed of Trust Bonds. So long as the Canadian dollar equivalent of the indebtedness secured by the trust bond is at least $100.0 million, the trustee under the applicable indenture will be entitled to issue a Bondholder Direction to the deed trustee under a trust bond. If the deed trustee has been instructed by Bondholder Direction or Bondholders’ Resolution to enforce the liens securing the Deed of Trust Bonds, only the bondholder who gave the Bondholder Direction or the bondholders who approved the Bondholders’ Resolution may instruct the deed trustee to cease enforcement.

      If any Bondholder Direction or Bondholders’ Resolution requests the deed trustee to proceed to realize upon the security granted pursuant to the deed of trust, one or more of the holders of Bonds may initiate proceedings in any court of competent jurisdiction seeking an order appointing a receiver to take possession of such security granted pursuant to the deed of trust unless such Bondholder Direction or Bondholders’ Resolution is rescinded. No holder of a Deed of Trust Bond is otherwise entitled to proceed directly against Rogers Wireless Inc. or a Restricted Subsidiary unless the deed trustee, having become obligated to proceed, fails to do so.

      Except as may be required by law or by the order of a court, the proceeds from any realization of the security granted pursuant to the deed of trust will be applied by the deed trustee in the following order: (a) firstly, if the deed trustee deems it in the interests of the holders of the Deed of Trust Bonds, to pay prior ranking liens on the charged assets, (b) secondly, to pay all amounts due to the deed trustee, (c) thirdly, to pay all amounts due on the Bonds first, for interest, including interest on overdue interest, then for principal, and then for all other amounts owing thereunder, and (d) fourthly, to pay any surplus to Rogers Wireless Inc. or its assigns. In determining the ratable and proportionate amount due on the Bonds, the amount due on U.S. dollar denominated Bonds will be calculated by applying the spot buying rate of a specified Canadian chartered bank at is main branch in Toronto on the date of payment.

Modification and Governing Law

      The deed of trust provides that modifications or alterations thereto and to the Deed of Trust Bonds may be made if authorized by a Bondholders’ Resolution. However, a Unanimous Bondholders’ Resolution is required in order to amend or otherwise vary, among other things (a) the definitions of “Bondholder Direction”, “Bondholders’ Resolution”, “event of default”, “Permitted Lien” and “Unanimous Bondholders’ Resolution” set out in the deed of trust; (b) any power exercisable by Bondholder Direction; (c) any Deed of Trust Bond, including the trust bonds; (d) any guarantee of Deed of Trust Bonds and security therefor granted to the deed trustee; (e) any security granted to the deed trustee by Rogers Wireless Inc.; (f) any provision of the deed of trust which expressly requires a Unanimous Bondholders’ Resolution; (g) the ranking of the Deed of Trust Bonds; (h) provisions of the deed of trust concerning application of the proceeds from realization on the security; (i) provisions of the deed of trust which enable a bondholder in certain circumstances to seek judicial remedies upon an event of default; and (j) the requirement that only the bondholder who gave a Bondholder Direction or the bondholders who approved a Bondholders’ Resolution directing the deed trustee to enforce the liens under the deed trustee may instruct the deed trustee to cease enforcement.

      The deed of trust and the Deed of Trust Bonds are governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

EXCHANGE OFFER; REGISTRATION RIGHTS

      We entered into registration rights agreements, with respect to each series of Old Notes, with the initial purchasers in the private offering, under each of which we agreed, for the benefit of the holders of the Old Notes of that particular series, to use commercially reasonable efforts, at our cost, to:

•	no later than 150 days after the date of original issuance of the Old Notes, file an exchange offer registration statement with the SEC with respect to a registered offer to exchange the Old Notes of that series for New Notes having terms substantially identical in all material respects to, and evidencing the same indebtedness as, the Old Notes of that series, except that, among other things, the New Notes will not contain terms with respect to transfer restrictions; and

•	cause the exchange offer registration statement relating to that series to be declared effective under the Securities Act not later than 210 days after the date of original issuance of the Old Notes.

      Upon the effectiveness of the exchange offer registration statement relating to a particular series of Old Notes, we will offer the New Notes in exchange for surrender of the Old Notes of such series. We will keep the exchange offer open for not less than 30 days (or longer if required by applicable laws) after the date of notice of the exchange offer is mailed to the holders of the Old Notes of that series. For each Old Note of a particular series surrendered to us pursuant to the exchange offer, the holder of the Old Note of that series will receive a New Note having a principal amount equal to that of the surrendered Old Note and evidencing the same indebtedness as the surrendered Old Note. Interest on each New Note will accrue from the last interest payment date on which interest was paid on the Old Note surrendered in exchange thereof or, if no interest has been paid on the Old Note surrendered, from the date of its original issue. Under existing SEC interpretations as set forth in some letters issued by the SEC known as “no-action” letters, the New Notes would be freely transferable by holders without further registration under the Securities Act only if the holder acquires the New Notes in the ordinary course of its business and has no arrangement or understanding with any person to participate in the distribution of the New Notes. This does not apply, however, to a holder who is an “affiliate” of ours within the meaning of Rule 405 of the Securities Act.

      Any holder of the Old Notes of a particular series using the exchange offer to participate in a distribution of the New Notes cannot rely on the no-action letters referred to above. This includes a broker-dealer that acquired Old Notes directly from us, but not as a result of market making activities or other trading activities. Consequently, the holder must comply with the registration and prospectus delivery requirements of the Securities Act in the absence of an exemption from such requirements.

      Each broker-dealer that receives New Notes for its own account in exchange for Old Notes of a particular series, as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to New Notes, other than a resale of an unsold allotment from the original sale of the Old Notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreements relating to each series of Old Notes, we will be required to allow broker-dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of the New Notes.

      Each holder of Old Notes of a particular series who wishes to exchange those notes for New Notes in the exchange offer will be required to represent to us that, among other things:

•	the New Notes to be received in the exchange offer will be acquired in the ordinary course of business of the person receiving the New Notes;

•	neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes; and

•	neither the holder nor any such other person is our “affiliate” as defined in Rule 405 under the Securities Act.

      If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes of a particular series, it will acknowledge that it acquired such Old Notes as the result of market making activities or other trading activities and it will deliver a prospectus in connection with any resale of such New Notes.

      Under the registration rights agreements relating to each series of Old Notes with the initial purchasers, we have agreed to use commercially reasonable efforts to file with the SEC a shelf registration statement to cover resales of the Old Notes of that series in the event that:

•	applicable interpretations of the staff of the SEC or the Canadian securities regulatory authorities do not permit us to effect the exchange offer;

•	for any other reason the exchange offer registration statement relating to that series of notes is not declared effective within 210 days after the date of the original issuance of the Old Notes or the exchange offer relating to that series of notes is not consummated within 240 days after the original issuance of the Old Notes;

•	following the consummation of the exchange offer relating to that series of notes, any initial purchaser claims with respect to Old Notes of that series that, pursuant to applicable law, such initial purchaser was not permitted to exchange in the exchange offer; or

•	any holder of Old Notes of that series, other than an initial purchaser, is not eligible to participate in the exchange offer or does not receive New Notes that are freely tradeable in the United States in the exchange offer other than by reason of the holder being an affiliate of ours.

      If we are obligated, we will, at our cost, file one or more shelf registration statements, as promptly as practicable after becoming so obligated and use commercially reasonable efforts to cause each shelf registration statement to be declared effective under the Securities Act. We will use commercially reasonable efforts to keep each shelf registration statement effective until two years after its effective date or until one year after its effective date if the shelf registration statement is filed at the request of an initial purchaser. We will, in the event one or more shelf registration statements are filed, among other things, provide to each holder for whom a shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take other actions as are required to permit unrestricted resales of the Old Notes of the applicable series or the New Notes, as the case may be. A holder selling Old Notes or New Notes pursuant to a shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to applicable civil liability provisions under the Securities Act in connection with sales of that kind and will be bound by the provisions of the relevant registration rights agreement which are applicable to that holder, including certain indemnification obligations.

      If, in relation to any series of notes:

•	on or prior to the 150th day following the date of original issuance of the Old Notes, neither the exchange offer registration statement relating to that series nor a shelf registration statement relating to that series has been filed with the SEC;

•	on or prior to the 210th day following the date of original issuance of the Old Notes, neither the exchange offer registration statement relating to that series nor a shelf registration statement relating to that series has been declared effective; or

•	on or prior to the 240th day following the date of original issuance of the Old Notes, neither the exchange offer relating to that series has been consummated nor a shelf registration statement relating to that series has been declared effective;

each event referred to in the above clauses being a registration default, the stated interest on the Old Notes of that series will be increased by 0.25% per annum, provided that the aggregate increase in the interest rate shall in no event exceed 0.25% per annum. Upon the cure of any such registration default, the interest rate will be reduced to the stated interest rate (or in the case of the Floating Rate Notes, the then-applicable rate). The summary herein of provisions of the registration rights agreements does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreements, copies of which are available upon request.

INCOME TAX CONSEQUENCES

      Purchasers of the notes should consult their own tax advisors with respect to their particular circumstances and with respect to the effects of state, local or foreign (including Canadian) tax laws to which they may be subject.

Canadian Federal Income Tax Consequences

      This section summarizes the material Canadian tax consequences to holders of notes. It represents the views of our tax counsel, Torys LLP. This section applies to you if you are not, and are not deemed to be, a resident of Canada.

      The discussion is limited in the following ways:

•	The discussion only covers you if you bought your notes in the initial offering and exchange them pursuant to this exchange offer.

•	The discussion does not apply to you if you use or hold, or are deemed to use or hold, the notes in carrying on a business in Canada.

•	The discussion does not apply to you if you are a non-resident insurer who carries on business in Canada and elsewhere.

•	The discussion is based on current law and administrative practice of the Canadian taxation authorities.

•	The discussion does not cover provincial, territorial or foreign law.

•	The discussion is of a general nature only. We suggest that you consult your own tax advisor about the consequences of holding the notes in your particular situation.

      A holder of notes will not be subject to Canadian withholding tax in respect of interest, principal or premium paid or credited on the notes by us provided the holder deals with us at arm’s length within the meaning of the Canadian Income Tax Act at the time of such payment or credit. For purposes of the Canadian Income Tax Act, related persons, as defined therein, are deemed not to deal with each other at arm’s length and it is a question of fact whether persons not related to each other deal with each other at arm’s length.

      No other tax on income, including taxable capital gains, is payable under the Canadian Income Tax Act in respect of the holding, redemption or disposition of the notes, or any interest or premium received on the notes by a holder.

U.S. Federal Income Tax Consequences

General

      This section summarizes the material U.S. federal income tax consequences of the exchange offer to holders of notes. It represents the views of our tax counsel, Cravath, Swaine & Moore LLP. However, the discussion is limited in the following ways:

•	The discussion only covers you if you bought your notes in the initial offering and exchange them pursuant to this exchange offer.

•	The discussion only covers you if you hold your notes as a capital asset (that is, for investment purposes), and if you do not have a special tax status.

•	The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of notes, such as if you are a tax-exempt entity, insurance company or financial institution, you hold the notes as a hedge against, or the notes are hedged against, currency risk or as part of a straddle or conversion transaction, or your functional currency is not the U.S. dollar. We suggest that you consult your tax advisor about the consequences of holding notes in your particular situation.

•	The discussion is based on current law. Changes in the law may change the tax treatment of the notes, possibly with retroactive effect.

•	The discussion does not cover state, local or foreign law.

•	We have not requested a ruling from the Internal Revenue Service (IRS) on the tax consequences of owning the notes. As a result, the IRS could disagree with portions of this discussion.

      If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding notes, we suggest that you consult your tax advisor.

      We suggest that you consult your tax advisor about the tax consequences of exchanging the notes in your particular situation.

Exchange of Notes

      The exchange of Old Notes for New Notes pursuant to this exchange offer will not constitute a taxable event for U.S. federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of a New Note. The holding period and tax basis of a New Note will be the same as the holding period and tax basis, immediately before the exchange, in the Old Note so exchanged.

European Union Tax Reporting and Withholding

      The Council of the European Union approved, on June 3, 2003, Council Directive 2003/48/ EC regarding the taxation of savings income. Under the Directive, if a paying agent for interest on a debt claim is resident in one member state of the European Union and an individual who is the beneficial owner of the interest is a resident of another member state, then the former member state will be required to provide information (including the identity of the recipient) to authorities of the latter member state. “Paying agent” is defined broadly for this purpose and generally includes any agent of either the payor or payee. This requirement is subject to the right of Belgium, Luxembourg and Austria to opt instead to withhold tax on the interest during a transitional period (initially at a rate of 15% but rising in steps to 35% after six years).

      The Council agreed on July 19, 2004, in Council Decision 2004/587/ EC, that the Directive will become effective on July 1, 2005. However, this effective date is contingent on certain non-members of the European Union (Switzerland, Liechtenstein, Andorra, Monaco and San Marino), as well as dependent and associated territories of the United Kingdom and the Netherlands, adopting equivalent measures, including the option to apply withholding taxes, effective on the same date. There is no assurance that all such non-members and territories will satisfy this condition. As a result, the effective date of the Directive may be delayed, and no assurance can be given concerning whether or on what date the Directive will become effective.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives New Notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where the Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that to the extent any broker-dealer participates in the exchange offer, we will use our reasonable best efforts to maintain the effectiveness of the registration statement on Form F-4 filed in connection with the exchange offer for a period of 180 days following the completion of the exchange offer.

      We will not receive any proceeds from any sales of the New Notes by broker-dealers. The New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of methods of resale, at market prices prevailing at the time of resale, at prices related to these prevailing market prices or at negotiated prices. Any resale may be made directly to the purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer and/or the purchasers of the New Notes. Any broker-dealer that resells the New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of New Notes and any commissions or concessions received by any of those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      We have agreed to pay the expenses incident to the exchange offer, other than commission or concessions of any brokers or dealers and the fees of any counsel or other advisors or experts retained by the holders of Old Notes, and will indemnify the holders of the Old Notes (including any broker-dealers) against related liabilities, including liabilities under the Securities Act.

      The New Notes have not been and will not be qualified for sale under the securities laws of any province or territory of Canada, except pursuant to prospectus and registration exemptions.

LEGAL MATTERS

      Legal matters in connection with the exchange offer will be passed upon for us by Torys LLP, Toronto, with respect to matters of Canadian law and by Cravath, Swaine & Moore LLP, New York, with respect to matters of U.S. law.

EXPERTS

      Our consolidated balance sheets as at December 31, 2003 and 2002 and our consolidated statements of income, deficit and cash flows for the three years ended December 31, 2003 have been included in this prospectus in reliance upon the report by KPMG LLP, independent registered public accounting firm, appearing elsewhere in this prospectus, and upon their authority as experts in accounting and auditing.

      The Microcell consolidated financial statements as at December 31, 2003, May 1, 2003 and December 31, 2002, and for the eight months ended December 31, 2003, the four months ended April 30, 2003 and the years ended December 31, 2002 and 2001 included in this prospectus have been audited by Ernst & Young LLP and have been included here in reliance upon the audit report by Ernst & Young LLP and upon their authority as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

Description	Page

Audited Consolidated Financial Statements of Rogers Wireless Inc.
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as at December 31, 2002 and December 31, 2003	F-3
Consolidated Statements of Income for the Years Ended December 31, 2001, December 31, 2002 and December 31, 2003	F-4
Consolidated Statements of Deficit for the Years Ended December 31, 2001, December 31, 2002 and December 31, 2003	F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 2001, December 31, 2002 and December 31, 2003	F-6
Notes to Consolidated Financial Statements	F-7
Unaudited Interim Consolidated Financial Statements of Rogers Wireless Inc.
Unaudited Consolidated Balance Sheets as at December 31, 2003 and September 30, 2004	F-37
Unaudited Consolidated Statements of Income for the Nine Months Ended September 30, 2003 and September 30, 2004.	F-38
Unaudited Consolidated Statements of Deficit for the Nine Months Ended September 30, 2003 and September 30, 2004	F-39
Unaudited Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2003 and September 30, 2004	F-40
Notes to Unaudited Consolidated Financial Statements	F-41
Unaudited Pro Forma Consolidated Financial Statements of Rogers Wireless Inc.
Pro Forma Consolidated Balance Sheet as at September 30, 2004	F-52
Pro Forma Consolidated Statement of Income for the Year Ended December 31, 2003	F-53
Pro Forma Consolidated Statement of Income for the Nine Months Ended September 30, 2004	F-54
Notes to Pro Forma Consolidated Financial Statements	F-55
Audited Consolidated Financial Statements of Microcell Telecommunications Inc.
Auditors’ Report	F-66
Consolidated Balance Sheets as at December 31, 2002, May 1, 2003 and December 31, 2003	F-67
Consolidated Statements of Net Income (Loss) and Deficit for the Years Ended December 31, 2001 and December 31, 2002, the Four Months Ended April 30, 2003 and the Eight Months Ended December 31, 2003	F-68
Consolidated Statements of Cash Flows for the Years Ended December 31, 2001 and December 31, 2002, the Four Months Ended April 30, 2003 and the Eight Months Ended December 31, 2003	F-69
Notes to Consolidated Financial Statements	F-70
Unaudited Interim Consolidated Financial Statements of Microcell Telecommunications Inc.
Interim Consolidated Balance Sheets as at December 31, 2003 and September 30, 2004	F-108
Interim Consolidated Statements of Net Income (Loss) and Retained Earnings (Deficit) for the Four Months Ended April 30, 2003, the Five Months Ended September 30, 2003 and the Nine Months Ended September 30, 2004
F-109
Interim Consolidated Statements of Cash Flows for the Four Months Ended April 30, 2003, the Five Months Ended September 30, 2003 and the Nine Months Ended September 30, 2004	F-110
Notes to Interim Consolidated Financial Statements	F-111

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Rogers Wireless Inc.

      We have audited the accompanying consolidated balance sheets of Rogers Wireless Inc. and subsidiaries (the “Company”) as of December 31, 2003 and 2002 and the related consolidated statements of income, deficit and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2003 and 2002 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with Canadian generally accepted accounting principles.

      As described in Note 2(f) to the consolidated financial statements, the Company adopted the provisions of CICA Handbook Section 3062, Goodwill and Other Intangible Assets on January 1, 2002.

      Canadian generally accepted accounting principles vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 19 to the consolidated financial statements.

/s/ KPMG LLP

Chartered Accountants

Toronto, Canada

January 28, 2004, except as to Note 20(a), which is as of February 20, 2004, Note 20(b), which is as of May 18, 2004, Notes 20(c), (d) and (e), which are as of October 19, 2004, Note 20(f), which is as of November 12, 2004, and Note 20(g), which is as of November 30, 2004.

ROGERS WIRELESS INC.

CONSOLIDATED BALANCE SHEETS

	As at December 31,

	2002	2003

	(In thousands of
	Canadian dollars)
ASSETS
Current Assets (note 20(b))
Cash and cash equivalents	$1,727	$—
Accounts receivable, net of allowance for doubtful accounts of $45,165 at December 31, 2002 and $57,474 at December 31, 2003	289,907	325,210
Other current assets (note 6)	35,874	39,644

	327,508	364,854
Property, plant and equipment (note 3)	2,371,133	2,299,919
Spectrum licences (note 4)	419,294	396,824
Goodwill	7,058	7,058
Deferred charges (note 5)	51,145	38,163
Other long-term assets	525	525

	$3,176,663	$3,107,343

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities (note 20(b))
Bank advances, arising from outstanding cheques	$—	$4,338
Accounts payable and accrued liabilities	450,510	396,654
Note payable to parent company (note 9)	50,000	—
Current portion of long-term debt (note 8)	5,163	2,378
Due to parent and affiliated companies (note 15(a))	34,828	2,568
Unearned revenue	48,075	34,503

	588,576	440,441
Long-term debt (note 8)	2,354,912	2,207,225
Deferred gain (note 8(h))	21,847	19,225

	2,965,335	2,666,891
Shareholder’s equity (note 10)	211,328	440,452

	$3,176,663	$3,107,343

Commitments (note 17)

Contingent liabilities (note 18)
Canadian and United States accounting policy differences (note 19)
Subsequent events (note 20)

See accompanying notes to consolidated financial statements.

ROGERS WIRELESS INC.

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,

	2001	2002	2003

	(In thousands of Canadian dollars,
	except per share amounts)
Operating revenue (notes 11 and 20(b))	$1,640,889	$1,891,514	$2,207,794
Cost of equipment sales (note 20(b))	236,313	296,794	380,771
Sales and marketing expenses (note 20(b))	259,561	328,884	361,998
Operating, general and administrative expenses (note 20(b))	733,070	738,149	737,400
Management fees (note 15(b)(i))	10,684	11,006	11,336
Changes in estimates of sales tax and CRTC contribution liabilities (note 12)	—	(12,331)	—
Depreciation and amortization	382,608	457,133	518,599

Operating income	18,653	71,879	197,690

Interest expense (income):
Long-term debt	183,047	195,150	193,607
Notes payable to Rogers Communications Inc.	2,092	—	—
Note receivable from parent	(809)	—	—

	184,330	195,150	193,607

	(165,677)	(123,271)	4,083
Foreign exchange gain (loss) (note 2(g))	(35,086)	6,410	135,242
Gain on repayment of long-term debt (note 8(h))	—	30,997	—
Investment and other income	2,147	224	932

Income (loss) before income taxes	(198,616)	(85,640)	140,257
Income taxes (note 13)	6,945	5,258	2,374

Net income (loss) for the year	$(205,561)	$(90,898)	$137,883

Basic and diluted earnings (loss) per share (note 14)	$(128.66)	$(56.67)	$85.96

See accompanying notes to consolidated financial statements.

ROGERS WIRELESS INC.

CONSOLIDATED STATEMENTS OF DEFICIT

	Years Ended December 31,

	2001	2002	2003

	(In thousands of Canadian dollars)
Deficit, beginning of year:
As previously reported	$(1,191,875)	$(1,372,529)	$(1,544,316)
Adjustment for change in accounting for foreign currency translation (note 2(g))	(55,168)	(80,889)	—

As restated	(1,247,043)	(1,453,418)	(1,544,316)
Net income (loss) for the year	(205,561)	(90,898)	137,883
Dividends	(814)	—	—

Deficit, end of year	$(1,453,418)	$(1,544,316)	$(1,406,433)

See accompanying notes to consolidated financial statements.

ROGERS WIRELESS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	2001	2002	2003

	(In thousands of Canadian dollars)
Cash provided by (used in):
Operating activities:
Net income (loss) for the year	$(205,561)	$(90,898)	$137,883
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	382,608	457,133	518,599
Unrealized foreign exchange loss (gain)	34,952	(5,633)	(134,483)
Gain on repayment of long-term debt (note 8(h))	—	(30,997)	—
Change in estimate of sales tax liability (note 12)	—	(19,157)	—

	211,999	310,448	521,999
Change in non-cash operating items (notes 7(a) and 20(b))	21,947	56,485	(20,800)

	233,946	366,933	501,199

Financing activities:
Issue of long-term debt	1,361,929	427,000	604,000
Repayment of long-term debt	(537,339)	(377,093)	(619,989)
Proceeds on termination of cross-currency interest rate exchange agreements (note 8(h))	—	64,353	—
Issue of notes payable to Rogers Communications Inc.	90,250	—	—
Repayment of notes payable to Rogers Communications Inc.	(374,700)	—	—
Financing costs incurred	(20,519)	—	—
Proceeds from issuance of capital stock	393,520	—	8,337
Dividends paid	(814)	—	—

	912,327	114,260	(7,652)

Investing activities:
Additions to property, plant and equipment (notes 7(b) and 20(b))	(753,082)	(465,949)	(499,612)
Acquisition of spectrum licences	(396,824)	—	—

	(1,149,906)	(465,949)	(499,612)

Increase (decrease) in cash and cash equivalents	(3,633)	15,244	(6,065)
Cash and cash equivalents (deficiency), beginning of year	(9,884)	(13,517)	1,727

Cash and cash equivalents (deficiency), end of year	$(13,517)	$1,727	$(4,338)

      Cash and cash equivalents (deficiency) are defined as cash and short-term deposits, which have an original maturity of less than 90 days, less bank advances.

      For supplemental cash flow information, see notes 7(c) and (d).

See accompanying notes to consolidated financial statements.

ROGERS WIRELESS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amounts in thousands of Canadian dollars, except per share amounts)
Years Ended December 31, 2001, 2002 and 2003

1.	Nature of the Business

      Rogers Wireless Inc. (“RWI”) is a wholly-owned subsidiary of Rogers Wireless Communications Inc. (“RWCI”). RWCI is a public company, and was 52.4%, 55.8% and 55.8% owned by Rogers Communications Inc. (“RCI”) at December 31, 2001, 2002 and 2003, respectively, and was 34.3%, 34.3% and 34.2% owned by AT&T Wireless Services, Inc. (“AWE”) at December 31, 2001, 2002 and 2003, respectively. RWI and its subsidiary companies are collectively referred to herein as the “Company”.

      The Company operates in a single business segment as a provider of wireless voice, data and messaging services nationwide in Canada, under licences issued by Industry Canada.

2.	Significant Accounting Policies

(a)	Basis of Presentation

      The consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles (“GAAP”) and differ in certain significant respects from U.S. GAAP as described in note 19. The consolidated financial statements include the accounts of RWI and its subsidiary companies. Intercompany transactions and balances are eliminated on consolidation.

(b)	Property, Plant and Equipment

      Property, plant and equipment (“PP&E”) are recorded at purchase cost. During construction of new assets, direct costs plus a portion of applicable overhead costs are capitalized. Repairs and maintenance expenditures are charged to operating expense as incurred.

(c)	Depreciation

      PP&E are depreciated annually over their estimated useful lives as follows:

Asset	Basis	Rate

Buildings	Diminishing balance	5%
Network equipment	Straight line	6 2/3% to 25%
Network radio base station equipment	Straight line	12 1/2% to 14 1/3%
Computer equipment and software	Straight line	14 1/3% to 33 1/3%
Furniture, fixtures and office equipment	Diminishing balance	20%
Leasehold improvements	Straight line	Over term of lease
Other equipment	Mainly diminishing balance	30% to 33 1/3%

(d)	Asset Retirement Obligations

      Effective January 1, 2003, the Company adopted retroactively The Canadian Institute of Chartered Accountants’ (“CICA”) Handbook Section 3110, “Asset Retirement Obligations”, which harmonizes Canadian GAAP with U.S. Financial Accounting Standards Board’s (“FASB”) Statement No. 143, “Accounting for Asset Retirement Obligations”. The standard provides guidance for the recognition, measurement and disclosure of liabilities for asset retirement obligations and the associated asset retirement costs. The standard applies to legal obligations associated with the retirement of a tangible long-lived asset that result from acquisition, construction, development or normal operations.

ROGERS WIRELESS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)
Years Ended December 31, 2001, 2002 and 2003

      The standard requires the Company to record the fair value of a liability for an asset retirement obligation in the year in which it is incurred and when a reasonable estimate of fair value can be made. The standard describes the fair value of a liability for an asset retirement obligation as the amount at which that liability could be settled in a current transaction between willing parties, that is, other than in a forced or liquidation transaction. The Company is subsequently required to allocate that asset retirement cost to expense using a systematic and rational method over the asset’s useful life.

      The adoption of this standard had no material impact on the Company’s financial position, results of operations or cash flows.

(e)	Long-lived Assets

      Effective January 1, 2003, the Company adopted CICA Handbook Section 3063, “Impairment of Long-Lived Assets”. Long-lived assets, including PP&E and intangible assets with finite useful lives, are amortized over their useful lives. The Company reviews long-lived assets for impairment annually or more frequently if events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of a group of assets is less than its carrying amount, it is considered to be impaired. An impairment loss is measured as the amount by which the carrying amount of the group of assets exceeds its fair value. At December 31, 2003, no such impairment had occurred.

      For the year ended December 31, 2002, the Company’s policy was to review the recoverability of PP&E annually or more frequently if events or circumstances indicated that the carrying amount may not be recoverable. Recoverability was measured by comparing the carrying amounts of a group of assets to future undiscounted net cash flows expected to be generated by that group of assets. As at December 31, 2002, no impairment in the carrying amount had occurred. Intangible assets with definite lives were tested for impairment by comparing their book values with the undiscounted cash flow expected to be received from their use. At December 31, 2002, no impairment had occurred.

(f)	Goodwill and Other Intangible Assets

(i) Goodwill

      Goodwill is the residual amount that results when the purchase price of an acquired business exceeds the sum of the amounts allocated to the tangible and intangible assets acquired, less liabilities assumed, based on their fair values. When the Company enters into a business combination, the purchase method of accounting is used. Goodwill is assigned as of the date of the business combination to the reporting units that are expected to benefit from the business combination.

      Goodwill is not amortized but instead is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test is carried out in two steps. In the first step, the carrying amount of the reporting unit, including goodwill, is compared with its fair value. When the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered to be impaired and the second step of the impairment test is unnecessary. The second step is carried out when the carrying amount of a reporting unit exceeds its fair value, in which case, the implied fair value of the reporting unit’s goodwill, determined in the same manner as the value of goodwill is determined in a business combination, is compared with its carrying amount to measure the amount of the impairment loss, if any.

      For the year ended December 31, 2001, goodwill was amortized over a period of 40 years on a straight-line basis from the date of acquisition.

ROGERS WIRELESS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)
Years Ended December 31, 2001, 2002 and 2003

(ii) Intangible Assets

      Intangible assets acquired in a business combination are recorded at their fair values and all intangible assets are tested for impairment annually or more frequently when events or changes in circumstances indicate that their carrying amounts may not be recoverable. Intangible assets with determinable lives are amortized over their estimated useful lives and are tested for impairment as described in note 2(e). Intangible assets having an indefinite life, such as spectrum licences, are not amortized but instead are tested for impairment on an annual or more frequent basis by comparing their fair value with book value. An impairment loss on indefinite life intangible assets is recognized when the carrying amount of the asset exceeds its fair value.

      The Company has tested goodwill and intangible assets with indefinite lives for impairment at December 31, 2002 and 2003 and determined no impairment in the carrying value of these assets existed.

(g)	Foreign Currency Translation

      Long-term debt denominated in U.S. dollars is translated into Canadian dollars at the year-end rate of exchange. The effect of cross-currency interest rate exchange agreements is shown separately in note 8. Exchange gains or losses on translating this long-term debt are recognized in the consolidated statements of income. In the years ended December 31, 2001, 2002 and 2003, foreign exchange gains (losses) related to the translation of long-term debt totalled ($35.0 million), $5.6 million and $134.5 million, respectively.

      Until December 31, 2001, foreign exchange gains and losses on long-term monetary items had been deferred and amortized over the life of the item. Upon adoption of the amended accounting standard on January 1, 2002, the consolidated statement of income was restated for the year ended December 31, 2001 to recognize foreign exchange losses by the following amounts:

2001

Loss for the year, as previously reported	$(179,840)
Decrease in amortization expense	9,231
Increase in foreign exchange loss	(34,952)

Loss for the year, as restated	$(205,561)

      The effect of the adoption of the amended standard was to decrease the Company’s loss for 2002 by approximately $14.6 million and increase the loss for 2001 by approximately $25.7 million.

(h)	Deferred Charges

      The costs of obtaining bank and other debt financing are deferred and amortized on a straight-line basis over the effective life of the debt to which they relate.

      During the development and pre-operating phases of new products and businesses, related incremental costs are deferred and amortized on a straight-line basis over two years.

(i)	Inventories

      Inventories, consisting principally of wireless handsets and accessories, are valued at the lower of cost, on a first-in, first-out basis, and net realizable value.

ROGERS WIRELESS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)
Years Ended December 31, 2001, 2002 and 2003

(j)	Pension Benefits

      Substantially all of the Company’s employees are provided defined benefit pensions through the RCI Pension Plan. The Company accounts for its participation in the RCI Pension Plan as a defined contribution plan and, accordingly, pension expense for the year is recognized for the contributions required to be made to the RCI Pension Plan during the year. For the years ended December 31, 2001, 2002 and 2003, contributions of nil, nil and $3.6 million, respectively, were required resulting in pension expense of the same amount. The Company does not provide its employees with post-retirement benefits other than pensions.

      The Company also provides unfunded supplemental pension benefits to certain executives. As at December 31, 2003, the accrued benefit obligation relating to these supplemental plans amounted to approximately $1.4 million and the related expense for the years ended December 31, 2001, 2002 and 2003 were nil, nil and $0.8 million, respectively.

(k)	Income Taxes

      Future income tax assets and liabilities are recognized for the future income tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future income tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded against any future income tax asset if it is more likely than not that the asset will not be realized. Income tax expense is the sum of the Company’s provision for current income taxes and the difference between opening and ending balances of future income tax assets and liabilities.

(l)	Financial Instruments

      The Company uses derivative financial instruments to manage risks from fluctuations in exchange rates and interest rates. These instruments include cross-currency interest rate exchange agreements, interest rate exchange agreements, foreign exchange forward contracts and, from time to time, foreign exchange option agreements. All such instruments are only used for risk management purposes and are designated as hedges of specific debt instruments. The Company accounts for these financial instruments as hedges and, as a result, the carrying values of the financial instruments are not adjusted to reflect their current fair values. The net receipts or payments arising from financial instruments relating to interest are recognized in interest expense on an accrual basis. Upon redesignation or amendment of a derivative financial instrument, the carrying value of the instrument is adjusted to fair value. If the related debt instrument that was hedged has been repaid, then the gain or loss is recorded as a component of the gain or loss on repayment of the debt. Otherwise, the gain or loss is deferred and amortized over the remaining life of the original debt instrument.

      These instruments, which have been entered into by the Company to hedge exposure to interest rate and foreign exchange risk, are periodically examined by the Company to ensure that the instruments are highly effective at reducing or modifying interest rate or foreign exchange risk associated with the hedged item.

(m)	Revenue Recognition

      The Company earns revenue from subscribers for monthly fees for wireless services and equipment, the use of wireless voice or data services in excess of that included with the monthly fee, long-distance

ROGERS WIRELESS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)
Years Ended December 31, 2001, 2002 and 2003

calls, calls initiated or received outside of Canada by the Company’s subscribers, referred to as “roaming”, calls initiated or received on the Company’s network by other carriers’ subscribers, and fees for optional services, such as voicemail.

      Monthly fees are recognized as revenue on a pro rata basis over the month. Wireless airtime, long-distance, roaming and optional services fees are recognized as revenue as the services are provided.

      Revenue from the sale of equipment is recorded when the equipment is delivered and accepted by the independent dealer or customer.

      Unearned revenue represents amounts received from subscribers related to services to be provided in future periods, and includes subscriber deposits.

(n)	Subscriber Acquisition Costs

      Sales and marketing costs related to the acquisition of new subscribers, including commission and equipment subsidies, are expensed as incurred.

(o)	Stock-based Compensation and Other Stock-based Payments

      The Company has a stock option plan for employees and directors. All stock options issued under this plan relate to capital stock of RWCI and have an exercise price equal to the fair market value of the underlying Class B Restricted Voting Shares of RWCI on the date of grant. As a result, the Company records no compensation expense on the grant of options to the Company’s employees under the plan. The Company discloses the pro forma effect of accounting for these awards under the fair value-based method (note 10(d)).

      The Company accounts for all stock-based payments to non-employees and employee awards that are direct awards of stock, call for settlement in cash or other assets, or are stock appreciation rights that call for settlement by the issuance of equity instruments using the fair value-based method.

      RWCI also has an employee share purchase plan in which the Company participates. Under the terms of the plan, participating employees with the Company at the end of the term of the plan, which is usually one year, receive a bonus based on a percentage of their purchase. Compensation expense is recognized in connection with the employee share purchase plan to the extent of the bonus provided to employees from the market price of the underlying Class B Restricted Voting Shares of RWCI on the date of issue. Consideration paid by employees on the exercise of stock options on the purchase of shares is recorded as share capital in RWCI. The stock option plan and share purchase plan are more fully described in notes 10(d) and (e).

      The Company has a Directors’ deferred share unit plan, under which directors of the Company are entitled to elect to receive their remuneration in deferred share units of RWCI. Upon departure as a director, these deferred share units will be redeemed by the Company at the then current market price of RWCI’s Class B Restricted Voting shares. Compensation expense is recognized in the amount of the directors’ remuneration as their services are rendered. The related accrued liability is adjusted to the market price of the Class B Restricted Voting shares of RWCI at each balance sheet date and the related adjustment is recorded in operating income. At December 31, 2002 and 2003, a total of 13,273 and 17,932 deferred share units were outstanding, respectively.

ROGERS WIRELESS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)
Years Ended December 31, 2001, 2002 and 2003

(p)	Guarantees

      Effective on January 1, 2003, the Company adopted CICA Accounting Guideline 14, “Disclosure of Guarantees” (“AcG-14”), which requires a guarantor to disclose significant information about certain types of guarantees that it has provided, including certain types of indemnities and indirect guarantees of indebtedness to others, without regard to the likelihood of whether it will have to make any payments under the guarantees. The disclosure required by AcG-14 is in addition to the existing disclosure required for contingencies.

      The Company has no guarantees requiring disclosure.

(q)	Earnings Per Share

      The Company uses the treasury stock method for calculating diluted earnings per share. The diluted earnings per share calculation considers the impact of employee stock options and other potentially dilutive instruments.

(r)	Use of Estimates

      The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the year. Actual results could differ from those estimates.

      Key areas of estimation where management has made difficult, complex or subjective judgments, often as a result of matters that are inherently uncertain, are the provision for bad debts, the ability to use its income tax loss carryforwards and other future tax assets, capitalization of labour and overhead, useful lives of depreciable assets, asset retirement obligations, and the recoverability of PP&E, goodwill and intangible assets. Significant changes in the assumptions, including those with respect to future business plans and cash flows, could change the recorded amounts by a material amount.

(s)	Recent Canadian Accounting Pronouncements

(i) Revenue Arrangements with Multiple Deliverables:

      In December 2003, the Emerging Issues Committee issued Abstract 142, “Revenue Arrangements with Multiple Deliverables”, which the Company will apply prospectively beginning January 1, 2004. This Abstract is consistent with the U.S. standard with the same title, and addresses both when and how an arrangement involving multiple deliverables should be divided into separate units of accounting and how the arrangement’s consideration should be allocated among separate units. See note 20(b) for the impact of adoption of this standard.

(ii) Hedging Relationships:

      In November 2001, the CICA issued Accounting Guideline 13, “Hedging Relationships” (“AcG-13”), and in November 2002 the CICA amended the effective date of the guideline. AcG-13 establishes new criteria for hedge accounting and will apply to all hedging relationships in effect on or after January 1, 2004. Effective January 1, 2004, the Company will re-assess all hedging relationships to determine whether the criteria are met or not and will apply the new guidance on a prospective basis. To qualify for hedge accounting, the hedging relationship must be appropriately documented at the inception of the hedge and there must be reasonable assurance, both at the inception and throughout the term of the

ROGERS WIRELESS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)
Years Ended December 31, 2001, 2002 and 2003

hedge, that the hedging relationship will be effective. Effectiveness requires a high correlation of changes in fair values or cash flows between the hedged item and the hedging item. The Company is currently determining the impact of the guideline.

(iii) Stock-based Compensation:

      In 2003, the CICA amended Handbook Section 3870, “Stock-based Compensation and other Stock-based Payments”, to require the recording of compensation expense on the granting of all stock-based compensation awards, including stock options to employees, calculated using the fair-value method. The Company will adopt this standard on January 1, 2004, retroactively without restatement. If the Company were to use the Black-Scholes Option Pricing model for calculating the fair value of stock-based compensation, the Company would record a charge to opening retained earnings on January 1, 2004 of $2.3 million related to stock options granted on or after January 1, 2002 (note 10(d)).

(iv) Generally Accepted Accounting Principles:

      In June 2003, the CICA released Handbook Section 1100, “Generally Accepted Accounting Principles”. This Section establishes standards for financial reporting in accordance with Canadian GAAP, and describes what constitutes Canadian GAAP and its sources. This section also provides guidance on sources to consult when selecting accounting policies and determining appropriate disclosures, when a matter is not dealt with explicitly in the primary sources of GAAP. The new standard is effective on a prospective basis beginning January 1, 2004. See note 20(b) for the impact of adoption of this Section on the consolidated financial statements.

3.     Property, Plant and Equipment:

      Details of PP&E are as follows:

	2002		2003

		Net Book		Net Book
	Cost	Value	Cost	Value

Land and buildings	$187,992	$162,013	$200,395	$167,519
Network equipment	2,427,517	1,363,028	2,638,090	1,369,704
Network radio base station equipment	1,354,290	489,992	1,382,138	465,172
Computer equipment and software	653,919	301,700	706,998	251,445
Furniture, fixtures and office equipment	61,200	22,236	61,377	18,137
Leasehold improvements	38,884	26,808	37,588	22,752
Other equipment	17,929	5,356	13,387	5,190

	$4,741,731	$2,371,133	$5,039,973	$2,299,919

      Depreciation expense for the years ended December 31, 2001, 2002 and 2003 was $374.2 million, $445.8 million and $483.1 million, respectively.

      PP&E not yet in service and therefore not depreciated at December 31, 2002 and 2003 amounted to $248.0 million and $102.6 million, respectively.

ROGERS WIRELESS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)
Years Ended December 31, 2001, 2002 and 2003

4.	Spectrum and Brand Licences:

	2002		2003

		Net Book		Net Book
	Cost	Value	Cost	Value

Spectrum licences	$396,824	$396,824	$396,824	$396,824
AT&T brand licence, less accumulated amortization of $15,330 at December 31, 2002 and $37,800 at December 31, 2003	37,800	22,470	37,800	—

	$434,624	$419,294	$434,624	$396,824

      The Company holds 23 spectrum licences providing for the use of 10 megahertz (“MHz”) or 20 MHz of radio frequency spectrum, depending on the region in Canada, in the 1.9 gigahertz (“GHz”) band. The licences were purchased in a spectrum auction conducted by Industry Canada in February 2001 at an aggregate cost of $396.8 million, including costs of acquisition, and are renewable in 2011. The Company has determined that these licences have indefinite lives for accounting purposes.

      The AT&T brand licence was acquired in 1996 at an aggregate cost of $37.8 million, which provided the Company with, among other things, the right to use the AT&T brand name. The cost of the brand licence was deferred and amortized on a straight-line basis to expense over the 15-year term of the brand licence agreement. In December 2003, the Company announced that it would terminate its brand licence agreement in early 2004 and change its brand name to exclude the AT&T brand. Consequently, the Company determined the useful life of the brand licence had ended on December 31, 2003 and accordingly, fully amortized the remaining net book value of $20.0 million. Amortization expense of the brand licence cost was $2.5 million, $2.5 million and $22.5 million for each of the years ended December 31, 2001, 2002 and 2003, respectively.

5.	Deferred Charges

	2002	2003

Financing costs	$32,487	$27,070
Pre-operating costs	2,976	—
Other	15,682	11,093

	$51,145	$38,163

      Amortization of deferred charges for the years ended December 31, 2001, 2002 and 2003 was $3.4 million, $8.9 million and $13.0 million, respectively. Accumulated amortization of deferred charges at December 31, 2002 and 2003 amounted to $45.3 million and $58.3 million, respectively.

      In connection with the repayment of certain long-term debt during 2002, the Company recorded a gain of $31.0 million, which included a write-off of deferred financing costs of $0.7 million (note 8(h)).

ROGERS WIRELESS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)
Years Ended December 31, 2001, 2002 and 2003

6.	Other Current Assets

	2002	2003

Prepaid expenses	$20,519	$20,630
Inventories	12,430	17,457
Notes and loans receivable from employees	2,752	1,532
Other	173	25

	$35,874	$39,644

7.	Consolidated Statements of Cash Flows

      (a) Change in non-cash operating items:

	2001	2002	2003

Decrease (increase) in accounts receivable	$11,742	$(10,210)	$(38,946)
Decrease (increase) in other assets	(12,546)	19,256	(3,770)
Increase in accounts payable and accrued liabilities	20,157	22,996	37,466
Increase (decrease) in unearned revenue	7,445	10,897	(13,572)
Increase (decrease) in amounts due to parent and affiliated companies, net	(4,851)	14,201	644
Decrease in deferred gain	—	(655)	(2,622)

	$21,947	$56,485	$(20,800)

      (b) Reconciliation of PP&E

      The reconciliation of Additions to PP&E to PP&E expenditures is as follows:

	2001	2002	2003

Additions to PP&E on the accrual basis	$(654,457)	$(564,552)	$(411,933)
Change in non-cash working capital items related to PP&E	(98,625)	98,603	(87,679)

PP&E expenditures	(753,082)	(465,949)	(499,612)

      (c) Supplemental cash flow information:

	2001	2002	2003

Interest paid	$170,977	$195,755	$199,627
Income taxes paid	4,825	7,710	6,202

ROGERS WIRELESS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)
Years Ended December 31, 2001, 2002 and 2003

      (d) Supplemental disclosure of non-cash financing and investing activities:

	2001	2002	2003

Class A Common Shares issued as consideration for the repayment of loans payable to parent company	$1,055,664	$—	$—
Note payable to parent company issued as consideration for the redemption of Class A Preferred Shares	75,000	—	—
Set-off of note receivable from parent company against note payable to parent company	75,000	—	—
Class A Common Shares issued as consideration for the repayment of the note payable and intercompany amounts payable to parent company	—	—	82,905
Set-off of promissory note payable to parent against issuance of Class A Common shares to parent	—	—	(50,000)
Set-off of intercompany amounts payable to parent against issuance of Class A Common Shares to parent	—	—	(32,905)

8.	Long-Term Debt

		Interest Rate	2002	2003

(a)	Bank credit facility	Floating	$149,000	$138,000
(b)	Senior Secured Notes, due 2006	10 1/2%	160,000	160,000
(c)	Senior Secured Notes, due 2007	8.30%	309,775	253,453
(d)	Senior Secured Debentures, due 2008	9 3/8%	526,275	430,589
(e)	Senior Secured Notes, due 2011	9 5/8%	774,004	633,276
(f)	Senior Secured Debentures, due 2016	9 3/4%	244,680	200,193
(g)	Senior Subordinated Notes, due 2007	8.80%	282,875	231,443
Mortgage payable and capital leases		Various	31,174	26,185

			2,477,783	2,073,139
	Current portion of long-term debt		5,163	2,378

			2,472,620	2,070,761
	Effect of cross-currency interest rate exchange agreements		(117,708)	136,464

			2,354,912	2,207,225

      Further details of long-term debt are as follows:

(a)	Bank Credit Facility

      At each of December 31, 2002 and 2003, $149.0 million and $138.0 million, respectively, of debt was outstanding under the bank credit facility, which provides the Company with, among other things, up to $700.0 million from a consortium of Canadian financial institutions.

      Under the credit facility, the Company may borrow at various rates, including the bank prime rate to the bank prime rate plus 1 3/4% per annum, the bankers’ acceptance rate plus 1% to 2 3/4% per annum and the London Inter-Bank Offered Rate (“LIBOR”) plus 1% to 2 3/4% per annum. The Company’s bank

ROGERS WIRELESS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)
Years Ended December 31, 2001, 2002 and 2003

credit facility requires, among other things, that the Company satisfy certain financial covenants, including the maintenance of certain financial ratios.

      Subject to the footnote (*) below, this credit facility is available on a fully revolving basis until the first date specified below, at which time the facility becomes a revolving/reducing facility and the aggregate amount of credit available under the facility will be reduced as follows:

Reduction at
Date of Reduction (*)	Each Date

On April 30:
2006	$140,000
2007	140,000
2008	420,000

*	The bank credit facility will mature on May 31, 2006, if the Company’s Senior Secured Notes due 2006 are not repaid (by refinancing or otherwise) on or prior to December 31, 2005. If these notes are repaid, then the bank credit facility will mature on September 30, 2007 if the Company’s Senior Secured Notes due 2007 are not repaid (by refinancing or otherwise) on or prior to April 30, 2007.

      The credit facility requires that any additional senior debt (other than the bank credit facility described above) that is denominated in a foreign currency be hedged against foreign exchange fluctuations on a minimum of 50% of such additional senior borrowings in excess of the Canadian equivalent of U.S.$25.0 million.

      Borrowings under the credit facility are secured by the pledge of a senior bond issued under a deed of trust, which is secured by substantially all the assets of the Company and certain of its subsidiaries, subject to certain exceptions and prior liens.

(b)	Senior Secured Notes, due 2006

      The Company’s $160.0 million Senior Secured Notes mature on June 1, 2006. These notes are redeemable in whole or in part, at the Company’s option, at any time, subject to a certain prepayment premium.

(c)	Senior Secured Notes, due 2007

      The Company’s U.S.$196.1 million Senior Secured Notes mature on October 1, 2007. These notes are redeemable in whole or in part, at the Company’s option, on or after October 1, 2002, at 104.15% of the principal amount, declining ratably to 100% of the principal amount on or after October 1, 2005, plus, in each case, interest accrued to the redemption date.

(d)	Senior Secured Debentures, due 2008

      The Company’s U.S.$333.2 million Senior Secured Debentures mature on June 1, 2008. These debentures are redeemable in whole or in part, at the Company’s option, at any time, on or after June 1, 2003, at 104.688% of the principal amount, declining ratably to 100% of the principal amount on or after June 1, 2006, plus, in each case, interest accrued to the redemption date.

ROGERS WIRELESS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)
Years Ended December 31, 2001, 2002 and 2003

(e)	Senior Secured Notes, due 2011

      The Company’s U.S.$490.0 million Senior Secured Notes mature on May 1, 2011. During 2002, the Company repurchased U.S.$10.0 million principal amount of these notes (note 8(h)). These notes are redeemable in whole or in part, at the Company’s option, at any time subject to a certain prepayment premium.

(f)	Senior Secured Debentures, due 2016

      The Company’s U.S.$154.9 million Senior Secured Debentures mature on June 1, 2016. These debentures are redeemable in whole or in part, at the Company’s option, at any time, subject to a certain prepayment premium.

      Each of the Company’s senior secured notes and debentures described above is secured by the pledge of a senior bond that is secured by the same security as the security for the bank credit facility described in (a) above and ranks equally with the bank credit facility.

(g)	Senior Subordinated Notes, due 2007

      The Company’s U.S.$179.1 million Senior Subordinated Notes mature on October 1, 2007. During 2002, the Company repurchased an aggregate U.S.$35.9 million principal amount of these notes (note 8(h)). These notes are redeemable, in whole or in part, at the Company’s option, on or after October 1, 2002 at 104.40% of the principal amount, declining ratably to 100% of the principal amount on or after October 1, 2005, plus, in each case, interest accrued to the redemption date. The subordinated notes are subordinated to all existing and future senior secured obligations of the Company (including the bank credit facility and the senior secured notes and debentures). The subordinated notes are not secured by the pledge of a senior bond.

      Interest is payable semi-annually on all of the notes and debentures.

(h)	Repayment of Long-Term Debt

      During 2002, an aggregate of U.S.$335.1 million notional amount of cross-currency interest rate exchange agreements were terminated either by unwinding or maturity, resulting in aggregate net cash proceeds of $64.4 million. The Company used a portion of the total proceeds of these transactions to repurchase in total U.S.$45.9 million principal amount of Senior Secured Notes and Senior Subordinated Notes. As a result, the Company recorded a gain of $30.7 million on the debt repurchased, a gain of $1.0 million from the unwinding of the cross-currency interest rate exchange agreements, and wrote off $0.7 million in deferred financing costs, for a net gain of $31.0 million. In addition, the Company has deferred a gain of $22.5 million on the unwinding of the cross-currency interest rate exchange agreements, which is being amortized to interest expense over the remaining life of the related debt. Amortization expense in the years ended December 31, 2002 and 2003 totalled $0.7 million and $2.6 million, respectively.

(i)	Interest Exchange Agreements

(i) At December 31, 2002 and 2003, total U.S. dollar-denominated long-term debt amounted to U.S.$1,353.3 million. The Company has entered into several cross-currency interest rate exchange agreements in order to reduce the Company’s exposure to changes in the exchange rate of the U.S. dollar as compared to the Canadian dollar. At December 31, 2002 and 2003, U.S.$885.0 million

ROGERS WIRELESS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)
Years Ended December 31, 2001, 2002 and 2003

or 65.4%, is hedged through cross-currency interest rate exchange agreements at an average exchange rate of Canadian $1.4466 to U.S.$1.00.

(ii) The cross-currency interest rate exchange agreements have the effect of converting the interest rate on U.S.$500.0 million of long-term debt from an average U.S. dollar fixed interest rate of 9.63% per annum to an average Canadian dollar fixed interest rate of 10.29% per annum on $779.7 million (i.e., with an exchange rate of Canadian $1.5595 to U.S.$1.00). The interest rate on an additional U.S.$385.0 million has been converted from an average U.S. dollar fixed interest rate of 9.38% per annum to $500.5 million at an average Canadian dollar floating interest rate equal to the bankers’ acceptances rate plus 2.35% per annum, which at December 31, 2002 and 2003 totalled 5.22% and 5.11%, respectively (i.e., with an exchange rate of Canadian $1.3000 to U.S.$1.00).

      The obligations of the Company to the counterparties under these cross-currency interest rate exchange agreements are secured by substantially all of the assets of the Company and generally rank equally with the other secured indebtedness of the Company.

      Total long-term debt at fixed interest rates at December 31, 2002 and 2003 was $1,710.6 million and $1,571.1 million or 72.5% and 71.1%, respectively, of total long-term debt. The Company’s effective weighted average interest rate on all long-term debt as at December 31, 2002 and 2003, including the effect of the interest rate and cross-currency exchange agreements, was 8.42% and 8.32%, respectively.

(j)	Principal Repayments

      At December 31, 2003, principal repayments due within each of the next five years and in total thereafter on all long-term debt are as follows:

Year Ending December 31:

2004	$2,378
2005	905
2006	182,674
2007	485,124
2008	568,589

1,239,670
Thereafter	833,469

2,073,139
Effect of cross-currency interest rate exchange agreements	136,464

$2,209,603

      The provisions of the long-term debt agreements described above impose, in most instances, restrictions on the operations and activities of the Company. Generally, the most significant of those restrictions are debt incurrence and maintenance tests, restrictions upon additional investments, sales of assets, payment of dividends and the payment of principal or interest on certain subordinated debt. In addition, the repayment dates of certain debt agreements may be accelerated if there is a change in control of the Company. At December 31, 2003, the Company was in compliance with all terms of the long-term debt agreements.

ROGERS WIRELESS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)
Years Ended December 31, 2001, 2002 and 2003

9.	Note Payable to Parent

	2002	2003

Note payable to RWCI, unsecured and subordinated, payable on demand, non-interest bearing	$50,000	$—

      In July 2003, the Company issued 10 Class A Common Shares to RWCI for consideration of $91.2 million, comprised of: the set-off of a $50.0 million non-interest bearing subordinated demand promissory note owed by the Company to RWCI; the set-off of an aggregate $32.9 million of intercompany amounts payable by the Company to RWCI; and $8.3 million paid in cash (note 10(c)).

10.	Shareholder’s Equity

	2002	2003

Capital stock:
Issued and outstanding: 1,603,628 (2002 — 1,603,618) Class A Common Shares	$1,755,644	$1,846,885
Deficit	(1,544,316)	(1,406,433)

	$211,328	$440,452

(a)	Capital Stock

      There is an unlimited number of authorized Class A Preferred Shares, Class B Preferred Shares and Class A Common Shares.

(b)	Rights and Conditions

(i) Preferred Shares

      The Class A Preferred Shares are non-voting, redeemable at the option of the Company at $1,000 per share, and carry the right to cumulative dividends at a fixed rate of 8.8% per annum of the redemption price, payable quarterly. The Class A Preferred Shares rank, with respect to both dividends and return of capital of the Company, in priority to the Class B Preferred Shares and Class A Common Shares of the Company. As at December 31, 2002 and 2003, there were no Class A Preferred Shares outstanding.

      The Class B Preferred Shares are non-voting, redeemable at the option of the Company at $1,000 per share, retractable at the option of the holder at $1,000 per share, and carry the right to cumulative dividends at a fixed rate of 6.0% per annum of the redemption price, payable quarterly. The Class B Preferred Shares rank, with respect to both dividends and return of capital of the Company, subordinate to the Class A Preferred Shares, and in priority to the Class A Common Shares of the Company. As at December 31, 2002 and 2003, there were no Class B Preferred Shares outstanding.

(ii) Common Shares

      The Class A Common Shares carry a voting entitlement, and are without par value.

(c)	Capital Stock Changes

      During 2003, the Company issued 10 Class A Common Shares to RWCI for total consideration of $91.2 million (note 9).

ROGERS WIRELESS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)
Years Ended December 31, 2001, 2002 and 2003

(d)	Stock Option Plan:

      RWCI’s stock option plan provides senior employee participants an incentive to acquire an equity ownership interest in RWCI over a period of time and, as a result, reinforces executives’ attention on the long-term interest of the Company, RWCI and RWCI’s shareholders. Under the plan, options to purchase Class B Restricted Voting Shares of RWCI on a one-for-one basis may be granted to employees, directors and officers of the Company by the Board of Directors of RWCI or by RWCI’s Management Compensation Committee. There are 4,750,000 options authorized under the plan. The term of each option is 10 years; the vesting period is generally four years but may be adjusted by the Management Compensation Committee on the date of grant. The exercise price for options is equal to the fair market value of the Class B Restricted Voting Shares of RWCI, as quoted on The Toronto Stock Exchange on the grant date.

      Details of the stock option plan are as follows:

	2002		2003

		Weighted		Weighted
		Average		Average
	Number	Exercise	Number	Exercise
	of Options	Price	of Options	Price

Options outstanding, beginning of year	3,641,613	$25.57	3,471,017	$25.04
Granted	269,800	16.58	1,111,200	20.47
Exercised	(19,759)	17.62	(158,495)	18.18
Forfeited/expired	(420,637)	24.50	(196,625)	22.39

Options outstanding, end of year	3,471,017	25.04	4,227,097	24.22

Exercisable, end of year	1,869,442	$26.72	2,291,372	$27.36

      At December 31, 2003, the range of exercise prices, the weighted average exercise price and the weighted average remaining contractual life are as follows:

	Options Outstanding
				Options Exercisable
		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
	Number	Contractual	Exercise	Number	Exercise
Range of Exercise Prices	Outstanding	Life (Years)	Price	Exercisable	Price

$11.82 - 16.88	1,158,272	7.6	$16.33	436,022	$16.02
$18.15 - 22.06	1,891,825	7.5	21.12	1,117,450	21.14
$25.96 - 32.75	588,200	7.8	27.00	149,100	30.07
$37.74 - 51.53	588,800	6.3	46.87	588,800	46.87

Total	4,227,097	7.4	$24.22	2,291,372	$27.36

      There was no compensation expense related to stock options for 2001, 2002 and 2003.

      Certain of the Company’s executives are also eligible to participate in RCI’s stock option plan.

      For stock options granted to employees on or after January 1, 2002 by RWCI and RCI, had the Company determined compensation expense based on the “fair value” at the grant date of such stock option awards consistent with the method prescribed under CICA Handbook Section 3870, the Company’s net income (loss) for the year would have been reported as the pro forma amounts indicated below. The fair value of the options is amortized on a straight-line basis over the vesting period.

ROGERS WIRELESS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)
Years Ended December 31, 2001, 2002 and 2003

	2001	2002	2003

Net income (loss) for the year, as reported	$(205,561)	$(90,898)	$137,883
Stock-based compensation expense	—	(331)	(1,920)

Pro forma net income (loss) for the year	$(205,561)	$(91,229)	$135,963

Basic and diluted net earnings (loss) per share, as reported	$(128.66)	$(56.67)	$85.96
Effect of stock-based compensation expense	—	(0.21)	(1.20)

Pro forma basic and diluted earnings (loss) per share	$(128.66)	$(56.88)	$84.76

      The weighted average estimated fair value at the date of the grant for options granted by RWCI in each of the years ended December 31, 2001, 2002 and 2003 was $10.77 per share, $8.35 per share and $12.20 per share, respectively. The weighted average fair value at the date of grant for options granted by RCI to the Company’s employees in 2001 was $10.93. 702,800 options were granted by RCI to the Company’s employees in 2001. No options were granted by RCI to the Company’s employees in 2002 and 2003.

      The fair value of each option granted was estimated on the date of the grant using the Black-Scholes fair value option pricing model with the following assumptions:

	2001	2002	2003

Risk-free interest rate	5.10%	4.81%	4.50%
Dividend yield	—	—	—
Volatility factor of the future expected market price of RWCI’s Class B Restricted Voting Shares	49.49%	51.95%	55.17%
Weighted average expected life of the options	5 years	5 years	5.3 years

      The fair value of each option granted by RCI to the Company’s employees in 2001 was estimated on the date of grant using the Black-Scholes fair value option pricing model with the following assumptions: (i) risk-free interest rate of 5.39%; (ii) dividend yield of nil; (iii) volatility factor of the future expected market price of RCI’s Class B Non-Voting shares of 49.25%; and (iv) weighted average expected life of the options of 5 years.

(e)	Employee Share Purchase Plan

      The employee share purchase plan was provided to enable employees of the Company an opportunity to obtain an equity interest in RWCI by permitting them to acquire Class B Restricted Voting Shares of RWCI. A total of 800,000 in aggregate of Class B Restricted Voting Shares of RWCI were set aside and reserved for allotment and issuance pursuant to the employee share purchase plan.

      Under the terms of the employee share purchase plan, participating employees of the Company may have received a bonus at the end of the term of the plan. The bonus was calculated as the difference between the RWCI share price at the date the employee received the loan and the lesser of 85% of the closing price at which the shares traded on The Toronto Stock Exchange on the trading day immediately prior to the purchase date or the closing price on a date that is approximately one year subsequent to the original issue date.

      Compensation expense recorded for the employee share purchase plan for the years ended December 31, 2001, 2002 and 2003 was $0.9 million, $1.0 million and $0.3 million, respectively.

ROGERS WIRELESS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)
Years Ended December 31, 2001, 2002 and 2003

11.	Operating Revenue

      Operating revenue is comprised of the following:

	2001	2002	2003

Postpaid (voice and data)	$1,464,423	$1,628,095	$1,911,073
Prepaid	71,068	91,151	91,255
One-way messaging	43,632	35,238	27,565

Network revenue	1,579,123	1,754,484	2,029,893
Equipment sales	61,766	137,030	177,901

	$1,640,889	$1,891,514	$2,207,794

12.	Changes in Estimates of Sales Tax and CRTC Contribution Liabilities

(a)	Sales Tax Liability:

      During 2002, the Company received clarification of a provincial sales tax liability for a matter common to the wireless industry. As a result, the Company revised its estimate with respect to this liability and released a provision of $19.2 million associated with this matter, which had been established in previous years.

(b)	CRTC Contribution Liabilities

      The Company is required to make payments equal to a percentage of adjusted revenues in accordance with the revenue-based contribution scheme implemented by the Canadian Radio-television and Telecommunications Commission (“CRTC”). Prior to 2002, the calculation of the amount payable was subject to a number of matters of interpretation between the CRTC and the Company. These matters of interpretation were clarified in April 2002 by the CRTC, resulting in an additional amount of $6.8 million in respect of 2001 being payable by the Company. This additional amount was recorded in 2002.

ROGERS WIRELESS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)
Years Ended December 31, 2001, 2002 and 2003

13.	Income Taxes

      The income tax effects of temporary differences that give rise to future income tax assets and liabilities are as follows:

	2002	2003

Future income tax assets:
Non-capital income tax losses and research and development expenses carried forward	$323,524	$348,127
Deductions relating to long-term debt and other transactions denominated in U.S. dollars	49,581	18,049
Future income tax deductions relating to accounting accruals and goodwill	8,449	7,898
Other deductible differences	4,116	3,156

Total future income tax assets	385,670	377,230
Less valuation allowance	(295,065)	(288,506)

	90,605	88,724

Future income tax liabilities:
Property, plant and equipment and spectrum licences	(90,605)	(88,724)

Total future income tax liabilities	(90,605)	(88,724)

Net future income tax assets	$—	$—

      In assessing the reliability of future income tax assets, management considers whether it is more likely than not that some portion or all of the future income tax assets will be realized. The ultimate realization of future income tax assets is dependent upon the generation of future taxable income during the years in which the temporary differences are deductible. Management considers the scheduled reversals of future income tax liabilities, the character of the income tax assets and the tax planning strategies in place in making this assessment.

      As at December 31, 2003, the Company has determined that the realization of its net future income tax asset of $288.5 million does not meet the criteria of realization being “more likely than not”. Therefore, a valuation allowance has been recorded against this future income tax asset.

ROGERS WIRELESS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)
Years Ended December 31, 2001, 2002 and 2003

      Total income tax expense varies from the amounts that would be computed by applying the statutory income tax rate to the loss before income taxes for the following reasons:

	2001	2002	2003

Statutory income tax rate	41.5%	38.4%	36.3%

Income tax expense (recovery) on net income (loss) before income taxes	$(82,426)	$(32,877)	$50,955
Increase (decrease) in income taxes resulting from:
Change in the valuation allowance for future income tax assets	18,842	33,439	(6,687)
Adjustments to future income tax assets and liabilities for changes in substantively enacted tax rates	61,216	8,426	(18,084)
Non-deductible amortization and write-off of deferred foreign exchange	1,596	68	834
Non-taxable portion of foreign exchange gain on long-term debt	—	(6,020)	(24,429)
Other items	772	(3,036)	(2,589)
Large Corporations Tax	6,945	5,258	2,374

Income tax expense	$6,945	$5,258	$2,374

      As at December 31, 2003, the Company has the following non-capital income tax losses available to reduce future years’ income for income tax purposes:

      Income tax losses expiring in the year ending December 31:

2004	$238,500
2005	74,900
2007	259,000
2008	275,000
2009	93,700

Total	$941,100

ROGERS WIRELESS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)
Years Ended December 31, 2001, 2002 and 2003

14.	Earnings (Loss) Per Share

      The following table sets forth the calculation of basic and diluted earnings (loss) per share:

	2001	2002	2003

Numerator for basic and diluted earnings (loss) per share:
Net income (loss) for the year	$(205,561)	$(90,898)	$137,883
Less dividends on preferred shares	(814)	—	—

	$(206,375)	$(90,898)	$137,883

Denominator for basis and diluted earnings (loss) per share:
Weighted average number of Class A common shares	1,604	1,604	1,604

Basic and diluted earnings (loss) per share	$(128.66)	$(56.67)	$85.96

      The Company did not have any dilutive securities outstanding during the years ended December 31, 2001, 2002 and 2003.

15.	Related Party Transactions

      The Company entered into the following related party transactions:

      (a) The amount due to (from) RWCI and other affiliated companies, and AWE is comprised of the following:

	2002	2003

RWCI	$30,787	$2,521
RCI	3,588	24
Rogers Cable Inc. (“Cable”)	28	137
AWE	425	(114)

	$34,828	$2,568

      The above amounts, excluding RWCI, reflect intercompany charges for capital and operating expenditures and are short-term in nature. The amounts owing to RWCI arise from cash advances.

      (b) The Company has entered into certain transactions and agreements in the normal course of business with RCI, RCI’s subsidiaries and AWE as follows:

(i) Management fees:

The Company has entered into a management agreement under which RCI provides executive, administrative, financial and various additional services to the Company. Interest is charged by RCI on unpaid management fees at the bank prime rate plus 2% per annum. The management agreement is subject to termination by either party at the end of any calendar year on 12 months’ notice.

(ii) Cost-sharing arrangements:

The Company has entered into certain cost-sharing arrangements with RCI and its affiliates including accounting, purchasing, human resources, customer service call centres and collections call centres, real estate administration, accounts payable processing, remittance processing, payroll processing, e-commerce, the RCI data centre and other common services and activities. The

ROGERS WIRELESS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)
Years Ended December 31, 2001, 2002 and 2003

Company shares both the operating expense and PP&E expenditures related to these activities on a cost recovery basis in accordance with the services provided.

The Company has entered into agreements with Cable to share, on a pro rata basis, the cost of certain fibre-optic and microwave transmission facilities. In addition, long-term service arrangements exist with Cable for transmission services on fibre-optic facilities owned by Cable.

The Company purchases accounts receivable from Cable for customers who receive a consolidated invoice. The Company receives a fee, based on actual costs incurred, for billing and collection services.

The Company also leases certain office space it owns to RCI and RCI’s subsidiaries.

(iii) Wireless products and services:

The Company has entered into an agreement with Cable for the sale of its products and services through Cable’s retail outlets. The Company pays Cable for services provided in respect of subscriber activation and customer care.

In addition, the Company provides wireless services to RCI and RCI’s subsidiaries.

(iv) Advertising:

The Company pays Rogers Media Inc. (“Media”), a subsidiary of RCI, for various advertising on its radio and television broadcasting stations and in its publications.

(v) Roaming agreement:

The Company maintains a reciprocal agreement whereby AWE provides wireless communications services to the Company’s subscribers when they travel to the United States, and the Company provides the same services to AWE subscribers when they travel to Canada.

(vi) Over-the-air activation:

The Company utilizes the services of AWE for automated, “over-the-air” programming of subscriber handsets.

      A summary of all significant charges from (to) related parties, which have been accounted for at exchange amounts, is as follows:

	2001	2002	2003

RCI:
Management fees	$10,684	$11,006	$11,336
Rent income	(4,972)	(8,144)	(7,980)
Interest on notes payable	2,092	—	—
Wireless products and services	(68)	(79)	(978)
Cost of shared operating expenses	95,978	208,257	192,292
Additions to PP&E	44,986	37,418	24,656

	148,700	248,458	219,326

ROGERS WIRELESS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)
Years Ended December 31, 2001, 2002 and 2003

	2001	2002	2003

Cable:
Wireless products and services for resale	$(3,800)	$(10,116)	$(14,926)
Subscriber activation commissions and customer service	1,122	8,817	9,511
Rent income	(3,552)	(3,587)	(3,516)
Wireless products and services	(2,131)	(2,214)	(2,355)
Consolidated billing services	—	(655)	(1,499)
Transmission facilities usage	442	440	440

	(7,919)	(7,315)	(12,345)

Media:
Advertising	1,673	2,940	3,000
Rent income	(1,864)	(1,881)	(8,493)
Wireless services	(205)	(181)	(516)

	(396)	878	(6,009)

RWCI:
Interest income on notes receivable	(809)	—	—

AWE:
Roaming revenue	(12,397)	(13,910)	(13,030)
Roaming expense	18,867	18,028	13,628
Over-the-air activation	—	680	292

	6,470	4,798	890

	$146,046	$246,819	$201,862

      (c) The Company has entered into certain transactions with companies, the partners or senior officers of which are directors of the Company and RCI. During the years ended December 31, 2001, 2002 and 2003, total amounts paid by the Company to these related parties for legal services and commissions paid on premiums for insurance coverage aggregated $1.1 million, $1.7 million and $1.5 million, respectively, and for interest charges aggregated $8.7 million, $8.3 million, and $12.0 million, respectively.

16.	Financial Instruments

(a)	Fair Values

      The Company has determined the fair values of its financial instruments as follows:

(i) Cash and cash equivalents, accounts receivable, notes and loans receivable from employees, bank advances, accounts payable and accrued liabilities, and due to parent and affiliated companies:

The carrying amounts in the consolidated balance sheets approximate fair values because of the short-term nature of these instruments.

(ii) Long-term debt:

The fair values of each of the Company’s long-term debt instruments are based on the year-end trading values.

ROGERS WIRELESS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)
Years Ended December 31, 2001, 2002 and 2003

(iii) Interest exchange agreements:

The fair values of the Company’s cross-currency interest rate exchange agreements are based on values quoted by the counterparties to the agreements.

(iv) Notes payable to RWCI:

The fair value of the subordinated, unsecured, demand, non-interest bearing promissory notes owed to RWCI was not determinable as there were no set terms of repayment.

The estimated fair values of the Company’s long-term debt and related cross-currency interest rate exchange agreements as at December 31, 2002 and 2003 are as follows:

	2002		2003

	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

Liability (asset):
Long-term debt	$2,477,783	$2,332,673	$2,073,139	$2,281,633
Cross-currency interest rate exchange agreements	(117,708)	(240,707)	136,464	120,419

	$2,360,075	$2,091,966	$2,209,603	$2,402,052

      Fair value estimates are based on relevant market information and information about the financial instrument as at the measurement date. These estimates inherently include subjective components involving uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(b)	Other Disclosures

(i) The credit risk of the cross-currency interest rate exchange agreements arises from the possibility that the counterparties to the agreements may default on their obligations under the agreements in instances where these agreements have positive fair value to the Company. The Company assesses the creditworthiness of the counterparties in order to minimize the risk of counterparty default under the agreements. All of the portfolio is held by financial institutions with a Standard & Poors rating (or the equivalent) ranging from A+ to AA. The Company has not required collateral or other security to support the cross-currency interest rate exchange agreements due to the Company’s favourable assessment of the creditworthiness of the counterparties.

(ii) The Company has a significant concentration of credit risk from a supplier of network infrastructure related to volume rebates receivable totalling approximately $72.1 million which is included in accounts receivable at December 31, 2003.

17.	Commitments

      (a) The Company is committed, under the terms of its licences issued by Industry Canada, to spend 2% of certain revenues earned in each year on research and development activities. The Company believes it is in full compliance with this requirement.

ROGERS WIRELESS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)
Years Ended December 31, 2001, 2002 and 2003

      (b) The future minimum lease payments under operating leases, primarily for the rental of premises for the placement of towers, radio base station and transmission equipment, as well as for administrative and distribution facilities, at December 31, 2003, are as follows:

Year Ending December 31:

2004	$34,394
2005	30,543
2006	23,983
2007	16,050
2008	10,280
2009 and thereafter	19,342

$134,592

      Rent expense for the years ended December 31, 2001, 2002 and 2003 amounted to $30.6 million, $31.5 million and $35.0 million, respectively.

18.	Contingent Liabilities

      There exist legal actions against the Company, none of which is expected to have a material adverse effect on the consolidated financial position of the Company.

19.	Canadian and United States Accounting Policy Differences

      The consolidated financial statements of the Company have been prepared in accordance with GAAP as applied in Canada. In the following respects, GAAP as applied in the United States differs from that applied in Canada.

      If United States GAAP were employed, the net income (loss) in each year would be adjusted as follows:

	2001	2002	2003

Net income (loss) for the year based on Canadian GAAP	$(205,561)	$(90,898)	$137,883
Amortization of goodwill(b)	(19,269)	—	—
Interest capitalized(c)	15,834	6,461	5,693
Pre-operating costs capitalized, net(d)	(5,952)	2,976	2,976
Conversion costs(e)	—	—	—
Depreciation expense(f)	(1,002)	(2,248)	(2,968)
Financial instruments(g)	24,527	88,121	(102,787)

Net income (loss) based on United States GAAP	$(191,423)	$4,412	$40,797

Earnings (loss) per share under United States GAAP:
Basic and diluted	$(119.85)	$2.75	$25.43

ROGERS WIRELESS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)
Years Ended December 31, 2001, 2002 and 2003

      The cumulative effect of these adjustments on the consolidated shareholder’s equity of the Company is as follows:

	2002	2003

Shareholder’s equity based on Canadian GAAP	$211,328	$440,452
“Pushed down” goodwill(a)	770,757	770,757
Amortization of goodwill(b)	(248,890)	(248,890)
Interest capitalized(c)	25,550	31,243
Pre-operating costs, net(d)	(2,976)	—
Conversion costs(e)	(3,911)	(3,911)
Accumulated depreciation(f)	(2,531)	(5,499)
Financial instruments(g)	112,648	9,861

Shareholder’s equity based on United States GAAP	$861,975	$994,013

      The areas of material differences between Canadian and United States GAAP and their impact on the consolidated financial statements of the Company are described below:

(a)	“Push-Down” Accounting

      Under United States GAAP, purchase transactions that result in an entity becoming a wholly-owned subsidiary establish a new basis of accounting for the entity purchased and its assets and liabilities. As a result of RCI’s acquisition of 100% of the Company in 1989 for United States GAAP purposes, the Company must record as an asset in its consolidated financial statements the amount of goodwill that was recorded on the consolidated financial statements of RCI. As this acquisition was financed principally by the parent company with proceeds from other asset sales, the corresponding adjustment for the assets recorded was an increase in shareholder’s equity.

      At the time of the acquisition by RCI, Canadian GAAP did not permit a subsidiary company to alter the historical costs of its assets or liabilities upon it being acquired.

(b)	Amortization of Goodwill

      As a result of the “push-down” accounting described in (a) above, the Company was required until 2001 to amortize the amount recorded as goodwill under United States GAAP. The Company had been amortizing this amount under United States GAAP over 40 years on a straight-line basis.

(c)	Interest Capitalization

      United States GAAP requires capitalization of interest costs as part of the historical cost of acquiring certain qualifying assets which require a period of time to prepare for their intended use. This is not required under Canadian GAAP.

(d)	Pre-Operating Costs

      Under Canadian GAAP, the Company defers the incremental costs relating to the development and pre-operating phases of new business, and amortizes these costs on a straight-line basis over two years. Under United States GAAP, these costs are expensed as incurred.

ROGERS WIRELESS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)
Years Ended December 31, 2001, 2002 and 2003

(e)	Conversion Costs

      Under Canadian GAAP, the Company capitalized certain costs incurred to convert data to its new customer care and billing system. United States GAAP required these costs to be expensed as incurred.

(f)	Accumulated Depreciation

      As a result of the capitalization of interest to PP&E required under United States GAAP described in (c) above, additional depreciation on the interest capitalized is recorded under United States GAAP in subsequent periods. As a result of conversion costs being expensed under United States GAAP, as described in (e) above, depreciation expense is reduced under United States GAAP in subsequent periods.

(g)	Financial Instruments

      Under Canadian GAAP, the Company accounts for its cross-currency interest rate exchange agreements as hedges of specific debt instruments. Under United States GAAP, these instruments are not accounted for as hedges as a result of adopting the pronouncement entitled “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), effective January 1, 2001. Changes in the fair value of the derivative financial instruments, reflecting primarily market changes in foreign exchange rates, interest rates, as well as the level of short-term variable versus long-term fixed interest rates, are recognized in income immediately. These gains and losses are recognized, together with foreign exchange translation gains and losses arising from changes in period-end foreign exchange rates, on the respective long-term debt. Under United States GAAP, effective January 1, 2001, the Company recorded an increase of $29.2 million in the carrying value of the derivative financial instruments, to a total of $139.9 million, and a corresponding increase in the carrying value of long-term debt. This increase in long-term debt has been recorded for United States GAAP purposes as a cumulative transition adjustment that is being amortized to net income over the remaining life of the respective long-term debt.

(h)	Statements of Cash Flows

(i) Canadian GAAP permits the disclosure of a subtotal of the amount of cash provided by operations before changes in non-cash working capital items in the consolidated statements of cash flows. United States GAAP does not permit this subtotal to be included.

(ii) Canadian GAAP permits bank advances to be included in the determination of cash and cash equivalents in the consolidated statements of cash flows. United States GAAP requires that bank advances be reported as financing cash flows. As a result, under United States GAAP, the total increase (decrease) in cash and cash equivalents in the years ended December 31, 2001, 2002 and 2003 of ($3.6) million, $15.2 million and ($6.1) million, respectively, reflected in the consolidated statements of cash flows would be decreased by $3.6 million, decreased by $13.5 million, and decreased by $4.3 million for the years ended December 31, 2001, 2002, and 2003, respectively. Cash flows under the heading “Financing Activities” in the years ended December 31, 2001 and 2002 would be increased by $3.6 million and $13.5 million, respectively, and would be decreased in the year ended December 31, 2003 by $4.3 million.

(i)	Statement of Comprehensive Income

      United States GAAP requires the disclosure of a statement of comprehensive income. Comprehensive income generally encompasses all changes in shareholder’s equity, except those arising from transactions

ROGERS WIRELESS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)
Years Ended December 31, 2001, 2002 and 2003

with shareholders. The net income (loss) for the year under United States GAAP, as reported is the same as the comprehensive income (loss) for the years under United States GAAP.

(j)	Other Disclosures

      United States GAAP requires the Company to disclose accrued liabilities, which is not required under Canadian GAAP. Accrued liabilities included in accounts payable and accrued liabilities as at December 31, 2002 and 2003 were $407.1 million and $327.2 million, respectively. Of these amounts, at December 31, 2002 and 2003, accrued liabilities in respect of PP&E totalled $156.2 million and $48.1 million, respectively, accrued interest payable totalled $34.9 million and $30.6 million, respectively, accrued liabilities related to payroll totalled $33.4 million and $37.2 million, respectively, and accrued liabilities related to commissions and residuals totalled $50.4 million and $56.4 million, respectively.

(k)	Stock-based Compensation Disclosures

      For options granted to employees, had the Company determined compensation costs based on the fair value at grant dates of the stock option consistent with the method prescribed under FASB SFAS No. 123, the Company’s net income (loss) for the year would have been reported as the pro forma amounts indicated below:

	2001	2002	2003

Net income (loss) in accordance with United States GAAP as reported	$(191,423)	$4,412	$40,797
Stock-based compensation expense	(9,929)	(13,708)	(12,149)

Pro forma net income (loss) for the year	$(201,352)	$(9,296)	$28,648

Basic and diluted earnings (loss) per share	$(119.85)	$2.75	$25.43
Effect of stock-based compensation	(6.19)	(8.55)	(7.57)

Pro forma basic and diluted earnings (loss) per share	$(126.04)	$(5.80)	$17.86

      See note 10(d) for further details of stock-based compensation.

(l)	Recent United States Accounting Pronouncements

      In 2002, the Emerging Issues Task Force (“EITF”) reached a consensus regarding EITF Issue 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables”. The consensus addresses not only when and how an arrangement involving multiple deliverables should be divided into separate units of accounting but also how the arrangement’s consideration should be allocated among separate units. The pronouncement is effective for the Company commencing with its 2004 fiscal year. The Company is currently determining the impact of prospectively adopting EITF 00-21.

      In 2003, the FASB issued Statement 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”. This statement requires that under specified circumstances, these instruments be reclassified from equity to liabilities on the balance sheet. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective for the Company’s year beginning January 1, 2004. The Company did not enter into any financial instruments within the scope of this statement after May 31, 2003, and is presently assessing the impact of adopting this standard prospectively on the Company’s consolidated financial statements.

ROGERS WIRELESS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)
Years Ended December 31, 2001, 2002 and 2003

20.	Subsequent Events

      (a) On February 20, 2004, the Company completed an offering of U.S.$750.0 million aggregate principal amount of Senior (Secured) Notes, due 2014. The Company used approximately U.S.$734.7 million of the net proceeds to retire certain of its existing Senior Secured Notes and Debentures and its Senior Subordinated Notes.

      (b) On January 1, 2004, the Company adopted the following new accounting policies with retrospective application, and as a result have reflected these new accounting policies in the consolidated balance sheet for the years ended December 31, 2002 and 2003 and in the consolidated statements of income and cash flows for each of the years in the three year period ended December 31, 2003.

(i)	GAAP Hierarchy

      As a result of the retroactive application of CICA Handbook Section 1100, “Generally Accepted Accounting Principles,” the Company adopted a classified balance sheet presentation. In addition, changes in non-cash working capital items related to PP&E have been reclassified to Investing Activities, PP&E Expenditures on the consolidated statements of cash flows. As a result, changes in non-cash working capital and cash flows from operating activities have been increased (decreased) by $98.6 million, ($98.6) million, and $87.7 million for the years ended December 31, 2001, 2002 and 2003, respectively, and PP&E expenditures and cash flows used in investing activities have increased (decreased) by $98.6 million, ($98.6) million, and $87.7 million for the years ended December 31, 2001, 2002 and 2003, respectively.

(ii)	Revenue Recognition

      As a result of retroactively adopting new Canadian accounting standards, including Emerging Issues Committee Abstract 142, “Revenue Arrangements with Multiple Deliverables” and CICA Handbook Section 1100, regarding the timing of revenue recognition and the classification of certain items as revenue or expense, the Company made the following changes to its classification of certain revenue and expense items:

•	Activation fees are now classified as equipment revenue. Previously, these amounts were classified as network revenue.

•	Recoveries from new and existing subscribers from the sale of equipment are now classified as equipment revenue. Previously, these amounts were recorded as a reduction to sales expense in the case of a new subscriber, or as a reduction to operating, general and administrative expense in the case of an existing subscriber.

•	Equipment subsidies provided to new and existing subscribers are now classified as a reduction to equipment revenue. Previously, these amounts were recorded as sales expense in the case of a new subscriber or as operating, general and administrative expense in the case of an existing subscriber. Costs for equipment provided under retention programs to existing subscribers are now recorded as cost of equipment sales. Previously these amounts were recorded as operating, general and administrative expense.

•	Certain other recoveries from subscribers related to collections activities are now recorded as network revenue rather than as a recovery of operating, general and administrative expenses.

ROGERS WIRELESS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)
Years Ended December 31, 2001, 2002 and 2003

      As a result of the adoption of these new accounting standards, the following changes to the classification of revenue and expenses have been made:

	Years Ended December 31,

	2001	2002	2003

	(In thousands of dollars)
Postpaid (voice and data) revenue:
As previously reported	$1,457,143	$1,632,874	$1,920,993
As reclassified	1,464,423	1,628,095	1,911,073
Network revenue:
As previously reported	1,571,843	1,759,263	2,039,813
As reclassified	1,579,123	1,754,484	2,029,893
Equipment sales:
As previously reported	181,302	206,664	242,390
As reclassified	61,766	137,030	177,901
Total operating revenue:
As previously reported	1,753,145	1,965,927	2,282,203
As reclassified	1,640,889	1,891,514	2,207,794
Cost of equipment sales:
As previously reported	181,017	209,948	244,479
As reclassified	236,313	296,794	380,771
Sales and marketing expenses:
As previously reported	399,855	462,784	522,716
As reclassified	259,561	328,884	361,998
Operating, general and administrative expenses:
As previously reported	760,328	765,508	787,383
As reclassified	733,070	738,149	737,400

      The above changes had no impact on operating income or net income (loss).

      (c) On October 8, 2004 the Company and its bank lenders entered into an amending agreement to the Company’s $700.0 million bank credit facility that provided among other things, for a two year extension to the maturity date and the reduction schedule so that the bank credit facility now reduces by $140.0 million on each of April 30, 2008 and April 30, 2009 with the maturity date on April 30, 2010. The provision for early maturity in the event that the Company’s 10 1/2% senior secured notes due 2006 are not repaid (by refinancing or otherwise) on or prior to December 31, 2005 has been eliminated. In addition, certain financial ratios to be maintained on a quarterly basis have been made less restrictive, the restriction on the annual amount of PP&E expenditures has been eliminated and the restriction on the payment of dividends and other shareholder distributions has been eliminated other than in the case of a default or event of default under the terms of the bank credit facility.

      (d) On October 13, 2004, RCI announced the completion of its purchase of the 48,594,172 Class B Restricted Voting shares of RWCI owned by JVII General Partnership (“JVII”), a partnership owned by AWE, for a cash price of $36.37 per share for a total of approximately $1,767 million. The number of Class B Restricted Voting shares purchased reflects the conversion of the Class A Multiple Voting shares owned by JVII to such Class B shares upon closing.

ROGERS WIRELESS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)
Years Ended December 31, 2001, 2002 and 2003

      With the completion of the purchase, RCI beneficially owns 64,911,816 Class B Restricted Voting shares, representing approximately 80.9% of the issued and outstanding Class B Restricted Voting shares, and 62,820,371 Class A Multiple Voting shares, representing 100% of the issued and outstanding Class A Multiple Voting shares, and which combined represent a total ownership position of approximately 89.3% of the total issued and outstanding shares of both classes of such shares of RWCI.

      RCI funded the approximate $1,767 million cash purchase price of the 48.6 million shares of RWCI through a $1,750 million secured bridge financing facility of up to two years with a group of Canadian financial institutions. The facility stipulates mandatory repayments, subject to certain exceptions, from the incurrence of debt or equity of RCI or the Company.

      (e) On August 9, 2004, a proceeding under the Class Actions Act (Saskatchewan) was brought against the Company and other providers of wireless communications services in Canada. The proceeding involves allegations by wireless customers of breach of contract, misrepresentation and false advertising. The plaintiffs seek unquantified damages from the defendant wireless communications service providers. The Company believes it has good defences to the allegations. The proceeding has not been certified as a class action and it is too early to determine whether the proceeding will qualify for certification as a class action.

      (f) On September 20, 2004, the Company announced an agreement with Microcell Telecommunications Inc. (“Microcell”) to make an all cash tender offer of $35.00 per share to acquire Microcell. The Company completed the acquisition on November 12, 2004. The funding for this acquisition was comprised of the utilization of the Company’s cash on hand, drawdowns under the Company’s committed $700.0 million bank credit facility, and proceeds from a bridge loan from RCI of up to $900.0 million, of which $850.0 million has been drawn. The bridge loan has a term of up to two years from November 9, 2004 and was made on an subordinated unsecured basis. The bridge loan bears interest at 6% per annum and is prepayable in whole or in part without penalty. RCI funded the $850.0 million drawdown on the bridge loan using cash on hand, cash received from Rogers Cable in the form of a return of capital and cash received from Rogers Media in the form of a repayment of an intercompany advance made to Rogers Media by RCI. Each of Rogers Cable and Rogers Media made drawdowns under its respective committed bank credit facilities to fund the cash transfers to RCI.

      On April 21, 2004 a proceeding was brought against Microcell and its subsidiary, Microcell Solutions Inc. and others alleging breach of contract, breach of confidence, misuse of confidential information, breach of a duty of loyalty, good faith and to avoid a conflict of duty and self interest, and conspiracy. The plaintiff is seeking damages in the amount of $160 million. The proceeding is at an early stage. The Company believes it has good defences to the claim.

      (g) On November 30, 2004, the Company completed an offering of $460.0 million Senior (Secured) Notes Due 2011, US$550.0 million Floating Rate Senior (Secured) Notes Due 2010, US$470.0 million Senior (Secured) Notes Due 2012, US$550.0 million Senior (Secured) Notes Due 2015, and US$400.0 million Senior Subordinated Notes Due 2012.

ROGERS WIRELESS INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
	2003	2004

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$—	$111,185
Accounts receivable	325,210	348,961
Other current assets	38,619	51,128

	363,829	511,274
Property, plant and equipment	2,299,919	2,249,063
Goodwill	7,058	7,058
Spectrum licences	396,824	402,880
Deferred charges	38,163	27,904
Other long-term assets	1,550	1,178

	$3,107,343	$3,199,357

LIABILITIES AND SHAREHOLDER’S EQUITY

Liabilities
Current liabilities
Bank advances, arising from outstanding cheques	$4,338	$—
Accounts payable and accrued liabilities	396,654	328,485
Current portion of long-term debt (Note 2)	2,378	918
Due to parent and affiliated companies (Note 10)	2,568	24,696
Unearned revenue	34,503	37,362

	440,441	391,461
Long-term debt (Note 2)	2,070,761	1,946,308
Derivative instruments (Note 3)	136,464	198,307
Deferred transitional gain (Note 4)	19,225	57,474
Fair value of derivative instruments	—	1,017

	2,666,891	2,594,567
Shareholder’s equity (Note 5)	440,452	604,790

	$3,107,343	$3,199,357

Canadian and United States accounting policy differences (Note 11)

Subsequent events (Note 12)
Contingent liabilities (Note 13)

See accompanying Notes to Unaudited Interim Consolidated Financial Statements.

ROGERS WIRELESS INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Nine Months Ended
	September 30,

	2003	2004

	(In thousands of dollars,
	except per share amounts)
Revenue (Note 1(d)):
Postpaid (voice and data)	$1,408,324	$1,678,470
Prepaid	64,013	75,211
One-way messaging	21,123	18,652

Network revenue	1,493,460	1,772,333
Equipment sales	124,735	197,564

Total operating revenue	1,618,195	1,969,897
Operating expenses:
Cost of equipment sales (Note 1(d))	252,009	357,527
Sales and marketing expenses (Note 1(d))	250,086	266,447
Operating, general and administrative expenses (Note 1(d))	555,409	609,663
Management fees	8,502	8,756
Depreciation and amortization	373,425	357,327

Operating income	178,764	370,177
Interest expense on long-term debt	147,049	152,422

	31,715	217,755
Foreign exchange gain (loss)	107,780	(46,369)
Change in the fair value of derivative instruments	—	(9,046)
Loss on repayment of long-term debt	—	(2,313)
Investment and other income	861	5,091

Income before income taxes	140,356	165,118
Income tax expense — current	3,913	3,958

Net income for the period	$136,443	$161,160

Basic and diluted earnings per share (note 9)	$85.06	$100.47

See accompanying Notes to Unaudited Interim Consolidated Financial Statements.

ROGERS WIRELESS INC.

UNAUDITED CONSOLIDATED STATEMENTS OF DEFICIT

	Nine Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2003	2004

	(In thousands of dollars)
Deficit, beginning of period	$(1,544,316)	$(1,406,433)
Adjustment for stock-based compensation (Note 1(c))	—	(2,251)

As restated	(1,544,316)	(1,408,684)
Net income for the period	136,443	161,160

Deficit, end of period	$(1,407,873)	$(1,247,524)

See accompanying Notes to Unaudited Interim Consolidated Financial Statements.

ROGERS WIRELESS INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,

	2003	2004

	(In thousands of dollars)
Cash provided by (used in):
Operating activities:
Net income for the period	$136,443	$161,160
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	373,425	357,327
Unrealized foreign exchange loss (gain)	(107,324)	44,773
Change in the fair value of derivative instruments	—	9,046
Loss on repayment of long-term debt	—	2,313
Gain on sale of investments	—	(1,445)

	402,544	573,174
Change in non-cash working capital items (Notes 1(a) and 8)	10,818	(115,727)

	413,362	457,447
Financing activities:
Issuance of long-term debt	426,000	1,400,500
Repayment of long-term debt	(479,430)	(1,484,509)
Proceeds on termination of cross-currency interest rate exchange agreements	—	58,416
Premium on repayment of long-term debt	—	(34,713)
Financing costs incurred	—	(10,904)
Subscription for Class A Common Shares by RWCI	8,337	—

	(45,093)	(71,210)
Investing activities:
PP&E expenditures	(292,865)	(305,790)
Change in non-cash working capital items related to PP&E expenditures (Note 1(a))	(82,984)	40,771
Acquisition of spectrum licences	—	(5,913)
Proceeds on sale of investment	—	1,445
Other	—	(1,227)

	(375,849)	(270,714)

Increase (decrease) in cash	(7,580)	115,523
Cash (deficiency), beginning of period	1,727	(4,338)

Cash (deficiency), end of period	$(5,853)	$111,185

Supplemental cash flow information:
Interest paid	$103,113	$129,930
Income taxes paid	6,245	4,964

Disclosure of non-cash transaction:
Class A Common shares issued as consideration for the repayment of the note payable and intercompany amounts payable to parent company	$82,905	$—
Set-off of promissory note payable to parent against issuance of Class A Common Shares to parent	(50,000)	—
Set-off of intercompany amounts payable to parent against issuance of Class A Common Shares to parent	$(32,905)	$—

      Cash and cash equivalents are defined as cash and short-term deposits which have an original maturity of less than 90 days, less bank advances.

See accompanying Notes to Unaudited Interim Consolidated Financial Statements.

ROGERS WIRELESS INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Nine Months Ended September 30, 2003 and 2004

      These interim unaudited Consolidated Financial Statements do not include all of the disclosures required by Canadian generally accepted accounting principles (“GAAP”). They should be read in conjunction with the audited Annual Consolidated Financial Statements, including the Notes thereto, for the year ended December 31, 2003.

1.	Basis of Presentation and Accounting Policies:

      The interim Consolidated Financial Statements include the accounts of Rogers Wireless Inc. and its subsidiaries (collectively “the Company”). The Notes presented in these interim Consolidated Financial Statements include only significant changes and transactions occurring since the Company’s last year end and are not fully inclusive of all matters normally disclosed in the Company’s annual audited Consolidated Financial Statements.

      These interim Consolidated Financial Statements follow the same accounting policies and methods of application as the most recent annual financial statements except certain comparative figures have been reclassified and the following policies have been adopted in the nine months ended September 30, 2004:

a) GAAP Hierarchy:

      In June 2003, the Canadian Institute of Chartered Accountants (“CICA”) released Handbook Section 1100, “Generally Accepted Accounting Principles”. Previously, there had been no clear definition of the order of authority for sources of GAAP. This standard established standards for financial reporting in accordance with Canadian GAAP and applies to our 2004 fiscal year. This section also provides guidance on sources to consult when selecting accounting policies and appropriate disclosures when a matter is not dealt with explicitly in the primary sources of GAAP.

      The Company has reviewed this new standard, and as a result has adopted a classified balance sheet presentation since it believes the historical industry practice of a declassified balance sheet presentation is no longer appropriate.

      In addition, within the Consolidated Statements of Cash Flows, we have reclassified the change in non-cash working capital items related to PP&E to investing activities. This change had the impact of increasing cash used in investing activities by $83.0 million for the nine months ended September 30, 2003 compared to our previous method and decreasing cash used in investing activities on the Statements of Cash Flows, by $40.8 million for the nine months ended September 30, 2004. The corresponding change was to non-cash working capital items within operating activities.

b) Hedging Relationships:

      In November 2001, the CICA issued Accounting Guideline 13, “Hedging Relationships” (“AcG-13”), and in November 2002, the CICA amended the effective date of the guideline. AcG-13 established new criteria for hedge accounting and it will apply to all hedging relationships in effect on or after January 1, 2004. Effective January 1, 2004, the Company determined that it would not account for its cross-currency interest rate exchange agreements as hedges for accounting purposes and consequently began to account for such derivatives on a mark-to-market basis, with resulting gains or losses recorded in or charged against income.

      The Company adjusted the carrying value of these instruments from $136.5 million at December 31, 2003 to the fair value of $120.4 million on January 1, 2004. The corresponding transitional loss of $16.1 million was deferred and amortized to income over the remaining life of the underlying debt instruments. Amortization for the six months ended June 30, 2004 totalled $0.4 million.

ROGERS WIRELESS INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      This change resulted in the recognition in the Consolidated Statement of Income of an unrealized loss related to the change in fair value of the exchange agreements of $3.8 million for the six months ended June 30, 2004. A loss of $32.4 million was also recognized for the six months ended June 30, 2004 related to the unrealized foreign exchange on the debt previously hedged.

      Effective July 1, 2004, the Company met the requirements for hedge accounting under AcG-13 for certain of its instruments, and consequently, on a prospective basis, began to treat approximately US$1,240.0 million notional amount of these exchange agreements as hedges against foreign exchange fluctuations on US$1,240.0 million of US dollar-denominated debt.

      A new transitional adjustment arising on the change from mark-to-market accounting to hedge accounting was therefore recalculated as at July 1, 2004, resulting in a deferred transitional gain of $53.9 million, which will amortized to income over the shorter of the remaining life of the debt and the term of the exchange agreements. Amortization of this transitional gain from July 1, 2004 to September 30, 2004 totalled $1.6 million.

      Certain other cross-currency interest rate exchange agreements will continue not to be accounted for as hedges as they do not meet the requirements for hedge accounting under AcG-13. Approximately US$61.8 million notional amount of exchange agreements will continue to be accounted for on a mark-to-market basis. The fair value of these exchange agreements was $1.0 million at September 30, 2004.

c )	Stock-Based Compensation:

      Effective January 1, 2004, Canadian GAAP requires the Company to determine the fair value of stock-based compensation awarded to employees and to expense the fair value over the vesting period of the stock options. In accordance with the transition rules, the Company determined the fair value of stock options granted to employees since January 1, 2002, using the Black-Scholes Option Pricing model and recorded an adjustment to opening retained earnings in the amount of $2.3 million, representing the expense for the 2002 and 2003 fiscal years. The offset to retained earnings is an increase in contributed surplus. Stock-based compensation expense for the nine months ended September 30, 2004 was $3.2 million.

d)	Revenue Recognition:

      Effective January 1, 2004, the Company adopted new Canadian accounting standards, including the CICA Emerging Issues Committee Abstract 142 issued in December 2003, regarding the timing of revenue recognition and the classification of certain items as revenue or expense.

      As a result of the adoption of these new accounting standards, the following changes to the recognition and classification of revenue and expenses have been made:

•	Activation fees are now classified as equipment revenue. Previously, these amounts were classified as network revenue.

•	Recoveries from new and existing subscribers from the sale of equipment are now classified as equipment revenue. Previously, these amounts were recorded as a reduction to sales expense in the case of a new subscriber, or as a reduction to operating, general and administrative expense in the case of an existing subscriber.

•	Equipment subsidies provided to new and existing subscribers are now classified as a reduction to equipment revenue. Previously, these amounts were recorded as a sales expense in the case of a new subscriber, or as an operating, general and administrative expense in the case of an existing subscriber. Costs for equipment provided under retention programs to existing subscribers are now

ROGERS WIRELESS INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

recorded as equipment cost of sales. Previously, these amounts were recorded as operating, general and administrative expenses.

•	Certain other recoveries from subscribers related to collections activities are now recorded as network revenue rather than as a recovery of operating, general and administrative expenses.

      As a result of the adoption of these new accounting standards, the following changes to the classification of revenue and expenses have been made:

	Nine Months Ended September 30,

	2003		2004

	After	Prior to	After	Prior to
	Adoption	Adoption	Adoption	Adoption

	(In millions of dollars)
Network revenue	$1,493.4	$1,499.1	$1,772.4	$1,777.2
Equipment sales	124.8	158.4	197.5	214.3

	$1,618.2	$1,657.5	$1,969.9	$1,991.5

Cost of equipment sales	$252.0	$160.9	$357.5	$207.5
Sales and marketing expenses	250.1	349.8	266.4	378.8
Operating, general and administrative expenses	555.3	586.2	609.7	668.9

      This change in accounting classification had no effect on the amounts of reported operating income or net income. All prior period amounts have been conformed to reflect these changes in classification.

2.	Long-term Debt:

	Interest	December 31,	September 30,
	Rate	2003	2004

	(In thousands of dollars)
(i) Bank credit facility	Floating	$138,000	$—
(ii) Senior Secured Notes, due 2006	10 1/2%	160,000	160,000
(iii) Senior Secured Notes, due 2007	8.30%	253,453	—
(iv) Senior Secured Debentures, due 2008	9 3/8%	430,589	—
(v) Senior Secured Notes, due 2014	6 3/8%	—	947,925
(vi) Senior Secured Notes, due 2011	9 5/8%	633,276	619,311
(vii) Senior Secured Debentures, due 2016	9 3/4%	200,193	195,778
(viii) Senior Subordinated Notes, due 2007	8.80%	231,443	—
(ix) Mortgage payable and capital leases	Various	26,185	24,212

		2,073,139	1,947,226
Current portion of long-term debt		(2,378)	(918)

		$2,070,761	$1,946,308

      On October 8, 2004, the terms of the bank credit facility were amended (note 12(a)).

Issued:

      In February 2004, the Company issued US$750.0 million 6.375% Senior Secured Notes due 2014.

      On February 20, 2004, the Company entered into US$750.0 million notional amount of cross-currency interest rate exchange agreements to reduce the Company’s exposure to changes in the exchange rate of

ROGERS WIRELESS INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the U.S. dollar as compared to the Canadian dollar. The impact of these cross-currency interest exchange agreements is to economically hedge these amounts at an average exchange rate of C$1.33490 to US$1.00.

Redeemed:

      On February 20, 2004, the Company unwound US$333.2 million of cross-currency interest rate exchange agreements for cash proceeds of $58.4 million.

      On March 26, 2004, the Company redeemed its US$196.1 million Senior Secured Notes, US$179.1 million Senior Subordinated Notes, and US$333.2 million Senior Secured Debentures for an aggregate of US$734.7 million, including payment of redemption premiums. This resulted in a loss on the repayment of long-term debt of $2.3 million, which included redemption premiums of $34.7 million, the write-off of deferred financing costs of $7.8 million, and a $40.2 million gain on the release of the deferred transition gain related to the cross-currency interest rate exchange agreements that were unwound during the quarter which were previously treated as effective hedges prior to our adoption of new rules with respect to Hedging Relationships as discussed in Note 1(b).

3.	Derivative Instruments:

      The carrying value of derivative instruments represents the impact of the differences in foreign exchange rates under the cross-currency interest rate exchange agreements used to hedge long-term debt denominated in U.S. dollars, and the spot foreign exchange rate at the balance sheet date. In the prior year, this amount was recorded as a component of long-term debt on the consolidated balance sheet. The comparative amount as at December 31, 2003 has been reclassified to reflect the current year’s financial statement presentation.

4.	Deferred Transitional Gain:

      The deferred transitional gain arose on July 1, 2004 as a result of the change from mark-to-market accounting to hedge accounting related to cross-currency interest rate exchange agreements. The transitional gain is being amortized to income over the shorter of the remaining life of the related debt and the term of the exchange agreements. Amortization for the three months ended September 30, 2004 totalled $2.4 million.

5.	Shareholder’s Equity:

	December 31,	September 30,
	2003	2004

	(In thousands of dollars)
Capital stock:
Issued and outstanding — 1,603,628 Class A Common Shares	$1,846,885	$1,846,885
Contributed surplus	—	5,429

	1,846,885	1,852,314
Deficit	(1,406,433)	(1,247,524)

	$440,452	$604,790

      i.     Stock-based compensation:

      On January 1, 2004, the Company adopted CICA Handbook Section 3870 and recorded a charge to opening retained earnings of $2.3 million for stock options granted to employees after January 1, 2002 (Note 1(c)).

ROGERS WIRELESS INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      During the nine months ended September 30, 2004, the Company recorded compensation expense of $3.2 million related to stock options granted to employees on or after January 1, 2002.

      As a result of the above transactions, $5.4 million was recorded in contributed surplus.

      Based on stock options issued subsequent to January 1, 2002, the stock-based compensation expense for the nine months ended September 30, 2003 would have been $1.2 million and pro forma net income for the nine months ended September 30, 2003 would have been $135.3 million and basic and diluted earnings per share would have been $84.34 per share.

      There were no options granted by the Company for the nine months ended September 30, 2004. The weighted average estimated fair value at the date of the grant for the options granted by the Company for the nine months ended September 30, 2003 was $10.59 per share. The “fair value” of each option granted was estimated on the date of the grant using the Black-Scholes Option Pricing Model with the following assumptions:

	September 30,

	2003	2004

Risk-free interest rate	4.66%	—
Dividend yield	—	—
Volatility factor of the future expected market price of RWCI’s Class B Restricted Voting shares	56.14%	—
Weighted average expected life of the options	5 years	—

6.	Pensions:

      For the nine months ended September 30, 2003 and 2004, the Company has made required contributions to the Rogers Communications Inc. (“RCI”) pension plans in the amount of $4.5 million and $5.5 million, respectively, resulting in pension expense of the same amount. In addition, the Company recorded expense of nil and $0.8 million, respectively, for the nine months ended September 30, 2003 and 2004 related to supplemental executive retirement plans that are unfunded.

7.	Employee Share Accumulation Plan:

      Effective the first quarter of 2004, Rogers Wireless Communications Inc. (“RWCI”) launched an employee share accumulation program that allows employees to voluntarily participate in a share purchase program. Under the terms of the program, employees of the Company can contribute a specified percentage of their regular earnings through regular payroll deductions. The administrator of the plan then purchases Class B Restricted Voting shares of RWCI on the open market on behalf of the employee.

      At the end of each quarter, the Company makes a contribution of 25% of the employee’s contribution in the quarter. The administrator then uses this amount to purchase additional shares of RWCI on behalf of the employee, as outlined above.

      The Company records its contribution as compensation expense, which amounted to $0.2 million for the nine months ended September 30, 2004.

ROGERS WIRELESS INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	Consolidated Statement of Cash Flows — Supplemental Information:

      The change in non-cash working capital items are as follows:

	Nine Months Ended
	September 30,

	2003	2004

	(In thousands of dollars)
Cash provided by (used in):
Increase in accounts receivable	$(10,591)	$(39,055)
Increase in other assets and spectrum licences	(10,213)	(12,280)
Increase (decrease) in accounts payable and accrued liabilities	41,248	(89,379)
Increase (decrease) in unearned revenue	(7,595)	2,859
Increase (decrease) in amounts due to affiliated companies, net	(2,031)	22,128

	$10,818	$(115,727)

9.	Earnings Per Share:

      The following table sets forth the calculation of basic and diluted earnings per share:

	Nine Months Ended
	September 30,

	2003	2004

	(In thousands of dollars,
	except per share amounts)
Numerator for basic and diluted earnings per share:
Net income for the year	$136,443	$161,160

Denominator for basic and diluted earnings per share:
Weighted average number of Class A common shares	1,603,628	1,603,628

Basic and diluted earnings per share	$85.06	$100.47

      The Company did not have any dilutive securities outstanding during the nine months ended September 30, 2003 and 2004.

10.	Related Party Transactions:

      The amounts due from (to) RCI and its subsidiaries and AWE comprise the following:

	December 31,	September 30,
	2003	2004

	(In thousands of dollars)
RWCI	$2,521	$26,463
RCI	24	493
Rogers Cable Inc. (“Rogers Cable”)	137	(997)
AWE	(114)	(1,263)

	$2,568	$24,696

      The above amounts, excluding RWCI, reflect intercompany charges for capital and operating expenditures and management fees, and are short-term in nature. The amounts owing to RWCI arise from cash advances.

ROGERS WIRELESS INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A summary of all significant charges from (to) related parties, which have been accounted for at exchange amounts, is as follows:

	Nine Months Ended
	September 30,

	2003	2004

	(In thousands of dollars)
RCI:
Management fees	$8,502	$8,757
Wireless services	(539)	(886)
Rent income	(6,237)	(5,529)
Cost of shared operating expenses	139,349	151,265
Additions to PP&E(1)	14,489	17,780

	155,564	171,387
Rogers Cable:
Wireless equipment for resale	(9,343)	(12,182)
Subscriber activation commissions and customer service	6,941	14,643
Rent income	(2,779)	(3,034)
Wireless services	(1,782)	(2,398)
Transmission facilities usage	330	1,042
Consolidated billing services(2)	(1,015)	(2,886)
Charges for PP&E(1)	—	(1,011)

	(7,648)	(5,826)
Rogers Media Inc. (“Rogers Media”):
Advertising	2,749	2,173
Rent income	(5,985)	(8,425)
Wireless services	(381)	(555)

	(3,617)	(6,807)
AWE:
Roaming revenue	(10,098)	(12,146)
Roaming expense	10,868	8,977
Over-the-air activation services	234	31

	1,004	(3,138)

	$145,303	$155,616

(1)	Additions to (charges for) PP&E relate primarily to expenditures on information technology infrastructure and call centre technologies.

(2)	Included in our accounts receivable at September 30, 2004 is approximately $14.7 million related to amounts outstanding for Rogers Cable services included on consolidated bills to our customers.

ROGERS WIRELESS INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company has entered into certain transactions with companies, the partners or senior officers of which are directors of the Company and RCI. The total amounts paid by the Company to these related parties are as follows:

	Nine Months Ended
	September 30,

	2003	2004

	(In thousands
	of dollars)
Legal services and commissions paid on premiums for insurance coverage	$1,200	$1,416
Interest charges and other financing fees	12,066	5,643

	$13,266	$7,059

11.	Canadian and United States Accounting Policy Differences:

      The interim consolidated financial statements have been prepared in accordance with GAAP as applied in Canada. In the following respects, GAAP as applied in the United States differs from that applied in Canada. If United States GAAP were employed, the net income in each period or year would be adjusted as follows:

	Nine Months Ended

	September 30,	September 30,
	2003	2004

	(In thousands of dollars)
Net income for the period based on Canadian GAAP	$136,443	$161,160
Stock-based compensation(a)	—	3,178
Loss on repayment of long-term debt(b)	—	(28,759)
Interest capitalized(e)	4,343	4,477
Amortization of pre-operating costs(f)	2,232	—
Depreciation expense(h)	(2,226)	(2,720)
Financial instruments(i)	(79,026)	5,379

Net income for the period based on United States GAAP	$61,766	$142,715

Earnings per share under United States GAAP: Basic and diluted	$38.51	$88.97

      The cumulative effect of these adjustments on the consolidated shareholders’ equity of the Company is as follows:

	December 31,	September 30,
	2003	2004

	(In thousands of dollars)
Shareholder’s equity based on Canadian GAAP	$440,452	$604,790
Loss on repayment of long-term debt(b)	—	(28,759)
“Pushed down” goodwill(c)	770,757	770,757
Amortization of goodwill(d)	(248,890)	(248,890)
Interest capitalized(e)	31,243	35,720
Conversion costs(g)	(3,911)	(3,911)
Accumulated depreciation(h)	(5,499)	(8,219)
Financial instruments(i)	9,861	15,240

Shareholder’s equity based on United States GAAP	$994,013	$1,136,728

ROGERS WIRELESS INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(a)	Stock-Based Compensation:

      Under Canadian GAAP, effective January 1, 2004, the Company adopted the fair value method of recognizing stock-based compensation expense. For U.S. GAAP purposes, the intrinsic value method is used to account for stock-based compensation. Compensation expense of $3.2 million under Canadian GAAP for the nine months ended September 30, 2004 would not be recognized under U.S. GAAP. The exercise price of stock options is equal to the market value of the underlying shares at the date of grant, therefore there is no expense under the intrinsic value method for U.S. GAAP purposes for the nine months ended September 30, 2004.

(b)	Loss on Repayment of Long-Term Debt:

      On March 26, 2004, the Company repaid long-term debt resulting in a loss on early repayment of long-term debt of $2.3 million. This loss included, among other items, a $40.2 million gain on the realization of the deferred transitional gain related to cross-currency interest rate exchange agreements which were unwound in connection with the repayment of long-term debt. Under U.S. GAAP, the Company records cross-currency interest rate exchange agreements at fair value. Therefore, under U.S. GAAP, the deferred transition gain realized under Canadian GAAP would be reduced by $28.8 million, representing the $40.2 million gain net of the realization of a gain of $11.4 million, related to the deferred transition adjustment that arose on the adoption of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”).

(c)	“Push-down” Accounting:

      Under United States GAAP, purchase transactions that result in an entity becoming a wholly owned subsidiary establish a new basis of accounting for the entity purchased and its assets and liabilities. As a result of RCI’s acquisition of 100% of the Company in 1989 for United States GAAP purposes, the Company must record as an asset in its consolidated financial statements the amount of goodwill that was recorded on the consolidated financial statements of RCI. As this acquisition was financed principally by the parent company with proceeds from other asset sales, the corresponding adjustment for the assets recorded was an increase in shareholders’ equity.

      At the time of the acquisition by RCI, Canadian GAAP did not permit a subsidiary company to alter the historical costs of its assets or liabilities upon it being acquired.

(d)	Amortization of Goodwill:

      As a result of the “push-down” accounting described in (c) above, the Company was required until 2001 to amortize the amount recorded as goodwill under United States GAAP. The Company had been amortizing this amount under United States GAAP over 40 years on a straight-line basis.

(e)	Interest Capitalized:

      United States GAAP requires capitalization of interest costs as part of the historical cost of acquiring certain qualifying assets which require a period of time to prepare for their intended use. This is not required under Canadian GAAP.

(f)	Pre-operating Costs:

      Under Canadian GAAP, the Company defers the incremental costs relating to the development and pre-operating phases of new business, and amortizes these costs on a straight-line basis over two years. Under United States GAAP, these costs are expensed as incurred.

ROGERS WIRELESS INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(g)	Conversion Costs:

      Under Canadian GAAP, the Company capitalized certain costs incurred to convert data to its new customer care and billing system. United States GAAP required these costs to be expensed as incurred.

(h)	Accumulated Depreciation:

      As a result of the capitalization of interest to PP&E required under United States GAAP described in (e) above, additional depreciation on the interest capitalized is recorded under United States GAAP in subsequent periods. As a result of conversion costs being expensed under United States GAAP as described in (g) above, depreciation expense is reduced under United States GAAP in subsequent periods.

(i)	Financial Instruments:

      Under Canadian GAAP, the Company accounts for its cross-currency interest rate exchange agreements as hedges of specific debt instruments. Under United States GAAP, these instruments are not accounted for as hedges as a result of adopting SFAS 133 effective January 1, 2001. Changes in the fair value of the derivative financial instruments, reflecting primarily market changes in foreign exchange rates, interest rates, as well as the level of short-term variable versus long-term fixed interest rates, are recognized in income immediately. Under United States GAAP, effective January 1, 2001, the Company recorded an increase of $29.2 million in the carrying value of the derivative financial instruments, to a total of $139.9 million, and a corresponding increase in the carrying value of long-term debt. This increase in long-term debt has been recorded for United States GAAP purposes as a cumulative transition adjustment that is being amortized to net income over the remaining life of the respective long-term debt.

(j)	Statement of Cash Flows:

(i) Canadian GAAP permits the disclosure of a sub-total of the amount of cash provided by operations before changes in non-cash working capital items while United States GAAP does not.

(ii) Canadian GAAP permits bank advances to be included in the determination of cash and cash equivalents while United States GAAP requires that bank advances are included in financing activities. Under United States GAAP, for the nine months ended September 30, 2004, the increase in cash and cash equivalents of $115.5 million would decrease by $4.3 million and the cash flows used for financing activities would increase by $4.3 million. The decrease in cash and cash equivalents of $7.6 million for the nine months ended September 30, 2003 would decrease by $5.9 million and cash flows used for financing activities would decrease by $5.9 million.

(k)	Statement of Comprehensive Income:

      The United States GAAP net income for the nine months ended September 30, 2004 and 2003 is the same as comprehensive income for United States GAAP purposes.

12.	Subsequent Events:

      (a) On October 8, 2004 the Company and its bank lenders entered into an amending agreement to the Company’s $700.0 million bank credit facility that provided among other things, for a two year extension to the maturity date and the reduction schedule so that the bank credit facility now reduces by $140 million on each of April 30, 2008 and April 30, 2009 with the maturity date on April 30, 2010. The provision for early maturity in the event that the Company’s 10 1/2% senior secured notes due 2006 are not repaid (by refinancing or otherwise) on or prior to December 31, 2005 has been eliminated. In addition, certain financial ratios to be maintained on a quarterly basis have been made less restrictive, the restriction on the annual amount of capital expenditures has been eliminated and the restriction on the payment of

ROGERS WIRELESS INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

dividends and other shareholder distributions has been eliminated other than in the case of a default or event of default under the terms of the bank credit facility.

      (b) On October 13, 2004, RCI announced the completion of its purchase of the 48,594,172 Class B Restricted Voting shares of RWCI owned by JVII General Partnership (“JVII”), a partnership owned by AWE, for a cash price of Cdn$36.37 per share for a total of approximately $1,767 million. The number of Class B Restricted Voting shares of RWCI purchased reflects the conversion of the Class A Multiple Voting shares of RWCI owned by JVII to such Class B shares upon closing.

      With the completion of the purchase, RCI beneficially owns 64,911,816 Class B Restricted Voting shares of RWCI, representing approximately 80.9% of the issued and outstanding Class B Restricted Voting shares of RWCI, and 62,820,371 Class A Multiple Voting shares of RWCI, representing 100% of the issued and outstanding Class A Multiple Voting shares of RWCI, and which combined represent a total ownership position of approximately 89.2% of the total issued and outstanding shares of both classes of such shares of RWCI at October 31, 2004.

      RCI funded the approximate Cdn$1,767 million cash purchase price of the 48.6 million shares of RWCI through a Cdn$1,750 million secured bridge financing facility of up to two years with a group of Canadian financial institutions. The facility stipulates mandatory repayments, subject to certain exceptions, from the incurrence of debt or equity of RCI or the Company.

      (c) On September 20, 2004, the Company announced an agreement with Microcell Telecommunications Inc. (“Microcell”) to make an all cash tender offer of $35.00 per share to acquire Microcell. The Company completed the acquisition on November 12, 2004. The funding for this acquisition was comprised of the utilization of the Company’s cash on hand, drawdowns under the Company’s committed $700.0 million bank credit facility, and proceeds from a bridge loan from RCI of up to $900.0 million, of which $850.0 million has been drawn. The bridge loan has a term of up to two years from November 9, 2004 and was made on an subordinated unsecured basis. The bridge loan bears interest at 6% per annum and is prepayable in whole or in part without penalty. RCI funded the $850.0 million drawdown on the bridge loan using cash on hand, cash received from Rogers Cable in the form of a return of capital and cash received from Rogers Media in the form of a repayment of an intercompany advance made to Rogers Media by RCI. Each of Rogers Cable and Rogers Media made drawdowns under its respective committed bank credit facilities to fund the cash transfers to RCI.

      On April 21, 2004, a proceeding was brought against Microcell and others alleging breach of contract, breach of confidence, misuse of confidential information, breach of a duty of loyalty, good faith and to avoid a conflict of duty and self interest, and conspiracy. The plaintiff is seeking damages in the amount of $160 million. The proceeding is at an early stage. The Company believes it has good defences to the claim.

      (d) On November 30, 2004, the Company completed an offering of $460.0 million Senior (Secured) Notes Due 2011, US$550.0 million Floating Rate Senior (Secured) Notes due 2010, US$470.0 million Senior (Secured) Notes Due 2012, US$550.0 million Senior (Secured) Notes Due 2015, and US$400.0 million dollar denominated Senior Subordinated Notes Due 2012.

13.	Contingent Liabilities:

      On August 9, 2004, a proceeding under the Class Actions Act (Saskatchewan) was brought against the Company and other providers of wireless communications services in Canada. The proceeding involves allegations by wireless customers of breach of contract, misrepresentation and false advertising. The plaintiffs seek unquantified damages from the defendant wireless communications service providers. The Company believes it has good defenses to the allegations. The proceeding has not been certified as a class action and it is too early to determine whether the proceeding will qualify for certification as a class action.

ROGERS WIRELESS INC.

PRO FORMA CONSOLIDATED BALANCE SHEET

September 30, 2004

	Rogers		Pro Forma		Pro Forma
	Wireless	Microcell	Adjustments	Notes	Total

	(Unaudited)
	(In thousands of dollars)
ASSETS
Current assets:
Cash and cash equivalents	$111,185	$110,977	$(111,185)	4(a)(i)	$—
			103,917	4(a)(ii)
			2,921,588	4(a)(iii)
			(2,921,588)	4(a)(iii)
			(214,894)	4(a)(vii)
Short-term investments	—	22,804	(22,804)	4(a)(vii)	—
Accounts receivable	348,961	91,430	—		440,391
Deferred charges	—	21,280	(21,280)	4(a)(vi)	—
Other assets	51,128	87,715	—		138,843

	511,274	334,206	(266,246)		579,234
Property, plant and equipment	2,249,063	462,161	(292,961)	4(a)(vi)	2,418,263
Spectrum licences	402,880	188,002	(188,002)	4(a)(vi)	813,480
			410,600	4(a)(vi)
Goodwill	7,058	—	886,367	4(a)(vi)	893,425
Other intangible assets	—	38,883	292,773	4(a)(vi)	292,773
			(38,883)	4(a)(vi)
Deferred charges	27,904	33,147	28,295	4(a)(iii)	56,199
			(33,147)	4(a)(vi)
Other long-term assets	1,178	4,146	—		5,324

	$3,199,357	$1,060,545	$798,796		$5,058,698

LIABILITIES AND SHAREHOLDER’S EQUITY (DEFICIENCY)
Current liabilities:
Accounts payable and accrued liabilities	$328,485	$127,982	$193,000	4(a)(v)	$649,467
Current portion of long-term debt	918	12,000	(12,000)	4(a)(vii)	918
Fair value of derivative instruments	—	9,677	(9,677)	4(a)(vii)	—
Due to parent and affiliated companies	24,696	—	—		24,696
Unearned revenue	37,362	47,450	(7,227)	4(a)(vi)	77,585

	391,461	197,109	164,096		752,666
Long-term debt	1,946,308	360,616	444,860	4(a)(i)	5,194,444
			2,949,883	4(a)(iii)
			(321,588)	4(a)(iii)
			5,646	4(a)(vi)
			(366,262)	4(a)(vii)
			174,981	4(a)(vii)
Subordinated loan payable to parent company	—	—	850,000	4(a)(i)	—
			(850,000)	4(a)(iii)
Derivative instruments	198,307	—	—	—	198,307
Deferred transitional gain	57,474	—	—	—	57,474
Fair value of derivative instruments	1,017	24,740	(24,740)	4(a)(vii)	1,017
Shareholder’s equity (deficiency)	604,790	478,080	103,917	4(a)(ii)	(1,145,210)
			(1,750,000)	4(a)(iv)
			(581,997)	4(a)(viii)

	$3,199,357	$1,060,545	$798,796		$5,058,698

See accompanying notes to pro forma consolidated financial statements.

ROGERS WIRELESS INC.

PRO FORMA CONSOLIDATED STATEMENT OF INCOME

Year Ended December 31, 2003

		Microcell

		Pre-
	Rogers	reorganization
	Wireless	Four Months	Eight Months
	Year Ended	Ended	Ended
	December 31,	April 30,	December 31,	Pro Forma		Pro Forma
	2003	2003	2003	Adjustments	Notes	Total

		(Note 2(b))

	(Unaudited)
	(In thousands of dollars, except earnings (loss) per share)
Revenue:
Postpaid	$1,911,073	$124,303	$261,907	$—		$2,297,283
Prepaid	91,255	45,893	95,576	(12,908)	4(b)(i)	219,816
One-way messaging	27,565	—	—	—		27,565
Equipment	177,901	7,498	35,610	2,359	4(b)(ii)	217,049
				(6,319)	4(b)(ii)

	2,207,794	177,694	393,093	(16,868)		2,761,713

Operating expenses:
Cost of equipment sales	380,771	23,416	93,552	—		497,739
Sales and marketing	361,998	24,585	73,185	(12,908)	4(b)(i)	446,860
Operating, general and administrative	737,400	91,137	178,335	—		1,006,872
Management fees	11,336	—	—	—		11,336
Depreciation and amortization	518,599	59,388	46,771	58,555	4(b)(iii)	637,660
				(7,383)	4(b)(iii)
				(41,852)	4(b)(iii)
				3,582	4(b)(iv)

	2,010,104	198,526	391,843	(6)		2,600,467

Operating income (loss)	197,690	(20,832)	1,250	(16,862)		161,246
Interest expense	193,607	70,608	14,817	212,240	4(b)(iv)	491,272

	4,083	(91,440)	(13,567)	(229,102)		(330,026)
Foreign exchange gain	135,242	136,553	13,926	—		285,721
Investment and other income	932	2,200	5,187	(3,891)	4(b)(iv)	4,428

Income (loss) before income taxes	140,257	47,313	5,546	(232,993)		(39,877)
Income taxes	2,374	1,796	587	—		4,757

Net income (loss) for the period	$137,883	$45,517	$4,959	$(232,993)		$(44,634)

Earnings (loss) per share — basic and diluted	$85.96					$(38.49)

See accompanying notes to pro forma consolidated financial statements.

ROGERS WIRELESS INC.

PRO FORMA CONSOLIDATED STATEMENT OF INCOME

Nine Months Ended September 30, 2004

	Rogers		Pro forma		Pro Forma
	Wireless	Microcell	Adjustments	Notes	Total

	(Unaudited)
	(In thousands of dollars, except earnings (loss) per share)
Revenue:
Postpaid	$1,678,470	$354,290	$—		$2,032,760
Prepaid	75,211	91,645	(5,574)	4(b)(i)	161,282
One-way messaging	18,652	—	—		18,652
Equipment	197,564	36,168	4,868	4(b)(ii)	217,256
			(21,344)	4(b)(ii)

	1,969,897	482,103	(22,050)		2,429,950

Operating expenses:
Cost of equipment sales	357,527	83,041	—		440,568
Sales and marketing	266,447	87,822	(5,574)	4(b)(i)	348,695
Operating, general and administrative	609,663	220,854	7,071	4(b)(ii)	837,588
Management fees	8,756	—	—		8,756
Special charges (note 2(c))	—	9,668	—		9,668
Depreciation and amortization	357,327	61,072	43,916	4(b)(iii)	426,995
			(6,617)	4(b)(iii)
			(31,389)	4(b)(iii)
			2,686	4(b)(iv)

	1,599,720	462,457	10,093		2,072,270

Operating income	370,177	19,646	(32,143)		357,680
Interest expense	152,422	23,782	145,074	4(b)(iv)	321,278

	217,755	(4,136)	(177,217)		36,402
Foreign exchange loss	(46,369)	(15,757)	—		(62,126)
Change in the fair value of derivative instruments	(9,046)	—	—		(9,046)
Loss on repayment on long-term debt	(2,313)	—	—		(2,313)
Investment and other income (loss)	5,091	(147)	(3,412)	4(b)(iv)	1,532

Income (loss) before income taxes	165,118	(20,040)	(180,629)		(35,551)
Income taxes	3,958	2,958	—		6,916

Net income (loss) for the period	$161,160	$(22,998)	$(180,629)		$(42,467)

Earnings (loss) per share — basic and diluted	$100.47				$(29.71)

See accompanying notes to pro forma consolidated financial statements.

ROGERS WIRELESS INC.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2003 and Nine Months Ended September 30, 2004
(Tabular amounts in thousands of dollars)
(Unaudited)

1.	Description of Transactions:

      On September 20, 2004, Rogers Wireless Inc. (“Rogers Wireless”) announced an agreement with Microcell Telecommunications Inc. (“Microcell”) to make an all cash tender offer totalling approximately Cdn. $1.4 billion, to acquire all of Microcell, Canada’s fourth largest wireless communications provider (the “Acquisition”). Rogers Wireless completed the Acquisition on November 12, 2004.

      On September 13, 2004, Rogers Communications Inc. (“RCI”) entered into an agreement with JVII General Partnership (“JVII”), a general partnership wholly owned by AT&T Wireless Services, Inc., whereby RCI agreed to purchase all of JVII’s shares of Rogers Wireless Communications Inc. (“RWCI”), the parent company of Rogers Wireless, for a cash purchase price totalling approximately $1,767 million. RCI closed this transaction on October 13, 2004. RCI funded the cash purchase price for the RWCI shares through a $1.75 billion secured bridge credit facility with a term of up to two years to October 12, 2006 and from cash on hand. It is RCI’s intention that Rogers Wireless will refinance the bridge financing facility. Rogers Wireless intends to make a $1.75 billion distribution as a return of capital to RWCI. RWCI is reviewing the various methods of transferring the $1.75 billion distribution to its shareholders, so RCI will have adequate funds to repay its $1.75 billion bridge credit facility. In connection with these transactions, Rogers Wireless announced on November 19, 2004 that it had priced a private placement of notes in the aggregate principal amount of US$2,356,000,000 (approximately $2,949,883,000 based on the exchange rate at September 30, 2004) (the “Financing”). This offering was completed on November 30, 2004. Rogers Wireless estimates that its net proceeds from this issuance were approximately Cdn$2,782.9 million after deduction of expenses and commissions based on the noon exchange rate as reported by the Federal Reserve Bank of New York on November 19, 2004 of US$1.00 = Cdn$1.1928. Rogers Wireless has used a portion of the net proceeds to repay the $850.0 million outstanding under, and to permanently cancel, the bridge loan from RCI and to repay the advances outstanding under the amended bank credit facility. Rogers Wireless intends to use the remaining net proceeds, together with advances under the amended bank credit facility, to make a $1.75 billion distribution as a return of capital to RWCI.

RWCI Loan to RCI

      On December 17, 2004, RWCI and RCI announced that the board of directors of RWCI has approved a loan of up to $1.4 billion from RWCI to RCI. The loan will be made by RWCI from cash on hand resulting from a return of capital from RWI. RCI intends to use the $1.4 billion proceeds from the loan, together with $350 million from cash on hand, to permanently repay RCI’s $1.75 billion bridge credit facility.

      A special committee of independent directors of RWCI concluded that making this loan to RCI is in the best interests of RWCI and recommended that the board of directors of RWCI approve the making of the loan.

      The loan to RCI will be advanced on December 31, 2004, and will mature on October 16, 2006. The loan must be repaid in whole or in part before the maturity date in certain circumstances including from the proceeds of any shareholder distributions by RWCI to RCI or to its wholly-owned subsidiary, RWCI Acquisition Inc. The loan will be secured by a pledge of shares of Rogers Cable and of shares of RWCI Acquisition Inc. which holds 48,594,172 RWCI Class B Restricted Voting shares.

      RWCI has disclosed that it is reviewing the various methods of transferring $1.75 billion to its shareholders, so that RCI would have adequate funds to repay its $1.75 billion bridge credit facility. RWCI has stated that a determination of the method of such a distribution, including the timing thereof,

ROGERS WIRELESS INC.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2003 and Nine Months Ended September 30, 2004
(Tabular amounts in thousands of dollars)
(Unaudited) — (Continued)

would not take place until following completion by RCI of its offer to acquire all of the outstanding RWCI Class B Restricted Voting shares held by the public. RCI’s offer is currently scheduled to expire on December 30, 2004. RWCI is continuing to review the various methods of effecting such a distribution.

2.	Basis of Presentation:

      (a) Pro forma consolidated financial statements:

      The accompanying unaudited pro forma consolidated financial statements (the “Statements”) give effect to the Acquisition and the Financing as if they had occurred as at:

•	September 30, 2004 for the purposes of the unaudited pro forma consolidated balance sheet; and

•	January 1, 2003 for the purposes of the unaudited pro forma consolidated statements of income for the year ended December 31, 2003 and the nine month period ended September 30, 2004.

      The Statements have been prepared by management in accordance with Canadian generally accepted accounting principles (“GAAP”). In certain respects, GAAP as applied in the United States differs from that applied in Canada (see note 6). The accounting policies used in the preparation of the Statements are consistent with those used by Rogers Wireless in the preparation of the consolidated financial statements for the year ended December 31, 2003 and the nine months ended September 30, 2004.

      The Statements have been prepared using the following information and should be read in conjunction with the financial statements listed below:

(i) Audited consolidated financial statements of Rogers Wireless as at and for the year ended December 31, 2003;

(ii) Audited consolidated financial statements of Microcell as at December 31, 2003 and for the periods from January 1, 2003 to April 30, 2003 and May 1, 2003 to December 31, 2003 (note 2(b));

(iii) Unaudited consolidated interim financial statements of Rogers Wireless as at and for the nine months ended September 30, 2004;

(iv) Unaudited consolidated interim financial statements of Microcell as at and for the nine months ended September 30, 2004; and

(v) Such other supplementary information as was considered necessary to reflect the Acquisition in the statements.

      The Statements do not include the anticipated financial benefits from such items as cost savings arising from the Acquisition. The Statements are not necessarily indicative of the results of operations or the financial position that would have resulted had the Acquisition or the Financing been effected on the dates indicated, or the results that may be obtained in the future.

      Certain elements of the Rogers Wireless and Microcell consolidated financial statements have been reclassified to provide a consistent classification format.

      (b) Financial reorganization of Microcell:

      On May 1, 2003, the predecessor company of Microcell and certain of its subsidiaries emerged from a restructuring plan under the Companies’ Creditors Arrangement Act and Canada Business Corporations Act. Pursuant to the plan, Microcell’s long-term debt obligations decreased by approximately $1.6 billion. Microcell’s interest expense for the four months ended April 30, 2003 includes the interest expense on the full amount of Microcell’s debt prior to the restructuring.

ROGERS WIRELESS INC.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2003 and Nine Months Ended September 30, 2004
(Tabular amounts in thousands of dollars)
(Unaudited) — (Continued)

      Effective May 1, 2003, the date of reorganization, Microcell has accounted for its financial reorganization by using the principles of fresh start accounting. Accordingly, all assets and liabilities were revalued at estimated fair values and Microcell’s deficit was eliminated. Microcell determined that its enterprise value was $689 million of which $350 million has been allocated to long-term debt and $339 million to equity. This enterprise value was determined based on several traditional valuation methodologies utilizing projections developed by Microcell management including discounted cash flow analysis and comparable company trading analysis. A comprehensive revaluation of the assets and liabilities of Microcell was done based on this enterprise value. Microcell’s depreciation expense for the four months ended April 30, 2003 is based on the original cost of Microcell’s property, plant and equipment. For periods subsequent to the restructuring, depreciation expense is based on the restated property, plant and equipment amounts.

      (c) Microcell special charges:

      In connection with events leading up to the Acquisition, Microcell incurred financial and legal fees in the amount of $6.1 million in the nine months ended September 30, 2004. In addition, as a result of the impact of the Acquisition on Microcell’s share price, the vesting of options under Microcell’s stock option plan was accelerated, which resulted in an acceleration of compensation expense of $3.6 million in the nine months ended September 30, 2004.

3.	Accounting for the Acquisition:

      The Acquisition is accounted for using the purchase method of accounting. The total purchase consideration is comprised of the following:

Cash	$1,391,045
Estimated transaction costs	15,000

$1,406,045

      The cash consideration includes the acquisition of additional equity securities that Rogers Wireless expects to acquire in May 2005.

      The purchase price will be allocated to the assets acquired (including identifiable intangible assets arising from the purchase) and liabilities assumed based on their estimated fair value at the date of acquisition.

ROGERS WIRELESS INC.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2003 and Nine Months Ended September 30, 2004
(Tabular amounts in thousands of dollars)
(Unaudited) — (Continued)

      Details of the estimated fair value of assets acquired and liabilities assumed of Microcell based on the information available at the date of preparation of these statements are as follows:

Assets acquired:
Cash and cash equivalents	$110,977
Cash related to the exercising of existing stock options and warrants (note 4(a)(ii))	103,917
Short-term investments	22,804
Accounts receivable	91,430
Other current assets	87,715
Property, plant and equipment	169,200
Spectrum licences	410,600
Other intangible assets	292,773
Goodwill	886,367
Other long-term assets	4,146

2,179,929

Less liabilities assumed:
Accounts payable and accrued liabilities	127,982
Liabilities set up on close (note 4(a)(v))	193,000
Unearned revenue	40,223
Long-term debt	378,262
Derivative instruments	34,417

773,884

Fair value of net assets acquired	$1,406,045

      The actual adjustments that Rogers Wireless will ultimately make in finalizing the allocation of the purchase price of Microcell to the fair value of the net assets acquired will depend on a number of factors including additional information available at such time, changes in market values and changes in Microcell’s operating results between the date of these pro forma consolidated financial statements and the effective date of the Acquisition.

      In the preparation of these pro forma financial statements, the purchase consideration has been allocated on a preliminary basis to the fair value of assets acquired and liabilities assumed based on management’s best estimates and taking into account all relevant information available at the time these Statements were prepared. Rogers Wireless expects that the actual amounts for each of the fair values of the assets and liabilities acquired will vary from the pro forma amounts and that the variation may be material.

ROGERS WIRELESS INC.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2003 and Nine Months Ended September 30, 2004
(Tabular amounts in thousands of dollars)
(Unaudited) — (Continued)

4.	Pro Forma Assumptions and Adjustments:

      (a) The unaudited pro forma consolidated balance sheet as at September 30, 2004 incorporates the following adjustments:

(i) The funding for the Acquisition has been reflected in the pro forma consolidated balance sheet as if it had occurred on September 30, 2004, as follows:

Sources of funding:
Cash on hand of Rogers Wireless	$111,185
Rogers Wireless bank credit facility	444,860
Loan from RCI	850,000

$1,406,045

(ii) Each of cash and share capital has been increased by $103,917,000 to reflect the exercise of Microcell stock options and warrants, which are assumed to have occurred immediately prior to the Acquisition.

(iii) Rogers Wireless announced on November 19, 2004 that it had priced a private placement of notes in the aggregate principal amount of $2,949,883,000 (based on the U.S. dollar exchange rate at September 30, 2004) of senior and subordinated debt. The net proceeds of this issue are estimated to be $2,921,588,000 (based on the U.S. dollar exchange rate at September 30, 2004). It is expected that the net proceeds will be used as follows:

Distribution to RWCI	$1,750,000
Repayment of loan from RCI	850,000
Repayment of Rogers Wireless bank credit facility	321,588

$2,921,588

(iv) Shareholder’s equity has been reduced by $1,750,000,000 to reflect the distribution of funds to RWCI.

(v) A plan has been developed to restructure and integrate the operations of Microcell. As a result of the restructuring and integration, it is expected that severance and other employee related costs, as well as costs to consolidate facilities, systems and operations totalling an estimated $193,000,000 will be incurred. These costs are management’s preliminary estimates and take into account all relevant information available at the time these Statements were prepared. The actual integration costs may vary materially from such estimates. These costs have been reflected in the pro forma consolidated balance sheet as a liability as part of the purchase consideration allocation.

(vi) Upon acquisition, all of the Microcell deferred charges and intangible assets have been written off. Intangible assets arising on the Acquisition have been recorded at their estimated fair values as part of the allocation of the purchase price. Intangible assets acquired include spectrum licences, which have an indefinite life, and Microcell’s customer contracts and relationships and brand name. In addition, property, plant and equipment, long-term debt and deferred revenue have been adjusted to estimated fair value. The estimated fair values are management’s best estimates based on preliminary studies undertaken by management. The estimated value allocated to goodwill was based on the residual of the preliminary fair values of the identifiable tangible and intangible assets less the

ROGERS WIRELESS INC.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2003 and Nine Months Ended September 30, 2004
(Tabular amounts in thousands of dollars)
(Unaudited) — (Continued)

fair values of the liabilities assumed. The actual allocation may differ significantly from these estimates.

(vii) Immediately after closing the Acquisition, Microcell’s long-term debt was repaid and derivative instruments were unwound utilizing Microcell’s cash on hand (including cash received from the exercise of stock options and warrants as described in (ii) above) and short-term investments and from the proceeds of drawdowns under the Rogers Wireless bank credit facility.

(viii) Microcell’s share capital, retained earnings and contributed surplus have been eliminated to reflect the effect of the Acquisition.

      (b) The unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2003 and for the nine months ended September 30, 2004 incorporate the following adjustments:

(i) Rogers Wireless recognizes revenue from the sale of prepaid services at the net wholesale amount charged to distributors. Microcell recognizes revenue from the sale of prepaid services at the gross amount charged to the subscriber. In order to harmonize Microcell’s accounting presentation to that of Rogers Wireless, network revenue has been reduced by $12,908,000 and $5,574,000 for the year ended December 31, 2003 and nine months ended September 30, 2004, respectively. Sales and marketing expense for the periods has been reduced by the same amounts.

(ii) Rogers Wireless expenses all costs related to subscriber acquisition and retention as incurred. Microcell defers and amortizes certain costs and revenues related to subscriber acquisition and retention. As a result, the following adjustments to revenue and expenses are being made to harmonize Microcell’s accounting presentation to that of Rogers Wireless:

		Nine Months
	Year Ended	Ended
	December 31,	September 30,
Increase (decrease)	2003	2004

Equipment revenue — activation fees	$2,359	$4,868
Equipment revenue — handset subsidies	(6,319)	(21,344)
Operating, general and administrative expenses	—	7,071

(iii) Pro forma depreciation and amortization has been increased by $58,555,000 and $43,916,000 for the year ended December 31, 2003 and the nine months ended September 30, 2004, respectively, to reflect the amortization of other intangible assets arising on the Acquisition, being the Microcell customer contracts and relationships and brand name, over an estimated average life of five years on a straight-line basis. The five-year estimated average life was determined based on Microcell’s historical customer relationship period and a 15-year estimated useful life for the Microcell brand name. A change in the fair value of other intangible assets acquired of $10,000,000 would impact the pro forma amortization expense and pro forma net loss by $2,000,000 and $1,500,000 for the year ended December 31, 2003 and the nine months ended September 30, 2004, respectively. An extension in the estimated average useful life of the Microcell customer contracts and relationships and brand name by one year would reduce the pro forma amortization expense and pro forma net loss by $9,760,000 and $7,320,000 for the year ended December 31, 2003 and the nine months ended September 30, 2004, respectively.

Pro forma amortization expense has been reduced by $7,383,000 and $6,617,000 for the year ended December 31, 2003 and the nine months ended September 30, 2004, respectively, to reflect the

ROGERS WIRELESS INC.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2003 and Nine Months Ended September 30, 2004
(Tabular amounts in thousands of dollars)
(Unaudited) — (Continued)

elimination of historical amortization expense as a result of the fair value adjustments to the existing Microcell intangible assets upon acquisition.

Pro forma depreciation expense has been reduced by $41,852,000 and $31,389,000 for the year ended December 31, 2003 and the nine months ended September 30, 2004, respectively, to reflect the elimination of historical depreciation expense as a result of the write-down of Microcell’s property, plant and equipment to estimated fair value assuming an estimated average life of seven years on a straight-line basis.

(iv) Interest expense and investment and other income have been adjusted to reflect the financing of the Acquisition, the Financing and to eliminate the historical interest expense of Microcell as a result of the repayment of Microcell’s long-term debt, as follows:

		Nine Months
	Year Ended	Ended
	December 31,	September 30,
Increase (decrease)	2003	2004

Interest expense:
Bank credit facility	$14,913	$11,184
Senior and subordinated debt	219,553	157,672
Long-term debt — Microcell	(22,226)	(23,782)

	$212,240	$145,074

Investment and other income	$(3,891)	$(3,412)

Pro forma interest expense has been determined using an estimated interest rate of 5% for the bank credit facility, estimated interest rates for the floating rate senior debt of 4.344% for the year ended December 31, 2003, and 4.514% for the nine months ended September 30, 2004, actual interest rates for the other senior and subordinated debt and exchange rates of Cdn$1.4059 = US$1.00 for the year ended December 31, 2004 and Cdn$1.3254 = US$1.00 for the nine months ended September 30, 2004.

A change of 1/8% in the interest rate on the bank credit facility and the floating rate senior debt would impact the pro forma interest expense and pro forma net loss by $1,340,000 and $963,000 for the year ended December 31, 2003 and the nine months ended September 30, 2004, respectively.

Pro forma depreciation and amortization has been increased by $3,582,000 and $2,686,000 for the year ended December 31, 2003 and the nine months ended September 30, 2004 to reflect the amortization of financing costs incurred on the issue of senior and subordinated debt over an estimated average term to maturity of 7.9 years.

(v) A full valuation allowance has been recorded against the income tax loss carryforwards of Microcell totalling approximately $1.6 billion as it is not more likely than not that these losses will be utilized. Any future reduction in the valuation allowance will reduce goodwill and other intangible assets.

ROGERS WIRELESS INC.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2003 and Nine Months Ended September 30, 2004
(Tabular amounts in thousands of dollars)
(Unaudited) — (Continued)

5.	Pro Forma Earnings per Share:

      The following table sets forth the calculation of pro forma basic and diluted earnings (loss) per share:

		Nine Months
	Year Ended	Ended
	December 31,	September 30,
	2003	2004

Numerator:
Pro forma loss for the period — basic and diluted	$(44,634)	$(42,467)
Accretion on redemption price of Microcell preferred shares	(17,105)	(5,184)

	$(61,739)	$(47,651)

Denominator:
Weighted average number of shares outstanding — basic and diluted	1,604	1,604

Pro forma loss per share — basic and diluted	$(38.49)	$(29.71)

      The Microcell preferred shares were redeemed and converted in 2004.

6.	Reconciliation to United States GAAP:

      If United States GAAP were employed, the pro forma consolidated net income (loss) for the year ended December 31, 2003 and nine months ended September 30, 2004 would be adjusted as follows:

		Nine Months
	Year Ended	Ended
	December 31,	September 30,
	2003	2004

Pro forma loss for the period based on Canadian GAAP	$(44,634)	$(42,467)
Stock-based compensation(a)	—	3,178
Loss on repayment of long-term debt(b)	—	(28,759)
Interest capitalized(e)	5,693	4,477
Amortization of pre-operating costs(f)	2,976	—
Depreciation expense(h)	(2,968)	(2,720)
Financial instruments(i)	(102,787)	5,379
Microcell adjustments(j)	1,253,160	5,700

Pro forma net income (loss) based on United States GAAP	$1,111,440	$(55,212)

Pro forma earnings (loss) per share under United States GAAP — basic and diluted	$682.25	$(37.65)

ROGERS WIRELESS INC.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2003 and Nine Months Ended September 30, 2004
(Tabular amounts in thousands of dollars)
(Unaudited) — (Continued)

      The cumulative effect of these adjustments on the pro forma consolidated shareholder’s equity of Rogers Wireless is as follows:

Nine Months
Ended
September 30,
2004

Pro forma shareholder’s deficiency based on Canadian GAAP	$(1,145,210)
Loss on repayment of long-term debt(b)	(28,759)
“Pushed down” goodwill(c)	770,757
Amortization of goodwill(d)	(248,890)
Interest capitalized(e)	35,720
Conversion costs(g)	(3,911)
Accumulated depreciation(h)	(8,219)
Financial instruments(i)	15,240

Pro forma shareholder’s deficiency based on United States GAAP	$(613,272)

      The areas of material differences between Canadian and United States GAAP and their impact on the pro forma consolidated financial statements of Rogers Wireless are described below:

      (a) Stock-based compensation:

      Under Canadian GAAP, effective January 1, 2004 Rogers Wireless adopted the fair value method of recognizing stock-based compensation expense. For United States GAAP purposes, the intrinsic value method is used to account for stock-based compensation. Compensation expense of $3.2 million under Canadian GAAP for the nine months ended September 30, 2004 would not be recognized under United States GAAP. The exercise price of stock options is equal to the market value of the underlying shares at the date of grant, therefore there is no expense under the intrinsic value method for United States GAAP purposes for the nine months ended September 30, 2004.

      (b) Loss on repayment of long-term debt:

      On March 26, 2004, Rogers Wireless repaid long-term debt resulting in a loss on early repayment of long-term debt of $2.3 million. This loss included, among other items, a $40.2 million gain on the realization of the deferred transitional gain related to cross-currency interest rate exchange agreements which were unwound in connection with the repayment of long-term debt. Under United States GAAP, the Company records cross-currency interest rate exchange agreements at fair value. Therefore, under United States GAAP the deferred transitional gain realized under Canadian GAAP would be reduced by $28.8 million, representing the $40.2 million gain net of the realization of a gain of $11.4 million related to the cumulative transition adjustment recorded upon the adoption of SFAS 133 “Accounting for Derivative Instruments and Hedging Activities”.

      (c) “Push-down” accounting:

      Under United States GAAP, purchase transactions that result in an entity becoming a wholly owned subsidiary establish a new basis of accounting for the entity purchased and its assets and liabilities. As a result of RCI’s acquisition of 100% of Rogers Wireless in 1989, for United States GAAP purposes Rogers Wireless must record as an asset in its consolidated financial statements the amount of goodwill that was recorded on the consolidated financial statements of RCI. As this acquisition was financed principally by

ROGERS WIRELESS INC.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2003 and Nine Months Ended September 30, 2004
(Tabular amounts in thousands of dollars)
(Unaudited) — (Continued)

the parent company with proceeds from other asset sales, the corresponding adjustment for the assets recorded was an increase in shareholder’s equity.

      At the time of the acquisition by RCI, Canadian GAAP did not permit a subsidiary company to alter the historical costs of its assets or liabilities upon it being acquired.

      (d) Amortization of goodwill:

      As a result of the “push-down” accounting described in (a) above, Rogers Wireless was required until 2001 to amortize the amount recorded as goodwill under United States GAAP. Rogers Wireless had been amortizing this amount under United States GAAP over 40 years on a straight-line basis.

      (e) Interest capitalized:

      United States GAAP requires capitalization of interest costs as part of the historical cost of acquiring certain qualifying assets which require a period of time to prepare for their intended use. This is not required under Canadian GAAP.

      (f) Pre-operating costs:

      Under Canadian GAAP, Rogers Wireless defers the incremental costs relating to the development and pre-operating phases of new business, and amortizes these costs on a straight-line basis over two years. Under United States GAAP, these costs are expensed as incurred.

      (g) Conversion costs:

      Under Canadian GAAP, Rogers Wireless capitalized certain costs incurred to convert data to its new customer care and billing system. United States GAAP required these costs to be expensed as incurred.

      (h) Accumulated depreciation:

      As a result of the capitalization of interest to property, plant and equipment required under United States GAAP described in (e) above, additional depreciation on the interest capitalized is recorded under United States GAAP in subsequent periods. As a result of conversion costs being expensed under United States GAAP as described in (g) above, depreciation expense is reduced under United States GAAP in subsequent periods.

      (i) Financial instruments:

      Under Canadian GAAP, Rogers Wireless accounts for certain of its cross-currency interest rate exchange agreements as hedges of specific debt instruments. Under United States GAAP, these instruments are not accounted for as hedges as a result of adopting SFAS 133, effective January 1, 2001. Changes in the fair value of the derivative financial instruments, reflecting primarily market changes in foreign exchange rates, interest rates, as well as the level of short-term variable versus long-term fixed interest rates, are recognized in income immediately. Under United States GAAP, effective January 1, 2001, Rogers Wireless recorded an increase of $29.2 million in the carrying value of the derivative financial instruments, to a total of $139.9 million, and a corresponding increase in the carrying value of long-term debt. This increase in long-term debt has been recorded for United States GAAP purposes as a cumulative transition adjustment that is being amortized to net income over the remaining life of the respective long-term debt.

ROGERS WIRELESS INC.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2003 and Nine Months Ended September 30, 2004
(Tabular amounts in thousands of dollars)
(Unaudited) — (Continued)

      (j) Microcell adjustments:

      Effective January 1, 2004, Microcell adopted the fair value method of recognizing stock-based compensation expense under Canadian GAAP. For United States GAAP purposes, the intrinsic value method is used by Rogers Wireless to account for stock-based compensation. Compensation expense of $5.7 million for the nine months ended September 30, 2004 would not be recognized under United States GAAP.

      On May 1, 2003, Microcell emerged from a restructuring plan under the Companies’ Creditors Arrangement Act and Canada Business Corporations Act. Under United States GAAP, the forgiveness of debt and the effect of the adjustments on the reported amounts of individual assets and liabilities resulting from the adoption of fresh start accounting in the amount of $1,253,660,000 are reflected in the statement of income for the year ended December 31, 2003. Under Canadian GAAP, such adjustments are recorded as capital transactions.

      In addition, certain differences between Canadian GAAP and United States GAAP exist related to the accounting for Microcell’s investments under the equity method which resulted in a reduction in net income under United States GAAP of $500,000 for the year ended December 31, 2003.

      (k) Statement of comprehensive income:

      There are no material differences between pro forma net income and pro forma comprehensive income under United States GAAP.

AUDITORS’ REPORT

To the Directors of

Microcell Telecommunications Inc.

      We have audited the consolidated balance sheets of Microcell Telecommunications Inc. as at December 31, 2003, May 1, 2003 and December 31, 2002, and the consolidated statements of net income (loss) and deficit and cash flows for the eight months ended December 31, 2003, the four months ended April 30, 2003 and the years ended December 31, 2002 and 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

      In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2003, May 1, 2003 and December 31, 2002, and the results of its operations and its cash flows for the eight months ended December 31, 2003, the four months ended April 30, 2003 and the years ended December 31, 2002 and 2001 in accordance with Canadian generally accepted accounting principles.

/s/ ERNST & YOUNG LLP
Chartered Accountants

Montreal, Canada,

February 11, 2004
except for note 20 which is as at November 19, 2004

MICROCELL TELECOMMUNICATIONS INC.

CONSOLIDATED BALANCE SHEETS

			Pre-reorganization

	December 31	May 1	December 31
	2003	2003	2002

	$		$
		$	[Note 1]

	[In thousands of Canadian dollars]
ASSETS [note 8]
Current assets
Cash and cash equivalents	43,094	111,765	26,979
Short-term investments	60,927	9,912	83,181
Marketable securities	—	—	164
Receivables [note 3]	76,796	64,552	61,889
Inventories	27,593	21,865	19,527
Prepaid license fees, rental sites and other prepaid expenses	26,850	34,043	19,021
Deferred charges	10,601	7,044	16,525
Other current assets	6,188	2,906	4,070

Total current assets	252,049	252,087	231,356
Property, plant and equipment [note 4]	318,041	289,692	655,646
Intangible assets [note 5]	233,819	241,202	2,727
Long-term investments and other non-current assets [note 6]	4,797	5,227	12,335

	808,706	788,208	902,064

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities [note 7]	91,634	65,026	121,539
Deferred revenues	42,328	34,207	37,573
Derivative instruments [notes 8 and 20]	6,348	—	—
Current portion of long-term debt [notes 8 and 20]	9,298	10,000	7,500

Total current liabilities	149,608	109,233	166,612
Long-term debt [notes 8 and 20]	315,164	340,000	2,032,678

	464,772	449,233	2,199,290

Shareholders’ equity (deficiency)
Share capital [notes 9 and 20]	338,154	321,049	1,167,678
Warrants [notes 9 and 20]	17,926	17,926	1,770
Deficit	(12,146)	—	(2,466,674)

	343,934	338,975	(1,297,226)

	808,706	788,208	902,064

Commitments and contingencies [note 15]

Subsequent events [note 20]

See accompanying notes

MICROCELL TELECOMMUNICATIONS INC.

CONSOLIDATED STATEMENTS OF

NET INCOME (LOSS) AND DEFICIT

		Pre-reorganization [note 1]

	Eight months	Four months
	Ended	Ended	Year Ended	Year Ended
	December 31,	April 30,	December 31,	December 31,
	2003	2003	2002	2001

	$	$	$	$

	[In thousands of Canadian dollars,
	except for per share data]
Revenues
Services	357,483	170,196	566,706	509,082
Products	35,610	7,498	24,356	32,408

	393,093	177,694	591,062	541,490

Costs and expenses [notes 10 and 12]
Cost of services [exclusive of depreciation and amortization of $43,567, $56,246, $226,567 and $164,386 respectively]	123,029	59,079	187,042	193,539
Cost of products	93,552	23,416	102,110	143,214
Selling and marketing	73,185	24,585	103,953	119,410
General and administrative	55,306	32,058	106,945	95,130
Restructuring charges [note 10]	—	—	7,494	5,226
Depreciation and amortization [note 10]	46,771	59,388	465,815	177,990

	391,843	198,526	973,359	734,509

Operating income (loss)	1,250	(20,832)	(382,297)	(193,019)
Interest income	2,609	1,888	5,479	6,553
Interest expenses [note 10]	(14,817)	(70,608)	(226,829)	(224,237)
Foreign exchange gain (loss)	13,926	136,553	926	(51,129)
Gain on financial instruments [note 10]	—	—	6,570	—
Write-down of deferred financing costs and deferred gain and loss on financial instruments [note 10]	—	—	(16,947)	—
Gain (loss) on investments, marketable securities and other assets [note 10]	2,578	312	(16,086)	(33,093)
Share of net loss in investees	—	—	(13,212)	(5,282)

Income (loss) before income taxes	5,546	47,313	(642,396)	(500,207)
Income tax benefit (expense) [note 13]	(587)	(1,796)	71,895	1,722

Net income (loss)	4,959	45,517	(570,501)	(498,485)
Accretion on redemption price — Preferred Shares [note 9]	(17,105)	—	—	—

Net income (loss) applicable to Class A and Class B shares [for the eight months ended December 31, 2003 only]	(12,146)	45,517	(570,501)	(498,485)
Deficit, beginning of period	—	(2,466,674)	(1,896,173)	(1,397,688)

Deficit, end of period	(12,146)	(2,421,157)	(2,466,674)	(1,896,173)

Basic and diluted earnings (loss) per share [note 11]	(3.22)	0.19	(2.37)	(4.56)

See accompanying notes

MICROCELL TELECOMMUNICATIONS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

		Pre-reorganization

	Eight Months	Four Months
	Ended	Ended	Year Ended	Year Ended
	December 31,	April 30,	December 31,	December 31,
	2003	2003	2002	2001

	$	$	$	$

	[In thousands of Canadian dollars,
	except for per share data]
OPERATING ACTIVITIES
Net income (loss)	4,959	45,517	(570,501)	(498,485)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities Depreciation and amortization	46,771	59,388	465,815	177,990
Accreted interest on long-term debt	2,693	13,425	72,762	158,194
Amortization of deferred financing costs	—	—	9,128	7,674
Income tax provision	(507)	—	(73,519)	(3,966)
Foreign exchange (gain) loss	(14,542)	(130,166)	(493)	50,281
Write-down of deferred financing costs and deferred gain and loss on financial instruments	—	—	16,947	—
Reversal of provision for sales tax	—	—	(13,806)	—
Gain on financial instruments	—	—	(6,570)	—
Loss (gain) in value of investments and marketable securities	(2,436)	14	16,005	33,079
Gain on disposal of assets	—	(326)	—	—
Share of net loss in investees	—	—	13,212	5,282

	36,938	(12,148)	(71,020)	(69,951)
Changes in operating assets and liabilities [note 14]	17,616	26,665	30,038	(52,303)

Cash provided by (used in) operating activities	54,554	14,517	(40,982)	(122,254)

INVESTING ACTIVITIES
Decrease (increase) in short-term investments and marketable securities	(51,015)	73,680	75,851	35,529
Additions to property, plant and equipment	(67,318)	(5,500)	(124,683)	(277,395)
Additions to intangible assets	—	—	—	(130,000)
Proceeds from termination of derivative instruments	—	—	31,041	—
Additions to long-term investments and other non-current assets	(133)	—	(3,728)	(12,023)
Proceeds from the sale of long-term investments	2,581	2,089	949	—

Cash provided by (used in) investing activities	(115,885)	70,269	(20,570)	(383,889)

FINANCING ACTIVITIES
Issuance of shares	—	—	—	450,755
Share issuance costs	—	—	—	(11,434)
Increase in long-term debt	—	—	100,000	270,813
Repayment of long-term debt	(7,340)	—	(10,732)	(270,809)
Deferred financing costs	—	—	(19,742)	(1,555)

Cash provided by (used in) financing activities	(7,340)	—	69,526	437,770

Increase (decrease) in cash and cash equivalents for the period	(68,671)	84,786	7,974	(68,373)
Cash and cash equivalents, beginning of period	111,765	26,979	19,005	87,378

Cash and cash equivalents, end of period	43,094	111,765	26,979	19,005

Additional information
Interest paid	12,710	13	82,348	49,933
Income taxes paid	1,034	639	2,294	2,249

See accompanying notes.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of Business, Financial Reorganization and Basis of Presentation

Description of Business

      Microcell Telecommunications Inc. [“Microcell”] is incorporated under the Canada Business Corporations Act [“CBCA”] and is a provider of wireless telecommunications services in Canada. As at December 31, 2003, Microcell conducted its wireless communications business through two wholly-owned subsidiaries [collectively, the “Company”], which were: Microcell Solutions Inc. [“Solutions”] and Inukshuk Internet Inc. [“Inukshuk”].

      Solutions operates a Global System for Mobile Communication [“GSM”] network across Canada and markets Personal Communications Services [“PCS”] and General Packet Radio Service [“GPRS”] under the Fido brand name pursuant to a 30Mhz PCS license [the “PCS license”] issued by the Minister of Industry (Canada) [“Industry Canada”].

      Inukshuk was awarded Multipoint Communication Systems [“MCS”] Licenses to deploy a high-speed Internet Protocol-based data network using MCS technology in Canada. In November 2003, Inukshuk entered into a new venture with two partners which, depending on the results of phase 1 of the project, may result in the deployment of a MCS network in Canada. As at December 31, 2003, the activities of this venture were not significant for the Company.

      The Company continues to experience growth-related capital requirements arising from the need to fund network capacity improvements, ongoing maintenance and the cost of acquiring new PCS customers. Microcell’s ability to generate positive net income and cash flow in the future is dependent upon various factors, including the level of market acceptance of its services, the degree of competition encountered by the Company, the cost of acquiring new customers, technology risks, general economic conditions and regulatory requirements.

Financial Reorganization

      On May 1, 2003, the predecessor company of Microcell [“Old Microcell”], and certain subsidiaries of Old Microcell, emerged from a restructuring plan under the Companies’ Creditors Arrangement Act [“CCAA”] and CBCA. The terms of Old Microcell’s restructuring plan are set out in Old Microcell’s plan of reorganization and of compromise and arrangement [the “Plan”], a copy of which is contained in the Information Circular and Proxy Statement dated February 17, 2003 [the “Circular”] filed on SEDAR on February 19, 2003 and on EDGAR with the U.S. Securities and Exchange Commission [“SEC”] on Form 6-K on February 20, 2003. Pursuant to the Plan, Microcell became a holding company for Old Microcell, its previous subsidiaries, which amalgamated together to form Solutions and Inukshuk. The Board of directors was replaced by a new Board of directors and Microcell’s long-term debt obligations decreased by approximately $1.6 billion. On December 31, 2003, Old Microcell was liquidated into Microcell.

      Prior to May 1, 2003, Old Microcell’s Class B Non-Voting Shares were registered pursuant to Section 12(g) of the Securities Exchange Act of 1934. Under the terms of the Plan, Microcell issued First Preferred Voting Shares, First Preferred Non-Voting Shares, Second Preferred Voting Shares, Second Preferred Non-Voting Shares, Class A Restricted Voting Shares [“Class A Shares”], new Class B Non-Voting Shares [“Class B Shares”] and warrants. Two series of warrants [collectively the “Warrants”] were issued pursuant to the Plan: [i] 2-year warrants entitling the holders thereof to subscribe, until May 1, 2005, for Class A Shares or Class B Shares of Microcell, as the case may be, at an exercise price of $19.91 per share [the “Warrants 2005”]; and [ii] 5-year warrants entitling the holders thereof to subscribe, until May 1, 2008, for Class A Shares or Class B Shares of Microcell, as the case may be, at an exercise price of $20.69 per share [the “Warrants 2008”].

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      For a more detailed description of the transactions related to the Plan, readers are referred to the Plan.

Basis of Presentation

      Effective May 1, 2003, the date of reorganization, the Company has accounted for its financial reorganization by using the principles of fresh start accounting. Accordingly, all assets and liabilities were revalued at estimated fair values and Microcell’s deficit was eliminated. Microcell determined that its enterprise value was $689 million of which $350 million has been allocated to long-term debt and $339 million to equity. This enterprise value was determined based on several traditional valuation methodologies, utilizing projections developed by management including discounted cash flow analysis and comparable company trading analysis. A comprehensive revaluation of the assets and liabilities of the Company has been done based on this enterprise value.

      The following table summarizes the adjustments recorded to implement the financial reorganization and to reflect the fresh start basis of accounting:

	Microcell as at
	April 30, 2003	Reorganization		Microcell as at
	Prior to	and Fresh Start		May 1, 2003
	Reorganization	Adjustments		After Adjustments

	$	$		$
Assets
Current assets	288,849	(36,762)	[i]	252,087
Property, plant and equipment	602,066	(312,374)	[i]	289,692
Intangible assets	2,727	238,475	[i]	241,202
Long-term investments and other assets	8,972	(3,745)	[i]	5,227

	902,614	(114,406)		788,208

Liabilities
Accounts payable and accrued liabilities	196,501	(131,475)	[ii]	65,026
Deferred revenues	34,207	—		34,207
Current portion of long-term debt	10,000	—		10,000

	240,708	(131,475)		109,233
Senior Secured Term Loans	543,925	(203,925)	[ii]	340,000
Senior Discount Notes	1,369,690	(1,369,690)	[ii]	—

	2,154,323	(1,705,090)		449,233

Shareholders’ equity (deficiency)
Share capital	1,167,678	(846,629)	[ii]	321,049
Warrants	1,770	16,156	[ii]	17,926
Deficit	(2,421,157)	2,421,157		—

	(1,251,709)	1,590,684		338,975

	902,614	(114,406)		788,208

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Summary of Adjustments

      [i] The Company revalued its assets and liabilities and adjusted their carrying values to reflect the enterprise value of the Company following the financial reorganization. This resulted in a reduction of the current assets [mainly consisting of the deferred charges incurred during the recapitalization process], the property, plant and equipment, the long-term investments and the accrued liabilities. The Company also assigned a value, calculated at management’s best estimate of fair value, to the Company’s intangible assets, which are the PCS license at $188 million, determined using the replacement cost based on comparable transactions, the Fido brand name at $28.5 million, determined using the replacement cost method, and the customer list at $24.7 million, determined using the discounted future cash flows method.

      [ii] Pursuant to the Plan, the senior secured term loans of Old Microcell [carrying value of $553.9 million], the unpaid accrued interest [$12.2 million], and a net payable to Old Microcell’s secured creditors relating to cross currency and interest rate swaps terminated in December 2002 [$9.4 million], were converted into a term loan of $300 million [the “Tranche B Debt”], a term loan of $50 million [the “Tranche C Debt”], 11,766,667 First Preferred Shares [$176.5 million] and 3,600,186 Second Preferred Shares [$54 million] for a total equity interest in the new Company of 68% and 95.6% of voting rights.

      Old Microcell’s senior discount notes [carrying value of $1.4 billion] and the unpaid accrued interest thereon [$103.6 million] were converted into 3,600,186 Second Preferred Shares [$54 million], 30,000 Class A Shares [$0.3 million], 3,578,676 Class B Shares [$36 million], 1,329,312 Warrants 2005 [$1.5 million] and 2,215,521 Warrants 2008 [$4.4 million] for a total equity interest in the new Company of 31.9% and 4.4% of voting rights.

      The shareholders of Old Microcell [carrying value of $1.2 billion] received 22,469 Class B Shares [$0.2 million], 2,668,990 Warrants 2005 [$3.1 million] and 4,448,422 Warrants 2008 [$8.9 million] for a total equity interest in the new Company of 0.1% and no voting rights.

Comparative Figures

      Comparative financial statements for periods prior to May 1, 2003 have been presented pursuant to regulatory requirements. In reviewing these comparative financial statements, readers are reminded that they do not reflect the effects of the Plan nor the application of fresh start accounting.

2.	Summary of Significant Accounting Policies

      These consolidated financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles [“Canadian GAAP”]. As further described in note 18, these accounting principles differ in certain respects from those that would have been followed if these financial statements had been prepared in conformity with accounting principles generally accepted in the United States [“US GAAP”] and related rules and regulations adopted by the SEC.

      The preparation of financial statements by management in accordance with Canadian GAAP requires the selection of accounting policies from existing acceptable alternatives. The summary of significant accounting policies is as follows:

Use of Estimates

      The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Long-term Investments

      The consolidated financial statements include the results of operations of Microcell and all of its subsidiaries as well as its share of assets, liabilities, revenues and expenses of all joint ventures, if any, in which the Company participates. Intercompany transactions and balances are eliminated on consolidation.

      The Company accounts for investments in which it exercises significant influence using the equity method. Other investments are accounted for at cost. The investments are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable, and a provision for loss in value is recorded when a decline in value below the carrying amount is considered to be other than temporary.

Revenue Recognition

      Monthly access charges are billed in advance and recognized when the services are provided and collection is reasonably assured. Airtime charges are recognized as revenue when provided. City Fido’s activation fees and related incremental direct costs are deferred and recognized as revenue and expenses over the estimated life of a subscriber. Sales of products such as handsets and related equipment are recognized when goods are delivered, wireless service is activated, and collection is reasonably assured. Prepaid service revenues are deferred and recognized when services are provided. When prepaid airtime vouchers are sold to retailers, the revenue for airtime is measured at the amount paid by the subscriber and is recorded when services are provided to the subscriber. Commissions paid on prepaid airtime vouchers to third party retailers are classified within cost of products and cost of services. [See note 20(4)]

Subscriber Acquisition Costs

      The excess of the cost of handsets to the Company over the amount recovered from sales to subscribers is recognized when goods are delivered and wireless service is activated and is recorded in the cost of products. [See note 20(4)]

Advertising Costs

      Advertising costs are expensed as incurred.

Cash Equivalents

      Cash equivalents are short-term, highly liquid, held-to-maturity, investment-grade debt securities with maturities of 90 days or less from the date of purchase.

Short-term Investments

      Short-term investments consist of highly liquid, held-to-maturity, investment-grade debt securities, such as term deposits, commercial paper and similar instruments, with maturities greater than 90 days but not exceeding twelve months. Short-term investments are accounted for at the lower of cost and market value. As at December 31, 2003, interest rates on most of the short-term investments vary from 2.5% to 2.8% [3.5% on May 1, 2003].

Marketable Securities

      Marketable securities are recorded at the lower of cost and fair market value.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Inventories

      Inventories consist of handsets, subscriber identity module [“SIM”] cards and accessories held for resale, and are stated at the lower of cost [on a first-in, first-out basis] and replacement cost.

Property, Plant and Equipment

      Property, plant and equipment are recorded at cost. The PCS network includes direct costs such as equipment, material, labor, engineering, site development, interest incurred during the network buildout, and overhead costs. The costs of PCS network construction in progress are transferred to the PCS network in service as construction projects are completed and put into commercial service. Depreciation starts when the assets are put into service, and is provided on a straight-line basis over their estimated useful lives as follows:

PCS network — Switches	7 years
PCS network — Infrastructure and towers	20 years
PCS network — Radio equipment	8 years
Application hardware and software	5 years
Computer hardware and software	3 years
Office furniture and equipment	5 years
Leasehold improvements	Term of the related leases

      For property, plant and equipment that existed as at May 1, 2003, the above periods of depreciation were reduced in order to reflect a new cost basis as a result of applying fresh start accounting.

      The cost of maintenance and replacement of minor items of property, plant and equipment are charged to maintenance expense. Enhancements and improvements are capitalized.

Intangible Assets

      Intangible assets consist of the Company’s PCS license, the Fido brand name and the customer list. The customer list is amortized over 30 months. The PCS license and the Fido brand name were determined to have an indefinite useful life and are not being amortized. [See note 20(4)]

      The annual licensing fees are charged to expense as incurred.

Impairment of Long-lived Assets

      When events or changes in circumstances indicate that the carrying amount of a long-lived asset or group of assets held for use, including property, plant and equipment and intangible assets subject to amortization, may not be recoverable, an impairment loss is recognized when the carrying amount of those assets exceeds the sum of the undiscounted future cash flows related to them. The impairment loss is included in the statement of operations and the carrying value of the asset or group of assets is reduced to its fair value as determined by the sum of the discounted future cash flows related to those assets.

      Intangible assets that are not subject to amortization are tested for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the assets might be impaired. The impairment test consists of a comparison of the carrying amount with the fair value of the intangible asset. When the carrying amount of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to the excess.

      Impairment charge, if any, is presented within depreciation and amortization expense of the related long-lived assets in the statement of income (loss).

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Derivative Instruments

      Derivative financial instruments are accounted for at fair value with changes in fair value affecting income unless designated as effective hedges in which case the gains (losses) on these instruments are recognized in the income statement when the hedged item affects earnings. As at December 31, 2003, the Company has not designated its financial instruments as hedges [see note 8].

Financing Costs

      The costs of obtaining debt financing are deferred and amortized over the life of the debt to which they relate. The costs of issuing equity are recorded as a reduction of the item to which they relate.

Stock Option Plan

      The Company has a stock option plan, which is described in note 9. The Company has chosen to recognize no compensation when stock options are granted to employees and directors under stock option plans with no cash settlement features. Direct awards of stock to employees and stock and stock option awards granted to non-employees are accounted for in accordance with the fair value method of accounting for stock-based compensation. The fair value of direct awards of stock is determined by the quoted market price of the Company’s stock on the grant date, and the fair value of stock options is determined using the Black-Scholes option pricing model. Pro forma information regarding net income is required and has been determined as if the Company had accounted for its employee stock options under the fair value method [see note 9].

      Up to December 31, 2003, no compensation expense was recognized for these plans when stock options were issued to employees. Any consideration paid by employees on exercise of stock options is credited to share capital.

Income Taxes

      The Company follows the liability method of accounting for income tax allocation. Under this method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities, and are measured using the substantively enacted tax rates and laws that are expected to be in effect in the periods in which the deferred income tax assets or liabilities are expected to be realized or settled. Deferred income tax assets, net of an appropriate valuation allowance, are recognized only to the extent that management believes it to be more likely than not that the assets will be realized and will first be applied to reduce the unamortized amount of intangible assets that were recognized as at May 1, 2003.

Research and Development

      Research costs are charged against income in the year of expenditure. Development costs are charged against income in the year of expenditure unless a development project meets the criteria under Canadian generally accepted accounting principles for deferral and amortization.

Foreign Currency

      The Company’s functional currency is the Canadian dollar. Monetary assets and liabilities denominated in foreign currencies are translated at the rates of exchange prevailing at the period-end. Revenues and expenses denominated in foreign currencies are translated at the rates of exchange prevailing on the transaction dates. Realized and unrealized gains and losses on currency transactions are included in income as they arise.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Earnings (Loss) Per Share

      Basic and diluted earnings (loss) per share are calculated using the treasury stock method. Basic earnings (loss) per share is calculated using the weighted average number of Class A Shares and Class B Shares. Diluted earnings (loss) per share are calculated taking into consideration the effect of the exercise of securities, which have a dilutive effect.

Recent Developments

      The CICA modified Section 3870, Stock-based compensation and other stock-based payments. This section has been amended to require the expensing of certain stock-based compensation awards for fiscal years beginning on or after January 1, 2004. As permitted by this amendment, the Company will apply this new standard retroactively, without restatement, beginning January 1, 2004, for options granted since May 1, 2003. Consequently, the opening deficit as at January 1, 2004 will be adjusted to reflect an expense of $1.3 million relating to options granted since May 1, 2003.

      The CICA also modified Section 3860, Financial instruments — disclosure and presentation. This section has been amended to provide guidance for classifying certain financial instruments that embody obligations that may be settled by the issuance of the issuer’s equity shares when the instrument that embodies the obligations does not establish an ownership relationship. The new standard is effective for fiscal years beginning on or after November 1, 2004. Initial application should be recognized on a retroactive basis and disclosed as an accounting policy change. As a result, the Company assesses that its Preferred Shares having an accreted value of $296.9 million and $284.5 million as at December 31, 2003 and May 1, 2003, respectively, which are classified as equity instruments under current rules, would have to be reclassified as liabilities. The accreted of their redemption price of $17.1 million during the eight-month period ended December 31, 2003 presented as an adjustment to the retained earnings (deficit) would have to be presented as an interest expense in the determination of the net income (loss). There would be no impact on the net loss attributable to Class A and B shares and on the earnings per share.

3.	Receivables

			Pre-organization
	December 31,	May 1,	December 31,
	2003	2003	2002

Trade receivables	$79,901	$73,553	$73,024
Allowance for doubtful accounts	(6,627)	(11,844)	(14,885)
Receivable from related companies	—	—	866
Taxes receivable	3,164	2,830	2,866
Interest receivable	358	13	18

	76,796	64,552	61,889

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Property, Plant and Equipment

					Pre-reorganization

	December 31, 2003		May 1, 2003		December 31, 2002

		Accumulated		Accumulated		Accumulated
	Cost	Depreciation	Cost	Depreciation	Cost	Depreciation

PCS network
Switches	$137,461	$18,008	$119,034	$—	$533,511	$199,433
Infrastructure and towers	111,564	6,034	96,303	—	352,234	231,510
Radio equipment	51,747	4,410	33,931	—	256,660	168,680
Application hardware and software	37,912	7,822	26,991	—	198,215	110,413
Computer hardware and software	8,280	1,346	5,277	—	26,426	22,432
Office furniture and equipment	4,860	618	4,491	—	32,588	23,196
Leasehold improvements	5,187	732	3,665	—	26,912	15,236

	357,011	38,970	289,692	—	1,426,546	770,900
Accumulated depreciation	(38,970)		—		(770,900)

Net carrying value	318,041		289,692		655,646

      The PCS network includes PCS network construction in progress, amounting to $7.7 million as at December 31, 2003.

5.	Intangible Assets

			Pre-reorganization

	December 31,	May 1,	December 31,
	2003	2003	2002

PCS license	$188,002	$188,002	$2,727
Fido brand name	28,493	28,493	—
Customer list, net of accumulated amortization of $7.4 million as at December 31, 2003	17,324	24,707	—

	233,819	241,202	2,727

      Radio and spectrum licenses are issued for a term and may be renewed at Industry Canada’s discretion. Revocation is rare and licenses have a high expectation of renewal unless a breach of a license condition has occurred, a fundamental reallocation of spectrum to a new service is required, or an overriding policy need arises. The Company intends to renew the PCS license indefinitely, and expects to be able to do so. The technology used in wireless telecommunications is not expected to be replaced by another technology in the foreseeable future. In December of 2003, Industry Canada issued its Spectrum Licensing Policy for Cellular and Incumbent Personal Communications Services, in which it announced the results of its review of the PCS terms, fees and conditions, as well as its intention to renew the Company’s PCS license up to March 31, 2011. Industry Canada also announced its intention to renew the PCS license every 10 years instead of every 5 years. Therefore, the Company anticipates generating sales and cash flows under its PCS license for an indefinite period of time and as a result, has classified the PCS license under this basis.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company has determined that its Fido brand name has an indefinite life because there are no legal, regulatory, contractual or other factors that limit the useful life of the brand name, the Company considers the brand name to be effective in the market place and the Company anticipates generating sales and cash flows under this brand name for an indefinite period of time.

6.	Long-Term Investments and Other Non-Current Assets

			Pre-reorganization

	December 31,	May 1,	December 31,
	2003	2003	2002

Equity interest in a venture capital entity, at equity	$3,955	$4,100	$9,898
Other equity interest, at cost	189	189	773
Other non-current assets	653	938	1,664

	4,797	5,227	12,335

7.	Accounts Payable and Accrued Liabilities

			Pre-reorganization

	December 31,	May 1,	December 31,
	2003	2003	2002

Accounts payable — trade	$46,548	$35,793	$22,345
Accounts payable — property, plant and equipment	16,420	8,513	5,858
Accounts payable — related companies	—	—	23
Accrued interest	—	—	64,055
Wages and benefits	22,636	13,123	11,355
Other current liabilities	6,030	7,597	17,903

	91,634	65,026	121,539

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	Long-Term Debt

			Pre-reorganization

	December 31,	May 1,	December 31,
	2003	2003	2002

Tranche B Debt	$271,769	$300,000	$—
Tranche C Debt	52,693	50,000	—
Long-term debt Pre-reorganization:
Senior Secured Term Loans	—	—	590,048
Series B Senior Discount Notes due 2006, interest payable semi-annually beginning June 1, 2002	—	—	659,394
Series A and B Senior Discount Notes due 2007, interest payable semi-annually beginning April 15, 2003	—	—	429,443
Series B Senior Discount Notes due 2009, interest payable semi-annually beginning December 1, 2004	—	—	357,638
Other	—	—	3,655

	324,462	350,000	2,040,178
Less current portion of principal	(9,298)	(10,000)	(7,500)

	315,164	340,000	2,032,678

      The minimum contractual payments of Tranche B Debt and Tranche C Debt for the next five years are as follows: $9.3 million in 2004; $9.3 million in 2005; $13.9 million in 2006; $13.9 million in 2007; and $225.5 million in 2008.

      The financing arrangements of the Company, as at December 31, 2003, consisted of the following credit agreements:

Tranche A Facility

      The Company has access to a revolving bank credit facility [the “Tranche A Facility”] of $25 million, which bears interest at the prime rate plus 2.5%, base rate plus 2.5% or bankers’ acceptance rate plus 3.5%. Pursuant to the terms of the credit agreement of the Tranche A Facility, the Company is entitled to raise up to an additional $50 million in revolving bank credit facility. The Tranche A Facility is payable in April 2006. A commitment fee computed at the rate of 1.0% per annum on the aggregate undrawn amount of the Tranche A Facility is payable on a quarterly basis. The Tranche A Facility is collateralized by a first lien on all of the Company’s assets. As at December 31, 2003 and May 1, 2003, no amounts were drawn on this facility.

Tranche B Debt

      The Tranche B Debt, a term loan in the amount of $300 million, comprising a Canadian dollar series in the amount of $104.8 million and a U.S. dollar series with a principal amount equivalent to Canadian $195.2 million [US$134.3 million]. The Tranche B Debt bears interest at the prime rate plus 3.0%, base rate plus 3.0% or bankers’ acceptance rate plus 4.0%. The Tranche B Debt is payable in quarterly installments, which started in June 2003 and will mature in December 2008. The Tranche B Debt is collateralized by a second lien on all of the Company’s assets. Reimbursements of Tranche B Debt are as follows: 2.5% of the principal amount was reimbursed in 2003; 3.33% will be reimbursed in 2004; 3.33% in

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2005; 5% in 2006; 5% in 2007; and 80.84% in 2008. As at December 31, 2003, the effective interest rate on Tranche B Debt was 6.5%.

      The Company entered into swap transactions with a preferred shareholder, who is also a lender, to manage its exposure to foreign exchange rate fluctuations on part of the U.S. dollar denominated portion of the Tranche B Debt; the Company swapped, in November 2003, $50 million [US$35.5 million] of the principal of the Tranche B Debt at a rate of 1.4072 and $50 million [US$36.7 million] of the principal of the Tranche B Debt at a rate of 1.3634. The swap transactions have a duration of three months. These swap transactions, which have not been designated as hedging instruments, are presented at their fair value as derivative instruments on the balance sheet and changes in fair value are recognized within foreign exchange gain (loss).

Tranche C Debt

      The Tranche C Debt, a term loan in the amount of $50 million, is payable in April 2013. The Tranche C Debt bears interest at the rate of 8.0% payable semi-annually at the Company’s discretion: [i] in cash; or [ii] accruing and compounding such interest semi-annually until paid. As at December 31, 2003, $2.7 million of such accreted interest has been capitalized to the Tranche C Debt. The Tranche C Debt is collateralized by a third lien on all of the Company’s assets.

Covenants

      Under the above credit agreements, the Company is committed to respect certain covenants, including restrictions on the ability to incur certain indebtedness, pay dividends, make certain other payments, create liens, sell assets and engage in mergers.

      The Company must also maintain certain financial covenants and ratios under the credit agreements of the Tranche A Facility and Tranche B Debt, including minimum EBITDA [as defined in the credit agreements], number of subscribers, average retail revenue per subscriber per month, liquidity and maximum capital expenditures.

Excess Cash Flow Sweep

      The Articles of the Company, and the credit agreements governing the Tranche B Debt and Tranche C Debt, require the Company to make the following payments to the Tranche B Debt and Tranche C Debt lenders and to the holders of First and Second Preferred Shares [or Units if issued]: [i] the net sale proceeds of material asset sales [sale of more than $2 million]; [ii] 75% of the amount calculated each fiscal year equal to excess cash flow [as this term is defined in the Articles of the Company and in the credit agreements]; and [iii] 75% of the amount of net proceeds from equity offerings [including proceeds from the exercise of Warrants]. Each payment on account of material asset sales and net proceeds from equity offerings has to be made within five business days following receipt of the proceeds thereof, and each payment hereunder on account of excess cash flow has to be made on or before March 31 of each fiscal year, commencing on March 31, 2004, with respect to the excess cash flow [if any] for the previous fiscal year.

      Subject to the maintenance of a minimum cash balance of $45 million as at each year-end [prior to the Company’s 25% share of such year’s excess cash flow], such amounts are to be applied in the order of priority set forth below when First and Second Preferred Shares are issued: [i] repayment of the Tranche B Debt, up to 25% of the principal amount thereof; [ii] payment of interest on the Tranche C Debt; [iii] payment of dividends on the First Preferred Shares; [iv] until May 1, 2008, on a pro rata basis, repayment of the principal amount of the Tranche C Debt, up to 25% of the principal amount thereof, and redemption of up to 75% of the number of First Preferred Shares originally issued; [v] payment of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

dividends on the Second Preferred Shares; [vi] until May 1, 2008, redemption of up to 75% of the number of Second Preferred Shares originally issued; [vii] after May 1, 2008, on a pro rata basis, repayment of remaining principal amount of the Tranche C Debt and redemption of First Preferred Shares originally issued; and [viii] after May 1, 2008, redemption of the remaining Second Preferred Shares. If First and Second Units are issued, the order of priority set forth above is substantially similar, with the exception that the repayment of First and Second Units is limited to 25% until May 1, 2008.

      As of December 31, 2003, the Company reimbursed $0.4 million to the Tranche B Debt, under the excess cash flow sweep rules, following the sale of its equity investment in Saraide Inc.

Long-term Debt — Pre-reorganization

      Prior to the financial reorganization, as at December 31, 2002, the long-term debt, all of which was in default, consisted of the following:

Senior Secured Term Loans

Tranche A

      Term Loan of $151.2 million, bearing interest at the prime rate plus 1% or Bankers’ Acceptance rate plus 2%, payable in quarterly installments starting in June 2002 and maturing in December 2005.

Tranche B

      Term Loan of US$50.9 million, bearing interest at the U.S. base rate plus 2% or the U.S. LIBOR rate plus 3%, payable in quarterly installments starting in June 2002 and maturing in March 2006.

Tranche C

      Term Loan of $18.8 million, bearing interest at the prime rate plus 1% or Eurocanadian plus 2%, payable in quarterly installments starting in June 2002 and maturing in December 2005.

Tranche D

      Term Loan of $34.2 million, bearing interest at the prime rate plus 1% or Eurocanadian plus 2%, payable in quarterly installments starting in September 2002 and maturing in December 2005.

Tranche E

      Term Loan of US$137.6 million, bearing interest at the U.S. base rate plus 2.25% or the U.S. LIBOR rate plus 3.25%, payable in quarterly installments starting in June 2002 and maturing in March 2006.

Tranche F

      Term Loan of US$62.9 million, bearing interest at the U.S. base rate plus 2.5% or the U.S. LIBOR rate plus 3.5%, payable in quarterly installments starting in March 2003 and maturing in February 2007.

      As of December 31, 2002, the full amounts were drawn on all Tranches of the Senior Secured Term Loans.

      The Senior Secured Loans were collateralized by debentures of $1,100,000,000, issued under trust deeds. The debentures were collateralized by a first ranking security interest in all property and assets of these companies.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Series B Senior Discount Notes due 2006

      The unsecured Senior Discount Notes due 2006 consist of 417,973 Units, each Unit consisting of US$1,000 at maturity, 14% Series B Senior Discount Notes due on June 1, 2006 and four initial warrants each to purchase 2.1899 Class B Non-Voting Shares issued for gross proceeds of $273.3 million [US$200 million].

Series A and Series B Senior Discount Notes due 2007

      The unsecured Senior Discount Notes due 2007 consist of $429.4 million, 11 1/8% Series A and B Senior Discount Notes due on October 15, 2007, issued for gross proceeds of $250 million.

Series B Senior Discount Notes due 2009

      The unsecured Senior Discount Notes due 2009 consist of US$270 million, 12% Series B Senior Discount Notes due on June 1, 2009, issued for gross proceeds of $221.2 million [US$150.5 million].

9.	Share Capital

Authorized

      An unlimited number of Class A Shares;

      An unlimited number of Class B Shares;

      An unlimited number of First Preferred Shares, issuable as First Preferred Voting Shares, First Preferred Non-Voting Shares, First Preferred Voting 2 Shares and First Preferred Non-Voting 2 Shares; and

      An unlimited number of Second Preferred Shares issuable as Second Preferred Voting Shares, Second Preferred Non-Voting Shares, Second Preferred Voting 2 Shares and Second Preferred Non-Voting 2 Shares.

Class A Shares

Dividends and Rights upon Liquidation

      Holders of Class A Shares are entitled to receive dividends, and the remaining assets of the Company on the winding-up, liquidation or dissolution of the Company, pari passu with the holders of Class B Shares, on a per share basis.

Exchange Rights

      Each Class A Share may, at the option of the holders, be exchanged at any time into one Class B Share.

Class B Shares

Dividends and Rights upon Liquidation

      Holders of Class B Shares are entitled to receive dividends, and the remaining assets of the Company on the winding-up, liquidation or dissolution of the Company, pari passu with the holders of Class A Shares, on a per share basis.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Exchange Rights

      The Class B Shares are exchangeable, at the option of the holders, into Class A Shares on a share-for-share basis, in the following circumstances: [i] any time upon provision by a holder of Class B Shares of a residency declaration to the Company’s transfer agent certifying that the holder is a Canadian; [ii] upon a bid being made for the Class A Shares where no equivalent bid is made for the Class B Shares, for the purposes of allowing the Class B Shares to tender to an exclusionary bid; and [iii] automatically upon the repeal or relaxation of the Canadian rules governing the Company’s ownership and control, but only to the extent of such repeal or relaxation and non-Canadian ownership and control of the Company and its subsidiaries not otherwise being restricted by law.

First and Second Preferred Shares, excluding First and Second Preferred 2 Shares [the “Preferred Shares”]

Rights upon Liquidation

      Holders of First Preferred Shares are entitled to receive, on the winding-up, liquidation or dissolution of the Company and in priority to any payment or distribution in respect of shares of any other class, an amount per share equal to the PS Redemption Price [as described below] plus any declared but unpaid dividends.

      Holders of Second Preferred Shares are entitled to receive, on the winding-up, liquidation or dissolution of the Company and in priority to any payment or distribution in respect of shares of any other class, other than the First Preferred Shares, an amount per share equal to the Preferred Share Redemption Price [as described below] plus any declared but unpaid dividends.

Non-Cumulative Dividend

      The holders of Preferred Shares are entitled to a fixed, non-cumulative preferential dividend at the rate of 9% per annum, from time to time and payable semi-annually in arrears in cash.

Maturity

      The Preferred Shares shall be mandatorily redeemed on May 1, 2013.

Redemption Price

      The redemption price of each Preferred Share [the “PS Redemption Price”] is initially the issue price therefor, increased at the beginning of each semi-annual period commencing on November 1, 2003 by [i] an amount equal to the dividend accrued during such period; less [ii] the amount of any cash dividend that has been declared and paid in respect of such semi-annual period. As at December 31, 2003, the PS Redemption Price is estimated to be $15.91 per share. In the event of any redemption or mandatory conversion of Preferred Shares other than as at the end of a semi-annual period, the PS Redemption Price is to be adjusted by adding the accrued dividend on a pro rata basis with reference to the number of days from the beginning of the then current semi-annual period to the date of such redemption or conversion, less the amount of any cash dividend that has been declared and paid in respect of such period.

Redemption

      The Preferred Shares are redeemable as follows: [i] in whole or in part at any time at the option of the Company at the then current PS Redemption Price, payable in cash, provided however that holders of Preferred Shares may exercise any conversion rights prior to any such redemption; [ii] at maturity,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

[a] mandatorily at a price per share equal to the then current PS Redemption Price payable in cash or [b] at the Company’s option, if the Class A Shares and the Class B Shares continue to be listed and posted for trading on a recognized exchange, in consideration of the issuance of a number of Class A Shares or Class B Shares [as the case may be] equal to the PS Redemption Price divided by the average share price of such shares; [iii] mandatorily prior to maturity at the then current PS Redemption Price to the extent that the Company has funds available for such purpose [determined by reference to certain thresholds established in the Articles]; and [iv] at any time prior to maturity, in whole or in part, at the option of the Company upon payment of the then current PS Redemption Price by issuing Units composed of a note and a Preferred Voting 2 Share or Preferred Non-Voting 2 Share.

Intra Class Exchange Rights

      The First Preferred Non-Voting Shares are exchangeable, at the option of the holders, into First Preferred Voting Shares on a share-for-share basis, and the Second Preferred Non-Voting Shares are exchangeable, at the option of the holders, into Second Preferred Voting Shares on a share-for-share basis, in the following circumstances: [i] at any time upon provision by a holder of Preferred Non-Voting Shares of a residency declaration to the Company’s transfer agent certifying that the holder is a Canadian; [ii] upon a bid being made for the Preferred Voting Shares where no equivalent bid is made for the Preferred Non-Voting Shares for the purposes of allowing the Preferred Non-Voting Shares to tender to an exclusionary bid; [iii] automatically upon the repeal or relaxation of the Canadian rules restricting the Company’s ownership and control, but only to the extent of such repeal or relaxation and non-Canadian ownership and control of the Company and its subsidiaries not otherwise being restricted by law. The First Preferred Voting Shares are exchangeable, at the option of the holders, into First Preferred Non-Voting Shares on a share-for-share basis. The Second Preferred Voting Shares are exchangeable, at the option of the holders, into Second Preferred Non-Voting Shares on a share-for-share basis.

Conversion Features

      The Preferred Shares have the following conversion features: [i] at any time, the Preferred Voting Shares and the Preferred Non-Voting Shares are convertible, at the option of the holders into Class A Shares and Class B Shares, respectively, on a share-for-share basis; [ii] if at any time prior to May 1, 2008, the Company shall complete an offering of Class A Shares or Class B Shares for gross proceeds of not less than $150 million and at a per share price equal to or greater than 200% of the then current PS Redemption Price and the proceeds thereof are used as provided in the Articles, the Preferred Voting Shares and the Preferred Non-Voting Shares that remain outstanding after the application of such proceeds will be converted, at the option of the Company, into Class A Shares and Class B Shares, respectively, on a share-for-share basis; and [iii] if at any time on or after May 1, 2008, on the 25th day [or if such day is not a trading day, then on the next following trading day] following the release by the Company of its quarterly or annual financial statements, as the case may be, the Preferred Voting Shares and the Preferred Non-Voting Shares are in-the-money [namely that the PS Redemption Price is less than the average share price of the Class A Shares and Class B Shares], they will be converted automatically into Class A Shares and Class B Shares respectively on a share-for-share basis.

      Upon conversion of any Preferred Voting Shares or Preferred Non-Voting Shares into Class A Shares or Class B Shares, the holders of such Preferred Voting Shares or Preferred Non-Voting Shares will have no right to receive any payment in cash on account of the PS Redemption Price.

Anti-layering Provisions

      The Articles of the Company provide that, so long as there remain outstanding First Preferred Shares [or First Units, if issued] representing in the aggregate an initial issue price in excess of $75 million, or

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Second Preferred Shares [or Second Units, if issued] representing in the aggregate an initial issue price in excess of $50 million, the approval: [i] by written resolution signed by the holders of a majority of the aggregate number [or principal amount, as the case may be] of First Preferred Shares [or First Units, if issued] and, as the case may be, Second Preferred Shares [or Second Units if issued] then outstanding or [ii] by a majority of the holders of First Preferred Shares [or First Units, if issued] and, as the case may be, Second Preferred Shares [or Second Units if issued] then outstanding represented in person or by proxy at a meeting of such holders called for such purpose, will be required before the Company and its subsidiaries either [X] issue any shares ranking prior to or pari passu with the First Preferred Shares [or First Units, if issued] and, as the case may be, Second Preferred Shares [or Second Units if issued] or [Y] incur funded debt [other than permitted debt under the Company’s credit facilities, First Units and Second Units], as a result of which the aggregate consolidated funded debt thereof would be in excess of 4.0 times consolidated annual EBITDA [as defined in the credit agreements], calculated on a pro forma basis based upon the four consecutive quarters ended as at the fiscal quarter-end immediately prior to the date of the resolution of the Board of the Company approving such issuance or incurrence, as the case may be.

Excess Cash Flow Sweep

      The Preferred Shares are subject to the excess cash flow sweep described in note 8 of these financial statements.

First and Second Preferred 2 Shares [the “Preferred 2 Shares”]

Rights upon Liquidation

      Holders of First Preferred 2 Shares are entitled to receive, on the winding-up, liquidation or dissolution of the Company and in priority to any payment or distribution in respect of shares of any other class, an amount per share equal to the Preferred 2 Shares Redemption Price [the “PS2 Redemption Price”, as described below] plus any declared but unpaid dividends. Holders of Second Preferred 2 Shares are entitled to receive, on the winding-up, liquidation or dissolution of the Company and in priority to any payment or distribution in respect of shares of any other class, other than the First Preferred 2 Shares, an amount per share equal to the PS2 Redemption Price [as described below] plus any declared but unpaid dividends.

Dividends

      The holders of Preferred 2 Shares are not entitled to receive any dividends in respect thereof.

Redemption

      The Preferred 2 Shares will be automatically redeemed at the PS2 Redemption Price [as described below] upon the repayment, redemption or conversion of the First and Second Units, as the case may be, of which they form part. The PS2 Redemption Price is equal to $0.0001 per Preferred 2 Share.

First and Second Units [the “Units”]

      The Units are hybrid instruments designed to duplicate the economic interest and other features [including as to voting entitlements] attaching to the Preferred Shares. Each Unit is composed of a note, which provides the holder of the Unit with an economic interest similar to that of a holder of Preferred Share, together with a First Preferred Voting 2 Share or First Preferred Non-Voting 2 Share [in the case of First Units] or with a Second Preferred Voting 2 Share or Second Preferred Non-Voting 2 Share [in

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the case of Second Units]. The First Units are senior in right of payment to the Second Units. As at December 31, 2003, no Units were issued.

Issued

Number of shares issued

	First	First	Second	Second
	Preferred	Preferred	Preferred	Preferred
	Voting	Non-Voting	Voting	Non-Voting	Class A	Class B
	Shares	Shares	Shares	Shares	Shares	Shares

Balance as at [May 1, 2003]	544,828	11,221,839	106,400	7,093,972	30,000	3,601,145
Converted	(292,532)	193,365	(91,618)	(114,444)	38	305,191

Balance as at December 31, 2003	252,296	11,415,204	14,782	6,979,528	30,038	3,906,336

Carrying value of shares issued

	First	First	Second	Second
	Preferred	Preferred	Preferred	Preferred			Total
	Voting	Non-Voting	Voting	Non-Voting	Class A	Class B	Value of
	Shares	Shares	Shares	Shares	Shares	Shares	Shares

	$	$	$	$	$	$	$
Balance as at May 1, 2003	8,172	168,328	1,596	106,410	302	36,241	321,049
Converted	(4,510)	2,978	(1,412)	(1,755)	(2)	4,701	—
Accretion on redemption price	352	10,311	51	6,391	—	—	17,105

Balance as at December 31, 2003	4,014	181,617	235	111,046	300	40,942	338,154

      Prior to the financial reorganization, authorized and issued share capital were as follow:

Authorized — Pre-reorganization

      Unlimited number of Common Shares, each of which may, at any time, at the holder’s option, be converted into one Class B Non-Voting Share or into one Class A Non-Voting Share, if necessary, to comply with the restrictions on non-Canadian ownership and control.

      Unlimited number of participating Class A Non-Voting Shares, each of which may, at any time, at the holder’s option, be converted into one Class B Non-Voting Share or into one Common Share, to the extent that the Company does not cease to comply with the restrictions on non-Canadian ownership and control as a result.

      Unlimited number of participating Class B Non-Voting Shares.

      Unlimited number of Non-Voting First Preferred Shares issuable in one or more series.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Issued — Pre-reorganization

			Class A		Class B
	Common Shares		Non-Voting Shares		Non-Voting Shares
							Total
	Number	$	Number	$	Number	$	$

Balance as of December 31, 2001	27,631,537	73,888	9,590,000	394,477	202,951,539	699,006	1,167,371
Issued	—	—	—	—	—	—	—
Converted	—	—	—	—	—	—	—
Exercise of warrants	—	—	—	—	43,372	307	307

Balance as of December 31, 2002	27,631,537	73,888	9,590,000	394,477	202,994,911	699,313	1,167,678

Warrants

			Pre-reorganization

	December 31	May 1	December 31
	2003	2003	2002

	$	$	$
3,998,302 Warrants 2005, exercise price of $19.91	4,598	4,598	—
6,663,943 Warrants 2008, exercise price of $20.69	13,328	13,328	—
115,700 initial warrants	—	—	1,770

	17,926	17,926	1,770

      In connection with the Plan, the Company issued on May 1, 2003 two series of warrants entitling holders thereof, at any time, to purchase one Class A Share or Class B Share as the case may be, for each warrant at the exercise price until their maturity on May 1, 2005 and May 1, 2008, respectively.

      The initial warrants were each exercisable for 2,899 Class B non-voting shares at an exercise price of US$0.01 per share.

Employee Stock Purchase Plan

      The Company has a stock purchase plan for its employees under which participants can contribute up to 10% of their salary. The Company makes a contribution in shares for the benefit of the participant equal to one-third the number of shares purchased with the participant’s contribution during the year [up to 5% of the participant’s salary]. The Company’s contribution is executed only if, on June 30 of the following year, the participant is still an employee of the Company and still holds the shares purchased with their contributions during the year. The Company may choose to make its contribution in treasury shares or to deposit with the administrative agent of the plan a sufficient amount of money to enable the administrative agent of the plan to purchase the appropriate number of shares in the market. The total number of treasury Class A Shares and Class B Shares that can be issued by the Company in order to make its contribution pursuant to this plan shall not exceed 250,000 shares. As at December 31, 2003, no shares were issued under this stock purchase plan.

Stock Option Plan

      A new stock option plan was implemented on May 1, 2003. The new stock option plan, as amended on November 20, 2003, authorizes the issuance of up to 3,000 Class A Shares and 2,006,818 Class B Shares. The Board may amend, supersede or terminate the stock option plan.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The stock option plan is administered by the Board, which has sole discretion to designate the recipients of options and to determine the number of Class A Shares or Class B Shares of the Company covered by each of such options, the date of grants and the subscription price of each option. Each option allows its holder to acquire one Class A Share or one Class B Share, as the case may be, at its exercise price following the vesting period. Options granted under the stock option plan have the terms and conditions, including exercise price, vesting and expiration, as established by the Board, from time to time, provided that the pricing of options is in accordance with the requirements of the Toronto Stock Exchange and is not less than the market prices for the Class A Shares and Class B Shares at the time of the grant of options.

      During the eight-month period ended December 31, 2003, the Company granted 1,781,359 options and 48,400 options were forfeited. As a result, 1,732,959 options were outstanding as of December 31, 2003. 50%, 25% and 25% will vest and become exercisable on the second, third and fourth anniversaries of the grant. Accelerated vesting will be applicable after the first anniversary date of the grant in the event that the market price of the shares reaches a certain level.

		Pre-reorganization

	Eight	Four
	Months	Months
	Ended	Ended	Year Ended	Year Ended
	December 31,	April 30,	December 31,	December 31,
Weighted-Average Assumptions	2003	2003	2002	2001

Risk-free interest rate	3.0%	3.0%	3.0%	3.0%
Expected dividend yield	0%	0%	0%	0%
Expected share price volatility	64.6%	107.9%	107.9%	89.8%
Expected life	5.0 years	5.5 years	5.5 years	5.5 years

      For the purposes of pro forma disclosures, the estimated fair value of the options at the grant date is amortized to expense over the options’ vesting periods.

      All the outstanding options granted under the prior stock option plan were cancelled upon the implementation of the Company’s financial reorganization on May 1, 2003.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Pro forma disclosure regarding stock options plan:

		Pre-reorganization

	Eight	Four
	Months	Months
	Ended	Ended	Year Ended	Year Ended
	December 31,	April 30,	December 31,	December 31,
	2003	2003	2002	2001

	$	$	$	$
Net income (loss) for basic earnings (loss) per share calculation	(12,146)	45,517	(570,501)	(498,485)
Stock-based employee compensation costs that would have been included in the determination of net income if the fair value based method had been applied to all awards as reported	(1,327)	(1,577)	(2,228)	(6,155)

Pro forma net income (loss) as if the fair value based method had been applied to all awards	(13,473)	43,940	(572,729)	(504,640)

Basic and diluted earnings (loss) per share as if the fair value based method had been applied to all awards	(3.57)	0.18	(2.38)	(4.62)

      The following table summarizes information about stock options outstanding, none of which were exercisable, as of December 31, 2003:

	Options Outstanding

	Number
	Outstanding as at	Weighted-average	Weighted-average
Range of Exercise Prices	December 31, 2003	Remaining Life	Exercise Price

$10.50 to $11.25	1,648,544	4.48 years	10.51
$17.75 to $18.74	84,415	4.20 years	18.51

$10.50 to $18.74	1,732,959	4.46 years	10.90

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.     Supplementary Consolidated Statement of Net Income (Loss) Information

	Eight Months	Four Months	Pre-reorganization
	Ended	Ended	Year Ended	Year Ended
	December 31,	April 30,	December 31,	December 31,
	2003	2003	2002	2001

Depreciation and amortization
Property, plant and equipment	$38,970	$59,121	$240,384	$176,712
Intangible assets	7,383	—	223,399	—
Other non-current assets	418	267	2,032	1,278

	46,771	59,388	465,815	177,990

Interest expenses
Interest on long-term debt	14,705	70,174	208,389	202,429
Other interest	112	434	7,867	13,459
Amortization of deferred financing costs	—	—	10,573	8,349

	14,817	70,608	226,829	224,237

Other information
Bad debt expense	2,853	4,153	32,306	16,148
Advertising costs	31,823	8,290	37,341	33,293

      Intangible assets’ amortization for the next two years is expected to be approximately $8.6 million per year. Costs of products and costs of services are exclusive of depreciation and amortization, which are shown separately.

Post-reorganization

Gain (Loss) on Investments, Marketable Securities and Other Assets

      During the eight-month period ended December 31, 2003, the Company received proceeds of $2.4 million following the sale of its equity investment in Saraide Inc., which was previously written down to a value of nil. The entire amount was recorded as a gain on investments.

Pre-reorganization

Impairment of Assets

      In 2002, the Company wrote down the value of its MCS Licenses to nil and an impairment charge of $223.4 million was recorded and included with depreciation and amortization of intangible assets. A related deferred income tax recovery of $72.9 million was also recorded. Also included with depreciation and amortization of property, plant and equipment in 2002 was an impairment charge of $37.3 million as a result of write-downs related to the network and to application software.

      In light of the decline in market conditions for high-technology companies, the Company reduced the value of certain of its investments to their net estimated realizable value. Accordingly, write-downs of $11.8 million were recorded in 2002 and $28.0 million in 2001.

Restructuring Charges

      In 2002, the Company laid off approximately 350 employees [approximately 200 in 2001] to adjust its work force to the requirements of its operating plan. The restructuring charges of $7.5 million recorded in 2002 [$5.2 million in 2001] relate primarily to severance payments to the employees laid off.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Gain on Financial Instruments

      During 2002, the Company terminated cross-currency swaps, interest rate swaps and hedging agreements related to the old long-term debt. These terminations generated net proceeds of $21.5 million, net deferred gain of $3.1 million and gain on financial instruments of $5.5 million. The net gain on financial instruments in 2002 also includes the amortization of the deferred gains of $1.4 million and the amortization of the deferred losses generated by the termination of the interest rate swaps of $0.3 million.

Write-down of Deferred Financing Costs and Deferred Gain and Loss on Financial Instruments

      In 2002, the Company wrote down $18.9 million of deferred financing costs, $17.7 million of deferred loss on financial instruments and $19.7 million of deferred gain on financial instruments for a net total of $16.9 million, all of which related to the Company’s long-term debt, which was in default as at December 31, 2002.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	Earnings (Loss) Per Share

      The reconciliation of the numerator and denominator for the calculation of earnings (loss) per share is as follows:

		Pre-reorganization

	Eight Months	Four Months
	Ended	Ended	Year Ended	Year Ended
	December 31,	April 30,	December 31,	December 31,
	2003	2003	2002	2001

Numerator:
Net income (loss) for diluted earnings (loss) per share calculation	$4,959	$45,517	$(570,501)	$(498,485)
Accretion on redemption price of First and Second Preferred Shares	(17,105)	—	—	—

Net income (loss) for basic earnings (loss) per share calculation	(12,146)	45,517	(570,501)	(498,485)

	Number	Number	Number	Number

Denominator: (in thousands)
Weighted-average number of shares outstanding	3,774	240,217	240,204	108,915
Shares issuable pursuant to the exercise of initial warrants	—	253	253	297

Number of shares for basic earnings (loss) per share calculation	3,774	240,470	240,457	109,212
Additional shares for diluted loss per share calculation	—	—	—	3,312
Shares issuable pursuant to the conversion of Preferred Shares	18,662	—	—	—
Shares issuable pursuant to the exercise of stock options	463	—	—	—

Number of shares for diluted earnings (loss) per share calculation	22,899	240,470	240,457	112,524

Basic and diluted earnings (loss) per share (in dollars)	(3.22)	0.19	(2.37)	(4.56)

      Basic and diluted earnings (loss) per share are identical, as the effect of dilutive securities is antidilutive.

12.     Related Party Transactions

      Since May 1, 2003, certain holders of the long-term debt and the derivative instruments are also shareholders of the Company.

      During the pre-reorganization period, the Company has entered into transactions with shareholders, companies under common control, joint ventures and equity-accounted companies. These transactions are undertaken in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties. Amounts due from or to related parties are payable or receivable in cash on demand. These transactions consist primarily of the purchase or sale by the Company of engineering, telecommunications, development and management services or

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

equipment. The effect on the consolidated financial statements, excluding amounts related to long-term debt and derivative instruments, is as follows:

		Pre-reorganization

	Eight Months	Four Months
	Ended	Ended	Year Ended	Year Ended
	December 31,	April 30,	December 31,	December 31,
	2003	2003	2002	2001

Costs capitalized to property, plant and equipment and deferred charges	$—	$—	$—	$5,165
Cost of products and services	—	—	3,007	6,965
General and administrative services	—	103	304	562
Selling and marketing	—	—	—	225
Equipment sales and service revenues	—	—	4,698	5,470
Equipment purchases	—	—	224	192

13.     Income Taxes

      Significant components of the income tax benefit (expense) consist of the following:

		Pre-reorganization

	Eight Months	Four Months
	Ended	Ended	Year Ended	Year Ended
	December 31,	April 30,	December 31,	December 31,
	2003	2003	2002	2001

Current income tax benefit (expense) before the following:	$(587)	$(6,180)	$(80,484)	$(40,101)
Tax benefit of previously unrecognized losses and temporary differences	—	4,384	78,860	37,857

Current income tax benefit (expense)	(587)	(1,796)	(1,624)	(2,244)
Deferred income tax recovery related to reversal of temporary differences	—	—	73,519	3,966

Income tax benefit (expense)	(587)	(1,796)	71,895	1,722

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The reconciliation of income tax computed at the statutory income tax rates to the income tax benefit (expense) is as follows:

		Pre-reorganization

	Eight Months	Four Months
	Ended	Ended	Year Ended	Year Ended
	December 31,	April 30,	December 31,	December 31,
	2003	2003	2002	2001

Income tax benefit (expense) based on the combined statutory income tax rate of 33% [32% in 2002 and 33% in 2001]	$(1,830)	$(15,613)	$205,567	$165,068
Non-taxable portion of capital items	2,825	16,519	(3,665)	(14,596)
Unrecognized tax expense (benefit) of losses and temporary differences	(913)	(5,264)	(210,063)	(187,376)
Tax benefit of previously unrecognized losses and temporary differences	—	4,384	78,860	37,857
Large corporations tax	(587)	(1,796)	(1,624)	(2,244)
Other	(82)	(26)	2,820	3,013

Income tax benefit (expense)	(587)	(1,796)	71,895	1,722

      Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2003 are as follows:

			Pre-reorganization

	December 31,	May 1,	December 31,
	2003	2003	2002

Deferred income tax liabilities:
Deferred gains and other	$2,779	$517	$873

Total deferred income tax liabilities	2,779	517	873

Deferred income tax assets:
Tax values of marketable securities and investments in excess of accounting values	416	416	4,568
Operating losses carried forward	542,552	612,370	481,105
Tax values of capital assets in excess of accounting values	55,849	40,553	162,806
Provisions and other temporary differences	23,906	25,651	83,576

Total deferred income tax assets	622,723	678,990	732,055
Valuation allowance	(619,944)	(678,473)	(731,182)

Net deferred income tax assets	2,779	517	873

Net deferred income tax	—	—	—

      Approximately $1.8 billion of the operating losses carried forward and $200 million of temporary differences existed at the date of the Company’s financial reorganization as described in note 1. The tax benefits related to these operating losses carried forward and temporary differences were not included in the assets as part of the fresh start accounting, as a valuation allowance of approximately $678 million was provided. Accordingly, if and when it is more likely than not that the tax benefits of these unrecognized losses carried forward and temporary differences will be realized, they will be applied to reduce

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

unamortized intangible assets to nil. During the period of eight months ended December 31, 2003, no amount of tax benefits related to these losses and temporary differences was realized.

      As at December 31, 2003, the Company had net operating losses carried forward for income tax purposes totalling $1.6 billion, which expire as follows: 2004, $217.8 million; 2005, $57.9 million; 2006, $283.7 million; 2007, $282.6 million; 2008, $322.0 million; 2009, $480.1 million. The Company had also approximately $234.5 million of deductible temporary differences.

      In addition, the use of tax losses carried forward will generally be restricted in future years to profits from those businesses carried on prior to the restructuring plan.

14.     Supplementary Information on Consolidated Statement of Cash Flows

		Pre-reorganization

	Eight Months	Four Months
	Ended	Ended	Year Ended	Year Ended
	December 31,	April 30,	December 31,	December 31,
	2003	2003	2002	2001

Receivables	$(12,244)	$(2,689)	$13,783	$(18,947)
Inventories	(5,728)	(4,035)	370	17,545
Prepaid license fees, rental sites and other prepaid	7,193	(14,188)	(1,235)	(980)
Deferred charges	(3,557)	9,481	(5,477)	(7,727)
Other current assets	(3,282)	(34,250)	6,754	13,116
Accounts payable and accrued liabilities	27,113	75,712	16,385	(61,289)
Deferred revenues	8,121	(3,366)	(542)	5,979

Net change in operating assets and liabilities	17,616	26,665	30,038	(52,303)

15.     Commitments and Contingencies

Operating Leases

      The aggregate minimum annual payments under operating leases related to sites, switch rooms, offices and stores are as follows:

$

2004	34,148
2005	29,774
2006	21,399
2007	17,528
2008	14,653
Subsequent to 2008	41,384

158,886

      Rental expenses for the eight months ended December 31, 2003 and for the four months ended April 30, 2003 amounted to $19.0 million and $9.7 million respectively [$29.7 million for 2002 and $29.5 million for 2001].

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Under its site leases, the Company is generally committed to returning each site to its original state. The associated exit costs are expected to be insignificant because the Company estimates that most of its lease sites will be renewed at their expiry. Consequently, no provision has been recorded for asset retirement obligations and the associated exit costs will be provided for when such liabilities arise.

Letters of Credit

      As at December 31, 2003, the Company had outstanding letters of credit for an aggregate amount of $0.4 million [$1.3 million as at May 1, 2003].

Supply Agreement

      Under a supply agreement, the Company is committed until 2006 to acquire certain of its core wireless network equipment and call server products from a major supplier. Under this agreement, the Company has no unconditional purchase commitments.

PCS License

      On April 15, 1996, the Company was informed of the conditions attached to its PCS license, which had an initial term of five years. On March 29, 2001, Industry Canada renewed the Company’s PCS license for a second five-year term, commencing on April 1, 2001. On December 12, 2003, Industry Canada issued Canada Gazette Notice DGRB-006-03 announcing that the license terms of existing cellular and PCS licensees, including the Company, will be extended to March 31, 2011. Industry Canada also announced that it will make certain changes to the cellular and PCS license conditions, including granting licensees the power to divide and transfer their licenses, by both spectrum amount and geographic area.

      Other License conditions detailed in Gazette Notice DGRB-006-03 that apply to the Company include:

[i] to comply with applicable spectrum aggregation limits;

[ii] to comply with the Canadian ownership and control provisions;

[iii] to ensure that radio stations are installed and operated in compliance with applicable regulations from Health Canada [electromagnetic field exposure] and Transport Canada [air navigation], and only after meaningful consultations have taken place with applicable local land use authorities;

[iv] to invest a minimum of 2% of adjusted gross revenues resulting from operations in the spectrum, over the term of the License, in eligible research and development activities. As at December 31, 2003, 2% of the Company’s adjusted gross revenues represented a cumulative amount of $26.7 million. Up to December 31, 2003, the Company has spent approximately $15.9 million;

[v] to provide for and maintain lawful interception activities as authorized by law; and

[vi] to offer PCS resale to other PCS licensees on a non-discriminatory basis.

MCS Licenses

      In November 2003, Inukshuk announced the creation of a new venture with two partners. The new company plans to build a MCS network to offer high speed Internet, IP-based voice and local networking services using broadband wireless access technology. Each partner owns one-third of the new company, which will operate as an independent entity. The first phase will allow partners to validate technological and commercial acceptance to develop a detailed business plan. The first commercial service launches are

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

planned for early 2004. Inukshuk will contribute the use of 60 MHz of its MCS Licenses, but no monetary investment. Contributions to the venture will be made in two phases and the second phase is subject to certain conditions.

      As of December 31, 2003, the venture was at an early stage of activities and had no significant impact on the Company’s financial statements.

Litigations

      On April 10, 2002, ASP Wireless Net Inc., or ASP, a former service provider of Solutions, filed a notice of arbitration pursuant to an agreement that ASP had with Solutions. ASP claims in the notice of arbitration that Solutions has breached its agreements with ASP and ASP therefore suffered damages in the amount of $18.5 million, which ASP is claiming from the Company. The breach alleged by ASP relates to Microcell’s failure to provide ASP access to Microcell’s PCS network. The Company considers ASP’s claim frivolous and unfounded in fact and in law and intends to vigorously contest it.

      Furthermore, the Company is involved from time to time in other legal and regulatory proceedings incidental to its business. The Company does not believe that such proceedings will have, individually or in the aggregate, a materially adverse effect on the Company.

16.	Financial Instruments

Concentration of Credit Risk

      The Company has a limited concentration of credit risk due to the composition of its customer base, which includes a large number of individuals and businesses. The Company evaluates the credit-worthiness of customers in order to limit the amount of credit extended where appropriate and establishes an allowance for doubtful accounts receivable sufficient to cover probable and reasonably estimated losses. Cash and cash equivalents and short-term investments are contracted with a limited number of financial institutions. However, risk of losses is managed by the Company through a policy of dealing only with large, creditworthy financial institutions.

Interest Rate Risk

      The Company has exposure to interest rate risk for both fixed interest rate and floating interest rate instruments. Fluctuations in interest rates will have an effect on the valuation and the collection or repayment of these instruments.

Foreign Exchange Rate Risk

      The Company is subject to foreign exchange rate fluctuations as a portion of its assets and liabilities are unhedged and denominated in currencies other than Canadian dollars.

Fair Value

      Fair value estimates are made as of a specific point in time, using available information about the financial instruments. These estimates are subjective in nature and often cannot be determined with precision.

      The fair value of cash and cash equivalents, short-term investments, receivables, accounts payable and accrued liabilities approximate their carrying value due to the short-term maturity of these instruments.

      The fair value of the Tranche B Debt and Tranche C Debt is determined based on an amount quoted on the over-the-counter market at the balance sheet date. The fair value of the derivative instruments is

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

determined based on market rates prevailing at the balance sheet date obtained from the Company’s financial institutions for similar derivative instruments.

      Fair values of the Company’s financial instruments, as at December 31, 2003, where the fair values differ from the carrying amounts on the financial statements, are as follows:

	Carrying	Estimated Fair
	Value	Value

	$	$
Tranche B Debt	271,769	266,334
Tranche C Debt	52,693	41,100

17.	Segmented Information

      In the preceding years, the Company carried out its operations through three strategic business segments: PCS, wireless Internet and investments. As a result of the restructuring process, the Company realigned its cash flows to concentrate on the PCS activities. Consequently, the Company has determined that it operates in one segment since January 1, 2003, as the wireless internet and investments operations were no longer significant.

18.	Accounting Principles Generally Accepted in the United States

      These financial statements were prepared in accordance with Canadian GAAP. The following summary sets out the material adjustments to the Company’s financial statements, which would be required to conform to U.S. GAAP.

Reconciliation of Consolidated Net Income (Loss) and Comprehensive Income (Loss)

			Pre-Reorganization

		Eight Months	Four Months
		Ended	Ended	Year Ended	Year Ended
		December 31,	April 30,	December 31,	December 31,
		2003	2003	2002	2001

		$	$	$	$
Net income (loss) under Canadian GAAP		4,959	45,517	(570,501)	(498,485)
[a]	Reversal of amortization of Intangible assets	—	—	—	139
[b]	Share of net income (net loss) in investees	—	(500)	4,772	(22,079)
[d]	Development costs	—	—	6,108	(3,502)
[e]	Stock compensation	—	—	478	(478)
[g]	Reorganization items	—	1,253,660	—	—
[d]	Amortization of net deferred gain on financial instruments	—	—	(1,110)	—
[d]	Amortization of other comprehensive income related to financial instruments	—	—	1,110	—
[i]	Changes in fair market value of a fair value hedge	—	—	—	1,367
[i]	Cumulative effect as of January 1, 2001 resulting from the adoption of SFAS 133	—	—	—	(900)
[h]	Effect of legislated tax rate changes on deferred tax liabilities	—	—	—	25,771
[a]	Impairment of intangible assets	—	—	(25,771)	—

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

			Pre-Reorganization

		Eight Months	Four Months
		Ended	Ended	Year Ended	Year Ended
		December 31,	April 30,	December 31,	December 31,
		2003	2003	2002	2001

		$	$	$	$
	Net income (loss) under U.S. GAAP	4,959	1,298,677	(584,914)	(498,167)
[c]	Unrealized gain (loss) in value of marketable securities	—	(145)	(177)	322
[i]	Changes in fair market value of cash flow hedges	—	—	367	(1,364)
[d]	Reversal of cumulative income taxes related to changes in fair market value of cash flow hedges	—	—	1,036	—
[d]	Amortization of other comprehensive income related to financial instruments	—	—	(1,110)	—
[i]	Write off of other comprehensive income related to financial instruments	—	—	(1,968)	—
[i]	Cumulative effect as of January 1, 2001, resulting from the adoption of SFAS 133	—	—	—	3,939

	Comprehensive income (loss) under U.S. GAAP	4,959	1,298,532	(586,766)	(495,270)

	Basic and diluted earnings (loss) per share under U.S. GAAP [dollars]	(3.22)	5.40	(2.43)	(4.56)

Reconciliation of Consolidated Cash Flow Captions

      There are no significant differences between Canadian GAAP and U.S. GAAP, which affect the captions of the cash flow statements.

Reconciliation of Consolidated Balance Sheet Captions

						Pre-Reorganization

					May 1,
		December 31, 2003			2003	December 31, 2002

		Canadian		U.S.	U.S.	Canadian		U.S.
		GAAP	Adjustments	GAAP	GAAP	GAAP	Adjustments	GAAP

		$	$	$	$	$	$	$
Debit (credit)
[c]	Marketable securities	—	—	—	—	164	145	309
[a]	Intangible assets	233,819	—	233,819	241,202	2,727	(2,727)	—
[b]	Long-term investments and other non current assets	4,797	—	4,797	—	12,335	1,276	13,611
[f]	Preferred shares	—	(296,912)	(296,912)	(284,506)	—	—	—
[f][k]	Share capital	(338,154)	309,058	(29,096)	(36,543)	(1,167,678)	(60,723)	(1,228,401)
[f]	Deficit	12,146	(12,146)	—	—	2,466,674	62,174	2,528,848
[c]	Accumulated other comprehensive income	—	—	—	—	—	(145)	(145)

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

[a] Amortization and Impairment of Intangible Assets

      The PCS license, which included certain development costs, and other costs associated with obtaining the PCS license from Industry Canada were deferred under Canadian GAAP. Under U.S. GAAP, such development costs are expensed as incurred. This difference created a reversal of amortization of intangible assets of $0.1 million in 2001. During 2002, the Company wrote down the value of the MCS Licenses to nil. Prior to this write-down, the carrying values of these licenses were $249.2 million and $223.4 million under U.S. GAAP and Canadian GAAP respectively, representing a difference of $25.8 million.

[b] Investment in Entity Subject to Significant Influence

      Under Canadian GAAP, the investor should continue to record its portion of investee losses unless the investor would be unlikely to share in losses of the investee. Under U.S. GAAP, in situations where an investor is not required to advance additional funds to the investee and where previous losses have reduced the common and the preferred stock investment account to zero, the Company should continue to report its share of equity method losses in its statement of operations to the extent of and as an adjustment to the loans to the investee.

      In addition, under Canadian GAAP, the share of net income in an investee that is a private investment company is calculated based on its realized gains or losses. Under U.S. GAAP, the share of net income in such investees is calculated based on both realized and unrealized gains or losses.

[c] Marketable Securities

      Under Canadian GAAP, the marketable securities are recorded as explained in note 2. Under U.S. GAAP, the marketable securities are classified as available for sale, and any changes to the market value, net of income taxes, are recorded in other comprehensive income (loss). Fair value of marketable securities was $0.3 million as at December 31, 2002.

[d] Deferred Charges and Other Assets

      Under Canadian GAAP, certain development costs are deferred and amortized. Under U.S. GAAP, such costs would be expensed as incurred.

      Under Canadian GAAP, a deferred gain or loss is recorded upon either the de-designation of a derivative financial instrument as a hedge or upon the early termination of a derivative financial instrument qualifying as a hedge. This deferred gain or loss represents the appreciation or depreciation of the fair market value of the derivative financial instrument from its inception until the date of the de-designation or early termination. The deferred gain or loss is then amortized over the remaining life of the originally hedged item. Under US GAAP, the appreciation or depreciation of the fair market value of the derivative financial instrument from its inception until the date of its de-designation or early termination is accumulated in other comprehensive income. The accumulated balance is then amortized to net income (loss) over the remaining life of the originally hedged item.

[e] Stock Compensation

      Under Canadian GAAP, certain costs related to bonuses in connection with stock compensation awards granted at-the-money with a minimum guaranteed performance, are not accounted for until the bonus is likely to be paid out and the amount can be quantified. Under U.S. GAAP, such costs are accounted for on a combined basis with the recognition of compensation cost over the service period equal to the bonus element. As at December 31, 2002, all such stock compensation awards granted in the past have been cancelled.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Additional Disclosure Regarding Stock Options Plan:

		Pre-reorganization

	Eight Months	Four Months
	Ended	Ended	Year Ended	Year Ended
	December 31,	April 30,	December 31,	December 31,
	2003	2003	2002	2001

	$	$	$	$
Net income (loss) under U.S. GAAP as reported	4,959	1,298,677	(584,914)	(498,167)
Accretion on redemption price of First and Second Preferred Shares	(17,105)	—	—	—

Net loss applicable to Class A and Class B shares [for the eight months ended December 31, 2003 only]	(12,146)	1,298,677	(584,914)	(498,167)
Stock-based employee compensation costs that would have been included in the determination of net income if the fair value based method had been applied to all awards as reported [note 9]	(1,327)	(1,577)	(2,228)	(6,155)

Pro forma net income (loss) under US GAAP as if the fair value based method had been applied to all awards	(13,473)	1,297,100	(587,142)	(504,322)

Basic and diluted earnings (loss) per share under US GAAP as reported	(3.22)	5.40	(2.43)	(4.56)
Pro forma basic and diluted earnings (loss) per share under US GAAP as if the fair value method had been applied to all awards	(3.57)	5.39	(2.44)	(4.62)

[f] Classification of Financial Instrument as Debt or Equity

      The preferred shares contain conversion features which result in the Company’s obligation to redeem such shares being conditional. Therefore, under US GAAP, these shares are outside the scope of
SFAS 150. In such a case, redeemable preferred shares subject to mandatory redemption requirements that are outside the control of the issuer are excluded from “shareholders’ equity (deficiency)” and presented separately in the issuer’s balance sheet between liabilities and shareholders’ equity (deficiency). The related accretions are presented as a charge to retained earnings or, in the absence of retained earnings, by charges against share capital.

[g] Reorganization Items

      Under U.S. GAAP, the forgiveness of debt and the effects of the adjustments on the reported amounts of individual assets and liabilities resulting from the adoption of fresh start accounting should be reflected in the predecessor entity’s final statement of operations. Under Canadian GAAP, such adjustments are reflected as capital transactions. The reorganization items in the amount of $1.254 billion were comprised of $1.366 billion of forgiveness of debt and $112.5 million of adjustments resulting from the application of fresh-start accounting.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

[h] Deferred Tax Liabilities

      Under Canadian GAAP, the impact of changes in income tax rates on the measurement of deferred tax assets and liabilities are recorded when the changes in tax rates have been substantively enacted. Under U.S. GAAP, changes in income tax rates are recorded when the change in tax rates has been legislated. Under Canadian GAAP, the estimated deferred tax liabilities related to the MCS Licenses acquired during 2001, in the amount of $72.9 million, resulting from the difference between the carrying value and the tax basis of the asset acquired, was capitalized to the MCS Licenses. This amount was determined using substantially enacted tax rates at the date of acquisition. Using legislated tax rates at the date of acquisition, the tax liability and related increase in the carrying value of the asset was $98.7 million under US GAAP. During 2001, the change in rates was legislated, which resulted in a decrease in the deferred tax liability and a credit to income of $25.8 million under U.S. GAAP.

[i] Derivative Instruments

      The Financial Accounting Standards Board has issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities, as amended by Statements 137 and 138. The Company adopted
SFAS 133 effective January 1, 2001. The Statements require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the effective portion of the fair value of derivatives are either offset against the change in fair value of assets, liabilities, or firm commitments through earnings, or recognized in other comprehensive income (loss) until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value is recognized in earnings.

      The adoption of SFAS 133, as amended by Statements 137 and 138, resulted in the cumulative effect as of January 1, 2001, of an accounting change of $0.9 million being recognized as an expense in the statement of net loss and as a credit of $3.9 million in other comprehensive loss. For 2001, the adoption of SFAS 133 resulted in $1.4 million being recognized as income in the statement of net loss and in a charge of $1.4 million in other comprehensive income. As of December 31, 2002, all such derivative instruments have been terminated.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

[j] Additional Disclosure under U.S. GAAP and SEC Requirements

		Pre-reorganization

	Eight Months	Four Months
	Ended	Ended	Year Ended	Year Ended
	December 31,	April 30,	December 31,	December 31,
	2003	2003	2002	2001

	$	$	$	$
Provision for restructuring charges
Balance, beginning of period	162	1,036	2,314	—
Addition: severance expenses	—	—	7,494	5,226
Deduction: severance payments and adjustments	(162)	(874)	(8,772)	(2,912)

Balance, end of period	—	162	1,036	2,314

Allowance for doubtful accounts
Balance, beginning of period	11,844	14,885	10,717	4,116
Addition: bad debt expenses	2,853	4,153	32,306	16,148
Deduction: uncollectible accounts written off, net of recoveries	(8,070)	(7,194)	(28,138)	(9,547)

Balance, end of period	6,627	11,844	14,885	10,717

     [k]     Option to Purchase Class A Non Voting Shares

      In 1996, an amount of $60.7 million was expensed with a corresponding increase in share capital under U.S. GAAP representing stock options recorded using APB 25.

19.     Comparative Figures

      Some of the comparative figures have been reclassified to conform to the presentation adopted in the current year.

20.     Subsequent Events

      (1) On March 17, 2004, the Company obtained financing of an aggregate principal amount equivalent to $450 million for its wholly owned subsidiary, Solutions, from a syndicate of lenders. The proceeds were used mainly to refinance the Company’s previous senior secured credit facilities (see note 8). The amended facilities consist of a six-year $50 million first lien revolving credit facility, and of a seven-year first lien term loan and of a seven-and-a-half-year second lien term loan, each in an aggregate principal amount equivalent to $200 million. The revolving credit facility is denominated in Canadian dollars, and both term loans are denominated in U.S. dollars. Pricing is LIBOR plus 4% for the revolving credit facility and the first lien term loan and LIBOR plus 7% for the second lien term loan. The loan pricing for the second lien term loan includes a LIBOR floor of 2%. The credit facilities are secured by a pledge on substantially all of the Company’s assets.

      (2) In March 2004, the Company has entered into swap transactions to manage its exposure to foreign exchange rate fluctuations on the new U.S.-dollar-denominated first and second lien term loan described above. The Company swapped the total principal of both term loans in the amount of $400 million [US$299.9 million] at a rate of 1.3340. The Company also swapped the floating interest rate of Libor plus 4% on the first lien term loan, payable in US dollars, to a floating interest rate of Libor plus 5.085%, payable in Canadian dollars. The Company also swapped the floating interest rate of Libor plus 7% on the second lien term loan, payable in US dollars, to a floating interest rate of Libor plus 8.485%,

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

payable in Canadian dollars. The maturity of the swap transactions corresponds to the maturity of both term loans. These swap transactions are presented at their fair value as derivative instruments on the balance sheet and changes in fair value are recognized in income as foreign exchange gains or losses.

      The Company’s swap agreements include a recouponing provision which allowed both parties to enter into an amendment of the economic variables when the fair market value of the swaps exceed a threshold of $16 million, in such manner that the market value is reduced to an amount no greater than $16 million. As of September 30, 2004, an amendment occurred between the parties to revise the limit of $16 million to $24.8 million. Consequently, the economic variables were amended to reduce the market value of the swaps from $34.4 million payable by the Company to $24.7 million, generating a payment by the Company to the counterparties of $9.7 million on October 3, 2004. Under this amendment, the floating interest rates of the Company’s swap agreements relating to its Term Loan A and Term Loan B were reduced to LIBOR plus 4.616% and LIBOR plus 8.006% respectively.

      (3) Pursuant to a final prospectus dated March 24, 2004, the Company distributed to the holders of its class A restricted voting shares, class B non-voting shares, First Preferred Voting Shares, First Preferred Non-Voting Shares, Second Preferred Voting Shares and Second Preferred Non-Voting Shares, rights to subscribe for an aggregate of 4,519,636 class B non-voting shares. Each five rights entitled the holder thereof to purchase one class B non-voting share at a subscription price of $22 per share. In connection with the rights offering, the Company entered into a standby purchase agreement with COM Canada, LLC [“COM”] pursuant to which it has agreed to purchase, at the rights subscription price, all class B non-voting shares not otherwise purchased pursuant to the rights offering. In addition, to the extent COM purchased less than $50 million of such shares, it committed to purchase, at the subscription price, additional class B non-voting shares having an aggregate subscription price equal to the deficiency.

      The closing of the rights offering occurred on April 30, 2004. The rights offering resulted in the issuance by Microcell of 4,519,636 class B non-voting shares. COM purchased concurrently, at a price of $22.00 per share, 2,272,727 class B non-voting shares. Furthermore, the Company granted COM, 3,977,272 warrants to acquire, at a price of $22.00 per share, additional class B non-voting shares for exercise at a later date. The net proceeds from the rights offering and private placement to COM amounted to approximately $147 million [net of approximately $2 million of issuance fees] and have been used by Microcell to redeem 75,233 outstanding preferred shares, at a price of $16.39 per share, for a total of $1.2 million. The remaining balance of $145.8 million will be used to fund capital expenditures and for general corporate purposes.

      As a result, the Company’s share capital as at May 3, 2004, was composed of the following: 235,961 class A restricted voting shares; 29,079,353 class B non-voting shares; 3,998,302 Warrants 2005; 6,663,943 Warrants 2008; and, 3,977,272 new warrants issued to COM. In accordance with the warrant indentures governing the Warrants 2005 and the Warrants 2008, the number of shares issuable upon the exercise of the Warrants 2005 and the Warrants 2008 has been adjusted from 1.0 to 1.02 Class A Share or Class B Shares, as the case may be, for each warrant. This adjustment was made as a result of the Company’s rights offering.

      (4) On March 19, 2004, the Company received a comment letter from the SEC in connection with its review of the Company’s registration statement filed on March 3, 2004 for the registration of its Class A Shares and Class B Shares issuable upon exercise of the Warrants 2005 and the Warrants 2008. The Company responded to the SEC’s March letter and filed an amended registration statement on June 29, 2004. The Company received a letter to its response on August 9, 2004. The Company responded to the SEC’s August letter and filed an amended registration statement on October 22, 2004. The Company received a letter to its response on November 5, 2004. The SEC staff, among other things, has questioned whether the Company’s Fido brand name has an indefinite useful life and consequently whether it should be subject to periodic amortization. The Company believes that such brand name should be

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

considered to have an indefinite life. However, were periodic amortization to be applied, assuming hypothetically a useful life of ten years, this would reduce net income by $1.9 million, increase loss per share by $0.50 but have no effect on cash flows for the eight months ended December 31, 2003, and shareholders’ equity would decrease by $1.9 million as of December 31, 2003. The hypothetical amortization period of ten years is presented for illustrative purposes only.

      The SEC staff, amongst other things, has also asked the Company for additional information regarding certain of the Company’s accounting policies regarding revenue recognition and measurement and related costs, including the recognition of both revenues and related costs associated with the sale of handsets and prepaid airtime vouchers to the Company’s third party retailers. As described in note 2, sales of products such as handsets and their related costs are recognized when goods are delivered, wireless service is activated and collection is reasonably assured. For prepaid airtime vouchers, the revenue is measured at the amount paid by the subscribers and is recorded when services are provided to the subscriber and related commissions paid to third party dealers are classified within cost of product. The Company believes these accounting policies are appropriate based on risks assumed by the Company until the handset is activated or prepaid airtime vouchers are sold and used by the Company’s ultimate customers. Alternatively, other parties, including the SEC, could assess that the sale of handset and associated costs be recognized upon the delivery of the handset to third party retailers or to be deferred and amortized over the expected life of the customer. For the prepaid airtime vouchers, alternatively, other parties, including the SEC, could assess that the commissions to the third party dealers be considered as a discount and be classified as a reduction of service revenues. As at December 31, 2003, the balance sheet includes deferred revenues and deferred costs of $2.6 million and $8.7 million respectively in connection with handsets at the dealers location not yet activated by the ultimate customers. Commissions paid to third party retailers for the prepaid airtime vouchers totaled $8.3 million, $4.7 million, $12.8 million and $14.9 million for the eight-month period ended December 31, 2003, the four-month period ended April 30, 2003 and the years ended December 31, 2002 and 2001 respectively.

      During the first quarter of 2004, the Company introduced a new retention program, the “Fido Rewards,” which allows its postpaid customers to accumulate “FidoDollars” based on their spending. Each FidoDollar allows its holder to obtain a discount of $1 on the suggested retail price of a future purchase of a handset. Since this handset will generate future service revenues after its acquisition, the Company will account for the cost of this reward program, consisting primarily of the subsidy on the handset, when such FidoDollars are redeemed. At that date, the Company will recognize as equipment revenue the amount received from its customers, net of applicable FidoDollars, as well as the cost of the related handset. The Company accrues for its estimated obligation as awards are earned by its customers which are registered with the program. The SEC staff has also asked for additional information regarding this new program. The Company believes that the accounting treatment for this program is appropriate since the FidoDollars can be used only to acquire handsets that will allow the Company to continue to generate service revenues following the exercise of such rewards. Alternatively, other parties, including the SEC, could assess that such rewards be accounted for in reduction of service revenues and that the total amount of fidodollars be recognized when such fidodollars are earned by the customer instead of when such FidoDollars are used.

      Following its acquisition by Rogers Wireless Inc., the Company decided not to register the warrants with the SEC and therefore the Company withdrew its F-1 filing on November 19, 2004.

      (5) On April 21, 2004, UBS Wireless Services, Inc., an Ontario corporation that manufactures and operates wireless products and services, filed a lawsuit against Microcell, Solutions, Inukshuk and Allstream in the Ontario Superior Court of Justice. In its statement of claim, UBS claims, among other things, for damages in the amount of $160 million from each of Microcell, Solutions and Inukshuk for breach of contract, breach of confidence and breach of fiduciary duty and punitive damages. UBS also claims from Inukshuk, as an alternative to the damages claims, an order for specific performance of a

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

conditional agreement between Inukshuk and UBS with respect to the use of 38 MHz of Inukshuk’s spectrum by UBS. UBS also claims certain other equitable relief, including disgorgement of profits that UBS alleges would otherwise unjustly enrich Inukshuk, Solutions and Microcell. The action is at a very early stage with no statement of defence yet delivered. Based on information currently available, management considers that the companies have substantive defences to the action brought by UBS and intend to vigorously defend the action.

      (6) On August 9, 2004, a proceeding under the Class Actions Act (Saskatchewan) has been brought against Microcell and other providers of wireless telecommunications services in Canada. The proceeding involves allegations of deceit, misrepresentation and false advertising by wireless telecommunications service providers with respect to the monthly system access fees being charged to customers. The plaintiffs seek unquantified damages from the defendant wireless telecommunications service providers, plus costs and pre-judgment and post-judgment interest. Microcell believes it has good defences to the allegations made by the plaintiffs. Further, the proceeding has not been certified as a class action and it is too early to determine whether the proceeding will qualify for certification as a class action.

      (7) On September 19, 2004, the special committee of Microcell’s board of directors met to review the terms of the offers submitted by Rogers Wireless Inc. (“Rogers”) to purchase all Microcell’s Class A Shares for $35.00 per share, Class B Shares for $35.00 per share, Warrants 2005 for $15.79 per warrant and Warrants 2008 for $15.01 per warrant, and the terms of a proposed support agreement. Following Microcell’s special committee’s review of the relevant considerations and based upon the advice received from its legal and financial advisors and the opinions of its financial advisors to its board of directors to the effect that, as at such date and subject to the matters stated in such opinions, the consideration to be received by holders of shares under the share offers was fair, from a financial point of view, to such holders, Microcell’s special committee unanimously concluded that the share offers were fair to the holders of shares and in the best interests of Microcell and determined to unanimously recommend that Microcell’s board of directors recommend that holders of shares accept the share offers.

      On September 19, 2004, Microcell’s board of directors met immediately following the meeting of its special committee and confirmed and ratified the special committee’s recommendation. At such meeting, Microcell’s board of directors approved the entering into of a support agreement in connection therewith. Microcell entered into a support agreement late on September 19, 2004 in respect of the Rogers offers. In accordance with the support agreement, Microcell’s board of directors also resolved on such date to waive the application of certain provisions of the shareholder rights plan to allow Rogers to proceed with the Rogers offers without any dilutive effects.

      On September 20, 2004, Microcell and Rogers jointly announced the execution of the support agreement with respect to the Rogers offers and on November 8, 2004, Rogers announced that the terms and conditions of its offers for the securities of Microcell have been satisfied with the necessary number of securities having been successfully tendered and regulatory approvals secured to complete the acquisition. As a result of the successful tender offers, Rogers has taken up and accepted for payment approximately 181,721 Class A Shares, 28,389,649 Class B Shares, 3,296,652 Warrants 2005 and 5,405,387 Warrants 2008, being all of the securities of Microcell validly tendered to the offers and not withdrawn prior to the 5:00 p.m. November 5, 2004 expiry time. The tendered securities represent approximately 96% of the outstanding Class A Shares, 92% of the outstanding Class B Shares, 82% of the outstanding Warrants 2005 and 81% of the outstanding Warrants 2008.

      The change in control described in note 7 constitutes an event of default under the Company’s credit agreements. On November 4, 2004, the administrative agent, on behalf of the Company’s secured lenders, has waived the event of default arising from the change in control until the earlier of (1) 90 days after the completion of the acquisition of Microcell by Rogers, and (2) March 1, 2005. However, the Company gave notice of prepayment of its outstanding debt and related derivative financial instrument positions and

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

such prepayment occurred on November 16, 2004. On this date the Company repaid its long-term debt in the amount of $362.1 million and the derivative instruments were terminated generating a payment of $64.6 million to the counterparty. These payments were financed with cash on hand and an advance of $220 million from Rogers. A call premium fee, in the amount of approximately $5.4 million was also paid by the Company with respect to the prepayment of its Term loan B debt. Finally, deferred financing costs in the amount of approximately $11.9 million were written off by the Company.

      As a result of this acquisition by Rogers, all the members of Microcell’s board of directors and certain senior officers of Microcell, including the President and Chief Executive Officer [the “CEO”] and the Chief Financial Officer [the “CFO”], have resigned on November 9, 2004. On the same day, Microcell announced the composition of its new board of directors and the nomination of the new CEO and the new CFO of Microcell.

      In conjunction with its strategic review process, Microcell has incurred both financial and legal fees. The Company has engaged two financial advisors to determine the best way to maximize value for all security holders. Based on Rogers offers, the final financial advisor fees amounted approximately to $13.7 million of which $2.1 million have already been paid. Furthermore, approximately $12.8 million of legal and other general expenses related to this process were incurred. Finally, the consequential impact of the offers on Microcell’s share price led to an accelerated vesting of shares under the Company’s stock option plan, resulting in an acceleration of a compensation expense of $7.8 million that the Company would have otherwise recognized over the remaining initial vesting period. On November 9, 2004, all of the 1,319,306 outstanding stock options were exercised.

      (8) On November 19, 2004, as provided for in the agreement governing the venture described in note 1, the Company gave notice of its intent to purchase the share of the venture currently owned by one of the other two partners in the venture. Should the third partner make the same offer to the selling partner, the Company would acquire 50% of the selling partner’s share for which the Company estimates the cost to be between approximately $4 million to $5 million. Following the upcoming change in the ownership of the venture and the anticipated beginning of Phase 2 for the deployment of a MCS network in Canada, the Company will reassess the accounting of its investment in the venture. Up to September 30, 2004, this investment was accounted for using the equity method.

MICROCELL TELECOMMUNICATIONS INC.

INTERIM CONSOLIDATED BALANCE SHEETS

[Unaudited]

	As at

	September 30,	December 31,
	2004	2003
	$	$

		[Note 1]

	(In thousands of
	Canadian dollars)
ASSETS [note 5]
Current assets
Cash and cash equivalents	110,977	43,094
Short-term investments	22,804	60,927
Receivables	91,430	76,796
Inventories	51,038	27,593
Prepaid license fees, rental sites and other prepaid expenses	31,998	26,850
Deferred charges	21,280	10,601
Other current assets	4,679	6,188

Total current assets	334,206	252,049
Property, plant and equipment	462,161	318,041
Intangible assets	226,885	233,819
Deferred charges and other non-current assets	33,147	653
Long-term investments	4,146	4,144

	1,060,545	808,706

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	127,982	91,634
Deferred revenues	47,450	42,328
Derivative instruments [note 5]	9,677	6,348
Current portion of long-term debt [note 5]	12,000	9,298

Total current liabilities	197,109	149,608
Long-term debt [note 5]	360,616	315,164
Derivative instruments [note 5]	24,740	—

	582,465	464,772

Shareholders’ equity
Share capital [note 6]	486,245	338,154
Warrants [note 6]	29,202	17,926
Contributed surplus [note 2]	4,288	—
Deficit	(41,655)	(12,146)

	478,080	343,934
	1,060,545	808,706

Contingencies [note 8]
Commitment [note 1]

See accompanying notes.

MICROCELL TELECOMMUNICATIONS INC.

INTERIM CONSOLIDATED STATEMENTS OF

NET INCOME (LOSS) AND RETAINED EARNINGS (DEFICIT)
[Unaudited]

	Nine Months	Five Months	Four Months
	Ended	Ended	Ended
	September 30, 2004	September 30, 2003	April 30, 2003
	$	$	$

			[Pre-reorganization]

	[In thousands of Canadian dollars,
	except for per share data]
Revenues
Services	445,935	222,866	170,196
Products	36,168	18,793	7,498

	482,103	241,659	177,694

Costs and expenses
Cost of services	153,332	75,073	59,079
Cost of products	83,041	44,346	23,416
Selling and marketing	87,822	38,600	24,585
General and administrative	67,522	33,950	32,058
Special charges [notes 2 and 7]	9,668	—	—
Depreciation and amortization	61,072	28,780	59,388

	462,457	220,749	198,526

Operating income (loss)	19,646	20,910	(20,832)
Interest income	1,486	1,670	1,888
Interest expense	(23,782)	(9,702)	(70,608)
Foreign exchange gain (loss)	(15,757)	12,196	136,553
Gain on investments, marketable securities and other assets	57	73	312
Share of net loss in investees [note 1]	(1,690)	—	—

Income (loss) before income taxes	(20,040)	25,147	47,313
Income tax expense	(2,958)	(8,940)	(1,796)

Net income (loss)	(22,998)	16,207	45,517
Accretion on redemption price — preferred shares [note 6]	(5,184)	(10,590)	—

Net income (loss) applicable to Class A and Class B shares [for the post-reorganization periods only]	(28,182)	5,617	45,517
Deficit, beginning of period, as previously reported	(12,146)	—	(2,466,674)
Cumulative effect of a change in an accounting policy [note 2]	(1,327)	—	—

Retained earnings (deficit), end of period	(41,655)	5,617	(2,421,157)

Basic earnings (loss) per share [note 4]	(1.44)	1.51	0.19
Diluted earnings (loss) per share [note 4]	(1.44)	0.71	0.19

See accompanying notes.

MICROCELL TELECOMMUNICATIONS INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

[Unaudited]

	Nine Months	Five Months	Four Months
	Ended	Ended	Ended
	September 30, 2004	September 30, 2003	April 30, 2003
	$	$	$

			[Pre-reorganization]

	(In thousands of Canadian dollars)
OPERATING ACTIVITIES
Net income (loss)	(22,998)	16,207	45,517
Adjustments to reconcile net income (loss) to cash provided by operating activities
Depreciation and amortization	61,072	28,780	59,388
Deferred charges	(20,764)	—	—
Accreted interest on long-term debt	693	1,667	13,425
Stock option expense	5,652	—	—
Foreign exchange loss (gain)	16,066	(12,243)	(130,166)
Gain on investments, marketable securities and other assets	—	—	(312)
Share of net loss in investees	1,690	—	—

	41,411	34,411	(12,148)
Changes in operating assets and liabilities	(11,490)	26,383	26,665

Cash provided by (used in) operating activities	29,921	60,794	14,517

INVESTING ACTIVITIES
Decrease (increase) in short-term investments and marketable securities	38,123	9,912	73,680
Additions to property, plant and equipment	(198,159)	(30,648)	(5,500)
Proceeds from sale of long-term investments	(2)	—	2,089

Cash provided by (used in) investing activities	(160,038)	(20,736)	70,269

FINANCING ACTIVITIES
Issuance of share capital and warrants	154,161	—	—
Share issuance costs	(1,436)	—	—
Redemption of preferred shares	(1,233)	—	—
Increase in long-term debt	400,000	—	—
Repayment of long-term debt	(336,285)	(4,786)	—
Termination of derivative instruments	(4,250)	—	—
Deferred financing costs	(12,957)	—	—

Cash provided by (used in) financing activities	198,000	(4,786)	—

Increase (decrease) in cash and cash equivalents for the period	67,883	35,272	84,786
Cash and cash equivalents, beginning of period	43,094	111,765	26,979

Cash and cash equivalents, end of period	110,977	147,037	111,765

Additional Information
Interest paid	22,802	8,035	13
Income taxes paid	1,085	684	639

See accompanying notes.

[All tabular amounts are in thousands of Canadian dollars unless otherwise indicated.]

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS [UNAUDITED]

September 30, 2004

1.	Description of Business, Financial Reorganization and Basis of Presentation

Description of Business

      Microcell Telecommunications Inc. [“Microcell”] is incorporated under the Canada Business Corporations Act [“CBCA”] and is a provider of wireless telecommunications services in Canada. As at September 30, 2004, Microcell conducted its wireless communications business through two wholly-owned subsidiaries [Microcell, collectively with its subsidiaries, the “Company”], which were: Microcell Solutions Inc. [“Solutions”] and Inukshuk Internet Inc. [“Inukshuk”].

      Solutions operates a Global System for Mobile Communication [“GSM”] network across Canada and markets Personal Communications Services [“PCS”] and General Packet Radio Service [“GPRS”] under the Fido brand name pursuant to a 30MHz PCS license [the “PCS License”] issued by the Minister of Industry (Canada) [“Industry Canada”]. The Company also provides wireless high-speed Internet access in selected locations under the brand name iFidoTM.

      Inukshuk was awarded Multipoint Communication Systems [“MCS”] licenses [the “MCS Licenses”] to deploy a high-speed Internet Protocol-based data network using MCS technology in Canada. Inukshuk entered into a venture with two partners to build an MCS network in order to offer high-speed Internet, IP-based voice and local networking services to selected markets across Canada. Inukshuk’s commitments to the venture are to transfer its MCS Licenses to the venture, to permit the utilization of its MCS Licenses by the venture pending Industry Canada’s approval of the transfer and to make cash contributions of up to $6.0 million. Up to September 30, 2004, this venture was accounted for using the equity accounting method. Accordingly, amounts of $0.8 million and $1.7 million have been recognized during the three- and nine-month periods ended September 30, 2004, respectively, as the Company’s share of loss in this venture. On November 19, 2004, as provided for in the venture agreement, the Company gave notice of its intent to purchase the share of the venture currently owned by one of the other two partners in the venture. Should the third partner make the same offer to the selling partner, the Company would acquire 50% of the selling partner’s share for which the Company estimates the cost to be between approximately $4 million to $5 million. Following the upcoming change in the ownership of the venture and the anticipated beginning of Phase 2 for the deployment of a MCS network in Canada, the Company will reassess the accounting of its investment in the venture.

      The Company continues to experience growth-related capital requirements arising from the need to fund network capacity improvements, ongoing maintenance and the cost of acquiring new PCS customers. In addition, in the event that our actual results vary from our projections or if the assumptions underlying our projections were to change, we may need additional funds. Sources of funding for our further financing requirements may include additional bank financing, vendor financing, public offerings or private placements of equity or debt securities, capital contributions from shareholders and disposition of assets. There can be no assurance that additional financing will be available to us or, if available, that we will be able to obtain it on a timely basis and on terms acceptable to us and within the limitations contained in our credit facilities. Microcell’s ability to generate positive net income and cash flows in the future is dependent upon various factors, including the level of market acceptance of its services, the degree of competition encountered by the Company, the cost of acquiring new customers, the cost to maintain and retain existing customers, technology risks, general economic conditions and regulatory requirements.

Financial Reorganization

      On May 1, 2003, the predecessor company of Microcell [“Old Microcell”] and certain subsidiaries of Old Microcell emerged from a restructuring plan under the Companies’ Creditors Arrangement Act [“CCAA”] and the CBCA. As a result, at that date, the Company has accounted for its financial

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS [UNAUDITED] — (Continued)

reorganization by using the principles of fresh start accounting. Accordingly, all assets and liabilities were comprehensively revalued at estimated fair values and Microcell’s deficit of $2.4 billion was eliminated and long-term debt obligations decreased by approximately $1.6 billion. Microcell determined that its enterprise value was $689 million, of which $350 million was allocated to the long-term debt and $339 million to the equity. This enterprise value was determined based on several traditional valuation methodologies, utilizing projections developed by management, including discounted cash flow analysis and comparable company trading analysis.

      A comprehensive revaluation of the assets and liabilities of the Company has been done based on this enterprise value. This resulted in a reduction of the current assets of $36.8 million [mainly consisting of the deferred charges incurred during the recapitalization process], the property, plant and equipment of $289.7 million, the long-term investments of $3.7 million and the accrued liabilities of $131.5 million. The Company also assigned a value, calculated at management’s best estimate of fair value, to the Company’s intangible assets, which are the PCS License at $188 million, determined using the replacement cost based on comparable transactions, the Fido brand name at $28.5 million, determined using the replacement cost method, and the customer list at $24.7 million, determined using the discounted future cash flow method.

Basis of Presentation

      The accompanying unaudited interim consolidated financial statements of Microcell have been prepared in accordance with accounting principles generally accepted in Canada [“Canadian GAAP”] for interim financial information. Accordingly, they do not include all of the information and footnotes required by Canadian GAAP for annual financial statements. In the opinion of management, all adjustments [consisting of normal recurring accruals] considered necessary for a fair presentation have been included. The consolidated balance sheet as of December 31, 2003 in these unaudited interim consolidated financial statements has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by Canadian GAAP for annual financial statements.

      Operating results for interim periods are not necessarily indicative of the results that may be expected for the full year. Specifically, during the fourth quarter, the Company’s operations are subject to certain seasonal factors associated with subscriber acquisition during the holiday period, which historically is the largest acquisition period of the year for the wireless industry. As a result, operating and net income during this period will be affected by the cost of acquiring a proportionately higher number of subscribers compared with each of the other three quarters of the year.

      These unaudited interim consolidated financial statements should be read in conjunction with Microcell’s audited consolidated financial statements and footnotes for the year ended December 31, 2003. The accounting policies and methods followed in the preparation of these unaudited interim consolidated financial statements are the same as those used in the audited financial statements for the year ended December 31, 2003, except for the change related to stock-based compensation and asset retirement obligations as described in note 2. The Company also introduced new customer retention programs during the period as described in note 3.

      Comparative financial information for the four-month period ended April 30, 2003 has been presented pursuant to regulatory requirements. In reviewing this comparative financial information, readers are reminded that it does not reflect the effects of the financial reorganization and the application of fresh start accounting.

      On March 19, 2004, the Company received a comment letter from the U.S. Securities and Exchange Commission [“SEC”] in connection with its review of the Company’s registration statement filed on March 3, 2004 for the registration of its Class A Restricted Voting Shares [“Class A Shares”] and

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS [UNAUDITED] — (Continued)

Class B Non-Voting Shares [“Class B Shares”] issuable upon exercise of the Warrants 2005 and the Warrants 2008. The Company responded to the SEC’s March letter and filed an amended registration statement on June 29, 2004. The Company received a letter to its response on August 9, 2004 and responded to the SEC on October 22, 2004. The Company received a letter to its response on November 5, 2004. SEC staff, among other things, has questioned whether the Company’s Fido brand name has an indefinite useful life and, consequently, whether it should be subject to periodic amortization. The Company believes such brand name should be considered to have an indefinite life. However, were such periodic amortization to be applied, assuming hypothetically a useful life of ten years, this would decrease the Company’s net income by $0.7 million and decrease basic and diluted earnings per share by $0.02 for the three-month period ended September 30, 2004 and increase the Company’s net loss by $2.1 million and increase basic and diluted loss per share by $0.11 for the nine-month period ended September 30, 2004. There would have been no effect on cash flows for the three-and nine-month periods ended September 30, 2004. In addition, opening deficit would be increased by $1.9 million.

      The SEC staff, among other things, has also asked the Company for additional information regarding certain of the Company’s accounting policies regarding revenue recognition and measurement and related costs, including the recognition of both revenues and related costs associated with the sale of handsets and prepaid airtime vouchers to the Company’s third party retailers. Sales of products such as handsets and their related costs are recognized when goods are delivered, wireless service is activated and collection is reasonably assured. For prepaid airtime vouchers, the revenue is measured at the amount paid by the subscribers and is recorded when services are provided to the subscriber and related commissions paid to third party dealers are classified within cost of product. The Company believes these accounting policies are appropriate based on risks assumed by the Company until the handset is activated or prepaid airtime vouchers are sold and used by the Company’s ultimate customers. Alternatively, other parties, including the SEC, could assess that the sale of handset and associated costs be recognized upon the delivery of the handset to third party retailers or to be deferred and amortized over the expected life of the customer. For the prepaid airtime vouchers, alternatively, other parties, including the SEC, could assess that the commissions to the third party dealers be considered as a discount and be classified as a reduction of service revenues. As at September 30, 2004, the balance sheet includes deferred revenues and deferred costs of $6.9 million and $9.8 million respectively in connection with handsets at the dealers location not yet activated by the ultimate customers. Commissions paid to third party retailers for the prepaid airtime vouchers totaled $5.6 million, $5.6 million and $4.7 million for the nine-month periods ended September 30, 2004, the five-month period ended September 30, 2003 and the four-month period ended April 30, 2003, respectively.

      The SEC staff has also asked for additional information regarding the FidoDollars program described in note 3. The Company believes that the accounting treatment for this program is appropriate since the FidoDollars can be used only to acquire handsets that will allow the Company to continue to generate service revenues following the exercise of such rewards. Alternatively, other parties, including the SEC, could assess that such rewards be accounted for in reduction of service revenues and that the total amount of FidoDollars be recognized when such FidoDollars are earned by the customer instead of when such FidoDollars are used.

      Following its acquisition by Rogers Wireless Inc, the Company decided not to register the warrants with the SEC and therefore the Company withdrew its F-1 filing on November 19, 2004.

2.	Change in Accounting Policies

Stock-Based Compensation

      Effective January 1, 2004, the Company adopted the standard set forth in Section 3870 of the Canadian Institute of Chartered Accountants [“CICA”] Handbook, Stock-based compensation and other

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS [UNAUDITED] — (Continued)

stock-based payments. This section has been amended to require the expensing of certain stock-based compensation awards using the fair value-based method for fiscal years beginning on or after January 1, 2004. Under the amended rules, the Company is required to expense, over the vesting period, the fair value of the options at the date of the grant. As permitted by this amendment, the Company applied this change retroactively, without restatement, for options granted since May 1, 2003. Consequently, the opening deficit as at January 1, 2004 was adjusted to reflect an expense of $1.3 million relating to options granted since May 1, 2003.

      For the nine-month period ended September 30, 2004, an amount of $2.1 million, respectively, is included within general and administrative expenses, reflecting the recurring cost associated with the normal vesting of employee stock options. As a result of the appreciation in Microcell’s share price, resulting primarily from public takeover offers detailed in note 7, and in accordance with accelerated vesting rules of the Company’s stock option plan, $3.6 million of special charges were recognized during the nine-month period ended September 30, 2004. Accordingly, an amount of $7.0 million was credited to the contributed surplus. Also, as of September 30, 2004, an amount of $2.7 million of contributed surplus was transferred to Class B shares pursuant to the exercise of stock options. The Company used the Black Scholes option pricing model to determine the fair value of the options with the following weighted-average assumptions: risk-free interest rate of 3%, share price volatility of 64%, no dividend yield and expected life of five years. Prior to January 1, 2004, no compensation expense was recognized when options were issued to employees or directors. The Company’s pro forma information, as if the fair value-based method had been applied, is as follows for periods prior to January 1, 2004:

	Five Months	Four Months
	Ended	Ended
	September 30, 2003	April 30, 2003
	$	$

		[Pre-reorganization]
Net income (loss) as reported	5,617	45,517
Stock-based employee compensation costs that would have been included in the determination of net income if the fair value based method had been applied to all awards as reported	(701)	(1,577)

Pro forma net income as if the fair value based method had been applied to all awards	4,916	43,940

Basic earnings (loss) per share as reported (in dollars)	1.51	0.19
Stock-based employee compensation costs impact (in dollars)	(0.19)	(0.01)

Pro forma basic earnings (loss) per share as if the fair value method had been applied to all awards (in dollars)	1.32	0.18

Diluted earnings (loss) per share as reported (in dollars)	0.71	0.19
Stock-based employee compensation costs impact (in dollars)	(0.03)	(0.01)

Pro forma diluted earnings (loss) per share as if the fair value method had been applied to all awards (in dollars)	0.68	0.18

      Basic and diluted losses per share are identical, except for the five-month period ended September 30, 2003, as the effect of diluted items are antidilutive.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS [UNAUDITED] — (Continued)

Asset Retirement Obligations

      Effective January 1, 2004, the Company adopted the standard set forth in Section 3110 of the Canadian Institute of Chartered Accountants Handbook entitled Asset Retirement Obligations, which harmonizes Canadian GAAP with U.S. Financial Accounting Standards Board’s Statement No. 143, Accounting for Asset Retirement Obligations. The standard provides guidance for the recognition, measurement and disclosure of liabilities for asset retirement obligations and the associated retirement costs. The asset retirement cost is capitalized as part of the related asset and is amortized into earnings over time.

      Under its site leases, the Company is generally committed to returning each site to its original state. In order to calculate a provision for asset retirement obligations, the Company used the following significant assumptions: the Company expects that most of its lease sites will be renewed at their expiry; the Company expects that approximately 1% of its sites per year will have to be changed based on operational needs or vocation changes and as a result, the Company will have to return these sites to their original state; remediation costs that are indicative of what third party vendors would charge the Company to remediate the sites; expected inflation rates that are consistent with historical inflation rates; and credit-adjusted risk-free rates that approximate the Company’s incremental borrowing rates. As a result, a liability of $1 million has been accounted for by the Company as at January 1, 2004. The Company has not adjusted its opening deficit because the amount is not material and was compensated by charges made under the prior accounting policy which was to expense such costs as incurred. When a liability is initially recorded, the cost is capitalized by increasing the carrying amount of the related long-lived asset. Over time, the liability is increased each period to reflect an interest element considered in its initial measurement at fair value and reduced as related payments are made. Furthermore, the capitalized cost is amortized over the useful life of the related asset. The Company will continue to evaluate on a periodic basis whether the estimated asset retirement obligations and related financial statement amounts continue to be reasonably stated.

3.	Customer Retention Programs

      During the first quarter of 2004, the Company introduced two specific customer retention programs. Firstly, the Company allowed its postpaid customers to enter into a 24-month agreement for airtime services and, in exchange, the Company granted additional discounts or credits for the purchase of handsets. Since the related handset is bundled with airtime, the Company considers this arrangement as a revenue arrangement with multiple deliverables. Accordingly, the arrangement consideration is allocated among the separate units of accounting based on their relative fair values. However, because the handset is provided in the arrangement and the customer has no obligation to the Company if airtime service is not provided, the amount allocated to the handset is limited to the amount initially received. The direct incremental cost related to this retention program, consisting of the incremental loss on the sale of the handset, is deferred and amortized in the cost of products over the term of the agreement. As of September 30, 2004, $20.7 million is included within deferred charges and other non-current assets in this regard.

      Secondly, the Company launched “Fido Rewards,” which allows its postpaid customers to accumulate “FidoDollars” based on their spending. Each FidoDollar allows its holder to obtain a discount of $1 on the suggested retail price of a future purchase of a handset. Since this handset will generate future service revenues after its acquisition, the Company will account for the cost of this reward program, consisting primarily of the subsidy on the handset, when such FidoDollars are redeemed. At that date, the Company will recognize as equipment revenue the amount received from its customers, net of applicable FidoDollars, as well as the cost of the related handset. The Company accrues for its estimated obligation as awards are earned by its customers which are registered with the program. As at September 30, 2004, 8.1 million FidoDollars were issued to approximately 599,000 registered customers and 1.0 million of FidoDollars were redeemed. As a result, an amount of $7.1 million is included in the Company’s balance

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS [UNAUDITED] — (Continued)

sheet within deferred charges and accounts payable and accrued liabilities. If all of the Company’s customers were registered in this program, deferred charges and accounts payable and accrued liabilities as at September 30, 2004 would be increased by $7.9 million. [See note 1]

4.	Earnings (Loss) Per Share

      The reconciliation of the numerator and denominator for the calculation of earnings (loss) per share is as follows:

	Nine Months	Five Months	Four Months
	Ended	Ended	Ended
	September 30, 2004	September 30, 2003	April 30, 2003
	$	$	$

			[Pre-reorganization]
Net income (loss) for diluted earnings (loss) per share calculation	(22,998)	16,207	45,517
Accretion on redemption price of First and Second Preferred Shares	(5,184)	(10,590)	—

Net income (loss) for basic earnings (loss) per share calculation	(28,182)	5,617	45,517

Denominator [in thousands]:
Weighted-average number of Class A and Class B Shares outstanding	19,568	3,728	240,217
Shares issuable pursuant to the exercise of initial warrants	—	—	253

Number of shares for basic earnings (loss) per share calculation	19,568	3,728	240,470
Shares issuable pursuant to conversion of preferred shares	—	18,828	—
Shares issuable pursuant to exercise of stock options	751	332	—
Shares issuable pursuant to exercise of warrants	3,917	—	—

Number of shares for diluted earnings (loss) per share calculation	24,236	22,888	240,470

Basic earnings (loss) per share [in dollars]	(1.44)	1.51	0.19
Diluted earnings (loss) per share [in dollars]	(1.44)	0.71	0.19

      Except for the periods of three months ended September 30, 2004 and five months ended September 30, 2003, basic and diluted earnings (loss) per share are identical, as the effect of potential dilutive securities is antidilutive.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS [UNAUDITED] — (Continued)

5.	Long-Term Debt

	September 30,	December 31,
	2004	2003
	$	$

Tranche B Debt	—	271,769
Tranche C Debt	—	52,693
Term Loan A	184,416	—
Term Loan B	188,200	—

	372,616	324,462
Less: current portion of principal	(12,000)	(9,298)

	360,616	315,164

      The minimum contractual payments of term loan A debt [“Term Loan A”] and term loan B debt [“Term Loan B”] for the next five years are as follows: $3.0 million for the rest of 2004; $12.0 million in 2005; $12.0 million in 2006; $12.0 million in 2007; $12.0 million in 2008 and $41.5 million for the first nine months of 2009.

      On March 17, 2004, the Company entered into amended and restated credit agreements with a syndicate of lenders, certain of which were also shareholders of the Company. The proceeds have been used mainly to refinance borrowings under the previous senior secured credit facilities in the amount of $330.3 million and to terminate previous swap transactions in the amount of $4.3 million.

      In conjunction with the amended and restated credit agreements, the Company paid, during the first nine months of 2004, $13.0 million of financing costs, which are being deferred and amortized over the term of the loans. As of September 30, 2004, the financing arrangements of the Company consisted of the following credit agreements:

Revolving Facility

      The Company has access to a first lien revolving credit facility [the “Revolving Facility”] of $50 million, which bears interest at CDOR or LIBOR plus 4.0% and is payable in March 2010. A commitment fee computed at the rate of 0.5% per annum on the aggregate undrawn amount of the Revolving Facility is payable on a quarterly basis. The Revolving Facility is secured by a pledge of a first lien on substantially all of the Company’s assets. As at September 30, 2004, no amounts were drawn on this facility. However, any credit exposure under the swap transactions described below is deducted from the amount otherwise available to be borrowed under the Revolving Facility. An amount of $16 million was agreed upon to be the initial swap exposure of the Company’s swap counterparty. As of September 30, 2004, an amendment occurred between the parties to revise the limit of $16 million to $24.8 million.

Term Loan A

      The Term Loan A debt consists of a first lien term loan with a principal amount equivalent to $200 million [US$149.9 million]. It bears interest at LIBOR plus 4% and is payable in quarterly installments, which commenced in June 2004 and will mature in March 2011. As of September 30, 2004, 2.5% of the principal amount was repaid. The Term Loan A is collateralized by a pledge on substantially all of the Company’s assets. As at September 30, 2004, the effective interest rate on Term Loan A was 6.66%.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS [UNAUDITED] — (Continued)

Term Loan B

      The Term Loan B debt consists of a second lien term loan with a principal amount equivalent to $200 million [US$149.9 million]. It bears interest at LIBOR plus 7%, with a LIBOR floor at 2%, and is payable in quarterly installments, which commenced in June 2004 and will mature in September 2011. As of September 30, 2004, 0.5% of the principal amount was repaid. The Term Loan B is collateralized by a pledge on substantially all of the Company’s assets. As at September 30, 2004, the effective interest rate on Term Loan B was 10.06%.

Additional Debt and Swap Transactions

      Pursuant to the terms of the credit agreements governing the Company’s credit facilities, the Company is entitled to raise up to an additional $25 million under the Revolving Facility or Term Loan A, and up to an additional $50 million under Term Loan B.

      The Company has entered into swap transactions to manage its exposure to foreign exchange rate fluctuations on the U.S.-dollar-denominated Term Loan A and Term Loan B. The Company swapped, in March 2004, the total principal of Term Loan A and Term Loan B in the amount of $400 million [US$299.9 million] at a rate of $1.3340 for US$1.00. The Company also swapped the floating interest rate of LIBOR plus 4% on Term Loan A, payable in US dollars, to a floating interest rate of LIBOR plus 5.085%, payable in Canadian dollars. The Company also swapped the floating interest rate of LIBOR plus 7% on Term Loan B, payable in US dollars, to a floating interest rate of LIBOR plus 8.485%, payable in Canadian dollars. These swap agreements included a recouponing provision which allows both parties to enter into an amendment of the economic variables when the fair market value of the swaps exceed a threshold of $16 million, in such manner that the market value is reduced to an amount no greater than $16 million. As of September 30, 2004, an amendment occurred between the parties to revise the limit of $16 million to $24.8 million. Consequently, the economic variables were amended to reduce the market value of the swaps from $34.4 million payable by the Company to $24.7 million, generating a payment by the Company to the counterparties of $9.7 million on October 3, 2004. Under this amendment, the floating interest rates of the Company’s swap agreements relating to its Term Loan A and Term Loan B were reduced to LIBOR plus 4.616% and LIBOR plus 8.006% respectively. The maturity of the swap transactions corresponds to the maturity of both term loans. These swap transactions are presented at their fair value as derivative instruments on the balance sheet and changes in fair value are recognized in income as foreign exchange gains or losses.

Covenants and Mandatory Prepayments

      Under the credit agreements governing the Revolving Facility, Term Loan A and Term Loan B, the Company is committed to respect certain covenants, including restrictions on the ability to incur indebtedness, pay dividends, make various payments, create liens, sell assets and engage in mergers. The Company must also maintain certain financial covenants and ratios under its credit agreements, including levels of operating income excluding a number of specific items, levels of debt, liquidity levels and maximum levels of capital expenditures.

      The credit agreements governing Term Loan A and Term Loan B require the Company to make, subject to certain conditions, prepayments to Term Loan A and Term Loan B lenders with respect to [i] net proceeds received by the Company from the sale of assets, [ii] the excess cash flow generated by the Company during any fiscal year, and [iii] the net proceeds received by the Company from the issuance of equity securities.

      The credit agreements also provide that if an event of default occurs, then the loans outstanding become, under certain circumstances, due and payable in whole. A change of control of the Company

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS [UNAUDITED] — (Continued)

would constitute an event of default under the Company’s credit agreements and the Rogers offers [described in note 7], if consummated, will result in a change of control of the Company. The credit agreement governing the Term Loan B debt provides that any prepayment of such debt shall be accompanied by a call premium fee, calculated on the amount of such prepayment, of [i] 3%, if the prepayment is made prior to March 17, 2005; [ii] 2%, if the prepayment is made prior to March 17, 2006; and, [iii] 1%, if the prepayment is made prior to March 17, 2007.

      The change in control described in note 7 constitutes an event of default under the Company’s credit agreements. On November 4, 2004, the administrative agent, on behalf of the Company’s secured lenders, has waived the event of default arising from the change in control until the earlier of (1) 90 days after the completion of the acquisition of Microcell by Rogers, and (2) March 1, 2005. However, the Company gave notice of prepayment of its outstanding debt and related derivative financial instrument positions and such prepayment occurred on November 16, 2004. On this date the Company repaid its long-term debt in the amount of $362.1 million and the derivative instruments were terminated generating a payment of $64.6 million to the counterparty. These payments were financed with cash on hand and an advance of $220 million from Rogers. A call premium fee, in the amount of approximately $5.4 million was also paid by the Company with respect to the prepayment of its Term loan B debt. Finally, deferred financing costs in the amount of approximately $11.9 million were written off by the Company.

6.	Share Capital

      Number of shares issued [in units]

	First		Second	Second
	Preferred	First Preferred	Preferred	Preferred
	Voting	Non-Voting	Voting	Non-Voting	Class A	Class B
	Shares	Shares	Shares	Shares	Shares	Shares

Balance as at December 31, 2003	252,296	11,415,204	14,782	6,979,528	30,038	3,906,336
Issued	—	—	—	—	—	6,792,363
Exercise of stock options	—	—	—	—	—	449,673
Redeemed	(1,450)	(40,688)	—	(33,095)	—	—
Converted	(250,846)	(11,374,516)	(14,782)	(6,946,433)	168,641	18,417,936

Balance as at September 30, 2004	—	—	—	—	198,679	29,566,308

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS [UNAUDITED] — (Continued)

Carrying Value of Shares Issued

	First	First	Second	Second
	Preferred	Preferred	Preferred	Preferred			Total
	Voting	Non-Voting	Voting	Non-Voting	Class A	Class B	Value of
	Shares	Shares	Shares	Shares	Shares	Shares	Shares
	$	$	$	$	$	$	$

Balance as at December 31, 2003	4,014	181,617	235	111,046	300	40,942	338,154
Issued	—	—	—	—	—	136,719	136,719
Exercise of stock options	—	—	—	—	—	4,729	4,729
Transfer from contributed surplus	—	—	—	—	—	2,692	2,692
Redeemed	(24)	(667)	—	(542)	—	—	(1,233)
Converted	(4,071)	(184,235)	(240)	(112,317)	2,764	298,099	—
Accretion on redemption price	81	3,285	5	1,813	—	—	5,184

Balance as at September 30, 2004	—	—	—	—	3,064	483,181	486,245

Warrants

	September 30,	December 31,
	2004	2003
	$	$

3,998,302 Warrants 2005, exercise price of $19.91	4,598	4,598
6,663,943 Warrants 2008, exercise price of $20.69	13,328	13,328
3,977,272 Warrants, exercise price of $22.00	11,276	—

	29,202	17,926

      Pursuant to a final prospectus dated March 24, 2004, the Company distributed to the holders of its Class A Shares, Class B Shares, First Preferred Voting Shares, First Preferred Non-Voting Shares, Second Preferred Voting Shares and Second Preferred Non-Voting Shares, rights to subscribe for an aggregate of 4,519,636 Class B Shares. Each five rights entitled the holder thereof to purchase one Class B Share at a subscription price of $22 per share. In connection with the rights offering, the Company entered into a standby purchase agreement with COM Canada, LLC [“COM”] pursuant to which it agreed to purchase, at a price of $22.00, all Class B Shares not otherwise purchased under the rights offering. In addition, to the extent COM purchased less than $50 million of such shares, it committed to purchase, at a price of $22.00, additional Class B Shares having an aggregate subscription price equal to the deficiency.

      The closing of the rights offering occurred on April 30, 2004. The rights offering resulted in the issuance by Microcell of 4,519,636 Class B Shares. On May 3, 2004, COM purchased, at a price of $22.00 per share, 2,272,727 Class B Shares. Furthermore, Microcell issued to COM 3,977,272 warrants to acquire, at a price of $22.00 per share, additional Class B Shares. The net proceeds from the rights offering and private placement to COM amounted to approximately $148 million [net of approximately $1.4 million of issuance fees] and have been used by Microcell to redeem as of May 1, 2004, 1,450 First Preferred Voting Shares, 40,688 First Preferred Non-Voting Shares and 33,095 Second Preferred Non-Voting Shares outstanding as at April 30, 2004 at a price of $16.39 per share, for a total of $1.2 million. The remaining balance of $146.8 million is being used to fund capital expenditures and for general corporate purposes. The Company has estimated the fair value of warrants issued to COM to be

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS [UNAUDITED] — (Continued)

$11.3 million and this amount has been applied as a reduction of the value attributed to the Class B Shares.

      In accordance with the warrant indentures governing the Warrants 2005 and the Warrants 2008, the number of shares issuable upon the exercise of the Warrants 2005 and the Warrants 2008 were adjusted from 1.0 to 1.02 Class A Share or Class B Shares, as the case may be, for each warrant. This adjustment has been made as a result of the Company’s rights offering.

Stock Option Plan

      Changes in options outstanding are as follows:

	Nine Months Ended
	September 30, 2004

		Weighted-
	Number of	Average
	Options [In	Exercise Price
	Units]	[In Dollars]

Outstanding as at December 31, 2003	1,732,959	$10.90
Exercised	(449,673)	$10.52
Granted	127,958	$24.36
Forfeited	(71,052)	$12.05

Outstanding as at September 30, 2004	1,340,192	$12.25

Exercisable as at September 30, 2004	698,503	$10.87

      In May 2004, an amendment to the Company’s stock option plan, to increase the number of Class B Shares that may be issued pursuant to options granted under the Option Plan by 682,236 (from 2,006,818 to 2,689,054) was approved by Microcell’s shareholders.

7.	Special Charges

      On May 17, 2004, TELUS Corporation [“TELUS”] launched unsolicited offers to purchase Microcell’s Class A Shares for $29.00 per share, Class B Shares for $29.00 per share, Warrants 2005 for $9.67 per warrant and Warrants 2008 for $8.89 per warrant. On May 20, 2004, Microcell announced that, after careful review and analysis of the TELUS offers performed with the assistance of its legal and financial advisors, Microcell’s board of directors recommended that holders of these securities not tender into the TELUS offers. Further to the TELUS offers, Microcell’s board of directors initiated a full strategic review in order to determine the best way to maximize value for all holders of securities. The special committee of the board of directors, created to consider, evaluate and negotiate alternatives to the TELUS offers, directed the financial advisors to contact TELUS and a number of other parties, in order to evaluate all strategic and financial alternatives available. Among the parties so contacted was Rogers Communications Inc., Rogers Wireless Communications Inc. and Rogers Wireless Inc. [collectively, “Rogers”]. On June 22, 2004, TELUS announced that it would extend the TELUS offers until July 22, 2004. The TELUS offers were further extended on July 22, 2004, on August 20, 2004 and, after the announcement of the Rogers offers (described below) on September 20, 2004. On October 12, 2004, TELUS announced that it would not extend its offer to purchase all of the issued and outstanding publicly traded shares and warrants of Microcell and, as a result, the TELUS offers expired on that day.

      On September 19, 2004, the special committee of Microcell’s board of directors met to review the terms of the offers submitted by Rogers, to purchase all Microcell’s Class A Shares for $35.00 per share, Class B Shares for $35.00 per share, Warrants 2005 for $15.79 per warrant and Warrants 2008 for $15.01 per warrant, and the terms of a proposed support agreement. Following Microcell’s special

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS [UNAUDITED] — (Continued)

committee’s review of the relevant considerations and based upon the advice received from the legal and financial advisors and the opinions of its financial advisors to the effect that, as at such date and subject to the matters stated in such opinions, the consideration to be received by holders of shares under the share offers was fair, from a financial point of view, to such holders, Microcell’s special committee unanimously concluded that the share offers were fair to the holders of shares and in the best interests of Microcell and determined to unanimously make a favourable recommendation to Microcell’s board of directors to recommend that holders of shares accept the share offers and tender their shares into the Rogers offers.

      On September 19, 2004, Microcell’s board of directors met immediately following the meeting of its special committee and approved the special committee’s recommendation. Microcell entered into a support agreement late on September 19, 2004 in respect of the Rogers offers. In accordance with the support agreement, Microcell’s board of directors also resolved on such date to waive the application of certain provisions of the shareholder rights plan to allow Rogers to proceed with the Rogers offers without any dilutive effects.

      On September 20, 2004, Microcell and Rogers jointly announced the execution of the support agreement with respect to the Rogers offers and on November 8, 2004, Rogers announced that the terms and conditions of its offers for the securities of Microcell have been satisfied with the necessary number of securities having been successfully tendered and regulatory approvals secured to complete the acquisition. As a result of the successful tender offers, Rogers Wireless has taken up and accepted for payment approximately 181,721 Class A Shares, 28,389,649 Class B Shares, 3,296,652 Warrants 2005 and 5,405,387 Warrants 2008, being all of the securities of Microcell validly tendered to the offers and not withdrawn prior to the 5:00 p.m. November 5, 2004 expiry time. The tendered securities represent approximately 96% of the outstanding Class A Shares, 92% of the outstanding Class B Shares, 82% of the outstanding Warrants 2005 and 81% of the outstanding Warrants 2008.

      In conjunction with its strategic review process, Microcell is incurring both financial and legal fees. The Company engaged two financial advisors to determine the best way to maximize value for all security holders. One of the two financial advisors has affiliates which are shareholders, lenders or agent of the Company’s lenders. Engagement letters entered into with these advisors provide for advisory services to be rendered with minimum fees amounting to $6.5 million. Such fees will be recognized over the estimated period for which the services are rendered. If a transaction occurs, a transaction fee will be payable that will be calculated as a percentage of the consideration paid to acquire Microcell’s equity which may represent a significantly higher amount based on the value of the transaction. As of September 30, 2004, an expense amounting to $4.6 million was recognized with respect to these agreements. Furthermore, the consequential impact of the offers on Microcell’s share price led to an accelerated vesting of shares under the Company’s stock option plan, resulting in an acceleration of a compensation expense of $3.6 million that the Company would have otherwise recognized over the remaining initial vesting period [see note 2]. Finally, $1.5 million of legal and other general expenses related to this process were recognized as of September 30, 2004. The Company expects that total expenses related to this process will amount to approximately $25 million. As a result of the acquisitions of Microcell by Rogers, the final financial advisor fees amounted approximately to $13.7 million of which $2.1 million have already been paid. Furthermore, approximately $12.8 million of legal and other general expenses related to this process were incurred. Finally, the consequential impact of the offers on Microcell’s share price led to an accelerated vesting of shares under the Company’s stock option plan, resulting in an acceleration of a compensation expense of $7.8 million that the Company would have otherwise recognized over the remaining initial vesting period. On November 9, 2004, all the 1,319,306 outstanding stock options were exercised.

      As a result of the acquisition of Microcell by Rogers, all the members of Microcell’s board of directors and certain senior officers of Microcell, including the President and Chief Executive Officer [the “CEO”] and the Chief Financial Officer [the “CFO”], have resigned on November 9, 2004. On the same

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS [UNAUDITED] — (Continued)

day, Microcell announced the composition of its new board of directors and the nomination of the new CEO and the new CFO of Microcell.

8.	Contingencies

      On April 21, 2004, Unique Broadband Wireless Services, Inc. [“UBS”], an Ontario corporation that manufactures and operates wireless products and services, filed a lawsuit against Microcell, Solutions, Inukshuk and Allstream Corp. in the Ontario Superior Court of Justice. In its statement of claim, UBS claims, among other things, for damages in the amount of $160 million from each Microcell, Solutions and Inukshuk for breach of contract, breach of confidence and breach of fiduciary duty and punitive damages. UBS also claims from Inukshuk, as an alternative to the damages claims, an order for specific performance of a conditional agreement between Inukshuk and UBS with respect to the use of 38 MHz of Inukshuk’s spectrum by UBS. UBS also claims certain other equitable relief, including disgorgement of profits that UBS alleges would otherwise unjustly enrich Inukshuk, Solutions and Microcell. The action is at a very early stage with no statement of defense yet delivered. Based on information currently available, management considers that the companies have substantive defenses to the action brought by UBS and intend to vigorously defend the action.

      On August 9, 2004, a proceeding under the Class Actions Act (Saskatchewan) was brought against Microcell and other providers of wireless telecommunications services in Canada. The proceeding involves allegations of deceit, misrepresentation and false advertising by wireless telecommunications service providers with respect to the monthly system access fees being charged to customers. The plaintiffs seek unquantified damages from the defendant wireless telecommunications service providers, plus costs and pre-judgment and post-judgment interest. Microcell believes it has good defences to the allegations made by the plaintiffs. Further, the proceeding has not been certified as a class action and it is too early to determine whether the proceeding will qualify for certification as a class action.

9.	Comparative Figures

      Certain of the comparative figures have been reclassified to conform to the presentation adopted in the current year.

10.	Accounting Principles Generally Accepted in the United States

      The unaudited interim financial statements as at and for the nine months ended September 30, 2004 were prepared in accordance with Canadian GAAP. The following summary sets out the material adjustments to the Company’s reported net income (loss), for the nine-month periods ended September 30, 2004, the five months ended September 30, 2003 and the four months ended April 30, 2003, which would be made in order to conform with U.S. GAAP and the accounting principles and practices required by the SEC.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS [UNAUDITED] — (Continued)

Reconciliation of Unaudited Consolidated Net Income (Loss) and Comprehensive Income (Loss)

	Nine Months	Five Months	Pre-reorganization
	Ended	Ended	Four Months
	September 30,	September 30,	Ended April 30,
	2004	2003	2003

	$	$	$
Net income (loss) under Canadian GAAP	(22,998)	16,207	45,517
[a] Share of net loss in investees	—	—	(500)
[b] Reorganization items	—	—	1,253,660

Net income (loss) under U.S. GAAP	(22,998)	16,207	1,298,677
[c] Unrealized loss in value of marketable securities	—	—	(145)

Comprehensive income (loss) under U.S. GAAP	(22,998)	16,207	1,298,532

Basic earnings (loss) per share under U.S. GAAP [dollars]	(1.44)	(1.51)	5.39

Diluted earnings (loss) per share under U.S. GAAP [dollars]	(1.44)	0.71	5.39

Reconciliation of Unaudited Consolidated Cash Flow Captions

      There are no significant differences between Canadian GAAP and U.S. GAAP, which affect the captions of the cash flow statements.

Reconciliation of Unaudited Consolidated Balance Sheet Captions

	September 30, 2004			December 31, 2003

	Canadian		U.S.	Canadian		U.S.
	GAAP	Adjustments	GAAP	GAAP	Adjustments	GAAP

	$	$	$	$	$	$
[d] Contributed surplus	(4,288)	1,327	(2,961)	—	—	—
[e] Preferred shares	—	—	—	—	(296,912)	(296,912)
[e] Share capital	(486,245)	17,330	(468,915)	(338,154)	309,058	29,096
[d][e] Deficit	41,655	(18,657)	22,998	12,146	(12,146)	—

[a] Investment in Entity Subject to Significant Influence

      Under Canadian GAAP, the investor should continue to record its portion of investee losses unless the investor would be unlikely to share in losses of the investee. Under U.S. GAAP, in situations where an investor is not required to advance additional funds to the investee and where previous losses have reduced the common and the preferred stock investment account to zero, the Company should continue to report its share of equity method losses in its statement of operations to the extent of and as an adjustment to the loans to the investee.

      In addition, under Canadian GAAP, the share of net income in an investee that is a private investment company is calculated based on its realized gains or losses. Under U.S. GAAP, the share of net income in such investees is calculated based on both realized and unrealized gains or losses.

[b] Reorganization Items

      Under U.S. GAAP, the forgiveness of debt and the effects of the adjustments on the reported amounts of individual assets and liabilities resulting from the adoption of fresh start accounting should be

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS [UNAUDITED] — (Continued)

reflected in the predecessor entity’s final statement of operations. Under Canadian GAAP, such adjustments are reflected as capital transactions. The reorganization items in the amount of $1.254 billion were comprised of $1.366 billion of forgiveness of debt and $112.5 million of adjustments resulting from the application of fresh-start accounting.

[c] Marketable Securities

      Under Canadian GAAP, the marketable securities are recorded as explained in note 2 to the annual consolidated financial statements. Under U.S. GAAP, the marketable securities are classified as available for sale, and any changes to the market value, net of income taxes, are recorded in other comprehensive income (loss).

[d] Stock Compensation

      Effective January 1, 2004, under Canadian GAAP, the Company adopted the standard set forth in Section 3870 of the CICA Handbook, as described in Note 2 to the unaudited interim consolidated financial statements as at and for the nine months ended September 30, 2004 included elsewhere in this document. Under U.S. GAAP, since the Company has selected the modified prospective method as permitted by SFAS 148, the adjustment to opening deficit in the amount of $1.3 million under Canadian GAAP would not be recorded under U.S. GAAP.

[e] Classification of Financial Instrument as Debt or Equity

      The preferred shares contain conversion features which result in the Company’s obligation to redeem such shares being conditional. Therefore, under US GAAP, these shares are outside the scope of SFAS 150. In such a case, redeemable preferred shares subject to mandatory redemption requirements that are outside the control of the issuer are excluded from “shareholders’ equity (deficiency)” and presented separately in the issuer’s balance sheet between liabilities and shareholders’ equity (deficiency). The related accretions of $17.3 million as of September 30, 2004 are presented as a charge to retained earnings or, in the absence of retained earnings, by charges against share capital.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

      Under Section 124 of the Canada Business Corporations Act, a director or officer of a corporation, a former director or officer of a corporation or another individual who acts or acted at a corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity:

1. may be indemnified by that corporation against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by that individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity;

2. may be indemnified by the corporation or advanced moneys as hereinafter provided, with the approval of a court, against all costs, charges and expenses reasonably incurred by the individual in connection with an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual’s association with the corporation or other entity;

3. may be entitled to an advance of moneys by the corporation for costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity, but such individual shall repay the moneys if the individual does not fulfill the conditions of the proviso below; and

4. is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity described above, if the individual seeking indemnity was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done;

provided, in all cases, such individual (a) acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

      In accordance with the Canada Business Corporations Act, the by-laws of the Registrant indemnify a director or officer, a former director or officer, or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, and his heirs and legal representatives, against costs, charges and expenses, including amounts paid to settle an action or satisfy a judgment, reasonably incurred by that individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual was involved because of that association with the Registrant or other entity if the individual acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant’s request; and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds in believing that the individual’s conduct was lawful. Furthermore, the Registrant has entered into indemnification agreements with certain of its officers and directors that indemnify such persons to the maximum amount permitted by applicable law.

      As contemplated by Section 124(6) of the Canada Business Corporations Act, the Registrant has purchased insurance against potential claims against the directors and officers of the Registrant and other individuals referred to in the first paragraph of this Item 20 against loss for which the Registrant may be required or permitted by law to indemnify such individuals.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit
Number		Description

†3	.1	Certificate of Amalgamation & Articles of Amalgamation of Rogers Wireless Inc.
†3	.2	By-laws of Rogers Wireless Inc.
‡4	.1(a)	Indenture dated as of November 30, 2004, between Rogers Wireless Inc., as Issuer, and JPMorgan Chase Bank, N.A., as Trustee, relating to the 7.625% Senior (Secured) Notes Due 2011
‡4	.1(b)	Indenture dated as of November 30, 2004, between Rogers Wireless Inc., as Issuer, and JPMorgan Chase Bank, N.A., as Trustee, relating to the Floating Rate Senior (Secured) Notes Due 2010
‡4	.1(c)	Indenture dated as of November 30, 2004, between Rogers Wireless Inc., as Issuer, and JPMorgan Chase Bank, N.A., as Trustee, relating to the 7.25% Senior (Secured) Notes Due 2012
‡4	.1(d)	Indenture dated as of November 30, 2004, between Rogers Wireless Inc., as Issuer, and JPMorgan Chase Bank, N.A., as Trustee, relating to the 7.50% Senior (Secured) Notes Due 2015
‡4	.1(e)	Indenture dated as of November 30, 2004, between Rogers Wireless Inc., as Issuer, and JPMorgan Chase Bank, N.A., as Trustee, relating to the 8.00% Senior Subordinated Notes Due 2012
‡4	.2(a)	Form of 7.625% Senior (Secured) Notes Due 2011 (included in Exhibit 4.1(a))
‡4	.2(b)	Form of Floating Rate Senior (Secured) Notes Due 2010 (included in Exhibit 4.1(b))
‡4	.2(c)	Form of 7.25% Senior (Secured) Notes Due 2012 (included in Exhibit 4.1(c))
‡4	.2(d)	Form of 7.50% Senior (Secured) Notes Due 2015 (included in Exhibit 4.1(d))
‡4	.2(e)	Form of 8.00% Senior Subordinated Notes Due 2012 (included in Exhibit 4.1(e))
‡4	.3(a)	Registration Rights Agreement dated as of November 30, 2004, among Rogers Wireless Inc. and Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Harris Nesbitt Corp., Scotia Capital (USA) Inc., TD Securities (USA) LLC and RBC Capital Markets Corporation, relating to the 7.625% Senior (Secured) Notes Due 2011
‡4	.3(b)	Registration Rights Agreement dated as of November 30, 2004, among Rogers Wireless Inc. and Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Harris Nesbitt Corp., Scotia Capital (USA) Inc., TD Securities (USA) LLC and RBC Capital Markets Corporation, relating to the Floating Rate Senior (Secured) Notes Due 2010
‡4	.3(c)	Registration Rights Agreement dated as of November 30, 2004, among Rogers Wireless Inc. and Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Harris Nesbitt Corp., Scotia Capital (USA) Inc., TD Securities (USA) LLC and RBC Capital Markets Corporation, relating to the 7.25% Senior (Secured) Notes Due 2012
‡4	.3(d)	Registration Rights Agreement dated as of November 30, 2004, among Rogers Wireless Inc. and Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Harris Nesbitt Corp., Scotia Capital (USA) Inc., TD Securities (USA) LLC and RBC Capital Markets Corporation, relating to the 7.50% Senior (Secured) Notes Due 2015

Exhibit
Number		Description

‡4	.3(e)	Registration Rights Agreement dated as of November 30, 2004, among Rogers Wireless Inc. and Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Harris Nesbitt Corp., Scotia Capital (USA) Inc., TD Securities (USA) LLC and RBC Capital Markets Corporation, relating to the 8.00% Senior Subordinated Notes Due 2012
‡4	.4(a)	Pledge Agreement dated as of November 30, 2004, between Rogers Wireless Inc. and JPMorgan Chase Bank, N.A., as Trustee, relating to the 7.625% Senior (Secured) Notes Due 2011
‡4	.4(b)	Pledge Agreement dated as of November 30, 2004, between Rogers Wireless Inc. and JPMorgan Chase Bank, N.A., as Trustee, relating to the Floating Rate Senior (Secured) Notes Due 2010
‡4	.4(c)	Pledge Agreement dated as of November 30, 2004, between Rogers Wireless Inc. and JPMorgan Chase Bank, N.A., as Trustee, relating to the 7.25% Senior (Secured) Notes Due 2012
‡4	.4(d)	Pledge Agreement dated as of November 30, 2004, between Rogers Wireless Inc. and JPMorgan Chase Bank, N.A., as Trustee, relating to the 7.50% Senior (Secured) Notes Due 2015
***4	.5	Amended and Restated Deed of Trust dated as of March 15, 1997, between National Trust Company and Rogers Wireless Inc., as amended on March 19, 1997
‡4	.6(a)	Canadian Dollar Bond issued under the Deed of Trust relating to the 7.625% Senior (Secured) Notes Due 2011
‡4	.6(b)	United States Dollar Bond issued under the Deed of Trust relating to the Floating Rate Senior (Secured) Notes Due 2010
‡4	.6(c)	United States Dollar Bond issued under the Deed of Trust relating to the 7.25% Senior (Secured) Notes Due 2012
‡4	.6(d)	United States Dollar Bond issued under the Deed of Trust relating to the 7.50% Senior (Secured) Notes Due 2015
‡4	.7(a)	Subordination Agreement, dated as of November 30, 2004, among Rogers Wireless Inc., National Trust Company, JPMorgan Chase Bank, N.A. and The Bank of Nova Scotia
‡4	.7(b)	Subordination Agreement, dated as of November 30, 2004, between Rogers Wireless Inc. and JPMorgan Chase Bank, N.A., as trustee for the holders of 8.00% Senior Subordinated Notes Due 2012, and JPMorgan Chase Bank, N.A., as trustee for the holders of 7.625% Senior (Secured) Notes Due 2011
‡4	.7(c)	Subordination Agreement, dated as of November 30, 2004, between Rogers Wireless Inc. and JPMorgan Chase Bank, N.A., as trustee for the holders of 8.00% Senior Subordinated Notes Due 2012, and JPMorgan Chase Bank, N.A., as trustee for the holders of Floating Rate Senior (Secured) Notes Due 2010
‡4	.7(d)	Subordination Agreement, dated as of November 30, 2004, between Rogers Wireless Inc. and JPMorgan Chase Bank, N.A., as trustee for the holders of 8.00% Senior Subordinated Notes Due 2012, and JPMorgan Chase Bank, N.A., as trustee for the holders of 7.25% Senior (Secured) Notes Due 2012
‡4	.7(e)	Subordination Agreement, dated as of November 30, 2004, between Rogers Wireless Inc. and JPMorgan Chase Bank, N.A., as trustee for the holders of 8.00% Senior Subordinated Notes Due 2012, and JPMorgan Chase Bank, N.A., as trustee for the holders of 7.50% Senior (Secured) Notes Due 2015
‡4	.7(f)	Subordination Agreement, dated as of November 30, 2004, between Rogers Wireless Inc. and JPMorgan Chase Bank, N.A., as trustee for the holders of 8.00% Senior Subordinated Notes Due 2012, and JPMorgan Chase Bank, N.A., as U.S. trustee, and CIBC Mellon Trust Company, as Canadian trustee, for the holders of 10 1/2% Senior Notes Due 2006

Exhibit
Number		Description

‡4	.7(g)	Subordination Agreement, dated as of November 30, 2004, between Rogers Wireless Inc. and JPMorgan Chase Bank, N.A., as trustee for the holders of 8.00% Senior Subordinated Notes Due 2012, and JPMorgan Chase Bank, N.A., as U.S. trustee, and CIBC Mellon Trust Company, as Canadian trustee, for the holders of 9 3/4% Senior Debentures Due 2016
‡4	.7(h)	Subordination Agreement, dated as of November 30, 2004, between Rogers Wireless Inc. and JPMorgan Chase Bank, N.A., as trustee for the holders of 8.00% Senior Subordinated Notes Due 2012, and JPMorgan Chase Bank, N.A., as trustee for the holders of 9.625% Senior Notes Due 2011
‡4	.7(i)	Subordination Agreement, dated as of November 30, 2004, between Rogers Wireless Inc. and JPMorgan Chase Bank, N.A., as trustee for the holders of 8.00% Senior Subordinated Notes Due 2012, and JPMorgan Chase Bank, N.A., as trustee for the holders of 6.375% Senior Notes Due 2014
‡5	.1	Opinion of Torys LLP
‡5	.2	Opinion of Cravath, Swaine & Moore LLP
**10	.1	Management Services Agreement dated as of January 1, 1991, and as amended as of December 31, 1991, among Rogers Communications Inc., Rogers Wireless Communications Inc. and Rogers Wireless Inc.
*10	.2	Form of Business Areas and Transfer Agreement between Rogers Communications Inc. and Rogers Wireless Communications Inc.
*10	.3	Form of Minority Shareholder Protection Agreement between Rogers Communications Inc. and Rogers Wireless Communications Inc.
*10	.4	Form of Trust Agreement dated as of July 25, 1991, among Rogers Communications Inc., Rogers Wireless Communications Inc. and National Trust Company, as Trustee
†10	.5	Shareholders’ Agreement dated as of August 16, 1999, between Rogers Communications Inc., JVII Partnership and Rogers Wireless Communications Inc.
§10	.6	Amended and Restated Credit Agreement, dated as of March 15, 1997, among Rogers Wireless Inc., the lenders named therein and The Bank of Nova Scotia, as Agent, and exhibits thereto
§10	.7(a)	First Amendment Agreement to the Amended and Restated Credit Agreement, dated as of April 12, 2001, between Rogers Wireless Inc., the lenders named therein and The Bank of Nova Scotia, as Agent
§§10	.7(b)	Second Amendment Agreement to the Amended and Restated Credit Agreement, dated as of October 8, 2004, between Rogers Wireless Inc., the lenders named therein and The Bank of Nova Scotia, as Agent
†10	.8	Indenture dated as of May 2, 2001 between Rogers Wireless Inc. and The Chase Manhattan Bank, as Trustee, relating to the 9.625% Senior (Secured) Notes due 2011 of Rogers Wireless Inc.
**10	.9	Form of Indenture for 10 1/2% Senior Secured Notes due 2006
**10	.10	Form of Indenture for 9 3/4% Senior Secured Debentures due 2016
†10	.11	Master Purchase Agreement dated January 1, 1998 between Rogers Wireless Inc. and Ericsson Communications, Inc.
****10	.12	Indenture dated as of February 20, 2004, between Rogers Wireless Inc., as Issuer, and JPMorgan Chase Bank, as Trustee, relating to the 6.375% Senior (Secured) Notes due 2014
****10	.13	Form of 6.375% Senior (Secured) Note due 2014 (included in Exhibit 4.1)
‡12	.1	Computation of Ratio of Earnings to Fixed Charges (under Canadian GAAP and U.S. GAAP)
‡12	.2	Computation of Pro Forma Ratio of Earnings to Fixed Charges (under Canadian GAAP and U.S. GAAP)
‡12	.3	Computation of Financial Ratios (under Canadian GAAP)
‡12	.4	Schedule of Valuation and Qualifying Accounts

Exhibit
Number		Description

‡21	.1	Subsidiaries of Rogers Wireless Inc.
‡23	.1	Consent of Torys LLP (included in Exhibit 5.1)
‡23	.2	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 5.2)
23	.3(a)	Report and Consent of KPMG LLP, Independent Registered Public Accounting Firm
23	.3(b)	Report and Consent of Ernst & Young LLP, Independent Chartered Accountants
‡24	.1	Power of Attorney (included on signature pages of this Registration Statement)
‡25	.1(a)	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of JPMorgan Chase Bank, N.A., as Trustee, relating to the 7.625% Senior (Secured) Notes due 2011
‡25	.1(b)	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of JPMorgan Chase Bank, N.A., as Trustee, relating to the Floating Rate Senior (Secured) Notes Due 2010
‡25	.1(c)	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of JPMorgan Chase Bank, N.A., as Trustee, relating to the 7.25% Senior (Secured) Notes Due 2012
‡25	.1(d)	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of JPMorgan Chase Bank, N.A., as Trustee, relating to the 7.50% Senior (Secured) Notes Due 2015
‡25	.1(e)	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of JPMorgan Chase Bank, N.A., as Trustee, relating to the 8.00% Senior Subordinated Notes Due 2012
99	.1(a)	Form of Letter of Transmittal for the 7.625% Senior (Secured) Notes Due 2011
99	.1(b)	Form of Letter of Transmittal for the Floating Rate Senior (Secured) Notes Due 2010, 7.25% Senior (Secured) Notes Due 2012, 7.50% Senior (Secured) Notes Due 2015 and 8.00% Senior Subordinated Notes Due 2012
99.2		Form of Notice of Guaranteed Delivery for the Floating Rate Senior (Secured) Notes Due 2010, 7.25% Senior (Secured) Notes Due 2012, 7.50% Senior (Secured) Notes due 2015 and 8.00% Senior Subordinated Notes Due 2012
99.3		Form of Letter to Securities Dealers, Commercial Banks, Trust Companies and Other Nominees
99.4		Form of Letter to Clients

†	Filed as an exhibit to Registration Statement No. 333-13504 and incorporated herein by reference thereto

*	Filed as an exhibit to Registration Statement No. 33-41233 and incorporated herein by reference thereto

**	Filed as an exhibit to Registration Statement No. 333-3154 and incorporated herein by reference thereto

***	Filed as an exhibit to Registration Statement No. 333-7714 and incorporated herein by reference thereto

****	Filed as an exhibit to Registration Statement No. 333-113024 and incorporated herein by reference thereto

§	Filed as an exhibit to the Schedule TO-T filed with the Securities and Exchange Commission by Rogers Wireless Inc. on September 30, 2004 and incorporated herein by reference thereto

§§	Filed as an exhibit to the Schedule TO-T/ A filed with the Securities and Exchange Commission by Rogers Wireless Inc. on October 14, 2004 and incorporated herein by reference thereto

‡	Filed as an exhibit to the initial submission of this Registration Statement No. 333-120935.

Item 22.	Undertakings

      (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (c) The undersigned Registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (d) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Country of Canada, on December 21, 2004.

ROGERS WIRELESS INC.
(Registrant)

by	/s/ ALAN D. HORN

Name: Alan D. Horn
Title: Vice President

by	/s/ M. LORRAINE DALY

Name: M. Lorraine Daly
Title: Vice President, Treasurer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

*

Name: Edward S. Rogers, O.C.

Title:	Director and Chairman

Date: December 21, 2004

*

Name: H. Garfield Emerson, Q.C., ICD.D

Title:	Director and Deputy Chairman

Date: December 21, 2004

*

Name: Nadir H. Mohamed

Title:	Director and President and Chief Executive Officer (principal executive officer)

Date: December 21, 2004

*

Name: John R. Gossling

Title:	Senior Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)

Date: December 21, 2004

*

Name: George A. Fierheller

Title:	Director and Honourary Chairman

Date: December 21, 2004

*

Name: James C. Grant

Title:	Director

Date: December 21, 2004

*

Name: Thomas I. Hull

Title:	Director

Date: December 21, 2004

*

Name: Pierre L. Morrissette

Title:	Director

Date: December 21, 2004

*

Name: The Hon. David R. Peterson, P.C., Q.C.

Title:	Director

Date: December 21, 2004

*

Name: J. Christopher C. Wansbrough

Title:	Director

Date: December 21, 2004

*By: /s/ M. LORRAINE DALY

Name: M. Lorraine Daly

Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

IN THE UNITED STATES

      Pursuant to the requirements of the Securities Act of 1933, the undersigned certifies that it is the duly authorized United States representative of Rogers Wireless Inc. and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of Delaware, on this 21st day of December, 2004.

PUGLISI & ASSOCIATES,

By:	/s/ DONALD J. PUGLISI

Donald J. Puglisi
Managing Director

EXHIBIT INDEX

Exhibit
Number		Description

†3	.1	Certificate of Amalgamation & Articles of Amalgamation of Rogers Wireless Inc.
†3	.2	By-laws of Rogers Wireless Inc.
‡4	.1(a)	Indenture dated as of November 30, 2004, between Rogers Wireless Inc., as Issuer, and JPMorgan Chase Bank, N.A., as Trustee, relating to the 7.625% Senior (Secured) Notes Due 2011
‡4	.1(b)	Indenture dated as of November 30, 2004, between Rogers Wireless Inc., as Issuer, and JPMorgan Chase Bank, N.A., as Trustee, relating to the Floating Rate Senior (Secured) Notes Due 2010
‡4	.1(c)	Indenture dated as of November 30, 2004, between Rogers Wireless Inc., as Issuer, and JPMorgan Chase Bank, N.A., as Trustee, relating to the 7.25% Senior (Secured) Notes Due 2012
‡4	.1(d)	Indenture dated as of November 30, 2004, between Rogers Wireless Inc., as Issuer, and JPMorgan Chase Bank, N.A., as Trustee, relating to the 7.50% Senior (Secured) Notes Due 2015
‡4	.1(e)	Indenture dated as of November 30, 2004, between Rogers Wireless Inc., as Issuer, and JPMorgan Chase Bank, N.A., as Trustee, relating to the 8.00% Senior Subordinated Notes Due 2012
‡4	.2(a)	Form of 7.625% Senior (Secured) Notes Due 2011 (included in Exhibit 4.1(a))
‡4	.2(b)	Form of Floating Rate Senior (Secured) Notes Due 2010 (included in Exhibit 4.1(b))
‡4	.2(c)	Form of 7.25% Senior (Secured) Notes Due 2012 (included in Exhibit 4.1(c))
‡4	.2(d)	Form of 7.50% Senior (Secured) Notes Due 2015 (included in Exhibit 4.1(d))
‡4	.2(e)	Form of 8.00% Senior Subordinated Notes Due 2012 (included in Exhibit 4.1(e))
‡4	.3(a)	Registration Rights Agreement dated as of November 30, 2004, among Rogers Wireless Inc. and Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Harris Nesbitt Corp., Scotia Capital (USA) Inc., TD Securities (USA) LLC and RBC Capital Markets Corporation, relating to the 7.625% Senior (Secured) Notes Due 2011
‡4	.3(b)	Registration Rights Agreement dated as of November 30, 2004, among Rogers Wireless Inc. and Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Harris Nesbitt Corp., Scotia Capital (USA) Inc., TD Securities (USA) LLC and RBC Capital Markets Corporation, relating to the Floating Rate Senior (Secured) Notes Due 2010
‡4	.3(c)	Registration Rights Agreement dated as of November 30, 2004, among Rogers Wireless Inc. and Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Harris Nesbitt Corp., Scotia Capital (USA) Inc., TD Securities (USA) LLC and RBC Capital Markets Corporation, relating to the 7.25% Senior (Secured) Notes Due 2012
‡4	.3(d)	Registration Rights Agreement dated as of November 30, 2004, among Rogers Wireless Inc. and Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Harris Nesbitt Corp., Scotia Capital (USA) Inc., TD Securities (USA) LLC and RBC Capital Markets Corporation, relating to the 7.50% Senior (Secured) Notes Due 2015
‡4	.3(e)	Registration Rights Agreement dated as of November 30, 2004, among Rogers Wireless Inc. and Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Harris Nesbitt Corp., Scotia Capital (USA) Inc., TD Securities (USA) LLC and RBC Capital Markets Corporation, relating to the 8.00% Senior Subordinated Notes Due 2012
‡4	.4(a)	Pledge Agreement dated as of November 30, 2004, between Rogers Wireless Inc. and JPMorgan Chase Bank, N.A., as Trustee, relating to the 7.625% Senior (Secured) Notes Due 2011
‡4	.4(b)	Pledge Agreement dated as of November 30, 2004, between Rogers Wireless Inc. and JPMorgan Chase Bank, N.A., as Trustee, relating to the Floating Rate Senior (Secured) Notes Due 2010

Exhibit
Number		Description

‡4	.4(c)	Pledge Agreement dated as of November 30, 2004, between Rogers Wireless Inc. and JPMorgan Chase Bank, N.A., as Trustee, relating to the 7.25% Senior (Secured) Notes Due 2012
‡4	.4(d)	Pledge Agreement dated as of November 30, 2004, between Rogers Wireless Inc. and JPMorgan Chase Bank, N.A., as Trustee, relating to the 7.50% Senior (Secured) Notes Due 2015
***4	.5	Amended and Restated Deed of Trust dated as of March 15, 1997, between National Trust Company and Rogers Wireless Inc., as amended on March 19, 1997
‡4	.6(a)	Canadian Dollar Bond issued under the Deed of Trust relating to the 7.625% Senior (Secured) Notes Due 2011
‡4	.6(b)	United States Dollar Bond issued under the Deed of Trust relating to the Floating Rate Senior (Secured) Notes Due 2010
‡4	.6(c)	United States Dollar Bond issued under the Deed of Trust relating to the 7.25% Senior (Secured) Notes Due 2012
‡4	.6(d)	United States Dollar Bond issued under the Deed of Trust relating to the 7.50% Senior (Secured) Notes Due 2015
‡4	.7(a)	Subordination Agreement, dated as of November 30, 2004, among Rogers Wireless Inc., National Trust Company, JPMorgan Chase Bank, N.A. and The Bank of Nova Scotia
‡4	.7(b)	Subordination Agreement, dated as of November 30, 2004, between Rogers Wireless Inc. and JPMorgan Chase Bank, N.A., as trustee for the holders of 8.00% Senior Subordinated Notes Due 2012, and JPMorgan Chase Bank, N.A., as trustee for the holders of 7.625% Senior (Secured) Notes Due 2011
‡4	.7(c)	Subordination Agreement, dated as of November 30, 2004, between Rogers Wireless Inc. and JPMorgan Chase Bank, N.A., as trustee for the holders of 8.00% Senior Subordinated Notes Due 2012, and JPMorgan Chase Bank, N.A., as trustee for the holders of Floating Rate Senior (Secured) Notes Due 2010
‡4	.7(d)	Subordination Agreement, dated as of November 30, 2004, between Rogers Wireless Inc. and JPMorgan Chase Bank, N.A., as trustee for the holders of 8.00% Senior Subordinated Notes Due 2012, and JPMorgan Chase Bank, N.A., as trustee for the holders of 7.25% Senior (Secured) Notes Due 2012
‡4	.7(e)	Subordination Agreement, dated as of November 30, 2004, between Rogers Wireless Inc. and JPMorgan Chase Bank, N.A., as trustee for the holders of 8.00% Senior Subordinated Notes Due 2012, and JPMorgan Chase Bank, N.A., as trustee for the holders of 7.50% Senior (Secured) Notes Due 2015
‡4	.7(f)	Subordination Agreement, dated as of November 30, 2004, between Rogers Wireless Inc. and JPMorgan Chase Bank, N.A., as trustee for the holders of 8.00% Senior Subordinated Notes Due 2012, and JPMorgan Chase Bank, N.A., as U.S. trustee, and CIBC Mellon Trust Company, as Canadian trustee, for the holders of 10 1/2% Senior Notes Due 2006
‡4	.7(g)	Subordination Agreement, dated as of November 30, 2004, between Rogers Wireless Inc. and JPMorgan Chase Bank, N.A., as trustee for the holders of 8.00% Senior Subordinated Notes Due 2012, and JPMorgan Chase Bank, N.A., as U.S. trustee, and CIBC Mellon Trust Company, as Canadian trustee, for the holders of 9 3/4% Senior Debentures Due 2016
‡4	.7(h)	Subordination Agreement, dated as of November 30, 2004, between Rogers Wireless Inc. and JPMorgan Chase Bank, N.A., as trustee for the holders of 8.00% Senior Subordinated Notes Due 2012, and JPMorgan Chase Bank, N.A., as trustee for the holders of 9.625% Senior Notes Due 2011
‡4	.7(i)	Subordination Agreement, dated as of November 30, 2004, between Rogers Wireless Inc. and JPMorgan Chase Bank, N.A., as trustee for the holders of 8.00% Senior Subordinated Notes Due 2012, and JPMorgan Chase Bank, N.A., as trustee for the holders of 6.375% Senior Notes Due 2014
‡5	.1	Opinion of Torys LLP
‡5	.2	Opinion of Cravath, Swaine & Moore LLP

Exhibit
Number		Description

**10	.1	Management Services Agreement dated as of January 1, 1991, and as amended as of December 31, 1991, among Rogers Communications Inc., Rogers Wireless Communications Inc. and Rogers Wireless Inc.
*10	.2	Form of Business Areas and Transfer Agreement between Rogers Communications Inc. and Rogers Wireless Communications Inc.
*10	.3	Form of Minority Shareholder Protection Agreement between Rogers Communications Inc. and Rogers Wireless Communications Inc.
*10	.4	Form of Trust Agreement dated as of July 25, 1991, among Rogers Communications Inc., Rogers Wireless Communications Inc. and National Trust Company, as Trustee
†10	.5	Shareholders’ Agreement dated as of August 16, 1999, between Rogers Communications Inc., JVII Partnership and Rogers Wireless Communications Inc.
§10	.6	Amended and Restated Credit Agreement, dated as of March 15, 1997, among Rogers Wireless Inc., the lenders named therein and The Bank of Nova Scotia, as Agent, and exhibits thereto
§10	.7(a)	First Amendment Agreement to the Amended and Restated Credit Agreement, dated as of April 12, 2001, between Rogers Wireless Inc., the lenders named therein and The Bank of Nova Scotia, as Agent
§§10	.7(b)	Second Amendment Agreement to the Amended and Restated Credit Agreement, dated as of October 8, 2004, between Rogers Wireless Inc., the lenders named therein and The Bank of Nova Scotia, as Agent
†10	.8	Indenture dated as of May 2, 2001 between Rogers Wireless Inc. and The Chase Manhattan Bank, as Trustee, relating to the 9.625% Senior (Secured) Notes due 2011 of Rogers Wireless Inc.
**10	.9	Form of Indenture for 10 1/2% Senior Secured Notes due 2006
**10	.10	Form of Indenture for 9 3/4% Senior Secured Debentures due 2016
† 10.11		Master Purchase Agreement dated January 1, 1998 between Rogers Wireless Inc. and Ericsson Communications, Inc.
****10	.12	Indenture dated as of February 20, 2004, between Rogers Wireless Inc., as Issuer, and JPMorgan Chase Bank, as Trustee, relating to the 6.375% Senior (Secured) Notes due 2014
****10	.13	Form of 6.375% Senior (Secured) Note due 2014 (included in Exhibit 4.1)
‡12	.1	Computation of Ratio of Earnings to Fixed Charges (under Canadian GAAP and U.S. GAAP)
‡12	.2	Computation of Pro Forma Ratio of Earnings to Fixed Charges (under Canadian GAAP and U.S. GAAP)
‡12	.3	Computation of Financial Ratios (under Canadian GAAP)
‡12	.4	Schedule of Valuation and Qualifying Accounts
‡21	.1	Subsidiaries of Rogers Wireless Inc.
‡23	.1	Consent of Torys LLP (included in Exhibit 5.1)
‡23	.2	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 5.2)
23	.3(a)	Report and Consent of KPMG LLP, Independent Registered Public Accounting Firm
23	.3(b)	Report and Consent of Ernst & Young LLP, Independent Chartered Accountants
‡24	.1	Power of Attorney (included on signature pages of this Registration Statement)
‡25	.1(a)	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of JPMorgan Chase Bank, N.A., as Trustee, relating to the 7.625% Senior (Secured) Notes due 2011
‡25	.1(b)	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of JPMorgan Chase Bank, N.A., as Trustee, relating to the Floating Rate Senior (Secured) Notes Due 2010

Exhibit
Number		Description

‡25	.1(c)	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of JPMorgan Chase Bank, N.A., as Trustee, relating to the 7.25% Senior (Secured) Notes Due 2012
‡25	.1(d)	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of JPMorgan Chase Bank, N.A., as Trustee, relating to the 7.50% Senior (Secured) Notes Due 2015
‡25	.1(e)	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of JPMorgan Chase Bank, N.A., as Trustee, relating to the 8.00% Senior Subordinated Notes Due 2012
99	.1(a)	Form of Letter of Transmittal for the 7.625% Senior (Secured) Notes Due 2011
99	.1(b)	Form of Letter of Transmittal for the Floating Rate Senior (Secured) Notes Due 2010, 7.25% Senior (Secured) Notes Due 2012, 7.50% Senior (Secured) Notes Due 2015 and 8.00% Senior Subordinated Notes Due 2012
99.2		Form of Notice of Guaranteed Delivery for the Floating Rate Senior (Secured) Notes Due 2010, 7.25% Senior (Secured) Notes Due 2012, 7.50% Senior (Secured) Notes Due 2015 and 8.00% Senior Subordinated Notes Due 2012
99.3		Form of Letter to Securities Dealers, Commercial Banks, Trust Companies and Other Nominees
99.4		Form of Letter to Clients

†	Filed as an exhibit to Registration Statement No. 333-13504 and incorporated herein by reference thereto

*	Filed as an exhibit to Registration Statement No. 33-41233 and incorporated herein by reference thereto

**	Filed as an exhibit to Registration Statement No. 333-3154 and incorporated herein by reference thereto

***	Filed as an exhibit to Registration Statement No. 333-7714 and incorporated herein by reference thereto

****	Filed as an exhibit to Registration Statement No. 333-113024 and incorporated herein by reference thereto

§	Filed as an exhibit to the Schedule TO-T filed with the Securities and Exchange Commission by Rogers Wireless Inc. on September 30, 2004 and incorporated herein by reference thereto

§§	Filed as an exhibit to the Schedule TO-T/ A filed with the Securities and Exchange Commission by Rogers Wireless Inc. on October 14, 2004 and incorporated herein by reference thereto

‡	Filed as an exhibit to the initial submission of this Registration Statement No. 333-120935